Form 10-K, Exhibit 13
period 1994-01-01
THERMO ELECTRON CORP
filed 1994-03-09
CIK 97745

Exhibit 13













                          THERMO ELECTRON CORPORATION


                           1993 Financial Statements

Thermo Electron Corporation

Consolidated Statement of Income

(In thousands except per
share amounts)                           1993          1992           1991
- ------------------------------------------------------------------------------
Revenues:
 Product sales and revenues           $1,103,558     $  808,928     $  666,565
 Service revenues                        121,987        114,268        112,003
 Research and development
  contract revenues                       24,173         25,776         26,916
                                      ----------     ----------     ----------
                                       1,249,718        948,972        805,484
                                      ----------     ----------     ----------
Costs and Expenses:
 Cost of products                        664,201        521,668        444,273
 Cost of services                         91,292         87,307         89,347
 Expenses for research and
  development and new lines
  of business (a)                         87,027         62,343         52,609
 Selling, general and
  administrative expenses                283,590        209,392        177,304
 Costs associated with divisional
  and product restructuring
  (Note 11)                                8,261              -          3,709
                                      ----------     ----------     ----------
                                       1,134,371        880,710        767,242
                                      ----------     ----------     ----------
Gain on Issuance of Stock by
 Subsidiaries (Note 9)                    39,863         30,212         27,367
Other Income (Expense),
 Net (Note 10)                           (24,091)         3,496         13,564
                                      ----------     ----------     ----------
Income Before Income Taxes, Minority
 Interest, and Cumulative Effect of
 Change in Accounting Principle          131,119        101,970         79,173
Provision for Income Taxes (Note 8)       33,400         27,474         24,850
Minority Interest Expense                 21,086         13,902          7,269
                                      ----------     ----------     ----------
Income Before Cumulative Effect of
 Change in Accounting Principle           76,633         60,594         47,054
Cumulative Effect of Change in
 Accounting Principle, Net of
 Tax (Note 7)                                  -          1,438              -
                                      ----------     ----------     ----------
Net Income                            $   76,633     $   59,156     $   47,054
                                      ==========     ==========     ==========
Before Cumulative Effect of Change
 in Accounting Principle:
  Primary earnings per share          $     1.75     $     1.51     $     1.31
  Fully diluted earnings per share    $     1.57     $     1.41     $     1.23
Primary Earnings per Share            $     1.75     $     1.48     $     1.31
Fully Diluted Earnings per Share      $     1.57     $     1.38     $     1.23

Primary Weighted Average Shares           43,779         40,049         35,836
Fully Diluted Weighted
 Average Shares                           55,520         47,163         41,711
Thermo Electron Corporation

Consolidated Statement of Income (continued)

(In thousands)                           1993          1992           1991
- ------------------------------------------------------------------------------


(a) Includes costs of:
    Research and development
     contracts                        $   20,435     $   19,426     $   21,196
    Internally funded research
     and development                      58,943         38,675         26,171
    Other expenses for new lines
     of business                           7,649          4,242          5,242
                                      ----------     ----------     ----------
                                      $   87,027     $   62,343     $   52,609
                                      ==========     ==========     ==========

The accompanying notes are an integral part of these consolidated financial statements.





































Thermo Electron Corporation

Consolidated Balance Sheet

(In thousands)                                         1993           1992
- ------------------------------------------------------------------------------
Assets
Current Assets:
 Cash and cash equivalents                           $  325,744     $  190,601
 Short-term investments, at cost (quoted market
   value of $377,183 and $180,060)                      374,450        178,101
 Accounts receivable, less allowances
  of $14,129 and $11,341                                267,377        204,750
 Unbilled contract costs and fees                        32,574         25,941
 Inventories:
  Work in process and finished goods                     82,385         60,629
  Raw materials and supplies                            110,437        106,619
 Prepaid income taxes (Note 8)                           39,258         54,377
 Prepaid expenses                                        12,318          8,716
                                                     ----------     ----------
                                                      1,244,543        829,734
                                                     ----------     ----------
Assets Related to Projects Under Construction:
 Restricted funds (quoted market value
  of $34,100 and $95,639)                                34,100         95,348
 Facilities under construction                          128,040        133,876
                                                     ----------     ----------
                                                        162,140        229,224
                                                     ----------     ----------
Property, Plant and Equipment, at Cost:
 Land                                                    40,570         35,729
 Buildings                                              116,895         99,502
 Alternative-energy facilities                          199,800         30,554
 Machinery, equipment and leasehold improvements        224,629        205,508
                                                     ----------     ----------
                                                        581,894        371,293
 Less: Accumulated depreciation and amortization        134,423        113,383
                                                     ----------     ----------
                                                        447,471        257,910
                                                     ----------     ----------
Long-term Marketable Securities, at Cost
 (quoted market value of $45,125 and $45,731)            43,630         44,497
                                                     ----------     ----------
Other Assets                                            102,347         92,870
                                                     ----------     ----------
Cost in Excess of Net Assets of Acquired
 Companies (Note 2)                                     473,579        364,030
                                                     ----------     ----------
                                                     $2,473,710     $1,818,265
                                                     ==========     ==========

The accompanying notes are an integral part of these consolidated financial statements.




Thermo Electron Corporation

Consolidated Balance Sheet (continued)

(In thousands except share amounts)                    1993           1992
- ------------------------------------------------------------------------------
Liabilities and Shareholders' Investment
Current Liabilities:
  Notes payable                                      $   45,851     $   22,034
  Accounts payable                                       85,278         69,473
  Billings in excess of contract costs and fees           8,564          7,987
  Accrued payroll and employee benefits                  49,029         45,115
  Accrued income taxes (Note 8)                           7,713          9,796
  Accrued installation and warranty costs                26,049         17,179
  Other accrued expenses (Note 2)                       193,762        154,786
                                                     ----------     ----------
                                                        416,246        326,370
                                                     ----------     ----------
Deferred Income Taxes (Note 8)                           48,387         34,171
Other Deferred Items                                     58,152         35,500

Liabilities Related to Projects Under
 Construction (Note 5):
  Payables and accrued expenses                          10,680          5,874
  Tax-exempt obligations                                142,069        199,536
                                                     ----------     ----------
                                                       152,749        205,410
                                                     ----------     ----------
Long-term Obligations (Note 5):
  Senior convertible obligations                        275,000        260,000
  Subordinated convertible obligations                  238,386        199,829
  Nonrecourse tax-exempt obligations                    108,800              -
  Other                                                  25,275         34,323
                                                     ----------     ----------
                                                        647,461        494,152
                                                     ----------     ----------
Minority Interest                                       277,681        164,293

Commitments and Contingencies (Note 6)
Common Stock of Subsidiaries Subject to Redemption
  ($15,390 and $5,468 redemption values)                 14,511          5,468

Shareholders' Investment (Notes 3 and 4):
  Preferred stock, $100 par value, 50,000 shares
   authorized; none issued
  Common stock, $1 par value, 100,000,000 shares
   authorized; 47,950,580 and 27,099,598 shares issued   47,951         27,100
  Capital in excess of par value                        467,076        257,105
  Retained earnings                                     362,138        285,505
                                                     ----------     ----------
                                                        877,165        569,710
  Treasury stock at cost, 31,898 and 85,342 shares       (1,212)        (3,810)
  Cumulative translation adjustment                     (13,591)        (7,949)
  Deferred compensation (Note 7)                         (3,839)        (5,050)
                                                     ----------     ----------
                                                        858,523        552,901
                                                     ----------     ----------
                                                     $2,473,710     $1,818,265
                                                     ==========     ==========
The accompanying notes are an integral part of these consolidated financial statements.
Thermo Electron Corporation

Consolidated Statement of Cash Flows

(In thousands)                           1993           1992           1991
- ------------------------------------------------------------------------------
Operating Activities:
 Net income                            $  76,633      $  59,156      $  47,054
 Adjustments to reconcile net
  income to net cash provided by
  operating activities:
    Cumulative effect of change in
     accounting principle (Note 7)             -          1,438              -
    Depreciation and amortization         42,356         29,228         23,391
    Costs associated with divisional
     and product restructuring (Note 11)   8,261              -          3,709
    Equity in losses of
     unconsolidated subsidiaries          21,076          3,948          1,663
    Provision for losses on
     accounts receivable                   2,675          2,021          3,020
    Increase in deferred
     income taxes                         13,888         12,273            169
    Gain on sale of investments           (2,469)        (4,968)        (7,622)
    Gain on issuance of stock by
     subsidiaries (Note 9)               (39,863)       (30,212)       (27,367)
    Minority interest expense             21,086         13,902          7,269
    Other noncash expenses                 7,850         11,549          6,804
    Changes in current accounts,
     excluding the effects
     of acquisitions:
      Accounts receivable                (43,171)       (10,763)       (10,220)
      Inventories                         (6,525)        (4,753)         8,224
      Other current assets                  (230)        (9,860)         5,276
      Accounts payable                    10,014         (2,479)       (10,140)
      Other current liabilities           15,355        (15,363)       (11,684)
    Other                                   (198)          (175)          (142)
                                       ---------      ---------      ---------
       Net cash provided by
         operating activities            126,738         54,942         39,404
                                       ---------      ---------      ---------
Investing Activities:
 Acquisitions, net of cash acquired
  (Note 2)                              (142,962)      (251,738)        (7,552)
 Purchases of property, plant
  and equipment                          (56,580)       (60,007)       (33,469)
 Purchases of long-term investments      (20,573)       (70,340)       (21,278)
 Proceeds from sale of long-term
  investments                             16,651         35,899         15,814
 (Increase) decrease in short-term
  investments                           (193,894)        68,260       (175,701)
 Increase in assets related to
  construction projects                   (3,781)      (132,971)       (67,790)
 Other                                     1,848            313         (4,834)
                                       ---------      ---------      ---------
       Net cash used in investing
         activities                    $(399,291)     $(410,584)     $(294,810)
                                       ---------      ---------      ---------


Thermo Electron Corporation

Consolidated Statement of Cash Flows (continued)

(In thousands)                           1993           1992           1991
- ------------------------------------------------------------------------------
Financing Activities:
 Proceeds from issuance of
  long-term obligations                $ 102,151      $ 255,694      $ 162,273
 Repayment and repurchase of
  long-term obligations                  (11,732)       (27,415)       (10,493)
 Proceeds from issuance of
  tax-exempt obligations                       -        133,536         66,000
 Proceeds from issuance of Company
  and subsidiary common stock            378,790        100,749         64,947
 Purchases of Company and
  subsidiary common stock                (57,198)       (45,334)       (11,663)
 Other                                      (941)           485           (430)
                                       ---------      ---------      ---------
       Net cash provided by
         financing activities            411,070        417,715        270,634
                                       ---------      ---------      ---------

Exchange Rate Effect on Cash              (3,374)        (2,424)        (2,499)
                                       ---------      ---------      ---------
Increase in Cash and
 Cash Equivalents                        135,143         59,649         12,729
Cash and Cash Equivalents at
 Beginning of Year                       190,601        130,952        118,223
                                       ---------      ---------      ---------
Cash and Cash Equivalents
 at End of Year                        $ 325,744      $ 190,601      $ 130,952
                                       =========      =========      =========
Cash Paid For:
 Interest                              $  29,438      $  18,287      $  15,426
 Income taxes                          $   9,699      $  16,593      $  15,723

Noncash Activities:
 Conversions of convertible
  obligations                          $  50,403      $  13,863      $ 109,865
 Subsidiary stock issued for
  acquired business (Note 2)           $       -      $   9,673      $   1,026
 Purchase of electric
  generating facility
  through assumption of debt           $  66,900      $       -      $       -


The accompanying notes are an integral part of these consolidated financial statements.








Thermo Electron Corporation

Consolidated Statement of Shareholders' Investment
                                                      Capital in
                                    Common Stock,  Excess of Par       Retained
(In thousands)                       $1 Par Value          Value       Earnings
- -------------------------------------------------------------------------------
Balance December 29, 1990               $ 21,878       $111,037       $175,850
Net income                                     -              -         47,054
Acquisition expenses paid by
 shareholders of International
 Technidyne Corporation                        -          1,135              -
Purchases of Company common stock              -              -              -
Private placements of Company
 common stock                                750         25,678              -
Issuance of stock under employees'
 and directors' stock plans                  412          8,804              -
Conversions of convertible obligations     2,818         81,675              -
Effect of majority-owned
 subsidiaries' common stock
 transactions                                  -          1,922          3,445
Cumulative translation adjustment              -              -              -
Amortization of deferred compensation          -              -              -
                                        --------       --------       --------
Balance December 28, 1991                 25,858        230,251        226,349
Net income                                     -              -         59,156
Purchases of Company common stock              -              -              -
Private placement of Company common
 stock (Note 3)                              800         33,455              -
Issuance of stock under employees'
 and directors' stock plans                  358          4,241              -
Tax benefit related to employees'
 and directors' stock plans                    -          4,773              -
Conversion of convertible obligations         84          2,894              -
Effect of majority-owned
 subsidiaries' common stock
 transactions                                  -        (18,509)             -
Cumulative translation adjustment              -              -              -
Amortization of deferred compensation          -              -              -
                                        --------       --------       --------
Balance January 2, 1993                   27,100        257,105        285,505
Net income                                     -              -         76,633
Public offering of Company common
 stock (Note 3)                            4,500        241,505              -
Issuance of stock under employees'
 and directors' stock plans                  216            763              -
Conversion of convertible obligations        285          6,619              -
Effect of majority-owned
 subsidiaries' common stock
 transactions                                  -        (23,066)             -
Effect of three-for-two stock split       15,850        (15,850)             -
Cumulative translation adjustment              -              -              -
Amortization of deferred compensation          -              -              -
                                        --------       --------       --------
Balance January 1, 1994                 $ 47,951       $467,076       $362,138
                                        ========       ========       ========

The accompanying notes are an integral part of these consolidated financial statements.
Thermo Electron Corporation

Consolidated Statement of Shareholders' Investment (continued)
                                                      Cumulative
                                         Treasury    Translation       Deferred
(In thousands)                              Stock     Adjustment   Compensation
- -------------------------------------------------------------------------------
Balance December 29, 1990               $ (1,288)        $9,381        $(6,646)
Net income                                     -              -              -
Acquisition expenses paid by
 shareholders of International
 Technidyne Corporation                        -              -              -
Purchases of Company common stock         (8,236)             -              -
Private placements of Company
 common stock                                  -              -              -
Issuance of stock under employees'
 and directors' stock plans                8,486              -              -
Conversions of convertible obligations         -              -              -
Effect of majority-owned
 subsidiaries' common stock
 transactions                                  -              -              -
Cumulative translation adjustment              -         (3,849)             -
Amortization of deferred compensation          -              -            636
                                        --------       --------       --------
Balance December 28, 1991                 (1,038)         5,532         (6,010)
Net income                                     -              -              -
Purchases of Company common stock         (6,214)             -              -
Private placement of Company common
 stock (Note 3)                                -              -              -
Issuance of stock under employees'
 and directors' stock plans                3,442              -              -
Tax benefit related to employees'
 and directors' stock plans                    -              -              -
Conversion of convertible obligations          -              -              -
Effect of majority-owned
 subsidiaries' common stock
 transactions                                  -              -              -
Cumulative translation adjustment              -        (13,481)             -
Amortization of deferred compensation          -              -            960
                                        --------       --------       --------
Balance January 2, 1993                   (3,810)        (7,949)        (5,050)
Net income                                     -              -              -
Public offering of Company common
 stock (Note 3)                                -              -              -
Issuance of stock under employees'
 and directors' stock plans                2,598              -              -
Conversion of convertible obligations          -              -              -
Effect of majority-owned
 subsidiaries' common stock
 transactions                                  -              -              -
Effect of three-for-two stock split            -              -              -
Cumulative translation adjustment              -         (5,642)             -
Amortization of deferred compensation          -              -          1,211
                                        --------       --------       --------
Balance January 1, 1994                 $ (1,212)      $(13,591)      $ (3,839)
                                        ========       ========       ========
The accompanying notes are an integral part of these consolidated financial statements.
Notes to Consolidated Financial Statements

1.Significant Accounting Policies

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Thermo Electron Corporation and its majority- and wholly owned subsidiaries (the Company). All material intercompany accounts and transactions have been eliminated. Majority-owned public subsidiaries include Thermedics Inc., Thermo Instrument Systems Inc., Thermo Process Systems Inc., Thermo Power Corporation, ThermoTrex Corporation, and Thermo Fibertek Inc. Thermo Cardiosystems Inc. and Thermo Voltek Corp. are majority-owned public subsidiaries of Thermedics. Thermo Remediation Inc. is a majority-owned public subsidiary of Thermo Process. Thermo Energy Systems Corporation is a majority-owned, privately held subsidiary of the Company; ThermoLase Inc. is a majority-owned, privately held subsidiary of ThermoTrex; and J. Amerika N.V. is a majority-owned, privately held subsidiary of Thermo Process. The Company accounts for investments in businesses in which it owns between 20% and 50% under the equity method.

Fiscal Year
The Company has adopted a fiscal year ending the Saturday nearest December 31. References to 1993, 1992, and 1991 are for the fiscal years ended January 1, 1994, January 2, 1993, and December 28, 1991, respectively. Fiscal year 1993 and 1991 each included 52 weeks; 1992 included 53 weeks.

Revenue Recognition
For the majority of its operations, the Company recognizes revenues based upon shipment of its products or completion of services rendered. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. Revenues and profits on substantially all contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $176,627,000 in 1993, $186,407,000 in 1992, and $173,210,000 in 1991. The percentage of completion is determined by relating either the actual costs or actual labor incurred to management's estimate of total costs or total labor, respectively, to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are classified as "Unbilled contract costs and fees," and amounts billed in excess of revenues earned are classified as "Billings in excess of contract costs and fees" in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.

Gain on Issuance of Stock by Subsidiaries
At the time a subsidiary sells its stock to unrelated parties at a price in excess of its book value, the Company's net investment in that subsidiary increases. If at that time the subsidiary is an operating entity and not engaged principally in research and development, the Company records the increase as a gain.
     If gains have been recognized on issuances of a subsidiary's stock and shares of the subsidiary are subsequently repurchased by the subsidiary or the Company, gain recognition does not occur on issuances subsequent to the date of a repurchase until such time as shares have been issued in an amount equivalent to the number of repurchased shares. Such transactions are reflected as equity
transactions and the net effect of these transactions is reflected in the accompanying statement of shareholders' investment as "Effect of majority-owned subsidiaries' common stock transactions."

Income Taxes
The Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," as of the beginning of 1992. Under SFAS No. 109, deferred income taxes are recognized based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return. Prior to 1992, the Company recorded income taxes on timing differences between financial statement and tax treatment of income and expenses under Accounting Principles Board Opinion No. 11. The implementation of SFAS No. 109 and the effect of adoption were not material to the Company's financial statements.

Earnings per Share
Primary earnings per share have been computed based on the weighted average number of common shares outstanding during the year. Because the effect of common stock equivalents was not material, they have been excluded from the primary earnings per share calculation. Fully diluted earnings per share assumes the effect of the conversion of the Company's dilutive convertible obligations and elimination of the related interest expense, the exercise of stock options, and their related income tax effects.

Stock Splits
All share and per share information has been restated to reflect a three-for-two stock split, effected in the form of a 50% stock dividend, that was distributed in October 1993.
     In addition, all share and per share information pertaining to Thermedics, Thermo Instrument, ThermoTrex, and Thermo Voltek has been restated to reflect three-for-two stock splits, effected in the form of 50% stock dividends, that were distributed in 1993. All share and per share information pertaining to Thermo Cardiosystems and ThermoLase has been restated to reflect two-for-one stock splits, effected in the form of 100% stock dividends, that was distributed for Thermo Cardiosystems in 1993 and will be effected for ThermoLase on March 15, 1994.

Cash and Cash Equivalents
Cash equivalents consist principally of U.S. government agency securities, bank time deposits, and commercial paper purchased with an original maturity of three months or less. These investments are carried at cost. The fair market value of cash and cash equivalents was $325,823,000 and $191,004,000 at January 1, 1994 and January 2, 1993, respectively.

Short- and Long-term Investments
Short- and long-term investments consist principally of corporate notes and U.S. government agency securities. Securities with an original maturity of greater than three months, which the Company intends to hold for less than one year, are classified as short-term. Securities that are intended to be held for more than one year are classified as long-term. These investments are carried at the lower of cost or market value.
     In May 1993, the Financial Accounting Standards Board issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that marketable equity and debt securities considered trading securities be accounted for at market value with the difference between cost and market value recorded currently in the statement of income; that securities considered available-for-sale be accounted for at market value, with the difference between cost and market value, net of related tax effects, recorded
currently as a component of shareholders' investment; and that debt securities considered held-to-maturity be recorded at amortized cost. The Company is required to adopt SFAS No. 115 at the beginning of fiscal 1994. Management believes that the marketable equity and debt securities in the accompanying balance sheet will be considered available-for-sale and that the adoption of SFAS No. 115 will result in a total increase to shareholders' investment of approximately $2,600,000.

Inventories
Inventories are stated at the lower of cost (on a first-in, first-out or weighted average basis) or market value and include materials, labor, and manufacturing overhead.

Property, Plant and Equipment
The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements -- 10 to 40 years, alternative-energy facilities -- 25 years, machinery and equipment --
3 to 20 years, and leasehold improvements -- the shorter of the term of the lease or the life of the asset.

Assets Related to Projects Under Construction
"Facilities under construction" in the accompanying 1992 balance sheet included an alternative-energy facility that was under construction in Delano, California. This facility was completed in 1993 and is included in "Alternative-energy facilities" in the accompanying 1993 balance sheet. "Facilities under construction" in fiscal 1993 and 1992 include a waste-recycling facility located in San Diego County, California. Construction costs for this facility were capitalized as incurred. Construction was completed in early 1994.
     "Restricted funds" in the accompanying balance sheet represent unexpended proceeds from the issuance of tax-exempt obligations (Note 5), which are invested principally in U.S. government agency securities and municipal tax-exempt obligations. These investments are carried at the lower of cost or market value.
     In August 1993, the Company agreed, in exchange for a cash settlement, to terminate a power sales agreement between a subsidiary of the Company and a utility. The power sales agreement required the utility to purchase the power to be generated by the Company's 55-megawatt natural gas cogeneration facility under development on Staten Island, New York. Under the termination agreement, the Company received $9.0 million in August 1993, with subsequent payments to be made as follows: $3.6 million in 1994; $2.7 million in 1995; $1.8 million in 1996; and $0.9 million in 1997. The Company will be obligated to return $8.2 million of this settlement if the Company elects to proceed with the Staten Island facility and it achieves commercial operation before January 1, 2000. Accordingly, the Company has deferred recognition of $8.2 million of revenues, pending final determination of the project's status. During 1993, the Company recorded revenues of $9.8 million and segment income of $5.4 million from the termination of the power sales agreement.

Other Assets
"Other assets" in the accompanying balance sheet includes capitalized costs associated with the Company's operation of certain alternative-energy power plants, as well as the cost of acquired trademarks, patents, and other identifiable intangible assets. These assets are being amortized using the straight-line method over their estimated useful lives, which range from 4 to 20 years. These assets were $41,252,000 and $49,646,000, net of accumulated amortization of $16,699,000 and $11,002,000, at year-end 1993 and 1992, respectively.
Cost in Excess of Net Assets of Acquired Companies
The excess of cost over the fair value of net assets of acquired businesses is amortized using the straight-line method principally over 40 years. Accumulated amortization was $32,439,000 and $20,954,000 at year-end 1993 and 1992, respectively. The Company continually assesses whether a change in circumstances has occurred subsequent to an acquisition that would indicate that the future useful life of the asset should be revised. The Company considers the future earnings potential of the acquired business in assessing the recoverability of this asset.

Common Stock of Subsidiaries Subject to Redemption
In March 1993, ThermoLase sold 3,078,000 units at $5 per unit, each unit consisting of one share of ThermoLase common stock and one redemption right. A redemption right allows holders to redeem ThermoLase common stock for $5 per share, and is exercisable in December 1996 and 1997. The redemption rights are guaranteed on a subordinated basis by the Company.
     "Common stock of subsidiaries subject to redemption" in the accompanying 1992 balance sheet represents amounts associated with redemption rights outstanding that were issued in connection with the Thermo Cardiosystems 1989 initial public offering and were guaranteed on a subordinated basis by the Company. These redemption rights expired at the end of 1993 and, as a result, the Company transferred $5,468,000 of "Common stock of subsidiary subject to redemption" to "Minority interest" and "Capital in excess of par value."

Foreign Currency
All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate component of shareholders' investment titled "Cumulative translation adjustment." Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for the three years presented.

Presentation
Certain amounts in 1992 and 1991 have been reclassified to conform to the 1993 financial statement presentation.

2.Acquisitions

In February 1993, Thermo Instrument acquired Spectra-Physics Analytical, a manufacturer of liquid chromatography and capillary electrophoresis analytical instruments, for $67.3 million in cash. In 1993, the Company's majority-owned subsidiaries made several other acquisitions for $76.5 million in cash.
     In 1992, Thermo Instrument acquired Nicolet Instrument Corporation. The total purchase price to the Company was approximately $175 million. Nicolet designs, manufactures, and markets instrumentation for a broad range of analytical chemistry, neurodiagnostic, and electronic engineering problem-solving applications in science and industry.
     In 1992, the Company's majority-owned subsidiaries made several other acquisitions for $77.7 million in cash, assumption of debt in the amount of $7.3 million, prepayment of debt in the amount of $1.5 million, and issuance of common stock and stock options of a majority-owned subsidiary valued at approximately $12.3 million.
     These acquisitions have been accounted for as purchases and their results of operations have been included in the accompanying financial statements from their respective dates of acquisition. The aggregate cost of these acquisitions exceeded the estimated fair value of the acquired net assets by $325 million,
which is being amortized principally over 40 years. Allocation of the purchase price was based on the fair value of the net assets acquired and, for acquisitions completed in fiscal 1993, is subject to adjustment.
     Based on unaudited data, the following table presents selected financial information for the Company, Spectra-Physics Analytical, and Nicolet on a pro forma basis, assuming the companies had been combined since the beginning of 1992. Net income and earnings per share are shown before Nicolet's discontinued operations, which occurred in fiscal 1992. The effect on the Company's financial statements of the acquisitions not included in the pro forma data was not significant.

(In thousands except per share amounts)    1993           1992
- -----------------------------------------------------------------
Revenues                                $1,257,523     $1,105,907
Income before cumulative effect
 of change in accounting principle          75,631         43,016
Earnings per share before cumulative
 effect of change in accounting
 principle:
    Primary                                   1.73           1.07
    Fully diluted                             1.55           1.04

     The pro forma results for 1992 include a $10.8 million reorganization charge recorded by Nicolet prior to its acquisition by the Company and a one-time $3.3 million charge for certain acquisition-related expenses incurred by Nicolet prior to its acquisition by the Company. The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions been made at the beginning of 1992.
     "Other accrued expenses" in the accompanying balance sheet includes approximately $41 million and $48 million at year-end 1993 and 1992, respectively, for estimated severance, relocation, and other restructuring reserves associated with acquisitions.


3.Common Stock

In 1993, the Company sold 6,750,000 shares of its common stock in a public offering for net proceeds of $246.0 million. In 1992, the Company sold 1,200,000 shares of its common stock in a private placement for net proceeds of $34.3 million.
     At January 1, 1994, the Company had reserved 26,732,077 unissued shares of its common stock for possible issuance under employees' and directors' stock plans, for possible conversion of the Company's 4 5/8%, 4 7/8%, and 6 3/4% convertible debentures, and for possible exchange of subsidiaries' convertible obligations into common stock of the Company. The subsidiaries' obligations are convertible into common stock of the Company in the event of a change in control, as defined in the related fiscal agency agreement, that has not been approved by the Company's Board of Directors (Note 5). The conversion price would be equal to 50% of the price of the Company's common stock prior to the change in control.


4.Stock-based Compensation Plans

The Company has several stock-based compensation plans for its key employees, directors, and others, which permit the award of stock-based incentives in the stock of the Company and its majority-owned subsidiaries. The Company has a nonqualified stock option plan, adopted in 1974, and an incentive stock option plan, adopted in 1981, which permit the award of stock options to key employees.
The incentive stock option plan expired in 1991 and no grants may be made after that date. An equity incentive plan, adopted in 1989, permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares or performance-based shares. To date, only nonqualified stock options have been awarded under this plan. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options presently outstanding under these plans are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price upon certain events. The restrictions and repurchase rights generally lapse ratably over periods ranging from three to ten years after the first anniversary of the grant date, depending on the term of the option, which may range from five to twelve years. In addition, under certain options, shares acquired upon exercise are restricted from resale until retirement or other events. Nonqualified options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than fair market value on the date of grant. Generally, stock options have been granted at fair market value. The Company also has a directors' stock option plan, adopted in 1993, that provides for the annual grant of stock options of the Company and its majority-owned subsidiaries to nonemployee directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and expire seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in stock-based compensation plans of the Company's majority-owned subsidiaries.
     No accounting recognition is given to options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity. A summary of the Company's stock option information is as follows:

                                    1993             1992            1991
                               ---------------  --------------- ---------------
                               Number    Total  Number    Total Number    Total
                                   of   Option      of   Option     of   Option
(In thousands)                 Shares    Price  Shares    Price Shares    Price
- -------------------------------------------------------------------------------
Options outstanding,
 beginning of year              2,074  $45,550   1,965  $34,276  2,366  $33,390
  Granted                       1,225   48,610     634   17,997    369    9,260
  Exercised                      (317)  (4,319)   (480)  (5,648)  (746)  (8,029)
  Lapsed or canceled              (21)    (483)    (45)  (1,075)   (24)    (345)
                                -----  -------   -----  -------  -----  -------
Options outstanding, end of
year                            2,961  $89,358   2,074  $45,550  1,965  $34,276
                                =====  =======   =====  =======  =====  =======
Options exercisable             2,961  $89,358   2,067  $45,444  1,965  $34,276
                                =====  =======   =====  =======  =====  =======
Options available for grant       292            1,195           1,786
                                =====            =====           =====

5. Long-term Obligations and Other Financing Arrangements

Long-term obligations of the Company are as follows:

(In thousands except per share amounts)                1993           1992
- -----------------------------------------------------------------------------
4 5/8% Senior convertible debentures,
 due 1997, convertible at $32.25 per share             $205,000      $260,000
4 7/8% Subordinated convertible debentures,
 due 1997, convertible at $32.25 per share               55,000             -
6 3/4% Subordinated convertible debentures,
 due 2001, convertible at $23.00 per share               67,173        74,215
3 3/4% Senior convertible debentures,
 due 2000, convertible into shares of
 Thermo Instrument at $31.75 per share                   70,000             -
6 5/8% Subordinated convertible debentures,
 due 2001, convertible into shares of
 Thermo Instrument at $17.59 per share                   49,569        84,240
6 1/2% Subordinated convertible debentures,
 due 1998, convertible into shares of
 Thermedics at $10.42 per share                          12,997        20,307
6 1/2% Subordinated convertible debentures,
 due 1997, convertible into shares of
 Thermo Process at $10.33 per share                      18,547        18,547
5 1/2% Subordinated convertible notes,
 due 2002, convertible into shares of
 Thermo Cardiosystems at $9.88 per share                    600           600
4% Subordinated convertible note, due 1995,
 convertible into shares of Thermo Cardiosystems
 at $3.60 per share                                           -         1,920
3 3/4% Subordinated convertible debentures,
 due 2000, convertible into shares of Thermo
 Voltek at $11.75 per share                              34,500             -
8.1% Nonrecourse tax-exempt obligation, payable in
 semi-annual installments, with a final payment
 in 2000                                                 62,500             -
5.7% Nonrecourse tax-exempt obligation, payable in
 semi-annual installments, with a final payment
 in 2000                                                 57,500             -
10.23% Mortgage loan secured by property with a
 net book value of $16,826, payable in monthly
 installments, with final payment in 2004                11,535        12,150
Other                                                    21,375        25,650
                                                       --------      --------
                                                        666,296       497,629
Less: Current maturities of long-term obligations        18,835         3,477
                                                       --------      --------
                                                       $647,461      $494,152
                                                       ========      ========

The debentures that are convertible into subsidiary common stock have been issued by the respective subsidiaries and are guaranteed by the Company.
     In the event of a change in control of the Company, as defined in the related fiscal agency agreement, that has not been approved by the Company's Board of Directors, each holder of the 4 5/8%, 4 7/8%, and 6 3/4% convertible debentures issued by the Company will have the right to require the Company to buy all or part of the holders' debentures, at par value plus accrued interest, within 50 calendar days after the date of expiration of a specified approval period. In addition, the obligations convertible into subsidiary common stock become convertible into common stock of the Company at a conversion price equal
to 50% of the price of the Company's common stock prior to the change in control.
     "Nonrecourse tax-exempt obligations" represent obligations issued by the California Pollution Control Financing Authority, the proceeds of which were used to finance two alternative-energy facilities (Delano I and Delano II) located in Delano, California. Delano I was previously leased to a subsidiary of the Company by a third party owner/lessor and was purchased by the subsidiary in December 1993. Construction of Delano II was completed in 1993. The obligations are payable only by the subsidiary that owns the facilities and are not guaranteed by the Company.
     "Tax-exempt obligations" in the accompanying 1993 and 1992 balance sheet includes $8.5 million and $66 million, respectively, of tax-exempt obligations issued by the California Pollution Control Financing Authority in October 1991, the proceeds of which were loaned to the Company to finance the construction of the Delano II alternative-energy facility. In 1993, $57.5 million of these obligations were renegotiated and are included in the accompanying 1993 balance sheet as "Nonrecourse tax-exempt obligations," discussed above. In February 1994, the remaining $8.5 million of these tax-exempt obligations was repaid. Prior to the renegotiation and repayment, these obligations carried a floating rate of interest, which varied daily based on short-term, tax-exempt markets. The interest rate ranged from 2.5% to 6.1% in 1993, and from 2.65% to 6.1% in 1992.
     "Tax-exempt obligations" in the accompanying 1993 and 1992 balance sheet also includes $133.5 million of tax-exempt obligations due 1995 through 2017 issued by the California Pollution Control Financing Authority in January 1992, the proceeds of which were loaned to the Company to finance the construction of a waste-recycling facility in San Diego County, California. Of these tax-exempt bonds, $95 million carry fixed rates of interest ranging from 5.3% to 6.75%, and $39 million carry a floating rate of interest, which varies weekly based on short-term, tax-exempt markets. The interest rate ranged from 4.25% to 6.85% in 1993, and from 2.95% to 5.4% in 1992.
     The Company capitalized interest expense, net of interest income, incurred in connection with the construction of the Delano II and San Diego County facilities discussed above. These amounts were $8.4 million and $7.1 million in 1993 and 1992, respectively.
     The annual requirements for long-term obligations and tax-exempt obligations, are as follows:

                                        Long-term     Tax-exempt
(In thousands)                         Obligations    Obligations
- -----------------------------------------------------------------
1994                                      $ 18,835       $  8,500
1995                                        16,287          2,685
1996                                        19,101          3,369
1997                                       300,388          2,610
1998                                        37,663          2,895
1999 and thereafter                        274,022        122,010
                                          --------       --------
                                          $666,296       $142,069
                                          ========       ========

     Certain of the Company's obligations include requirements to maintain predetermined financial ratios. At January 1, 1994, the Company was in compliance with these requirements.
     Based upon quoted market prices and upon borrowing rates currently available to the Company for debt of the same remaining maturities, the fair market value of the Company's long-term obligations, including the Company's tax-exempt obligations, was approximately $1,040 million and $810 million at January 1, 1994 and January 2, 1993, respectively.
6.Commitments and Contingencies

Litigation
The Company participates in the operation of the Dade County Downtown Government Center cogeneration facility in Miami, Florida, through a 50/50 joint venture of subsidiaries of the Company and Rolls-Royce, Inc. Because the demand for power and chilled water at the Dade County Downtown Government Center complex has been substantially less than anticipated since the plant's startup in 1987, and because the Company believes Dade County (the County) has breached its contractual obligations with respect to the use of power at County facilities outside the Government Center (affecting plant efficiency), the joint venture has experienced continuing losses.
     The joint venture sells electricity to Dade County pursuant to an energy purchase contract signed in 1983. The joint venture sells over half of its actual output to the County and the balance to Florida Power and Light, the local utility. The joint venture has sued the County in Florida state court, seeking in excess of $60 million in damages and alleging that the County was in breach of the energy purchase contract and had misrepresented its demand for electrical power. The County has asserted counterclaims in excess of $28 million against the joint venture, the Company, and Rolls-Royce, alleging, among other things, failure to properly maintain and operate the facility and to use its best efforts to maximize use of the facility's output. The County has also asserted that the joint venture is responsible for local property taxes on the project, totaling approximately $10.5 million to date, which the joint venture disputes. In May 1993, the County filed a petition with the Florida Public Service Commission, asserting that the joint venture was engaged in the retail sale of electricity without complying with rules governing public utilities. The County has filed a similar motion in the state court case alleging that the contract was illegal. Trial of the state court action has been delayed while the County and the joint venture attempt to settle the dispute.
     In May 1993, the County brought a parallel proceeding before the Federal Energy Regulatory Commission (FERC) seeking to terminate the project's qualifying facility status under the Public Utility Regulatory Policies Act of 1978 (PURPA) for failure to meet certain required efficiency standards at various times from 1987 to the present. (PURPA generally obligates utilities, such as Florida Power and Light, to purchase electricity from qualifying facilities at the utilities' avoided cost and exempts qualifying facilities from various federal and state regulations, such as the Federal Power Act (FPA).) The Company believes the project currently meets the efficiency standards and therefore currently has qualifying facility status. However, on October 21, 1993, FERC issued an order finding that, although the project met the efficiency standards for 1992, the project did not meet such standards from 1987 through 1991. FERC denied the joint venture's request for a waiver of the efficiency standards for that period and also directed the joint venture to show cause why FERC should not find that the joint venture was a public utility for FPA purposes during that period. If the joint venture is retroactively deemed a public utility under FPA, FERC could impose refund liabilities and other penalties to the extent FERC does not find either that the joint venture complied with relevant FERC regulations or that the regulations should be waived. The joint venture has been granted a rehearing of the FERC decision and has asserted various grounds for reversal. The joint venture is also entitled to appeal FERC's final decision, if necessary. In the rehearing, the County and Florida Power and Light have argued before FERC that the project did not meet the efficiency standards for 1992. The County is also using FERC's decision in an attempt to have the state court declare the energy purchase contract illegal under Federal law.
     The joint venture leases its generating equipment from Florida Energy Partners Limited Partnership (FEP). If the energy purchase contract were to be held illegal, FEP could declare a default by the joint venture under the lease
with FEP, and the County could be released from its obligation to buy electricity from the joint venture. In the lease, the joint venture also covenanted that the project would maintain PURPA qualifying facility status. If the joint venture is deemed to have breached this covenant, FEP could declare a default under the lease. In the event of a default, among other things, FEP could seek to sell or re-lease the equipment and the Company generally would be liable for one-half of any deficiency between (a) in the event of a sale, approximately $54 million and the amount realized from the sale or (b) in the case of re-lease, one-half of the difference between the present value of future rentals and prepayment penalty under the lease (approximately $42 million) and the present value of a fair rental value to be collected from a new tenant.
     The joint venture's revenues for the year ended January 1, 1994 and the cumulative period from 1987 through 1991 were $5.0 million and $26.3 million, respectively. The Company reports its interest in the joint venture's results of operations using the equity method of accounting. Under this method, the Company records 50% of the joint venture's loss, but does not report as revenues any of the joint venture's revenues.
     The Company is contingently liable with respect to other lawsuits and matters that arose in the normal course of business.
     In the opinion of management, these contingencies will not have a material adverse effect upon the financial position of the Company.

Operating Leases
The Company leases portions of its office and operating facilities under various noncancelable operating lease arrangements. The accompanying statement of income includes expenses from operating leases of $14,718,000 in 1993, $11,231,000 in 1992, and $11,410,000 in 1991. Minimum rental commitments under noncancelable operating leases at January 1, 1994, are as follows:

(In thousands)
- ----------------------------------------------------------------
1994                                                     $14,314
1995                                                      12,187
1996                                                       7,974
1997                                                       6,129
1998                                                       3,866
1999 and thereafter                                        7,962
                                                         -------
                                                         $52,432
                                                         =======

7.Employee Benefit Plans

401(k) Savings Plan
The Company's 401(k) savings plan covers the majority of the Company's eligible full-time U.S. employees. Contributions to the plan are made by both the employee and the Company. Company contributions are based on the level of employee contributions. For this plan, the Company contributed and charged to expense $4,517,000, $3,460,000, and $3,342,000 in 1993, 1992, and 1991,
respectively.

Employee Stock Ownership Plan
The Company's Employee Stock Ownership Plan (ESOP) covers eligible full-time U.S. employees. The Company borrowed funds from a financial institution and then loaned these funds to the ESOP to purchase shares of common stock of the Company and its majority-owned subsidiaries. The loan balance between the Company and the financial institution was paid off in 1992. The loan between the Company and the ESOP is still outstanding. The shares purchased are reported as "Deferred compensation" in the accompanying balance sheet. The Company makes annual contributions to the ESOP and shares are allocated to plan participants based on employee compensation. For this plan, the Company charged to expense $1,125,000,
$1,103,000, and $1,131,000 in 1993, 1992, and 1991, respectively. These amounts included interest expense of $228,000 and $590,000 in 1992 and 1991, respectively.

Employee Stock Purchase Plan
Substantially all of the Company's full-time U.S. employees are eligible to participate in employee stock purchase plans sponsored by the Company or by the Company's majority-owned public subsidiaries. Under these plans, shares of the Company's common stock may be purchased at the end of a 12-month plan year at 85% of the fair market value at the beginning of the plan year, and the shares purchased are subject to a one-year resale restriction. Prior to November 1993, the exercise price for the applicable shares was based on 85% of the lower of the fair market value at the beginning or end of the plan year. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. Participants of employee stock purchase plans sponsored by the Company's majority-owned public subsidiaries may also elect to purchase shares of the subsidiary by which they are employed. During 1993, 1992, and 1991, the Company issued 125,268 shares, 85,300 shares, and 210,847 shares, respectively, of its common stock under these plans.

Post-retirement Benefits
Two of the Company's subsidiaries provide post-retirement medical benefits for employees who meet certain age and length-of-service requirements. As of the beginning of fiscal 1992, the Company adopted SFAS No. 106, "Accounting for Post-retirement Benefits Other Than Pensions," which required the Company to change to the accrual method of accounting for post-retirement medical benefits. Prior to fiscal 1992, the cost of these benefits was recognized as premiums were paid, and was not material for 1991.
     The Company elected to recognize the cumulative effect of its accumulated post-retirement benefit obligation in 1992, which resulted in a charge of $1,438,000, net of tax benefits of $844,000. The annual expense incurred under SFAS No. 106 for 1993 and 1992 and the related obligations required under this statement are not material to the Company's financial statements.

Post-employment Benefits
The Company provides certain post-employment benefits to inactive and former employees. The Company is required to adopt SFAS No. 112, "Employers' Accounting for Post-employment Benefits," at the beginning of fiscal 1994. SFAS No. 112 requires that the cost of post-employment benefits be recognized at the time the event prompting payment occurs and a reasonable estimate can be made. Management believes that the adoption of this statement will not have a material impact on the Company's financial statements.


8.Income Taxes

As discussed in Note 1, the Company adopted SFAS No. 109 in 1992.

     The components of income before income taxes, minority interest, and cumulative effect of change in accounting principle are as follows:

(In thousands)                     1993           1992           1991
- ------------------------------------------------------------------------
Domestic                          $113,152       $ 83,943       $ 59,970
Foreign                             17,967         18,027         19,203
                                  --------       --------       --------
                                  $131,119       $101,970       $ 79,173
                                  ========       ========       ========
     The provision for income taxes consists of the following:

(In thousands)                     1993           1992           1991
- ------------------------------------------------------------------------
Currently payable:
  Federal                          $10,270        $12,280        $ 4,445
  Foreign                            8,643          7,058          4,624
  State                              5,320          3,923          4,149
                                   -------        -------        -------
                                    24,233         23,261         13,218
                                   -------        -------        -------
Deferred (prepaid),
 net:
  Federal                            6,821          4,018          9,714
  Foreign                              931          1,010          1,105
  State                              1,415           (815)           813
                                   -------        -------        -------
                                     9,167          4,213         11,632
                                   -------        -------        -------
                                   $33,400        $27,474        $24,850
                                   =======        =======        =======

     The provision for income taxes that is currently payable does not reflect $3,354,000 and $7,579,000 of tax benefits allocated to "Capital in excess of par value" or $2,280,000 and $3,137,000 of tax benefits that reduced "Cost in excess of acquired companies" in 1993 and 1992, respectively.
     The provision for income taxes differs from the provision calculated by applying the statutory federal income tax rate of 35% in 1993 and 34% in 1992 and 1991 to income before income taxes, minority interest, and cumulative effect of change in accounting principle due to the following:

(In thousands)                     1993           1992           1991
- ------------------------------------------------------------------------
Income tax provision
 at statutory rate                $ 45,892       $ 34,670       $ 26,919
Increases (decreases)
 resulting from:
  Gain on issuance of stock by
    subsidiaries                   (13,770)       (10,272)        (8,639)
  State income taxes, net of
    federal tax                      4,299          2,051          3,267
  Tax-exempt and tax-preferred
    investment income               (1,207)          (251)          (514)
  Investment and research and
    development tax credits         (6,625)             -              -
  Foreign tax rate and tax
    law differential                 3,969          1,916            709
  Tax benefit of foreign
    sales corporation               (1,366)          (989)             -
  Minority interest in
    partnership (losses) income     (1,057)        (1,157)            96
  Amortization of cost in excess
    of net assets of acquired
    companies                        3,400          1,674          1,455
  Nondeductible expenses             1,008            198          1,292
  Other, net                        (1,143)          (366)           265
                                  --------       --------       --------
                                  $ 33,400       $ 27,474       $ 24,850
                                  ========       ========       ========

     Deferred income taxes and short- and long-term prepaid income taxes at year-end 1993 and 1992 consist of the following:

(In thousands)                                    1993           1992
- ------------------------------------------------------------------------
Deferred income taxes:
 Depreciation                                     $38,108        $22,747
 Intangible assets                                  8,214          9,186
 Other                                              2,065          2,238
                                                  -------        -------
                                                  $48,387        $34,171
                                                  =======        =======
Prepaid income taxes:
 Reserves and accruals                            $29,855        $35,074
 Inventory basis difference                        10,801         11,555
 Capitalized cost and joint
  venture equity                                    7,071          1,259
 Accrued compensation                               7,653          7,189
 Allowance for doubtful accounts                    4,108          3,473
 Net operating loss carryforwards                   5,200          4,419
 Federal tax credit carryforwards                   3,193          3,640
 Other, net                                         7,270          3,524
                                                  -------        -------
                                                   75,151         70,133
 Less: Valuation allowance                         20,402         15,756
                                                  -------        -------
                                                  $54,749        $54,377
                                                  =======        =======

     The valuation allowance relates to uncertainty surrounding the realization of tax loss and credit carryforwards and the realization of tax benefits attributable to purchase accounting reserves and certain other tax assets of the Company and certain subsidiaries. Of the year-end 1993 valuation allowance, $9.5 million will be used to reduce "Cost in excess of net assets of acquired companies" when any portion of the related deferred tax asset is recognized.
     The increase in the valuation allowance is primarily attributable to the establishment of valuation allowances for tax attributes of certain acquisitions, net of utilization of previously unbenefited tax attributes.
     The Company has not recognized a deferred tax liability for the undistributed earnings of its domestic subsidiaries because the Company does not expect these earnings to be remitted and become subject to tax. The Company believes it can implement certain tax strategies to recover its share of all undistributed earnings of its domestic subsidiaries tax-free.
     The Company has not provided deferred taxes on the basis difference in its investment in public or privately held subsidiaries, resulting primarily from the issuance of stock by subsidiaries, as the Company intends to maintain its majority interest in these subsidiaries.
     Provision has not been made for U.S. or additional foreign taxes on $73 million of undistributed earnings of foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company plans to keep these amounts permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S. foreign tax credits.
9. Transactions in Stock of Subsidiaries

"Gain on issuance of stock by subsidiaries" in the accompanying statement of income results primarily from the following transactions:

1993
     Public offering of 3,225,000 shares of Thermedics common stock at $10.00 per share for net proceeds of $29,980,000 resulted in a gain of $10,707,000.
     Public offering of 4,312,500 shares of Thermo Power common stock at $9.00 per share for net proceeds of $35,998,000 resulted in a gain of $10,578,000.
     Private placements of 2,062,500 shares of ThermoTrex common stock at $11.17 and $14.50 per share for net proceeds of $27,463,000 resulted in a gain of $11,400,000.
     Private placement of 200,000 shares and initial public offering of 1,100,000 shares of Thermo Remediation at $9.89 and $12.50 per share, respectively, for net proceeds of $14,554,000 resulted in a gain of $4,239,000.
     Conversion of $7,270,000 of Thermedics 6 1/2% subordinated convertible debentures convertible at $10.42 per share into 697,919 shares of Thermedics common stock resulted in a gain of $2,506,000.

1992
     Private placement of 2,709,356 shares and initial public offering of 3,000,000 shares of Thermo Fibertek common stock at $6.70 to $8.00 per share for net proceeds of $39,748,000 resulted in a gain of $23,303,000.
     Issuance of 1,566,480 restricted shares of ThermoTrex common stock valued at $6.17 per share, or $9,673,000, to acquire Lorad Corporation resulted in a gain of $3,081,000.
     Private placement of 375,000 shares of ThermoTrex common stock at $10.67 per share for net proceeds of $3,556,000 resulted in a gain of $1,745,000.

1991
     Conversion of $9,099,000 of Thermo Instrument 6% and 6 3/4% subordinated convertible debentures convertible at $12.19 and $10.83 per share, respectively, into 766,786 shares of Thermo Instrument common stock resulted in a gain of $3,707,000.
     Conversion of $6,200,000 of Thermo Process 6 1/2% subordinated convertible debentures convertible at $10.33 per share into 600,191 shares of Thermo Process common stock resulted in a gain of $3,043,000.
     Repurchase of $3,700,000 of Thermedics 6 1/2% subordinated convertible debentures convertible at $10.42 per share for $941,000 in cash and 367,500 shares of Thermedics common stock valued at $7.14 per share, or $2,625,000, resulted in a gain of $1,010,000.
     Private placement of 1,660,197 shares and initial public offering of 2,250,000 shares of ThermoTrex common stock at $5.55 and $8.00 per share, respectively, for net proceeds of $24,764,000 resulted in a gain of $13,958,000.
     Private placement of 1,591,549 shares of common stock of J. Amerika N.V. at
6.00 Dutch guilders per share for net proceeds of $4,573,000 resulted in a gain of $2,148,000.
     Sale of 244,200 shares of Thermo Cardiosystems common stock by Thermedics at an average price of $8.43 per share for net proceeds of $2,040,000 resulted in a taxable gain of $1,958,000.
     The Company's ownership percentage in these subsidiaries changed primarily as a result of the transactions listed above, as well as the Company's purchases of shares of majority-owned subsidiary stock, the subsidiaries' purchases of their own stock, the sale of subsidiaries' stock by the Company or by the subsidiaries under employees' and directors' stock plans or in other transactions, and the conversion of convertible obligations held by the Company, its subsidiaries, or by third parties.

     The Company's ownership percentages at year-end were as follows:

                              1993          1992          1991
- --------------------------------------------------------------
Thermo Instrument             81%           81%           80%
Thermo Fibertek               80%           80%           100%
Thermedics                    52%           59%           59%
Thermo Power                  52%           81%           81%
ThermoTrex                    55%           62%           70%
Thermo Process                72%           71%           71%
Thermo Energy Systems         88%           87%           87%
Thermo Cardiosystems (a)      57%           58%           55%
Thermo Voltek (a)             67%           57%           52%
Thermo Remediation (b)        67%           85%           93%
ThermoLase (c)                81%           100%          100%

(a) Reflects combined ownership by Thermo Electron and Thermedics.
(b) Reflects ownership by Thermo Process.
(c) Reflects ownership by ThermoTrex.


10. Other Income (Expense), Net

The components of "Other income (expense), net" in the accompanying statement of income are:

(In thousands)              1993           1992           1991
- -----------------------------------------------------------------
Royalty income             $  1,741       $  1,732       $  2,341
Interest income              23,883         24,624         22,297
Interest expense            (31,643)       (24,296)       (18,323)
Equity in losses of
 unconsolidated
 subsidiaries               (21,076)        (3,948)        (1,663)
Gain on sale of
 investments                  2,469          4,968          7,622
Other income, net               535            416          1,290
                           --------       --------       --------
                           $(24,091)      $  3,496       $ 13,564
                           ========       ========       ========


11. Costs Associated with Divisional and Product Restructuring

"Costs associated with divisional and product restructuring" in the accompanying statement of income resulted from the restructuring of certain of the Company's operations, the closing of certain facilities, and the phasing out of certain low-technology products. The 1993 charge to expense primarily represents a $1,645,000 reserve for the closing of a joint venture operation in the alternative-energy power plant business, $1,900,000 for the write-off of machinery and equipment and costs to phase out a product line in the Company's metal-fabrication services business, a $1,200,000 reserve for restructing at the Company's steam turbines and compressors business, and $2,660,000 for the write-off of mobile soil-remediation assets and other related expenses.
  The 1991 charge to expense primarily represents a $3,225,000 reserve for restructuring to effect certain changes in the Company's operations designed to reduce expenses and $444,000 for the write-down of goodwill associated with the restructuring of the Company's flotation-dryer business.
12. Business Segment and Geographical Information

The Company's business segments include the following:
  Instruments: environmental-monitoring and analytical instruments Alternative-energy Systems: alternative-energy power plants, waste-recycling facility, industrial refrigeration systems, natural gas engines, cooling and cogeneration units, turbines and compressors
  Process Equipment: paper-recycling equipment, papermaking systems and accessories, metallurgical processing systems, electroplating equipment Biomedical Products: biomedical materials, mammography and biopsy systems, skin-incision devices, blood coagulation-monitoring equipment, left ventricular-assist devices, neurophysiology monitoring instruments
  Services: thermal waste treatment, waste-oil recycling, metallurgical heat treating and fabrication, laboratory analysis, environmental sciences Advanced Technologies: explosives- and drug-detectors, product quality assurance systems, electronic test equipment, power conversion systems, development of avionics products and medical systems.

(In thousands)                     1993           1992           1991
- ------------------------------------------------------------------------
Revenues:
 Instruments                    $  516,712     $  349,261     $  283,612
 Alternative-energy Systems        242,662        221,877        180,379
 Process Equipment                 167,524        160,459        168,812
 Biomedical Products               127,533         58,167         28,341
 Services                          121,987        114,268        112,003
 Advanced Technologies              76,304         46,075         34,192
 Intersegment Sales
  Elimination (a)                   (3,004)        (1,135)        (1,855)
                                ----------     ----------     ----------
                                $1,249,718     $  948,972     $  805,484
                                ==========     ==========     ==========
Segment Income (b):
 Instruments                    $   91,412     $   59,758     $   48,700
 Alternative-energy Systems         14,434          1,767           (913)
 Process Equipment                  13,924         13,891         12,922
 Biomedical Products                 5,758          1,252           (601)
 Services                            9,263          8,411          5,189
 Advanced Technologies               7,841          1,989         (1,394)
                                ----------     ----------     ----------
 Total Segment Income              142,632         87,068         63,903
 Equity in Losses of
  Unconsolidated Subsidiaries      (21,076)        (3,948)        (1,663)
 Corporate (c)                       9,563         18,850         16,933
                                ----------     ----------     ----------
 Income Before Income Taxes,
  Minority Interest, and
  Cumulative Effect of Change
  in Accounting Principle       $  131,119     $  101,970     $   79,173
                                ==========     ==========     ==========
Identifiable Assets:
 Instruments                    $  850,688     $  531,320     $  444,237
 Alternative-energy Systems        593,247        406,515        234,952
 Process Equipment                 179,251        172,984        141,061
 Biomedical Products               285,715        228,781         92,042
 Services                          146,658        129,656        122,242
 Advanced Technologies             169,488         81,409         78,784
 Corporate (d)                     248,663        267,600         86,173
                                ----------     ----------     ----------
                                $2,473,710     $1,818,265     $1,199,491
                                ==========     ==========     ==========
(In thousands)                     1993           1992           1991
- ------------------------------------------------------------------------
Depreciation and Amortization:
 Instruments                    $   18,059     $   10,786     $    8,153
 Alternative-energy Systems          4,982          3,511          2,391
 Process Equipment                   4,277          3,792          3,558
 Biomedical Products                 5,328          2,922          1,726
 Services                            6,641          5,845          5,479
 Advanced Technologies               1,843          1,277          1,043
 Corporate                           1,226          1,095          1,041
                                ----------     ----------     ----------
                                $   42,356     $   29,228     $   23,391
                                ==========     ==========     ==========
Capital Expenditures:
 Instruments                    $    6,347     $    4,650     $    4,174
 Alternative-energy Systems (e)     92,862         38,097          6,034
 Process Equipment                   2,631          3,721          4,414
 Biomedical Products                 9,042          2,245          1,792
 Services                            7,583          8,550          5,773
 Advanced Technologies               2,774          1,681          1,006
 Corporate                           2,241          1,063         10,276
                                ----------     ----------     ----------
                                $  123,480     $   60,007     $   33,469
                                ==========     ==========     ==========
Export Sales Included Above (f) $  219,631     $  131,755     $  103,806
                                ==========     ==========     ==========
Foreign Operations
 Included Above:
  Revenues:
    Europe                      $  223,707     $  198,066     $  173,350
    Other                           32,835         22,941         20,894
                                ----------     ----------     ----------
                                $  256,542     $  221,007     $  194,244
                                ==========     ==========     ==========
 Income Before Income Taxes,
  Minority Interest, and
  Cumulative Effect of Change
  in Accounting Principle:
    Europe                      $   11,305     $   17,627     $   16,362
    Other                            6,662            400          2,841
                                ----------     ----------     ----------
                                $   17,967     $   18,027     $   19,203
                                ==========     ==========     ==========
 Identifiable Assets:
  Europe                        $  299,091     $  239,431     $  205,124
  Other                             41,068         36,877         31,303
                                ----------     ----------     ----------
                                $  340,159     $  276,308     $  236,427
                                ==========     ==========     ==========
(a) Intersegment sales are accounted for at prices that are representative of transactions with unaffiliated parties.
(b) Segment income is income before corporate general and administrative expenses, costs associated with divisional and product restructuring, other income and expense, minority interest expense, and income taxes.
(c)  Includes corporate general and administrative expenses, costs associated with divisional and product restructuring, other income and expense, and gain on issuance of stock by subsidiaries.
(d)  Primarily cash and cash equivalents, short- and long-term investments, and property and equipment at the Company's Waltham, Massachusetts, headquarters.
(e) Includes $88.4 million in 1993 for the purchase of an alternative-energy facility in Delano, California, and $30.5 million in 1992 for the purchase of an alternative-energy facility in Whitefield, New Hampshire.
(f)  In general, export revenues are denominated in U.S. dollars.
Report of Independent Public Accountants
- --------------------------------------------------------------------------------
To the Shareholders and Board of Directors of Thermo Electron Corporation:

     We have audited the accompanying consolidated balance sheet of Thermo Electron Corporation (a Delaware corporation) and subsidiaries as of January 1, 1994 and January 2, 1993, and the related consolidated statements of income, shareholders' investment, and cash flows for each of the three years in the period ended January 1, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Electron Corporation and subsidiaries as of January 1, 1994 and January 2, 1993, and the results of their operations and their cash flows for each of the three years in the period ended January 1, 1994, in conformity with generally accepted accounting principles.
     As discussed in Note 7 to the consolidated financial statements, effective December 29, 1991, the Company changed its method of accounting for post-retirement benefits other than pensions.




                                          Arthur Andersen & Co.




Boston, Massachusetts
February 17, 1994















Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company develops and manufactures a broad range of products that are sold worldwide. The Company expands its products and services by developing and commercializing its own core technologies and by making strategic acquisitions of complementary businesses. The majority of the Company's businesses fall into three broad market segments: environmental, energy, and selected health and safety instrumentation.
     An important component of the Company's strategy is to establish leading positions in its markets through the application of proprietary technology, whether developed internally or acquired. A key contribution to the growth of the Company's segment income (as defined in the results of operations below), particularly over the last two years, has been the ability to identify attractive acquisition opportunities, complete those acquisitions, and derive a growing income contribution from these newly acquired businesses as they are integrated into the Company's business segments.
     The Company seeks to minimize its dependence on any specific product or market by maintaining and diversifying its portfolio of businesses and technologies. Similarly, the Company's goal is to maintain a balance in its businesses between those affected by various regulatory cycles and those more dependent on the general level of economic activity. To date, the Company's overall financial performance has been relatively unaffected by the recession in the U.S. economy in 1991 and 1992 and the general economic weakness in Europe and Japan in 1992 and 1993. This is due in large part to strong contributions from newly acquired businesses and the continued strength of businesses primarily driven by environmental regulation. Although the Company is diversified in terms of technology, product offerings, and geographic markets served, the future financial performance of the Company as a whole depends upon, among other factors, the strength of worldwide economies and the continued adoption and diligent enforcement of environmental regulations.
     The Company believes that maintaining an entrepreneurial atmosphere is essential to its continued growth and development. In order to preserve this atmosphere, the Company adopted in 1983 a strategy of spinning out certain of its businesses into separate subsidiaries and having these subsidiaries sell a minority interest to outside investors. The Company believes that this strategy provides additional motivation and incentives for the management of the subsidiaries through the establishment of subsidiary-level stock option incentive programs, as well as capital to support the subsidiaries' growth. As a result of the sale of stock by subsidiaries, the issuance of shares by subsidiaries upon conversion of indebtedness, and similar transactions, the Company records gains that represent the increase in the Company's net investment in the subsidiaries and are classified as "Gain on issuance of stock by subsidiaries" in the accompanying statement of income. These gains have represented a substantial portion of the net income reported by the Company in recent years. Although the Company expects to continue this strategy in the future, its goal is to continue increasing segment income over the next few years so that gains generated by sales of stock by its subsidiaries will represent a decreasing portion of net income. The size and timing of these transactions are dependent on market and other conditions that are beyond the Company's control. Accordingly, there can be no assurance that the Company will be able to generate gains from such transactions in the future.

Results of Operations

1993 Compared With 1992

Sales in 1993 were $1,249.7 million, an increase of $300.7 million, or 32%, over 1992. Segment income was $142.6 million, compared with $87.1 million in 1992, an increase of 64%. (Segment income is income before corporate general and administrative expenses, costs associated with divisional and product restructuring, other income and expense, minority interest expense, and income taxes.)
     Sales from the Instruments segment were $516.7 million, an increase of $167.5 million, or 48%, over 1992. Sales increased approximately $153 million due to additional revenues from acquired businesses, including Nicolet Instrument Corporation in August 1992, Gamma-Metrics in January 1993, Spectra-Physics Analytical in February 1993, and divisions of FAG Kugelfischer Georg Shafer AG in October 1993. The remainder of the increase was due to increased demand for products from existing businesses. Segment income margin (segment income margin is segment income as a percentage of sales) was 17.7%, compared with 17.1% in 1992. Segment income margin improved principally due to changes in product mix and continuing efforts to reduce costs.
     Sales from the Alternative-energy Systems segment were $242.7 million, an increase of $20.8 million, or 9%, over 1992. Within this segment, sales from Thermo Energy Systems Corporation, which consists of revenues from alternative-energy power plant operations, were $117.7 million, compared with $104.8 million in 1992. Included in 1993 sales from plant operations is $9.8 million recorded as a result of the termination of a power sales agreement, and $3.1 million from the one-time sale of gas pipeline rights. The 1992 period included $2.0 million received in settlement of a dispute over lost development fees. Excluding the nonrecurring items from both years, revenues from plant operations increased 2% as a result of annual contractual energy rate increases under power sales contracts, offset in part by increased utility-imposed curtailments of power output at two California plants. Construction revenues from the Delano II alternative-energy facility, which was completed in 1993, were $10.9 million, compared with $35.8 million in 1992. Sales from Thermo Power were $77.4 million, compared with $43.9 million in 1992. This increase results principally from the acquisition of FES, Inc. by Thermo Power in October 1992, offset in part by slight declines in revenues from the Crusader Engines and Tecogen divisions. Sales of Peter Brotherhood Ltd. steam turbines and compressors were slightly below 1992 levels.
     Segment income from the Alternative-energy Systems segment was $14.4 million, compared with $1.8 million in 1992. Thermo Energy Systems Corporation segment income was $13.2 million, compared with $5.7 million in 1992. The 1993 period included $8.6 million of income from the termination of a power sales agreement and the one-time sale of gas pipeline rights. The 1992 period included $2.0 million received in settlement of a dispute over lost development fees. Excluding the nonrecurring items from both years, segment income from Thermo Energy Systems Corporation was $4.6 million in 1993 and $3.7 million in 1992. This improvement resulted from lower lease expense, offset in part by depreciation expense, resulting from the September 1992 purchase of the Whitefield, New Hampshire, plant and the December 1993 purchase of the Delano I facility in Delano, California. In addition, segment income from Thermo Energy Systems Corporation was favorably affected by contractual energy rate increases. These improvements were partially offset by utility-imposed curtailments of power output at two California plants, and higher maintenance costs in 1993 to implement equipment modifications at one California plant, similar to those completed at another California plant. Post-startup data indicates improvement in the modified plants' operations. Total curtailments of power output in 1993 were approximately 90% of the maximum allowable curtailments under the Company's agreements with the utility, compared with less than 10% in 1992. The utility
that purchases the output of two of the Company's California plants has the right to curtail the plants' power output up to 1,000 hours per year during periods of low demand. The utility commonly experiences low demand following periods of heavy rain or snow, when hydroelectric power is available. In 1992, Alternative-energy Systems segment income reflected the establishment of a reserve of $5.0 million for probable cost overruns on projects under construction. Segment income at Thermo Power improved principally as a result of increased revenues at FES and efforts to reduce costs, offset by a decline at Peter Brotherhood due to lower sales and increased price competition.
     In January 1994, one of the Company's alternative-energy facilities suffered major equipment damage to its turbine-generator, which will interrupt its operations for approximately six months. The Company expects that the cost of repairs and lost profits will be substantially reimbursed under the terms of its business insurance policies.
     In 1994, the Company will begin to derive revenues from the operation of the 22-megawatt Delano II alternative-energy facility, as well as from the recently completed waste-recycling facility in San Diego County, California.
     Sales in the Process Equipment segment were $167.5 million, compared with $160.5 million in 1992. Within this segment, sales from Thermo Fibertek were $137.1 million, compared with $125.6 million in 1992. Sales at Thermo Fibertek increased by $18.6 million as a result of the acquisition of the Engineered Systems Division (AES) of Albany International Corp. in June 1993, by $9.7 million due to the inclusion for a full year of Vickerys Holdings Limited, which was acquired in September 1992, and by $4.5 million from the North American accessories, flotation-dryer, and pollution-control equipment businesses. These increases were partially offset by a decline in sales of $15.9 million in Thermo Fibertek's paper-recycling equipment business, which continues to be affected by the poor financial condition of the paper industry, particularly in Europe, and by the unfavorable effects of a stronger U.S. dollar upon currency translation, which decreased sales by approximately $3.7 million. Sales of Holcroft heat-treating systems, which remain depressed, were $16.1 million, compared with $15.4 million in 1992. Sales of automated electroplating equipment from the Company's wholly owned Napco, Inc. subsidiary declined to $14.3 million from $19.5 million in 1993, due to continuing weak demand. The Process Equipment segment income margin was 8.3%, compared with 8.7% in 1992. Thermo Fibertek's segment income margin was 11.6%, compared with 12.5% in 1992. This decline was primarily due to lower sales of paper-recycling equipment, and to a lesser extent, competitive pricing pressure experienced by foreign paper-recycling operations. Segment income improved at Holcroft, resulting from reduced costs, offset by a decline at Napco. Napco incurred a segment loss of $1.5 million, compared with income of $0.6 million in 1992, as a result of lower sales, pricing pressure, and increased costs to complete jobs.
     Sales in the Biomedical Products segment were $127.5 million, compared with $58.2 million in 1992. Sales increased $59.1 million due to the inclusion of sales, for a full year, from Lorad Corporation, which was acquired by the Company's ThermoTrex subsidiary in November 1992, and from the acquisition of Nicolet's biomedical products business as part of the acquisition of Nicolet in August 1992. Sales also increased $4.2 million from the introduction of Thermedics' fragrance samplers, which were developed from the Company's polymer technology, with the balance of the increase primarily from higher demand for blood coagulation-monitoring products at the Company's wholly owned International Technidyne Corporation subsidiary. Segment income improved to $5.8 million from $1.3 million in 1992, principally as a result of increased sales.
     Sales in the Services segment were $122.0 million, compared with $114.3 million in 1992. Within this segment, sales from soil-remediation services increased by $8.8 million, primarily as a result of higher production at regional soil-remediation centers. Sales of metallurgical services declined by $1.3 million due to continuing weakness in aerospace and defense-related businesses. Sales from environmental sciences and engineering services were about the same level as in 1992. Segment income margin improved to 7.6%,
compared with 7.4% in 1992, due to an improved sales mix and efforts to reduce costs.
     Sales from the Advanced Technologies segment were $76.3 million, compared with $46.1 million in 1992. Sales increased $24.4 million due to increased demand, principally from one customer, for Thermedics' high-speed product quality assurance system. Sales also increased $7.2 million at Thermo Voltek, due to the inclusion, for a full year, of revenues from KeyTek Instrument Corp., which was acquired in June 1992, and the inclusion of revenues from Comtest Instrumentation, which was acquired in August 1993. These increases were offset in part by a decline in sales from a specific contract at Thermo Voltek's Universal Voltronics division, which was essentially completed in 1993. Segment income was $7.8 million, compared with $2.0 million in 1992, resulting primarily from increased sales.
     In 1993, the Company recorded $8.3 million of "Costs associated with divisional and product restructuring," which are described in Note 11 to Consolidated Financial Statements. Of the $8.3 million, the Alternative-energy Systems segment recorded $3.2 million, the Process Equipment segment recorded $0.5 million, and the Services segment recorded $4.6 million. There were no such costs recorded in 1992. Such amounts were not included in segment income discussed above.
     As a result of the sale of stock by subsidiaries, the issuance of shares by subsidiaries upon conversion of indebtedness, and similar transactions, the Company recorded gains of $39.9 million in 1993 and $30.2 million in 1992. Such gains represent the increase in the Company's proportionate share of the subsidiaries' equity and are classified as "Gain on issuance of stock by subsidiaries" in the accompanying statement of income. See Notes 1 and 9 to Consolidated Financial Statements for a more complete description of these transactions.
     "Other income (expense), net" in the accompanying statement of income includes equity in losses of unconsolidated subsidiaries, which represents the Company's portion of results from entities in which the Company's ownership is 50% or less, primarily the operation of the Dade County cogeneration facility. This plant, which is operated by a 50/50 joint venture of subsidiaries of the Company and Rolls-Royce, Inc., supplies electricity and chilled water to the Dade County Downtown Government Center complex in Miami, Florida. The loss for 1993 was $21.1 million, compared with a loss of $3.9 million in 1992, with the Dade County cogeneration facility accounting for $20.7 million and $3.4 million of these losses, respectively. The Dade County loss for 1993 includes a provision of $15.0 million, discussed below. The remaining increase resulted from higher fuel costs and legal expenses pertaining to the legal actions described in Note 6 to Consolidated Financial Statements. Because the demand for power and chilled water at the Dade County Downtown Government Center complex has been substantially less than anticipated since the plant's startup in 1987, and because the Company believes that Dade County (the County) has breached its contractual obligations with respect to the use of power at County facilities outside the Government Center (affecting plant efficiency), the joint venture has experienced continuing losses. Although the Company continues to pursue various alternatives to improve the profitability of this plant, such actions to date have not been effective, and there is no assurance that this situation will improve. The Company expects that its share of the future net cash flows of the joint venture will be less than the carrying amount of its investment and future obligations under the joint venture agreement, and has therefore established a reserve in the amount of $15.0 million. This reserve was determined by discounting to present value the Company's share of estimated future negative net cash flows of the joint venture, and represents management's estimate of the probable results. The Company is involved in litigation and regulatory proceedings with respect to the Dade County project that could require additional reserves, if the outcome of one or more of these matters is adverse to the Company (see Note 6 to Consolidated Financial Statements).

1992 Compared With 1991

Sales in 1992 were $949.0 million, compared with $805.5 million in 1991. Segment income was $87.1 million, compared with $63.9 million in 1991.
     Sales from the Instruments segment were $349.3 million, an increase of $65.6 million, or 23%, over 1991. Sales increased $54.9 million due to the acquisitions of Gas Tech in May 1992 and Nicolet in August 1992. Sales from most existing businesses also increased in 1992. Segment income margin was 17.1%, compared with 17.2% in 1991. Improved margins from existing businesses, due to reduced manufacturing costs, were offset by lower segment income margins at Gas Tech and Nicolet.
     Sales from the Alternative-energy Systems segment were $221.9 million, an increase of $41.5 million, or 23%, over 1991. Within this segment, sales from Thermo Energy Systems Corporation increased to $104.8 million from $92.4 million in 1991. This increase results from higher contractual rates on electricity sold and increased output at plants in California due to less utility-imposed curtailments of power output and fewer operating problems during the 1992 period. The 1992 period also included $2.0 million received in settlement of a dispute over lost development fees with a former joint venture partner. Construction revenues from the Delano II alternative-energy facility were $35.8 million, compared with $20.1 million in 1991. Sales from Thermo Power were $43.9 million, compared with $29.1 million in 1991. The acquisition of FES by Thermo Power in October 1992 contributed $10.1 million in revenues. Also, within Thermo Power, revenues from the Crusader Engines division were $19.2 million, an increase of $8.1 million from the depressed 1991 level, while sales of Tecogen packaged-cogeneration units and research services declined 19% to $14.6 million due to lower demand. Sales of Peter Brotherhood steam turbines and compressors were at about the same level as in 1991.
     Segment income from the Alternative-energy Systems segment was $1.8 million, compared with a loss of $0.9 million in 1991. Thermo Energy Systems Corporation segment income increased to $5.7 million from $0.5 million in 1991 due to $2.0 million received in settlement of a dispute over lost development fees; lower lease expense at the Company's alternative-energy plant in Whitefield, New Hampshire, resulting from the purchase of this plant by the Company in September 1992; and increased revenues from plant operations. Segment loss from power plant construction was $5.9 million in 1992, compared with segment income of $0.9 million in 1991, principally due to the establishment of a $5.0 million reserve for probable cost overruns on projects under construction. The comparison is also affected by the inclusion in 1991 segment income of a net contribution of $2.0 million from the favorable resolution of reserves established against subcontractor overrun claims on previously completed projects, offset in part by costs associated with the abandonment of two projects then under development. Segment income improved at Thermo Power and Peter Brotherhood principally as a result of increased revenues and efforts to reduce costs.
     Sales in the Process Equipment segment were $160.5 million, compared with $168.8 million in 1991. Sales of Holcroft heat-treating systems declined $9.7 million reflecting continued low order activity. This decline was offset in part by the inclusion of $4.8 million in revenues from Vickerys Holdings Limited, which was acquired by Thermo Fibertek in September 1992. Segment income margin was 8.7%, compared with 7.7% in 1991. The 1992 improvement resulted primarily from increased margins at Thermo Fibertek's flotation-dryer and pollution-control equipment business compared with 1991, which was affected by unusually high warranty costs, and to a lesser extent, a shift in product mix to higher-margin paper-recycling equipment.
     Sales in the Biomedical Products segment were $58.2 million, compared with $28.3 million in 1991. Sales increased $23.4 million due to the acquisition of Nicolet's biomedical products business in August 1992 and the ThermoTrex acquisition of Lorad in November 1992. Sales also increased due to higher demand for blood coagulation-monitoring instruments and skin-incision devices at the Company's International Technidyne Corporation (ITC) subsidiary. Segment income
was $1.3 million, compared with a loss of $0.6 million in 1991. This improvement results principally from increased revenues and improved profitability at ITC.
     Sales in the Services segment were $114.3 million, compared with $112.0 million in 1991. Within this segment, sales from soil-remediation services increased by $7.9 million, primarily as a result of additional regional soil-remediation centers in operation. Sales of metallurgical services declined by $4.7 million due to weakness in defense-related business. Sales from environmental science and analytical laboratory services were down 2% compared with 1991. Segment income margin improved to 7.4%, compared with 4.6% in 1991, resulting from a more favorable sales mix and actions taken to reduce costs.
     Sales from the Advanced Technologies segment were $46.1 million, compared with $34.2 million in 1991. Sales increased primarily due to the acquisition of KeyTek by Thermo Voltek in June 1992, which contributed $6.0 million in sales, and shipments by Thermedics to a new customer of a high-speed product quality assurance system introduced in mid-1992. Segment income was $2.0 million, compared with a loss of $1.4 million in 1991, resulting primarily from increased sales.
     As a result of the sale of stock by subsidiaries, the issuance of shares by subsidiaries upon conversion of indebtedness, and similar transactions, the Company recorded gains of $30.2 million in 1992 and $27.4 million in 1991. See Notes 1 and 9 to Consolidated Financial Statements for a more complete description of these transactions.
     "Other income (expense), net" in the accompanying statement of income includes equity in losses of unconsolidated subsidiaries. The loss in 1992 was $3.9 million, compared with a loss of $1.7 million in 1991, with the Dade County cogeneration plant accounting for $3.4 million and $1.6 million of these losses, respectively. The loss from the Dade County cogeneration plant increased principally due to ongoing higher lease costs, and to a lesser extent, higher fuel and maintenance costs.
     The Company recorded gains on sale of investments of $5.0 million in 1992 and $7.6 million in 1991. Such gains are also included in "Other income (expense), net" in the accompanying statement of income.

Financial Condition

Liquidity and Capital Resources

Consolidated working capital was $828.3 million at January 1, 1994, compared with $503.4 million at January 2, 1993. Included in working capital were cash and short-term investments of $700.2 million at January 1, 1994, compared with $368.7 million at January 2, 1993. In addition, at January 1, 1994, the Company had $43.6 million of long-term marketable securities, compared with $44.5 million at January 2, 1993. In July 1993, the Company completed a public offering of 6,750,000 shares of common stock for net proceeds of $246.0 million.
     A substantial percentage of the Company's consolidated cash and short-term investments is held by subsidiaries that are not wholly owned by the Company. This percentage may vary significantly over time. Pursuant to the Thermo Electron Corporate Charter (the Charter), to which each of the majority-owned subsidiaries of the Company is a party, Thermo Electron utilizes the combined financial resources of Thermo Electron and its subsidiaries to provide banking, credit, and other financial services to its subsidiaries so that each member of the Thermo Electron group of companies may benefit from the financial strength of the entire organization. Toward that end, the Charter states that each member of the group may be required to provide certain credit support to the consolidated entity. Nonetheless, the Company's ability to access assets held by its majority-owned subsidiaries through dividends, loans, or other transactions is subject in each instance to a fiduciary duty owed to the minority shareholders of the relevant subsidiary. In addition, dividends received by Thermo Electron from a subsidiary that does not consolidate with Thermo Electron

for tax purposes are subject to tax. Therefore, under certain circumstances, a portion of the Company's consolidated cash and short-term investments may not be readily available to Thermo Electron or certain of its subsidiaries.
     The Company intends for the foreseeable future to maintain at least 80% ownership of its Thermo Instrument and Thermo Fibertek subsidiaries, which is required in order to continue to file a consolidated federal income tax return with these subsidiaries. In addition, the Company intends to maintain greater than 50% ownership of its other majority-owned subsidiaries so that the Company may continue to consolidate with these subsidiaries for financial reporting purposes. This may require the purchase by the Company of additional shares or convertible debentures of these companies from time to time as the number of outstanding shares issued by these companies increases, either in the open market or directly from the subsidiaries, at prevailing market prices. See Note 5 to Consolidated Financial Statements for a description of outstanding convertible debentures issued by Thermo Instrument. In addition, at January 1, 1994, Thermo Instrument and Thermo Fibertek had outstanding stock options of 1,894,000 and 1,691,000 shares, respectively, exercisable at various prices and subject to certain vesting schedules. The Company's other majority-owned subsidiaries also have outstanding stock options and/or convertible debentures. If the Company were to lose its ability to consolidate for tax purposes with Thermo Instrument and/or Thermo Fibertek, the Company would incur an additional tax liability, which could be substantial.
     In 1993, the Company expended $143.0 million, net of cash acquired, for acquisitions (see Note 2 to Consolidated Financial Statements) and $56.6 million for purchases of property, plant and equipment. The Company has signed an agreement to purchase several businesses within the EnviroTech Measurements & Controls group of Baker Hughes Incorporated for approximately $134 million, subject to regulatory approvals and other closing conditions. In August 1993, the Company's Peter Brotherhood subsidiary finalized an agreement with a United Kingdom-based company to sell its present 11.6 acre facility in Peterborough, England, for 12.0 million British pounds sterling (approximately $17.8 million at current exchange rates). The first payment, for approximately 25% of the selling price, is expected in early 1994, with final payment before the end of 1994. Peter Brotherhood will use the proceeds from the sale to construct a new and more efficient facility within the Peterborough area. In early 1994, the Company completed construction of a waste-recycling facility in San Diego County, California. In the event that this facility is not sold to a third party, the Company is obligated to contribute $15.0 million of equity to the project. The project is also subject to $133.5 million of tax-exempt obligations, included in the accompanying balance sheet, which would be assumed by any purchaser. The Company has no material commitments for purchases of property, plant and equipment and expects that, for 1994, such expenditures will approximate the 1993 level.
     During 1993, the Company and its majority-owned subsidiaries expended $57.2 million to purchase common stock of the Company and its subsidiaries. The Company expects that these purchases will continue in 1994.

Pending Accounting Changes

     The Company is required to adopt Statement of Financial Accounting Standards (SFAS) No. 112, "Employers' Accounting for Post-employment Benefits," and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at the beginning of fiscal 1994. Management does not expect that SFAS No. 112 will have a material adverse effect on its results of operations. Management believes that the adoption of SFAS No. 115 will result in a cumulative effect of a change in accounting principle adjustment to shareholders' investment of approximately $2.6 million.

Information as to Publicly Owned Businesses (Unaudited)

(In thousands)                           1993           1992           1991
- ------------------------------------------------------------------------------
Revenues:
 Thermo Instrument Systems Inc.       $  584,176     $  423,199     $  338,747
 Thermo Fibertek Inc.                    137,088        125,577        124,731
 Thermedics Inc. (a)                      80,220         45,778         32,295
 Thermo Power Corporation                 77,360         43,904         29,131
 ThermoTrex Corporation                   54,329         19,843         16,801
 Thermo Process Systems Inc. (b)          53,839         47,082         50,632
                                      ----------     ----------     ----------
                                         987,012        705,383        592,337
 Wholly and majority-owned
  nonpublic companies                    262,706        243,589        213,147
                                      ----------     ----------     ----------
                                      $1,249,718     $  948,972     $  805,484
                                      ==========     ==========     ==========
Segment Income (c):
 Thermo Instrument Systems Inc.       $   96,786     $   63,373     $   49,742
 Thermo Fibertek Inc.                     15,902         15,716         14,652
 Thermedics Inc. (a)                       8,292            841         (3,048)
 Thermo Power Corporation                  2,707            715         (3,158)
 ThermoTrex Corporation                      485         (1,185)          (113)
 Thermo Process Systems Inc. (b)           1,338            371         (1,487)
                                      ----------     ----------     ----------
                                         125,510         79,831         56,588
 Wholly and majority-owned
  nonpublic companies                     17,122          7,237          7,315
                                      ----------     ----------     ----------
                                         142,632         87,068         63,903
Equity in Losses of
 Unconsolidated Subsidiaries             (21,076)        (3,948)        (1,663)
Corporate                                  9,563         18,850         16,933
                                      ----------     ----------     ----------
Income Before Income Taxes,
 Minority Interest, and
 Cumulative Effect of Change
 in Accounting Principle              $  131,119     $  101,970     $   79,173
                                      ==========     ==========     ==========

(a)  Includes Thermo Cardiosystems Inc. and Thermo Voltek Corp.
(b)  Includes Thermo Remediation Inc.
(c) Segment income is income before corporate general and administrative expenses, costs associated with divisional and product restructuring, other income and expense, minority interest expense, and income taxes.








Quarterly Information (Unaudited)

(In thousands except per share amounts)

1993(a)                  First(b)        Second         Third        Fourth
- ------------------------------------------------------------------------------
Revenues                   $292,763      $300,449       $318,380      $338,126
Gross profit                104,781       110,071        124,832       134,106
Net income                   15,448        17,606         20,923        22,656
Earning per share:
 Primary                       0.38          0.43           0.45          0.48
 Fully diluted                 0.34          0.39           0.40          0.43

1992(c)                  First(d)        Second       Third(e)       Fourth
- ------------------------------------------------------------------------------
Revenues                   $204,385      $210,065       $242,918      $291,604
Gross profit                 61,758        70,119         88,726        99,968
Income before
 cumulative effect
 of change in
 accounting
 principle                   12,634        13,904         15,516        18,540
Net income                   11,196        13,904         15,516        18,540
Earnings per share
 before cumulative
 effect of change in
 accounting
 principle:
  Primary                      0.32          0.35           0.39          0.46
  Fully diluted                0.31          0.33           0.35          0.41
Earnings per share:
  Primary                      0.28          0.35           0.39          0.46
  Fully diluted                0.27          0.33           0.35          0.41
- ------------------------------------------------------------------------------

(a)  Results include pre-tax gains of $11,101,000, $10,617,000, $3,461,000, and
     $14,684,000 in the first, second, third, and fourth quarters, respectively, from the issuance of stock by subsidiaries.
(b)  Results reflect the February 1993 acquisition of Spectra-Physics
     Analytical.
(c)  Results include pre-tax gains of $8,251,000, $5,076,000, $3,876,000, and
     $13,009,000 in the first, second, third, and fourth quarters, respectively, from the issuance of stock by subsidiaries.
(d) The first quarter of 1992 was restated to reflect the adoption of Statement of Financial Accounting Standards No. 106, "Accounting for Post-retirement Benefits Other Than Pensions."
(e)  Results reflect the August 1992 acquisition of Nicolet Instrument
     Corporation.







Common Stock Market Information

The following table shows the market range for the Company's common stock based on reported sales prices on the New York Stock Exchange (symbol TMO) for 1993 and 1992. Prices have been restated to reflect a three-for-two stock split distributed in October 1993.

                    1993                          1992
            ---------------------         ---------------------
Quarter      High           Low            High           Low
- ---------------------------------------------------------------
First      $38            $31 1/3        $31 2/3        $26 1/4
Second      41 1/6         36 1/3         29 1/12        25 1/6
Third       43 1/4         37 1/4         28 1/3         25
Fourth      43             38 1/8         31 1/2         26 1/2

     The closing market price on the New York Stock Exchange for the Company's common stock on February 25, 1994, was $39 1/2 per share.
     As of February 25, 1994, the Company had 6,406 holders of record of its common stock. This does not include holdings in street or nominee names.
     Common stock of the following majority-owned public subsidiaries is traded on the American Stock Exchange: Thermedics Inc. (TMD), Thermo Instrument Systems Inc. (THI), Thermo Power Corporation (THP), Thermo Process Systems Inc. (TPI), Thermo Cardiosystems Inc. (TCA), Thermo Voltek Corp. (TVL), ThermoTrex Corporation (TKN), Thermo Fibertek Inc. (TFT), and Thermo Remediation Inc.
(THN).

Dividend Policy

The Company has never paid cash dividends and does not expect to pay cash dividends in the foreseeable future because its policy has been to use earnings to finance expansion and growth. Payment of dividends will rest within the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, capital requirements, and financial condition.

Transfer Agent and Common Stock Registrar

The Bank of Boston is the stock transfer agent and maintains shareholder accounting records. The agent will respond to questions on issuances of stock certificates, changes of ownership, lost stock certificates, and changes of address. For these and similar matters, please direct inquiries to:

                The Bank of Boston
                Post Office Box 644
                Mail Stop: 45-02-09
                Boston, Massachusetts 02102-0644
                (617) 575-2900

Shareholder Services

Shareholders of Thermo Electron Corporation who desire information about the Company are invited to contact John N. Hatsopoulos, Chief Financial Officer, Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046, by letter or telephone at (617) 622-1111.
  A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly and annual reports as quickly as possible. If you would like your name added to the list, please notify this office.

Annual Meeting

The annual meeting of shareholders will be held on Tuesday, May 24, 1994, at 5:30 p.m. at the Hyatt Regency Hotel, Hilton Head, South Carolina.

Form 10-K Report

A copy of the Annual Report on Form 10-K for the fiscal year ended January 1, 1994, as filed with the Securities and Exchange Commission, may be obtained without charge by writing to John N. Hatsopoulos, Chief Financial Officer, Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046.










































Ten Year Financial Summary
(In millions except per share amounts)
                   1993(a)  1992(b) 1991(c)  1990(d)  1989    1988    1987    1986    1985    1984
- ---------------------------------------------------------------------------------------------------
Revenues          $1,249.7  $949.0   $805.5  $720.7  $623.0  $540.7  $419.9  $359.1  $286.2  $253.3

Costs and Expenses:
 Cost of revenues    755.5   609.0    533.6   465.3   424.2   359.6   280.3   244.8   194.9   172.6
 Expenses for R&D
  and new lines
  of business         87.0    62.3     52.6    54.0    46.4    43.2    31.4    26.5    21.5    21.6
 Selling, general and
  administrative
  expenses           283.6   209.4    177.3   163.1   130.0   113.7    91.5    72.7    56.9    48.2
 Costs associated
  with divisional
  and product
  restructuring        8.3       -      3.7     1.0     2.2     0.9     3.5     7.1     4.3     0.1
                  --------  ------   ------  ------  ------  ------  ------  ------  ------  ------
                   1,134.4   880.7    767.2   683.4   602.8   517.4   406.7   351.1   277.6   242.5
                  --------  ------   ------  ------  ------  ------  ------  ------  ------  ------
Gain on Issuance
 of Stock by
 Subsidiaries         39.9    30.2     27.4    20.3    16.8     6.0    16.1    15.9     9.1       -
Other Income
 (Expense), Net      (24.1)    3.5     13.5     2.3     3.3     4.5    (0.6)   (3.3)   (4.7)   (5.1)
                  --------  ------   ------  ------  ------  ------  ------  ------  ------  ------
Income Before
 Income Taxes,
 Minority Interest,
 and Cumulative
 Effect of Change
 in Accounting
 Principle           131.1   102.0     79.2    59.9    40.3    33.8    28.7    20.6    13.0     5.7
Provision for
 Income Taxes         33.4    27.5     24.8    17.8    10.4     9.0     6.0     4.0     2.5     0.1

Ten Year Financial Summary (continued)
(In millions except per share amounts)

                   1993(a)  1992(b) 1991(c)  1990(d)  1989    1988    1987    1986    1985    1984
- ---------------------------------------------------------------------------------------------------
Minority Interest
 Expense          $   21.1  $ 13.9   $  7.3  $  7.1  $  3.3  $  2.0  $  1.9  $  0.5  $ (0.1) $ (0.1)
                  --------  ------   ------  ------  ------  ------  ------  ------  ------  ------
Income Before
 Cumulative Effect
 of Change in
 Accounting
 Principle            76.6    60.6     47.1    35.0    26.6    22.8    20.8    16.1    10.6     5.7
Cumulative Effect
 of Change in
 Accounting
 Principle, Net
 of Tax (e)               -     1.4        -       -       -       -       -       -       -      -
                  --------- -------  ------- ------- ------- ------- ------- ------- ------- ------
Net Income        $    76.6 $  59.2  $  47.1 $  35.0 $  26.6 $  22.8 $  20.8 $  16.1 $  10.6 $  5.7
                  ========= =======  ======= ======= ======= ======= ======= ======= ======= ======
Earnings per Share
 Before Cumulative
 Effect of Change
 in Accounting
 Principle:
  Primary         $    1.75 $  1.51  $  1.31 $  1.09 $  0.86 $  0.77 $  0.68 $  0.55 $  0.42 $ 0.24
  Fully diluted   $    1.57 $  1.41  $  1.23 $  1.03 $  0.84 $  0.75 $  0.67 $  0.54 $  0.41 $ 0.23

 Earnings per Share:
  Primary         $    1.75 $  1.48  $  1.31 $  1.09 $  0.86 $  0.77 $  0.68 $  0.55 $  0.42 $ 0.24
  Fully diluted   $    1.57 $  1.38  $  1.23 $  1.03 $  0.84 $  0.75 $  0.67 $  0.54 $  0.41 $ 0.23

Balance Sheet Data:
 Working capital  $   828.3 $ 503.4  $ 463.5 $ 241.4 $ 276.0 $ 218.8 $ 210.9 $ 124.3 $  79.1 $ 51.3
 Total assets       2,473.7 1,818.3  1,199.5   904.4   664.1   524.4   460.8   332.6   240.9  208.0
Ten Year Financial Summary (continued)
(In millions)

                   1993(a)  1992(b) 1991(c)  1990(d)  1989    1988    1987    1986    1985    1984
- ---------------------------------------------------------------------------------------------------
 Net assets
  related to
  construction
  projects        $     9.4 $  23.8  $  29.4 $     - $     - $     - $     - $     - $     - $    -
 Long-term
  obligations         647.5   494.2    255.0   210.0   176.9   152.7   135.7    61.4    49.1   47.5
 Minority Interest    277.7   164.3    122.5    83.9    51.8    22.6    25.8    20.1     6.6    1.3
 Common stock of
  subsidiaries
  subject to
  redemption           14.5     5.5      5.5     8.7    13.1       -       -       -       -      -
 Shareholders'
  investment          858.5   552.9    480.9   310.2   226.4   194.3   173.5   153.1   106.7   87.8

(a)  Reflects the February 1993 acquisition of Spectra-Physics Analytical and the Company's 1993 public offering of common stock for net proceeds of $246.0 million.
(b)  Reflects the August 1992 acquisition of Nicolet Instrument Corporation and the issuance of $260.0 million principal amount of convertible debentures.
(c)  Reflects the issuance of $164.0 million principal amount of convertible debentures.
(d)  Reflects the May 1990 acquisition of Finnigan Corporation.
(e)  Reflects the adoption in fiscal 1992 of Statement of Financial Accounting Standards No. 106,
     "Accounting for Post-retirement Benefits Other Than Pensions".
