Form 10-K, Exhibit 13
period 1994-12-31
THERMO ELECTRON CORP
filed 1995-03-08
CIK 97745

Exhibit 13











                           THERMO ELECTRON CORPORATION


                            1994 Financial Statements
PAGE

  Thermo Electron Corporation
  Consolidated Statement of Income

  (In thousands except per
  share amounts)                                1994        1993        1992
  --------------------------------------------------------------------------
  Revenues:
   Product revenues                        $1,418,306 $1,103,558  $  808,928
   Service revenues                           141,438    121,987     114,268
   Research and development contract
    revenues                                   25,604     24,173      25,776
                                           ---------- ----------  ----------
                                            1,585,348  1,249,718     948,972
                                           ---------- ----------  ----------
  Costs and Expenses:
   Cost of products                           824,845    664,201     521,668
   Cost of services                           103,800     91,292      87,307
   Expenses for research and development
    and new lines of business (a)             103,676     87,027      62,343
   Selling, general and administrative
    expenses                                  373,247    281,849     207,660
   Costs associated with divisional and
    product restructuring (Note 12)               650      6,616           -
                                           ---------- ----------  ----------
                                            1,406,218  1,130,985     878,978
                                           ---------- ----------  ----------
  Operating Income                            179,130     118,733     69,994
  Gain on Issuance of Stock by
   Subsidiaries (Note 10)                      25,283     39,863      30,212
  Other Income (Expense), Net (Note 11)          (810)   (27,477)      1,764
                                           ---------- ----------- ----------
  Income Before Income Taxes, Minority
   Interest, and Cumulative Effect of
   Change in Accounting Principle             203,603    131,119     101,970
  Provision for Income Taxes (Note 9)          69,231     33,400      27,474
  Minority Interest Expense                    30,962     21,086      13,902
                                           ---------- ----------  ----------
  Income Before Cumulative Effect of
   Change in Accounting Principle             103,410     76,633      60,594
  Cumulative Effect of Change in
   Accounting Principle, Net of
   Tax (Note 8)                                     -          -       1,438
                                           ---------- ----------  ----------
  Net Income                               $  103,410 $   76,633  $   59,156
                                           ========== ==========  ==========
  Before Cumulative Effect of Change in
   Accounting Principle:
    Primary earnings per share             $     2.10 $     1.75  $     1.51
                                           ========== ==========  ==========
    Fully diluted earnings per share       $     1.85 $     1.57  $     1.41
                                           ========== ==========  ==========
  Primary Earnings per Share               $     2.10 $     1.75  $     1.48
                                           ========== ==========  ==========
  Fully Diluted Earnings per Share         $     1.85 $     1.57  $     1.38
                                           ========== ==========  ==========
  Primary Weighted Average Shares              49,245     43,779      40,049
                                           ========== ==========  ==========
  Fully Diluted Weighted Average Shares        64,680     55,520      47,163
                                           ========== ==========  ==========

                                       2PAGE

  Thermo Electron Corporation
  Consolidated Statement of Income (continued)


  (In thousands)                                1994        1993        1992
  --------------------------------------------------------------------------
  (a) Includes costs of:
       Research and development contracts $ 20,925 $ 20,435 $ 19,426 Internally funded research and
        development                            78,852     58,943      38,675
       Other expenses for new lines of
        business                                3,899      7,649       4,242
                                           ---------- ----------  ----------
                                           $  103,676 $   87,027  $   62,343
                                           ========== ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.







































                                       3PAGE

  Thermo Electron Corporation
  Consolidated Balance Sheet

  (In thousands)                                          1994        1993
  ------------------------------------------------------------------------
  Assets
  Current Assets:
   Cash and cash equivalents                        $  382,797  $  325,744
   Short-term available-for-sale investments,
    at quoted market value (amortized cost
    of $617,837) (Note 2)                              614,915           -
   Short-term investments, at cost (quoted
    market value of $377,183)                                -     374,450
   Accounts receivable, less allowances
    of $21,619 and $14,129                             332,668     267,377
   Unbilled contract costs and fees                     42,113      32,574
   Inventories:
    Raw materials and supplies                         128,876     110,437
    Work in process                                     44,711      38,055
    Finished goods                                      59,795      44,330
   Prepaid income taxes (Note 9)                        62,488      39,258
   Prepaid expenses                                     14,321      12,318
                                                    ----------  ----------
                                                     1,682,684   1,244,543
                                                    ----------  ----------
  Assets Related to Projects Under Construction:
   Restricted funds, at quoted market value                  -      34,100
   Facilities under construction                             -     128,040
                                                    ----------  ----------
                                                             -     162,140
                                                    ----------  ----------
  Property, Plant and Equipment, at Cost:
   Land                                                 43,990      40,570
   Buildings                                           143,727     116,895
   Alternative-energy and waste-recycling
    facilities                                         335,064     199,800
   Machinery, equipment and leasehold improvements     270,386     224,629
                                                    ----------  ----------
                                                       793,167     581,894
   Less: Accumulated depreciation and amortization     179,215     134,423
                                                    ----------  ----------
                                                       613,952     447,471
                                                    ----------  ----------
  Long-term Available-for-sale Investments, at
   Quoted Market Value (amortized cost of $65,218)
   (Note 2)                                             62,451           -
                                                    ----------  ----------
  Long-term Marketable Securities, at Cost
   (quoted market value of $45,125)                          -      43,630
                                                    ----------  ----------
  Other Assets                                          85,338     102,347
                                                    ----------  ----------
  Cost in Excess of Net Assets of Acquired
   Companies (Note 3)                                  575,524     473,579
                                                    ----------  ----------
                                                    $3,019,949  $2,473,710
                                                    ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                                       4PAGE

  Thermo Electron Corporation

  (In thousands except share amounts)                     1994        1993
  ------------------------------------------------------------------------
  Liabilities and Shareholders' Investment
  Current Liabilities:
   Notes payable and current maturities of
    long-term obligations (Note 6)                  $   82,997  $   64,686
   Accounts payable                                    112,245      85,278
   Accrued payroll and employee benefits                71,835      49,029
   Accrued income taxes                                 35,845       7,713
   Accrued installation and warranty costs              33,442      26,049
   Other accrued expenses (Note 3)                     200,136     183,491
                                                    ----------  ----------
                                                       536,500     416,246
                                                    ----------  ----------
  Deferred Income Taxes (Note 9)                        57,899      48,387
                                                    ----------  ----------
  Other Deferred Items                                  57,723      58,152
                                                    ----------  ----------

  Liabilities Related to Projects Under
   Construction (Note 6):
    Payables and accrued expenses                            -      10,680
    Tax-exempt obligations                                   -     142,069
                                                    ----------  ----------
                                                             -     152,749
                                                    ----------  ----------

  Long-term Obligations (Note 6):
   Senior convertible obligations                      620,000     275,000
   Subordinated convertible obligations                186,661     238,386
   Tax-exempt obligations                              130,985           -
   Nonrecourse tax-exempt obligations                   95,300     108,800
   Other                                                16,807      25,275
                                                    ----------  ----------
                                                     1,049,753     647,461
                                                    ----------  ----------
  Minority Interest                                    327,734     277,681
                                                    ----------  ----------
  Commitments and Contingencies (Note 7)
  Common Stock of Subsidiary Subject to
   Redemption ($15,390 redemption value)                     -      14,511
                                                    ----------  ----------
  Shareholders' Investment (Notes 4 and 5):
   Preferred stock, $100 par value, 50,000
    shares authorized; none issued
   Common stock, $1 par value, 175,000,000
    shares authorized; 51,025,340 and
    47,950,580 shares issued                            51,025      47,951
   Capital in excess of par value                      485,293     467,076
   Retained earnings                                   465,548     362,138
   Treasury stock at cost, 38,318 and 31,898
    shares                                              (1,631)     (1,212)
   Cumulative translation adjustment                    (3,557)    (13,591)
   Deferred compensation (Note 8)                       (2,657)     (3,839)



                                       5PAGE

  Thermo Electron Corporation
  Consolidated Balance Sheet (continued)

  (In thousands except share amounts)                     1994        1993
  ------------------------------------------------------------------------
   Net unrealized loss on available-for-sale
    investments (Note 2)                                (3,681)          -
                                                    ----------  ----------
                                                       990,340     858,523
                                                    ----------  ----------
                                                    $3,019,949  $2,473,710
                                                    ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.










































                                       6PAGE

  Thermo Electron Corporation
  Consolidated Statement of Cash Flows

  (In thousands)                                1994        1993       1992
  -------------------------------------------------------------------------
  Operating Activities:
   Net income                              $ 103,410  $  76,633   $  59,156
   Adjustments to reconcile net income
    to net cash provided by operating
    activities:
     Cumulative effect of change in
      accounting principle (Note 8)                -          -       1,438
     Depreciation and amortization            62,322     42,356      29,228
     Costs associated with divisional
      and product restructuring
      (Note 12)                                  650      6,616           -
     Equity in losses of unconsolidated
      subsidiaries                             4,019     22,721       3,948
     Provision for losses on accounts
      receivable                               4,255      2,675       2,021
     Increase in deferred income taxes         9,403     13,888      12,273
     Gain on sale of property, plant
      and equipment                          (15,025)      (198)       (175)
     Gain on sale of investments              (4,851)    (2,469)     (4,968)
     Gain on issuance of stock by
      subsidiaries (Note 10)                 (25,283)   (39,863)    (30,212)
     Minority interest expense                30,962     21,086      13,902
     Other noncash expenses                    9,809      7,850      11,549
     Changes in current accounts,
      excluding the effects of
      acquisitions:
       Accounts receivable                    (7,626)   (43,171)    (10,763)
       Inventories                            10,017     (6,525)     (4,753)
       Other current assets                   (5,415)      (230)     (9,860)
       Accounts payable                        1,155     10,014      (2,479)
       Other current liabilities              26,443     15,355     (15,363)
                                           ---------  ---------   ---------
        Net cash provided by operating
         activities                          204,245    126,738      54,942
                                           ---------  ---------   ---------
  Investing Activities:
   Acquisitions, net of cash acquired
    (Note 3)                                (173,764)  (142,962)   (251,738)
   Purchases of available-for-sale
    investments                             (748,879)         -           -
   Proceeds from sale and maturities of
    available-for-sale investments           495,361          -           -
   Purchases of property, plant and
    equipment                                (60,156)   (56,580)    (60,007)
   Proceeds from sale of property,
    plant and equipment                       21,371      5,224       1,575
   Purchases of long-term investments              -    (20,573)    (70,340)
   Proceeds from sale of long-term
    investments                                    -     16,651      35,899
   (Increase) decrease in short-term
    investments                                    -   (193,894)     68,260
   Increase in assets related to
    construction projects                          -     (3,781)   (132,971)

                                       7PAGE

  Thermo Electron Corporation
  Consolidated Statement of Cash Flows (continued)

  (In thousands)                                1994        1993       1992
  -------------------------------------------------------------------------
   Decrease in net restricted funds           23,420          -           -
   Other                                      (7,397)    (3,376)     (1,262)
                                           ---------  ---------   ---------
        Net cash used in investing
         activities                         (450,044)  (399,291)   (410,584)
                                           ---------  ---------   ---------
  Financing Activities:
   Proceeds from issuance of long-term
    obligations                              368,592    102,151     389,230
   Repayment and repurchase of long-term
    obligations                              (27,114)   (11,732)    (27,415)
   Proceeds from issuance of Company
    and subsidiary common stock               60,601    378,790     100,749
   Purchases of Company and subsidiary
    common stock                            (101,481)   (57,198)    (45,334)
   Other                                         339       (941)        485
                                           ---------  ---------   ---------
        Net cash provided by financing
         activities                          300,937    411,070     417,715
                                           ---------  ---------   ---------

  Exchange Rate Effect on Cash                 1,915     (3,374)     (2,424)
                                           ---------  ---------   ---------
  Increase in Cash and Cash Equivalents       57,053    135,143      59,649
  Cash and Cash Equivalents at
   Beginning of Year                         325,744    190,601     130,952
                                           ---------  ---------   ---------
  Cash and Cash Equivalents at End
   of Year                                 $ 382,797  $ 325,744   $ 190,601
                                           =========  =========   =========

  See Note 13 for supplemental cash flow information.

  The accompanying notes are an integral part of these consolidated financial statements.




















                                       8PAGE

   Thermo Electron Corporation
   Consolidated Statement of Shareholders' Investment

                                                Common    Capital
                                                Stock,  in Excess
                                                $1 Par     of Par   Retained
   (In thousands)                                Value      Value   Earnings
   -------------------------------------------------------------------------
   Balance December 28, 1991                 $ 25,858   $230,251    $226,349
   Net income                                       -          -      59,156
   Purchases of Company common
    stock                                           -          -           -
   Private placement of Company
    common stock                                  800     33,455           -
   Issuance of stock under
    employees' and directors'
    stock plans                                   358      4,241           -
   Tax benefit related to
    employees' and directors'
    stock plans                                     -      4,773           -
   Conversion of convertible
    obligations                                    84      2,894           -
   Effect of majority-owned
    subsidiaries' equity
    transactions                                    -    (18,509)          -
   Cumulative translation
    adjustment                                      -          -           -
   Amortization of deferred
    compensation                                    -          -           -
                                             ---------  ---------   --------
   Balance January 2, 1993                     27,100    257,105     285,505
   Net income                                       -          -      76,633
   Public offering of Company
    common stock (Note 4)                       4,500    241,505           -
   Issuance of stock under
    employees' and directors'
    stock plans                                   216        763           -
   Conversion of convertible
    obligations                                   285      6,619           -
   Effect of majority-owned
    subsidiaries' equity
    transactions                                    -    (23,066)          -
   Effect of three-for-two
    stock split                                15,850    (15,850)          -
   Cumulative translation
    adjustment                                      -          -           -
   Amortization of deferred
    compensation                                    -          -           -
                                             --------   --------    --------
   Balance January 1, 1994                     47,951    467,076     362,138
   Net income                                       -          -     103,410
   Issuance of stock under
    employees' and directors'
    stock plans                                   153      2,429           -
   Conversion of convertible
    obligations                                 2,921     63,013           -


                                        9PAGE

   Thermo Electron Corporation
   Consolidated Statement of Shareholders' Investment (continued)

                                                Common    Capital
                                                Stock,  in Excess
                                                $1 Par     of Par   Retained
   (In thousands)                                Value      Value   Earnings
   -------------------------------------------------------------------------
   Effect of majority-owned
    subsidiaries' equity
    transactions                                    -    (47,225)          -
   Cumulative translation
    adjustment                                      -          -           -
   Amortization of deferred
    compensation                                    -          -           -
   Effect of change in accounting
    principle (Note 2)                              -          -           -
   Change in net unrealized loss
    on available-for-sale
    investments (Note 2)                            -          -           -
                                             --------   --------    --------
   Balance December 31, 1994                 $ 51,025   $485,293    $465,548
                                             ========   ========    ========

   The accompanying notes are an integral part of these consolidated financial statements.































                                       10PAGE

  Thermo Electron Corporation
  Consolidated Statement of Shareholders' Investment (continued)

                                                                      Net Un-
                                           Cumulative                realized
                                             Transla-                 Loss on
                                                 tion   Deferred   Available-
                                   Treasury   Adjust-  Compensa-     for-sale
  (In thousands)                      Stock      ment       tion  Investments
  ---------------------------------------------------------------------------
  Balance December 28, 1991       $ (1,038)  $  5,532   $ (6,010)   $      -
  Net income                             -          -          -           -
  Purchases of Company common
   stock                            (6,214)         -          -           -
  Private placement of Company
   common stock                          -          -          -           -
  Issuance of stock under
   employees' and directors'
   stock plans                       3,442          -          -           -
  Tax benefit related to
   employees' and directors'
   stock plans                           -          -          -           -
  Conversion of convertible
   obligations                           -          -          -           -
  Effect of majority-owned
   subsidiaries' equity
   transactions                          -          -          -           -
  Cumulative translation
   adjustment                            -    (13,481)         -           -
  Amortization of deferred
   compensation                          -          -        960           -
                                  --------   --------   --------    --------
  Balance January 2, 1993           (3,810)    (7,949)    (5,050)          -
  Net income                             -          -          -           -
  Public offering of Company
   common stock (Note 4)                 -          -          -           -
  Issuance of stock under
   employees' and directors'
   stock plans                       2,598          -          -           -
  Conversion of convertible
   obligations                           -          -          -           -
  Effect of majority-owned
   subsidiaries' equity
   transactions                          -          -          -           -
  Effect of three-for-two
   stock split                           -          -          -           -
  Cumulative translation
   adjustment                            -     (5,642)         -           -
  Amortization of deferred
   compensation                          -          -      1,211           -
                                  --------   --------   --------    --------
  Balance January 1, 1994           (1,212)   (13,591)    (3,839)          -
  Net income                             -          -          -           -
  Issuance of stock under
   employees' and directors'
   stock plans                        (419)         -          -           -
  Conversion of convertible
   obligations                           -          -          -           -

                                      11PAGE

  Thermo Electron Corporation
  Consolidated Statement of Shareholders' Investment (continued)

                                                                      Net Un-
                                           Cumulative                realized
                                             Transla-                 Loss on
                                                 tion   Deferred   Available-
                                Treasury      Adjust-  Compensa-     for-sale
  (In thousands)                   Stock         ment       tion  Investments
  ---------------------------------------------------------------------------
  Effect of majority-owned
   subsidiaries' equity
   transactions                          -          -          -           -
  Cumulative translation
   adjustment                            -     10,034          -           -
  Amortization of deferred
   compensation                          -          -      1,182           -
  Effect of change in accounting
   principle (Note 2)                    -          -          -       2,868
  Change in net unrealized loss
   on available-for-sale
   investments (Note 2)                  -          -          -      (6,549)
                                  --------   --------   --------    --------
  Balance December 31, 1994       $ (1,631)  $ (3,557)  $ (2,657)   $ (3,681)
                                  ========   ========   ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.






























                                       12PAGE

  Thermo Electron Corporation

  Notes to Consolidated Financial Statements

  1.  Significant Accounting Policies
  --------------------------------------------------------------------------
  Principles of Consolidation
  The accompanying consolidated financial statements include the accounts of Thermo Electron Corporation and its majority- and wholly owned subsidiaries (the Company). All material intercompany accounts and transactions have been eliminated. Majority-owned public subsidiaries include Thermedics Inc., Thermo Instrument Systems Inc., Thermo Process Systems Inc., Thermo Power Corporation, ThermoTrex Corporation, Thermo Fibertek Inc., and Thermo Ecotek Corporation (formerly Thermo Energy Systems Corporation) (Note 15). Thermo Cardiosystems Inc. and Thermo Voltek Corp. are majority-owned public subsidiaries of Thermedics. Thermo Remediation Inc. is a majority-owned public subsidiary of Thermo Process. ThermoLase Corporation is a majority-owned public subsidiary of ThermoTrex. ThermoSpectra Corporation is a majority-owned, privately held subsidiary of Thermo Instrument. The Company accounts for investments in businesses in which it owns between 20% and 50% using the equity method.

  Fiscal Year
  The Company has adopted a fiscal year ending the Saturday nearest December
  31. References to 1994, 1993, and 1992 are for the fiscal years ended December 31, 1994, January 1, 1994, and January 2, 1993, respectively. Fiscal years 1994 and 1993 each included 52 weeks; 1992 included 53 weeks.

  Revenue Recognition
  For the majority of its operations, the Company recognizes revenues upon shipment of its products or upon completion of services it renders. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. Revenues and profits on substantially all contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $175,926,000 in 1994, $176,627,000 in 1993, and $186,407,000 in 1992. The
  percentage of completion is determined by relating either the actual costs or actual labor incurred to date to management's estimate of total costs or total labor, respectively, to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are classified as "Unbilled contract costs and fees" in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.
       In August 1993, the Company agreed, in exchange for a cash settlement, to terminate a power sales agreement between a subsidiary of the Company and a utility. The power sales agreement required the utility to purchase output of a cogeneration facility that had been under development. Under the termination agreement, the Company received $12.6 million through 1994, with subsequent payments of $5.4 million to be made through 1997. The Company will be obligated to return $8.2 million of this settlement if the Company elects to proceed with the facility and it achieves commercial operation before January 1, 2000. Accordingly, the Company has deferred recognition of $8.2 million of revenues, pending final determination of the project's status. During 1993, the Company recorded revenues of $9.8

                                      13PAGE

  Thermo Electron Corporation


  million and segment income of $5.4 million from the termination of the power sales agreement.

  Gain on Issuance of Stock by Subsidiaries
  At the time a subsidiary sells its stock to unrelated parties at a price in excess of its book value, the Company's net investment in that subsidiary increases. If at that time the subsidiary is an operating entity and not engaged principally in research and development, the Company records the increase as a gain.
       If gains have been recognized on issuances of a subsidiary's stock and shares of the subsidiary are subsequently repurchased by the subsidiary or by the Company, gain recognition does not occur on issuances subsequent to the date of a repurchase until such time as shares have been issued in an amount equivalent to the number of repurchased shares. Such transactions are reflected as equity transactions and the net effect of these transactions is reflected in the accompanying statement of shareholders' investment as "Effect of majority-owned subsidiaries' equity transactions."

  Income Taxes
  In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

  Earnings per Share
  Primary earnings per share have been computed based on the weighted average number of common shares outstanding during the year. Because the effect of common stock equivalents was not material, they have been excluded from the primary earnings per share calculation. Fully diluted earnings per share assumes the exercise of stock options and the conversion of the Company's dilutive convertible obligations and elimination of the related interest expense.

  Stock Split
  All share and per share information was restated in 1993 to reflect a three-for-two stock split, effected in the form of a 50% stock dividend, that was distributed in October 1993.

  Cash and Cash Equivalents
  Cash equivalents consist principally of U.S. government agency securities, bank time deposits, and commercial paper purchased with an original maturity of three months or less. These investments are carried at cost, which approximates market value.

  Available-for-sale Investments
  Pursuant to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company's short- and long-term debt and marketable equity securities are accounted for at market value (Note 2). Prior to 1994, these investments were carried at the lower of cost or market value. The fair market value of short- and long-term investments is determined based on quoted market prices for those investments.

  Inventories
  Inventories are stated at the lower of cost (on a first-in, first-out or weighted average basis) or market value and include materials, labor, and manufacturing overhead.

                                      14PAGE

  Thermo Electron Corporation


  Property, Plant and Equipment
  The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements -- 5 to 40 years, alternative-energy and waste-recycling facilities -- 24 to 25 years, machinery and equipment -- 3 to 20 years, and leasehold improvements -- the shorter of the term of the lease or the life of the asset.

  Assets Related to Projects Under Construction
  "Facilities under construction" in the accompanying 1993 balance sheet included a waste-recycling facility that was under construction in San Diego County, California. Construction costs for this facility were capitalized as incurred. Construction was completed in early 1994. This facility is included in "Alternative-energy and waste-recycling facilities" in the accompanying 1994 balance sheet.
       "Restricted funds" in the accompanying 1993 balance sheet represented unexpended proceeds from the issuance of tax-exempt obligations (Note 6), which were invested principally in U.S. government agency securities and municipal tax-exempt obligations. These investments were carried at cost, which equaled market value at year-end 1993.

  Other Assets
  "Other assets" in the accompanying balance sheet includes the cost of acquired trademarks, patents, and other specifically identifiable intangible assets, as well as capitalized costs associated with the Company's operation of certain alternative-energy facilities. These assets are being amortized using the straight-line method over their estimated useful lives, which range from 5 to 20 years. These assets were $39,731,000 and $41,252,000, net of accumulated amortization of $21,741,000 and $16,699,000, at year-end 1994 and 1993, respectively.

  Cost in Excess of Net Assets of Acquired Companies
  The excess of cost over the fair value of net assets of acquired businesses is amortized using the straight-line method principally over 40 years. Accumulated amortization was $46,668,000 and $32,439,000 at year-end 1994 and 1993, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired businesses in assessing the recoverability of this asset.

  Common Stock of Subsidiary Subject to Redemption
  In March 1993, ThermoLase sold 3,078,000 units at $5.00 per unit, each unit consisting of one share of ThermoLase common stock and one redemption right. In accordance with their terms, the redemption rights expired in November 1994 and, as a result, the Company transferred $14,765,000 of "Common stock of subsidiary subject to redemption" to "Minority interest" and "Capital in excess of par value."

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

                                      15PAGE

  Thermo Electron Corporation


  losses are included in the accompanying statement of income and are not material for the three years presented.

  Presentation
  Certain amounts in 1993 and 1992 have been reclassified to conform to the 1994 financial statement presentation.


  2.  Available-for-sale Investments
  --------------------------------------------------------------------------
  Effective January 2, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with SFAS No. 115, the Company's debt and marketable equity securities are considered "Available-for-sale investments" in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded currently as a component of shareholders' investment titled "Net unrealized loss on available-for-sale investments." "Effect of change in accounting principle" in the accompanying statement of shareholders' investment represents the unrealized gain, net of related tax effects, pertaining to available-for-sale investments held by the Company on January 2, 1994.
       The aggregate market value, cost basis, and gross unrealized gains and losses of short- and long-term available-for-sale investments by major security type, as of December 31, 1994, are as follows:

                                                            Gross      Gross
                                     Market       Cost Unrealized  Unrealized
  (In thousands)                      Value      Basis       Gains     Losses
  ---------------------------------------------------------------------------
  Government agency securities     $287,418   $291,342    $      -   $  3,924
  Corporate bonds                   298,799    301,103          74      2,378
  Tax-exempt securities              33,588     33,882           -        294
  Other                              57,561     56,728       2,783      1,950
                                   --------   --------    --------   --------
                                   $677,366   $683,055    $  2,857   $  8,546
                                   ========   ========    ========   ========

       Short- and long-term available-for-sale investments in the accompanying 1994 balance sheet include $348,613,000 with contractual maturities of one year or less, $289,293,000 with contractual maturities of more than one year through five years, and $39,460,000 with contractual maturities of more than five years. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call options that enable either the Company and/or the issuer to redeem these securities at an earlier date.
       The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains and losses recorded in the accompanying statement of income. Gain on sale of investments in 1994 resulted from gross realized gains of $6,666,000 and gross realized losses of $1,815,000 relating to the sale of available-for-sale investments.






                                      16PAGE

  Thermo Electron Corporation


  3.  Acquisitions
  --------------------------------------------------------------------------
  In 1994, the Company's majority-owned subsidiaries made several acquisitions for $174.3 million in cash. In 1993, the Company's majority-owned subsidiaries made several acquisitions for $143.8 million in cash.
       These acquisitions have been accounted for using the purchase method of accounting, and the acquired companies' results of operations have been included in the accompanying financial statements from their respective dates of acquisition. The aggregate cost of these acquisitions exceeded the estimated fair value of the acquired net assets by $232 million, which is being amortized principally over 40 years. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired and, for acquisitions completed in fiscal 1994, is subject to adjustment. Pro forma data is not presented since the acquisitions were not material to the Company's results of operations.
       "Other accrued expenses" in the accompanying balance sheet includes approximately $26 million and $41 million at year-end 1994 and 1993, respectively, for estimated severance, relocation, and other reserves associated with acquisitions.


  4.  Common Stock
  --------------------------------------------------------------------------
  In 1993, the Company sold 6,750,000 shares of its common stock in a public offering for net proceeds of $246.0 million.
       At December 31, 1994, the Company had reserved 23,454,166 unissued shares of its common stock for possible issuance under stock-based compensation plans, for possible conversion of the Company's convertible debentures, and for possible exchange of subsidiaries' convertible obligations into common stock of the Company. The subsidiaries' obligations are convertible into common stock of the Company in the event of a change in control, as defined in the related fiscal agency agreement, that has not been approved by the Company's Board of Directors (Note 6). The conversion price would be equal to 50% of the price of the Company's common stock prior to the change in control.


  5.  Stock-based Compensation Plans
  --------------------------------------------------------------------------
  The Company has several stock-based compensation plans for its key employees, directors, and others, which permit the award of stock-based incentives in the stock of the Company and its majority-owned subsidiaries. The Company has a nonqualified stock option plan, adopted in 1974, and an incentive stock option plan, adopted in 1981, which permit the award of stock options to key employees. The incentive stock option plan expired in 1991 and no grants were made after that date. An equity incentive plan, adopted in 1989, permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares or performance-based shares. To date, only nonqualified stock options have been awarded under this plan. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options presently outstanding under these plans are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over periods ranging from three to ten years after the first anniversary of the

                                      17PAGE

  Thermo Electron Corporation


  grant date, depending on the term of the option, which may range from five to twelve years. In addition, under certain options, shares acquired upon exercise are restricted from resale until retirement or other events. Nonqualified options may be granted at any price determined by the Board Committee, while incentive stock options must be granted at not less than fair market value of the Company's stock on the date of grant. Generally, stock options have been granted at fair market value. The Company also has a directors' stock option plan, adopted in 1993, that provides for the annual grant of stock options of the Company and its majority-owned subsidiaries to nonemployee directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and expire three or seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in stock-based compensation plans of the Company's majority-owned subsidiaries.

       No accounting recognition is given to options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

       A summary of the Company's stock option information is as follows:

                                1994             1993              1992
                          ---------------- ----------------  ---------------
                                    Range             Range            Range
                                       of                of               of
                                   Option            Option           Option
                          Number   Prices  Number    Prices  Number   Prices
  (In thousands except        of      per      of       per      of      per
  per share amounts)      Shares    Share  Shares     Share  Shares    Share
  --------------------------------------------------------------------------
  Options outstanding,            $ 7.27-           $ 7.27-          $ 7.27-
   beginning of year      2,961   $42.32   2,074    $31.30   1,965   $29.02

                                   38.68-            39.23-
    Granted                 729    45.10   1,225     42.32     634    31.30

                                    9.22-             7.27-            7.27-
    Exercised              (140)   31.30    (317)    29.02    (480)   25.75

                                   11.53-            10.73-           10.73-
    Lapsed or canceled      (49)   41.38     (21)    37.07     (45)   31.30
                          -----            -----             -----
  Options outstanding,            $ 7.27-           $ 7.27-          $ 7.27-
   end of year            3,501   $45.10   2,961    $42.32   2,074   $31.30
                          =====            =====             =====
                                  $ 7.27-           $ 7.27-          $ 7.27-
  Options exercisable     3,501   $45.10   2,961    $42.32   2,067   $31.30
                          =====            =====             =====
  Options available
   for grant              1,612              292             1,195
                          =====            =====             =====






                                      18PAGE

  Thermo Electron Corporation


  6.  Long-term Obligations and Other Financing Arrangements
  --------------------------------------------------------------------------
  Long-term obligations of the Company are as follows:

  (In thousands except per share amounts)                 1994         1993
  -------------------------------------------------------------------------
  5% Senior convertible debentures,
   due 2001, convertible at $47.25 per share        $  345,000  $        -
  4 5/8% Senior convertible debentures,
   due 1997, convertible at $32.25 per share           205,000     205,000
  4 7/8% Subordinated convertible debentures,
   due 1997, convertible at $32.25 per share            55,000      55,000
  6 3/4% Subordinated convertible debentures,
   due 2001, convertible at $23.00 per share                 -      67,173
  3 3/4% Senior convertible debentures,
   due 2000, convertible into shares of
   Thermo Instrument at $31.75 per share                70,000      70,000
  6 5/8% Subordinated convertible debentures,
   due 2001, convertible into shares of
   Thermo Instrument at $17.58 per share                36,862      49,569
  6 1/2% Subordinated convertible debentures,
   due 1998, convertible into shares of
   Thermedics at $10.42 per share                       10,252      12,997
  6 1/2% Subordinated convertible debentures,
   due 1997, convertible into shares of
   Thermo Process at $10.33 per share                   16,597      18,547
  Noninterest-bearing subordinated convertible
   debentures, due 1997, convertible into shares
   of Thermo Cardiosystems at $21.74 per share          33,000           -
  5 1/2% Subordinated convertible notes,
   due 2002, convertible into shares of
   Thermo Cardiosystems at $9.88 per share                 450         600
  3 3/4% Subordinated convertible debentures,
   due 2000, convertible into shares of Thermo
   Voltek at $11.75 per share                           34,500      34,500
  8.1% Nonrecourse tax-exempt obligation, payable
   in semi-annual installments commencing 1995,
   with final payment in 2000                           62,500      62,500
  6.0% Nonrecourse tax-exempt obligation, payable
   in semi-annual installments, with final
   payment in 2000                                      49,700      57,500
  Tax-exempt obligations, payable in semi-annual
   installments commencing 1995, with final
   payment in 2017                                     133,670           -
  10.23% Mortgage loan secured by property with a
   net book value of $16,564, payable in monthly
   installments, with a final payment in 2004           10,855      11,535
  Other                                                  8,338      21,375
                                                    ----------  ----------
                                                     1,071,724     666,296
  Less: Current maturities of long-term
   obligations                                          21,971      18,835
                                                    ----------  ----------
                                                    $1,049,753  $  647,461
                                                    ==========  ==========




                                      19PAGE

  Thermo Electron Corporation


       The debentures that are convertible into subsidiary common stock have been issued by the respective subsidiaries and are guaranteed by the Company.
        In the event of a change in control of the Company, as defined in the related fiscal agency agreement, that has not been approved by the Company's Board of Directors, each holder of the 5%, 4 5/8%, and 4 7/8% convertible debentures issued by the Company will have the right to require the Company to buy all or part of the holders' debentures, at par value plus accrued interest, within 50 calendar days after the date of expiration of a specified approval period. In addition, the obligations convertible into subsidiary common stock become convertible into common stock of the Company at a conversion price equal to 50% of the price of the Company's common stock prior to the change in control.
       "Nonrecourse tax-exempt obligations" represent obligations issued by the California Pollution Control Financing Authority (CPCFA), the proceeds of which were used to finance two alternative-energy facilities (Delano I and Delano II) located in Delano, California. Delano I was previously leased to a subsidiary of Thermo Ecotek by a third-party owner/lessor and was purchased by Thermo Ecotek in 1993. Construction of Delano II was completed in 1993. The obligations are payable only by a subsidiary of Thermo Ecotek and are not guaranteed by the Company, except under limited circumstances. As required by the financing bank group, Thermo Ecotek entered into interest rate swap agreements that effectively convert these obligations from floating rates to the fixed rates described above. These swaps have terms expiring in 2000, commensurate with the final maturity of the debt. The interest rate swap agreements are with a different counterparty than the holders of the underlying debt. The Company believes, however, that the credit risks associated with these swaps are minimal since the agreements are with a large, reputable bank. The notional amount of debt subject to the swap agreements is $110.0 million at December 31, 1994.
       "Tax-exempt obligations" represent obligations issued by the CPCFA in January 1992, the proceeds of which were loaned to the Company to finance the construction of a waste-recycling facility in San Diego County, California. Construction of this facility was completed in 1994 and the debt was reclassified from "Liabilities related to projects under construction" to "Long-term obligations" in the accompanying balance sheet. Of these tax-exempt obligations, $95 million carry fixed rates of interest ranging from 6.75% to 8.2%, and $39 million carry a floating rate of interest, which varies weekly based on short-term, tax-exempt markets. The interest rate ranged from 3.1% to 7.2% in 1994 and 4.25% to 6.85% in 1993.
       "Tax-exempt obligations" in the accompanying 1993 balance sheet also includes $8.5 million of tax-exempt obligations issued by the CPCFA in October 1991, the proceeds of which were loaned to the Company to finance the construction of the Delano II alternative-energy facility. These tax-exempt obligations were repaid in February 1994. Prior to the repayment, these obligations carried a floating rate of interest, which varied daily based on short-term, tax-exempt markets. The interest rate ranged from 2.45% to 5.55% in 1994 and 2.5% to 6.1% in 1993.
       The Company capitalized interest expense, net of interest income, incurred in connection with the construction of the Delano II and San Diego County facilities discussed above. These amounts were $2.1 million and $8.4 million in 1994 and 1993, respectively.






                                      20PAGE

  Thermo Electron Corporation


       The annual requirements for long-term obligations are as follows:

  (In thousands)
  --------------------------------------------------------
  1995                                          $   21,971
  1996                                              21,713
  1997                                             333,165
  1998                                              36,599
  1999                                              26,597
  2000 and thereafter                              631,679
                                                ----------
                                                $1,071,724
                                                ==========

       Certain of the Company's obligations include requirements to maintain predetermined financial ratios. At December 31, 1994, the Company was in compliance with these requirements.
       Based on quoted market prices and on borrowing rates currently available to the Company for debt of the same remaining maturities, the fair market value of the Company's long-term obligations, excluding interest rate swap agreements, was approximately $1.24 billion and $1.03 billion at December 31, 1994 and January 1, 1994, respectively. The fair market value of interest rate swap agreements entered into in connection with the nonrecourse tax-exempt obligations was a net receivable of approximately $2.1 million and a net payable of approximately $6.1 million at December 31, 1994 and January 1, 1994, respectively. During 1994, the average variable rate received under the interest rate swap agreements was 4.9%.
       "Notes payable and current maturities of long-term obligations" in the accompanying balance sheet include $61.0 million and $45.9 million in 1994 and 1993, respectively, of short-term bank borrowings at several of the Company's foreign subsidiaries. The weighted average interest rates for these borrowings were 6.2% at both year-end 1994 and 1993.


  7.  Commitments and Contingencies
  --------------------------------------------------------------------------
  Litigation

  The Company participates in the operation of the Dade County Downtown Government Center cogeneration facility in Miami, Florida, through a 50/50 joint venture of subsidiaries of the Company and Rolls-Royce, Inc. Because the demand for power and chilled water at the Dade County Downtown Government Center complex has been substantially less than anticipated since the plant's startup in 1987, and because the plant has had difficulty disposing of the rest of its output, the joint venture has experienced continuing losses.
      The joint venture sells electricity to Dade County pursuant to an energy purchase contract signed in 1983. The joint venture historically has sold more than half of its actual output to Dade County and the balance to Florida Power and Light (FPL), the local utility. In 1992, the joint venture sued Dade County in Florida state court, alleging that Dade County was in breach of the energy purchase contract and had misrepresented its demand for electrical power. Dade County asserted counterclaims against the joint venture, the Company, and Rolls-Royce, alleging, among other things, failure to properly maintain and operate the facility and to use its best efforts to maximize use of the facility's output. In May 1993, Dade County filed a petition with the Florida Public Service Commission (FPSC),

                                      21PAGE

  Thermo Electron Corporation


  asserting that the joint venture was engaged in the retail sale of electricity without complying with rules governing public utilities. If FPSC determines that the joint venture was engaged in illegal retail sales of electricity, it could impose refund or other liabilities on the joint venture and/or enjoin future sales.
      In May 1993, Dade County also brought a parallel proceeding before the Federal Energy Regulatory Commission (FERC) seeking to terminate the project's qualifying facility status under the Public Utility Regulatory Policies Act of 1978 (PURPA) for failure to meet certain required efficiency standards at various times from 1987 to the present. (PURPA generally obligates utilities, such as FPL, to purchase electricity from qualifying facilities at the utilities' avoided cost and exempts qualifying facilities from various federal and state regulations, such as the Federal Power Act (FPA).) The Company believes the project currently meets the efficiency standards and therefore currently has qualifying facility status. However, on October 21, 1993, FERC issued an order finding that, although the project met the efficiency standards for 1992, the project did not meet such standards from 1987 through 1991. FERC denied the joint venture's request for a waiver of the efficiency standards for that period and also directed the joint venture to show cause why FERC should not find that the joint venture was a public utility for FPA purposes during that period. If the joint venture is retroactively deemed a public utility under FPA, FERC could impose refund liabilities and other penalties to the extent FERC does not find either that the joint venture complied with relevant FERC regulations or that the regulations should be waived. The joint venture has been granted a rehearing of the FERC decision and has asserted various grounds for reversal. The joint venture is also entitled to appeal FERC's final decision, if necessary. In the rehearing, the County and FPL have argued before FERC that the project did not meet the efficiency standards for 1992.
      In 1994, the joint venture's lawsuit against Dade County, including counterclaims by Dade County, was dismissed with prejudice by agreement of the parties. The terms of the dismissal included: (a) payment by Dade County, net of amounts paid by the joint venture, of $1,500,000, (b) a joint request that FERC terminate its proceedings and vacate its previous order, and (c) a joint request that FPSC dismiss the petition brought before it by Dade County. FERC has not acted upon the request made to it by the joint venture. FPSC granted the request for dismissal. Since the settlement with the County, FPL has filed (a) a motion at FERC opposing the request made to FERC by the joint venture, and (b) a motion at FPSC, similar to one previously filed at FPSC by Dade County, seeking a declaration that the joint venture was engaged in the retail sale of electricity without complying with the rules governing public utilities. The joint venture also is pursuing an antitrust lawsuit against FPL.
      The joint venture leases its generating equipment from Florida Energy Partners Limited Partnership (FEP). If the energy purchase contract were to be held illegal, FEP could declare a default by the joint venture under the lease with FEP, and Dade County could be released from its obligation to buy electricity from the joint venture. In the lease, the joint venture also covenanted that the project would maintain PURPA qualifying facility status. If the joint venture is deemed to have breached this covenant, FEP could declare a default under the lease. In the event of a default, among other things, FEP could seek to sell or re-lease the equipment and the Company generally would be liable for one-half of any deficiency between
  (a) in the event of a sale, approximately $45 million and the amount realized from the sale or (b) in the case of re-lease, the present value of future rentals and prepayment penalty under the lease (approximately $31


                                      22PAGE

  Thermo Electron Corporation


  million) and the present value of a fair rental value to be collected from a new tenant.
      The joint venture's revenues for the year ended December 31, 1994 and the cumulative period from 1987 through 1991 were $3.4 million and $26.3 million, respectively. The Company reports its interest in the joint venture's results of operations using the equity method of accounting. Under this method, the Company records 50% of the joint venture's loss, but does not report as revenues any of the joint venture's revenues.
      The Company is contingently liable with respect to other lawsuits and matters. In the opinion of management, these contingencies will not have a material adverse effect on the financial condition of the Company.

  Operating Leases
  The Company leases portions of its office and operating facilities under various noncancelable operating lease arrangements. The accompanying statement of income includes expenses from operating leases of $19,615,000 in 1994, $14,718,000 in 1993, and $11,231,000 in 1992. Minimum rental commitments under noncancelable operating leases at December 31, 1994, are as follows:

  (In thousands)
  -----------------------------------------------------
  1995                                          $17,197
  1996                                           13,717
  1997                                           10,406
  1998                                            7,076
  1999                                            4,520
  2000 and thereafter                            16,695
                                                -------
                                                $69,611
                                                =======


  8.  Employee Benefit Plans
  --------------------------------------------------------------------------
  401(k) Savings Plan
  The Company's 401(k) savings plan covers the majority of the Company's eligible full-time U.S. employees. Contributions to the plan are made by both the employee and the Company. Company contributions are based on the level of employee contributions. For this plan, the Company contributed and charged to expense $6,450,000, $4,517,000, and $3,460,000 in 1994, 1993,
  and 1992, respectively.

  Employee Stock Ownership Plan
  The Company's Employee Stock Ownership Plan (ESOP) covers eligible full-time U.S. employees. The Company borrowed funds from a financial institution and then loaned these funds to the ESOP to purchase shares of common stock of the Company and its majority-owned subsidiaries. The loan balance between the Company and the financial institution was paid off in 1992. The loan between the Company and the ESOP is still outstanding. The shares purchased are reported as "Deferred compensation" in the accompanying balance sheet. The Company makes annual contributions to the ESOP and shares are allocated to plan participants based on employee compensation. For this plan, the Company charged to expense $1,123,000, $1,125,000, and $1,103,000 in 1994, 1993, and 1992, respectively. The 1992 amount includes interest expense of $228,000.



                                      23PAGE

  Thermo Electron Corporation


  Employee Stock Purchase Plan
  Substantially all of the Company's full-time U.S. employees are eligible to participate in employee stock purchase plans sponsored by the Company or by the Company's majority-owned public subsidiaries. Under these plans, shares of the Company's common stock may be purchased at the end of a 12-month plan year at 85% of the fair market value at the beginning of the plan year, and the shares purchased are subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. Participants of employee stock purchase plans sponsored by the Company's majority-owned public subsidiaries may also elect to purchase shares of the common stock of the subsidiary by which they are employed. During 1994, 1993, and 1992, the Company issued 97,224 shares, 125,268 shares, and 85,300 shares of its common stock, respectively, under these plans.

  Postretirement Benefits
  Two of the Company's subsidiaries provide postretirement medical benefits for employees who meet certain age and length-of-service requirements. As of the beginning of fiscal 1992, the Company adopted SFAS No. 106, "Accounting for Postretirement Benefits Other Than Pensions," which required the Company to change to the accrual method of accounting for postretirement medical benefits.
       The Company elected to recognize the cumulative effect of its accumulated postretirement benefit obligation in 1992, which resulted in a charge of $1,438,000, net of tax benefits of $844,000. The annual expense incurred under SFAS No. 106 and the related obligations required under this statement are not material to the Company's financial statements.

  Postemployment Benefits
  The Company provides certain postemployment benefits to former and inactive employees. Effective January 2, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires the recognition of the cost of postemployment benefits if certain criteria are met and the amount of benefits can be reasonably estimated. The adoption of this statement did not have a material impact on the Company's financial statements.


  9.  Income Taxes
  --------------------------------------------------------------------------
  The components of income before income taxes, minority interest, and cumulative effect of change in accounting principle are as follows:

  (In thousands)                                   1994      1993      1992
  -------------------------------------------------------------------------
  Domestic                                      $162,988  $113,152  $ 83,943
  Foreign                                         40,615    17,967    18,027
                                                --------  --------  --------
                                                $203,603  $131,119  $101,970
                                                ========  ========  ========









                                      24PAGE

  Thermo Electron Corporation


       The components of the provision for income taxes are as follows:

  (In thousands)                                   1994      1993      1992
  -------------------------------------------------------------------------
  Currently payable:
   Federal                                      $ 30,089  $ 10,270  $ 12,280
   Foreign                                        16,343     8,643     7,058
   State                                           9,672     5,320     3,923
                                                --------  --------  --------
                                                  56,104    24,233    23,261
                                                --------  --------  --------
  Deferred (prepaid), net:
   Federal                                        10,096     6,821     4,018
   Foreign                                          (243)      931     1,010
   State                                           3,274     1,415      (815)
                                                --------  --------  --------
                                                  13,127     9,167     4,213
                                                --------  --------  --------
                                                $ 69,231  $ 33,400  $ 27,474
                                                ========  ========  ========

       The provision for income taxes that is currently payable does not reflect $3,531,000, $3,354,000, and $7,579,000 of tax benefits of the
  Company and its public subsidiaries allocated to "Capital in excess of par value" or $112,000, $2,280,000, and $3,137,000 of tax benefits used to reduce "Cost in excess of net assets of acquired companies" in 1994, 1993, and 1992, respectively.
       The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% in 1994 and 1993 and 34% in 1992 to income before income taxes, minority interest, and cumulative effect of change in accounting principle due to the following:

  (In thousands)                                   1994       1993      1992
  --------------------------------------------------------------------------
  Provision for income taxes at statutory rate $ 71,261   $ 45,892  $ 34,670
  Increases (decreases) resulting from:
    Gain on issuance of stock by
     subsidiaries                                (8,849)   (13,770)  (10,272)
    State income taxes, net of federal tax        8,178      4,299     2,051
    Tax-exempt and tax-preferred investment
     income                                        (465)    (1,207)     (251)
    Investment and research and development
     tax credits                                 (2,786)    (6,625)        -
    Foreign tax rate and tax law differential     1,422      3,969     1,916
    Tax benefit of foreign sales corporation     (2,411)    (1,366)     (989)
    Minority interest in partnership losses      (1,454)    (1,057)   (1,157)
    Amortization of cost in excess of net
     assets of acquired companies                 3,450      3,400     1,674
    Nondeductible expenses                          907      1,008       198
    Other, net                                      (22)    (1,143)     (366)
                                               --------   --------  --------
                                               $ 69,231   $ 33,400  $ 27,474
                                               ========   ========  ========





                                      25PAGE

  Thermo Electron Corporation


       Deferred and short- and long-term prepaid income taxes in the accompanying balance sheet consist of the following:

  (In thousands)                                   1994       1993
  ----------------------------------------------------------------
  Deferred income taxes:
   Depreciation                                $ 48,962   $ 38,108
   Intangible assets                              7,373      8,214
   Other                                          1,564      2,065
                                               --------   --------
                                               $ 57,899   $ 48,387
                                               ========   ========
  Prepaid income taxes:
   Other reserves and accruals                 $ 36,033   $ 29,855
   Inventory basis difference                    16,756     10,801
   Capitalized costs and joint venture equity     3,727      7,071
   Accrued compensation                           8,599      7,653
   Allowance for doubtful accounts                5,470      4,108
   Net operating loss carryforwards               6,182      5,200
   Federal tax credit carryforwards               7,869      3,193
   Available-for-sale investments                 1,025          -
   Other, net                                     6,185      7,270
                                               --------   --------
                                                 91,846     75,151
   Less: Valuation allowance                     29,358     20,402
                                               --------   --------
                                               $ 62,488   $ 54,749
                                               ========   ========

       The valuation allowance relates to the uncertainty surrounding the realization of tax loss and credit carryforwards and the realization of tax benefits attributable to purchase accounting reserves and certain other tax assets of the Company and certain subsidiaries. Of the year-end 1994 valuation allowance, $8.6 million will be used to reduce "Cost in excess of net assets of acquired companies" when any portion of the related deferred tax asset is recognized and $7.5 million will increase "Capital in excess of par value" when previously unrealized stock option benefits are recognized.
       The increase in the valuation allowance is primarily attributable to the establishment of valuation allowances for tax loss and credit carryforwards, net of utilization of previously unbenefited tax attributes.
       The Company has not recognized a deferred tax liability for the undistributed earnings of its domestic subsidiaries because the Company does not expect these earnings to be remitted and become subject to tax. The Company believes it can implement certain tax strategies to recover its share of all undistributed earnings of its domestic subsidiaries tax-free.
        A provision has not been made for U.S. or additional foreign taxes on $109 million of undistributed earnings of foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company plans to keep these amounts permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S. foreign tax credits.







                                      26PAGE

  Thermo Electron Corporation


  10.  Transactions in Stock of Subsidiaries
  --------------------------------------------------------------------------
  "Gain on issuance of stock by subsidiaries" in the accompanying statement of income results primarily from the following transactions:

  1994
  ----
       Public offering of 1,610,000 shares of ThermoTrex common stock at $15.375 per share for net proceeds of $23,034,000 resulted in a gain of $7,906,000.
       Initial public offering of 2,674,786 shares of ThermoLase common stock at $6.00 per share for net proceeds of $14,784,000 resulted in a gain of $8,609,000.
       Private placements of 1,505,000 shares of ThermoSpectra common stock at $10.00 per share for net proceeds of $13,993,000 resulted in a gain of $6,469,000.
       Conversion of $3,725,000 of Thermedics 6 1/2% subordinated convertible debentures convertible at $10.42 per share into 357,597 shares of Thermedics common stock resulted in a gain of $992,000.

  1993
  ----
       Public offering of 3,225,000 shares of Thermedics common stock at $10.00 per share for net proceeds of $29,980,000 resulted in a gain of $10,707,000.
       Public offering of 4,312,500 shares of Thermo Power common stock at $9.00 per share for net proceeds of $35,998,000 resulted in a gain of $10,578,000.
       Private placements of 2,062,500 shares of ThermoTrex common stock at $11.17 and $14.50 per share for net proceeds of $27,463,000 resulted in a gain of $11,400,000.
       Private placement of 200,000 shares and initial public offering of 1,100,000 shares of Thermo Remediation common stock at $9.89 and $12.50 per share, respectively, for net proceeds of $14,554,000 resulted in a gain of $4,239,000.
       Conversion of $7,270,000 of Thermedics 6 1/2% subordinated convertible debentures convertible at $10.42 per share into 697,919 shares of Thermedics common stock resulted in a gain of $2,506,000.

  1992
  ----
       Private placement of 2,709,356 shares and initial public offering of 3,000,000 shares of Thermo Fibertek common stock at $6.70 to $8.00 per share for net proceeds of $39,748,000 resulted in a gain of $23,303,000.
       Issuance of 1,566,480 restricted shares of ThermoTrex common stock valued at $6.17 per share, or $9,673,000, to acquire Lorad Corporation resulted in a gain of $3,081,000.
       Private placement of 375,000 shares of ThermoTrex common stock at $10.67 per share for net proceeds of $3,556,000 resulted in a gain of $1,745,000.

       The Company's ownership percentage in these subsidiaries changed primarily as a result of the transactions listed above, as well as the Company's purchases of shares of its majority-owned subsidiaries' stock, the subsidiaries' purchases of their own stock, the issuance of subsidiaries' stock by the Company or by the subsidiaries under stock-based compensation plans or in other transactions, and the conversion of


                                      27PAGE

  Thermo Electron Corporation


  convertible obligations held by the Company, its subsidiaries, or by third parties.

       The Company's ownership percentages at year-end were as follows:

                                     1994        1993         1992
                                     ----        ----         ----
  Thermo Instrument                  83%          81%          81%
  Thermo Fibertek                    81%          80%          80%
  Thermedics                         51%          52%          59%
  Thermo Ecotek (Note 15)            97%          88%          87%
  Thermo Power                       60%          52%          81%
  ThermoTrex                         50%          55%          62%
  Thermo Process                     80%          72%          71%
  Thermo Cardiosystems (a)           58%          57%          58%
  Thermo Voltek (a)                  71%          67%          57%
  Thermo Remediation (b)             65%          67%          85%
  ThermoLase (c)                     69%          81%         100%
  ThermoSpectra (d)                  86%         100%         100%

  (a) Reflects combined ownership by Thermo Electron and Thermedics.
  (b) Reflects ownership by Thermo Process.
  (c) Reflects ownership by ThermoTrex.
  (d) Reflects ownership by Thermo Instrument.


  11.  Other Income (Expense), Net
  --------------------------------------------------------------------------
  The components of "Other income (expense), net" in the accompanying statement of income are as follows:

  (In thousands)                               1994        1993        1992
  -------------------------------------------------------------------------
  Interest income                          $ 43,165    $ 23,883    $ 24,624
  Interest expense                          (59,550)    (31,643)    (24,296)
  Equity in losses of unconsolidated
   subsidiaries                              (4,019)    (22,721)     (3,948)
  Gain on sale of investments                 4,851       2,469       4,968
  Other income, net                          14,743         535         416
                                           --------    --------    --------
                                           $   (810)   $(27,477)   $  1,764
                                           ========    ========    ========


  12.  Costs Associated with Divisional and Product Restructuring
  --------------------------------------------------------------------------
  "Costs associated with divisional and product restructuring" in the accompanying 1994 statement of income represents severance costs and, to a lesser extent, the costs to write-off leasehold improvements at ThermoTrex's East Coast division.
       The 1993 amount primarily represents a $1,900,000 reserve for the write-off of machinery and equipment and costs to phase out a product line in the Company's metal-fabrication services business, a $1,200,000 reserve for restructuring at the Company's steam turbines and compressors business, and $2,660,000 for the write-off of mobile soil-remediation assets and other related expenses.



                                      28PAGE

  Thermo Electron Corporation


  13.  Supplemental Cash Flow Information
  --------------------------------------------------------------------------
  Supplemental cash flow information is as follows:

  (In thousands)                                1994        1993        1992
  --------------------------------------------------------------------------
  Cash Paid For:
   Interest                                $  47,451   $  29,438   $  18,287
   Income taxes                            $  27,135   $   9,699   $  16,593

  Noncash Activities:
   Conversions of convertible obligations  $  89,625   $  50,403   $  13,863
   Purchase of alternative-energy
    facility through assumption of debt    $       -   $  66,900   $       -

   Fair value of assets of acquired
    companies                              $ 250,404   $ 208,193   $ 429,113
   Cash paid for acquired companies         (174,330)   (143,790)   (255,340)
   Issuance of subsidiary common stock
    for acquired business                          -           -      (9,673)
                                           ---------   ---------   ---------
     Liabilities assumed of acquired
      companies                            $  76,074   $  64,403   $ 164,100
                                           =========   =========   =========


  14.  Business Segment and Geographical Information
  --------------------------------------------------------------------------
  The Company's business segments include the following:
    Instruments: environmental-monitoring, analytical, and process-control instruments
    Alternative-energy Systems: alternative-energy power plants, waste-recycling facility, industrial refrigeration systems, natural gas engines, cooling and cogeneration units, turbines and compressors Process Equipment: paper-recycling equipment, papermaking systems and accessories, metallurgical processing systems, electroplating equipment Biomedical Products: biomedical materials, mammography and needle-biopsy systems, skin-incision devices, blood coagulation-monitoring equipment, left ventricular-assist systems, neurophysiology monitoring instruments, personal-care products
    Environmental Services: thermal soil-remediation, industrial-fluids recycling, metallurgical heat treating and fabrication, laboratory analysis, environmental sciences
    Advanced Technologies: process detection systems, security instruments, electronic test equipment, power-conversion instruments, long-term hair removal system, development of avionics products and medical systems













                                      29PAGE

  Thermo Electron Corporation


  (In thousands)                             1994          1993         1992
  --------------------------------------------------------------------------
  Revenues:
   Instruments                         $  650,114    $  516,712   $  349,261
   Alternative-energy Systems             285,410       242,662      221,877
   Process Equipment                      189,862       167,524      160,459
   Biomedical Products                    180,318       127,533       58,167
   Environmental Services                 141,793       121,987      114,268
   Advanced Technologies                  142,680        76,304       46,075
   Intersegment Sales Elimination (a)      (4,829)       (3,004)      (1,135)
                                       ----------    ----------   ----------
                                       $1,585,348    $1,249,718   $  948,972
                                       ==========    ==========   ==========
  Segment Income (b):
   Instruments                         $  105,440    $   91,412   $   59,758
   Alternative-energy Systems              34,451        14,434        1,767
   Process Equipment                       20,730        13,924       13,891
   Biomedical Products                     17,601         5,758        1,252
   Environmental Services                  14,853         9,263        8,411
   Advanced Technologies                   10,261         7,841        1,989
                                       ----------    ----------   ----------
    Total Segment Income                  203,336       142,632       87,068
   Equity in Losses of Unconsolidated
    Subsidiaries                           (4,019)      (22,721)      (3,948)
   Corporate (c)                            4,286        11,208       18,850
                                       ----------    ----------   ----------
   Income Before Income Taxes,
    Minority Interest, and Cumulative
    Effect of Change in Accounting
    Principle                          $  203,603    $  131,119   $  101,970
                                       ==========    ==========   ==========
  Identifiable Assets:
   Instruments                         $1,011,916    $  850,688   $  531,320
   Alternative-energy Systems             577,781       593,247      406,515
   Process Equipment                      191,846       179,251      172,984
   Biomedical Products                    348,199       285,715      228,781
   Environmental Services                 192,523       146,658      129,656
   Advanced Technologies                  194,557       169,488       81,409
   Corporate (d)                          503,127       248,663      267,600
                                       ----------    ----------   ----------
                                       $3,019,949    $2,473,710   $1,818,265
                                       ==========    ==========   ==========
















                                      30PAGE

  Thermo Electron Corporation


  (In thousands)                             1994          1993         1992
  --------------------------------------------------------------------------
  Depreciation and Amortization:
   Instruments                         $   22,070    $   18,059   $   10,786
   Alternative-energy Systems              16,078         4,982        3,511
   Process Equipment                        4,780         4,277        3,792
   Biomedical Products                      6,292         5,328        2,922
   Environmental Services                   8,382         6,641        5,845
   Advanced Technologies                    3,487         1,843        1,277
   Corporate                                1,233         1,226        1,095
                                       ----------    ----------   ----------
                                       $   62,322    $   42,356   $   29,228
                                       ==========    ==========   ==========
  Capital Expenditures:
   Instruments                         $    7,574    $    6,347   $    4,650
   Alternative-energy Systems (e)          31,717        92,862       38,097
   Process Equipment                        3,231         2,631        3,721
   Biomedical Products                      7,284         9,042        2,245
   Environmental Services                   7,559         7,583        8,550
   Advanced Technologies                    2,650         2,774        1,681
   Corporate                                  141         2,241        1,063
                                       ----------    ----------   ----------
                                       $   60,156    $  123,480   $   60,007
                                       ==========    ==========   ==========
  Export Sales Included Above (f)      $  262,436    $  219,631   $  131,755
                                       ==========    ==========   ==========
  Foreign Operations Included Above:
    Revenues:
      Europe                           $  295,203    $  223,707   $  198,066
      Other                                61,586        32,835       22,941
                                       ----------    ----------   ----------
                                       $  356,789    $  256,542   $  221,007
                                       ==========    ==========   ==========
    Income Before Income Taxes,
     Minority Interest, and Cumulative
     Effect of Change in Accounting
     Principle:
      Europe                           $   30,490    $   11,305   $   17,627
      Other                                10,125         6,662          400
                                       ----------    ----------   ----------
                                       $   40,615    $   17,967   $   18,027
                                       ==========    ==========   ==========
    Identifiable Assets:
      Europe                           $  386,645    $  299,091   $  239,431
      Other                                60,697        41,068       36,877
                                       ----------    ----------   ----------
                                       $  447,342    $  340,159   $  276,308
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


                                      31PAGE

  Thermo Electron Corporation


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


  15.  Subsequent Events
  --------------------------------------------------------------------------
  Transaction in Stock of Subsidiary
  On February 21, 1995, Thermo Ecotek issued 2,333,556 shares of its common stock in an initial public offering pursuant to a rights offering for net proceeds of approximately $27.7 million. Following the initial public offering, the Company owned 83% of Thermo Ecotek's common stock outstanding.

  Acquisitions
  On February 8, 1995, the Company entered into a definitive agreement to acquire Coleman Research Corporation (CRC) in exchange for up to 2,669,158 shares of Company common stock, including approximately 146,900 shares reserved for issuance upon exercise of stock options. CRC provides systems integration, systems engineering, and analytical services to government customers in the fields of information technology, energy and the environment, software engineering, launch systems, advance radar and imaging, and health systems. The acquisition is subject to certain conditions, including the approval of CRC's shareholders, and is expected to be consummated on or about March 15, 1995. If completed, the acquisition of CRC will be accounted for using the pooling-of-interests method.
       On March 1, 1995, the Company's Thermo Instrument subsidiary entered into an Asset and Stock Purchase Agreement (the Agreement) with Fisons plc (Fisons) under which Thermo Instrument agreed to acquire the Scientific Instruments Division (the Division) of Fisons for 202 million British pounds sterling. The Division is principally composed of operations that are involved in the research, development, manufacture, and sale of analytical instruments to industrial and research laboratories worldwide. For the fiscal year ended December 31, 1994, the Division had unaudited revenues of approximately 262 million British pounds sterling and an unaudited net loss of approximately 19 million British pounds sterling. Consummation of the acquisition is subject to several conditions, including the approval of Fisons shareholders, regulatory approvals, consent of certain third parties, and customary conditions to closing. The purchase price is subject to a post-closing adjustment based on the net asset value of the Division as of the closing date.













                                      32PAGE

   Report of Independent Public Accountants
   ---------------------------------------------------------------------------

   To the Shareholders and Board of Directors of Thermo Electron Corporation:

        We have audited the accompanying consolidated balance sheet of Thermo Electron Corporation (a Delaware corporation) and subsidiaries as of December 31, 1994 and January 1, 1994, and the related consolidated statements of income, shareholders' investment, and cash flows for each of the three years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Electron Corporation and subsidiaries as of December 31, 1994 and January 1, 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.
        As discussed in Note 8 to the consolidated financial statements, effective December 29, 1991, the Company changed its method of accounting for postretirement benefits other than pensions. Also, as discussed in Note 2 to the consolidated financial statements, effective January 2, 1994, the Company changed its method of accounting for investments in debt and marketable equity securities.



                                                Arthur Andersen LLP



   Boston, Massachusetts
   February 10, 1995
   (Except with respect to the matters
   discussed in Note 15 as to which the
   date is March 1, 1995)











                                       33PAGE

   Thermo Electron Corporation


   Management's Discussion and Analysis of Financial Condition and Results of Operations

   Overview

   The Company develops and manufactures a broad range of products that are sold worldwide. The Company expands the product lines and services it offers by developing and commercializing its own core technologies and by making strategic acquisitions of complementary businesses. The majority of the Company's businesses fall into four broad markets: environmental, energy, process control, and selected health and safety instrumentation.
        An important component of the Company's strategy is to establish leading positions in its markets through the application of proprietary technology, whether developed internally or acquired. A key contribution to the growth of the Company's segment income (as defined in the results of operations below), particularly over the last three years, has been the ability to identify attractive acquisition opportunities, complete those acquisitions, and derive a growing income contribution from the newly acquired businesses as they are integrated into the Company's business segments.
        The Company seeks to minimize its dependence on any specific product or market by maintaining and diversifying its portfolio of businesses and technologies. Similarly, the Company's goal is to maintain a balance in its businesses between those affected by various regulatory cycles and those more dependent on the general level of economic activity. Although the Company is diversified in terms of technology, product offerings, and geographic markets served, the future financial performance of the Company as a whole is largely affected by the strength of worldwide economies and the continued adoption and diligent enforcement of environmental regulations, among other factors.
        The Company believes that maintaining an entrepreneurial atmosphere is essential to its continued growth and development. In order to preserve this atmosphere, the Company has adopted a strategy of spinning out certain of its businesses into separate subsidiaries and having these subsidiaries sell a minority interest to outside investors. The Company believes that this strategy provides additional motivation and incentives for the management of the subsidiaries through the establishment of subsidiary-level stock option incentive programs, as well as capital to support the subsidiaries' growth. As a result of the sale of stock by subsidiaries, the issuance of stock by subsidiaries upon conversion of convertible debentures, and similar transactions, the Company records gains that represent the increase in the Company's net investment in the subsidiaries and are classified as "Gain on issuance of stock by subsidiaries" in the accompanying statement of income. These gains have represented a substantial portion of the net income reported by the Company in recent years. Although the Company expects to continue this strategy in the future, its goal is to continue increasing segment income over the next few years so that gains generated by the sale of stock by its subsidiaries will represent a decreasing portion of total net income. The size and timing of these transactions are dependent on market and other conditions that are beyond the Company's control. Accordingly, there can be no assurance that the Company will be able to generate gains from such transactions in the future.






                                       34PAGE

   Thermo Electron Corporation


   Results of Operations

   1994 Compared With 1993

        Sales in 1994 were $1,585.3 million, an increase of $335.6 million, or 27%, over 1993. Segment income was $203.3 million, compared with $142.6 million in 1993, an increase of 43%. (Segment income is income before corporate general and administrative expenses, costs associated with divisional and product restructuring, other income and expense, minority interest expense, and income taxes.) Operating income was $179.1 million, compared with $118.7 million in 1993, an increase of 51%.
        Sales from the Instruments segment were $650.1 million in 1994, an increase of $133.4 million, or 26%, over 1993. Sales increased due to acquisitions made by Thermo Instrument during 1993 and its acquisition of several businesses within the EnviroTech Measurements & Controls group of Baker Hughes Incorporated in March 1994. Segment income margin (segment income margin is segment income as a percentage of sales) was 16.2%, compared with 17.7% in 1993. Segment income margin declined principally due to lower margins at the acquired businesses within the EnviroTech Measurements & Controls group.
        Sales from the Alternative-energy Systems segment were $285.4 million, an increase of $42.7 million, or 18%, over 1993. Within this segment, revenues from Thermo Ecotek (formerly Thermo Energy Systems), which consist of revenues from alternative-energy power plant operations, were $134.3 million, compared with $117.7 million in 1993. This increase results from an additional plant in operation in 1994 and, to a lesser extent, the absence of utility-imposed curtailments of power output as well as improved performance at two California plants and annual contractual energy rate increases under certain power sales contracts. The 1993 period included $9.8 million of revenues recorded as a result of the termination of a power sales contract, and $3.1 million from the one-time sale of gas pipeline rights. Sales from the Company's wholly owned Energy Systems division increased $10.7 million as a result of a waste-recycling facility in San Diego County that commenced operations in the first quarter of 1994. Sales from Thermo Power increased 19%, to $91.9 million, as a result of the inclusion of $8.4 million in sales from its NuTemp, Inc. subsidiary, which was acquired in May 1994, and due to increased demand for refrigeration packages at its FES division.
        Segment income from the Alternative-energy Systems segment was $34.5 million, compared with $14.4 million in 1993. Thermo Ecotek had segment income of $26.9 million, compared with $13.2 million in 1993. This improvement results from an additional power plant in operation during 1994, the absence of utility-imposed curtailments of power output and improved performance at two California plants, and annual contractual energy rate increases under certain power sales contracts. The utility that purchases the output of two of the Company's California plants has the right to curtail the plants' power output up to 1,000 hours per year during periods of low demand. The utility commonly experiences low demand following periods of heavy rain or snow, when hydroelectric power is available. Due to abnormally heavy rainfall during January 1995, utility curtailment of two of the Company's California plants is likely to reach the contractually allowable maximum of 1000 hours at each of the plants in 1995. Thermo Ecotek's segment income also improved as a result of lower lease expense, offset in part by depreciation expense, resulting from the December 1993 purchase of the Delano I facility in California. The 1993 period included $8.6 million of income from the termination of a power sales contract and the one-time sale of gas pipeline rights. Segment income from the Company's Energy Systems division increased $3.4 million as a

                                       35PAGE

   Thermo Electron Corporation


   result of the waste-recycling facility that commenced operation in the first quarter of 1994. Segment income increased at Thermo Power by $2.6 million as a result of increased sales, as well as lower expenses at its Crusader Engines division.
        Certain of Thermo Ecotek's plants have power sales agreements with utilities under which the rates paid for power will convert from fixed rates to "avoided cost" rates in the year 2000. Avoided cost rates are currently substantially less than the fixed rates. Two of these plants have conditions in their nonrecourse lease agreements that require funding of "power reserves" in years prior to 2000, based on projections of operating cash flow shortfalls in the year 2000 and thereafter. The power reserves represent funds available to make lease payments in the event that revenues are not sufficient after the plants convert to avoided cost rates. Without sufficient increases in avoided cost rates or reductions in fuel costs and other operating expenses by the year 2000, Thermo Ecotek expects to either renegotiate its nonrecourse lease agreements or forfeit its interests in the plants. Beginning in 1996, if projected avoided cost rates remain at current levels, Thermo Ecotek will expense the funding of reserves required under the nonrecourse lease agreements. As a result, the income from the two plants is expected to be reduced to approximately breakeven beginning in 1996. The plants contributed $9.6 million of segment income in 1994.
        Sales in the Process Equipment segment were $189.9 million, compared with $167.5 million in 1993. Within this segment, sales from Thermo Fibertek increased to $162.6 million from $137.1 million in 1993 due to an increase of $17.6 million in sales as a result of the acquisition of AES Engineered Systems in June 1993, an increase of $7.9 million in sales from the Company's paper-recycling equipment business as a result of three large contracts received earlier in the year, and an increase of $4.1 million in sales from the Company's U.S. accessories business due to greater demand. These increases were offset in part by a decline of $4.4 million in sales of environmental process systems sold by the Company's U.K. subsidiary, to $1.3 million in 1994, as a result of changes in U.K. environmental regulations that required modifications to that subsidiary's equipment. Thermo Fibertek intends to exit this business during 1995. In December 1994, a wholly owned subsidiary of the Company entered into a $145 million contract for engineering, procurement, and construction services for an office wastepaper de-inking facility to be located in Menominee, Michigan. Construction is expected to take place over approximately two years. Thermo Fibertek will supply approximately $15 million of equipment and services for this project over the next two years. Sales of Holcroft heat-treating systems, which remain depressed, declined $1.5 million in 1994, and sales of automated electroplating equipment from the Company's wholly owned Napco, Inc. subsidiary declined $1.5 million due to weak demand. The Process Equipment segment income margin was 10.9%, compared with 8.3% in 1993. Thermo Fibertek's segment income margin improved to 12.9% from 11.6% in 1993, primarily due to increased sales and an improved sales mix. Holcroft operations were just above the breakeven level while Napco operations resulted in a segment loss of $0.3 million due to lower sales levels.
        Sales in the Biomedical Products segment were $180.3 million, an increase of $52.8 million, or 41%, over 1993. Sales increased $18.1 million due to the inclusion for a full year of sales from CBI Laboratories, Inc., which was acquired by the Company's ThermoLase subsidiary in December 1993. Sales of a number of the Company's biomedical products also contributed to the increase, including ThermoTrex's mammography and needle-biopsy systems, which increased 45% to $54.4 million; Thermo Cardiosystems' implantable left ventricular-assist systems, which increased $6.9 million; blood coagulation-monitoring products and skin incision devices sold by the

                                       36PAGE

   Thermo Electron Corporation


   Company's wholly owned International Technidyne Corporation subsidiary, which increased 18% to $28.6 million; and Thermedics' Scent Seal fragrance samplers, which increased $3.0 million, due primarily to increased demand. Segment income margin improved to 9.8% from 4.5% in 1993 as a result of increased sales and efforts to reduce costs.
        Sales in the Environmental Services segment were $141.8 million, compared with $122.0 million in 1993. Within this segment, sales from Thermo Remediation increased $8.6 million, to $29.7 million, primarily due to an increase in the volume of soil processed at its soil-remediation centers and, to a lesser extent, the inclusion of revenues from businesses acquired during 1994 and late 1993. Sales of analytical laboratory and environmental consulting services increased 10.9% to $61.2 million, due to the inclusion of sales from businesses acquired during 1994 and, to a lesser extent, the addition of a long-term environmental restoration contract for the U.S. Department of Energy's Hanford, Washington site. Sales of metallurgical services increased 9.1%, to $44.8 million, due to increased demand. Segment income margin improved to 10.5% from 7.6% in 1993, due to increased sales and efforts to reduce costs.
        Sales from the Advanced Technologies segment were $142.7 million, compared with $76.3 million in 1993. Sales increased $54.7 million due to the inclusion of sales from Ramsey Technology Inc., which was acquired by Thermedics in March 1994, and Comtest, which was acquired by Thermo Voltek in August 1993. Sales of Thermedics' EGIS explosives- detection systems increased $4.1 million, and sales of Thermedics' process detection instruments, principally to one customer, increased $3.6 million. Revenues from ThermoTrex's government-sponsored research and development contracts increased $1.8 million. Segment income margin declined to 7.2% from 10.3% in 1993 as a result of increased research and development expenses at ThermoTrex to develop and commercialize new products and, to a lesser extent, lower margins at newly acquired businesses.
        The Company's wholly owned Napco subsidiary is challenging a jury verdict rendered against it during the third quarter of 1994 for $12.2 million plus prejudgement interest in a contract dispute arising out of an allegedly defective waste-treatment system installed by Napco in 1984. The Company believes the verdict is in error and is vigorously pursuing all available post-trial remedies. These remedies include seeking to have the verdict set aside or substantially reduced and, if necessary, taking an appeal. In the third quarter of 1994, the Company increased its reserve for potential losses from pending litigation by approximately $4.0 million, which is reflected in Corporate general and administrative expenses.
        As a result of the sale of stock by subsidiaries, the issuance of stock by subsidiaries upon conversion of indebtedness, and similar transactions, the Company recorded gains of $25.3 million in 1994 and $39.9 million in 1993. Such gains represent the increase in the Company's proportionate share of the subsidiaries' equity and are classified as "Gain on issuance of stock by subsidiaries" in the accompanying statement of income. See Notes 1 and 10 to Consolidated Financial Statements for a more complete description of these transactions. Minority interest expense increased to $31.0 million in 1994 from $21.1 million in 1993. Minority interest expense includes $5.6 million in 1994 and $1.3 million in 1993 relating to gains recorded by the Company's majority-owned subsidiaries as a result of the sale of stock by their subsidiaries.
        "Other income (expense), net" in the accompanying statement of income includes a gain of $14.7 million resulting from the sale of the Peter Brotherhood Ltd. facility in the United Kingdom. Peter Brotherhood was relocated to a new and more efficient facility. Also included is equity in losses of unconsolidated subsidiaries, which represents the Company's portion of results from entities in which the Company's ownership is 50% or

                                       37PAGE

   Thermo Electron Corporation


   less, primarily the operation of the Dade County cogeneration facility, and, beginning in 1994, the Company's share of the profit from a 50%-owned joint venture that is responsible for the operation and maintenance of the Company's waste-recycling facility in San Diego. The loss associated with the Dade County facility was $5.2 million in 1994, compared with a loss of $5.7 million in 1993, excluding the $15.0 million provision recorded in 1993.
        Because the demand for power and chilled water at the Dade County Downtown Government Center complex has been substantially less than anticipated since the plant's startup in 1987, and because the plant has had difficulty disposing of the remainder of its output, the joint venture continues to experience losses. Although the joint venture pursues alternatives to improve the profitability of this plant, such actions to date have not been effective, and there is no assurance that this situation will improve. In September 1994, the joint venture temporarily suspended operation of this plant for an indefinite period of time although it will continue to be responsible for lease and other fixed costs. The $15.0 million reserve established in 1993 represents management's estimate, discounted to present value, of the Company's share of estimated future negative cash flows of the joint venture. The Company is involved in regulatory proceedings that could require additional reserves, if the outcome of one or more of these matters is adverse to the Company (see Note 7 to Consolidated Financial Statements).
        A wholly owned subsidiary of the Company owns a waste-recycling facility in southern California that processes waste for San Diego County (the County). The subsidiary has contracted the operation and maintenance of the facility to a 50%-owned joint venture. In February 1995, the subsidiary was notified by the lead financing bank that the County was not in compliance with a covenant contained in the financing arrangements for the tax-exempt obligations issued in connection with construction of the facility. The financing arrangements are nonrecourse to the Company for issues relating to County defaults. Were the County to remain out of compliance, the bank group could declare a default on the tax-exempt obligations and foreclose on the facility. Such a default would result in the bank group and the subsidiary having claims against the County for damages, however, the County's responsibility to pay these damages could be limited to the funds it has available from the day-to-day operation of the County's solid waste-disposal system. Accordingly, the ultimate outcome of this matter could result in an impairment of the subsidiary's investment in the facility. The subsidiary's investment in the facility, including unfunded equity commitments of $5.5 million, was approximately $16.5 million at December 31, 1994.
        In a lawsuit relating to the waste-recycling facility discussed above, a third party from whom the Company's subsidiary acquired certain development rights alleges that fees totaling $7.9 million plus interest and legal costs are due and payable from the subsidiary in connection with construction of the facility. The Company contends that no additional fees are payable because the facility actually built was substantially different from the one contemplated in the agreement with the third party developer. A jury trial is expected to commence in 1995. There can be no assurance as to the outcome of this matter.

   1993 Compared With 1992
   -----------------------

   Sales in 1993 were $1,249.7 million, an increase of $300.7 million, or 32%, over 1992. Segment income was $142.6 million, compared with $87.1 million in 1992, an increase of 64%. Operating income was $118.7 million, compared with $70.0 million in 1993, an increase of 70%.

                                       38PAGE

   Thermo Electron Corporation


        Sales from the Instruments segment were $516.7 million, an increase of $167.5 million, or 48%, over 1992. Sales increased approximately $153 million due to additional revenues from acquired businesses, including Nicolet Instrument Corporation in August 1992, Gamma-Metrics in January 1993, Spectra-Physics Analytical in February 1993, and divisions of FAG Kugelfischer Georg Shafer AG in October 1993. The remainder of the increase was due to increased demand for products from existing businesses. Segment income margin was 17.7%, compared with 17.1% in 1992. Segment income margin improved principally due to changes in product mix and continuing efforts to reduce costs.
        Sales from the Alternative-energy Systems segment were $242.7 million, an increase of $20.8 million, or 9%, over 1992. Sales from Thermo Ecotek were $117.7 million, compared with $104.8 million in 1992. Included in Thermo Ecotek's 1993 sales was $9.8 million recorded as a result of the termination of a power sales contract, and $3.1 million from the one-time sale of gas pipeline rights. The 1992 period included $2.0 million received in settlement of a dispute over lost development fees. Excluding the nonrecurring items from both years, revenues from plant operations increased 2% as a result of annual contractual energy rate increases under certain power sales contracts, offset in part by increased utility-imposed curtailments of power output at two California plants. Construction revenues from an alternative-energy facility, which was completed in 1993, were $10.9 million, compared with $35.8 million in 1992. Sales from Thermo Power were $77.4 million, compared with $43.9 million in 1992. This increase results principally from the acquisition of FES by Thermo Power in October 1992, offset in part by slight declines in revenues from its Crusader Engines and Tecogen divisions. Sales of Peter Brotherhood steam turbines and compressors were slightly below 1992 levels.
        Segment income from the Alternative-energy Systems segment was $14.4 million, compared with $1.8 million in 1992. Thermo Ecotek segment income was $13.2 million, compared with $5.7 million in 1992. The 1993 period included $8.6 million of income from the termination of a power sales contract and the one-time sale of gas pipeline rights. The 1992 period included $2.0 million received in settlement of a dispute over lost development fees. Excluding the nonrecurring items in both years, segment income from Thermo Ecotek was $4.6 million in 1993 and $3.7 million in 1992. This improvement resulted from lower lease expense, offset in part by depreciation expense, resulting from the September 1992 purchase of the Whitefield, New Hampshire plant and the December 1993 purchase of the Delano I facility. In addition, segment income from Thermo Ecotek was favorably affected by contractual energy rate increases. These improvements were partially offset by utility-imposed curtailments of power output at two California plants, and higher maintenance costs in 1993 to implement equipment modifications at one California plant. Total curtailments of power output in 1993 were approximately 90% of the maximum allowable curtailments under the Company's agreements with the utility, compared with less than 10% in 1992. In 1992, Alternative-energy Systems segment income reflected the establishment of a reserve of $5.0 million for probable cost overruns on projects under construction. Segment income at Thermo Power improved principally as a result of increased revenues at FES and efforts to reduce costs, offset by a decline at Peter Brotherhood due to lower sales and increased price competition.
        Sales in the Process Equipment segment were $167.5 million, compared with $160.5 million in 1992. Within this segment, sales from Thermo Fibertek were $137.1 million, compared with $125.6 million in 1992. Sales at Thermo Fibertek increased by $18.6 million as a result of the acquisition of AES in June 1993, by $9.7 million due to the inclusion for a full year of Vickerys Holdings Limited, which was acquired in September

                                       39PAGE

   Thermo Electron Corporation


   1992, and by $4.5 million from the North American accessories, flotation-dryer, and pollution-control equipment businesses. These increases were partially offset by a decline in sales of $14.6 million in Thermo Fibertek's paper-recycling equipment business, which was affected by the poor financial condition of the paper industry, particularly in Europe, and by the unfavorable effects of a stronger U.S. dollar upon currency translation, which decreased sales by approximately $3.7 million. Sales of Holcroft heat-treating systems, which remain depressed, were $16.1 million, compared with $15.4 million in 1992. Sales of automated electroplating equipment from Napco declined to $14.3 million from $19.5 million in 1993, due to continuing weak demand. The Process Equipment segment income margin was 8.3%, compared with 8.7% in 1992. Thermo Fibertek's segment income margin was 11.6%, compared with 12.5% in 1992. This decline was primarily due to lower sales of paper-recycling equipment and, to a lesser extent, competitive pricing pressure experienced by foreign paper-recycling operations. Segment income improved at Holcroft, resulting from reduced costs, offset by a decline at Napco. Napco incurred a segment loss of $1.5 million, compared with income of $0.6 million in 1992, as a result of lower sales, pricing pressure, and increased costs to complete jobs.
        Sales in the Biomedical Products segment were $127.5 million, compared with $58.2 million in 1992. Sales increased $59.1 million due to the inclusion of sales for a full year from Lorad Corporation, a manufacturer of mammography and needle-biopsy systems acquired by the Company's ThermoTrex subsidiary in November 1992, and from the acquisition of Nicolet's biomedical products business as part of the acquisition of Nicolet in August 1992. Sales also increased $4.2 million from the introduction of Thermedics' Scent Seal fragrance samplers, which were developed from the Company's polymer technology, with the balance of the increase primarily from higher demand for blood coagulation-monitoring products at International Technidyne. Segment income improved to $5.8 million from $1.3 million in 1992, principally as a result of increased sales.
        Sales in the Environmental Services segment were $122.0 million, compared with $114.3 million in 1992. Within this segment, sales from Thermo Remediation increased by $8.9 million, primarily as a result of higher production at soil-remediation centers. Sales of metallurgical services declined by $1.3 million due to continuing weakness in aerospace and defense-related businesses. Sales from analytical laboratory and environmental consulting services were about the same level as in 1992. Segment income margin improved to 7.6%, compared with 7.4% in 1992, due to an improved sales mix and efforts to reduce costs.
        Sales from the Advanced Technologies segment were $76.3 million, compared with $46.1 million in 1992. Sales increased $24.4 million due to increased demand, principally from one customer, for Thermedics' process detection instruments. Sales also increased $7.2 million at Thermo Voltek, due to the inclusion, for a full year, of revenues from KeyTek Instrument, which was acquired in June 1992, and the inclusion of revenues from Comtest, which was acquired in August 1993. These increases were offset in part by a decline in sales from a specific contract at Thermo Voltek's Universal Voltronics division, which was essentially complete in 1993. Segment income was $7.8 million, compared with $2.0 million in 1992, resulting primarily from increased sales.
        In 1993, the Company recorded $6.6 million of "Costs associated with divisional and product restructuring," which is described in Note 12 to Consolidated Financial Statements. Of the $6.6 million, the Alternative-energy Systems segment recorded $1.5 million, the Process Equipment segment recorded $0.5 million, and the Environmental Services segment recorded $4.6


                                       40PAGE

   Thermo Electron Corporation


   million. There were no such costs recorded in 1992. Such amounts were not included in segment income discussed above.
        As a result of the sale of stock by subsidiaries, the issuance of stock by subsidiaries upon conversion of indebtedness, and similar transactions, the Company recorded gains of $39.9 million in 1993 and $30.2 million in 1992. See Notes 1 and 10 to Consolidated Financial Statements for a more complete description of these transactions.
        "Other income (expense), net" in the accompanying statement of income includes equity in losses of unconsolidated subsidiaries, which represents the Company's portion of results from entities in which the Company's ownership is 50% or less, primarily the operation of the Dade County cogeneration facility. The loss in 1993 was $22.7 million, compared with a loss of $3.9 million in 1992, with the Dade County cogeneration facility accounting for $20.7 million and $3.4 million of these losses, respectively. The Dade County loss for 1993 includes a provision of $15.0 million which is discussed above in the 1994 results of operations. The remaining increase resulted from higher fuel costs and legal expenses pertaining to the legal actions described in Note 7 to Consolidated Financial Statements.


   Financial Condition

   Liquidity and Capital Resources

   Consolidated working capital was $1,146.2 million at December 31, 1994, compared with $828.3 million at January 1, 1994. Included in working capital were cash and short-term investments of $997.7 million at December 31, 1994, compared with $700.2 million at January 1, 1994. In addition, at December 31, 1994, the Company had $62.5 million of long-term marketable securities, compared with $43.6 million at January 1, 1994. In April 1994, the Company issued $345.0 million principal amount of 5% senior convertible debentures due 2001.
        In 1994, the Company expended $174.3 million for acquisitions and $60.2 million for purchases of property, plant and equipment. The Company has no material commitments for purchases of property, plant and equipment and expects that, for 1995, such expenditures will approximate the 1994 level. On March 1, 1995, the Company's Thermo Instrument subsidiary entered into an agreement to acquire the Scientific Instruments Division of Fisons plc for 202 million British pounds sterling, subject to the satisfaction of certain conditions to closing (see Note 15 to Consolidated Financial Statements).
        A substantial percentage of the Company's consolidated cash and short-term investments is held by subsidiaries that are not wholly owned by the Company. This percentage may vary significantly over time. Pursuant to the Thermo Electron Corporate Charter (the Charter), to which each of the majority-owned subsidiaries of the Company is a party, the combined financial resources of Thermo Electron Corporation and its subsidiaries allow the Company to provide banking, credit, and other financial services to its subsidiaries so that each member of the Thermo Electron group of companies may benefit from the financial strength of the entire organization. Toward that end, the Charter states that each member of the group may be required to provide certain credit support to the consolidated entity. Nonetheless, the Company's ability to access assets held by its majority-owned subsidiaries through dividends, loans, or other transactions is subject in each instance to a fiduciary duty owed to the minority shareholders of the relevant subsidiary. In addition, dividends received by Thermo Electron from a subsidiary that does not consolidate with Thermo

                                       41PAGE

   Thermo Electron Corporation


   Electron for tax purposes are subject to tax. Therefore, under certain circumstances, a portion of the Company's consolidated cash and short-term investments may not be readily available to Thermo Electron or certain of its subsidiaries.
        The Company intends for the foreseeable future to maintain at least 80% ownership of its Thermo Instrument, Thermo Fibertek, and Thermo Ecotek subsidiaries, which is required in order to continue to file a consolidated federal income tax return with these subsidiaries. In addition, the Company intends to maintain greater than 50% ownership of its other majority-owned subsidiaries so that the Company may continue to consolidate these subsidiaries for financial reporting purposes. This may require the purchase by the Company of additional shares or convertible debentures of these companies from time to time as the number of outstanding shares issued by these companies increases, either in the open market or directly from the subsidiaries. See Note 6 to Consolidated Financial Statements for a description of outstanding convertible debentures issued by Thermo Instrument. In addition, at December 31, 1994, Thermo Instrument, Thermo Fibertek, and Thermo Ecotek had outstanding stock options of 2,026,000 shares, 1,681,000 shares, and 1,026,000 shares, respectively, exercisable at various prices and subject to certain vesting schedules. The Company's other majority-owned subsidiaries also have outstanding stock options and/or convertible debentures. If the Company were to lose its ability to consolidate for tax purposes with Thermo Instrument, the Company would incur an additional tax liability, which could be substantial.
        During 1994, the Company and its majority-owned subsidiaries expended $101.5 million to purchase common stock of the Company's subsidiaries. The Company expects that these purchases will continue in 1995.
































                                       42PAGE

   Thermo Electron Corporation


   Information as to Publicly Owned Businesses (Unaudited)

   (In thousands)                           1994         1993        1992
   ----------------------------------------------------------------------
   Revenues:
    Thermo Instrument Systems Inc.    $  662,187  $  584,176   $  423,199
    Thermo Fibertek Inc.                 162,625     137,088      125,577
    Thermedics Inc. (a)                  155,111      80,220       45,778
    Thermo Ecotek Corporation            134,261     117,691      104,785
    Thermo Process Systems Inc. (b)      111,268      53,839       47,082
    Thermo Power Corporation              91,873      77,360       43,904
    ThermoTrex Corporation (c)            91,052      54,329       19,843
                                      ----------  ----------   ----------
                                       1,408,377   1,104,703      810,168
   Wholly owned nonpublic companies      176,971     145,015      138,804
                                      ----------  ----------   ----------
                                      $1,585,348  $1,249,718   $  948,972
                                      ==========  ==========   ==========
   Segment Income (d):
    Thermo Instrument Systems Inc.    $  106,241  $   96,786   $   63,373
    Thermo Fibertek Inc.                  20,948      15,902       15,716
    Thermedics Inc. (a)                   16,909       8,292          841
    Thermo Ecotek Corporation             26,928      13,184        5,735
    Thermo Process Systems Inc. (b)        9,219       1,338          371
    Thermo Power Corporation               5,263       2,707          715
    ThermoTrex Corporation (c)             1,467         485       (1,185)
                                      ----------  ----------   ----------
                                         186,975     138,694       85,566
   Wholly owned nonpublic companies       16,361       3,938        1,502
                                      ----------  ----------   ----------
                                         203,336     142,632       87,068
   Equity in Losses of
    Unconsolidated Subsidiaries           (4,019)    (22,721)      (3,948)
   Corporate                               4,286      11,208       18,850
                                      ----------  ----------   ----------
   Income Before Income Taxes,
    Minority Interest, and
    Cumulative Effect of Change
    in Accounting Principle           $  203,603  $  131,119   $  101,970
                                      ==========  ==========   ==========

   (a)  Includes Thermo Cardiosystems Inc. and Thermo Voltek Corp.
   (b)  Includes Thermo Remediation Inc.
   (c)  Includes ThermoLase Corporation.
   (d) Segment income is income before corporate general and administrative expenses, costs associated with divisional and product restructuring, other income and expense, minority interest expense, and income taxes.











                                       43PAGE

   Thermo Electron Corporation


   Quarterly Information (Unaudited)

   (In thousands except per share amounts)

   1994(a)                               First    Second     Third    Fourth
   -------------------------------------------------------------------------
   Revenues                           $350,476  $394,966  $406,454  $433,452
   Gross profit                        136,870   156,728   166,575   175,605
   Net income                           22,541    24,150    27,744    28,975
   Earnings per share:
    Primary                                .47       .50       .56       .57
    Fully diluted                          .42       .44       .48       .50



   1993(b)                               First    Second     Third    Fourth
   -------------------------------------------------------------------------
   Revenues                           $292,763  $300,449  $318,380  $338,126
   Gross profit                        104,781   110,071   124,832   134,106
   Net income                           15,448    17,606    20,923    22,656
   Earnings per share:
    Primary                                .38       .43       .45       .48
    Fully diluted                          .34       .39       .40       .43

   (a)  Results include nontaxable gains of $8,494,000, $229,000, $12,561,000, and $3,999,000 in the first, second, third, and fourth quarters, respectively, from the issuance of stock by subsidiaries.
   (b) Results include nontaxable gains of $11,101,000, $10,617,000, $3,461,000, and $14,684,000 in the first, second, third, and fourth quarters, respectively, from the issuance of stock by subsidiaries.


   Common Stock Market Information
   --------------------------------------------------------------------------
   The following table shows the market range for the Company's common stock based on reported sales prices on the New York Stock Exchange (symbol TMO) for 1994 and 1993. Prices were restated in 1993 to reflect a three-for-two stock split distributed in October 1993.

                                             1994                1993
                                      ----------------    ----------------
   Quarter                             High       Low      High      Low
   -----------------------------------------------------------------------
   First                              $44 3/8   $38       $38       $31 1/3
   Second                              41 3/8    36        41 1/6    36 1/3
   Third                               45 7/8    37 7/8    43 1/4    37 1/4
   Fourth                              47 7/8    40 3/4    43        38 1/8

        The closing market price on the New York Stock Exchange for the Company's common stock on January 27, 1995 was $44 3/8 per share.
        As of January 27, 1995, the Company had 6,666 holders of record of its common stock. This does not include holdings in street or nominee names.








                                       44PAGE

   Thermo Electron Corporation


        Common stock of the following majority-owned public subsidiaries is traded on the American Stock Exchange: Thermedics Inc. (TMD), Thermo Instrument Systems Inc. (THI), Thermo Process Systems Inc. (TPI), Thermo Power Corporation (THP), ThermoTrex Corporation (TKN), Thermo Fibertek Inc.
   (TFT), Thermo Ecotek Corporation (TCK), Thermo Cardiosystems Inc. (TCA), Thermo Voltek Corp. (TVL), Thermo Remediation Inc. (THN), and ThermoLase Corporation (TLZ).


   Transfer Agent and Common Stock Registrar
   --------------------------------------------------------------------------
   The Bank of Boston is the stock transfer agent and maintains shareholder activity records. The agent will respond to questions on issuances of stock certificates, changes of ownership, lost stock certificates, and changes of address. For these and similar matters, please direct inquiries to:

               The Bank of Boston
               Post Office Box 644
               Mail Stop: 45-02-09
               Boston, Massachusetts 02102-0644
               (617) 575-3120


   Shareholder Services
   --------------------------------------------------------------------------
   Shareholders of Thermo Electron Corporation who desire information about the Company are invited to contact John N. Hatsopoulos, Chief Financial Officer, Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046, by letter or telephone at
   (617) 622-1111.
        A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly and annual reports as quickly as possible. If you would like your name added to the list, please notify this office.


   Dividend Policy
   --------------------------------------------------------------------------
   The Company has never paid cash dividends and does not expect to pay cash dividends in the foreseeable future because its policy has been to use earnings to finance expansion and growth. Payment of dividends will rest within the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, capital requirements, and financial condition.


   Annual Meeting
   --------------------------------------------------------------------------
   The annual meeting of shareholders will be held on Tuesday, May 23, 1995 at 5:00 p.m. at the Hyatt Regency Hotel, Hilton Head, South Carolina.









                                       45PAGE

   Thermo Electron Corporation


   Form 10-K Report
   --------------------------------------------------------------------------
   A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to John N. Hatsopoulos, Chief Financial Officer, Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046.


   Corporate Office
   --------------------------------------------------------------------------
               Thermo Electron Corporation
               81 Wyman Street
               Post Office Box 9046
               Waltham, Massachusetts 02254-9046










































                                       46PAGE

Thermo Electron Corporation
Ten Year Financial Summary
(In millions except per share amounts)
                   1994(a)   1993(b)  1992(c)  1991(d)  1990(e)   1989    1988    1987     1986     1985
                 --------  --------  -------  ------- -------  ------- ------- -------  -------  -------
Revenues         $1,585.3  $1,249.7  $ 949.0  $ 805.5  $720.7  $ 623.0 $ 540.7 $ 419.9  $ 359.1  $ 286.2
                 --------  --------  -------  -------  ------  ------- ------- -------  -------  -------
Costs and Expenses:
 Cost of revenues   928.6     755.5    609.0    532.9   465.1    424.2   359.6   280.3    244.8    194.9
 Expenses for R&D
  and new lines of
  business          103.7      87.0     62.3     52.6    54.0     46.5    43.2    31.4     26.5     21.5
 Selling, general
  and administra-
  tive expenses     373.2     281.9    207.7    175.0   161.1    127.7   112.0    89.6     71.0     55.7
 Costs associated
  with divisional
  and product
  restructuring        .7       6.6        -      3.7     1.0      2.2     0.9     3.5      7.1      4.3
                  -------  --------  -------  ------- -------  ------- ------- -------  -------  -------
                  1,406.2   1,131.0    879.0    764.2   681.2    600.6   515.7   404.8    349.4    276.4
                  -------  --------  -------  ------- -------  ------- ------- -------  -------  -------
Operating Income    179.1     118.7     70.0     41.3    39.5     22.4    25.0    15.1      9.7      9.8

Gain on Issuance
 of Stock by
 Subsidiaries        25.3      39.9     30.2     27.4    20.3     16.8     6.0    16.1     15.9      9.1
Other Income
 (Expense), Net       (.8)    (27.5)     1.8     10.5      .1      1.1     2.8    (2.5)    (5.0)    (5.9)
                  -------  --------  -------  ------- -------  ------- ------- -------  -------  -------
Income Before
 Income Taxes,
 Minority Interest,
 and Cumulative
 Effect of Change
 in Accounting
 Principle          203.6     131.1    102.0     79.2    59.9     40.3    33.8    28.7     20.6     13.0
Provision for
 Income Taxes        69.2      33.4     27.5     24.8    17.8     10.4     9.0     6.0      4.0      2.5
Minority Interest
 Expense             31.0      21.1     13.9      7.3     7.1      3.3     2.0     1.9      0.5     (0.1)
                  -------  --------  -------  ------- -------  ------- ------- -------  -------  -------
                                                    47PAGE

Thermo Electron Corporation
Ten Year Financial Summary (continued)
(In millions except per share amounts)


                   1994(a)   1993(b)  1992(c)  1991(d)  1990(e)   1989    1988    1987     1986     1985
                 --------  --------  -------  ------- -------  ------- ------- -------  -------  -------
Income Before
 Cumulative Effect
 of Change in
 Accounting
 Principle          103.4      76.6     60.6     47.1    35.0     26.6    22.8    20.8     16.1     10.6
Cumulative Effect
 of Change in
 Accounting Prin-
 ciple, Net of
 Tax (f)               -         -       1.4       -        -        -       -       -        -        -
                 --------  --------  -------  ------- -------  ------- ------- -------  -------  -------
 Net Income      $  103.4  $   76.6  $  59.2  $  47.1 $  35.0  $  26.6 $  22.8 $  20.8  $  16.1  $  10.6
                 ========  ========  =======  ======= =======  ======= ======= =======  =======  =======
Earnings per
 Share Before
 Cumulative
 Effect of
 Change in
 Accounting
 Principle:
  Primary        $   2.10  $   1.75  $  1.51  $  1.31 $  1.09  $   .86 $   .77 $   .68  $   .55  $   .42
  Fully
   diluted       $   1.85  $   1.57  $  1.41  $  1.23 $  1.03  $   .84 $   .75 $   .67  $   .54  $   .41

Earnings per
 Share:
  Primary        $   2.10  $   1.75  $  1.48  $  1.31 $  1.09  $   .86 $   .77 $   .68  $   .55  $   .42
  Fully
   diluted       $   1.85  $   1.57  $  1.38  $  1.23 $  1.03  $   .84 $   .75 $   .67  $   .54  $   .41

                                                    48PAGE

Thermo Electron Corporation
Ten Year Financial Summary (continued)
(In millions except per share amounts)


                   1994(a)   1993(b)  1992(c)  1991(d)  1990(e)   1989    1988    1987     1986     1985
                 --------  --------  -------  ------- -------  ------- ------- -------  -------  -------
Balance Sheet
 Data:
  Working
   capital       $1,146.2  $  828.3 $  503.4 $  463.5 $ 241.4 $  276.0 $ 218.8 $ 210.9  $ 124.3  $  79.1
  Total assets    3,019.9   2,473.7  1,818.3  1,199.5   904.4    664.1   524.4   460.8    332.6    240.9
  Net assets
   related to
   construc-
   tion
   projects             -       9.4     23.8     29.4       -        -       -       -        -        -
  Long-term
   obligations    1,049.8     647.5    494.2    255.0   210.0    176.9   152.7   135.7     61.4     49.1
  Minority
   interest         328.0     277.7    164.3    122.5    83.9     51.8    22.6    25.8     20.1      6.6
  Common stock
   of subsid-
   iaries
   subject to
   redemption           -      14.5      5.5      5.5     8.7     13.1       -       -        -        -
  Shareholders'
   investment       990.3     858.5    552.9    480.9   310.2    226.4   194.3   173.5    153.1    106.7

(a)  Reflects the issuance of $345.0 million principal amount of convertible debentures.
(b)  Reflects the Company's 1993 public offering of common stock for net proceeds of $246.0 million.
(c)  Reflects the August 1992 acquisition of Nicolet Instrument Corporation and the issuance of $260.0 million principal amount of convertible debentures.
(d)  Reflects the issuance of $164.0 million principal amount of convertible debentures.
(e)  Reflects the May 1990 acquisition of Finnigan Corporation.
(f)  Reflects the adoption in fiscal 1992 of Statement of Financial Accounting Standards No. 106,
     "Accounting for Post-retirement Benefits Other Than Pensions".
