Form 10-K, Exhibit 13
period 1995-12-30
THERMO ELECTRON CORP
filed 1996-03-13
CIK 97745

Exhibit 13


















                           THERMO ELECTRON CORPORATION

                        Consolidated Financial Statements

                             as of December 30, 1995
PAGE

   Thermo Electron Corporation
   Consolidated Statement of Income

   (In thousands except per share amounts)      1995        1994         1993
   --------------------------------------------------------------------------

   Revenues:
    Product revenues                      $1,802,371  $1,418,306  $1,103,558
    Service revenues                         210,503     141,438     121,987
    Research and development contract
     revenues                                194,543     169,447     128,963
                                          ----------  ----------  ----------
                                           2,207,417   1,729,191   1,354,508
                                          ----------  ----------  ----------
   Costs and Expenses:
    Cost of products                       1,064,775     824,845     664,201
    Cost of services                         144,864     103,800      91,292
    Expenses for research and development
     and new lines of business (a)           269,584     233,099     183,965
    Selling, general and administrative
     expenses                                480,774     384,715     289,282
    Restructuring and other nonrecurring
     costs (Note 12)                          21,938         650       6,616
                                          ----------  ----------  ----------
                                           1,981,935   1,547,109   1,235,356
                                          ----------  ----------  ----------

   Operating Income                          225,482     182,082     119,152
   Gain on Issuance of Stock by
    Subsidiaries (Note 10)                    80,815      25,283      39,863
   Other Expense, Net (Note 11)               (6,802)       (989)    (27,548)
                                          ----------  ----------  ----------
   Income Before Income Taxes and
    Minority Interest                        299,495     206,376     131,467
   Provision for Income Taxes (Note 9)        98,900      70,703      33,513
   Minority Interest Expense                  60,515      30,962      21,086
                                          ----------  ----------  ----------
   Net Income                             $  140,080  $  104,711  $   76,868
                                          ==========  ==========  ==========
   Earnings per Share:
    Primary                               $     1.67  $     1.35  $     1.11
                                          ==========  ==========  ==========
    Fully diluted                         $     1.48  $     1.20  $     1.00
                                          ==========  ==========  ==========
   Weighted Average Shares:
    Primary                                   83,656      77,667      69,468
                                          ==========  ==========  ==========
    Fully diluted                            105,402     100,819      87,079
                                          ==========  ==========  ==========









                                        2PAGE

   Thermo Electron Corporation
   Consolidated Statement of Income (continued)


   (In thousands)                               1995         1994        1993
   --------------------------------------------------------------------------

   (a) Includes costs of:
        Research and development
         contracts                        $  167,120  $  149,645  $  116,733
        Internally funded research
         and development                      98,984      79,555      59,583
        Other expenses for new lines
         of business                           3,480       3,899       7,649
                                          ----------  ----------  ----------
                                          $  269,584  $  233,099  $  183,965
                                          ==========  ==========  ==========


   The accompanying notes are an integral part of these consolidated financial statements.























                                        3PAGE

   Thermo Electron Corporation
   Consolidated Balance Sheet

   (In thousands)                                          1995        1994
   ------------------------------------------------------------------------

   Assets
   Current Assets:
    Cash and cash equivalents                        $  461,983  $  383,005
    Short-term available-for-sale investments,
     at quoted market value (amortized cost of
     $588,471 and $617,837) (Note 2)                    593,802     614,915
    Accounts receivable, less allowances
     of $28,021 and $21,664                             476,479     347,444
    Unbilled contract costs and fees                     74,941      59,906
    Inventories                                         318,182     233,382
    Prepaid income taxes (Note 9)                        72,993      57,824
    Prepaid expenses                                     22,846      15,148
                                                     ----------  ----------
                                                      2,021,226   1,711,624
                                                     ----------  ----------

   Property, Plant and Equipment, at Cost, Net          712,845     624,888
                                                     ----------  ----------

   Long-term Available-for-sale Investments, at
    Quoted Market Value (amortized cost of $60,780
    and $65,218) (Note 2)                                61,845      62,451
                                                     ----------  ----------

   Long-term Held-to-Maturity Investments
    (quoted market value of $24,942) (Note 2)            23,819           -
                                                     ----------  ----------

   Other Assets                                          98,102      85,338
                                                     ----------  ----------

   Cost in Excess of Net Assets of Acquired
    Companies (Notes 3 and 9)                           827,071     577,634
                                                     ----------  ----------
                                                     $3,744,908  $3,061,935
                                                     ==========  ==========










                                        4PAGE

   Thermo Electron Corporation
   Consolidated Balance Sheet (continued)

   (In thousands except share amounts)                     1995        1994
   ------------------------------------------------------------------------

   Liabilities and Shareholders' Investment
   Current Liabilities:
    Notes payable and current maturities of
     long-term obligations (Note 6)                  $  106,248  $   94,003
    Accounts payable                                    164,605     116,768
    Accrued payroll and employee benefits                91,393      79,849
    Accrued income taxes                                 51,807      35,845
    Accrued installation and warranty costs              40,699      33,442
    Other accrued expenses (Note 3)                     260,084     200,985
                                                     ----------  ----------
                                                        714,836     560,892
                                                     ----------  ----------

   Deferred Income Taxes (Note 9)                        59,188      58,250
                                                     ----------  ----------

   Other Deferred Items                                  65,878      57,723
                                                     ----------  ----------

   Long-term Obligations (Note 6):
    Senior convertible obligations                      458,925     620,000
    Subordinated convertible obligations                343,076     186,661
    Tax-exempt obligations                              128,567     130,985
    Nonrecourse tax-exempt obligations                   94,700      95,300
    Other                                                90,743      16,904
                                                     ----------  ----------
                                                      1,116,011   1,049,850
                                                     ----------  ----------
   Minority Interest                                    471,648     327,734
                                                     ----------  ----------
   Commitments and Contingencies (Note 7)

   Common Stock of Subsidiary Subject to
    Redemption ($18,450 redemption value)                17,513           -
                                                     ----------  ----------

   Shareholders' Investment (Notes 4 and 5):
    Preferred stock, $100 par value, 50,000
     shares authorized; none issued
    Common stock, $1 par value, 175,000,000
     shares authorized; 87,863,315 and 53,558,248
     shares issued                                       87,863      53,558
    Capital in excess of par value                      597,678     493,058
    Retained earnings                                   612,476     472,396
    Treasury stock at cost, 11,574 and 38,318
     shares                                                (536)     (1,631)
    Cumulative translation adjustment                       561      (3,557)
    Deferred compensation (Note 8)                       (2,271)     (2,657)
    Net unrealized gain (loss) on available-for-sale
     investments (Note 2)                                 4,063      (3,681)
                                                     ----------  ----------
                                                      1,299,834   1,007,486
                                                     ----------  ----------
                                                     $3,744,908  $3,061,935
                                                     ==========  ==========

   The accompanying notes are an integral part of these consolidated financial statements.
                                        5PAGE

   Thermo Electron Corporation
   Consolidated Statement of Cash Flows

   (In thousands)                               1995         1994        1993
   --------------------------------------------------------------------------

   Operating Activities:
    Net income                             $ 140,080    $ 104,711   $  76,868
    Adjustments to reconcile net income
     to net cash provided by operating
     activities:
      Depreciation and amortization           84,979       65,028      44,192
      Restructuring and other nonrecurring
       costs (Note 12)                        21,938          650       6,616
      Equity in losses of unconsolidated
       subsidiaries                              203        4,019      22,721
      Provision for losses on accounts
       receivable                              5,473        4,225       2,720
      Increase in deferred income taxes        4,562        9,403      14,134
      Gain on sale of property, plant
       and equipment                            (547)     (15,025)       (198)
      Gain on sale of investments             (9,305)      (4,851)     (2,469)
      Gain on issuance of stock by
       subsidiaries (Note 10)                (80,815)     (25,283)    (39,863)
      Minority interest expense               60,515       30,962      21,086
      Other noncash expenses                  15,642        9,809       7,850
      Changes in current accounts,
       excluding the effects of
       acquisitions:
        Accounts receivable                  (49,442)      (8,526)    (45,034)
        Inventories                          (31,805)      10,017      (6,525)
        Other current assets                  (8,868)      (9,713)     (8,319)
        Accounts payable                      16,341          804      13,865
        Other current liabilities             25,613       16,295      (6,319)
                                           ---------    ---------   ---------
         Net cash provided by operating
          activities                         194,564      192,525     101,325
                                           ---------    ---------   ---------

   Investing Activities:
    Acquisitions, net of cash acquired
     (Note 3)                               (330,698)    (173,764)   (142,962)
    Purchases of available-for-sale
     investments                            (570,064)    (748,879)          -
    Purchases of long-term held-to-
     maturity investments                    (22,300)          -            -
    Proceeds from sale and maturities of
     available-for-sale investments          617,145      495,361           -
    Purchases of property, plant and
     equipment                               (62,907)     (65,525)    (62,704)
    Proceeds from sale of property,
     plant and equipment                       5,643       21,391       5,224
    Purchases of long-term investments             -            -     (20,573)
    Proceeds from sale of long-term
     investments                                   -            -      16,651
    Increase in short-term investments             -            -    (193,894)

                                             6PAGE

   Thermo Electron Corporation
   Consolidated Statement of Cash Flows (continued)

   (In thousands)                               1995         1994       1993
   -------------------------------------------------------------------------

    Decrease in net restricted funds       $       -   $  23,420   $       -
    Other                                    (18,858)     (7,662)     (7,297)
                                           ---------   ---------   ---------

         Net cash used in investing
          activities                        (382,039)   (455,658)   (405,555)
                                           ---------   ---------   ---------

   Financing Activities:
    Proceeds from issuance of long-term
     obligations                             201,891     368,620     102,282
    Repayment and repurchase of long-term
     obligations                             (16,826)    (27,176)    (11,732)
    Proceeds from issuance of Company
     and subsidiary common stock             173,326      60,601     378,790
    Purchases of Company and subsidiary
     common stock                            (97,789)   (101,481)    (57,198)
    Increase in short-term notes
     payable, net                              1,588      16,683      27,343
    Other                                        962         987       3,096
                                           ---------   ---------   ---------
         Net cash provided by financing
          activities                         263,152     318,234     442,581
                                           ---------   ---------   ---------

   Exchange Rate Effect on Cash                3,301       1,915      (3,374)
                                           ---------   ---------   ---------

   Increase in Cash and Cash Equivalents 78,978 57,016 134,977 Cash and Cash Equivalents at
    Beginning of Year                        383,005     325,989     191,012
                                           ---------   ---------   ---------
   Cash and Cash Equivalents at End
    of Year                                $ 461,983   $ 383,005   $ 325,989
                                           =========   =========   =========

   See Note 13 for supplemental cash flow information.


   The accompanying notes are an integral part of these consolidated financial statements.



                                             7PAGE

   Thermo Electron Corporation
   Consolidated Statement of Shareholders' Investment

                                                Common    Capital
                                                Stock,  in Excess
                                                $1 Par     of Par   Retained
   (In thousands)                                Value      Value   Earnings
   -------------------------------------------------------------------------

   Balance January 2, 1993                   $ 29,633   $260,185    $290,817
   Net income                                       -          -      76,868
   Public offering of Company
    common stock                                4,500    241,505           -
   Issuance of stock under
    employees' and directors'
    stock plans                                   216        763           -
   Conversion of convertible
    obligations                                   285      6,619           -
   Effect of majority-owned
    subsidiaries' equity
    transactions                                    -    (19,029)          -
   Effect of three-for-two stock
    split                                      15,850    (15,850)          -
   Translation adjustment                           -          -           -
   Amortization of deferred
    compensation                                    -          -           -
                                             --------   --------    --------
   Balance January 1, 1994                     50,484    474,193     367,685
   Net income                                       -          -     104,711
   Issuance of stock under
    employees' and directors'
    stock plans                                   153      2,429           -
   Conversion of convertible
    obligations                                 2,921     63,013           -
   Effect of majority-owned
    subsidiaries' equity
    transactions                                    -    (46,577)          -
   Translation adjustment                           -          -           -
   Amortization of deferred
    compensation                                    -          -           -
   Effect of change in accounting
    principle (Note 2)                              -          -           -
   Change in net unrealized gain
    (loss) on available-for-sale
    investments (Note 2)                            -          -           -
                                             --------   --------    --------








                                        8PAGE

   Thermo Electron Corporation
   Consolidated Statement of Shareholders' Investment (continued)

                                                Common    Capital
                                                Stock,  in Excess
                                                $1 Par     of Par   Retained
   (In thousands)                                Value      Value   Earnings
   -------------------------------------------------------------------------

   Balance December 31, 1994                 $ 53,558   $493,058    $472,396
   Net income                                       -          -     140,080
   Issuance of stock under
    employees' and directors'
    stock plans                                   571      5,293           -
   Tax benefit related to directors'
    and employees' stock plans                      -      9,666           -
   Conversion of convertible
    obligations                                 6,047    150,787           -
   Effect of majority-owned
    subsidiaries' equity
    transactions                                    -    (33,439)          -
   Effect of three-for-two stock
    split                                      27,687    (27,687)          -
   Translation adjustment                           -          -           -
   Amortization of deferred
    compensation                                    -          -           -
   Change in net unrealized gain
    (loss) on available-for-sale
    investments (Note 2)                            -          -           -
                                             --------   --------    --------
   Balance December 30, 1995                 $ 87,863   $597,678    $612,476
                                             ========   ========    ========


   The accompanying notes are an integral part of these consolidated financial statements.















                                        9PAGE

   Thermo Electron Corporation
   Consolidated Statement of Shareholders' Investment (continued)

                                                                          Net
                                                                   Unrealized
                                           Cumulative             Gain (Loss)
                                             Transla-               on Avail-
                                                 tion    Deferred   able-for-
                                    Treasury   Adjust-  Compensa-        sale
   (In thousands)                      Stock      ment       tion  Investments
   ---------------------------------------------------------------------------

   Balance January 2, 1993         $ (3,810)  $ (7,949)  $ (5,050)  $      -
   Net income                             -          -          -          -
   Public offering of Company
    common stock                          -          -          -          -
   Issuance of stock under
    employees' and directors'
    stock plans                       2,598          -          -          -
   Conversion of convertible
    obligations                           -          -          -          -
   Effect of majority-owned
    subsidiaries' equity
    transactions                          -          -          -          -
   Effect of three-for-two stock
    split                                 -          -          -          -
   Translation adjustment                 -     (5,642)         -          -
   Amortization of deferred
    compensation                          -          -      1,211          -
                                   --------   --------   --------   --------
   Balance January 1, 1994           (1,212)   (13,591)    (3,839)         -
   Net income                             -          -          -          -
   Issuance of stock under
    employees' and directors'
    stock plans                        (419)         -          -          -
   Conversion of convertible
    obligations                           -          -          -          -
   Effect of majority-owned
    subsidiaries' equity
    transactions                          -          -          -          -
   Translation adjustment                 -     10,034          -          -
   Amortization of deferred
    compensation                          -          -      1,182          -
   Effect of change in accounting
    principle (Note 2)                    -          -          -      2,868
   Change in net unrealized gain
    (loss) on available-for-sale
    investments (Note 2)                  -          -          -     (6,549)
                                   --------   --------   --------   --------





                                       10PAGE

   Thermo Electron Corporation
   Consolidated Statement of Shareholders' Investment (continued)

                                                                          Net
                                                                   Unrealized
                                           Cumulative             Gain (Loss)
                                             Transla-               on Avail-
                                                 tion    Deferred   able-for-
                                    Treasury   Adjust-  Compensa-        sale
   (In thousands)                      Stock      ment       tion  Investments
   ---------------------------------------------------------------------------

   Balance December 31, 1994       $ (1,631)  $ (3,557)  $ (2,657)  $ (3,681)
   Net income                             -          -          -          -
   Issuance of stock under
    employees' and directors'
    stock plans                       1,095          -          -          -
   Tax benefit related to directors'
    and employees' stock plans            -          -          -          -
   Conversion of convertible
    obligations                           -          -          -          -
   Effect of majority-owned
    subsidiaries' equity
    transactions                          -          -          -          -
   Effect of three-for-two stock
    split                                 -          -          -
   Translation adjustment                 -      4,118          -          -
   Amortization of deferred
    compensation                          -          -        386          -
   Change in net unrealized gain
    (loss) on available-for-sale
    investments (Note 2)                  -          -          -      7,744
                                   --------   --------   --------   --------
   Balance December 30, 1995       $   (536)  $    561   $ (2,271)  $  4,063
                                   ========   ========   ========   ========


   The accompanying notes are an integral part of these consolidated financial statements.






                                       11PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   1.  Nature of Operations and Significant Accounting Policies

   Nature of Operations
   Thermo Electron Corporation and its subsidiaries develop, manufacture, and market environmental monitoring and analysis instruments; biomedical products including heart-assist devices, respiratory care equipment, and mammography systems; paper-recycling and papermaking equipment; alternative-energy systems; industrial process equipment; and other specialized products. The Company also provides environmental, laboratory, and metallurgical services and conducts advanced-technology research and development.

   Principles of Consolidation
   The accompanying consolidated financial statements include the accounts of Thermo Electron Corporation and its majority- and wholly owned subsidiaries (the Company). All material intercompany accounts and transactions have been eliminated. Majority-owned public subsidiaries include Thermedics Inc., Thermo Instrument Systems Inc., Thermo TerraTech Inc. (formerly Thermo Process Systems Inc.), Thermo Power Corporation, ThermoTrex Corporation, Thermo Fibertek Inc., and Thermo Ecotek Corporation. Thermo Cardiosystems Inc. and Thermo Voltek Corp. are majority-owned, public subsidiaries of Thermedics. Thermo Remediation Inc. is a majority-owned public subsidiary of Thermo TerraTech. ThermoLase Corporation is a majority-owned, public subsidiary of ThermoTrex. ThermoSpectra Corporation is a majority-owned, public subsidiary of Thermo Instrument. Thermo BioAnalysis Corporation is a majority-owned, privately held subsidiary of Thermo Instrument. ThermoQuest Corporation and Thermo Optek Corporation are wholly owned subsidiaries of Thermo Instrument, which have privately sold debentures that will be convertible into shares of common stock of these subsidiaries upon completion of their initial public offerings. Thermo EuroTech N.V. is a majority-owned, privately held subsidiary of Thermo TerraTech. ThermoLyte Corporation is a majority-owned, privately held subsidiary of Thermo Power. Trex Medical Corporation is a majority-owned, privately held subsidiary of ThermoTrex. The Company accounts for investments in businesses in which it owns between 20% and 50% using the equity method.

   Fiscal Year
   The Company has adopted a fiscal year ending the Saturday nearest December
   31. References to 1995, 1994, and 1993 are for the fiscal years ended December 30, 1995, December 31, 1994, and January 1, 1994, respectively.

   Revenue Recognition
   For the majority of its operations, the Company recognizes revenues upon shipment of its products or upon completion of services it renders. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. Revenues and profits on substantially all contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $472.0 million in 1995, $319.8 million in 1994, and $281.4 million in 1993. The percentage of completion is determined by relating either the actual costs or actual labor incurred to date to management's estimate of total costs or total labor, respectively, to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each
                                       12PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   1.  Nature of Operations and Significant Accounting Policies (continued)

   contract. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.
        In August 1993, the Company agreed, in exchange for a cash settlement, to terminate a power sales agreement between a subsidiary of the Company and a utility. The power sales agreement required the utility to purchase output of a cogeneration facility that had been under development. Under the termination agreement, the Company received $15.3 million through 1995, with subsequent payments of $2.7 million to be made through 1997. The Company will be obligated to return $8.2 million of this settlement if the Company elects to proceed with the facility and it achieves commercial operation before January 1, 2000. Accordingly, the Company has deferred recognition of $8.2 million of revenues, pending final determination of the project's status. During 1993, the Company recorded revenues of $9.8 million and operating income of $5.4 million from the termination of the power sales agreement.

   Gain on Issuance of Stock by Subsidiaries
   At the time a subsidiary sells its stock to unrelated parties at a price in excess of its book value, the Company's net investment in that subsidiary increases. If at that time the subsidiary is an operating entity and not engaged principally in research and development, the Company records the increase as a gain.
        If gains have been recognized on issuances of a subsidiary's stock and shares of the subsidiary are subsequently repurchased by the subsidiary or by the Company, gain recognition does not occur on issuances subsequent to the date of a repurchase until such time as shares have been issued in an amount equivalent to the number of repurchased shares. Such transactions are reflected as equity transactions, and the net effect of these transactions is reflected in the accompanying statement of shareholders' investment as the effect of majority-owned subsidiaries' equity transactions.

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

   Earnings per Share
   Primary earnings per share have been computed based on the weighted average number of common shares outstanding during the year. Because the effect of common stock equivalents was not material, they have been excluded from the primary earnings per share calculation. Fully diluted earnings per share assumes the exercise of stock options and the conversion of the Company's dilutive convertible obligations and elimination of the related interest expense.
                                       13PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   1.  Nature of Operations and Significant Accounting Policies (continued)

   Stock Split
   All share and per share information has been restated to reflect a three-for-two stock split, effected in the form of a 50% stock dividend, which was distributed in May 1995.

   Cash and Cash Equivalents
   Cash equivalents consist principally of U.S. government agency securities, corporate notes, commercial paper, money market funds, and other marketable securities purchased with an original maturity of three months or less. These investments are carried at cost, which approximates market value.

   Available-for-sale and Held-to-maturity Investments
   Pursuant to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," short- and long-term debt and marketable equity securities that the Company considers available-for-sale are accounted for at market value. Debt securities that the Company intends to hold to maturity are accounted for at amortized cost (Note 2). Prior to 1994, short- and long-term marketable equity securities were carried at the lower of cost or market value.

   Inventories
   Inventories are stated at the lower of cost (on a first-in, first-out or weighted average basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

   (In thousands)                                        1995        1994
   ----------------------------------------------------------------------

   Raw materials and supplies                        $172,742   $128,876
   Work in process                                     72,087     44,711
   Finished goods                                      73,353     59,795
                                                     --------   --------
                                                     $318,182   $233,382
                                                     ========   ========

   Property, Plant and Equipment
   The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements -- 5 to 40 years, alternative-energy and waste-recycling





                                       14PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   1.  Nature of Operations and Significant Accounting Policies (continued)

   facilities -- 5 to 25 years, machinery and equipment -- 3 to 20 years, and leasehold improvements -- the shorter of the term of the lease or the life of the asset. Property, plant and equipment consist of the following:

   (In thousands)                                        1995         1994
   -----------------------------------------------------------------------

   Land                                              $ 47,848     $ 43,990
   Buildings                                          175,165      143,727
   Alternative-energy and waste-recycling
    facilities                                        382,257      335,064
   Machinery, equipment and leasehold
    improvements                                      361,799      288,544
                                                     --------     --------
                                                      967,069      811,325
   Less: Accumulated depreciation and
         amortization                                 254,224      186,437
                                                     --------     --------
                                                     $712,845     $624,888
                                                     ========     ========

   Other Assets
   Other assets in the accompanying balance sheet include the costs of acquired trademarks, patents, and other specifically identifiable intangible assets, as well as capitalized costs associated with the Company's operation of certain alternative-energy facilities. These assets are being amortized using the straight-line method over their estimated useful lives, which range from 5 to 20 years. These assets were $44.5 million and $39.7 million, net of accumulated amortization of $27.4 million and $21.7 million, at year-end 1995 and 1994, respectively.

   Cost in Excess of Net Assets of Acquired Companies
   The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method principally over 40 years. Accumulated amortization was $65.3 million and $47.3 million at year-end 1995 and 1994, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset.

   Common Stock of Subsidiary Subject to Redemption
   In March 1995, ThermoLyte sold 1,845,000 units, each unit consisting of one share of ThermoLyte common stock and one redemption right, at $10.00 per unit, for net proceeds of $17.3 million. Holders of the common stock purchased in the offering will have the option to require ThermoLyte to redeem in December 1998 or 1999 any or all of their shares at $10.00 per share. The difference between the redemption value and the original carrying amount of common stock of subsidiary subject to redemption is accreted over the period ending December 1998, which corresponds to the first redemption period. The accretion is charged to minority interest expense in the accompanying statement of income.

                                       15PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   1.  Nature of Operations and Significant Accounting Policies (continued)

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

   Use of Estimates
   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Presentation
   The historical financial information presented has been restated to reflect the March 1995 acquisition of Coleman Research Corporation, which has been accounted for under the pooling-of-interests method (Note 3).


   2.   Available-for-sale and Held-to-maturity Investments

   Effective January 2, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with SFAS No. 115, certain of the Company's debt and marketable equity securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded currently as a component of shareholders' investment titled "Net unrealized gain (loss) on available-for-sale investments." Effect of change in accounting principle in the accompanying 1994 statement of shareholders' investment represents the unrealized gain, net of related tax effects, pertaining to available-for-sale investments held by the Company on January 2, 1994.


                                       16PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   2.   Available-for-sale and Held-to-maturity Investments (continued)

        The aggregate market value, cost basis, and gross unrealized gains and losses of short- and long-term available-for-sale investments by major security type, at year-end 1995 and 1994, are as follows:

   1995                                                      Gross       Gross
                                     Market       Cost  Unrealized  Unrealized
   (In thousands)                     Value      Basis       Gains      Losses
   ---------------------------------------------------------------------------

   Government agency securities   $367,208    $366,659   $    574   $    (25)
   Corporate bonds                 194,628     192,422      2,223        (17)
   Tax-exempt securities            16,275      16,247         28          -
   Other                            77,536      73,923      3,885       (272)
                                  --------    --------   --------   --------
                                  $655,647    $649,251   $  6,710   $   (314)
                                  ========    ========   ========   ========


   1994                                                      Gross       Gross
                                     Market       Cost  Unrealized  Unrealized
   (In thousands)                     Value      Basis       Gains      Losses
   ---------------------------------------------------------------------------

   Government agency securities   $287,418    $291,342   $      -   $ (3,924)
   Corporate bonds                 298,799     301,103         74     (2,378)
   Tax-exempt securities            33,588      33,882          -       (294)
   Other                            57,561      56,728      2,783     (1,950)
                                  --------    --------   --------   --------
                                  $677,366    $683,055   $  2,857   $ (8,546)
                                  ========    ========   ========   ========

        Short- and long-term available-for-sale investments in the accompanying 1995 balance sheet include equity securities of $22.9 million, debt securities of $280.9 million with contractual maturities of one year or less, debt securities of $321.0 million with contractual maturities of more than one year through five years, and debt securities of $30.8 million with contractual maturities of more than five years. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call options that enable either the Company and/or the issuer to redeem these securities at an earlier date.
        The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains and losses recorded in the accompanying statement of income. Gain on sale of investments in 1995 resulted from gross realized gains of $9.8 million and gross realized losses of $0.5 million relating to the sale of available-for-sale investments. Gain on sale of investments in 1994 resulted from gross realized gains of $6.7 million and gross realized losses of $1.8 million relating to the sale of available-for-sale investments.
        Held-to-maturity investments in the accompanying 1995 balance sheet represent investments in U.S. treasury bonds that mature in February and May 1998. It is the Company's intent to hold these securities to maturity.
                                       17PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   3.   Acquisitions

   In March 1995, the Company acquired Coleman Research Corporation in exchange for 4,002,224 shares of the Company's common stock, including 202,861 shares reserved for issuance upon exercise of stock options assumed upon the acquisition of Coleman Research. Coleman Research provides systems integration, systems engineering, and analytical services to government and commercial customers in fields of information technology, energy and the environment, software engineering, launch systems, advanced radar imaging, and health systems. The acquisition has been accounted for under the pooling-of-interests method.
        Accordingly, all historical financial information presented has been restated to include the acquisition of Coleman Research. Revenues and net income for 1994 and 1993, as previously reported by the separate entities prior to the acquisition and as restated for the combined Company, are as follows:

   (In thousands)                                  1994          1993
   ------------------------------------------------------------------

   Revenues:
    Previously reported                      $1,585,348   $1,249,718
    Coleman Research                            143,843      104,790
                                             ----------   ----------
                                             $1,729,191   $1,354,508
                                             ==========   ==========

   Net Income:
    Previously reported                      $  103,410   $   76,633
    Coleman Research                              1,301          235
                                             ----------   ----------
                                             $  104,711   $   76,868
                                             ==========   ==========

        In addition, in 1995, the Company and its majority-owned subsidiaries made several acquisitions for an aggregate of $339.1 million in cash, the issuance of common stock and stock options of the Company's majority-owned subsidiaries valued at $19.0 million, and the issuance of $22.3 million in debt. In 1994, the Company and its majority-owned subsidiaries made several acquisitions for an aggregate of $174.3 million in cash.
        These acquisitions have been accounted for using the purchase method of accounting, and the acquired companies' results of operations have been included in the accompanying financial statements from their respective dates of acquisition. The aggregate cost of the acquisitions in 1994 and 1995 exceeded the estimated fair value of the acquired net assets by $385.6 million, which is being amortized principally over 40 years. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired and, for acquisitions completed in 1995, is subject to adjustment upon finalization of the purchase price allocation. Pro forma data is not presented since the acquisitions were not material to the Company's results of operations.
        Other accrued expenses in the accompanying balance sheet includes approximately $33 million and $26 million at year-end 1995 and 1994, respectively, for estimated severance, relocation, and other reserves associated with acquisitions.
                                       18PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   4.   Common Stock

   At December 30, 1995, the Company had reserved 30,229,901 unissued shares of its common stock for possible issuance under stock-based compensation plans, for possible conversion of the Company's convertible debentures, and for possible exchange of subsidiaries' convertible obligations into common stock of the Company. Substantially all of the subsidiaries' obligations are exchangeable into common stock of the Company in the event of a change in control (as defined in the related fiscal agency agreement) that has not been approved by the continuing members of Company's Board of Directors (Note 6). The exchange price would be equal to 50% of the average price of the Company's common stock for the 30 trading days preceding the change in control.
        In January 1996, the Company redeemed the share purchase rights outstanding under its previously existing shareholder rights plan for $.02 per right, or $.009 per share of the Company's common stock outstanding. Simultaneous with this redemption, the Company distributed rights under a new shareholder rights plan adopted by the Company's Board of Directors to holders of outstanding shares of the Company's common stock. Each right entitles the holder to purchase one ten-thousandth of a share of Series B Junior Participating Preferred Stock, $100 par value, at a purchase price of $250 per share, subject to adjustment. The rights will not be exercisable until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (the Stock Acquisition Date), or (ii) 10 business days following the commencement of a tender offer or exchange offer for 15% or more of the outstanding shares of common stock.
        In the event that a person becomes the beneficial owner of 15% or more of the outstanding shares of common stock, except pursuant to an offer for all outstanding shares of common stock approved by the outside Directors, each holder of a right (except for the Acquiring Person) will thereafter have the right to receive, upon exercise, that number of shares of common stock that equals the exercise price of the right divided by one half of the current market price of the common stock. In the event that, at any time after any person has become an Acquiring Person, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or its common stock is changed or exchanged (other than a merger that follows an offer approved by the outside Directors), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a right (except for the Acquiring Person) shall thereafter have the right to receive, upon exercise, the number of shares of common stock of the acquiring company that equals the exercise price of the right divided by one half of the current market price of such common stock.
        At any time until 10 days following the Stock Acquisition Date, the Company may redeem the rights in whole, but not in part, at a price of $.01 per right (payable in cash or stock). The rights expire on January 29, 2006, unless earlier redeemed or exchanged.
                                       19PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   5.   Stock-based Compensation Plans

   The Company has several stock-based compensation plans for its key employees, directors, and others, which permit the award of stock-based incentives in the stock of the Company and its majority-owned subsidiaries. The Company has a nonqualified stock option plan, adopted in 1974, and an incentive stock option plan, adopted in 1981, which permit the award of stock options to key employees. The incentive stock option plan expired in 1991, and no grants were made after that date. An equity incentive plan, adopted in 1989, permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares or performance-based shares. To date, only nonqualified stock options have been awarded under this plan. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options presently outstanding under these plans are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over periods ranging from two to ten years after the first anniversary of the grant date, depending on the term of the option, which may range from three to twelve years. In addition, under certain options, shares acquired upon exercise are restricted from resale until retirement or other events. Nonqualified options may be granted at any price determined by the Board Committee, while incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. Generally, stock options have been granted at fair market value. The Company also has a directors' stock option plan, adopted in 1993, that provides for the annual grant of stock options of the Company and its majority-owned subsidiaries to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and expire three to seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in stock-based compensation plans of the Company's majority-owned subsidiaries.
        In connection with the acquisition of Coleman Research in 1995, the Company assumed certain outstanding options granted under Coleman Research's nonqualified stock option plan. Such options were converted into options to purchase shares of the Company's common stock, in accordance with the original terms of the options. On the date of acquisition, 25% of the nonvested options being converted became exercisable immediately. The remaining options become exercisable commencing two or three years after the date of grant, and expire three or four years from the date of grant.
        No accounting recognition is given to options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

                                       20PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   5.   Stock-based Compensation Plans (continued)

        A summary of the Company's stock option information is as follows:

                                1995              1994             1993
                          ----------------  ---------------- ----------------
                                     Range            Range            Range
                                        of               of               of
                                    Option           Option           Option
                          Number    Prices  Number   Prices  Number   Prices
   (In thousands except       of       per      of      per      of      per
   per share amounts)      Shares    Share  Shares     Share  Shares    Share
   --------------------------------------------------------------------------

   Options outstanding,            $ 4.85-          $ 4.85-          $ 4.85-
    beginning of year     5,252    $30.07   4,442   $28.21   3,111   $20.87

     Assumed upon
      acquisition of                 5.21-
      Coleman               203     10.45     --       --      --       --

                                    32.17-           25.79-           26.15-
     Granted                887     48.90   1,094    30.07   1,838    28.21

                                     4.85-            6.15-            4.85-
     Exercised             (733)    27.59    (210)   20.87    (476)   19.35

                                     8.33-            7.69-            7.15-
     Lapsed or canceled     (74)    37.27     (74)   27.59     (31)   24.71
                          -----             -----            -----

   Options outstanding,            $ 6.36-          $ 4.85-          $ 4.85-
   end of year            5,535    $48.90   5,252   $30.07   4,442   $28.21
                          =====             =====            =====
                                   $ 6.36-          $ 4.85-          $ 4.85-
   Options exercisable    5,508    $48.90   5,252   $30.07   4,442   $28.21
                          =====             =====            =====
   Options available
    for grant             1,598             2,418              438
                          =====             =====            =====





                                       21PAGE

Thermo Electron Corporation
Notes to Consolidated Financial Statements

6.   Long-term Obligations and Other Financing Arrangements

Long-term obligations of the Company are as follows:

(In thousands except per share amounts)                      1995          1994
-------------------------------------------------------------------------------
5% Senior convertible debentures,
 due 2001, convertible at $31.50 per share             $  309,000    $  345,000
4 5/8% Senior convertible debentures,
 due 1997, convertible at $21.50 per share                 82,325       205,000
4 7/8% Subordinated convertible debentures,
 due 1997, convertible at $21.50 per share                 55,000        55,000
3 3/4% Senior convertible debentures,
 due 2000, convertible into shares of
 Thermo Instrument at $16.93 per share                     67,600        70,000
6 5/8% Subordinated convertible debentures,
 due 2001, convertible into shares of
 Thermo Instrument at $9.38 per share                      22,275        36,862
5% Subordinated convertible debentures,
 due 2000, convertible into shares of ThermoQuest          86,250             -
5% Subordinated convertible debentures,
 due 2000, convertible into shares of Thermo Optek         86,250             -
4 7/8% Subordinated convertible debentures,
 due 2000, convertible into shares of
 Thermo Remediation at $17.92 per share                    34,950             -
6 1/2% Subordinated convertible debentures,
 due 1998, convertible into shares of
 Thermedics at $10.42 per share                             8,037        10,252
6 1/2% Subordinated convertible debentures,
 due 1997, convertible into shares of
 Thermo TerraTech at $10.33 per share                      13,432        16,597
Noninterest-bearing subordinated convertible
 debentures, due 1997, convertible into shares
 of Thermo Cardiosystems at $21.74 per share               11,642        33,000
5 1/2% Subordinated convertible notes,
 due 2002, convertible into shares of
 Thermo Cardiosystems at $9.88 per share                        -           450
3 3/4% Subordinated convertible debentures,
 due 2000, convertible into shares of Thermo
 Voltek at $11.75 per share                                25,240        34,500
8.1% Nonrecourse tax-exempt obligation, payable
 in semiannual installments, with final
 payment in 2000                                           59,100        62,500
6.0% Nonrecourse tax-exempt obligation, payable
 in semiannual installments, with final
 payment in 2000                                           49,700        49,700
Tax-exempt obligations, payable in semiannual
 installments, with final payment in 2017                 132,047       133,670
Other                                                     101,228        19,353
                                                       ----------    ----------
                                                        1,144,076     1,071,884
Less: Current maturities of long-term
      obligations                                          28,065        22,034
                                                       ----------    ----------
                                                       $1,116,011    $1,049,850
                                                       ==========    ==========
                                       22PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   6.   Long-term Obligations and Other Financing Arrangements (continued)

        The debentures that are convertible into subsidiary common stock have been issued by the respective subsidiaries and are guaranteed by the Company.
         In the event of a change in control of the Company (as defined in the related fiscal agency agreement) that has not been approved by the continuing members of the Company's Board of Directors, each holder of the 5%, 4 5/8%, and 4 7/8% convertible debentures issued by the Company will have the right to require the Company to buy all or part of the holder's debentures, at par value plus accrued interest, within 50 calendar days after the date of expiration of a specified approval period. In addition, substantially all of the obligations convertible into subsidiary common stock become exchangeable for common stock of the Company at an exchange price equal to 50% of the average price of the Company's common stock for the 30 trading days preceding the change in control.
        Nonrecourse tax-exempt obligations represent obligations issued by the California Pollution Control Financing Authority (CPCFA), the proceeds of which were used to finance two alternative-energy facilities (Delano I and Delano II) located in Delano, California. The obligations are payable only by a subsidiary of Thermo Ecotek and are not guaranteed by the Company, except under limited circumstances. As required by the financing bank group, Thermo Ecotek entered into interest rate swap agreements that effectively convert these obligations from floating rates to the fixed rates described above. These swaps have terms expiring in 2000, commensurate with the final maturity of the debt. During 1995 and 1994, the average variable rate received under the interest rate swap agreements was 3.8% and 4.9%, respectively.
        Tax-exempt obligations represent obligations issued by the CPCFA in January 1992, the proceeds of which were used to finance the construction of a waste-recycling facility in San Diego County, California. Construction of this facility was completed in 1994. Of these tax-exempt obligations, $93 million carry fixed rates of interest ranging from 7.2% to 8.5%, and $39 million carry a floating rate of interest that varies weekly based on short-term, tax-exempt markets. The interest rate ranged from 4.3% to 7.5% in 1995 and 3.1% to 7.2% in 1994.
        During 1994, the Company capitalized $2.1 million of interest expense, net of interest income, incurred in connection with the construction of the waste-recycling facility discussed above.

        The annual requirements for long-term obligations are as follows:

   (In thousands)
   --------------------------------------------------------

   1996                                         $   28,065
   1997                                            214,181
   1998                                             67,650
   1999                                             37,084
   2000                                            333,316
   2001 and thereafter                             463,780
                                                ----------

                                                $1,144,076
                                                ==========
                                       23PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   6.   Long-term Obligations and Other Financing Arrangements (continued)

        Certain of the Company's obligations include requirements to maintain predetermined financial ratios. At December 30, 1995, the Company was in compliance with these requirements.
        See Note 14 for fair value information pertaining to the Company's long-term obligations.
        Notes payable and current maturities of long-term obligations in the accompanying balance sheet include $78.1 million and $71.9 million in 1995 and 1994, respectively, of short-term bank borrowings by several of the Company's subsidiaries. The weighted average interest rates for these borrowings were 5.1% and 6.2% at year-end 1995 and 1994, respectively.


   7.  Commitments and Contingencies

   Litigation

   Cogeneration Joint Venture

   The Company has participated in the operation of the Dade County Downtown Government Center cogeneration facility in Miami, Florida, through a 50/50 joint venture of the Company and Rolls-Royce, Inc. Because the demand for power and chilled water at the Dade County Downtown Government Center complex has been substantially less than anticipated since the plant's startup in 1987, and because the plant has had difficulty disposing of the remainder of its output, the joint venture has experienced continuing losses. In September 1994, the plant's operations were suspended in connection with the resolution of litigation that the joint venture brought against Dade County related to the plant.
      The joint venture has a pending antitrust lawsuit against another purchaser of part of the plant's output, Florida Power and Light (FPL). FPL has continued to pursue petitions it has filed with the Florida Public Service Commission (FPSC) and the Federal Energy Regulatory Commission
   (FERC). The petition at FPSC seeks a determination that the joint venture has been engaging in illegal retail sales of electricity. FPL's actions at FERC seek to take advantage of a 1993 FERC order finding that, from 1987 through 1991, the plant did not meet required operating efficiencies. If either FPSC or FERC were to take the action requested by FPL, the joint venture could be subject to potentially significant refund and other liabilities, including any deficiency between (a) in the event the lessor of the plant's generating equipment declared a default under the lease and sold the equipment, approximately $44 million and the amount realized from the sale, or (b) in the case of a re-lease by the lessor in lieu of a sale, the present value of future rentals and prepayment penalty under the lease (approximately $33 million) and the present value of a fair rental to be collected from a new tenant. The joint venture's revenues for the cumulative period from 1987 through 1991 were $26.3 million.
      In 1996, the joint venture and FPL entered into an agreement to settle their disputes. Before the settlement can become effective, it must be approved by FPSC. There can be no assurance as to whether or when FPSC will approve the settlement agreement. The settlement would include (i) the continued closure of the plant but the availability of its capacity for
                                       24PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   7.   Commitments and Contingencies (continued)

   potential dispatch by FPL, (ii) payments by FPL of the plant's lease payments and operation and maintenance costs, and (iii) termination of the antitrust litigation and withdrawal of FPL's motions in the FPSC and FERC proceedings.

   Other Litigation and Related Contingencies

      The Company's wholly owned Napco, Inc. subsidiary is challenging a jury verdict rendered against it during the third quarter of 1994 for approximately $11.0 million in a contract dispute arising out of an allegedly defective waste-treatment system installed by Napco in 1984. The Company believes that the verdict is in error and has appealed the decision to the U.S. Court of Appeals for the First Circuit. Because this verdict exceeds Napco's financial ability to pay, Napco has filed a petition for bankruptcy.
      In a lawsuit relating to the Company's waste-recycling facility in southern California, a third party, from which the Company acquired certain development rights, alleges that fees totaling $7.9 million plus interest and legal costs are due and payable by the Company in connection with construction of the facility. The Company contends that no additional fees are payable because the facility actually built was substantially different from the one contemplated in the agreement with the third-party developer.
      The Company has been sued by third-party developers of an alternative-energy facility, constructed by the Company and its subcontractors in 1988 and 1989 and leased and operated by a partnership including Thermo Ecotek. The third-party developers seek $25 million in damages for alleged misrepresentation, breach of contract, and other causes of action. The dispute arises out of the development, construction, and subsequent operating performance of the plant. The Company believes that the allegations are without merit and intends to vigorously defend this matter.
      The Company's ThermoTrex subsidiary is a defendant in a lawsuit brought by Fischer Imaging Corporation (Fischer), which alleges that the StereoGuide(R) prone breast-biopsy system of ThermoTrex's Lorad division infringes on a Fischer patent on a precision mammographic needle-biopsy system. The Company believes it has meritorious legal defenses and intends to vigorously defend the matter. Lorad's cumulative revenues from this product totaled approximately $39 million through December 30, 1995.
      In the opinion of management, the ultimate liability for all such matters, together with the liability for all other pending legal proceedings, asserted legal claims, and known potential legal claims that are probable of assertion, will not be material to the Company's financial position, but could materially affect the results of operations or cash flows for a particular quarter or annual period.



                                       25PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   7.   Commitments and Contingencies (continued)

   Operating Leases
   The Company leases portions of its office and operating facilities under various noncancelable operating lease arrangements. The accompanying statement of income includes expenses from operating leases of $30.3 million, $24.3 million, and $17.2 million in 1995, 1994, and 1993, respectively. Minimum rental commitments under noncancelable operating leases at December 30, 1995, are as follows:

   (In thousands)
   ------------------------------------------------------

   1996                                         $ 30,591
   1997                                           23,955
   1998                                           18,228
   1999                                           13,717
   2000                                           11,994
   2001 and thereafter                            49,346
                                                --------
                                                $147,831
                                                ========


   8.   Employee Benefit Plans

   401(k) Savings Plan
   The Company's 401(k) savings plan covers the majority of the Company's eligible full-time U.S. employees. Contributions to the plan are made by both the employee and the Company. Company contributions are based on the level of employee contributions. For this plan, the Company contributed and charged to expense $7.6 million, $6.5 million, and $4.5 million in 1995, 1994, and 1993, respectively.

   Other Retirement Plans
   Certain of the Company's subsidiaries offer retirement plans, separate from the Company's 401(k) savings plan. These retirement plans cover approximately a third of the Company's U.S. employees. The majority of these subsidiaries offer 401(k) savings plans; however, one subsidiary offers a money purchase plan, and two subsidiaries offer profit-sharing plans. Company contributions to the 401(k) savings plans are based on the level of employee contributions. Company contributions to the money purchase plan and profit-sharing plans are based on formulas determined by the Company. For these plans, the Company contributed and charged to expense $7.7 million, $5.8 million, and $4.8 million in 1995, 1994, and 1993, respectively.


                                       26PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   8.   Employee Benefit Plans (continued)

   Employee Stock Ownership Plan
   The Company's Employee Stock Ownership Plan (ESOP) covers eligible full-time U.S. employees. The Company borrowed funds from a financial institution and then loaned these funds to the ESOP to purchase shares of common stock of the Company and its majority-owned subsidiaries. The loan balance between the Company and the financial institution was paid in 1992. The loan between the Company and the ESOP remains outstanding. The shares purchased are reported as deferred compensation in the accompanying balance sheet. The Company makes annual contributions to the ESOP, and shares are allocated to plan participants based on employee compensation. Effective December 31, 1994, the ESOP was split into two plans: ESOP I, covering employees of the Company's corporate office and its wholly owned subsidiaries and ESOP II, covering employees of certain of the Company's majority-owned subsidiaries. Also, effective December 31, 1994, ESOP II was terminated, and as a result, employees of certain of the Company's majority-owned subsidiaries are no longer eligible to participate in an ESOP. For this plan, the Company charged to expense $0.3 million, $1.1 million, and $1.1 million in 1995, 1994, and 1993, respectively.

   Employee Stock Purchase Plan
   Substantially all of the Company's full-time U.S. employees are eligible to participate in employee stock purchase plans sponsored by the Company or by the Company's majority-owned public subsidiaries. Prior to the November 1995 plan year, shares of the Company's common stock could be purchased at the end of a 12-month plan year at 85% of the fair market value at the beginning of the plan year, and the shares purchased were subject to a one-year resale restriction. Effective November 1, 1995, shares of the Company's common stock may be purchased at 95% of the fair market value at the beginning of the plan year, and the shares purchased are subject to a six-month resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. Participants of employee stock purchase plans sponsored by the Company's majority-owned public subsidiaries may also elect to purchase shares of the common stock of the subsidiary by which they are employed under the same general terms described above. During 1995, 1994, and 1993, the Company issued 220,296 shares, 145,836 shares, and 187,902 shares of its common stock, respectively, under these plans.




                                       27PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   9.   Income Taxes

   The components of income before income taxes and minority interest are as follows:

   (In thousands)                              1995        1994         1993
   -------------------------------------------------------------------------

   Domestic                                $257,214    $165,761     $113,500
   Foreign                                   42,281      40,615       17,967
                                           --------    --------     --------
                                           $299,495    $206,376     $131,467
                                           ========    ========     ========

        The components of the provision for income taxes are as follows:

   (In thousands)                              1995        1994         1993
   -------------------------------------------------------------------------

   Currently payable:
    Federal                                $ 72,496    $ 30,089     $ 10,270
    Foreign                                  17,751      16,343        8,643
    State                                    19,733       9,672        5,320
                                           --------    --------     --------
                                            109,980      56,104       24,233
                                           --------    --------     --------
   Deferred (prepaid), net:
    Federal                                  (9,050)     11,355        6,922
    Foreign                                     232        (243)         931
    State                                    (2,262)      3,487        1,427
                                           --------    --------     --------
                                            (11,080)     14,599        9,280
                                           --------    --------     --------
                                           $ 98,900    $ 70,703     $ 33,513
                                           ========    ========     ========

        The provision for income taxes that are currently payable does not reflect $20.5 million, $3.5 million, and $3.4 million of tax benefits of the Company and its majority-owned subsidiaries allocated to capital in excess of par value, directly or through the effect of majority-owned subsidiaries' equity transactions, or $3.0 million, $0.1 million, and $2.3 million of tax benefits used to reduce cost in excess of net assets of acquired companies in 1995, 1994, and 1993, respectively. The deferred provision for income taxes does not reflect $5.8 million of tax benefits used to reduce cost in excess of net assets of acquired companies in 1995.






                                       28PAGE

  Thermo Electron Corporation
  Notes to Consolidated Financial Statements

  9.   Income Taxes (continued)

       The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% to income before income taxes and minority interest due to the following:

  (In thousands)                                   1995       1994      1993
  --------------------------------------------------------------------------

  Provision for income taxes at
   statutory rate                              $104,823  $ 72,232  $ 46,013
  Increases (decreases) resulting from:
   Gain on issuance of stock by
    subsidiaries                                (28,285)   (8,849)  (13,770)
   State income taxes, net of federal tax        11,356     8,317     4,307
   Investment and research and development
    tax credits                                       -    (2,786)   (6,625)
   Foreign tax rate and tax law differential      3,785     1,422     3,969
   Amortization and write-off of cost in
    excess of net assets of acquired companies    7,484     3,450     3,400
   Reduction in valuation allowance              (2,104)        -         -
   Other, net                                     1,841    (3,083)   (3,781)
                                               --------  --------  --------
                                               $ 98,900  $ 70,703  $ 33,513
                                               ========  ========  ========

       Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

  (In thousands)                                   1995       1994
  ----------------------------------------------------------------

  Prepaid income taxes:
   Reserves and accruals                       $ 31,659  $ 31,369
   Inventory basis difference                    19,782    16,756
   Capitalized costs and joint venture equity     4,821     3,727
   Accrued compensation                          12,551     8,599
   Allowance for doubtful accounts                5,592     5,470
   Net operating loss carryforwards              28,692    17,022
   Federal tax credit carryforwards               6,770     7,869
   Available-for-sale investments                (2,383)    1,025
   Other, net                                     4,723     6,185
                                               --------  --------
                                                112,207    98,022
   Less: Valuation allowance                     39,214    40,198
                                               --------  --------
                                               $ 72,993  $ 57,824
                                               ========  ========
  Deferred income taxes:
   Depreciation                                $ 55,418  $ 49,313
   Intangible assets                              2,806     7,373
   Other                                            964     1,564
                                               --------  --------
                                               $ 59,188  $ 58,250
                                               ========  ========
                                       29PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   9.   Income Taxes (continued)

        The valuation allowance relates to the uncertainty surrounding the realization of tax loss and credit carryforwards and the realization of tax benefits attributable to purchase accounting reserves and certain other tax assets of the Company and certain subsidiaries. Of the year-end 1995 valuation allowance, $24.6 million will be used to reduce cost in excess of net assets of acquired companies when any portion of the related deferred tax asset is recognized, and $2.1 million will increase capital in excess of par value when previously unrealized stock option benefits are recognized.
        During 1995, the valuation allowance was reduced as it became more likely than not that certain tax benefits will be realized, offset in part by the establishment of valuation allowances for tax loss and credit carryforwards of businesses acquired in 1995.
        The Company has not recognized a deferred tax liability for the difference between the book basis and tax basis of the common stock of its domestic subsidiaries (such difference relates primarily to unremitted earnings and gains on issuance of stock by subsidiaries) because the Company does not expect this basis difference to become subject to tax at the parent level. The Company believes it can implement certain tax strategies to recover its investment in its domestic subsidiaries tax-free.
        A provision has not been made for U.S. or additional foreign taxes on $101 million of undistributed earnings of foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company currently plans to keep these amounts permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S. foreign tax credits.


   10.  Transactions in Stock of Subsidiaries

   Gain on issuance of stock by subsidiaries in the accompanying statement of income results primarily from the following transactions:

   1995

        Initial public offering of 2,333,556 shares of Thermo Ecotek common stock at $12.75 per share for net proceeds of $27.5 million resulted in a gain of $7.9 million.
        Private placement of 1,601,500 shares of Thermo BioAnalysis common stock at $10.00 per share for net proceeds of $14.9 million resulted in a gain of $9.5 million that was recorded by Thermo Instrument.
        Private placement of 500,000 shares of Thermo Remediation common stock at $13.25 per share for net proceeds of $6.6 million resulted in a gain of $1.6 million that was recorded by Thermo TerraTech.
        Private placements of 150,000 and 50,000 shares of ThermoLase common stock at $13.75 and $12.825 per share, respectively, and a public offering of 2,250,000 shares at $25.25 per share, for aggregate net proceeds of $55.3 million resulted in an aggregate gain of $34.7 million that was recorded by ThermoTrex.
        Initial public offering of 1,725,000 shares of ThermoSpectra common stock at $14.00 per share and a private placement of 202,000 shares at

                                       30PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   10.  Transactions in Stock of Subsidiaries (continued)

   $15.72 per share, for aggregate net proceeds of $24.9 million resulted in an aggregate gain of $10.6 million that was recorded by Thermo Instrument.
        Conversion of $9.1 million of Thermo Voltek 3 3/4% subordinated convertible debentures convertible at $11.75 per share into 775,399 shares of Thermo Voltek common stock resulted in a gain of $3.5 million that was recorded by Thermedics.
        Private placement of 1,862,000 shares of Trex Medical common stock at $10.25 per share for net proceeds of $17.6 million resulted in a gain of $12.8 million that was recorded by ThermoTrex.

   1994

        Public offering of 1,610,000 shares of ThermoTrex common stock at $15.375 per share for net proceeds of $23.0 million resulted in a gain of $7.9 million.
        Initial public offering of 5,349,572 shares of ThermoLase common stock at $3.00 per share for net proceeds of $14.8 million resulted in a gain of $8.6 million that was recorded by ThermoTrex.
        Private placements of 1,505,000 shares of ThermoSpectra common stock at $10.00 per share for net proceeds of $14.0 million resulted in a gain of $6.5 million that was recorded by Thermo Instrument.
        Conversion of $3.7 million of Thermedics 6 1/2% subordinated convertible debentures convertible at $10.42 per share into 357,597 shares of Thermedics common stock resulted in a gain of $1.0 million.

   1993

        Public offering of 3,225,000 shares of Thermedics common stock at $10.00 per share for net proceeds of $30.0 million resulted in a gain of $10.7 million.
        Public offering of 4,312,500 shares of Thermo Power common stock at $9.00 per share for net proceeds of $36.0 million resulted in a gain of $10.6 million.
        Private placements of 2,062,500 shares of ThermoTrex common stock at $11.17 and $14.50 per share for net proceeds of $27.5 million resulted in a gain of $11.4 million.
        Private placement of 300,000 shares and initial public offering of 1,650,000 shares of Thermo Remediation common stock at $6.59 and $8.33 per share, respectively, for aggregate net proceeds of $14.6 million resulted in an aggregate gain of $4.2 million that was recorded by Thermo TerraTech.
        Conversion of $7.3 million of Thermedics 6 1/2% subordinated convertible debentures convertible at $10.42 per share into 697,919 shares of Thermedics common stock resulted in a gain of $2.5 million.

        The Company's ownership percentage in these subsidiaries changed primarily as a result of the transactions listed above, as well as the Company's purchases of shares of its majority-owned subsidiaries' stock, the subsidiaries' purchases of their own stock, the issuance of subsidiaries' stock by the Company or by the subsidiaries under stock-based compensation plans or in other transactions, and the conversion of convertible obligations held by the Company, its subsidiaries, or by third parties.
                                       31PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   10.  Transactions in Stock of Subsidiaries (continued)

        The Company's ownership percentages at year-end were as follows:

                                      1995        1994         1993
                                      ----        ----         ----

   Thermedics                          51%         51%          52%
   Thermo Instrument                   86%         83%          81%
   Thermo TerraTech                    81%         80%          72%
   Thermo Power                        63%         60%          52%
   ThermoTrex                          51%         50%          55%
   Thermo Fibertek                     81%         81%          80%
   Thermo Ecotek                       83%         97%          88%
   Thermo Cardiosystems (a)            55%         58%          57%
   Thermo Voltek (a)                   59%         71%          67%
   Thermo Remediation (b)              69%         65%          67%
   ThermoLase (c)                      65%         69%          81%
   ThermoSpectra (d)                   72%         86%         100%
   Thermo EuroTech (e)                 62%         64%          72%
   ThermoLyte (f)                      78%        100%         100%
   Thermo BioAnalysis (d)              80%        100%         100%
   ThermoQuest (d)                    100%        100%         100%
   Thermo Optek (d)                   100%        100%         100%
   Trex Medical (c)                    91%        100%         100%

   (a) Reflects combined ownership by Thermedics and Thermo Electron.
   (b) Reflects combined ownership by Thermo TerraTech and Thermo Electron.
   (c) Reflects ownership by ThermoTrex.
   (d) Reflects ownership by Thermo Instrument.
   (e) Reflects ownership by Thermo TerraTech.
   (f) Reflects ownership by Thermo Power.


   11.  Other Expense, Net

   The components of other expense, net, in the accompanying statement of income are as follows:

   (In thousands)                               1995        1994        1993
   -------------------------------------------------------------------------

   Interest income                          $ 62,146    $ 43,280    $ 23,905
   Interest expense                          (76,961)    (59,844)    (31,736)
   Equity in losses of unconsolidated
    subsidiaries                                (203)     (4,019)    (22,721)
   Gain on sale of investments                 9,305       4,851       2,469
   Gain on sale of land                            -      14,698           -
   Other income (expense), net                (1,089)         45         535
                                            --------    --------    --------
                                            $ (6,802)   $   (989)   $(27,548)
                                            ========    ========    ========
                                       32PAGE

 Thermo Electron Corporation
 Notes to Consolidated Financial Statements

 12.  Restructuring and Other Nonrecurring Costs

 Restructuring and other nonrecurring costs in the accompanying 1995 statement of income includes $11.5 million to write off the Company's net investment in a waste-recycling facility in southern California due to contractual defaults by the facility's sole customer, which have caused operations to be substantially curtailed; $5.0 million to write off the cost in excess of net assets of acquired companies at Thermo TerraTech's thermal-processing equipment business due to this asset no longer being recoverable based on discontinuing investment in this business; $2.5 million to write off the cost in excess of net assets of acquired companies at the Company's Napco subsidiary, which is a defendant in litigation described in Note 7; and $2.9 million of other nonrecurring costs.
      The 1994 amount represents severance costs and, to a lesser extent, the costs to write off leasehold improvements at ThermoTrex's East Coast division.
      The 1993 amount primarily represents a $1.9 million reserve for the write-off of machinery and equipment and costs to phase out a product line in the Company's metal-fabrication services business, a $1.2 million reserve for restructuring at the Company's steam turbines and compressors business, and $2.7 million for the write-off of mobile soil-remediation assets and other related expenses.


 13.  Supplemental Cash Flow Information

 Supplemental cash flow information is as follows:

 (In thousands)                                1995        1994        1993
 --------------------------------------------------------------------------

 Cash Paid For:
  Interest                                $  71,816   $  47,745   $  29,529
  Income taxes                            $  50,788   $  27,456   $   9,909

 Noncash Activities:
  Conversions of the Company's and
   subsidiaries' convertible obligations  $ 212,979   $  89,625   $  50,403
  Acquisition of asset under capital
   lease                                  $  47,020   $       -   $       -
  Purchase of alternative-energy
   facility through assumption of
   debt                                   $       -   $       -   $  66,900

  Fair value of assets of acquired
   companies                              $ 521,558   $ 250,404   $ 208,193
  Cash paid for acquired companies         (339,075)   (174,330)   (143,790)
  Issuance of subsidiaries' common stock
   and stock options for acquired
   companies                                (18,990)          -           -
  Issuance of long-term obligations for
   acquired company                         (22,300)          -           -
                                          ---------    --------    --------
    Liabilities assumed of acquired
     companies                            $ 141,193   $  76,074   $  64,403
                                          =========   =========   =========
                                       33PAGE

 Thermo Electron Corporation
 Notes to Consolidated Financial Statements

 14.  Fair Value of Financial Instruments

 The Company's financial instruments consist mainly of cash and cash equivalents, available-for-sale and held-to-maturity investments, accounts receivable, notes payable and current maturities of long-term obligations, accounts payable, long-term obligations, forward exchange contracts, and interest rate swaps. The carrying amount of these financial instruments, with the exception of available-for-sale investments, long-term obligations, forward exchange contracts, and interest rate swaps, approximates fair value due to their short-term nature.
      Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments. Held-to-maturity investments in the accompanying balance sheet are carried at amortized cost. The fair values are disclosed on the accompanying balance sheet and were determined based on quoted market prices.
      The Company enters into forward exchange contracts to hedge certain firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies, principally U.S. dollars, British pounds sterling, French francs, and Japanese yen. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. The amounts of such forward exchange contracts at year-end 1995 and 1994 were $34.2 million and $19.9 million, respectively.
      The Company's Thermo Ecotek subsidiary has interest rate swap agreements relating to its nonrecourse tax-exempt obligations. The interest rate swap agreements are with a different counterparty than the holders of the underlying debt. The Company believes, however, that the credit risks associated with these swaps are minimal because the agreements are with a large, reputable bank. The notional amount of the swap agreement is $110.0 million at December 30, 1995 and December 31, 1994.
      The carrying amount and fair value of the Company's long-term obligations and off-balance-sheet financial instruments are as follows:

                                   1995                       1994
                         -----------------------   ------------------------
                           Carrying         Fair      Carrying         Fair
 (In thousands)              Amount        Value        Amount        Value
 --------------------------------------------------------------------------

 Long-term obligations:
  Convertible obligations$  802,001   $1,354,682   $  806,661   $  973,659
  Other long-term
   obligations              314,010      334,004      243,189      245,045
                         ----------   ----------   ----------   ----------
                         $1,116,011   $1,688,686   $1,049,850   $1,218,704
                         ==========   ==========   ==========   ==========

 Off-balance-sheet
  financial instruments:
   Forward exchange
    contracts receivable              $   (1,015)               $     (579)
   Interest rate swaps
    (receivable) payable              $    3,467                $   (2,113)

                                       34PAGE

 Thermo Electron Corporation
 Notes to Consolidated Financial Statements

 14.  Fair Value of Financial Instruments (continued)

      The fair value of long-term obligations was determined based on quoted market prices and on borrowing rates available to the Company at the respective year-ends. The fair value of convertible obligations exceeds the carrying amount primarily due to the market price of the Company's or subsidiaries' common stock at the respective year-ends exceeding the conversion price of the convertible obligations.
      The fair value of forward exchange contracts and interest rate swap agreements (used for hedging purposes) is the estimated amount that the Company would pay or receive upon termination of the contract, taking into account the change in foreign exchange rates on forward exchange contracts, and market interest rates and the creditworthiness of the counterparties on interest rate swap agreements.


 15.  Business Segment and Geographical Information

 The Company's business segments include the following:
   Instruments: environmental-monitoring, analytical, test and measurement, and process-control instruments
   Alternative-energy Systems: biomass power plants, waste-recycling facility, industrial refrigeration systems, natural gas engines, cooling and cogeneration units, turbines and compressors
   Process Equipment: paper-recycling equipment, papermaking systems and accessories, metallurgical-processing systems, electroplating equipment Biomedical Products: biomedical materials, mammography and needle-biopsy systems, general-purpose X-ray systems, respiratory-care equipment, skin-incision devices, blood coagulation-monitoring equipment, left ventricular-assist systems, neurophysiology monitoring instruments, personal-care products
   Environmental Services: thermal soil-remediation, industrial-fluids recycling, nuclear monitoring and cleanup, on-site industrial remediation, laboratory analysis, environmental sciences, metallurgical heat treating and fabrication
   Advanced Technologies: process detection systems, explosives-detection instruments, precision weighing and inspection equipment, electronic test equipment, power-conversion instruments, laser-based hair-removal system, systems integration and engineering, development of avionics products and medical equipment




                                       35PAGE

 Thermo Electron Corporation
 Notes to Consolidated Financial Statements

 15.  Business Segment and Geographical Information (continued)


 (In thousands)                             1995          1994         1993
 --------------------------------------------------------------------------

 Business Segment Information

 Revenues:
  Instruments                         $  782,662   $  650,114   $  516,712
  Alternative-energy Systems             325,912      285,410      242,662
  Process Equipment                      317,951      190,217      167,524
  Biomedical Products                    255,752      180,318      127,533
  Environmental Services                 210,503      141,438      121,987
  Advanced Technologies                  321,563      286,523      181,094
  Intersegment Sales Elimination (a)      (6,926)      (4,829)      (3,004)
                                      ----------   ----------   ----------
                                      $2,207,417   $1,729,191   $1,354,508
                                      ==========   ==========   ==========
 Income Before Income Taxes and
  Minority Interest:
   Instruments                        $  113,651   $  105,440   $   91,412
   Alternative-energy Systems             32,952       34,451       12,859
   Process Equipment                      29,071       20,730       13,444
   Biomedical Products                    32,343       17,601        5,758
   Environmental Services                 21,215       14,853        4,702
   Advanced Technologies                  18,930       12,563        8,260
                                      ----------   ----------   ----------

     Total Segment Income (b)            248,162      205,638      136,435
   Equity in Losses of Unconsolidated
    Subsidiaries                            (203)      (4,019)     (22,721)
   Corporate (c)                          51,536        4,757       17,753
                                      ----------   ----------   ----------
                                      $  299,495   $  206,376   $  131,467
                                      ==========   ==========   ==========
 Identifiable Assets:
  Instruments                         $1,372,814   $1,011,916   $  850,688
  Alternative-energy Systems             695,849      577,781      593,247
  Process Equipment                      238,537      191,846      179,251
  Biomedical Products                    552,825      348,199      285,715
  Environmental Services                 335,726      192,523      146,658
  Advanced Technologies                  303,270      236,543      203,375
  Corporate (d)                          245,887      503,127      248,663
                                      ----------   ----------   ----------
                                      $3,744,908   $3,061,935   $2,507,597
                                      ==========   ==========   ==========

 Depreciation and Amortization:
  Instruments                         $   25,257   $   22,070   $   18,059
  Alternative-energy Systems              25,186       16,078        4,982
  Process Equipment                        5,228        4,780        4,277
  Biomedical Products                      8,597        6,292        5,328
  Environmental Services                  11,197        8,382        6,641
  Advanced Technologies                    8,243        6,193        3,679
  Corporate                                1,271        1,233        1,226
                                      ----------   ----------   ----------
                                      $   84,979   $   65,028   $   44,192
                                      ==========   ==========   ==========
                                      36PAGE

 Thermo Electron Corporation
 Notes to Consolidated Financial Statements

 15.  Business Segment and Geographical Information (continued)


 (In thousands)                             1995          1994         1993
 --------------------------------------------------------------------------

 Capital Expenditures:
  Instruments                         $   10,313   $    7,574   $    6,347
  Alternative-energy Systems (e)          14,024       31,717       92,862
  Process Equipment                        3,686        3,231        2,631
  Biomedical Products                      7,168        7,284        9,042
  Environmental Services                  19,499        7,559        7,583
  Advanced Technologies                    7,757        8,019        8,898
  Corporate                                  460          141        2,241
                                      ----------   ----------   ----------
                                      $   62,907   $   65,525   $  129,604
                                      ==========   ==========   ==========
 Geographical Information

 Revenues:
  United States                       $1,739,910   $1,386,455   $1,103,133
  Europe                                 504,439      374,192      298,562
  Other                                  117,425       91,161       65,165
  Transfers among geographical
   areas (a)                            (154,357)    (122,617)    (112,352)
                                      ----------   -----------  ----------
                                      $2,207,417   $1,729,191   $1,354,508
                                      ==========   ==========   ==========
 Income Before Income Taxes and
  Minority Interest:
   United States                      $  201,464   $  182,177   $  116,863
   Europe                                 33,059       13,315       12,175
   Other                                  13,639       10,146        7,397
                                      ----------   ----------   ----------

     Total Segment Income (b)            248,162      205,638      136,435
   Equity in Losses of Unconsolidated
    Subsidiaries                            (203)      (4,019)     (22,721)
   Corporate (c)                          51,536        4,757       17,753
                                      ----------   ----------   ----------
                                      $  299,495   $  206,376   $  131,467
                                      ==========   ==========   ==========

 Identifiable Assets:
  United States                       $2,907,585   $2,110,843   $1,905,825
  Europe                                 501,997      387,268      300,302
  Other                                   89,439       60,697       52,807
  Corporate (d)                          245,887      503,127      248,663
                                      ----------   ----------   ----------
                                      $3,744,908   $3,061,935   $2,507,597
                                      ==========   ==========   ==========
 Export Sales Included in United
  States Revenues Above (f)           $  336,702   $  265,298   $  219,914
                                      ==========   ==========   ==========
                                       37PAGE

 Thermo Electron Corporation
 Notes to Consolidated Financial Statements

 15.  Business Segment and Geographical Information (continued)

 (a) Intersegment sales and transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.
 (b) Segment income is income before corporate general and administrative expenses, other income and expense, minority interest expense, and income taxes.
 (c) Includes corporate general and administrative expenses, other income and expense, and gain on issuance of stock by subsidiaries.
 (d) Primarily cash and cash equivalents, short- and long-term investments, and property and equipment at the Company's Waltham, Massachusetts, headquarters.
 (e) Includes $88.4 million in 1993 for the purchase of an alternative-energy facility in Delano, California.
 (f)  In general, export revenues are denominated in U.S. dollars.


 16.  Subsequent Events

 Issuance of Subordinated Convertible Debentures
 On January 3, 1996, the Company issued and sold $585 million principal amount of 4 1/4% subordinated convertible debentures due 2003. The debentures will be convertible into shares of the Company's common stock at a price of $56.70 per share.

 Pending Acquisition
 On March 1, 1995, Thermo Instrument entered into an agreement with Fisons plc (Fisons) to acquire the Scientific Instruments Division of Fisons for approximately 202 million British pounds sterling. On April 13, 1995, Thermo Instrument announced that it had received a "second request" for information regarding the transaction from the U.S. Federal Trade Commission (FTC). After extensive discussions with Fisons and the FTC, in January 1996 Thermo Instrument withdrew its original pre-merger notification filing under the Hart-Scott-Rodino Antitrust Improvements Act (the HSR Act), and submitted a new filing with respect to a modified form of the acquisition. On February 15, 1996, Thermo Instrument announced that the FTC had granted early termination of the waiting period under the HSR Act with respect to the modified acquisition and on March 1, 1996, Thermo Instrument announced that it had received clearance from U.K. antitrust regulatory authorities. The form of the acquisition cleared by the FTC and the U.K. authorities excludes from the businesses to be acquired by Thermo Instrument substantially all of the mass spectrometer businesses of Fisons and a high-resolution mass spectrometer/inductively-coupled plasma product. These businesses accounted for slightly less than 20% of the 1995 revenues of Fisons' Scientific Instruments Division. The new purchase price is expected to be slightly less than 150 million British pounds sterling and will be subject to a post-closing adjustment based on the net asset value of the acquired businesses as of the closing date. The modified acquisition is still subject to the consent of certain third parties and the satisfaction of other closing conditions.
                                       38PAGE

   Report of Independent Public Accountants

   To the Shareholders and Board of Directors of Thermo Electron Corporation:

        We have audited the accompanying consolidated balance sheet of Thermo Electron Corporation (a Delaware corporation) and subsidiaries as of December 30, 1995 and December 31, 1994, and the related consolidated statements of income, shareholders' investment, and cash flows for each of the three years in the period ended December 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Electron Corporation and subsidiaries as of December 30, 1995 and December 31, 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 1995, in conformity with generally accepted accounting principles.
        As discussed in Note 2 to the consolidated financial statements, effective January 2, 1994, the Company changed its method of accounting for investments in debt and marketable equity securities.



                                                Arthur Andersen LLP



   Boston, Massachusetts
   February 15, 1996 (except with
   respect to the matters discussed
   in Note 16 as to which the date
   is March 1, 1996)








                                       39PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   Overview

   The Company develops and manufactures a broad range of products that are sold worldwide. The Company expands the product lines and services it offers by developing and commercializing its own core technologies and by making strategic acquisitions of complementary businesses. The majority of the Company's businesses fall into four broad markets: environmental, energy, process control, and selected health and safety instrumentation.
        An important component of the Company's strategy is to establish leading positions in its markets through the application of proprietary technology, whether developed internally or acquired. A key contribution to the growth of the Company's segment income (as defined in the results of operations below), particularly over the last three years, has been the ability to identify attractive acquisition opportunities, complete those acquisitions, and derive a growing income contribution from the newly acquired businesses as they are integrated into the Company's business segments.
        The Company seeks to minimize its dependence on any specific product or market by maintaining and diversifying its portfolio of businesses and technologies. Similarly, the Company's goal is to maintain a balance in its businesses between those affected by various regulatory cycles and those more dependent on the general level of economic activity. Although the Company is diversified in terms of technology, product offerings, and geographic markets served, the future financial performance of the Company as a whole is largely affected by the strength of worldwide economies and the continued adoption and diligent enforcement of environmental, health, and safety regulations, among other factors.
        The Company believes that maintaining an entrepreneurial atmosphere is essential to its continued growth and development. In order to preserve this atmosphere, the Company has adopted a strategy of spinning out certain of its businesses into separate subsidiaries and having these subsidiaries sell a minority interest to outside investors. The Company believes that this strategy provides additional motivation and incentives for the management of the subsidiaries through the establishment of subsidiary-level stock option incentive programs, as well as capital to support the subsidiaries' growth. As a result of the sale of stock by subsidiaries, the issuance of stock by subsidiaries upon conversion of convertible debentures, and similar transactions, the Company records gains that represent the increase in the Company's net investment in the subsidiaries and are classified as "Gain on issuance of stock by subsidiaries" in the accompanying statement of income. These gains have represented a substantial portion of the net income reported by the Company in recent years. The size and timing of these transactions are dependent on market and other conditions that are beyond the Company's control. Accordingly, there can be no assurance that the Company will be able to generate gains from such transactions in the future.

   Proposed Accounting Pronouncement

        In October 1995, the Financial Accounting Standards Board (FASB) issued an exposure draft of a Proposed Statement of Financial Accounting Standards, "Consolidated Financial Statements: Policy and Procedures" (Proposed Statement). The Proposed Statement would establish new rules for determining when entities should be consolidated and how consolidated financial statements should be prepared. Under the Proposed Statement, it is possible that companies would be required to consolidate entities in
                                       40PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   Proposed Accounting Pronouncement (continued)

   which their legal ownership is as low as 40%. Companies involved with special purpose entities could be required to include these entities in their consolidated financial statements in such instances as when a company is the only general partner, although the company may own only a very small percentage of the entity (e.g. 1%). This portion of the Proposed Statement is expected to have little effect on the Company's consolidated financial statements. The portion of the Proposed Statement referred to as the Procedures portion, which describes how consolidated financial statements should be prepared, could result in significant changes in the way the Company records certain transactions once control, as newly defined, has been reached. Under the Proposed Statement, the following accounting will result:
        Decreases in a parent's ownership interest in a subsidiary -- Under the Proposed Statement, any sale of the stock of a subsidiary that does not result in loss of control would be accounted for as a transaction in the equity of the consolidated entity with no gain or loss being recognized. This would occur even when the sale is made by the parent, and even though such a sale would result in a gain for corporate tax purposes. Under this provision, any sale of a non-controlling interest, e.g. 49% of a wholly owned entity, whether the sale results in an economic gain or loss, would be recorded only in the equity section of the balance sheet.
        Recording gains from the purchase of additional shares -- Under current practice, a company that owns marketable equity securities of other issuers may account for them as "available-for-sale" under Statement of Financial Accounting Standards (SFAS) No. 115, with the fair value adjustment being recorded in equity. Upon obtaining "significant influence" (current practice being twenty percent or greater ownership), under the Proposed Statement the unrealized holding gains and losses previously recorded in equity would be recorded in the income statement. The same accounting would result if an entity increased its ownership from an SFAS No. 115 investment directly to control and consolidation. Under this accounting, the more the acquirer pays for the additional shares, the greater the gain recorded.
        Changes in a parent's ownership interest in a subsidiary and step acquisitions -- Under the FASB's proposed economic unit model, once control is obtained, any transactions in a subsidiary's stock between the controlling and noncontrolling shareholders are considered equity transactions and, therefore, only the equity accounts of the reporting entity are impacted. Under the Proposed Statement, after control is obtained, the cost of any subsequent purchase is recorded as a reduction of equity. As a result, no additional goodwill is recorded on these subsequent purchases, but the charge to equity would reduce the book value of the acquirer. This charge to equity would not become part of the "cost" of acquiring the entity and, therefore, it would be possible to sell the entity at a later date and record a "gain" on the transaction, even though the seller actually sold it for less than what the seller paid to acquire it.


                                       41PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   Proposed Accounting Pronouncement (continued)

        The FASB conducted a hearing concerning the Proposed Statement in February 1996, at which the Company, along with other major companies and many of the major accounting firms and accounting associations, expressed their disagreement with various parts of the Proposed Statement. The FASB expects to issue a final Statement by June 30, 1996, which could become effective for fiscal years beginning after December 15, 1996.

   Results of Operations

   1995 Compared With 1994

        Sales in 1995 were $2,207.4 million, an increase of $478.2 million, or 28%, over 1994. Segment income, excluding restructuring and other nonrecurring costs described below of $21.9 million in 1995 and $0.7 million in 1994, was $270.1 million, compared with $206.3 million in 1994, an increase of 31%. (Segment income is income before corporate general and administrative expenses, other income and expense, minority interest expense, and income taxes.) Operating income, which includes restructuring and other nonrecurring costs, was $225.5 million, an increase of $43.4 million, or 24%, over 1994. Financial results for 1994 have been restated to include Coleman Research, which was acquired in a pooling-of-interests transaction in March 1995 (Note 3).
        Sales from the Instruments segment were $782.7 million in 1995, an increase of $132.5 million, or 20% over 1994. Sales increased primarily due to acquisitions made by Thermo Instrument, which added $104 million to sales in 1995. The remaining sales increase was substantially due to the favorable effects of currency translation due to a weaker U.S. dollar in 1995. Segment income margin (segment income margin is segment income as a percentage of sales) was 14.5% in 1995, compared with 16.2% in 1994. Segment income margin declined due to lower margins at acquired businesses and reduced shipments at Thermo Instrument's air-monitoring instruments subsidiary.
        Sales from the Alternative-energy Systems segment were $325.9 million in 1995, an increase of $40.5 million, or 14%, over 1994. Within this segment, revenues from Thermo Ecotek, which consist of revenues from biomass power plant operations, were $141.4 million in 1995, compared with $134.3 million in 1994. This increase results from a full year of revenues from the Whitefield, New Hampshire, plant which did not operate for most of the first half of 1994 due to major damage to the turbine-generator, as well as higher contractual energy rates in 1995 at all of Thermo Ecotek's facilities, excluding the facility in Hemphill, New Hampshire. These increases were offset largely by utility-imposed curtailment of power at the Woodland and Mendota plants in California. The utility that purchases the electrical output of these California plants has the right to curtail the plants' power output up to 1,000 hours per year during periods of low demand. The utility commonly experiences low demand following periods of heavy rain or snow, when hydroelectric power is available. During 1995, these plants were each curtailed for 1,000 hours. During January and February 1996, these plants each experienced approximately 200 hours of curtailment and are likely to receive the contractual maximum during 1996. Revenues from the Company's waste-recycling facility in southern California declined by $0.8 million due to a reduction in the amounts paid by the facility's customer. The facility ceased processing waste during 1995 and the Company wrote off its net investment in this facility in the third
                                       42PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   1995 Compared With 1994 (continued)

   quarter of 1995, as described below. Sales at Peter Brotherhood Ltd. increased $18.1 million to $56.2 million as a result of increased demand for steam turbines and, to a lesser extent, increased demand for special purpose machinery over depressed 1994 levels. Sales from Thermo Power increased $16.5 million to $108.4 million, due primarily to increased demand for refrigeration packages and marine engine-related products and, to a lesser extent, the acquisition of NuTemp, Inc. in May 1994.
        Segment income from the Alternative-energy Systems segment, excluding restructuring and other nonrecurring costs of $11.5 million in 1995, was $44.5 million in 1995, compared with $34.5 million in 1994. Thermo Ecotek had segment income of $34.6 million in 1995, compared with $26.9 million in 1994. This improvement results from lower fuel costs at two of the California plants and higher contractual energy rates in 1995, offset in part by utility-imposed curtailment of power at the Woodland and Mendota facilities. Segment income at Thermo Power declined to $5.1 million in 1995 from $5.3 million in 1994, reflecting an increase in expenditures for research and development. Peter Brotherhood incurred a segment loss of $1.1 million in 1995, compared with a loss of $0.8 million in 1994, as a result of increased costs to complete jobs in process and competitive pricing pressures.
        In 1995, the Company recorded restructuring and other nonrecurring costs of $11.5 million for this segment. This amount represents the Company's net investment in a waste-recycling facility in southern California that contracted to process waste for San Diego County (the County). The County had previously advised the Company that it was attempting to raise funds to purchase the facility and had entered into discussions with the Company regarding termination of the Company's long-term service agreement. Termination of the service agreement would have required the County to pay the Company a termination fee and reimburse the Company for certain other items connected with the facility. To date, the County has been unable to raise the necessary funds on terms acceptable to the County. During the third quarter of 1995, the County paid the Company less than the amount due under the service agreement. In October 1995, the Company notified the County that the County was in default of the service agreement and that, pursuant to that agreement, the County had 45 days to cure the default. To date, the County has not cured this default. The Company's financing on this facility consists of tax-exempt obligations (Note 6), which are nonrecourse to the Company for events of County default. The County is a party to these financing arrangements. The County is in default of certain terms of its agreements with the bank group that provided the financing and if the County does not cure these defaults, it could be declared in default under the financing agreements. Based upon County assertions, its financial obligation to the Company in a default situation would be limited to the funds it has available from the day-to-day operation of the County's solid waste-disposal system, which would be insufficient for the Company to recover any of its investment.
        In a lawsuit relating to the waste-recycling facility discussed above, a third party, from which the Company's subsidiary acquired certain development rights, alleges that fees totaling $7.9 million plus interest and legal costs are due and payable in connection with construction of the facility. The Company contends that no additional fees are payable because the facility actually built was substantially different from the one contemplated in the agreement with the third-party developer. There can be
                                       43PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   1995 Compared With 1994 (continued)

   no assurance as to the outcome of this matter.
        Certain of Thermo Ecotek's plants have power sales agreements with utilities under which the rates paid for power will convert from fixed rates to "avoided-cost" rates in the year 2000. Avoided-cost rates are currently substantially less than the fixed rates. One of these plants, located in Woodland, California, has conditions in its nonrecourse lease agreement that require funding of a "power reserve" in years prior to 2000, based on projections of operating cash flow shortfalls in the year 2000 and thereafter. The power reserve represents funds available to make lease payments in the event that revenues are not sufficient after the Woodland plant converts to avoided-cost rates. Without sufficient increases in avoided-cost rates or reductions in fuel costs and other operating expenses by the year 2000, Thermo Ecotek expects to either renegotiate its nonrecourse lease agreement or forfeit its interest in the Woodland plant. Beginning in the third quarter of 1996, Thermo Ecotek will expense the funding of reserves required under the nonrecourse lease agreement. As a result, the Company expects that the results of the plant will be reduced to approximately breakeven at that time. During 1995, the plant contributed $6.3 million of operating income.
        Sales in the Process Equipment segment were $318.0 million in 1995, compared with $190.2 million in 1994. Sales from Thermo Fibertek increased $44.1 million to $206.7 million, due to an increase of $23.3 million in sales of paper-recycling equipment, which included $14.7 million of sales under an approximately $16 million subcontract with Thermo Electron to supply equipment and services for an office wastepaper de-inking facility in Menominee, Michigan, and due to increased demand at Thermo Fibertek's paper-recycling business in France. Sales at Thermo Fibertek also increased $17.3 million due to greater demand at its North American accessories business, and increased by $2.7 million due to the favorable effects of currency translation. In addition to sales recorded by Thermo Fibertek under the Michigan project, a wholly owned subsidiary of the Company recorded revenues from the project of $77.0 million. This facility is expected to be completed by the end of 1996. Sales of Thermo TerraTech's (formerly Thermo Process Systems) thermal-processing equipment and Napco's automated electroplating equipment increased $2.6 million and $4.2 million, respectively, from depressed 1994 levels. Segment income margin, excluding restructuring and other nonrecurring costs of $7.5 million in 1995, was 11.5% in 1995, compared with 10.9% in 1994. Thermo Fibertek's segment income margin improved to 16.2% from 12.9% in 1994, primarily due to increased sales and an improved sales mix. During 1995, the Process Equipment segment recorded restructuring and other nonrecurring costs of $7.5 million to write off cost in excess of net assets of acquired companies, of which $5.0 million was recorded by Thermo TerraTech, and $2.5 million was recorded by the Company's Napco subsidiary. Thermo TerraTech has decided to focus its resources on growing the environmental infrastructure services part of its business and, therefore, no longer expects to reinvest in its thermal-processing equipment business to the extent necessary to recover this investment. Napco is appealing a jury verdict rendered against it for approximately $11.0 million in a contract dispute arising out of an allegedly defective waste-treatment system installed by Napco in 1984. Because this verdict exceeds Napco's financial
                                       44PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   1995 Compared With 1994 (continued)

   ability to pay, Napco has filed a petition for bankruptcy. The Company believes that it will be unable to recover its investment in Napco. Napco's sales and income are not significant to the Company's consolidated results of operations.
        Sales in the Biomedical Products segment were $255.8 million in 1995, an increase of $75.4 million, or 42%, over 1994 due primarily to increased demand for a number of the Company's biomedical products and the inclusion of $31.6 million in sales from Bird Medical Technologies, Inc. and Bennett X-Ray Corporation, which were acquired in the third quarter of 1995. Sales of ThermoTrex's mammography and needle-biopsy systems increased 38% to $74.9 million; Thermo Cardiosystems' implantable left ventricular-assist system (LVAS) increased 98% to $20.6 million; ThermoLase's skin-care products increased 33% to $24.9 million; neurodiagnostic monitoring equipment sold by the Company's wholly owned Nicolet Biomedical Inc. subsidiary increased 12% to $53.1 million; and sales of blood coagulation-monitoring products and skin-incision devices sold by the Company's wholly owned International Technidyne Corporation subsidiary increased 13% to $32.3 million. Segment income margin improved to 12.6% from 9.8% in 1994 as a result of increased sales and, to a lesser extent, price increases for Thermo Cardiosystems' air-driven LVAS.
        Sales in the Environmental Services segment were $210.5 million in 1995, an increase of $69.1 million, or 49%, over 1994. Within this segment, sales from Thermo Remediation were $57.5 million in 1995, compared with $50.4 million in 1994. Sales from Thermo Remediation's soil-remediation and fluids-recycling services increased due to acquisitions, offset in part by lower sales at existing sites resulting from ongoing regulatory uncertainties, primarily at two sites, as well as severe weather conditions at one site, and competitive pricing pressures. Thermo Remediation's nuclear services sales from existing sites increased primarily due to a long-term environmental restoration contract for the U.S. Department of Energy's (DOE's) Hanford site, offset in part by a decrease in radiochemistry laboratory work, reflecting a reduction in spending at the DOE. Sales of analytical laboratory and environmental consulting services increased $60.2 million, to $100.6 million, due to the inclusion of sales from acquired businesses. Sales of metallurgical services declined $2.0 million to $42.8 million, due to the effect of closing a small plant in 1995. Segment income margin, excluding restructuring and other nonrecurring costs of $1.9 million in 1995, improved to 11.0% from 10.5% in 1994, due primarily to higher sales, offset in part by higher legal expenses incurred within the environmental consulting services operations. The restructuring and other nonrecurring costs included $1.5 million as a result of the decision to close a metallurgical services division located in Albuquerque, New Mexico. The costs primarily represent severance costs and the write-off of cost in excess of net assets of acquired companies and leasehold improvements. The facility was closed in the second quarter of 1995.
        Sales from the Advanced Technologies segment were $321.6 million in 1995, compared with $286.5 million in 1994. Sales increased $22.3 million due to the inclusion of a full year of sales from Thermo Sentron Inc. (formerly Ramsey Technology Inc.), which was acquired in March 1994, and sales from the Orion laboratory products division of Analytical Technology, Inc., which was acquired in December 1995. Sales at Thermo Voltek increased
                                       45PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   1995 Compared With 1994 (continued)

   $12.7 million to $36.3 million, due to the inclusion of $7.2 million in sales from acquired businesses and, to a lesser extent, the introduction of a new product line and an increase in demand. Sales at Coleman Research increased $20.7 million to $164.6 million due to increased contract funding. Coleman Research has experienced a decline in backlog, which could result in lower revenues in 1996. Sales of Thermedics Detection's process-detection instruments declined $21.8 million to $16.2 million primarily due to lower demand from its principal customer, which has substantially completed its deployment of these systems, and sales of EGIS(R) explosives-detection systems declined $2.1 million to $8.0 million, due primarily to lower demand as a result of the shipment of several large orders in 1994. Segment income, excluding restructuring and other nonrecurring costs of $1.0 million in 1995 and $0.7 million in 1994, increased $6.7 million to $19.9 million as a result of improved margins at Coleman Research and Thermo Sentron, due primarily to efforts to control costs. These improvements were offset in part by a decline in segment income from Thermedics Detection, primarily as a result of lower sales and, to a lesser extent, increased expenses incurred by ThermoLase to develop and commercialize its laser-based hair-removal process. Restructuring and other nonrecurring costs of $1.0 million in 1995 were recorded by ThermoTrex as a result of the decision to close its East Coast division. The costs included $0.6 million for the write-off of intangible assets.
        As a result of the sale of stock by subsidiaries, the issuance of stock by subsidiaries upon conversion of indebtedness, and similar transactions, the Company recorded gains of $80.8 million in 1995 and $25.3 million in 1994. Such gains represent the increase in the Company's proportionate share of the subsidiaries' equity and are classified as gain on issuance of stock by subsidiaries in the accompanying statement of income. See Notes 1 and 10 for a more complete description of these transactions. Minority interest expense increased to $60.5 million in 1995 from $31.0 million in 1994. Minority interest expense includes $28.6 million in 1995 and $5.7 million in 1994 related to gains recorded by the Company's majority-owned subsidiaries as a result of the sale of stock and the issuance of stock upon conversion of indebtedness, by their subsidiaries.
        Other expense, net, in the accompanying statement of income includes a gain of $14.7 million in 1994 resulting from the sale of the Peter Brotherhood facility in the United Kingdom. Also included is equity in losses of unconsolidated subsidiaries, which represents the Company's portion of results from entities in which the Company's ownership is 50% or less, including the operation of the Dade County cogeneration facility. The loss associated with the Dade County facility was $1.6 million in 1995 and $5.7 million in 1994. Because the demand for power and chilled water at the Dade County Downtown Government Center complex has been substantially less than anticipated since the plant's startup in 1987, and because the plant has had difficulty disposing of the remainder of its output, the joint venture has experienced continuing losses. In September 1994, the joint venture suspended operation of this plant for an indefinite period of time, although it will continue to be responsible for lease and fixed costs. In 1993, the Company established a reserve representing management's estimate, discounted to present value, of the Company's share of estimated negative cash flows of the joint venture. The Company is involved in regulatory
                                       46PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   1995 Compared With 1994 (continued)

   proceedings that could require additional reserves if the outcome of one or more matters is adverse to the Company. See Note 7 for a description of these and other legal proceedings involving the Company.

   1994 Compared With 1993

        Sales in 1994 were $1,729.2 million, an increase of $374.7 million, or 28%, over 1993. Segment income, excluding restructuring and other nonrecurring costs described below, of $0.7 million in 1994 and $6.6 million in 1993, was $206.3 million, compared with $143.1 million in 1993, an increase of 44%. Operating income was $182.1 million, compared with $119.2 million in 1993, an increase of 53%.
        Sales from the Instruments segment were $650.1 million in 1994, an increase of $133.4 million, or 26%, over 1993. Sales increased due to acquisitions made by Thermo Instrument during 1993 and its acquisition of several businesses within the EnviroTech Measurements & Controls group of Baker Hughes Incorporated in March 1994. Segment income margin was 16.2%, compared with 17.7% in 1993. Segment income margin declined principally due to lower margins at the acquired businesses within the EnviroTech Measurements & Controls group.
        Sales from the Alternative-energy Systems segment were $285.4 million, an increase of $42.7 million, or 18%, over 1993. Within this segment, revenues from Thermo Ecotek, which consist of revenues from biomass power plant operations, were $134.3 million, compared with $117.7 million in 1993. This increase results from an additional plant in operation in 1994 and, to a lesser extent, the absence of utility-imposed curtailments of power output as well as improved performance at two California plants and annual contractual energy rate increases under certain power sales contracts. The 1993 period included $9.8 million of revenues recorded as a result of the termination of a power sales contract and $3.1 million from the one-time sale of gas pipeline rights. Sales from the Company's wholly owned Energy Systems division increased $10.7 million as a result of a waste-recycling facility in San Diego County that commenced operation in the first quarter of 1994. Sales from Thermo Power increased 19%, to $91.9 million, as a result of the inclusion of $8.4 million in sales from NuTemp, which was acquired in May 1994, and due to increased demand for refrigeration packages at its FES division.
        Segment income from the Alternative-energy Systems segment, excluding restructuring and other nonrecurring costs of $1.5 million in 1993, was $34.5 million, compared with $14.4 million in 1993. Thermo Ecotek had segment income of $26.9 million, compared with $13.2 million in 1993. This improvement results from an additional power plant in operation during 1994, the absence of utility-imposed curtailments of power output and improved performance at two California plants, and annual contractual energy rate increases under certain power sales contracts. Thermo Ecotek's segment income also improved as a result of lower lease expense, offset in part by depreciation expense, resulting from the December 1993 purchase of the Delano I facility in California. The 1993 period included $8.6 million of income from the termination of a power sales contract and the one-time sale of gas pipeline rights. Segment income from the Company's Energy
                                       47PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   1994 Compared With 1993 (continued)

   Systems division, excluding restructuring and other nonrecurring costs of $0.3 million in 1993, increased $3.4 million as a result of the waste-recycling facility that commenced operation in the first quarter of 1994. Segment income increased at Thermo Power by $2.6 million as a result of increased sales, as well as lower expenses at its Crusader Engines division. During 1993, the Company recorded restructuring and other nonrecurring costs of $1.5 million for this segment, which primarily represents a $1.2 million reserve for restructuring at the Company's steam turbines and compressors business.
        Sales in the Process Equipment segment were $189.9 million, compared with $167.5 million in 1993. Within this segment, sales from Thermo Fibertek increased to $162.6 million from $137.1 million in 1993 due to an increase of $17.6 million in sales as a result of the acquisition of AES Engineered Systems in June 1993, an increase of $7.9 million in sales from the Company's paper-recycling equipment business as a result of three large contracts received earlier in the year, and an increase of $4.1 million in sales from the Company's U.S. accessories business due to greater demand. These increases were offset in part by a decline of $4.4 million in sales of environmental-process systems sold by the Company's U.K. subsidiary, to $1.3 million in 1994, as a result of changes in U.K. environmental regulations that required modifications to that subsidiary's equipment. Sales of Thermo TerraTech's thermal-processing equipment, which remain depressed, declined $1.5 million in 1994, and sales of automated electroplating equipment from Napco declined $1.5 million due to weak demand. Segment income margin in the Process Equipment segment, excluding restructuring and other nonrecurring costs of $0.5 million in 1993, was 10.9%, compared with 8.3% in 1993. Thermo Fibertek's segment income margin, excluding restructuring and other nonrecurring costs of $0.5 million in 1993, improved to 12.9% from 11.6% in 1993, primarily due to increased sales and an improved sales mix. Thermal-processing equipment operations were just above the breakeven level, while Napco operations resulted in a segment loss of $0.3 million due to lower sales levels.
        Sales in the Biomedical Products segment were $180.3 million, an increase of $52.8 million, or 41%, over 1993. Sales increased $18.1 million due to the inclusion for a full year of sales from CBI Laboratories, Inc., which was acquired by ThermoLase in December 1993. Sales of a number of the Company's biomedical products also contributed to the increase, including ThermoTrex's mammography and needle-biopsy systems, which increased 45% to $54.4 million; Thermo Cardiosystems' implantable LVAS, which increased $6.9 million; blood coagulation-monitoring products and skin-incision devices sold by the Company's wholly owned International Technidyne Corporation subsidiary, which increased 18% to $28.6 million; and Thermedics' Scent Seal fragrance samplers, which increased $3.0 million, due primarily to increased demand. Segment income margin improved to 9.8% from 4.5% in 1993 as a result of increased sales and efforts to reduce costs.
                                       48PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   1994 Compared With 1993 (continued)

        Sales in the Environmental Services segment were $141.8 million, compared with $122.0 million in 1993. Within this segment, sales from Thermo Remediation increased $8.6 million, to $29.7 million, primarily due to an increase in the volume of soil processed at its soil-remediation centers and, to a lesser extent, the inclusion of revenues from businesses acquired during 1994 and late 1993. Sales of analytical laboratory and environmental consulting services increased 10.9% to $61.2 million, due to the inclusion of sales from businesses acquired during 1994 and, to a lesser extent, the addition of a long-term environmental restoration contract for the DOE's Hanford site. Sales of metallurgical services increased 9.1%, to $44.8 million, due to increased demand. Segment income margin, excluding restructuring and other nonrecurring costs of $4.6 million in 1993, improved to 10.5% from 7.6% in 1993, due to increased sales and efforts to reduce costs. During 1993, the Company recorded restructuring and other nonrecurring costs of $4.6 million for this segment, which represents a $1.9 million reserve for the write-off of machinery and equipment and costs to phase out a product line in the Company's metal-fabrication services business and $2.7 million for the write-off of mobile soil-remediation assets and related expenses.
        Sales from the Advanced Technologies segment were $286.5 million, compared with $181.1 million in 1993. Sales increased $54.7 million due to the inclusion of sales from Thermo Sentron, which was acquired by Thermedics in March 1994, and Comtest, which was acquired by Thermo Voltek in August 1993. Revenues from Coleman Research's government-sponsored research and development contracts increased $39.1 million, while revenues from ThermoTrex's government-sponsored research and development contracts increased $1.8 million. Sales of Thermedics Detection's EGIS explosives-detection systems increased $4.1 million, and sales of Thermedics Detection's process-detection instruments, principally to one customer, increased $3.6 million. Segment income margin, excluding restructuring and other nonrecurring costs of $0.7 million in 1994, was 4.6% in both 1994 and 1993. Improved segment income margin at Coleman Research resulting from increased revenues was offset by lower margins at ThermoTrex due to increased research and development expenses to develop and commercialize new products and, to a lesser extent, lower margins at newly acquired businesses. During 1994, the Company recorded restructuring and other nonrecurring costs of $0.7 million for severance costs and, to a lesser extent, the costs to write off leasehold improvements at ThermoTrex's East Coast division.
        The Company's Napco subsidiary is challenging a jury verdict rendered against it during the third quarter of 1994 (Note 7). In the third quarter of 1994, the Company increased its reserve for potential losses from pending litigation by approximately $4.0 million, which is reflected in corporate general and administrative expenses.
                                      49PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   1994 Compared With 1993 (continued)

        As a result of the sale of stock by subsidiaries, the issuance of stock by subsidiaries upon conversion of indebtedness, and similar transactions, the Company recorded gains of $25.3 million in 1994 and $39.9 million in 1993. See Notes 1 and 10 for a more complete description of these transactions. Minority interest expense increased to $31.0 million in 1994 from $21.1 million in 1993. Minority interest expense includes $5.7 million in 1994 and $1.3 million in 1993 relating to gains recorded by the Company's majority-owned subsidiaries as a result of the sale of stock by their subsidiaries.
        Other expense, net, in the accompanying statement of income includes a gain of $14.7 million resulting from the sale of the Peter Brotherhood facility in the United Kingdom. Also included is equity in losses of unconsolidated subsidiaries, which represents the Company's portion of results from entities in which the Company's ownership is 50% or less, primarily the operation of the Dade County cogeneration facility, and beginning in 1994, the Company's share of the profit from a 50%-owned joint venture that is responsible for the operation and maintenance of the Company's waste-recycling facility in San Diego. The loss associated with the Dade County facility was $5.7 million in 1994 and 1993, excluding a $15.0 million provision recorded in 1993 as management's estimate, discounted to present value, of the Company's share of estimated future negative cash flows of the venture.

   Liquidity and Capital Resources

   Consolidated working capital was $1,306.4 million at December 30, 1995, compared with $1,150.7 million at December 31, 1994. Included in working capital were cash, cash equivalents, and short-term available-for-sale investments of $1,055.8 million at December 30, 1995, compared with $997.9 million at December 31, 1994. In addition, at December 30, 1995, the Company had $61.8 million of long-term available-for-sale investments and $23.8 million of long-term held-to-maturity investments, compared with $62.5 million of long-term available-for-sale investments at December 31, 1994. During 1995, certain of the Company's majority-owned subsidiaries issued long-term obligations of $201.9 million. During 1995, an aggregate principal amount of $213.0 million of the Company's and subsidiaries' convertible obligations were converted into shares of the Company's or subsidiaries' common stock. Net proceeds from the issuance of Company and subsidiary common stock totaled $173.3 million in 1995. In January 1996, the Company issued and sold $585 million principal amount of 4 1/4% subordinated convertible debentures due 2003.
        On February 15, 1996, the Company announced that the Federal Trade Commission had granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the previously announced modified acquisition of the Scientific Instruments Division of Fisons plc and on March 1, 1996, the Company announced that it had received clearance of the transaction from U.K. antitrust regulatory authorities (see Note 16 for information regarding this pending acquisition).
                                       50PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   Liquidity and Capital Resources (continued)

        In 1995, the Company expended $330.7 million for acquisitions and $62.9 million for purchases of property, plant and equipment. Including the Fisons transaction discussed above, as of March 11, 1996, the Company had agreements or letters of intent to expend approximately $245 million on the acquisition of new businesses. These transactions are subject to various conditions to closing, and there can be no assurance that these transactions will be consummated. The Company has no material commitments for purchases of property, plant and equipment and expects that, for 1996, such expenditures will approximate the 1995 level.
        A substantial percentage of the Company's consolidated cash and investments is held by subsidiaries that are not wholly owned by the Company. This percentage may vary significantly over time. Pursuant to the Thermo Electron Corporate Charter (the Charter), to which each of the majority-owned subsidiaries of the Company is a party, the combined financial resources of Thermo Electron and its subsidiaries allow the Company to provide banking, credit, and other financial services to its subsidiaries so that each member of the Thermo Electron group of companies may benefit from the financial strength of the entire organization. Toward that end, the Charter states that each member of the group may be required to provide certain credit support to the consolidated entity. Nonetheless, the Company's ability to access assets held by its majority-owned subsidiaries through dividends, loans, or other transactions is subject in each instance to a fiduciary duty owed to the minority shareholders of the relevant subsidiary. In addition, dividends received by Thermo Electron from a subsidiary that does not consolidate with Thermo Electron for tax purposes are subject to tax. Therefore, under certain circumstances, a portion of the Company's consolidated cash and short-term investments may not be readily available to Thermo Electron or certain of its subsidiaries.
        The Company intends for the foreseeable future to maintain at least 80% ownership of its Thermo Instrument, Thermo Fibertek, and Thermo Ecotek subsidiaries, which is required in order to continue to file a consolidated federal income tax return with these subsidiaries. In addition, the Company intends to maintain greater than 50% ownership of its other majority-owned subsidiaries so that the Company may continue to consolidate these subsidiaries for financial reporting purposes. This may require the purchase by the Company of additional shares or convertible debentures of these companies from time to time as the number of outstanding shares issued by these companies increases, either in the open market or directly from the subsidiaries. See Note 6 for a description of outstanding convertible debentures issued by Thermo Instrument. In addition, at December 30, 1995, Thermo Instrument, Thermo Fibertek, and Thermo Ecotek had outstanding stock options for 3,221,000 shares, 2,522,000 shares, and 1,113,000 shares, respectively, exercisable at various prices and subject to certain vesting schedules. The Company's other majority-owned subsidiaries also have outstanding stock options and/or convertible debentures.
                                       51PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   Liquidity and Capital Resources (continued)

        During 1995, the Company expended $97.8 million to purchase common stock of certain of the Company's subsidiaries. The Company expects that these purchases will continue although the amount of purchases in a given reporting period may vary significantly. In addition, the Company repaid and repurchased long-term obligations of $16.8 million in 1995.































                                       52PAGE

   Thermo Electron Corporation

   Information as to Publicly Owned Businesses (Unaudited)

   (In thousands)                             1995         1994         1993
   -------------------------------------------------------------------------

   Revenues:
    Thermedics Inc. (a)                 $  175,754   $  155,111  $   80,220
    Thermo Instrument Systems Inc. (b)     782,662      649,992     529,278
    Thermo TerraTech Inc. (c)              197,769      123,463     108,737
    Thermo Power Corporation               108,393       91,873      77,360
    ThermoTrex Corporation (d)             129,626       91,052      54,329
    Thermo Fibertek Inc.                   206,743      162,625     137,088
    Thermo Ecotek Corporation              141,435      134,261     117,691
    Wholly Owned Nonpublic Companies       487,576      323,816     251,892
    Intercompany Sales Elimination         (22,541)      (3,002)     (2,087)
                                        ----------   ----------  ----------
                                        $2,207,417   $1,729,191  $1,354,508
                                        ==========   ==========  ==========
   Income Before Income Taxes and
    Minority Interest:
     Thermedics Inc. (a)                $   21,662   $   16,909  $    8,292
     Thermo Instrument Systems Inc. (b)    113,652      106,241      96,786
     Thermo TerraTech Inc. (c)              11,918        9,219      (1,803)
     Thermo Power Corporation                5,078        5,263       2,707
     ThermoTrex Corporation (d)              3,024          817         485
     Thermo Fibertek Inc.                   33,408       20,948      15,902
     Thermo Ecotek Corporation              34,564       26,928      13,184
     Wholly Owned Nonpublic Companies       24,856       19,313         882
                                        ----------   ----------  ----------

       Total Segment Income (e)            248,162      205,638     136,435
     Equity in Losses of Unconsolidated
      Subsidiaries                            (203)      (4,019)    (22,721)
     Corporate                              51,536        4,757      17,753
                                        ----------   ----------  ----------
                                        $  299,495   $  206,376  $  131,467
                                        ==========   ==========  ==========

   (a) Includes Thermo Cardiosystems Inc. and Thermo Voltek Corp.
   (b) Includes ThermoSpectra Corporation.
   (c) Includes Thermo Remediation Inc.
   (d) Includes ThermoLase Corporation.
   (e) Segment income is income before corporate general and administrative expenses, other income and expense, minority interest expense, and income taxes.


                                       53PAGE

   Thermo Electron Corporation

   Quarterly Information (Unaudited)

   (In thousands except per share amounts)

   1995(a)                               First    Second     Third    Fourth
   -------------------------------------------------------------------------

   Revenues                           $478,545  $528,721  $570,373  $629,778
   Gross profit                        179,295   198,818   214,938   237,607
   Net income                           29,548    32,584    38,133    39,815
   Earnings per share:
    Primary                                .37       .39       .45       .46
    Fully diluted                          .32       .35       .40       .41


   1994(b)                               First    Second     Third    Fourth
   -------------------------------------------------------------------------

   Revenues                           $383,724  $428,547  $445,516  $471,404
   Gross profit                        140,020   159,736   171,114   180,031
   Net income                           22,925    24,418    27,827    29,541
   Earnings per share:
    Primary                                .30       .32       .35       .37
    Fully diluted                          .27       .28       .31       .33

   (a) Results include nontaxable gains of $12.9 million, $9.7 million, $43.0 million, and $15.2 million in the first, second, third, and fourth quarters, respectively, from the issuance of stock by subsidiaries.
   (b) Results include nontaxable gains of $8.5 million, $0.2 million, $12.6 million, and $4.0 million in the first, second, third, and fourth quarters, respectively, from the issuance of stock by subsidiaries.

   Common Stock Market Information
   --------------------------------------------------------------------------

   The following table shows the market range for the Company's common stock based on reported sales prices on the New York Stock Exchange (symbol TMO) for 1995 and 1994. Prices have been restated to reflect a three-for-two stock split, effected in the form of a 50% stock dividend, which was distributed in May 1995.

                                             1995                1994
                                      ----------------    ----------------
   Quarter                             High       Low      High      Low
   -----------------------------------------------------------------------

   First                              $34 1/4   $29 1/4   $29 3/5   $25 1/3
   Second                              41        32 2/3    27 3/5    24
   Third                               46 5/8    40        30 3/5    25 1/4
   Fourth                              52        42 3/8    31 11/12  27 1/6

        The closing market price on the New York Stock Exchange for the Company's common stock on January 26, 1996, was $53 7/8 per share.
        As of January 26, 1996, the Company had 7,787 holders of record of its common stock. This does not include holdings in street or nominee names.
                                       54PAGE

   Thermo Electron Corporation

        Common stock of the Company's majority-owned public subsidiaries is traded on the American Stock Exchange: Thermedics Inc. (TMD), Thermo Instrument Systems Inc. (THI), Thermo TerraTech Inc. (TTT), Thermo Power Corporation (THP), ThermoTrex Corporation (TKN), Thermo Fibertek Inc.
   (TFT), Thermo Ecotek Corporation (TCK), Thermo Cardiosystems Inc. (TCA), Thermo Voltek Corp. (TVL), Thermo Remediation Inc. (THN), ThermoLase Corporation (TLZ), and ThermoSpectra Corporation (THS).

   Stock Transfer Agent

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

               The Bank of Boston
               Post Office Box 644
               Mail Stop: 45-02-09
               Boston, Massachusetts 02102-0644
               (617) 575-3120

   Shareholder Services

   Shareholders of Thermo Electron Corporation who desire information about the Company are invited to contact John N. Hatsopoulos, Chief Financial Officer, Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046, (617) 622-1111. A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly reports, annual reports, and press releases as quickly as possible. Quarterly reports and press releases are also available through the Internet at Thermo Electron's home page on the World Wide Web (http://www.thermo.com).

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

   Annual Meeting

   The annual meeting of shareholders will be held on Tuesday, May 21, 1996, at 5:00 p.m. at the Turnberry Isle Resort & Club, Aventura, Florida.

   Form 10-K Report

   A copy of the Annual Report on Form 10-K for the fiscal year ended December 30, 1995, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to John N. Hatsopoulos, Chief Financial Officer, Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046.
                                       55PAGE

Thermo Electron Corporation
Ten Year Financial Summary
(In millions except per share amounts)
                         1995    1994(a)   1993(b) 1992(c) 1991(d) 1990(e)   1989    1988    1987    1986
                     --------  --------  --------  ------  ------  ------  ------  ------  ------  ------
Revenues             $2,207.4  $1,729.2  $1,354.5  $999.2  $842.5  $744.5  $640.3  $553.7  $430.8  $368.0
                     --------  --------  --------  ------  ------  ------  ------  ------  ------  ------
Costs and Expenses:
 Cost of revenues     1,209.6     928.6     755.5   609.0   532.9   465.1   424.2   359.6   280.3   244.8
 Expenses for R&D
  and new lines of
  business              269.6     233.1     183.9   106.5    84.6    74.5    60.7    54.3    40.9    33.9
 Selling, general
  and administrative
  expenses              480.8     384.7     289.3   213.2   177.7   163.0   129.6   113.1    90.4    71.7
 Restructuring and
  other nonrecurring
  costs                  21.9        .7       6.6       -     3.7     1.0     2.2     0.9     3.4     7.1
                     --------  --------  --------  ------  ------  ------  ------  ------  ------  ------
                      1,981.9   1,547.1   1,235.3   928.7   798.9   703.6   616.7   527.9   415.0   357.5
                     --------  --------  --------  ------  ------  ------  ------  ------  ------  ------

Operating Income        225.5     182.1     119.2    70.5    43.6    40.9    23.6    25.8    15.8    10.5

Gain on Issuance
 of Stock by
 Subsidiaries            80.8      25.3      39.8    30.2    27.4    20.3    16.8     6.0    16.1    15.9
Other Income
 (Expense), Net          (6.8)     (1.0)    (27.5)    1.8    10.6   (0.5)     1.1     2.8    (2.5)  (5.1)
                     --------  --------  --------  ------  ------  ------  ------   ------  ------  ------
Income Before
 Income Taxes,
 Minority Interest,
 and Cumulative
 Effect of Change
 in Accounting
 Principle              299.5     206.4     131.5   102.5    81.6    60.7    41.5    34.6    29.4    21.3
Provision for
 Income Taxes            98.9      70.7      33.5    27.7    25.8    18.1    10.9     9.2     6.3     4.4
Minority Interest
 Expense                 60.5      31.0      21.1    13.9     7.3     7.1     3.3     2.1     1.9     0.5
                     --------  --------  --------  ------  ------  ------  ------   ------  ------  ------
                                                    56PAGE

Thermo Electron Corporation
Ten Year Financial Summary (continued)
(In millions except per share amounts)

                          1995  1994(a)  1993(b) 1992(c) 1991(d) 1990(e)    1989    1988    1987    1986
                         -----  ------   ------  ------  ------  ------   ------  ------  ------  ------
Income Before
 Cumulative Effect
 of Change in
 Accounting
 Principle                140.1   104.7     76.9    60.9    48.5    35.5    27.3    23.3    21.2    16.4
Cumulative Effect
 of Change in
 Accounting Prin-
 ciple, Net of
 Tax (f)                      -       -        -     1.4       -       -       -       -       -       -
                         ------  ------   ------  ------  ------  ------  ------  ------  ------  ------
Net Income               $140.1  $104.7   $ 76.9  $ 59.5  $ 48.5  $ 35.5  $ 27.3  $ 23.3  $ 21.2  $ 16.4
                         ======  ======   ======  ======  ======  ======  ======  ======  ======  ======
Earnings per
 Share Before
 Cumulative Effect
 of Change in
 Accounting
 Principle:
  Primary                $ 1.67  $ 1.35   $ 1.11  $  .95  $  .84  $  .68  $  .55  $  .48   $ .43   $ .34
  Fully diluted          $ 1.48  $ 1.20   $ 1.00  $  .90  $  .79  $  .65  $  .53  $  .48   $ .43   $ .34

Earnings per Share:
  Primary                $ 1.67  $ 1.35   $ 1.11  $  .93  $  .84  $  .68  $  .55  $  .48   $ .43   $ .34
  Fully diluted          $ 1.48  $ 1.20   $ 1.00  $  .88  $  .79  $  .65  $  .53  $  .48   $ .43   $ .34
                                                    57PAGE

Thermo Electron Corporation
Ten Year Financial Summary (continued)
(In millions except per share amounts)

                  1995   1994(a)   1993(b)   1992(c)   1991(d)  1990(e)    1989    1988    1987    1986
              -------- --------   -------   -------   -------  -------   ------  ------  ------  ------
Balance Sheet
 Data:
 Working
  capital    $1,306.4  $1,150.7  $  833.8  $  508.7  $  468.4  $ 244.1   $277.6  $220.1  $211.8  $124.5
 Total
  assets      3,744.9   3,061.9   2,507.6   1,838.0   1,212.5    912.0    669.9   528.5   465.0   336.0
 Long-term
  obliga-
  tions       1,116.0   1,049.9     647.6     494.2     255.1    210.5    177.0   152.9   136.1    61.4
 Minority
  interest      471.6     327.7     277.7     164.3     122.5     83.9     51.8    22.6    25.8    20.1
 Common stock
  of subsid-
  iaries
  subject to
  redemption     17.5        -       14.5       5.5       5.5      8.7     13.1       -       -       -
 Shareholders'
  investment  1,299.8  1,007.5      873.7     563.8     489.5    314.1    229.2   196.4   175.3   154.5

(a) Reflects the issuance of $345.0 million principal amount of convertible debentures
(b) Reflects the Company's 1993 public offering of common stock for net proceeds of $246.0 million.
(c) Reflects the August 1992 acquisition of Nicolet Instrument Corporation and the issuance of $260.0 million principal amount of convertible debentures.
(d) Reflects the issuance of $164.0 million principal amount of convertible debentures.
(e) Reflects the May 1990 acquisition of Finnigan Corporation.
(f) Reflects the adoption in fiscal 1992 of Statement of Financial Accounting Standards No. 106,
    "Accounting for Post-retirement Benefits Other Than Pensions".
                                                    58PAGE
