Form 10-K/A, Exhibit 13
period 1995-12-30
THERMO ELECTRON CORP
filed 1996-09-06
CIK 97745

Exhibit 13

















                           THERMO ELECTRON CORPORATION

                        Consolidated Financial Statements

                             as of December 30, 1995
PAGE

   Thermo Electron Corporation

   Consolidated Statement of Income


   (In thousands except per share amounts)      1995        1994         1993
   --------------------------------------------------------------------------
   Revenues:
     Product revenues                     $1,865,245  $1,418,306  $1,103,558
     Service revenues                        210,503     141,438     121,987
     Research and development contract
       revenues                              194,543     169,447     128,963
                                          ----------  ----------  ----------
                                           2,270,291   1,729,191   1,354,508
                                          ----------  ----------  ----------
   Costs and Expenses:
     Cost of products                      1,094,898     824,845     664,201
     Cost of services                        144,864     103,800      91,292
     Expenses for research and development
       and new lines of business (a)         272,809     233,099     183,965
     Selling, general and administrative
       expenses                              510,564     384,715     289,282
     Restructuring and other nonrecurring
       costs (Note 12)                        21,938         650       6,616
                                          ----------  ----------  ----------
                                           2,045,073   1,547,109   1,235,356
                                          ----------  ----------  ----------

   Operating Income                          225,218     182,082     119,152
   Gain on Issuance of Stock by
     Subsidiaries (Note 10)                   80,815      25,283      39,863
   Other Expense, Net (Note 11)               (7,225)       (989)    (27,548)
                                          ----------  ----------  ----------

   Income Before Income Taxes and
     Minority Interest                       298,808     206,376     131,467
   Provision for Income Taxes (Note 9)        98,711      70,703      33,513
   Minority Interest Expense                  60,515      30,962      21,086
                                          ----------  ----------  ----------
   Net Income                             $  139,582  $  104,711  $   76,868
                                          ==========  ==========  ==========
   Earnings per Share:
     Primary                              $     1.10  $      .90  $      .74
                                          ==========  ==========  ==========
     Fully diluted                        $      .97  $      .80  $      .67
                                          ==========  ==========  ==========
   Weighted Average Shares:
     Primary                                 126,626     116,500     104,203
                                          ==========  ==========  ==========
     Fully diluted                           159,246     151,229     130,618
                                          ==========  ==========  ==========




                                        2PAGE

   Thermo Electron Corporation

   (In thousands)                               1995         1994        1993
   --------------------------------------------------------------------------
   (a) Includes costs of:
         Research and development
           contracts                      $  167,120  $  149,645  $  116,733
         Internally funded research
           and development                   102,209      79,555      59,583
         Other expenses for new lines
           of business                         3,480       3,899       7,649
                                          ----------  ----------  ----------
                                          $  272,809  $  233,099  $  183,965
                                          ==========  ==========  ==========


   The accompanying notes are an integral part of these consolidated financial statements.


























                                        3PAGE

   Thermo Electron Corporation

   Consolidated Balance Sheet

   (In thousands)                                          1995        1994
   ------------------------------------------------------------------------
   Assets
   Current Assets:
     Cash and cash equivalents                       $  462,861  $  383,005
     Short-term available-for-sale investments,
       at quoted market value (amortized cost of
       $588,471 and $617,837) (Note 2)                  593,802     614,915
     Accounts receivable, less allowances
       of $29,318 and $21,664                           493,313     347,444
     Unbilled contract costs and fees                    74,941      59,906
     Inventories                                        332,786     233,382
     Prepaid income taxes (Note 9)                       75,685      57,824
     Prepaid expenses                                    23,204      15,148
                                                     ----------  ----------

                                                      2,056,592   1,711,624
                                                     ----------  ----------

   Property, Plant and Equipment, at Cost, Net          715,588     624,888
                                                     ----------  ----------

   Long-term Available-for-sale Investments, at
     Quoted Market Value (amortized cost of $60,780
     and $65,218) (Note 2)                               61,845      62,451
                                                     ----------  ----------

   Long-term Held-to-Maturity Investments
     (quoted market value of $24,942) (Note 2)           23,819           -
                                                     ----------  ----------

   Other Assets                                         101,138      85,338
                                                     ----------  ----------

   Cost in Excess of Net Assets of Acquired
     Companies (Notes 3 and 9)                          827,357     577,634
                                                     ----------  ----------

                                                     $3,786,339  $3,061,935
                                                     ==========  ==========







                                        4PAGE

   Thermo Electron Corporation

   (In thousands except share amounts)                     1995        1994
   ------------------------------------------------------------------------
   Liabilities and Shareholders' Investment
   Current Liabilities:
     Notes payable and current maturities of
       long-term obligations (Note 6)                $  112,280  $   94,003
     Accounts payable                                   172,823     116,768
     Accrued payroll and employee benefits               93,930      79,849
     Accrued income taxes                                52,055      35,845
     Accrued installation and warranty costs             41,548      33,442
     Other accrued expenses (Note 3)                    266,810     200,985
                                                     ----------  ----------
                                                        739,446     560,892
                                                     ----------  ----------
   Deferred Income Taxes (Note 9)                        60,096      58,250
                                                     ----------  ----------
   Other Deferred Items                                  69,830      57,723
                                                     ----------  ----------
   Long-term Obligations (Note 6):
     Senior convertible obligations                     458,925     620,000
     Subordinated convertible obligations               343,076     186,661
     Tax-exempt obligations                             128,567     130,985
     Nonrecourse tax-exempt obligations                  94,700      95,300
     Other                                               92,809      16,904
                                                     ----------  ----------
                                                      1,118,077   1,049,850
                                                     ----------  ----------
   Minority Interest                                    471,648     327,734
                                                     ----------  ----------
   Commitments and Contingencies (Note 7)

   Common Stock of Subsidiary Subject to
     Redemption ($18,450 redemption value)               17,513           -
                                                     ----------  ----------
   Shareholders' Investment (Notes 4 and 5):
     Preferred stock, $100 par value, 50,000
       shares authorized; none issued
     Common stock, $1 par value, 175,000,000
       shares authorized; 89,006,032 and 53,558,248
       shares issued                                     89,006      53,558
     Capital in excess of par value                     614,363     493,058
     Retained earnings                                  604,496     472,396
     Treasury stock at cost, 11,574 and 38,318
       shares                                              (536)     (1,631)
     Cumulative translation adjustment                      608      (3,557)
     Deferred compensation (Note 8)                      (2,271)     (2,657)
     Net unrealized gain (loss) on available-
       for-sale investments (Note 2)                      4,063      (3,681)
                                                     ----------  ----------
                                                      1,309,729   1,007,486
                                                     ----------  ----------
                                                     $3,786,339  $3,061,935
                                                     ==========  ==========

   The accompanying notes are an integral part of these consolidated financial statements.
                                        5PAGE

   Thermo Electron Corporation
   Consolidated Statement of Cash Flows

   (In thousands)                               1995         1994        1993
   --------------------------------------------------------------------------
   Operating Activities:
     Net income                            $ 139,582    $ 104,711   $  76,868
     Adjustments to reconcile net income
       to net cash provided by operating
       activities:
       Depreciation and amortization          85,869       65,028      44,192
       Restructuring and other nonrecurring
         costs (Note 12)                      21,938          650       6,616
       Equity in losses of unconsolidated
         subsidiaries                            203        4,019      22,721
       Provision for losses on accounts
         receivable                            5,534        4,225       2,720
       Increase in deferred income taxes       4,277        9,403      14,134
       Gain on sale of property, plant
         and equipment                          (547)     (15,025)       (198)
       Gain on sale of investments            (9,305)      (4,851)     (2,469)
       Gain on issuance of stock by
         subsidiaries (Note 10)              (80,815)     (25,283)    (39,863)
       Minority interest expense              60,515       30,962      21,086
       Other noncash expenses                 19,583        9,809       7,850
       Changes in current accounts,
         excluding the effects of
         acquisitions:
           Accounts receivable               (52,649)      (8,526)    (45,034)
           Inventories                       (32,267)      10,017      (6,525)
           Other current assets               (9,447)      (9,713)     (8,319)
           Accounts payable                   19,198          804      13,865
           Other current liabilities          27,427       16,295      (6,319)
                                           ---------    ---------   ---------
             Net cash provided by
               operating activities          199,096      192,525     101,325
                                           ---------    ---------   ---------
   Investing Activities:
     Acquisitions, net of cash acquired
       (Note 3)                             (330,698)    (173,764)   (142,962)
     Purchases of available-for-sale
       investments                          (570,064)    (748,879)          -
     Purchases of long-term held-to-
       maturity investments                  (22,300)          -            -
     Proceeds from sale and maturities of
       available-for-sale investments        617,145      495,361           -
     Purchases of property, plant and
       equipment                             (64,016)     (65,525)    (62,704)
     Proceeds from sale of property,
       plant and equipment                     5,702       21,391       5,224
     Purchases of long-term investments            -            -     (20,573)
     Proceeds from sale of long-term
       investments                                 -            -      16,651
     Increase in short-term investments            -            -    (193,894)

                                        6PAGE

   Thermo Electron Corporation
   Consolidated Statement of Cash Flows (continued)


   (In thousands)                               1995         1994       1993
   -------------------------------------------------------------------------
     Decrease in net restricted funds      $       -   $  23,420   $       -
     Other                                   (19,897)     (7,662)     (7,297)
                                           ---------   ---------   ---------
             Net cash used in investing
               activities                   (384,128)   (455,658)   (405,555)
                                           ---------   ---------   ---------
   Financing Activities:
     Proceeds from issuance of long-term
       obligations                           203,387     368,620     102,282
     Repayment and repurchase of long-term
       obligations                           (18,012)    (27,176)    (11,732)
     Proceeds from issuance of Company
       and subsidiary common stock           173,326      60,601     378,790
     Purchases of Company and subsidiary
       common stock                          (97,789)   (101,481)    (57,198)
     Increase in short-term notes
       payable, net                            1,438      16,683      27,343
     Other                                      (226)        987       3,096
                                           ---------   ---------   ---------
             Net cash provided by
               financing activities          262,124     318,234     442,581
                                           ---------   ---------   ---------

   Exchange Rate Effect on Cash                2,764       1,915      (3,374)
                                           ---------   ---------   ---------

   Increase in Cash and Cash Equivalents 79,856 57,016 134,977 Cash and Cash Equivalents at
     Beginning of Year                       383,005     325,989     191,012
                                           ---------   ---------   ---------
   Cash and Cash Equivalents at End
     of Year                               $ 462,861   $ 383,005   $ 325,989
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




                                        8PAGE

   Thermo Electron Corporation
   Consolidated Statement of Shareholders' Investment (continued)


                                                Common    Capital
                                                Stock,  in Excess
                                                $1 Par     of Par   Retained
   (In thousands)                                Value      Value   Earnings
   -------------------------------------------------------------------------
   Balance December 31, 1994,                $ 53,558   $493,058    $472,396
   Acquisition through pooling-of-
     interests                                  1,143     17,888      (6,645)
   Net loss of SensorMedics
     Corporation for the quarter
     ended December 31, 1995
     (Note 16)                                      -          -        (837)
   Net income                                       -          -     139,582
   Issuance of stock under
     employees' and directors'
     stock plans                                  571      5,293           -
   Tax benefit related to directors'
     and employees' stock plans                     -      9,666           -
   Conversion of convertible
     obligations                                6,047    150,787           -
   Effect of SensorMedics
     Corporation's equity
     transactions                                   -     (1,203)          -
   Effect of majority-owned
     subsidiaries' equity
     transactions                                   -    (33,439)          -
   Effect of three-for-two stock
     split                                     27,687    (27,687)          -
   Translation adjustment                           -          -           -
   Amortization of deferred
     compensation                                   -          -           -
   Change in net unrealized gain
     (loss) on available-for-sale
     investments (Note 2)                           -          -           -
                                             --------   --------    --------

   Balance December 30, 1995                 $ 89,006   $614,363    $604,496
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




                                       10PAGE

   Thermo Electron Corporation
   Consolidated Statement of Shareholders' Investment (continued)


                                                                          Net
                                                                   Unrealized
                                           Cumulative             Gain (Loss)
                                             Transla-               on Avail-
                                                 tion    Deferred   able-for-
                                    Treasury   Adjust-  Compensa-        sale
   (In thousands)                      Stock      ment       tion  Investments
   ---------------------------------------------------------------------------
   Balance December 31, 1994       $ (1,631)  $ (3,557)  $ (2,657)  $ (3,681)
   Acquisition through pooling-of-
     interests                            -        (28)         -          -
   Net loss of SensorMedics
     Corporation for the quarter
     ended December 31, 1995
     (Note 16)                            -          -          -          -
   Net income                             -          -          -          -
   Issuance of stock under
     employees' and directors'
     stock plans                      1,095          -          -          -
   Tax benefit related to directors'
     and employees' stock plans           -          -          -          -
   Conversion of convertible
     obligations                          -          -          -          -
   Effect of SensorMedics
     Corporation's equity
     transactions                         -          -          -          -
   Effect of majority-owned
     subsidiaries' equity
     transactions                         -          -          -          -
   Effect of three-for-two stock
     split                                -          -          -
   Translation adjustment                 -      4,193          -          -
   Amortization of deferred
     compensation                         -          -        386          -
   Change in net unrealized gain
     (loss) on available-for-sale
     investments (Note 2)                 -          -          -      7,744
                                   --------   --------   --------   --------

   Balance December 30, 1995       $   (536)  $    608   $ (2,271)  $  4,063
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

   Revenue Recognition

        For the majority of its operations, the Company recognizes revenues upon shipment of its products or upon completion of services it renders. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. Revenues and profits on substantially all contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $472.0 million in 1995, $319.8 million in 1994, and $281.4 million in 1993. The percentage of completion is determined by relating
                                       12PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   1.   Nature of Operations and Significant Accounting Policies (continued)

   either the actual costs or actual labor incurred to date to management's estimate of total costs or total labor, respectively, to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.

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

   Stock Split

        All share and per share information has been restated to reflect a three-for-two stock split, effected in the form of a 50% stock dividend, which was distributed in May 1995 (Note 16).

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

   Inventories

        Inventories are stated at the lower of cost (on a first-in, first-out or weighted average basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

   (In thousands)                                        1995        1994
   ----------------------------------------------------------------------
   Raw materials and supplies                        $175,346   $128,876
   Work in process                                     72,768     44,711
   Finished goods                                      84,672     59,795
                                                     --------   --------
                                                     $332,786   $233,382
                                                     ========   ========

                                       14PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements


   1.   Nature of Operations and Significant Accounting Policies (continued)

   Property, Plant and Equipment

        The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements -- 5 to 40 years, alternative-energy and waste-recycling facilities -- 5 to 25 years, machinery and equipment -- 3 to 20 years, and leasehold improvements -- the shorter of the term of the lease or the life of the asset. Property, plant and equipment consist of the following:

   (In thousands)                                        1995         1994
   -----------------------------------------------------------------------
   Land                                              $ 47,848     $ 43,990
   Buildings                                          175,165      143,727
   Alternative-energy and waste-recycling
    facilities                                        382,257      335,064
   Machinery, equipment and leasehold
    improvements                                      372,546      288,544
                                                     --------     --------
                                                      977,816      811,325
   Less: Accumulated depreciation and
         amortization                                 262,228      186,437
                                                     --------     --------
                                                     $715,588     $624,888
                                                     ========     ========

   Other Assets

        Other assets in the accompanying balance sheet include the costs of acquired trademarks, patents, and other specifically identifiable intangible assets, as well as capitalized costs associated with the Company's operation of certain alternative-energy facilities. These assets are being amortized using the straight-line method over their estimated useful lives, which range from 5 to 20 years. These assets were $45.5 million and $39.7 million, net of accumulated amortization of $31.5 million and $21.7 million, at year-end 1995 and 1994, respectively.

   Cost in Excess of Net Assets of Acquired Companies

        The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method principally over 40 years. Accumulated amortization was $65.6 million and $47.3 million at year-end 1995 and 1994, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset.


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

   Presentation

        The historical information for 1995 has been restated to reflect the June 28, 1996 acquisition of SensorMedics Corporation (SensorMedics), which has been accounted for under the pooling-of-interests method (Note 16). The historical financial information presented for periods prior to 1995 has been restated to reflect the March 1995 acquisition of Coleman Research Corporation, which has been accounted for under the pooling-of-interests method (Note 3).


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

                                       17PAGE

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
                                             ==========   ==========

        In addition, in 1995, the Company and its majority-owned subsidiaries made several acquisitions for an aggregate of $339.1 million in cash, the issuance of common stock and stock options of the Company's majority-owned subsidiaries valued at $19.0 million, and the issuance of $22.3 million in debt. In 1994, the Company and its majority-owned subsidiaries made several acquisitions for an aggregate of $174.3 million in cash.
                                       18PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements


   3.   Acquisitions (continued)

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


   4.   Common Stock

        At December 30, 1995, the Company had reserved 45,344,851 unissued shares of its common stock for possible issuance under stock-based compensation plans, for possible conversion of the Company's convertible debentures, and for possible exchange of subsidiaries' convertible obligations into common stock of the Company. Substantially all of the subsidiaries' obligations are exchangeable into common stock of the Company in the event of a change in control (as defined in the related fiscal agency agreement) that has not been approved by the continuing members of Company's Board of Directors (Note 6). The exchange price would be equal to 50% of the average price of the Company's common stock for the 30 trading days preceding the change in control.

        In January 1996, the Company redeemed the share purchase rights outstanding under its previously existing shareholder rights plan for $.01 per right, or $.006 per share of the Company's common stock outstanding. Simultaneous with this redemption, the Company distributed rights under a new shareholder rights plan adopted by the Company's Board of Directors to holders of outstanding shares of the Company's common stock. Each right entitles the holder to purchase one ten-thousandth of a share of Series B Junior Participating Preferred Stock, $100 par value, at a purchase price of $250 per share, subject to adjustment. The rights will not be exercisable until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (the Stock Acquisition Date), or (ii) 10 business days following the commencement of a tender offer or exchange offer for 15% or more of the outstanding shares of common stock.

                                       19PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements


   4.   Common Stock (continued)

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

                                       20PAGE

 Thermo Electron Corporation
 Consolidated Statement of Shareholders' Investment (continued)
 5.   Stock-based Compensation Plans (continued)

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

      A summary of the Company's stock option information is as follows:

                               1995             1994              1993
                         ---------------- ----------------  ----------------
                                    Range            Range            Range
                                       of               of               of
                                   Option           Option           Option
                         Number    Prices Number    Prices  Number   Prices
 (In thousands except        of       per     of       per      of      per
 per share amounts)      Shares    Share  Shares     Share  Shares    Share
 --------------------------------------------------------------------------
 Options outstanding,             $ 3.23-          $ 3.23-          $ 3.23-
   beginning of year      7,878   $20.05   6,663   $18.81    4,666  $13.91

     Assumed upon acquisi-          3.47-
       tion of Coleman    304       6.97     --       --       --      --

                                   21.45-           17.19-           17.43-
     Granted              1,330    32.60   1,641    20.05    2,757   18.81

                                    3.23-            4.10-            3.23-
     Exercised           (1,099)   18.39    (315)   13.91     (714)  12.90

                                    5.55-            5.13-            4.77-
     Lapsed or canceled    (111)   24.85    (111)   18.39      (46)  16.47
                         ------           ------            ------
 Options outstanding,             $ 4.24-          $ 3.23-          $ 3.23-
   end of year            8,302   $32.60   7,878   $20.05    6,663  $18.81
                         ======           ======            ======
                                  $ 4.24-          $ 3.23-          $ 3.23-
 Options exercisable      8,262   $32.60   7,878   $20.05    6,663  $18.81
                         ======           ======            ======
 Options available
   for grant              2,397            3,627               657
                         ======           ======            ======
                                       21PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   6.   Long-term Obligations and Other Financing Arrangements

        Long-term obligations of the Company are as follows:

   (In thousands except per share amounts)                 1995          1994
   --------------------------------------------------------------------------
   5% Senior convertible debentures,
     due 2001, convertible at $21.00 per share       $  309,000   $  345,000
   4 5/8% Senior convertible debentures,
     due 1997, convertible at $14.33 per share           82,325      205,000
   4 7/8% Subordinated convertible debentures,
     due 1997, convertible at $14.33 per share           55,000       55,000
   3 3/4% Senior convertible debentures,
     due 2000, convertible into shares of
     Thermo Instrument at $16.93 per share               67,600       70,000
   6 5/8% Subordinated convertible debentures,
     due 2001, convertible into shares of
     Thermo Instrument at $9.38 per share                22,275       36,862
   5% Subordinated convertible debentures,
     due 2000, convertible into shares of
     ThermoQuest                                         86,250            -
   5% Subordinated convertible debentures,
     due 2000, convertible into shares of
     Thermo Optek                                        86,250            -
   4 7/8% Subordinated convertible debentures,
     due 2000, convertible into shares of
     Thermo Remediation at $17.92 per share              34,950            -
   6 1/2% Subordinated convertible debentures,
     due 1998, convertible into shares of
     Thermedics at $10.42 per share                       8,037       10,252
   6 1/2% Subordinated convertible debentures,
     due 1997, convertible into shares of
     Thermo TerraTech at $10.33 per share                13,432       16,597
   Noninterest-bearing subordinated convertible
     debentures, due 1997, convertible into shares
     of Thermo Cardiosystems at $14.49 per share         11,642       33,000
   5 1/2% Subordinated convertible notes,
     due 2002, convertible into shares of
     Thermo Cardiosystems at $6.59 per share                  -          450
   3 3/4% Subordinated convertible debentures,
     due 2000, convertible into shares of Thermo
     Voltek at $7.83 per share                           25,240       34,500
   8.1% Nonrecourse tax-exempt obligation, payable
     in semiannual installments, with final
     payment in 2000                                     59,100       62,500
   6.0% Nonrecourse tax-exempt obligation, payable
     in semiannual installments, with final
     payment in 2000                                     49,700       49,700
   Tax-exempt obligations, payable in semiannual
     installments, with final payment in 2017           132,047      133,670
   Other                                                104,476       19,353
                                                     ----------   ----------
                                                      1,147,324    1,071,884
   Less: Current maturities of long-term
         obligations                                     29,247       22,034
                                                     ----------   ----------
                                                     $1,118,077   $1,049,850
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

        The annual requirements for long-term obligations are as follows:

                  (In thousands)
                  -----------------------------------------
                  1996                          $   29,247
                  1997                             215,373
                  1998                              68,473
                  1999                              37,128
                  2000                             333,323
                  2001 and thereafter              463,780
                                                ----------
                                                $1,147,324
                                                ==========
                                       23PAGE

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

        Notes payable and current maturities of long-term obligations in the accompanying balance sheet include $83.0 million and $71.9 million in 1995 and 1994, respectively, of short-term bank borrowings by several of the Company's subsidiaries. The weighted average interest rates for these borrowings were 5.4% and 6.2% at year-end 1995 and 1994, respectively.


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

                                       25PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements

   7.   Commitments and Contingencies (continued)

   Operating Leases

        The Company leases portions of its office and operating facilities under various noncancelable operating lease arrangements. The accompanying statement of income includes expenses from operating leases of $31.9 million, $24.3 million, and $17.2 million in 1995, 1994, and 1993, respectively. Minimum rental commitments under noncancelable operating leases at December 30, 1995, are as follows:

                  (In thousands)
                  ---------------------------------------
                  1996                          $ 32,078
                  1997                            25,103
                  1998                            19,396
                  1999                            14,866
                  2000                            13,198
                  2001 and thereafter             54,883
                                                --------
                                                $159,524
                                                ========

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

   Employee Stock Purchase Plan

        Substantially all of the Company's full-time U.S. employees are eligible to participate in employee stock purchase plans sponsored by the Company or by the Company's majority-owned public subsidiaries. Prior to the November 1995 plan year, shares of the Company's common stock could be purchased at the end of a 12-month plan year at 85% of the fair market value at the beginning of the plan year, and the shares purchased were subject to a one-year resale restriction. Effective November 1, 1995, shares of the Company's common stock may be purchased at 95% of the fair market value at the beginning of the plan year, and the shares purchased are subject to a six-month resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. Participants of employee stock purchase plans sponsored by the Company's majority-owned public subsidiaries may also elect to purchase shares of the common stock of the subsidiary by which they are employed under the same general terms described above. During 1995, 1994, and 1993, the Company issued 330,444 shares, 218,754 shares, and 281,853 shares of its common stock, respectively, under these plans.

   SensorMedics Plans

        SensorMedics has defined contribution money purchase and profit sharing plans covering eligible employees. For these plans, SensorMedics charged to expense $0.5 million in 1995.

                                       27PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements


   9.   Income Taxes

        The components of income before income taxes and minority interest are as follows:

   (In thousands)                              1995        1994         1993
   -------------------------------------------------------------------------
   Domestic                                $256,738    $165,761     $113,500
   Foreign                                   42,070      40,615       17,967
                                           --------    --------     --------
                                           $298,808    $206,376     $131,467
                                           ========    ========     ========

        The components of the provision for income taxes are as follows:

   (In thousands)                              1995        1994         1993
   -------------------------------------------------------------------------
   Currently payable:
     Federal                               $ 72,932    $ 30,089     $ 10,270
     Foreign                                 17,751      16,343        8,643
     State                                   19,892       9,672        5,320
                                           --------    --------     --------
                                            110,575      56,104       24,233
                                           --------    --------     --------

   Deferred (prepaid), net:
     Federal                                 (9,717)     11,355        6,922
     Foreign                                    232        (243)         931
     State                                   (2,379)      3,487        1,427
                                           --------    --------     --------
                                            (11,864)     14,599        9,280
                                           --------    --------     --------
                                           $ 98,711    $ 70,703     $ 33,513
                                           ========    ========     ========

        The Company and its majority-owned subsidiairies receive a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price at the date of exercise. The provision for income taxes that is currently payable does not reflect $20.5 million, $3.5 million, and $3.4 million of tax benefits of the Company and its majority-owned subsidiaries from employee exercises of stock options that have been allocated to capital in excess of par value, directly or through the effect of majority-owned subsidiaries' equity transactions in 1995, 1994, and 1993, respectively. In addition, the provision for income taxes that is currently payable does not reflect $3.0 million, $0.1 million, and $2.3 million of tax benefits used to reduce cost in excess of net assets of acquired companies in 1995, 1994, and 1993, respectively. The deferred provision for income taxes does not reflect $5.8 million of tax benefits used to reduce cost in excess of net assets of acquired companies in 1995.


                                       28PAGE

  Thermo Electron Corporation
  Notes to Consolidated Financial Statements

  9.   Income Taxes (continued)

        The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% to income before income taxes and minority interest due to the following:

  (In thousands)                                   1995       1994      1993
  --------------------------------------------------------------------------
  Provision for income taxes at
    statutory rate                             $104,583  $ 72,232  $ 46,013
  Increases (decreases) resulting from:
    Gain on issuance of stock by
      subsidiaries                              (28,285)   (8,849)  (13,770)
    State income taxes, net of federal tax       11,314     8,317     4,307
    Investment and research and development
      tax credits                                     -    (2,786)   (6,625)
    Foreign tax rate and tax law differential     3,785     1,422     3,969
    Amortization and write-off of cost in
      excess of net assets of acquired
      companies                                   7,484     3,450     3,400
    Reduction in valuation allowance             (2,104)        -         -
    Other, net                                    1,934    (3,083)   (3,781)
                                               --------  --------  --------
                                               $ 98,711  $ 70,703  $ 33,513
                                               ========  ========  ========

        Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

  (In thousands)                                   1995       1994
  ----------------------------------------------------------------
  Prepaid income taxes:
    Reserves and accruals                      $ 34,212  $ 31,369
    Inventory basis difference                   20,683    16,756
    Capitalized costs and joint venture equity    4,821     3,727
    Accrued compensation                         12,551     8,599
    Allowance for doubtful accounts               5,758     5,470
    Net operating loss carryforwards             28,692    17,022
    Federal tax credit carryforwards              6,770     7,869
    Available-for-sale investments               (2,383)    1,025
    Other, net                                    5,271     6,185
                                               --------  --------
                                                116,375    98,022
   Less: Valuation allowance                     40,690    40,198
                                               --------  --------
                                               $ 75,685  $ 57,824
                                               ========  ========
  Deferred income taxes:
    Depreciation                               $ 55,608  $ 49,313
    Intangible assets                             2,806     7,373
    Other                                         1,682     1,564
                                               --------  --------
                                               $ 60,096  $ 58,250
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

        During 1995, the valuation allowance increased due to the establishment of valuation allowances for tax loss and credit carryforwards of acquired businesses, offset in part by a reduction as it became more likely than not that certain tax benefits will be realized.

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

        Initial public offering of 1,725,000 shares of ThermoSpectra common stock at $14.00 per share and a private placement of 202,000 shares at $15.72 per share, for aggregate net proceeds of $24.9 million resulted in an aggregate gain of $10.6 million that was recorded by Thermo Instrument.

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

        The Company's ownership percentages at year-end were as follows:

                                           1995   1994    1993
                                           ----   ----    ----

   Thermedics                               51%    51%     52%
   Thermo Instrument                        86%    83%     81%
   Thermo TerraTech                         81%    80%     72%
   Thermo Power                             63%    60%     52%
   ThermoTrex                               51%    50%     55%
   Thermo Fibertek                          81%    81%     80%
   Thermo Ecotek                            83%    97%     88%
   Thermo Cardiosystems (a)                 55%    58%     57%
   Thermo Voltek (a)                        59%    71%     67%
   Thermo Remediation (b)                   69%    65%     67%
   ThermoLase (c)                           65%    69%     81%
   ThermoSpectra (d)                        72%    86%    100%
   Thermo EuroTech (e)                      62%    64%     72%
   ThermoLyte (f)                           78%   100%    100%
   Thermo BioAnalysis (d)                   80%   100%    100%
   ThermoQuest (d)                         100%   100%    100%
   Thermo Optek (d)                        100%   100%    100%
   Trex Medical (c)                         91%   100%    100%
   ____________________
   (a) Reflects combined ownership by Thermedics and Thermo Electron.
   (b) Reflects combined ownership by Thermo TerraTech and Thermo Electron.
   (c)  Reflects ownership by ThermoTrex.
   (d)  Reflects ownership by Thermo Instrument.
   (e)  Reflects ownership by Thermo TerraTech.
   (f)  Reflects ownership by Thermo Power.

                                       32PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements


   11.  Other Expense, Net

        The components of other expense, net, in the accompanying statement of income are as follows:

   (In thousands)                               1995        1994        1993
   -------------------------------------------------------------------------
   Interest income                          $ 62,146    $ 43,280    $ 23,905
   Interest expense                          (77,861)    (59,844)    (31,736)
   Equity in losses of unconsolidated
     subsidiaries                               (203)     (4,019)    (22,721)
   Gain on sale of investments                 9,305       4,851       2,469
   Gain on sale of land                            -      14,698           -
   Other income (expense), net                  (612)         45         535
                                            --------    --------    --------
                                            $ (7,225)   $   (989)   $(27,548)
                                            ========    ========    ========


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



                                       33PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements


   13. Supplemental Cash Flow Information

       Supplemental cash flow information is as follows:

   (In thousands)                                1995        1994        1993
   --------------------------------------------------------------------------
   Cash Paid For:
     Interest                               $  72,714   $  47,745   $  29,529
     Income taxes                           $  51,184   $  27,456   $   9,909

   Noncash Activities:
     Conversions of the Company's and
       subsidiaries' convertible obligations$ 212,979   $  89,625   $  50,403
     Acquisition of asset under capital
       lease                                $  47,101   $       -   $       -
     Purchase of alternative-energy
       facility through assumption of
       debt                                 $       -   $       -   $  66,900

     Fair value of assets of acquired
       companies                            $ 521,558   $ 250,404   $ 208,193
     Cash paid for acquired companies        (339,075)   (174,330)   (143,790)
     Issuance of subsidiaries' common stock
       and stock options for acquired
       companies                              (18,990)          -           -
     Issuance of long-term obligations for
       acquired company                       (22,300)          -           -
                                            ---------    --------    --------
         Liabilities assumed of acquired
           companies                        $ 141,193   $  76,074   $  64,403
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

     The carrying amount and fair value of the Company's long-term obligations and off-balance-sheet financial instruments are as follows:

                                      1995                      1994
                            -----------------------   -----------------------
                              Carrying         Fair      Carrying        Fair
(In thousands)                  Amount        Value        Amount       Value
- -----------------------------------------------------------------------------
Long-term obligations:
  Convertible obligations   $  802,001   $1,354,682    $  806,661   $  973,659
  Other long-term
    obligations                316,076      336,070       243,189      245,045
                            ----------   ----------    ----------   ----------
                            $1,118,077   $1,690,752    $1,049,850   $1,218,704
                            ==========   ==========    ==========   ==========

Off-balance-sheet
  financial instruments:
    Forward exchange
      contracts receivable               $   (1,015)                $     (579)
    Interest rate swaps
      (receivable) payable               $    3,467                 $   (2,113)

     The fair value of long-term obligations was determined based on quoted market prices and on borrowing rates available to the Company at the respective year-ends. The fair value of convertible obligations exceeds the carrying amount primarily due to the market price of the Company's or subsidiaries' common stock at the respective year-ends exceeding the conversion price of the convertible obligations.
                                       35PAGE

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




                                       36PAGE

Thermo Electron Corporation
Notes to Consolidated Financial Statements


15.  Business Segment and Geographical Information (continued)


(In thousands)                             1995          1994         1993
- --------------------------------------------------------------------------
Business Segment Information

Revenues:
  Instruments                         $  782,662   $  650,114   $  516,712
  Alternative-energy Systems             325,912      285,410      242,662
  Process Equipment                      317,951      190,217      167,524
  Biomedical Products                    318,626      180,318      127,533
  Environmental Services                 210,503      141,438      121,987
  Advanced Technologies                  321,563      286,523      181,094
  Intersegment Sales Elimination (a)      (6,926)      (4,829)      (3,004)
                                      ----------   ----------   ----------
                                      $2,270,291   $1,729,191   $1,354,508
                                      ==========   ==========   ==========
Income Before Income Taxes and
  Minority Interest:
    Instruments                       $  113,651   $  105,440   $   91,412
    Alternative-energy Systems            32,952       34,451       12,859
    Process Equipment                     29,071       20,730       13,444
    Biomedical Products                   32,079       17,601        5,758
    Environmental Services                21,215       14,853        4,702
    Advanced Technologies                 18,930       12,563        8,260
                                      ----------   ----------   ----------
        Total Segment Income (b)         247,898      205,638      136,435
    Equity in Losses of Unconsolidated
      Subsidiaries                          (203)      (4,019)     (22,721)
    Corporate (c)                         51,113        4,757       17,753
                                      ----------   ----------   ----------
                                      $  298,808   $  206,376   $  131,467
                                      ==========   ==========   ==========
Identifiable Assets:
  Instruments                         $1,372,814   $1,011,916   $  850,688
  Alternative-energy Systems             695,849      577,781      593,247
  Process Equipment                      238,537      191,846      179,251
  Biomedical Products                    594,256      348,199      285,715
  Environmental Services                 335,726      192,523      146,658
  Advanced Technologies                  303,270      236,543      203,375
  Corporate (d)                          245,887      503,127      248,663
                                      ----------   ----------   ----------
                                      $3,786,339   $3,061,935   $2,507,597
                                      ==========   ==========   ==========

Depreciation and Amortization:
  Instruments                         $   25,257   $   22,070   $   18,059
  Alternative-energy Systems              25,186       16,078        4,982
  Process Equipment                        5,228        4,780        4,277
  Biomedical Products                      9,487        6,292        5,328
  Environmental Services                  11,197        8,382        6,641
  Advanced Technologies                    8,243        6,193        3,679
  Corporate                                1,271        1,233        1,226
                                      ----------   ----------   ----------
                                      $   85,869   $   65,028   $   44,192
                                      ==========   ==========   ==========

                                       37PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements


   15. Business Segment and Geographical Information (continued)


   (In thousands)                             1995          1994         1993
   --------------------------------------------------------------------------
   Capital Expenditures:
     Instruments                        $   10,313   $    7,574   $    6,347
     Alternative-energy Systems (e)         14,024       31,717       92,862
     Process Equipment                       3,686        3,231        2,631
     Biomedical Products                     8,277        7,284        9,042
     Environmental Services                 19,499        7,559        7,583
     Advanced Technologies                   7,757        8,019        8,898
     Corporate                                 460          141        2,241
                                        ----------   ----------   ----------
                                        $   64,016   $   65,525   $  129,604
                                        ==========   ==========   ==========
   Geographical Information

   Revenues:
     United States                      $1,790,148   $1,386,455   $1,103,133
     Europe                                517,075      374,192      298,562
     Other                                 117,425       91,161       65,165
     Transfers among geographical
       areas (a)                          (154,357)    (122,617)    (112,352)
                                        ----------   -----------  ----------
                                        $2,270,291   $1,729,191   $1,354,508
                                        ==========   ==========   ==========
   Income Before Income Taxes and
     Minority Interest:
       United States                    $  201,815   $  182,177   $  116,863
       Europe                               32,444       13,315       12,175
       Other                                13,639       10,146        7,397
                                        ----------   ----------   ----------
           Total Segment Income (b)        247,898      205,638      136,435
       Equity in Losses of
         Unconsolidated Subsidiaries          (203)      (4,019)     (22,721)
       Corporate (c)                        51,113        4,757       17,753
                                        ----------   ----------   ----------
                                        $  298,808   $  206,376   $  131,467
                                        ==========   ==========   ==========

   Identifiable Assets:
     United States                      $2,939,286   $2,110,843   $1,905,825
     Europe                                511,727      387,268      300,302
     Other                                  89,439       60,697       52,807
     Corporate (d)                         245,887      503,127      248,663
                                        ----------   ----------   ----------
                                        $3,786,339   $3,061,935   $2,507,597
                                        ==========   ==========   ==========
   Export Sales Included in United
     States Revenues Above (f)          $  340,736   $  265,298   $  219,914
                                        ==========   ==========   ==========

                                       38PAGE

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


   16. Subsequent Events

   Issuance of Subordinated Convertible Debentures

       On January 3, 1996, the Company issued and sold $585 million principal amount of 4 1/4% subordinated convertible debentures due 2003. The debentures will be convertible into shares of the Company's common stock at a price of $37.80 per share.

   Acquisitions

       On March 29, 1996, Thermo Instrument completed the acquisition of a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc for approximately 123 million British pounds sterling in cash (approximately $187 million) and the assumption of approximately 24 million British pounds sterling of indebtedness (approximately $36 million). The purchase price is subject to post-closing adjustments equal to the amounts by which the net tangible assets and net debt of the acquired businesses on the closing date are greater or less than certain target amounts agreed to by the parties.

       On June 28, 1996, the Company acquired SensorMedics in exchange for 1,133,191 shares of Company common stock, in addition to 156,590 shares reserved for issuance upon exercise of stock options and warrants. SensorMedics provides systems for pulmonary function and sleep disorder diagnosis, as well as high-frequency ventilation for pediatric and neonatal care. SensorMedics also manufactures and markets respiratory gas analyzers, physiological testing equipment and recorders, and pulse oximeters. The acquisition has been accounted for under the pooling-of-interests method.

                                       39PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements


   16. Subsequent Events (continued)

       Historical financial information presented for 1995 has been restated to include the acquisition of SensorMedics. Revenues and net income for 1995, as previously reported by the separate entities prior to the acquisition and as restated for the combined Company, are as follows:

   (In thousands)                                                    1995
   ----------------------------------------------------------------------
   Revenues:
     Previously reported                                       $2,207,417
     SensorMedics                                                  62,874
                                                               ----------
                                                               $2,270,291
                                                               ==========
   Net Income:
     Previously reported                                       $  140,080
     SensorMedics                                                    (498)
                                                               ----------
                                                               $  139,582
                                                               ==========

       Historical information for periods prior to 1995 has not been restated to include SensorMedics due to immateriality. The 1995 financial information combines the September 30 fiscal year end financial information of SensorMedics and the calendar year end financial information of the Company. The results of operations of SensorMedics for the three months ended December 31, 1995 have not been included in the combined 1995 financial information. The revenues and net loss of SensorMedics were $14,769,000 and $837,000, respectively, for the three months ended December 31, 1995.

   Stock Split

       In March 1996, the Company declared a three-for-two stock split in the form of a 50% stock dividend, payable on June 5, 1996, to shareholders of record on May 22, 1996. All share and per share information, except for share information in the accompanying balance sheet, has been restated to reflect the stock split. Shares issued and treasury shares in the accompanying balance sheet will reflect the stock split subsequent to the date on which the shares were distributed.

   Increase in Authorized Shares

       On May 21, 1996, the Company's shareholders voted to increase the Company's authorized common stock from 175 million shares to 350 million shares.

                                       40PAGE

   Thermo Electron Corporation
   Notes to Consolidated Financial Statements


   17. Quarterly Information (Unaudited)


   (In thousands except per share amounts)

   1995(a)                               First    Second     Third    Fourth
   -------------------------------------------------------------------------
   Revenues                           $493,174  $544,171  $585,988  $646,958
   Gross profit                        186,791   207,006   223,086   246,526
   Net income                           29,684    33,050    38,544    38,304
   Earnings per share:
     Primary                               .24       .26       .30       .29
     Fully diluted                         .22       .23       .27       .26


   1994(b)                               First    Second     Third    Fourth
   -------------------------------------------------------------------------

   Revenues                           $383,724  $428,547  $445,516  $471,404
   Gross profit                        140,020   159,736   171,114   180,031
   Net income                           22,925    24,418    27,827    29,541
   Earnings per share:
     Primary                               .20       .21       .24       .25
     Fully diluted                         .18       .19       .21       .22

   (a)Results include nontaxable gains of $12.9 million, $9.7 million, $43.0 million, and $15.2 million in the first, second, third, and fourth quarters, respectively, from the issuance of stock by subsidiaries.
   (b)Results include nontaxable gains of $8.5 million, $0.2 million, $12.6 million, and $4.0 million in the first, second, third, and fourth quarters, respectively, from the issuance of stock by subsidiaries.








                                       41PAGE

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



                                                Arthur Andersen LLP



   Boston, Massachusetts
   February 15, 1996 (except with
   respect to the matters discussed
   in Note 16 as to which the date
   is June 28, 1996)





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

                                       43PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   Proposed Accounting Pronouncement

        In October 1995, the Financial Accounting Standards Board (FASB) issued an exposure draft of a Proposed Statement of Financial Accounting Standards, "Consolidated Financial Statements: Policy and Procedures" (Proposed Statement). The Proposed Statement would establish new rules for determining when entities should be consolidated and how consolidated financial statements should be prepared. Under the Proposed Statement, it is possible that companies would be required to consolidate entities in which their legal ownership is as low as 40%. Companies involved with special purpose entities could be required to include these entities in their consolidated financial statements in such instances as when a company is the only general partner, although the company may own only a very small percentage of the entity (e.g. 1%). This portion of the Proposed Statement is expected to have little effect on the Company's consolidated financial statements. The portion of the Proposed Statement referred to as the Procedures portion, which describes how consolidated financial statements should be prepared, could result in significant changes in the way the Company records certain transactions once control, as newly defined, has been reached. Under the Proposed Statement, the following accounting will result:

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

        Changes in a parent's ownership interest in a subsidiary and step acquisitions -- Under the FASB's proposed economic unit model, once control is obtained, any transactions in a subsidiary's stock between the controlling and noncontrolling shareholders are considered equity transactions and, therefore, only the equity accounts of the reporting entity are impacted. Under the Proposed Statement, after control is obtained, the cost of any subsequent purchase is recorded as a reduction of equity. As a result, no additional goodwill is recorded on these subsequent purchases, but the charge to equity would reduce the book value of the acquirer. This charge to equity would not become part of the "cost" of
                                       44PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   Proposed Accounting Pronouncement (continued)

   acquiring the entity and, therefore, it would be possible to sell the entity at a later date and record a "gain" on the transaction, even though the seller actually sold it for less than what the seller paid to acquire it.

        The FASB conducted a hearing concerning the Proposed Statement in February 1996, at which the Company, along with other major companies and many of the major accounting firms and accounting associations, expressed their disagreement with various parts of the Proposed Statement. The FASB expects to issue a final Statement which could become effective for fiscal years beginning after December 15, 1996.

   Results of Operations

   1995 Compared With 1994

        Sales in 1995 were $2,270.3 million, an increase of $541.1 million, or 31%, over 1994. Segment income, excluding restructuring and other nonrecurring costs described below of $21.9 million in 1995 and $0.7 million in 1994, was $269.8 million, compared with $206.3 million in 1994, an increase of 31%. (Segment income is income before corporate general and administrative expenses, other income and expense, minority interest expense, and income taxes.) Operating income, which includes restructuring and other nonrecurring costs, was $225.2 million, an increase of $43.1 million, or 24%, over 1994. Financial results for 1995 have been restated to include SensorMedics Corporation (SensorMedics), which was acquired in a pooling-of-interests transaction in June 1996. Financial results for periods prior to 1995 have not been restated to include SensorMedics Corporation due to immateriality (Note 16). Financial results for 1994 have been restated to include Coleman Research, which was acquired in a pooling-of-interests transaction in March 1995 (Note 3).

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

        Sales from the Alternative-energy Systems segment were $325.9 million in 1995, an increase of $40.5 million, or 14%, over 1994. Within this segment, revenues from Thermo Ecotek, which consist of revenues from biomass power plant operations, were $141.4 million in 1995, compared with $134.3 million in 1994. This increase results from a full year of revenues from the Whitefield, New Hampshire, plant which did not operate for most of the first half of 1994 due to major damage to the turbine-generator, as well as higher contractual energy rates in 1995 at all of Thermo Ecotek's

                                       45PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   1995 Compared With 1994 (continued)

   facilities, excluding the facility in Hemphill, New Hampshire. These increases were offset largely by utility-imposed curtailment of power at the Woodland and Mendota plants in California. The utility that purchases the electrical output of these California plants has the right to curtail the plants' power output up to 1,000 hours per year during periods of low demand. The utility commonly experiences low demand following periods of heavy rain or snow, when hydroelectric power is available. During 1995, these plants were each curtailed for 1,000 hours. During January and February 1996, these plants each experienced approximately 200 hours of curtailment and are likely to receive the contractual maximum during 1996. Revenues from the Company's waste-recycling facility in southern California declined by $0.8 million due to a reduction in the amounts paid by the facility's customer. The facility ceased processing waste during 1995 and the Company wrote off its net investment in this facility in the third quarter of 1995, as described below. Sales at Peter Brotherhood Ltd. increased $18.1 million to $56.2 million as a result of increased demand for steam turbines and, to a lesser extent, increased demand for special purpose machinery over depressed 1994 levels. Sales from Thermo Power increased $16.5 million to $108.4 million, due primarily to increased demand for refrigeration packages and marine engine-related products and, to a lesser extent, the acquisition of NuTemp, Inc. in May 1994.

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

        In 1995, the Company recorded restructuring and other nonrecurring costs of $11.5 million for this segment. This amount represents the Company's net investment in a waste-recycling facility in southern California that contracted to process waste for San Diego County (the County). The County had previously advised the Company that it was attempting to raise funds to purchase the facility and had entered into discussions with the Company regarding termination of the Company's long-term service agreement. Termination of the service agreement would have required the County to pay the Company a termination fee and reimburse the Company for certain other items connected with the facility. To date, the County has been unable to raise the necessary funds on terms acceptable to the County. During the third quarter of 1995, the County paid the Company less than the amount due under the service agreement. In October
                                       46PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   1995 Compared With 1994 (continued)

   1995, the Company notified the County that the County was in default of the service agreement and that, pursuant to that agreement, the County had 45 days to cure the default. To date, the County has not cured this default. The Company's financing on this facility consists of tax-exempt obligations (Note 6), which are nonrecourse to the Company for events of County default. The County is a party to these financing arrangements. The County is in default of certain terms of its agreements with the bank group that provided the financing and if the County does not cure these defaults, it could be declared in default under the financing agreements. Based upon County assertions, its financial obligation to the Company in a default situation would be limited to the funds it has available from the day-to-day operation of the County's solid waste-disposal system, which would be insufficient for the Company to recover any of its investment.

        In a lawsuit relating to the waste-recycling facility discussed above, a third party, from which the Company's subsidiary acquired certain development rights, alleges that fees totaling $7.9 million plus interest and legal costs are due and payable in connection with construction of the facility. The Company contends that no additional fees are payable because the facility actually built was substantially different from the one contemplated in the agreement with the third-party developer. There can be no assurance as to the outcome of this matter.

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

        Sales in the Biomedical Products segment were $318.6 million in 1995, an increase of $138.3 million, or 77%, over 1994 due primarily to increased demand for a number of the Company's biomedical products, the inclusion of $31.6 million in sales from Bird Medical Technologies, Inc. and Bennett X-Ray Corporation, which were acquired in the third quarter of 1995, and the inclusion of $62.9 million in sales from SensorMedics, which was acquired in June 1996 (Note 16). Sales of ThermoTrex's mammography and needle-biopsy systems increased 38% to $74.9 million; Thermo Cardiosystems' implantable left ventricular-assist system (LVAS) increased 98% to $20.6 million; ThermoLase's skin-care products increased 33% to $24.9 million; neurodiagnostic monitoring equipment sold by the Company's wholly owned Nicolet Biomedical Inc. subsidiary increased 12% to $53.1 million; and sales of blood coagulation-monitoring products and skin-incision devices sold by the Company's wholly owned International Technidyne Corporation subsidiary increased 13% to $32.3 million. Segment income margin improved to 10.1% from 9.8% in 1994 as a result of increased sales and, to a lesser extent, price increases for Thermo Cardiosystems' air-driven LVAS, offset in part by lower margins at SensorMedics.

                                       48PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   1995 Compared With 1994 (continued)

        Sales in the Environmental Services segment were $210.5 million in 1995, an increase of $69.1 million, or 49%, over 1994. Within this segment, sales from Thermo Remediation were $57.5 million in 1995, compared with $50.1 million in 1994. Sales from Thermo Remediation's soil-remediation and fluids-recycling services increased due to acquisitions, offset in part by lower sales at existing sites resulting from ongoing regulatory uncertainties, primarily at two sites, as well as severe weather conditions at one site, and competitive pricing pressures. Thermo Remediation's nuclear services sales from existing sites increased primarily due to a long-term environmental restoration contract for the U.S. Department of Energy's (DOE's) Hanford site, offset in part by a decrease in radiochemistry laboratory work, reflecting a reduction in spending at the DOE. Sales of analytical laboratory and environmental consulting services increased $59.8 million, to $100.6 million, due to the inclusion of sales from acquired businesses. Sales of metallurgical services declined $2.0 million to $42.8 million, due to the effect of closing a small plant in 1995. Segment income margin, excluding restructuring and other nonrecurring costs of $1.9 million in 1995, improved to 11.0% from 10.5% in 1994, due primarily to higher sales, offset in part by higher legal expenses incurred within the environmental consulting services operations. The restructuring and other nonrecurring costs included $1.5 million as a result of the decision to close a metallurgical services division located in Albuquerque, New Mexico. The costs primarily represent severance costs and the write-off of cost in excess of net assets of acquired companies and leasehold improvements. The facility was closed in the second quarter of 1995.

        Sales from the Advanced Technologies segment were $321.6 million in 1995, compared with $286.5 million in 1994. Sales increased $22.3 million due to the inclusion of a full year of sales from Thermo Sentron Inc. (formerly Ramsey Technology Inc.), which was acquired in March 1994, and sales from the Orion laboratory products division of Analytical Technology, Inc., which was acquired in December 1995. Sales at Thermo Voltek increased $12.7 million to $36.3 million, due to the inclusion of $7.2 million in sales from acquired businesses and, to a lesser extent, the introduction of a new product line and an increase in demand. Sales at Coleman Research increased $20.7 million to $164.6 million due to increased contract funding. Coleman Research has experienced a decline in backlog, which could result in lower revenues in 1996. Sales of Thermedics Detection's process-detection instruments declined $21.8 million to $16.2 million primarily due to lower demand from its principal customer, which has substantially completed its deployment of these systems, and sales of EGIS(R) explosives-detection systems declined $2.1 million to $8.0 million, due primarily to lower demand as a result of the shipment of several large orders in 1994. Segment income, excluding restructuring and other nonrecurring costs of $1.0 million in 1995 and $0.7 million in 1994, increased $6.7 million to $19.9 million as a result of improved margins at Coleman Research and Thermo Sentron, due primarily to efforts to control costs. These improvements were offset in part by a decline in segment income from Thermedics Detection, primarily as a result of lower sales and,

                                       49PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   1995 Compared With 1994 (continued)

   to a lesser extent, increased expenses incurred by ThermoLase to develop and commercialize its laser-based hair-removal process. Restructuring and other nonrecurring costs of $1.0 million in 1995 were recorded by ThermoTrex as a result of the decision to close its East Coast division. The costs included $0.6 million for the write-off of intangible assets.

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

        Other expense, net, in the accompanying statement of income includes a gain of $14.7 million in 1994 resulting from the sale of the Peter Brotherhood facility in the United Kingdom. Also included is equity in losses of unconsolidated subsidiaries, which represents the Company's portion of results from entities in which the Company's ownership is 50% or less, including the operation of the Dade County cogeneration facility. The loss associated with the Dade County facility was $1.6 million in 1995 and $5.7 million in 1994. Because the demand for power and chilled water at the Dade County Downtown Government Center complex has been substantially less than anticipated since the plant's startup in 1987, and because the plant has had difficulty disposing of the remainder of its output, the joint venture has experienced continuing losses. In September 1994, the joint venture suspended operation of this plant for an indefinite period of time, although it will continue to be responsible for lease and fixed costs. In 1993, the Company established a reserve representing management's estimate, discounted to present value, of the Company's share of estimated negative cash flows of the joint venture. The Company is involved in regulatory proceedings that could require additional reserves if the outcome of one or more matters is adverse to the Company. See Note 7 for a description of these and other legal proceedings involving the Company.

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

        Segment income from the Alternative-energy Systems segment, excluding restructuring and other nonrecurring costs of $1.5 million in 1993, was $34.5 million, compared with $14.4 million in 1993. Thermo Ecotek had segment income of $26.9 million, compared with $13.2 million in 1993. This improvement results from an additional power plant in operation during 1994, the absence of utility-imposed curtailments of power output and improved performance at two California plants, and annual contractual energy rate increases under certain power sales contracts. Thermo Ecotek's segment income also improved as a result of lower lease expense, offset in part by depreciation expense, resulting from the December 1993 purchase of the Delano I facility in California. The 1993 period included $8.6 million of income from the termination of a power sales contract and the one-time sale of gas pipeline rights. Segment income from the Company's Energy Systems division, excluding restructuring and other nonrecurring costs of $0.3 million in 1993, increased $3.4 million as a result of the waste-recycling facility that commenced operation in the first quarter of 1994. Segment income increased at Thermo Power by $2.6 million as a result of increased sales, as well as lower expenses at its Crusader Engines division. During 1993, the Company recorded restructuring and other nonrecurring costs of $1.5 million for this segment, which primarily represents a $1.2 million reserve for restructuring at the Company's steam turbines and compressors business.

                                       51PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   1994 Compared With 1993 (continued)

        Sales in the Process Equipment segment were $190.2 million, compared with $167.5 million in 1993. Within this segment, sales from Thermo Fibertek increased to $162.6 million from $137.1 million in 1993 due to an increase of $17.6 million in sales as a result of the acquisition of AES Engineered Systems in June 1993, an increase of $7.9 million in sales from the Company's paper-recycling equipment business as a result of three large contracts received earlier in the year, and an increase of $4.1 million in sales from the Company's U.S. accessories business due to greater demand. These increases were offset in part by a decline of $4.4 million in sales of environmental-process systems sold by the Company's U.K. subsidiary, to $1.3 million in 1994, as a result of changes in U.K. environmental regulations that required modifications to that subsidiary's equipment. Sales of Thermo TerraTech's thermal-processing equipment, which remain depressed, declined $1.5 million in 1994, and sales of automated electroplating equipment from Napco declined $1.5 million due to weak demand. Segment income margin in the Process Equipment segment, excluding restructuring and other nonrecurring costs of $0.5 million in 1993, was 10.9%, compared with 8.3% in 1993. Thermo Fibertek's segment income margin, excluding restructuring and other nonrecurring costs of $0.5 million in 1993, improved to 12.9% from 11.6% in 1993, primarily due to increased sales and an improved sales mix. Thermal-processing equipment operations were just above the breakeven level, while Napco operations resulted in a segment loss of $0.3 million due to lower sales levels.

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

                                       52PAGE

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

                                       53PAGE

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

   Liquidity and Capital Resources

        Consolidated working capital was $1,317.1 million at December 30, 1995, compared with $1,150.7 million at December 31, 1994. Included in working capital were cash, cash equivalents, and short-term available-for-sale investments of $1,056.7 million at December 30, 1995, compared with $997.9 million at December 31, 1994. In addition, at December 30, 1995, the Company had $61.8 million of long-term available-for-sale investments and $23.8 million of long-term held-to-maturity investments, compared with $62.5 million of long-term available-for-sale investments at December 31, 1994. Of the total $1,142.3 million of cash, cash equivalents, short- and long-term available-for-sale investments and long-term held-to-maturity investments at December 30, 1995, $908.3 million was held by the Company's majority-owned subsidiaries and the balance was held by the Company and its wholly owned subsidiaries. During 1995, certain of the Company's majority-owned subsidiaries issued long-term obligations of $201.9 million. During 1995, an aggregate principal amount of $213.0 million of the Company's and subsidiaries' convertible obligations were converted into shares of the Company's or subsidiaries' common stock. Net proceeds from the issuance of Company and subsidiary common stock totaled $173.3 million in 1995. In January 1996, the Company issued and sold $585 million principal amount of 4 1/4% subordinated convertible debentures due 2003.

        In 1995, the Company expended $330.7 million for acquisitions and $64.0 million for purchases of property, plant and equipment. In March 1996, the Company acquired a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons for approximately $187 million (Note 16). Excluding the Fisons transaction, as of March 11, 1996, the Company had agreements or letters of intent to expend approximately $24 million on the acquisition of new businesses. Proposed acquisitions of new businesses are subject to various conditions to closing, and there can be no assurance that all proposed transactions will be consummated. In 1996, the Company expects to make capital expenditures of approximately $150 million.

        As discussed above, a substantial percentage of the Company's consolidated cash and investments is held by subsidiaries that are not wholly owned by the Company. This percentage may vary significantly over time. Pursuant to the Thermo Electron Corporate Charter (the Charter), to which each of the majority-owned subsidiaries of the Company is a party, the combined financial resources of Thermo Electron and its subsidiaries allow the Company to provide banking, credit, and other financial services

                                       54PAGE

   Thermo Electron Corporation

   Management's Discussion and Analysis of Financial Condition and Results of Operations

   Liquidity and Capital Resources (continued)

   to its subsidiaries so that each member of the Thermo Electron group of companies may benefit from the financial strength of the entire organization. Toward that end, the Charter states that each member of the group may be required to provide certain credit support to the consolidated entity which may rank junior, pari passu with or senior in priority to payment of the other indebtedness of these members. Nonetheless, the Company's ability to access assets held by its majority-owned subsidiaries through dividends, loans, or other transactions is subject in each instance to a fiduciary duty owed to the minority shareholders of the relevant subsidiary. In addition, dividends received by Thermo Electron from a subsidiary that does not consolidate with Thermo Electron for tax purposes are subject to tax. Therefore, under certain circumstances, a portion of the Company's consolidated cash and short-term investments may not be readily available to Thermo Electron or certain of its subsidiaries.

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

        During 1995, the Company expended $97.8 million to purchase common stock of certain of the Company's subsidiaries. The Company expects that these purchases will continue although the amount of purchases in a given reporting period may vary significantly. In addition, the Company repaid and repurchased long-term obligations of $18.0 million in 1995.


                                       55PAGE

   Thermo Electron Corporation

   Information as to Publicly Owned Businesses (Unaudited)

   (In thousands)                             1995         1994         1993
   -------------------------------------------------------------------------
   Revenues:
    Thermedics Inc. (a)                 $  175,754   $  155,111  $   80,220
    Thermo Instrument Systems Inc. (b)     782,662      649,992     529,278
    Thermo TerraTech Inc. (c)              197,769      123,463     108,737
    Thermo Power Corporation               108,393       91,873      77,360
    ThermoTrex Corporation (d)             129,626       91,052      54,329
    Thermo Fibertek Inc.                   206,743      162,625     137,088
    Thermo Ecotek Corporation              141,435      134,261     117,691
    Wholly Owned Nonpublic Companies       550,450      323,816     251,892
    Intercompany Sales Elimination         (22,541)      (3,002)     (2,087)
                                        ----------   ----------  ----------
                                        $2,270,291   $1,729,191  $1,354,508
                                        ==========   ==========  ==========
   Income Before Income Taxes and
    Minority Interest:
     Thermedics Inc. (a)                $   21,662   $   16,909  $    8,292
     Thermo Instrument Systems Inc. (b)    113,652      106,241      96,786
     Thermo TerraTech Inc. (c)              11,918        9,219      (1,803)
     Thermo Power Corporation                5,078        5,263       2,707
     ThermoTrex Corporation (d)              3,024          817         485
     Thermo Fibertek Inc.                   33,408       20,948      15,902
     Thermo Ecotek Corporation              34,564       26,928      13,184
     Wholly Owned Nonpublic Companies       24,592       19,313         882
                                        ----------   ----------  ----------
       Total Segment Income (e)            247,898      205,638     136,435
     Equity in Losses of Unconsolidated
      Subsidiaries                            (203)      (4,019)    (22,721)
     Corporate                              51,113        4,757      17,753
                                        ----------   ----------  ----------
                                        $  298,808   $  206,376  $  131,467
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


                                       56PAGE

   Thermo Electron Corporation

   Common Stock Market Information

   The following table shows the market range for the Company's common stock based on reported sales prices on the New York Stock Exchange (symbol TMO) for 1995 and 1994. Prices have been restated to reflect three-for-two stock splits, effected in the form of 50% stock dividends, which were distributed in June 1996 and May 1995.
                                          1995                1994
                                   ------------------  ------------------
   Quarter                            High      Low       High       Low
   ----------------------------------------------------------------------
   First                           $22 5/6   $19 1/2   $19 11/15  $16 8/9
   Second                           27 1/3    21 7/9    18 2/5     16
   Third                            31 1/12   26 2/3    20 2/5     16 5/6
   Fourth                           34 2/3    28 1/4    21 5/18    18 1/9

        The closing market price on the New York Stock Exchange for the Company's common stock on January 26, 1996, was $35 11/12 per share.

        As of January 26, 1996, the Company had 7,787 holders of record of its common stock. This does not include holdings in street or nominee names.

        Common stock of the Company's majority-owned public subsidiaries is traded on the American Stock Exchange: Thermedics Inc. (TMD), Thermo Instrument Systems Inc. (THI), Thermo TerraTech Inc. (TTT), Thermo Power Corporation (THP), ThermoTrex Corporation (TKN), Thermo Fibertek Inc.
   (TFT), Thermo Ecotek Corporation (TCK), Thermo Cardiosystems Inc. (TCA), Thermo Voltek Corp. (TVL), Thermo Remediation Inc. (THN), ThermoLase Corporation (TLZ), ThermoSpectra Corporation (THS), ThermoQuest Corporation
   (TMQ), Thermo Sentron Inc. (TSR), and Thermo Optek Corporation (TOC).

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

               The Bank of Boston
               Post Office Box 644
               Mail Stop: 45-02-09
               Boston, Massachusetts 02102-0644
               (617) 575-3120

   Shareholder Services

   Shareholders of Thermo Electron Corporation who desire information about the Company are invited to contact John N. Hatsopoulos, Chief Financial Officer, Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046, (617) 622-1111. A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly reports, annual reports, and press releases as quickly as possible. Quarterly reports and press releases are also available through the Internet at Thermo Electron's home page on the World Wide Web (http://www.thermo.com).
                                       57PAGE

   Thermo Electron Corporation

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




                                       58PAGE

Thermo Electron Corporation
Ten Year Financial Summary
(In millions except per share amounts)

                        1995   1994(a)   1993(b)  1992(c) 1991(d) 1990(e)   1989    1988    1987    1986
                    -------- --------  --------   ------  ------  ------  ------  ------  ------  ------
Revenues            $2,270.3 $1,729.2  $1,354.5   $999.2  $842.5  $744.5  $640.3  $553.7  $430.8  $368.0
                    -------- --------  --------   ------  ------  ------  ------  ------  ------  ------
Costs and Expenses:
 Cost of revenues    1,239.8    928.6     755.5    609.0   532.9   465.1   424.2   359.6   280.3   244.8
 Expenses for R&D
  and new lines of
  business             272.8    233.1     183.9    106.5    84.6    74.5    60.7    54.3    40.9    33.9
 Selling, general
  and administrative
  expenses             510.6    384.7     289.3    213.2   177.7   163.0   129.6   113.1    90.4    71.7
 Restructuring and
  other nonrecurring
  costs                 21.9       .7       6.6        -     3.7     1.0     2.2     0.9     3.4     7.1
                    -------- --------  --------   ------  ------  ------  ------  ------  ------  ------
                     2,045.1  1,547.1   1,235.3    928.7   798.9   703.6   616.7   527.9   415.0   357.5
                    -------- --------  --------   ------  ------  ------  ------  ------  ------  ------
Operating Income       225.2    182.1     119.2     70.5    43.6    40.9    23.6    25.8    15.8    10.5

Gain on Issuance
 of Stock by
 Subsidiaries           80.8     25.3      39.8     30.2    27.4    20.3    16.8     6.0    16.1    15.9
 Other Income
 (Expense), Net         (7.2)    (1.0)    (27.5)     1.8    10.6    (0.5)    1.1     2.8    (2.5)   (5.1)
                    -------- --------  --------   ------  ------  ------  ------  ------  ------  ------
Income Before
 Income Taxes,
 Minority Interest,
 and Cumulative
 Effect of Change
 in Accounting
 Principle             298.8    206.4     131.5    102.5    81.6    60.7    41.5    34.6    29.4    21.3
Provision for
  Income Taxes          98.7     70.7      33.5     27.7    25.8    18.1    10.9     9.2     6.3     4.4
Minority Interest
 Expense                60.5     31.0      21.1     13.9     7.3     7.1     3.3     2.1     1.9     0.5
                    -------- --------  --------   ------  ------  ------  ------  ------  ------  ------
                                                                    59PAGE

Thermo Electron Corporation

Ten Year Financial Summary (continued)
(In millions except per share amounts)


                        1995   1994(a)   1993(b)  1992(c) 1991(d) 1990(e)   1989    1988    1987    1986
                    -------- --------  --------   ------  ------  ------  ------  ------  ------  ------
Income Before
 Cumulative Effect
 of Change in
 Accounting
 Principle             139.6    104.7      76.9     60.9    48.5    35.5    27.3    23.3    21.2    16.4
Cumulative Effect
 of Change in
 Accounting Prin-
 ciple, Net of
 Tax (f)                   -        -         -      1.4       -       -       -       -       -       -
                    -------- --------  --------   ------  ------  ------  ------  ------  ------  ------

Net Income            $139.6   $104.7    $ 76.9   $ 59.5  $ 48.5  $ 35.5  $ 27.3  $ 23.3  $ 21.2  $ 16.4
                    ======== ========  ========   ======  ======  ======  ======  ======  ======  ======
Earnings per
 Share Before
 Cumulative Effect
 of Change in
 Accounting
 Principle:
  Primary             $ 1.10   $  .90    $  .74   $  .63  $  .56  $  .46  $  .36  $  .32  $  .28  $  .23
  Fully diluted       $  .97   $  .80    $  .67   $  .60  $  .53  $  .43  $  .36  $  .32  $  .28  $  .23

Earnings per Share:
  Primary             $ 1.10   $  .90    $  .74   $  .62  $  .56  $  .46  $  .36  $  .32  $  .28  $  .23
  Fully diluted       $  .97   $  .80    $  .67   $  .59  $  .53  $  .43  $  .36  $  .32  $  .28  $  .23

                                                                    60PAGE

Thermo Electron Corporation

Ten Year Financial Summary (continued)
(In millions except per share amounts)

                        1995   1994(a)   1993(b)  1992(c) 1991(d) 1990(e)   1989    1988    1987    1986
                    -------- --------  --------   ------  ------  ------  ------  ------  ------  ------

Balance Sheet
 Data:
 Working
  capital           $1,317.1 $1,150.7   $ 833.8  $ 508.7 $ 468.4  $244.1  $277.6  $220.1  $211.8  $124.5
 Total
  assets             3,786.3  3,061.9   2,507.6  1,838.0 1,212.5   912.0   669.9   528.5   465.0   336.0
 Long-term
  obliga-
  tions              1,118.1  1,049.9     647.6    494.2   255.1   210.5   177.0   152.9   136.1    61.4
 Minority
  interest             471.6    327.7     277.7    164.3   122.5    83.9    51.8    22.6    25.8    20.1
 Common stock
  of subsid-
  iaries
  subject to
  redemption            17.5       -       14.5      5.5     5.5     8.7    13.1       -       -       -
 Shareholders'
  investment         1,309.7 1,007.5      873.7    563.8   489.5   314.1   229.2   196.4   175.3   154.5

(a) Reflects the issuance of $345.0 million principal amount of convertible debentures.
(b) Reflects the Company's 1993 public offering of common stock for net proceeds of $246.0 million.
(c) Reflects the August 1992 acquisition of Nicolet Instrument Corporation and the issuance of $260.0 million principal amount of convertible debentures.
(d) Reflects the issuance of $164.0 million principal amount of convertible debentures.
(e) Reflects the May 1990 acquisition of Finnigan Corporation.
(f) Reflects the adoption in fiscal 1992 of Statement of Financial Accounting Standards No. 106,
    "Accounting for Post-retirement Benefits Other Than Pensions".
                                                                    61PAGE


