Form 10-K, Exhibit 13
period 1996-12-28
THERMO ELECTRON CORP
filed 1997-03-20
CIK 97745

Exhibit 13

























                           THERMO ELECTRON CORPORATION

                        Consolidated Financial Statements

                                      1996
PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                        Consolidated Statement of Income

    (In thousands except per share amounts)  1996         1995         1994
    -----------------------------------------------------------------------
    Revenues:
      Product and service revenues     $2,766,002   $2,075,748   $1,559,744
      Research and development
        contract revenues                 166,556      194,543      169,447
                                       ----------   ----------   ----------
                                        2,932,558    2,270,291    1,729,191
                                       ----------   ----------   ----------
    Costs and Operating Expenses:
      Cost of product and service
        revenues                        1,657,746    1,239,762      928,645
      Expenses for research and
        development and new lines of
        business (a)                      301,457      272,809      233,099
      Selling, general, and
        administrative expenses           689,248      510,564      384,715
      Restructuring and other
        nonrecurring costs (Note 11)       37,641       21,938          650
                                       ----------   ----------   ----------
                                        2,686,092    2,045,073    1,547,109
                                       ----------   ----------   ----------
    Operating Income                      246,466      225,218      182,082

    Gain on Issuance of Stock by
      Subsidiaries (Note 9)               126,599       80,815       25,283
    Other Income (Expense), Net
      (Note 10)                             1,486       (7,225)        (989)
                                       ----------   ----------   ----------
    Income Before Income Taxes and
      Minority Interest                   374,551      298,808      206,376
    Provision for Income Taxes
      (Note 8)                            110,845       98,711       70,703
    Minority Interest Expense              72,890       60,515       30,962
                                       ----------   ----------   ----------
    Net Income                         $  190,816   $  139,582   $  104,711
                                       ==========   ==========   ==========
    Earnings per Share:
      Primary                          $     1.35   $     1.10   $      .90
                                       ==========   ==========   ==========
      Fully diluted                    $     1.22   $      .97   $      .80
                                       ==========   ==========   ==========
    Weighted Average Shares:
      Primary                             141,525      126,626      116,500
                                       ==========   ==========   ==========
      Fully diluted                       175,700      159,246      151,229
                                       ==========   ==========   ==========

                                        2PAGE

    Thermo Electron Corporation                     1996 Financial Statements

    (In thousands)                            1996         1995        1994
    ------------------------------------------------------------------------
    (a) Includes costs of:
          Research and development
            contracts                   $  144,823   $  167,120  $  149,645
          Internally funded research
            and development                154,448      102,209      79,555
          Other expenses for new lines
            of business                      2,186        3,480       3,899
                                        ----------   ----------  ----------
                                        $  301,457   $  272,809  $  233,099
                                        ==========   ==========  ==========


    The accompanying notes are an integral part of these consolidated financial statements.








                                        3PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                           Consolidated Balance Sheet

    (In thousands)                                          1996        1995
    ------------------------------------------------------------------------
    Assets
    Current Assets:
      Cash and cash equivalents                       $  414,404  $  462,861
      Short-term available-for-sale investments,
        at quoted market value (amortized cost of
        $1,428,564 and $588,471; Note 2)               1,431,881     593,802
      Accounts receivable, less allowances
        of $34,321 and $29,318                           616,545     493,313
      Unbilled contract costs and fees                    77,155      74,941
      Inventories                                        432,960     332,786
      Prepaid income taxes (Note 8)                      129,802      75,685
      Prepaid expenses                                    29,082      23,204
                                                      ----------  ----------
                                                       3,131,829   2,056,592
                                                      ----------  ----------
    Property, Plant, and Equipment, at Cost, Net         704,447     715,588
                                                      ----------  ----------
    Long-term Available-for-sale Investments, at
      Quoted Market Value (amortized cost of $58,500
      and $60,780; Note 2)                                68,807      61,845
                                                      ----------  ----------

    Long-term Held-to-Maturity Investments
      (quoted market value of $26,083 and $24,942;
      Note 2)                                             25,594      23,819
                                                      ----------  ----------

    Other Assets                                         127,632     101,138
                                                      ----------  ----------
    Cost in Excess of Net Assets of Acquired
      Companies (Notes 3, 8, and 11)                   1,082,935     827,357
                                                      ----------  ----------
                                                      $5,141,244  $3,786,339
                                                      ==========  ==========


                                        4PAGE

    Thermo Electron Corporation                     1996 Financial Statements

    (In thousands except share amounts)                    1996        1995
    ------------------------------------------------------------------------
    Liabilities and Shareholders' Investment
    Current Liabilities:
      Notes payable and current maturities of
        long-term obligations (Note 5)               $  153,787  $  112,280
      Accounts payable                                  203,643     172,823
      Accrued payroll and employee benefits             122,079      93,930
      Accrued income taxes                               61,534      52,055
      Accrued installation and warranty costs            69,006      37,267
      Deferred revenue                                   45,715      24,014
      Other accrued expenses (Note 3)                   257,448     247,077
                                                     ----------  ----------
                                                        913,212     739,446
                                                     ----------  ----------
    Deferred Income Taxes (Note 8)                       81,726      60,096
                                                     ----------  ----------
    Other Deferred Items                                 81,020      69,830
                                                     ----------  ----------

    Long-term Obligations (Note 5):
      Senior convertible obligations                    369,997     458,925
      Subordinated convertible obligations            1,009,470     343,076
      Tax-exempt obligations                                  -     128,567
      Nonrecourse tax-exempt obligations                 77,900      94,700
      Other                                              92,975      92,809
                                                     ----------  ----------
                                                      1,550,342   1,118,077
                                                     ----------  ----------
    Minority Interest                                   684,050     471,648
                                                     ----------  ----------
    Commitments and Contingencies (Note 6)
    Common Stock of Subsidiaries Subject to
      Redemption ($81,179 and $18,450
      redemption value; Note 1)                          76,525      17,513
                                                     ----------  ----------
    Shareholders' Investment (Notes 4 and 7):
      Preferred stock, $100 par value, 50,000
        shares authorized; none issued
      Common stock, $1 par value, 350,000,000
        shares authorized; 149,996,979 and 89,006,032
        shares issued                                   149,997      89,006
      Capital in excess of par value                    801,793     614,363
      Retained earnings                                 795,312     604,496
      Treasury stock at cost, 15,520 and 11,574
        shares                                             (570)       (536)
      Cumulative translation adjustment                    (504)        608
      Deferred compensation (Note 4)                        (58)     (2,271)
      Net unrealized gain on available-for-sale
        investments (Note 2)                              8,399       4,063
                                                     ----------  ----------
                                                      1,754,369   1,309,729
                                                     ----------  ----------
                                                     $5,141,244  $3,786,339
                                                     ==========  ==========
    The accompanying notes are an integral part of these consolidated financial statements.
                                        5PAGE

  Thermo Electron Corporation                       1996 Financial Statements

                      Consolidated Statement of Cash Flows

  (In thousands)                               1996         1995          1994
  ----------------------------------------------------------------------------
  Operating Activities:
    Net income                          $   190,816  $   139,582  $   104,711
    Adjustments to reconcile net income
      to net cash provided by operating
      activities:
        Depreciation and amortization       115,167       85,869       65,028
        Restructuring and other
          nonrecurring costs (Note 11)       37,641       21,938          650
        Equity in losses of unconsolidated
          subsidiaries                           28          203        4,019
        Provision for losses on accounts
          receivable                          6,002        5,534        4,225
        Increase in deferred income
          taxes                              20,869        4,277        9,403
        Gain on issuance of stock by
          subsidiaries (Note 9)            (126,599)     (80,815)     (25,283)
        (Gain) loss on sale of property,
          plant, and equipment                   81         (547)     (15,025)
        Gain on sale of investments          (9,840)      (9,305)      (4,851)
        Minority interest expense            72,890       60,515       30,962
        Other noncash expenses               15,649       19,583        9,809
        Changes in current accounts,
          excluding the effects of
          acquisitions:
            Accounts receivable             (17,078)     (52,649)      (8,526)
            Inventories                      (1,298)     (32,267)      10,017
            Other current assets            (35,657)      (9,447)      (9,713)
            Accounts payable                (14,307)      19,198          804
            Other current liabilities       (29,859)      27,427       16,295
                                        -----------  -----------   ----------
  Net cash provided by operating
    activities                              224,505      199,096      192,525
                                        -----------  -----------   ----------
  Investing Activities:
    Acquisitions, net of cash acquired
      (Note 3)                             (366,317)    (330,698)    (173,764)
    Purchases of available-for-sale
      investments                        (1,644,094)    (570,064)    (748,879)
    Purchases of long-term held-to-
      maturity investments                        -      (22,300)           -
    Proceeds from sale and maturities of
      available-for-sale investments        835,935      617,145      495,361
    Purchases of property, plant, and
      equipment                            (124,541)     (64,016)     (65,525)
    Proceeds from sale of property,
      plant, and equipment                   10,500        5,702       21,391
    Increase in other assets                (26,144)     (19,750)      (7,097)
    Decrease in net restricted funds              -            -       23,420
    Other                                     3,385         (147)        (565)
                                        -----------  -----------  -----------
  Net cash used in investing activities $(1,311,276) $  (384,128) $  (455,658)
                                        -----------  -----------  -----------
                                        6PAGE

  Thermo Electron Corporation                       1996 Financial Statements

  (In thousands)                               1996         1995          1994
  ----------------------------------------------------------------------------
  Financing Activities:
    Net proceeds from issuance of
      long-term obligations (Note 5)    $   953,376  $   203,387  $   368,620
    Repayment and repurchase of
      long-term obligations                 (63,793)     (18,012)     (27,176)
    Net proceeds from issuance of
      Company and subsidiary common
      stock (Note 9)                        303,954      173,326       60,601
    Purchases of subsidiary common
      stock                                (140,903)     (97,789)    (101,481)
    Increase (decrease) in short-
      term notes payable                    (13,391)       1,438       16,683
    Other                                    (1,279)        (226)         987
                                        -----------  -----------  -----------
  Net cash provided by financing
    activities                            1,037,964      262,124      318,234
                                        -----------  -----------  -----------
  Exchange Rate Effect on Cash                  350        2,764        1,915
                                        -----------  -----------  -----------
  Increase (Decrease) in Cash and
    Cash Equivalents                        (48,457)      79,856       57,016
  Cash and Cash Equivalents at
    Beginning of Year                       462,861      383,005      325,989
                                        -----------  -----------  -----------
  Cash and Cash Equivalents at End
    of Year                             $   414,404  $   462,861  $   383,005
                                        ===========  ===========  ===========

  See Note 12 for supplemental cash flow information.

  The accompanying notes are an integral part of these consolidated financial statements.





                                        7PAGE

    Thermo Electron Corporation                     1996 Financial Statements

               Consolidated Statement of Shareholders' Investment

    (In thousands)                           1996          1995       1994
    ----------------------------------------------------------------------
    Common Stock, $1 Par Value
      Balance at beginning of year     $   89,006    $   53,558 $   50,484
      Issuance of stock under employees'
        and directors' stock plans            892           571        153
      Conversions of convertible
        obligations                        13,449         6,047      2,921
      Acquisition through pooling-
        of-interests (Note 3)                   -         1,143          -
      Effect of three-for-two stock
        splits                             46,650        27,687          -
                                       ----------    ---------- ----------
      Balance at end of year              149,997        89,006     53,558
                                       ----------    ---------- ----------
    Capital in Excess of Par Value
      Balance at beginning of year        614,363       493,058    474,193
      Issuance of stock under employees'
        and directors' stock plans          8,172         5,293      2,429
      Tax benefit related to employees'
        and directors' stock plans         12,821         9,666          -
      Conversions of convertible
        obligations                       254,842       150,787     63,013
      Acquisition through pooling-
        of-interests (Note 3)                   -        17,888          -
      Effect of three-for-two stock
        splits                            (46,650)      (27,687)         -
      Effect of majority-owned
        subsidiaries' equity
        transactions                      (41,755)      (34,642)   (46,577)
                                       ----------    ---------- ----------
      Balance at end of year              801,793       614,363    493,058
                                       ----------    ---------- ----------
    Retained Earnings
      Balance at beginning of year        604,496       472,396    367,685
      Net income                          190,816       139,582    104,711
      Acquisition through pooling-
        of-interests (Note 3)                   -        (6,645)         -
      Net loss of SensorMedics
        Corporation for the quarter
        ended December 30, 1995
        (Note 3)                                -          (837)         -
                                       ----------    ---------- ----------
      Balance at end of year           $  795,312    $  604,496 $  472,396
                                       ----------    ---------- ----------


                                        8PAGE

    Thermo Electron Corporation                     1996 Financial Statements

    (In thousands)                           1996          1995        1994
    -----------------------------------------------------------------------
    Treasury Stock
      Balance at beginning of year     $     (536)   $   (1,631) $   (1,212)
      Activity under employees' and
        directors' stock plans                (34)        1,095        (419)
                                       ----------    ----------  ----------
      Balance at end of year                 (570)         (536)     (1,631)
                                       ----------    ----------  ----------
    Cumulative Translation Adjustment
      Balance at beginning of year            608        (3,557)    (13,591)
      Translation adjustment               (1,112)        4,193      10,034
      Acquisition through pooling-of-
        interests (Note 3)                      -           (28)          -
                                       ----------    ----------  ----------
      Balance at end of year                 (504)          608      (3,557)
                                       ----------    ----------  ----------
    Deferred Compensation
      Balance at beginning of year         (2,271)       (2,657)     (3,839)
      Amortization of deferred
        compensation                          296           386       1,182
      ESOP II loan repayment (Note 4)       1,917             -           -
                                       ----------    ----------  ----------
      Balance at end of year                  (58)       (2,271)     (2,657)
                                       ----------    ----------  ----------
    Net Unrealized Gain (Loss) on
      Available-for-sale Investments
      Balance at beginning of year          4,063        (3,681)          -
      Effect of change in accounting
        principle (Note 2)                      -             -       2,868
      Change in net unrealized gain
        (loss) on available-for-sale
        investments (Note 2)                4,336         7,744      (6,549)
                                       ----------    ----------  ----------
      Balance at end of year                8,399         4,063      (3,681)
                                       ----------    ----------  ----------
    Total Shareholders' Investment     $1,754,369    $1,309,729  $1,007,486
                                       ==========    ==========  ==========


    The accompanying notes are an integral part of these consolidated financial statements.

                                        9PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Significant Accounting Policies

    Nature of Operations
        Thermo Electron Corporation and its subsidiaries (the Company) develop, manufacture, and market environmental monitoring and analysis instruments; biomedical products including heart-assist devices, respiratory-care equipment, and mammography systems; paper-recycling and papermaking equipment; alternative-energy systems; industrial process equipment; and other specialized products. The Company also provides environmental, laboratory, and metallurgical services and conducts advanced-technology research and development.

    Principles of Consolidation
        The accompanying consolidated financial statements include the accounts of Thermo Electron and its majority- and wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated. Majority-owned public subsidiaries consist of Thermedics Inc., Thermo Instrument Systems Inc., Thermo TerraTech Inc., Thermo Power Corporation, ThermoTrex Corporation, Thermo Fibertek Inc., and Thermo Ecotek Corporation. Thermo Cardiosystems Inc., Thermo Voltek Corp., Thermo Sentron Inc., and Thermedics Detection Inc. are majority-owned, public subsidiaries of Thermedics. ThermoSpectra Corporation, ThermoQuest Corporation, Thermo Optek Corporation, and Thermo BioAnalysis Corporation are majority-owned, public subsidiaries of Thermo Instrument. Thermo Remediation Inc. is a majority-owned, public subsidiary of Thermo TerraTech. ThermoLase Corporation and Trex Medical Corporation are majority-owned, public subsidiaries of ThermoTrex. Thermo Fibergen Inc. is a majority-owned, public subsidiary of Thermo Fibertek. Metrika Systems Corporation is a majority-owned, privately held subsidiary of Thermo Instrument. Thermo EuroTech N.V. is a majority-owned, privately held subsidiary of Thermo TerraTech. ThermoLyte Corporation is a majority-owned, privately held subsidiary of Thermo Power. The Company accounts for investments in businesses in which it owns between 20% and 50% using the equity method.

    Fiscal Year
        The Company has adopted a fiscal year ending the Saturday nearest December 31. References to 1996, 1995, and 1994 are for the fiscal years ended December 28, 1996, December 30, 1995, and December 31, 1994, respectively.

    Revenue Recognition
        For the majority of its operations, the Company recognizes revenues upon shipment of its products, or upon completion of services it renders. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. Deferred revenue in the accompanying balance sheet consists primarily of unearned revenue on service contracts. Substantially all of the deferred revenue in the accompanying 1996 balance sheet will be recognized within one year. Revenues and profits on substantially all contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $421.1 million in 1996, $472.0

                                       10PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Significant Accounting Policies (continued)

    million in 1995, and $319.8 million in 1994. The percentage of completion is determined by relating either the actual costs or actual labor incurred to date to management's estimate of total costs or total labor, respectively, to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.
    Gain on Issuance of Stock by Subsidiaries
        At the time a subsidiary sells its stock to unrelated parties at a price in excess of its book value, the Company's net investment in that subsidiary increases. If at that time the subsidiary is an operating entity and not engaged principally in research and development, the Company records the increase as a gain.
        If gains have been recognized on issuances of a subsidiary's stock and shares of the subsidiary are subsequently repurchased by the subsidiary, by the subsidiary's parent, or by the Company, gain recognition does not occur on issuances subsequent to the date of a repurchase until such time as shares have been issued in an amount equivalent to the number of repurchased shares. Such transactions are reflected as equity transactions, and the net effect of these transactions is reflected in the accompanying statement of shareholders' investment as the effect of majority-owned subsidiaries' equity transactions.

    Stock-based Compensation Plans
        The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 4). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

    Income Taxes
        In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return. Earnings per Share
        Primary earnings per share has been computed based on the weighted average number of shares outstanding during the year. Because the effect of the assumed exercise of the Company's stock options would be

                                       11PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Significant Accounting Policies (continued)

    immaterial, they have been excluded from the primary earnings per share calculation. Fully diluted earnings per share has been computed assuming the conversion of the Company's convertible obligations and elimination of the related interest expense, as well as the exercise of stock options and their related income tax effects.

    Stock Splits
        All share and per share information, except as noted below, has been restated to reflect three-for-two stock splits, effected in the form of 50% stock dividends, which were distributed in June 1996 and May 1995. Share information in the accompanying 1995 balance sheet has not been restated for the stock split distributed in June 1996.

    Cash and Cash Equivalents
        Cash equivalents consists principally of U.S. government agency securities, corporate notes, commercial paper, money market funds, and other marketable securities purchased with an original maturity of three months or less. These investments are carried at cost, which approximates market value.

    Inventories
        Inventories are stated at the lower of cost (on a first-in, first-out or weighted average basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

    (In thousands)                                        1996        1995
    ----------------------------------------------------------------------
    Raw materials and supplies                        $236,297   $175,346
    Work in process                                     80,614     72,768
    Finished goods                                     116,049     84,672
                                                      --------   --------
                                                      $432,960   $332,786
                                                      ========   ========

    Property, Plant, and Equipment
        The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 5 to 40 years; alternative-energy and waste-recycling facilities, 5 to 25 years; machinery and equipment, 2 to 20 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset.



                                       12PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Significant Accounting Policies (continued)

        Property, plant, and equipment consists of the following:

    (In thousands)                                       1996         1995
    ----------------------------------------------------------------------
    Land                                           $   55,430   $   47,848
    Buildings                                         206,406      175,165
    Alternative-energy and waste-recycling
      facilities                                      247,361      382,257
    Machinery, equipment, and leasehold
      improvements                                    500,992      372,546
                                                   ----------   ----------
                                                    1,010,189      977,816
    Less: Accumulated depreciation and
          amortization                                305,742      262,228
                                                   ----------   ----------
                                                   $  704,447   $  715,588
                                                   ==========   ==========

    Other Assets
        Other assets in the accompanying balance sheet includes the costs of acquired trademarks, patents, product technology, and other specifically identifiable intangible assets. These assets are being amortized using the straight-line method over their estimated useful lives, which range from 3 to 20 years. These assets were $39.9 million and $39.5 million, net of accumulated amortization of $38.0 million and $31.5 million, at year-end 1996 and 1995, respectively.

    Cost in Excess of Net Assets of Acquired Companies
        The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method principally over 40 years. Accumulated amortization was $96.4 million and $65.6 million at year-end 1996 and 1995, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

    Common Stock of Subsidiaries Subject to Redemption
        In March 1995, ThermoLyte sold 1,845,000 units, each unit consisting of one share of ThermoLyte common stock and one redemption right, at $10.00 per unit, for net proceeds of $17.3 million. Holders of the common stock issued in the offering will have the option to require ThermoLyte to redeem, in December 1998 or 1999, any or all of their shares at $10.00 per share.
        In September 1996, Thermo Fibergen sold 4,715,000 units, each unit consisting of one share of Thermo Fibergen common stock and one redemption right, at $12.75 per unit, for net proceeds of $55.8 million. The common stock and redemption rights began trading separately on December 13, 1996. Holders of a redemption right have the option to require Thermo Fibergen to redeem, in September 2000 and 2001, one share

                                       13PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Significant Accounting Policies (continued)

    of Thermo Fibergen common stock at $12.75 per share. The redemption rights carry terms that generally provide for their expiration if the closing price of Thermo Fibergen's common stock exceeds $19 1/8 for 20 of any 30 consecutive trading days prior to September 2001.
        The difference between the redemption value and the original carrying amount of common stock of subsidiaries subject to redemption is accreted over the period through the first redemption period. The accretion is charged to minority interest expense in the accompanying statement of income. The redemption rights are guaranteed on a subordinated basis by the Company.

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

    Use of Estimates
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Presentation
        Certain amounts in 1995 and 1994 have been reclassified to conform to the presentation in the 1996 financial statements. The historical information for 1995 has been restated to reflect the June 1996 acquisition of SensorMedics Corporation, which has been accounted for under the pooling-of-interests method (Note 3). The historical financial information for periods prior to 1995 has been restated to reflect the March 1995 acquisition of Coleman Research Corporation, which has been accounted for under the pooling-of-interests method (Note 3).

    2.  Available-for-sale and Held-to-maturity Investments

        Effective January 2, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with SFAS No. 115, certain of the Company's debt and marketable equity securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded currently as a component of shareholders' investment titled "Net unrealized gain (loss) on available-for-sale investments." Effect of change in accounting principle in the

                                       14PAGE

   Thermo Electron Corporation                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

   2.  Available-for-sale and Held-to-maturity Investments (continued)

   accompanying 1994 statement of shareholders' investment represents the unrealized gain, net of related tax effects, pertaining to available-for-sale investments held by the Company on January 2, 1994.
       The aggregate market value, cost basis, and gross unrealized gains and losses of short- and long-term available-for-sale investments by major security type are as follows:

                                                           Gross        Gross
                               Market         Cost    Unrealized   Unrealized
   (In thousands)               Value        Basis         Gains       Losses
   --------------------------------------------------------------------------
   1996
   Government agency
     securities            $  804,852   $  804,142   $      761   $      (51)
   Corporate bonds            581,804      581,424          482         (102)
   Other                      114,032      101,498       12,855         (321)
                           ----------   ----------   ----------   ----------
                           $1,500,688   $1,487,064   $   14,098   $     (474)
                           ==========   ==========   ==========   ==========
   1995
   Government agency
     securities            $  367,208   $  366,659   $      574   $      (25)
   Corporate bonds            194,628      192,422        2,223          (17)
   Tax-exempt securities       16,275       16,247           28            -
   Other                       77,536       73,923        3,885         (272)
                           ----------   ----------   ----------   ----------
                           $  655,647   $  649,251   $    6,710   $     (314)
                           ==========   ==========   ==========   ==========

       Short- and long-term available-for-sale investments in the accompanying 1996 balance sheet include equity securities of $34.4 million, debt securities of $1,212.3 million with contractual maturities of one year or less, debt securities of $252.4 million with contractual maturities of more than one year through five years, and debt securities of $1.6 million with contractual maturities of more than five years. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call options that enable either the Company, the issuer, or both to redeem these securities at an earlier date.
       The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains and losses recorded in the accompanying statement of income. The net gain on sale of investments resulted from gross realized gains of $11.2 million, $9.8 million, and $6.7 million and gross realized losses of $1.4 million, $0.5 million, and $1.8 million in 1996, 1995, and 1994, respectively, relating to the sale of available-for-sale investments.

                                       15PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    2.  Available-for-sale and Held-to-maturity Investments (continued)

        Held-to-maturity investments in the accompanying balance sheet represents investments in U.S. treasury bonds that mature in February and May 1998. It is the Company's intent to hold these securities to maturity.

    3.  Acquisitions

        In June 1996, the Company acquired SensorMedics in exchange for 1,289,781 shares of the Company's common stock, including 156,590 shares reserved for issuance upon exercise of assumed stock options and warrants. SensorMedics manufactures systems for pulmonary function and sleep-disorder diagnosis, as well as high-frequency ventilation for pediatric and neonatal care. SensorMedics also manufactures and markets respiratory-gas analyzers, physiological testing equipment and recorders, and pulse oximeters. The acquisition has been accounted for under the pooling-of-interests method.
        In March 1995, the Company acquired Coleman Research in exchange for 6,003,336 shares of the Company's common stock, including 304,292 shares reserved for issuance upon exercise of assumed stock options. Coleman Research provides systems integration, systems engineering, and analytical services to government and commercial customers in the fields of information technology, energy, the environment, software engineering, launch systems, advanced radar and imaging, and health systems. The acquisition has been accounted for under the pooling-of-interests method.
        Historical financial information presented for 1995 and 1994 has been restated to include the acquisitions of SensorMedics and Coleman Research, respectively. Revenues and net income (loss) for 1995 and 1994, as previously reported by the separate entities prior to the acquisitions and as restated for the combined Company, are as follows:

    (In thousands)                                       1995           1994
    ------------------------------------------------------------------------
    Revenues:
      Previously reported                         $2,207,417      $1,585,348
      SensorMedics                                    62,874               -
      Coleman Research                                     -         143,843
                                                  ----------      ----------
                                                  $2,270,291      $1,729,191
                                                  ==========      ==========

    Net Income (Loss):
      Previously reported                         $  140,080      $  103,410
      SensorMedics                                      (498)              -
      Coleman Research                                     -           1,301
                                                  ----------      ----------
                                                  $  139,582      $  104,711
                                                  ==========      ==========


                                       16PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    3.  Acquisitions (continued)

        All historical financial information has been restated to include the acquisition of Coleman Research. Historical information for periods prior to 1995 has not been restated to include SensorMedics due to immateriality. The 1995 financial information combines the September 30 fiscal year-end financial information of SensorMedics and the calendar year-end financial information of the Company. SensorMedics' revenues and net loss of $14,769,000 and $837,000, respectively, for the three months ended December 30, 1995, have not been included in the combined 1995 statement of income.
        On March 29, 1996, Thermo Instrument completed the acquisition of a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc (Fisons), a wholly owned subsidiary of Rhone-Poulenc Rorer Inc., for approximately 123.5 million British pounds sterling in cash (approximately $188.9 million) and the assumption of approximately 30.8 million British pounds sterling of indebtedness (approximately $47.2 million). The purchase price is subject to post-closing adjustments equal to the amounts by which the net tangible assets and net debt of the acquired businesses on the closing date are greater or less than certain target amounts agreed to by the parties. Thermo Instrument and Fisons are attempting to agree on the required adjustment to the purchase price based on their respective calculations of the net tangible assets of the acquired businesses. If the parties are unable to reach agreement, a firm of independent public accountants will be appointed to determine the adjustment. Any adjustment would affect the purchase price allocation, including the amount allocated to cost in excess of net assets of acquired companies.
        In 1996, in addition to the acquisitions of SensorMedics and the Fisons businesses, the Company and its majority-owned subsidiaries made several other acquisitions for an aggregate of $194.8 million in cash, the issuance of common stock of the Company and its majority-owned subsidiaries valued at $2.4 million, and the issuance of $26.6 million in debt, subject to post-closing adjustments. In 1995, in addition to the acquisition of Coleman Research, the Company and its majority-owned subsidiaries made several other acquisitions for an aggregate of $339.1 million in cash, the issuance of common stock and stock options of the Company's majority-owned subsidiaries valued at $19.0 million, and the issuance of $22.3 million in debt. In 1994, the Company and its majority-owned subsidiaries made several acquisitions for an aggregate of $174.3 million in cash.
        These acquisitions, except for SensorMedics and Coleman Research, have been accounted for using the purchase method of accounting, and the acquired companies' results have been included in the accompanying financial statements from their respective dates of acquisition. The aggregate cost of these acquisitions exceeded the estimated fair value of the acquired net assets by $696.7 million, which is being amortized principally over 40 years. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired and, for acquisitions completed in 1996, is subject to adjustment upon finalization of the purchase price allocation. Pro forma data is not presented since the acquisitions were not material to the Company's results of operations.
                                       17PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    3.  Acquisitions (continued)

        In connection with the acquisition of a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons, Thermo Instrument has undertaken a restructuring of the acquired businesses. In accordance with the requirements of Emerging Issues Task Force Pronouncement (EITF) 95-3, Thermo Instrument is in the process of completing a plan that includes reductions in staffing levels, abandonment of excess facilities, and other costs associated with exiting certain activities of the acquired businesses. As part of the cost of the acquisition, Thermo Instrument established reserves totaling $38.1 million for estimated severance, excess facilities, and other exit costs associated with the acquisition, $19.0 million of which was expended during 1996, primarily for severance. Unresolved matters at year-end 1996 include completing the identification of specific employees for termination and locations to be abandoned or consolidated, among other decisions concerning the integration of the acquired businesses into Thermo Instrument. In accordance with EITF 95-3, finalization of Thermo Instrument's plan for restructuring the acquired businesses will not occur beyond one year from the date of the acquisition. Any changes in estimates of these costs prior to such finalization will be recorded as adjustments to cost in excess of net assets of acquired companies.

    4.  Employee Benefit Plans

    Stock-based Compensation Plans

    Stock Option Plans
    ------------------
        The Company has stock-based compensation plans for its key employees, directors, and others, which permit the award of stock-based incentives in the stock of the Company and its majority-owned subsidiaries. The Company has a nonqualified stock option plan, adopted in 1974, and an incentive stock option plan, adopted in 1981, which permit the award of stock options to key employees. The incentive stock option plan expired in 1991, and no grants were made after that date. An equity incentive plan, adopted in 1989, permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. To date, only nonqualified stock options have been awarded under this plan. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options presently outstanding under these plans are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a five to ten year period, depending on the term of the option, which generally ranges from seven to twelve years. Certain options have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. In addition, under certain options, shares acquired upon exercise are restricted from resale until retirement or other events. Nonqualified options are generally granted at fair market value, although the Board Committee has
                                       18PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Employee Benefit Plans (continued)

    discretion to grant options at a price at or above 85% of the fair market value on the date of grant. Incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. Generally, stock options have been granted at fair market value. The Company also has a directors' stock option plan, adopted in 1993, that provides for the annual grant of stock options of the Company and its majority-owned subsidiaries to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and expire three to seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in stock-based compensation plans of the Company's majority-owned subsidiaries.

    Employee Stock Purchase Plan
    ----------------------------
        Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase plan sponsored by the Company. Under this plan, shares of the Company's common stock can be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, shares of the Company's common stock could be purchased at 85% of the fair market value at the beginning of the period, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. Participants of employee stock purchase programs sponsored by the Company's majority-owned public subsidiaries may also elect to purchase shares of the common stock of the subsidiary by which they are employed under the same general terms described above. During 1996, 1995, and 1994, the Company issued 285,448 shares, 330,444 shares, and 218,754 shares, respectively, of its common stock under this plan.

    Employee Stock Ownership Plan
    -----------------------------
        The Company's Employees Stock Ownership Plan (ESOP) was split into two plans effective December 31, 1994: ESOP I and ESOP II. The ESOP I covers eligible full-time U.S. employees of the Company's corporate office and its wholly owned subsidiaries. The ESOP II, terminated effective December 31, 1994, covered employees of certain of the Company's majority-owned subsidiaries. The Company loaned funds to the ESOP to purchase shares of common stock of the Company and its majority-owned subsidiaries. The shares purchased by the ESOP were recorded as deferred compensation in the accompanying balance sheet. The loan to the ESOP II was repaid in full in 1996. The loan repayment was recorded as a reduction in deferred compensation in the accompanying balance sheet. Annual contributions are made by the Company to the ESOP I, and, through December 31, 1994, were made to the ESOP II. Contributions are recorded as expense in the accompanying statement of income. Shares are allocated to the plan participants based on employee compensation. For these plans, the Company charged to expense $0.2 million, $0.3 million, and $1.1 million in 1996, 1995, and 1994, respectively.
                                       19PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Employee Benefit Plans (continued)

    Pro Forma Stock-based Compensation Expense
        In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards in 1996 and 1995 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income and earnings per share would have been as follows:

    (In thousands except per share amounts)                1996         1995
    ------------------------------------------------------------------------
    Net income:
      As reported                                      $190,816     $139,582
      Pro forma                                         181,880      137,587
    Primary earnings per share:
      As reported                                          1.35         1.10
      Pro forma                                            1.29         1.09
    Fully diluted earnings per share:
      As reported                                          1.22          .97
      Pro forma                                            1.17          .96

        Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
        The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                          1996         1995
    -----------------------------------------------------------------------
    Volatility                                             24%          24%
    Risk-free interest rate                               6.1%         6.0%
    Expected life of options                         5.2 years    5.0 years

        The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                       20PAGE

Thermo Electron Corporation                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

4.  Employee Benefit Plans (continued)

Stock Option Activity
    A summary of the Company's stock option activity is as follows:

                            1996               1995                  1994
                     -----------------   -----------------   ------------------
                              Weighted            Weighted             Range of
                     Number    Average   Number    Average   Number      Option
(Shares in               of   Exercise       of   Exercise       of      Prices
thousands)           Shares      Price   Shares      Price   Shares   per Share
-------------------------------------------------------------------------------
Options outstanding,                                                     $ 3.23-
  beginning of year   8,302     $17.46    7,878     $14.92    6,663      $18.81
    Assumed upon
      acquisition
      of Sensor-
      Medics            150      14.97        -          -        -           -
    Assumed upon
      acquisition
      of Coleman          -          -      304       5.65        -           -
                                                                          17.19-
    Granted           1,183      39.03    1,330      27.85    1,641       20.05
                                                                           4.10-
    Exercised        (1,125)     10.71   (1,099)      8.69     (315)      13.91
                                                                           5.13-
    Forfeited           (89)     26.97     (111)     16.67     (111)      18.39
                     ------              ------               -----
Options outstanding,                                                     $ 3.23-
  end of year         8,421     $21.24    8,302     $17.46    7,878      $20.05
                     ======     ======   ======     ======    =====      ======
                                                                         $ 3.23-
Options exercisable   8,406     $21.23    8,262     $17.51    7,878      $20.05
                     ======     ======   ======     ======    =====      ======
Options available
  for grant           1,291               2,397               3,627
                     ======              ======               =====
Weighted average
  fair value per
  share of options
  granted during
  year                          $13.03              $ 9.39
                                ======              ======


                                       21PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Employee Benefit Plans (continued)

        A summary of the status of the Company's stock options at December 28, 1996, is as follows:

                                                   Options Outstanding
                                             -------------------------------
                                                         Weighted
                                                          Average   Weighted
                                             Number     Remaining    Average
    Range of                                     of   Contractual   Exercise
    Exercise Prices                          Shares          Life      Price
    ------------------------------------------------------------------------
    (Shares in thousands)

    $ 5.55 - $10.70                             365     1.1 years    $ 8.63
     10.71 -  21.39                           5,642     6.8 years     16.86
     21.40 -  32.09                             884     6.2 years     26.08
     32.10 -  42.79                           1,530     8.8 years     37.63
                                              -----

    $ 5.55 - $42.79                           8,421     6.9 years    $21.24
                                              =====

        The information disclosed above for options outstanding at December 28, 1996, does not differ materially for options exercisable.

    401(k) Savings Plan
        The Company's 401(k) savings plan covers the majority of the Company's eligible full-time U.S. employees. Contributions to the plan are made by both the employee and the Company. Company contributions are based on the level of employee contributions. For this plan, the Company contributed and charged to expense $10.1 million, $7.6 million, and $6.6 million in 1996, 1995, and 1994, respectively.

    Other Retirement Plans
        Certain of the Company's subsidiaries offer retirement plans, separate from the Company's 401(k) savings plan. These retirement plans cover approximately 20% of the Company's U.S. employees. The majority of these subsidiaries offer 401(k) savings plans; however, one subsidiary offers a money purchase plan, and two subsidiaries offer profit-sharing plans. Company contributions to the 401(k) savings plans are based on the level of employee contributions. Company contributions to the money purchase plan and profit-sharing plans are based on formulas determined by the Company. For these plans, the Company contributed and charged to expense $8.8 million, $8.2 million, and $5.8 million in 1996, 1995, and 1994, respectively.

                                       22PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    5.  Long-term Obligations and Other Financing Arrangements

        Long-term obligations of the Company are as follows:

    (In thousands except per share amounts)              1996          1995
    ------------------------------------------------------------------------
    5% Senior convertible debentures,
      due 2001, convertible at $21.00 per share    $  175,216    $  309,000
    4 5/8% Senior convertible debentures,
      due 1997, convertible at $14.33 per share             -        82,325
    4 1/4% Subordinated convertible debentures,
      due 2003, convertible at $37.80 per share       585,000             -
    4 7/8% Subordinated convertible debentures,
      due 1997, convertible at $14.33 per share             -        55,000
    4 1/2% Senior convertible debentures,
      due 2003, convertible into shares
      of Thermo Instrument at $43.07 per share        172,500             -
    3 3/4% Senior convertible debentures,
      due 2000, convertible into shares of
      Thermo Instrument at $16.93 per share            22,281        67,600
    6 5/8% Subordinated convertible debentures,
      due 2001, convertible into shares of
      Thermo Instrument at $9.38 per share                  -        22,275
    5% Subordinated convertible debentures,
      due 2000, convertible into shares of
      ThermoQuest at $16.50 per share                  86,250        86,250
    5% Subordinated convertible debentures,
      due 2000, convertible into shares of
      Thermo Optek at $14.85 per share                 86,250        86,250
    4 7/8% Subordinated convertible debentures,
      due 2000, convertible into shares of
      Thermo Remediation at $17.92 per share           34,950        34,950
    Noninterest-bearing subordinated convertible
      debentures due 2003, convertible into
      shares of Thermedics at $32.68 per share         65,000             -
    6 1/2% Subordinated convertible debentures,
      due 1998, convertible into shares of
      Thermedics at $10.42 per share                        -         8,037
    Noninterest-bearing subordinated convertible
      debentures, due 1997, convertible into shares
      of Thermo Cardiosystems at $14.49 per share       3,755        11,642
    3 3/4% Subordinated convertible debentures,
      due 2000, convertible into shares of Thermo
      Voltek at $7.83 per share                         9,345        25,240
    4 5/8% Subordinated convertible debentures,
      due 2003, convertible into shares of
      Thermo TerraTech at $15.90 per share            111,850             -
    6 1/2% Subordinated convertible debentures,
      due 1997, convertible into shares of
      Thermo TerraTech at $10.33 per share              8,620        13,432

                                       23PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    5.  Long-term Obligations and Other Financing Arrangements (continued)

    (In thousands except per share amounts)              1996          1995
    ------------------------------------------------------------------------
    Noninterest-bearing subordinated convertible
      debentures, due 2001, convertible into
      shares of Thermo Ecotek at $13.56 per share  $   22,205    $        -
    8.1% Nonrecourse tax-exempt obligation,
      payable in semiannual installments, with
      final payment in 2000                            51,200        59,100
    6.0% Nonrecourse tax-exempt obligation,
      payable in semiannual installments, with
      final payment in 2000                            43,500        49,700
    Tax-exempt obligations                                  -       132,047
    Other                                             113,289       104,476
                                                   ----------    ----------
                                                    1,591,211     1,147,324
    Less: Current maturities                           40,869        29,247
                                                   ----------    ----------
                                                   $1,550,342    $1,118,077
                                                   ==========    ==========

        The debentures that are convertible into subsidiary common stock have been issued by the respective subsidiaries and are guaranteed by the Company, on a subordinated basis in most cases.
        In lieu of issuing all or a portion of Thermo Instrument's common stock upon conversion of the 4 1/2% senior convertible debentures due 2003 issued by Thermo Instrument, Thermo Instrument has the option to deliver shares of the Company's common stock with an aggregate value equal to the market value of Thermo Instrument's common stock otherwise issuable upon such conversion. The Company has agreed to sell at market prices such number of shares of its common stock to Thermo Instrument as may be required to exercise such option.
        In the event of a change in control of the Company (as defined in the related fiscal agency agreement) that has not been approved by the continuing members of the Company's Board of Directors, each holder of the 5% and 4 1/4% convertible debentures issued by the Company will have the right to require the Company to buy all or part of the holder's debentures, at par value plus accrued interest, within 50 calendar days after the date of expiration of a specified approval period. In addition, certain of the obligations convertible into subsidiary common stock become exchangeable for common stock of the Company at an exchange price equal to 50% of the average price of the Company's common stock for the 30 trading days preceding the change in control.
        Nonrecourse tax-exempt obligations represent obligations issued by the California Pollution Control Financing Authority (CPCFA), the proceeds of which were used to finance two alternative-energy facilities (Delano I and Delano II) located in Delano, California. The obligations are payable only by a subsidiary of Thermo Ecotek and are not guaranteed by the Company, except under limited circumstances. As required by the financing bank group, Thermo Ecotek entered into interest rate swap agreements that effectively convert these obligations from floating rates

                                       24PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    5.  Long-term Obligations and Other Financing Arrangements (continued)

    to the fixed rates described above. These swaps have terms expiring in 2000, commensurate with the final maturity of the debt. During 1996 and 1995, the average variable rate received under the interest rate swap agreements was 3.5% and 3.8%, respectively.
        Tax-exempt obligations in the accompanying 1995 balance sheet represent obligations issued by the CPCFA in January 1992, the proceeds of which were used to finance the construction of a waste-recycling facility in San Diego County, California. This facility was sold during 1996 and the buyer assumed obligations under the outstanding debt. Of these tax-exempt obligations, $93 million carried fixed rates of interest ranging from 7.2% to 8.5%, and $39 million carried a floating rate of interest that varied weekly based on short-term, tax-exempt markets. The interest rate ranged from 3.9% to 6.7% in 1996 and 4.3% to 7.5% in 1995.
        The annual requirements for long-term obligations are as follows:

                   (In thousands)
                   -----------------------------------------
                   1997                          $   40,869
                   1998                              95,730
                   1999                              40,596
                   2000                             268,890
                   2001                             199,521
                   2002 and thereafter              945,605
                                                 ----------
                                                 $1,591,211
                                                 ==========

        See Note 13 for fair value information pertaining to the Company's long-term obligations.
        Notes payable and current maturities of long-term obligations in the accompanying balance sheet includes $112.9 million and $83.0 million in 1996 and 1995, respectively, of short-term bank borrowings by certain of the Company's subsidiaries. The weighted average interest rate for these borrowings was 5.4% at year-end 1996 and 1995.

    6.  Commitments and Contingencies

    Operating Leases
        The Company leases portions of its office and operating facilities under various operating lease arrangements. The accompanying statement of income includes expenses from operating leases of $48.0 million, $31.9 million, and $24.3 million in 1996, 1995, and 1994, respectively. Future minimum payments due under noncancelable operating leases at December 28, 1996, are $42.2 million in 1997; $34.5 million in 1998; $27.6 million in 1999; $24.1 million in 2000; $21.7 million in 2001; and $86.8 million in 2002 and thereafter. Total future minimum lease payments are $236.9 million.

                                       25PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    6.  Commitments and Contingencies (continued)

    Litigation and Related Contingencies
        In a lawsuit relating to the Company's waste-recycling facility in San Diego County, California, a third party, from which the Company acquired certain development rights, alleges that fees totaling $7.9 million plus interest from 1992 and legal costs are due and payable by the Company in connection with construction of the facility. The third party also alleges tort claims for conversion and intentional interference with contractual relations and seeks punitive damages under such claims. The Company contends that no additional fees are payable because the facility actually built was substantially different from the one contemplated in the agreement with the third-party developer. The trial is expected to occur during 1997. During 1996, the Company sold the waste-recycling facility.
        The Company has been sued by third-party developers of an alternative-energy facility, constructed by the Company and its subcontractors in 1988 and 1989 and leased and operated by a partnership including Thermo Ecotek. The third-party developers seek $25 million in damages for alleged misrepresentation, breach of contract, and other causes of action. The dispute arises out of the development, construction, and subsequent operating performance of the facility.
        ThermoTrex is a defendant in a lawsuit brought by Fischer Imaging Corporation, which alleges that the prone breast-biopsy systems of the Lorad division of ThermoTrex's Trex Medical subsidiary infringe a Fischer patent on a precision mammographic needle-biopsy system. Lorad's cumulative revenues from this product totaled approximately $73.8 million through December 28, 1996.
        In December 1996, five employees of Thermo Instrument's Epsilon Industrial Inc. subsidiary commenced an arbitration proceeding alleging that Epsilon, Thermo Instrument, and certain affiliates of Thermo Instrument breached the terms of certain agreements entered into with such employees at the time that a predecessor of Epsilon acquired the assets and business of a company formerly owned by such employees. The employees are claiming damages of $36 million resulting from the alleged failure of Thermo Instrument and its affiliates to use best efforts to develop and promote certain products acquired at that time.
        The Company intends to vigorously defend these matters. In the opinion of management, the ultimate liability for all such matters, together with the liability for all other pending legal proceedings, asserted legal claims, and known potential legal claims that are probable of assertion, will not be material to the Company's financial position, but could materially affect the results of operations or cash flows for a particular quarter or annual period.

    7.  Common Stock

        At December 28, 1996, the Company had reserved 42,886,567 unissued shares of its common stock for possible issuance under stock-based compensation plans, for possible conversion of the Company's convertible debentures, and for possible exchange of certain subsidiaries' convertible obligations into common stock of the Company. Certain of the subsidiaries' obligations are exchangeable into common stock of the

                                       26PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    7.  Common Stock (continued)

    Company in the event of a change in control (as defined in the related fiscal agency agreement) that has not been approved by the continuing members of the Company's Board of Directors (Note 5). The exchange price would be equal to 50% of the average price of the Company's common stock for the 30 trading days preceding the change in control.
        In January 1996, the Company redeemed the share purchase rights outstanding under its previously existing shareholder rights plan for $.02 per right, or $.006 per share of the Company's common stock outstanding. Simultaneously with this redemption, the Company distributed rights under a new shareholder rights plan adopted by the Company's Board of Directors to holders of outstanding shares of the Company's common stock. Each right entitles the holder to purchase one ten-thousandth of a share of Series B Junior Participating Preferred Stock, $100 par value, at a purchase price of $250 per share, subject to adjustment. The rights will not be exercisable until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (the Stock Acquisition Date), or (ii) 10 business days following the commencement of a tender offer or exchange offer for 15% or more of the outstanding shares of common stock.
        In the event that a person becomes the beneficial owner of 15% or more of the outstanding shares of common stock, except pursuant to an offer for all outstanding shares of common stock approved by the outside Directors, each holder of a right (except for the Acquiring Person) will thereafter have the right to receive, upon exercise, that number of shares of common stock that equals the exercise price of the right divided by one half of the current market price of the common stock. In the event that, at any time after any person has become an Acquiring Person, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or its common stock is changed or exchanged (other than a merger that follows an offer approved by the outside Directors), or
    (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a right (except for the Acquiring Person) shall thereafter have the right to receive, upon exercise, the number of shares of common stock of the acquiring company that equals the exercise price of the right divided by one half of the current market price of such common stock.
        At any time until 10 days following the Stock Acquisition Date, the Company may redeem the rights in whole, but not in part, at a price of $.01 per right (payable in cash or stock). The rights expire on January 29, 2006, unless earlier redeemed or exchanged.

                                       27PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    8.  Income Taxes

        The components of income before income taxes and minority interest are as follows:

    (In thousands)                               1996       1995       1994
    ------------------------------------------------------------------------
    Domestic                                 $313,069   $256,738   $165,761
    Foreign                                    61,482     42,070     40,615
                                             --------   --------   --------
                                             $374,551   $298,808   $206,376
                                             ========   ========   ========

        The components of the provision for income taxes are as follows:

    (In thousands)                               1996       1995       1994
    ------------------------------------------------------------------------
    Currently payable:
      Federal                                $ 85,024   $ 72,932   $ 30,089
      Foreign                                  31,851     17,751     16,343
      State                                    18,445     19,892      9,672
                                             --------   --------   --------
                                              135,320    110,575     56,104
                                             --------   --------   --------
    Deferred (prepaid), net:
      Federal                                 (19,994)    (9,717)    11,355
      Foreign                                  (2,275)       232       (243)
      State                                    (2,206)    (2,379)     3,487
                                             --------   --------   --------
                                              (24,475)   (11,864)    14,599
                                             --------   --------   --------
                                             $110,845   $ 98,711   $ 70,703
                                             ========   ========   ========

        The Company and its majority-owned subsidiaries receive a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price on the date of exercise. The provision for income taxes that is currently payable does not reflect $24.5 million, $20.5 million, and $3.5 million, of tax benefits of the Company and its majority-owned subsidiaries from employee exercises of stock options that have been allocated to capital in excess of par value, directly or through the effect of majority-owned subsidiaries' equity transactions, in 1996, 1995, and 1994, respectively. In addition, the provision for income taxes that is currently payable does not reflect $6.5 million, $3.0 million, and $0.1 million of tax benefits used to reduce cost in excess of net assets of acquired companies in 1996, 1995, and 1994, respectively. The deferred provision for income taxes does not reflect $5.9 million of tax benefits used to reduce cost in excess of net assets of acquired companies in 1995.
        The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory

                                       28PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    8.  Income Taxes (continued)

    federal income tax rate of 35% to income before income taxes and minority interest due to the following:

    (In thousands)                              1996        1995      1994
    -----------------------------------------------------------------------
    Provision for income taxes at
      statutory rate                        $131,093    $104,583  $ 72,232
    Increases (decreases) resulting from:
      Gain on issuance of stock by
        subsidiaries                         (44,310)    (28,285)   (8,849)
      State income taxes, net of federal
        tax                                   10,555      11,314     8,317
      Investment and research and
        development tax credits                    -           -    (2,786)
      Foreign tax rate and tax law
        differential                           8,528       3,785     1,422
      Amortization and write-off of cost
        in excess of net assets of acquired
        companies                              8,643       7,484     3,450
      Reduction in valuation allowance        (3,212)     (2,104)        -
      Other, net                                (452)      1,934    (3,083)
                                            --------    --------  --------
                                            $110,845    $ 98,711  $ 70,703
                                            ========    ========  ========
        Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

    (In thousands)                              1996        1995
    ------------------------------------------------------------
    Prepaid income taxes:
      Reserves and accruals                 $ 77,489    $ 34,212
      Net operating loss and credit
        carryforwards                         76,866      35,462
      Inventory basis difference              22,906      20,683
      Accrued compensation                    14,435      12,551
      Allowance for doubtful accounts          6,764       5,758
      Capitalized costs and joint
        venture equity                         5,253       4,821
      Other, net                               1,192       2,888
                                            --------    --------
                                             204,905     116,375
      Less: Valuation allowance               75,103      40,690
                                            --------    --------
                                            $129,802    $ 75,685
                                            ========    ========
    Deferred income taxes:
      Depreciation                          $ 68,587    $ 55,608
      Intangible assets                        8,254       2,806
      Other                                    4,885       1,682
                                            --------    --------
                                            $ 81,726    $ 60,096
                                            ========    ========

                                       29PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    8.  Income Taxes (continued)

        The valuation allowance relates to the uncertainty surrounding the realization of tax loss carryforwards and the realization of tax benefits attributable to accrued acquisition expenses and certain other tax assets of the Company and certain subsidiaries. Of the year-end 1996 valuation allowance, $69.8 million will be used to reduce cost in excess of net assets of acquired companies when any portion of the related deferred tax asset is recognized. During 1996, the valuation allowance increased primarily due to the establishment of valuation allowances for tax loss carryforwards of acquired businesses.
        At year-end 1996, the Company had foreign and federal net operating loss carryforwards of $169 million and $6.4 million, respectively. Use of the carryforwards is limited based on the future income of certain subsidiaries. The federal net operating loss carryforwards expire in the years 2008 through 2010. Of the foreign net operating loss carryforwards, $45 million expire in the years 1997 through 2004, and the remainder do not expire.
        The Company has not recognized a deferred tax liability for the difference between the book basis and tax basis of its investment in the common stock of its domestic subsidiaries (such difference relates primarily to unremitted earnings and gains on issuance of stock by subsidiaries) because the Company does not expect this basis difference to become subject to tax at the parent level. The Company believes it can implement certain tax strategies to recover its investment in its domestic subsidiaries tax-free.
        A provision has not been made for U.S. or additional foreign taxes on $168 million of undistributed earnings of foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company currently plans to keep these amounts permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S. foreign tax credits.

    9.  Transactions in Stock of Subsidiaries

        Gain on issuance of stock by subsidiaries in the accompanying statement of income results primarily from the following transactions:

    1996
        Initial public offering of 3,450,000 shares of ThermoQuest common stock at $15.00 per share for net proceeds of $47.8 million resulted in a gain of $27.2 million that was recorded by Thermo Instrument.
        Private placements of 300,000 and 383,500 shares of Thermedics Detection common stock at $10.00 and $10.75 per share, respectively, for aggregate net proceeds of $7.0 million resulted in a gain of $5.7 million that was recorded by Thermedics.
        Initial public offering of 2,875,000 shares of Thermo Sentron common stock at $16.00 per share for net proceeds of $42.3 million resulted in a gain of $18.0 million that was recorded by Thermedics.
        Initial public offering of 3,450,000 shares of Thermo Optek common stock at $13.50 per share for net proceeds of $42.9 million resulted in a gain of $25.1 million that was recorded by Thermo Instrument.

                                       30PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    9.  Transactions in Stock of Subsidiaries (continued)

        Initial public offering of 2,875,000 shares of Trex Medical common stock and sale of 871,832 shares of Trex Medical common stock in a concurrent rights offering at $14.00 per share and private placements of 100,000 and 300,000 shares of Trex Medical common stock at $10.75 and $14.50 per share, respectively, for aggregate net proceeds of $54.3 million resulted in an aggregate gain of $28.3 million that was recorded by ThermoTrex.
        Initial public offering of 1,670,000 shares of Thermo BioAnalysis common stock at $14.00 per share for net proceeds of $20.8 million resulted in a gain of $9.8 million that was recorded by Thermo Instrument.
        Private placement of 1,935,667 shares of Metrika Systems common stock at $7.50 per share for net proceeds of $13.5 million resulted in a gain of $9.6 million that was recorded by Thermo Instrument.

    1995
        Initial public offering of 3,500,334 shares of Thermo Ecotek common stock at $8.50 per share for net proceeds of $27.5 million resulted in a gain of $7.9 million.
        Private placement of 1,601,500 shares of Thermo BioAnalysis common stock at $10.00 per share for net proceeds of $14.9 million resulted in a gain of $9.5 million that was recorded by Thermo Instrument.
        Private placement of 500,000 shares of Thermo Remediation common stock at $13.25 per share for net proceeds of $6.6 million resulted in a gain of $1.6 million that was recorded by Thermo TerraTech.
        Private placements of 150,000 and 50,000 shares of ThermoLase common stock at $13.75 and $12.825 per share, respectively, and a public offering of 2,250,000 shares of ThermoLase common stock at $25.25 per share, for aggregate net proceeds of $55.3 million resulted in an aggregate gain of $34.7 million that was recorded by ThermoTrex.
        Initial public offering of 1,725,000 shares of ThermoSpectra common stock at $14.00 per share and a private placement of 202,000 shares of ThermoSpectra common stock at $15.72 per share, for aggregate net proceeds of $24.9 million resulted in an aggregate gain of $10.6 million that was recorded by Thermo Instrument.
        Conversion of $9.1 million of Thermo Voltek 3 3/4% subordinated convertible debentures convertible at $7.83 per share into 1,163,098 shares of Thermo Voltek common stock resulted in a gain of $3.5 million that was recorded by Thermedics.
        Private placement of 1,862,000 shares of Trex Medical common stock at $10.25 per share for net proceeds of $17.6 million resulted in a gain of $12.8 million that was recorded by ThermoTrex.

    1994
        Public offering of 1,610,000 shares of ThermoTrex common stock at $15.375 per share for net proceeds of $23.0 million resulted in a gain of $7.9 million.
        Initial public offering of 5,349,572 shares of ThermoLase common stock at $3.00 per share for net proceeds of $14.8 million resulted in a gain of $8.6 million that was recorded by ThermoTrex.

                                       31PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    9.  Transactions in Stock of Subsidiaries (continued)

        Private placements of 1,505,000 shares of ThermoSpectra common stock at $10.00 per share for net proceeds of $14.0 million resulted in a gain of $6.5 million that was recorded by Thermo Instrument.
        Conversion of $3.7 million of Thermedics 6 1/2% subordinated convertible debentures convertible at $10.42 per share into 357,597 shares of Thermedics common stock resulted in a gain of $1.0 million.
        The Company's ownership percentage in these subsidiaries changed primarily as a result of the transactions listed above, as well as the Company's purchases of shares of its majority-owned subsidiaries' stock, the subsidiaries' purchases of their own stock, the issuance of subsidiaries' stock by the Company or by the subsidiaries under stock-based compensation plans or in other transactions, and the conversion of convertible obligations held by the Company, its subsidiaries, or by third parties.
        The Company's ownership percentages at year end were as follows:

                                            1996   1995    1994
                                            ----   ----    ----
    Thermedics                               55%    51%     51%
      Thermo Cardiosystems (a)               54%    55%     58%
      Thermo Voltek (a)                      51%    59%     71%
      Thermo Sentron (a)                     73%   100%    100%
      Thermedics Detection (b)               94%   100%    100%
    Thermo Instrument                        82%    86%     83%
      ThermoSpectra (c)                      73%    72%     86%
      ThermoQuest (c)                        93%   100%    100%
      Thermo Optek (c)                       93%   100%    100%
      Thermo BioAnalysis (c)                 67%    80%    100%
      Metrika Systems (d)                    84%   100%    100%
    Thermo TerraTech                         81%    81%     80%
      Thermo Remediation (e)                 68%    69%     65%
      Thermo EuroTech (f)                    53%    62%     64%
    Thermo Power                             64%    63%     60%
      ThermoLyte (g)                         78%    78%    100%
    ThermoTrex                               51%    51%     50%
      ThermoLase (h)                         64%    65%     69%
      Trex Medical (h)                       79%    91%    100%
    Thermo Fibertek                          84%    81%     81%
      Thermo Fibergen (i)                    68%   100%    100%
    Thermo Ecotek                            82%    83%     97%
    ____________________
    (a) Reflects combined ownership by Thermedics and Thermo Electron.
    (b) Reflects ownership by Thermedics.
    (c) Reflects combined ownership by Thermo Instrument and Thermo
          Electron.
    (d) Reflects ownership by Thermo Instrument.
    (e) Reflects combined ownership by Thermo TerraTech and Thermo Electron.
    (f) Reflects ownership by Thermo TerraTech.
    (g) Reflects ownership by Thermo Power.
    (h) Reflects ownership by ThermoTrex.
    (i) Reflects ownership by Thermo Fibertek.

                                       32PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    10. Other Income (Expense), Net

        The components of other income (expense), net, in the accompanying statement of income are as follows:
    (In thousands)                             1996        1995         1994
    ------------------------------------------------------------------------
    Interest income                        $ 94,109    $ 62,146     $ 43,280
    Interest expense                        (96,695)    (77,861)     (59,844)
    Equity in losses of unconsolidated
      subsidiaries                              (28)       (203)      (4,019)
    Gain on sale of investments, net          9,840       9,305        4,851
    Gain on sale of land                          -           -       14,698
    Other income (expense), net              (5,740)       (612)          45
                                           --------    --------     --------
                                           $  1,486    $ (7,225)    $   (989)
                                           ========    ========     ========

    11. Restructuring and Other Nonrecurring Costs
        Restructuring and other nonrecurring costs in 1996 includes a write-off of $12.7 million of cost in excess of net assets of acquired company and certain other intangible assets at Thermedics' Corpak subsidiary, as a result of Thermedics no longer intending to further invest in this business and analysis that indicates that the expected future undiscounted cash flows from this business will be insufficient to recover Thermedics' investment. The 1996 amount also includes $11.4 million of costs recorded by SensorMedics primarily as a result of its merger with the Company, including employee compensation that became payable as a result of the merger with the Company, certain investment banking fees and other related transaction costs, the settlement of a pre-acquisition legal dispute, and severance costs for terminated employees (Note 3). In addition, $4.4 million was recorded by the Company's wholly owned Peter Brotherhood Ltd. subsidiary primarily for the write-off of a nontrade receivable and severance costs, and $3.5 million and $4.9 million were recorded by Thermo Instrument and Thermo Cardiosystems, respectively, for the write-off of acquired technology in connection with an acquisition at each subsidiary. These amounts represent the portion of the purchase price allocated to technology in development at acquired businesses, based on estimated replacement costs.
        The 1995 amount includes $11.5 million to write off the Company's net investment in a waste-recycling facility in San Diego County, California, that was subsequently sold in 1996; $5.0 million to write off the cost in excess of net assets of acquired companies at Thermo TerraTech's thermal-processing equipment business due to this asset no longer being recoverable based on discontinuing investment in this business and analysis that indicates that the expected cash flows from this business will be insufficient to recover Thermo TerraTech's investment; $2.5 million to write off the cost in excess of net assets of acquired companies at the Company's Napco subsidiary; and $2.9 million of other nonrecurring costs.
        The 1994 amount represents severance costs and, to a lesser extent, the costs to write off leasehold improvements at ThermoTrex's East Coast division.
                                       33PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    12. Supplemental Cash Flow Information

        Supplemental cash flow information is as follows:

    (In thousands)                           1996         1995         1994
    -----------------------------------------------------------------------
    Cash Paid For:
      Interest                         $  86,449     $  72,714    $  47,745
      Income taxes                     $  91,536     $  51,184    $  27,456

    Noncash Activities:
      Conversions of the Company's and
        subsidiaries' convertible
        obligations                    $ 390,494     $ 212,979    $  89,625
      Sale of waste-recycling facility $ 112,553     $       -    $       -
      Assumption by buyer of waste-
        recycling facility debt        $ 109,862     $       -    $       -
      Acquisition of asset under
        capital lease                  $       -     $  47,101    $       -

      Fair value of assets of acquired
        companies                      $ 673,662     $ 521,558    $ 250,404
      Cash paid for acquired companies  (383,685)     (339,075)    (174,330)
      Issuance of the Company's and
        subsidiaries' common stock
        and stock options for acquired
        companies                         (2,351)      (18,990)           -
      Issuance of long-term obligations
        for acquired companies           (26,560)      (22,300)           -
                                       ---------     ---------    ---------
          Liabilities assumed of
            acquired companies         $ 261,066     $ 141,193    $  76,074
                                       =========     =========    =========

    13. Fair Value of Financial Instruments

        The Company's financial instruments consist mainly of cash and cash equivalents, available-for-sale and held-to-maturity investments, accounts receivable, notes payable and current maturities of long-term obligations, accounts payable, long-term obligations, forward exchange contracts, and interest rate swaps. The carrying amount of these financial instruments, with the exception of available-for-sale investments, long-term obligations, forward exchange contracts, and interest rate swaps, approximates fair value due to their short-term nature.
        Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments. Held-to-maturity investments in the accompanying balance sheet are carried at amortized cost. The fair values of held-to-maturity investments are disclosed on the accompanying balance sheet and were determined based on quoted market prices.

                                       34PAGE

   Thermo Electron Corporation                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

   13.  Fair Value of Financial Instruments (continued)

        The Company enters into forward exchange contracts to hedge certain firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies, principally U.S. dollars, British pounds sterling, French francs, and Japanese yen. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. The amounts of such forward exchange contracts at year-end 1996 and 1995 were $19.7 million and $34.2 million, respectively.
        Thermo Ecotek has interest rate swap agreements relating to its nonrecourse tax-exempt obligations. The interest rate swap agreements are with a different counterparty than the holders of the underlying debt. The Company believes, however, that the credit risks associated with these swaps are minimal because the agreements are with a large, reputable bank. The notional amount of the swap agreement was $95.7 million and $110.0 million at year-end 1996 and 1995, respectively.
        The carrying amount and fair value of the Company's long-term obligations and off-balance-sheet financial instruments are as follows:

                                     1996                     1995
                           -----------------------  -----------------------
                              Carrying        Fair    Carrying         Fair
   (In thousands)               Amount       Value      Amount        Value
   Long-term obligations:
     Convertible
       obligations          $1,379,467  $1,616,239  $  802,001   $1,354,682
     Other long-term
       obligations             170,875     171,722     316,076      336,070
                            ----------  ----------  ----------   ----------
                            $1,550,342  $1,787,961  $1,118,077   $1,690,752
                            ==========  ==========  ==========   ==========

   Off-balance-sheet
     financial instruments:
       Forward exchange
         contracts
         receivable                     $   (1,370)              $   (1,015)
       Interest rate swaps
         payable                        $    1,643               $    3,467

        The fair value of long-term obligations was determined based on quoted market prices and on borrowing rates available to the Company at the respective year ends. The fair value of convertible obligations exceeds the carrying amount primarily due to the market price of the Company's or subsidiaries' common stock exceeding the conversion price of the convertible obligations.
       The fair value of forward exchange contracts and interest rate swap agreements (used for hedging purposes) is the estimated amount that the Company would pay or receive upon termination of the contract, taking into account the change in foreign exchange rates on forward exchange contracts, and market interest rates and the creditworthiness of the counterparties on interest rate swap agreements.

                                       35PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                   Notes to Consolidated Financial Statements

    14. Business Segment and Geographical Information

        The Company's business segments include the following:
            Instruments: analytical, monitoring, process control and imaging, inspection, and measurement instruments Alternative-energy Systems: biomass power plants, biopesticides, industrial-refrigeration systems, natural gas engines, cooling and cogeneration units, turbines and compressors
            Process Equipment: paper-recycling and papermaking equipment, metallurgical-processing systems, electroplating equipment
            Biomedical Products: biomedical materials, mammography and needle-biopsy systems, general-purpose X-ray systems, respiratory-care equipment, skin-incision devices, blood coagulation-monitoring equipment, left ventricular-assist systems, neurophysiology monitoring instruments, laser-based hair-removal system, personal-care products Environmental Services: on-site industrial remediation, environmental sciences, industrial-fluids recycling, nuclear monitoring and cleanup, thermal soil-remediation, laboratory analysis, metallurgical heat treating and fabrication
            Advanced Technologies: process-detection systems, explosives-detection instruments, precision weighing and inspection equipment, electronic test equipment, power-conversion instruments, programmable power amplifiers, systems integration and engineering, development of avionics products and medical equipment






                                       36PAGE

   Thermo Electron Corporation                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

   14. Business Segment and Geographical Information (continued)

   (In thousands)                              1996         1995         1994
   --------------------------------------------------------------------------
   Business Segment Information

   Revenues:
     Instruments                        $1,209,362   $  782,662   $  649,992
     Alternative-energy Systems            339,813      325,912      285,410
     Process Equipment                     286,312      317,951      190,217
     Biomedical Products                   455,890      316,622      180,318
     Environmental Services                273,894      210,503      141,438
     Advanced Technologies                 375,459      323,567      286,523
     Intersegment Sales Elimination (a)     (8,172)      (6,926)      (4,707)
                                        ----------   ----------   ----------
                                        $2,932,558   $2,270,291   $1,729,191
                                        ==========   ==========   ==========
   Income Before Income Taxes and
     Minority Interest:
     Instruments                        $  138,869   $  113,651   $  105,440
     Alternative-energy Systems             38,112       32,952       34,451
     Process Equipment                      36,115       29,071       20,730
     Biomedical Products                    16,444       27,167       15,579
     Environmental Services                 17,709       21,215       14,853
     Advanced Technologies                  28,040       23,842       14,585
                                        ----------   ----------   ----------
       Total Segment Income (b)            275,289      247,898      205,638
     Equity in Losses of Unconsolidated
       Subsidiaries                            (28)        (203)      (4,019)
     Corporate (c)                          99,290       51,113        4,757
                                        ----------   ----------   ----------
                                        $  374,551   $  298,808   $  206,376
                                        ==========   ==========   ==========
   Identifiable Assets:
     Instruments                        $1,924,400   $1,372,813   $1,011,916
     Alternative-energy Systems            617,154      695,849      577,781
     Process Equipment                     296,582      238,537      191,846
     Biomedical Products                   691,836      596,467      348,634
     Environmental Services                396,901      335,726      192,523
     Advanced Technologies                 389,586      301,059      236,108
     Corporate (d)                         824,785      245,888      503,127
                                        ----------   ----------   ----------
                                        $5,141,244   $3,786,339   $3,061,935
                                        ==========   ==========   ==========
   Depreciation and Amortization:
     Instruments                        $   44,233   $   25,257   $   22,070
     Alternative-energy Systems             24,253       25,186       16,078
     Process Equipment                       5,333        5,228        4,780
     Biomedical Products                    15,148        9,626        6,376
     Environmental Services                 12,918       11,197        8,382
     Advanced Technologies                  11,952        8,104        6,109
     Corporate                               1,330        1,271        1,233
                                        ----------   ----------   ----------
                                        $  115,167   $   85,869   $   65,028
                                        ==========   ==========   ==========
                                       37PAGE

   Thermo Electron Corporation                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

   14. Business Segment and Geographical Information (continued)

   (In thousands)                              1996         1995         1994
   --------------------------------------------------------------------------
   Capital Expenditures:
     Instruments                        $   19,134   $   10,313   $    7,574
     Alternative-energy Systems (e)         42,537       14,024       31,717
     Process Equipment                       4,265        3,686        3,231
     Biomedical Products                    29,731        9,768        7,650
     Environmental Services                 18,710       19,499        7,559
     Advanced Technologies                   9,412        6,266        7,653
     Corporate                                 752          460          141
                                        ----------   ----------   ----------
                                        $  124,541   $   64,016   $   65,525
                                        ==========   ==========   ==========
   Geographical Information

   Revenues:
     United States                      $2,171,879   $1,790,058   $1,386,462
     United Kingdom                        312,522      156,863      125,000
     Other Europe                          536,496      353,595      244,048
     Other                                 146,998      117,354       91,145
     Transfers among geographical
       areas (a)                          (235,337)    (147,579)    (117,464)
                                        ----------   ----------   ----------
                                        $2,932,558   $2,270,291   $1,729,191
                                        ==========   ==========   ==========
   Income Before Income Taxes and
     Minority Interest:
     United States                      $  212,341   $  201,815   $  182,177
     United Kingdom                         11,359        5,609        2,002
     Other Europe                           32,813       26,835       11,313
     Other                                  18,776       13,639       10,146
                                        ----------   ----------   ----------
       Total Segment Income (b)            275,289      247,898      205,638
     Equity in Losses of Unconsolidated
       Subsidiaries                            (28)        (203)      (4,019)
     Corporate (c)                          99,290       51,113        4,757
                                        ----------   ----------   ----------
                                        $  374,551   $  298,808   $  206,376
                                        ==========   ==========   ==========
   Identifiable Assets:
     United States                      $3,372,448   $2,939,286   $2,110,843
     United Kingdom                        340,005      171,438      125,902
     Other Europe                          516,558      340,289      261,366
     Other                                  87,449       89,439       60,697
     Corporate (d)                         824,784      245,887      503,127
                                        ----------   ----------   ----------
                                        $5,141,244   $3,786,339   $3,061,935
                                        ==========   ==========   ==========
   Export Sales Included in United
     States Revenues Above (f)          $  436,972   $  340,736   $  265,298
                                        ==========   ==========   ==========

                                       38PAGE

   Thermo Electron Corporation                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

   14. Business Segment and Geographical Information (continued)

   (a) Intersegment sales and transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.
   (b) Segment income is income before corporate general and administrative expenses, other income and expense, minority interest expense, and income taxes.
   (c) Includes corporate general and administrative expenses, other income and expense, and gain on issuance of stock by subsidiaries.
   (d) Primarily cash and cash equivalents, short- and long-term investments, and property and equipment at the Company's Waltham, Massachusetts, headquarters.
   (e) Includes $36.9 million in 1996 for the construction of a coal-beneficiation plant in Gillette, Wyoming.
   (f) In general, export revenues are denominated in U.S. dollars.

   15. Unaudited Quarterly Information

   (In thousands except per share amounts)

   1996(a)                               First    Second     Third    Fourth
   -------------------------------------------------------------------------
   Revenues                           $652,385  $745,759  $739,981  $794,433
   Gross profit                        244,381   281,697   296,627   307,284
   Net income                           41,023    44,919    51,242    53,632
   Earnings per share:
     Primary                               .31       .32       .36       .36
     Fully diluted                         .27       .29       .32       .33


   1995(b)                               First    Second     Third    Fourth
   -------------------------------------------------------------------------
   Revenues                           $493,174  $544,171  $585,988  $646,958
   Gross profit                        186,791   207,006   223,086   246,526
   Net income                           29,684    33,050    38,544    38,304
   Earnings per share:
     Primary                               .24       .26       .30       .29
     Fully diluted                         .22       .23       .27       .26

   (a)Results include nontaxable gains of $28.9 million, $43.5 million, $38.5 million, and $15.7 million in the first, second, third, and fourth quarters, respectively, from the issuance of stock by subsidiaries.
   (b)Results include nontaxable gains of $12.9 million, $9.7 million, $43.0 million, and $15.2 million in the first, second, third, and fourth quarters, respectively, from the issuance of stock by subsidiaries.

                                       39PAGE

   Thermo Electron Corporation                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

   16.  Subsequent Event

        On March 12, 1997, Thermo Instrument declared unconditional in all respects its cash tender offer for all outstanding shares of Life Sciences International PLC (Life Sciences) for 135 British pence per share (approximately $2.16 per share). As of that date, Thermo Instrument had received acceptances representing approximately 91% of the Life Sciences shares outstanding and Thermo Instrument owned an additional 3% of the outstanding Life Sciences shares. There are approximately 175 million Life Sciences shares outstanding. Thermo Instrument has established March 26, 1997, as the date for payment for all shares as to which acceptance has been received. In addition, Thermo Instrument expects to repay approximately $72 million of Life Science's debt, net of acquired cash expected to be used. Life Sciences, a London Stock Exchange-listed company, manufactures laboratory science equipment, appliances, instruments, consumables, and reagents for the research, clinical, and industrial markets.






                                       40PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                    Report of Independent Public Accountants

    To the Shareholders and Board of Directors of Thermo Electron Corporation:

        We have audited the accompanying consolidated balance sheet of Thermo Electron Corporation (a Delaware corporation) and subsidiaries as of December 28, 1996, and December 30, 1995, and the related consolidated statements of income, shareholders' investment, and cash flows for each of the three years in the period ended December 28, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Electron Corporation and subsidiaries as of December 28, 1996, and December 30, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles.



                                                Arthur Andersen LLP



    Boston, Massachusetts
    February 12, 1997 (except with
    respect to the matter discussed
    in Note 16 as to which the date
    is March 12, 1997)


                                       41PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

        Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Condition and Results of Operations under the caption "Forward-looking Statements."

    Overview

        The Company develops and manufactures a broad range of products that are sold worldwide. The Company expands the product lines and services it offers by developing and commercializing its own core technologies and by making strategic acquisitions of complementary businesses. The majority of the Company's businesses fall into four broad markets: environmental, energy, process control, and selected general purpose analytical, health, and safety instrumentation.
        An important component of the Company's strategy is to establish leading positions in its markets through the application of proprietary technology, whether developed internally or acquired. A key contribution to the growth of the Company's segment income (as defined in the results of operations below), particularly over the last several years, has been the ability to identify attractive acquisition opportunities, complete those acquisitions, and derive a growing income contribution from the newly acquired businesses as their profitability improves as they are integrated into the Company's business segments.
        The Company seeks to minimize its dependence on any specific product or market by maintaining and diversifying its portfolio of businesses and technologies. Similarly, the Company's goal is to maintain a balance in its businesses between those affected by various regulatory cycles and those more dependent on the general level of economic activity. Although the Company is diversified in terms of technology, product offerings, and geographic markets served, the future financial performance of the Company as a whole will be largely affected by the strength of worldwide economies and the continued adoption and diligent enforcement of environmental, health, and safety regulations and standards, among other factors.
        The Company believes that maintaining an entrepreneurial atmosphere is essential to its continued growth and development. In order to preserve this atmosphere, the Company has adopted a strategy of spinning out certain of its businesses into separate subsidiaries and having these subsidiaries sell a minority interest to outside investors. The Company believes that this strategy provides additional motivation and incentives for the management of the subsidiaries through the establishment of subsidiary-level stock option incentive programs, as well as capital to support the subsidiaries' growth. As a result of the sale of stock by

                                       42PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Overview (continued)

    subsidiaries, the issuance of stock by subsidiaries upon conversion of convertible debentures, and similar transactions, the Company records gains that represent the increase in the Company's net investment in the subsidiaries and are classified as "Gain on issuance of stock by subsidiaries" in the accompanying statement of income. These gains have represented a substantial portion of the net income reported by the Company in certain periods. The size and timing of these transactions are dependent on market and other conditions that are beyond the Company's control. Accordingly, there can be no assurance that the Company will be able to generate gains from such transactions in the future.
        In October 1995, the Financial Accounting Standards Board (FASB) issued an exposure draft of a Proposed Statement of Financial Accounting Standards, "Consolidated Financial Statements: Policy and Procedures" (the Proposed Statement). The Proposed Statement would establish new rules for how consolidated financial statements should be prepared. If the Proposed Statement is adopted, there could be significant changes in the way the Company records certain transactions of its controlled subsidiaries. Among those changes, any sale of the stock of a subsidiary that does not result in a loss of control would be accounted for as a transaction in the equity of the consolidated entity with no gain or loss being recorded. The FASB expects to issue a final statement or a revised exposure draft in 1997.

    Results of Operations

    1996 Compared With 1995
        Sales in 1996 were $2,932.6 million, an increase of $662.3 million, or 29%, over 1995. Segment income, excluding restructuring and other nonrecurring costs of $37.6 million in 1996 and $21.9 million in 1995 described below, increased 16% to $312.9 million in 1996 from $269.8 million in 1995. (Segment income is income before corporate general and administrative expenses, other income and expense, minority interest expense, and income taxes.) Operating income, which includes restructuring and other nonrecurring costs, was $246.5 million in 1996, compared with $225.2 million in 1995. Financial results for 1995 have been restated to include SensorMedics, acquired in a pooling-of-interests transaction in June 1996 (Note 3).

    Instruments
    -----------
        Sales from the Instruments segment were $1,209.4 million in 1996, an increase of $426.7 million, or 55%, over 1995. Sales increased primarily due to acquisitions made by Thermo Instrument, which added $404 million of sales in 1996. The remainder of the increase resulted primarily from greater demand at Thermo Instrument's mass spectrometry business as a result of recently introduced products and, to a lesser extent, greater demand at the Fourier transform infrared spectrometry business. The unfavorable effects of currency translation due to the strengthening of the U.S. dollar relative to foreign currencies in countries in which Thermo Instrument operates decreased revenues by $21.8 million in 1996. Segment income margin (segment income margin is segment income as a
                                       43PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1996 Compared With 1995 (continued)
    percentage of sales), excluding restructuring and other nonrecurring costs of $3.5 million in 1996, declined to 11.8% in 1996 from 14.5% in 1995, primarily due to lower margins at acquired businesses.
    Restructuring and other nonrecurring costs of $3.5 million represents the write-off of acquired technology relating to the acquisition of a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons (Note 3).

    Alternative-energy Systems
    --------------------------
        Sales from the Alternative-energy Systems segment were $339.8 million in 1996, compared with $325.9 million in 1995. Within this segment, revenues from Thermo Ecotek were $154.3 million in 1996, compared with $141.4 million in 1995. This increase resulted primarily from higher contractual energy rates at all of Thermo Ecotek's facilities, except the Hemphill plant in New Hampshire; increased revenues at the Delano plants in California resulting from fewer days of scheduled and unscheduled outages; and an acquisition that added $2.6 million in revenues. Pursuant to Thermo Ecotek's utility contracts for its four plants in California, there will be no further contractual energy rate increases beginning in 1998. Revenues from the Company's waste-recycling facility in southern California were $9.2 million in 1996, compared with $20.8 million in 1995. This facility was sold in July 1996. Sales at Peter Brotherhood declined 3% to $54.4 million as a result of lower demand for steam turbines. Sales from Thermo Power were $122.1 million in 1996, compared with $108.4 million in 1995. This increase resulted primarily from increased demand for custom-designed industrial refrigeration packages, remanufactured commercial cooling equipment, and the inclusion of revenues from lift-truck engines, offset in part by declines in revenues from marine-engine products and rental equipment.
        Segment income from the Alternative-energy Systems segment was $42.5 million in 1996, compared with $44.5 million in 1995, excluding restructuring and other nonrecurring costs of $4.4 million in 1996 and $11.5 million in 1995. Thermo Ecotek had segment income of $39.3 million in 1996, compared with $34.6 million in 1995. This improvement results from increased revenues and, to a lesser extent, lower fuel costs. Segment income from the Company's waste-recycling facility, excluding restructuring and other nonrecurring costs of $11.5 million in 1995, was $4.6 million in 1996 and $5.9 million in 1995. Results from this facility, net of related interest expense (not included in segment income), were approximately at the break-even level for both periods. Segment income at Thermo Power declined by $3.9 million to $1.1 million due to a change in sales mix, a cost increase in one of the major components of its industrial refrigeration packages, higher depreciation expense at NuTemp, and higher warranty expenses for marine-engine products and at NuTemp. Although Thermo Power expects to phase in a new manufacturer for the component that has increased in price, the cost increase is expected to adversely affect its segment income margin in 1997. Peter Brotherhood incurred a segment loss of $2.5 million in 1996, excluding restructuring and other nonrecurring costs, compared with a loss of $1.1 million in 1995. The decline resulted from increased costs to complete jobs in process as well as competitive pricing pressures.
                                       44PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1996 Compared With 1995 (continued)
    Peter Brotherhood recorded restructuring and other nonrecurring costs of $4.4 million in 1996 primarily for the write-off of a nontrade receivable and severance costs.
        The Company recorded restructuring and other nonrecurring costs of $11.5 million for the Alternative-energy Systems segment in 1995. This amount represents the Company's net investment in a waste-recycling facility in southern California that contracted to process waste for San Diego County (the County) under a long-term service agreement. During the third quarter of 1995, the County paid the Company less than the amount due under the long-term service agreement, and in October 1995, the Company notified the County that the County was in default of the service agreement. The County was a party to the financing arrangements for the facility and was also in default of certain terms of such arrangements. As a result of the County's default under the service agreement and financing arrangements, the Company concluded that it would be unable to recover its investment in the facility. In 1996, in settlement of these matters, the facility was sold to the County for a nominal amount plus the County's assumption of the facility debt.
        Certain of Thermo Ecotek's plants have power-sales agreements with utilities under which the rates paid for power will convert from fixed rates to "avoided-cost" rates in the year 2000. Avoided-cost rates are currently substantially less than the fixed rates. One of these plants, located in Woodland, California, has conditions in its nonrecourse lease agreement that require funding of a "power reserve" in years prior to 2000, based on projections of operating cash flow shortfalls in the year 2000 and thereafter. The power reserve represents funds available to make lease payments in the event that revenues are not sufficient after the Woodland plant converts to avoided-cost rates. Without sufficient increases in avoided-cost rates or reductions in fuel costs and other operating expenses by the year 2000, Thermo Ecotek expects to either renegotiate its nonrecourse lease agreement or forfeit its interest in the Woodland plant. Beginning in the fourth quarter of 1996, Thermo Ecotek began to expense the funding of reserves required under the nonrecourse lease agreement. As a result, the Company expects that the results of the plant will be reduced to approximately breakeven in future years. During 1996, the plant contributed $4.6 million of segment income.
        Two of Thermo Ecotek's plants are located in New Hampshire and sell power to Public Service Company of New Hampshire (PSNH). In January 1997, PSNH's parent company, Northeast Utilities, disclosed in a filing with the Securities and Exchange Commission that if a proposed deregulation plan for the New Hampshire electric utility industry were adopted, PSNH could default on certain financial obligations and seek bankruptcy protection. In February 1997, the New Hampshire Public Utilities Commission voted to adopt a deregulation plan, and in March 1997, PSNH filed suit to block the plan. The effect of a PSNH bankruptcy or deregulation of the electric utility industry in New Hampshire on Thermo Ecotek's current rate orders for its two New Hampshire plants is uncertain.

                                       45PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1996 Compared With 1995 (continued)
    Process Equipment
    -----------------
        Sales in the Process Equipment segment were $286.3 million in 1996, compared with $318.0 million in 1995. A wholly owned subsidiary of the Company recorded revenues from a contract to design and construct an office wastepaper de-inking facility of $58.0 million in 1996 and $77.0 million in 1995. This contract was substantially completed in the first quarter of 1996. Sales from Thermo Fibertek declined 7%, to $192.2 million in 1996. Thermo Fibertek's revenues under a subcontract from Thermo Electron to supply equipment and services for the office wastepaper de-inking facility described above decreased $12.9 million. Revenues from Thermo Fibertek's recycling business declined an additional $7.5 million due to lower demand resulting from a severe drop in de-inked pulp prices, offset in part by $2.2 million of revenues from a business acquired during 1996. Revenues from Thermo Fibertek's accessories business increased $8.8 million primarily due to increased demand. The unfavorable effects of currency translation reduced Thermo Fibertek's revenues by $1.7 million in 1996. Sales of Thermo TerraTech's thermal-processing equipment increased $8.3 million in 1996 due to increased demand, while sales of automated electroplating equipment by the Company's wholly owned Napco subsidiary declined $6.4 million in 1996. Segment income margin, excluding restructuring and other nonrecurring costs of $7.5 million in 1995, was 12.6% in 1996, compared with 11.5% in 1995. This improvement results primarily from a nonrecurring payment received under the office wastepaper de-inking facility contract in 1996, which represents certain cost savings on the contract, and increased revenues from Thermo TerraTech's thermal-processing equipment business from depressed levels in 1995. Restructuring and other nonrecurring costs of $7.5 million in 1995 represent the write-off of cost in excess of net assets of acquired companies, of which $5.0 million was recorded by Thermo TerraTech, and $2.5 million was recorded by Napco (Note 11).

    Biomedical Products
    -------------------
        Sales in the Biomedical Products segment were $455.9 million in 1996, an increase of $139.3 million, or 44%, over 1995. Sales increased due to the inclusion of $111.7 million in sales from acquired businesses, as well as increased demand for certain products at Trex Medical, Thermo Cardiosystems' implantable left ventricular-assist systems (LVAS), and ThermoLase's hair-removal business. Segment income margin, excluding restructuring and other nonrecurring costs of $29.7 million in 1996, improved to 10.1% in 1996 from 8.6% in 1995. This improvement resulted primarily from higher margins at acquired businesses and increased sales at existing businesses. As ThermoLase opens additional spas in 1997, the effect of operating newer spas below maximum capacity while ThermoLase develops its client base, as well as pre-opening costs, will have a negative impact on its segment income margin. Restructuring and other nonrecurring costs of $29.7 million in 1996 included a write-off of $12.7 million of cost in excess of net assets of acquired company and certain

                                       46PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1996 Compared With 1995 (continued)
    other intangible assets at Thermedics' Corpak subsidiary, $11.4 million of costs incurred by SensorMedics primarily as a result of its merger with the Company, and $4.9 million for Thermo Cardiosystem's write-off of acquired technology relating to a 1996 acquisition (Note 11).

    Environmental Services
    ----------------------
        Sales in the Environmental Services segment were $273.9 million in 1996, an increase of $63.4 million, or 30%, over 1995. Revenues from Thermo TerraTech's remediation and recycling services increased to $121.2 million in 1996 from $67.5 million in 1995 due to the inclusion of $53.9 million in revenues from acquired businesses. This increase was offset in part by a decline in revenues from soil-remediation services of $4.9 million in 1996 due to declines in the volume of soil processed as a result of more relaxed regulatory standards in several states and competitive pricing pressures; and by a decline in revenues at Thermo TerraTech's radiochemistry laboratory businesses reflecting a reduction in spending at the U.S. Department of Energy (DOE) and reduced federal government budget appropriations. These trends are expected to continue for the foreseeable future. Sales of metallurgical services were $45.7 million in 1996, compared with $42.8 million in 1995. Sales increased due to increased demand for existing services, offset in part by a decline of $2.9 million resulting from the closing of a small metallurgical services division in 1995. Segment income, excluding restructuring and other nonrecurring costs of $0.1 million in 1996 and $2.0 million in 1995, was $17.8 million in 1996, compared with $23.2 million in 1995. Additional segment income from acquisitions was more than offset by costs incurred at Thermo EuroTech, relating primarily to the settlement of several contract disputes, as well as the impact of severe winter weather in early 1996, which affected all phases of Thermo EuroTech's business, and by the effect of lower sales and income from the traditionally higher-margin soil-remediation services. Restructuring and other nonrecurring costs of $2.0 million in 1995 were recorded primarily as a result of the decision to close a metallurgical services division.

    Advanced Technologies
    ---------------------
        Sales from the Advanced Technologies segment were $375.5 million in 1996, compared with $323.6 million in 1995. Sales increased $73.5 million due to the inclusion of sales from acquired businesses. Increases were offset in part by declines in revenues due to lower U.S. government contract funding at Coleman Research and ThermoTrex due to increased competition for government research and development funding. Segment income, excluding restructuring and other nonrecurring costs of $1.0 million in 1995, was $28.0 million in 1996, compared with $24.8 million in 1995. Segment income provided by acquired companies and additional income from certain businesses were offset in part by lower segment income at Coleman Research, as a result of lower revenues, and by a loss incurred at ThermoTrex's advanced technology research center, resulting from cost overruns and higher expenses to develop new lines of business.

                                       47PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1996 Compared With 1995 (continued)
    Restructuring and other nonrecurring costs in 1995 primarily represent the write-off of intangible assets at ThermoTrex's East Coast division which was closed.

        As a result of the sale of stock by subsidiaries, the issuance of stock by subsidiaries upon conversion of convertible debentures, and similar transactions, the Company recorded gains of $126.6 million in 1996 and $80.8 million in 1995. See Notes 1 and 9 for a more complete description of these transactions. Minority interest expense increased to $72.9 million in 1996 from $60.5 million in 1995. Minority interest expense includes $38.2 million in 1996 and $28.6 million in 1995 related to gains recorded by the Company's majority-owned subsidiaries as a result of the sale of stock and the issuance of stock upon conversion of convertible debentures, by their subsidiaries.
        At year-end 1996, the Company was contingently liable with respect to certain lawsuits (Note 6).

    1995 Compared With 1994
        Sales in 1995 were $2,270.3 million, an increase of $541.1 million, or 31%, over 1994. Segment income, excluding restructuring and other nonrecurring costs described below of $21.9 million in 1995 and $0.7 million in 1994, increased 31% to $269.8 million from $206.3 million in 1994. Operating income, which includes restructuring and other nonrecurring costs, was $225.2 million, an increase of $43.1 million, or 24%, over 1994.

    Instruments
    -----------
        Sales from the Instruments segment were $782.7 million in 1995, an increase of $132.5 million, or 20%, over 1994. Sales increased primarily due to acquisitions made by Thermo Instrument, which added $104 million of sales in 1995. The remaining sales increase was substantially due to the favorable effects of currency translation due to a weaker U.S. dollar in 1995. Segment income margin was 14.5% in 1995, compared with 16.2% in 1994. Segment income margin declined due to lower margins at acquired businesses and reduced shipments at Thermo Instrument's air-monitoring instruments subsidiary.

    Alternative-energy Systems
    --------------------------
        Sales from the Alternative-energy Systems segment were $325.9 million in 1995, an increase of $40.5 million, or 14%, over 1994. Within this segment, revenues from Thermo Ecotek were $141.4 million in 1995, compared with $134.3 million in 1994. This increase results from a full year of revenues from the Whitefield, New Hampshire, plant which did not operate for most of the first half of 1994 due to major damage to the turbine-generator, as well as higher contractual energy rates in 1995 at all of Thermo Ecotek's facilities, excluding the facility in Hemphill, New Hampshire. These increases were offset largely by utility-imposed curtailment of power at the Woodland and Mendota plants in California. The utility that purchases the electrical output of these California plants has the right to curtail each plant's power output up to 1,000 hours per year during periods of low demand. The utility commonly
                                       48PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1995 Compared With 1994 (continued)
    experiences low demand following periods of heavy rain or snow, when hydroelectric power is available. Revenues from the Company's waste-recycling facility in San Diego County, California declined by $0.8 million due to a reduction in the amounts paid by the facility's customer. The facility ceased processing waste during 1995 and the Company wrote off its net investment in this facility in the third quarter of 1995, as described in the results of operations for 1996. Sales at Peter Brotherhood increased $18.1 million to $56.2 million as a result of increased demand for steam turbines and, to a lesser extent, increased demand for special purpose machinery over depressed 1994 levels. Sales from Thermo Power increased $16.5 million to $108.4 million, due primarily to increased demand for refrigeration packages and marine engine-related products and, to a lesser extent, an acquisition in May 1994.
        Segment income from the Alternative-energy Systems segment, excluding restructuring and other nonrecurring costs of $11.5 million in 1995, was $44.5 million in 1995, compared with $34.5 million in 1994. Thermo Ecotek had segment income of $34.6 million in 1995, compared with $26.9 million in 1994. This improvement results from lower fuel costs at two of the California plants and higher contractual energy rates in 1995, offset in part by utility-imposed curtailment of power at the Woodland and Mendota facilities. Segment income at Thermo Power declined to $5.1 million in 1995 from $5.3 million in 1994, reflecting an increase in expenditures for research and development. Peter Brotherhood incurred a segment loss of $1.1 million in 1995, compared with a loss of $0.8 million in 1994, as a result of increased costs to complete jobs in process and competitive pricing pressures. Restructuring and other nonrecurring costs of $11.5 million in 1995 represents the write-off of the Company's net investment in its waste-recycling facility in San Diego County, California. This facility was sold in July 1996.

    Process Equipment
    -----------------
        Sales in the Process Equipment segment were $318.0 million in 1995, compared with $190.2 million in 1994. A wholly owned subsidiary of the Company recorded revenues from a contract to design and construct an office wastepaper de-inking facility of $77.0 million. This contract was substantially completed in the first quarter of 1996. Sales from Thermo Fibertek increased $44.1 million to $206.7 million, primarily due to an increase of $22.3 million in sales of paper-recycling equipment, which included $14.7 million of sales under a subcontract from Thermo Electron to supply equipment and services for the office wastepaper de-inking facility described above, and due to increased demand at Thermo Fibertek's paper-recycling business in France. Sales from Thermo Fibertek's accessories and water-management businesses increased $12.5 million and $10.0 million, respectively, due principally to greater demand. The favorable effects of currency translation increased revenues by $2.7 million. Sales of Thermo TerraTech's thermal-processing equipment and Napco's automated electroplating equipment increased $2.6 million and $4.2 million, respectively, from depressed 1994 levels. Segment income margin, excluding restructuring and other nonrecurring costs of $7.5 million in 1995, was 11.5% in 1995, compared with 10.9% in 1994. Thermo
                                       49PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1995 Compared With 1994 (continued)
    Fibertek's segment income margin improved to 16.2% from 12.9% in 1994, primarily due to increased sales and an improved sales mix. During 1995, the Process Equipment segment recorded restructuring and other nonrecurring costs of $7.5 million to write off costs in excess of net assets of acquired companies, of which $5.0 million was recorded by Thermo TerraTech and $2.5 million was recorded by Napco (Note 11).

    Biomedical Products
    -------------------
        Sales in the Biomedical Products segment were $316.6 million in 1995, an increase of $136.3 million, or 76%, over 1994. This was due primarily to the inclusion of $62.9 million in sales from SensorMedics, acquired in June 1996 (Note 3); the inclusion of $31.6 million in sales from Bird Medical Technologies, Inc. and Bennett X-Ray Corporation, acquired in the third quarter of 1995; and increased demand for a number of the Company's biomedical products. Sales of Trex Medical's mammography and breast-biopsy systems increased 38% to $74.9 million; Thermo Cardiosystems' LVAS sales increased 98% to $20.6 million; ThermoLase's skin-care product sales increased 33% to $24.9 million; neurodiagnostic monitoring equipment sales by the Company's wholly owned Nicolet Biomedical Inc. subsidiary increased 12% to $53.1 million; and sales of blood coagulation-monitoring products and skin-incision devices by the Company's wholly owned International Technidyne Corporation subsidiary increased 13% to $32.3 million. Segment income margin was 8.6% in 1995 and 1994. Improvements resulting from increased sales and price increases for Thermo Cardiosystems' air-driven LVAS were offset by the inclusion of lower-margin revenues at SensorMedics and increased expenses incurred by ThermoLase to develop and commercialize its laser-based hair-removal process.

    Environmental Services
    ----------------------
        Sales in the Environmental Services segment were $210.5 million in 1995, an increase of $69.1 million, or 49%, over 1994. Within this segment, sales from Thermo Remediation were $57.4 million in 1995, compared with $50.1 million in 1994. Sales from Thermo Remediation's soil-remediation and fluids-recycling services increased due to acquisitions, offset in part by lower sales at existing sites resulting from ongoing uncertainties with respect to changing regulatory standards, primarily in jurisdictions affecting two sites, as well as severe weather conditions at one site, and competitive pricing pressures. Thermo Remediation's sales from nuclear services at existing sites increased primarily due to a long-term environmental restoration contract for the DOE's Hanford site, offset in part by a decrease in radiochemistry laboratory work, reflecting a reduction in spending at the DOE. Sales of analytical laboratory and environmental consulting services increased $59.8 million, to $100.6 million, due to the inclusion of sales from acquired businesses. Sales of metallurgical services declined $2.0 million to $42.8 million, due to the effect of closing a small plant in 1995. Segment income margin, excluding restructuring and other nonrecurring costs of $1.9 million in 1995, improved to 11.0% from 10.5% in 1994, due primarily to higher sales, offset in part by higher legal expenses incurred within the environmental consulting services
                                       50PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1995 Compared With 1994 (continued)
    operations. The restructuring and other nonrecurring costs included $1.5 million relating to the closing of a small metallurgical services division in the second quarter of 1995.

    Advanced Technologies
    ---------------------
        Sales from the Advanced Technologies segment were $323.6 million in 1995, compared with $286.5 million in 1994. Sales increased $22.3 million due to the inclusion of a full year of sales from Thermo Sentron Inc., acquired in March 1994, and sales from the Orion laboratory products division of Analytical Technology, Inc., acquired in December 1995. Sales at Thermo Voltek increased $12.7 million to $36.3 million, due to the inclusion of $7.2 million in sales from acquired businesses and, to a lesser extent, the introduction of a new product line and an increase in demand. Sales at Coleman Research increased $20.7 million to $164.6 million due to increased contract funding. Sales of Thermedics Detection's process-detection instruments declined $19.5 million to $18.5 million primarily due to lower demand from its principal customer, which has substantially completed its deployment of these systems, and sales of EGIS(R) explosives-detection systems declined $5.5 million to $4.6 million, primarily due to lower demand as a result of the shipment of several large orders in 1994. Segment income, excluding restructuring and other nonrecurring costs of $1.0 million in 1995 and $0.7 million in 1994, increased $9.6 million to $24.8 million as a result of improved margins at Coleman Research and Thermo Sentron, primarily due to efforts to control costs. These improvements were offset in part by a decline in segment income from Thermedics Detection, primarily as a result of lower sales. Restructuring and other nonrecurring costs of $1.0 million in 1995 were recorded by ThermoTrex as a result of the decision to close its East Coast division.

        As a result of the sale of stock by subsidiaries, the issuance of stock by subsidiaries upon conversion of convertible debentures, and similar transactions, the Company recorded gains of $80.8 million in 1995 and $25.3 million in 1994. See Notes 1 and 9 for a more complete description of these transactions. Minority interest expense increased to $60.5 million in 1995 from $31.0 million in 1994. Minority interest expense includes $28.6 million in 1995 and $5.7 million in 1994 related to gains recorded by the Company's majority-owned subsidiaries as a result of the sale of stock and the issuance of stock upon conversion of convertible debentures, by their subsidiaries.
        Other expense, net, in the accompanying statement of income includes a gain of $14.7 million in 1994 resulting from the sale of the Peter Brotherhood facility in the United Kingdom. Also included is equity in losses of unconsolidated subsidiaries, which represents the Company's portion of results from entities in which the Company's ownership is 50% or less, including the operation of the Dade County cogeneration facility. The loss associated with the Dade County facility was $1.6 million in 1995 and $5.7 million in 1994. In September 1994, the joint venture suspended operation of this plant.
                                       51PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Liquidity and Capital Resources

        Consolidated working capital was $2,218.6 million at December 28, 1996, compared with $1,317.1 million at December 30, 1995. Included in working capital were cash, cash equivalents, and short-term available-for-sale investments of $1,846.3 million at December 28, 1996, compared with $1,056.7 million at December 30, 1995. In addition, at December 28, 1996, the Company had $68.8 million of long-term available-for-sale investments and $25.6 million of long-term held-to-maturity investments, compared with $61.8 million of long-term available-for-sale investments and $23.8 million of long-term held-to-maturity investments at December 30, 1995. Of the total $1,940.7 million of cash, cash equivalents, short- and long-term available-for-sale and held-to-maturity investments at December 28, 1996, $1,181.0 million was held by the Company's majority-owned subsidiaries and the balance was held by the Company and its wholly owned subsidiaries.
        During 1996, $224.5 million of cash was provided by operating activities. Cash provided by the Company's operating results was offset in part by cash used to fund an increase in other current assets of $35.7 million, primarily for prepaid taxes. In addition, cash of $29.9 million was used to decrease other current liabilities, primarily for expenditures to restructure certain activities of acquired businesses.
        During 1996, the Company's primary investing activities, excluding purchases, sales, and maturities of available-for-sale investments, included acquisitions and capital expenditures. In 1996, the Company expended $366.3 million, net of cash acquired, for acquisitions and $124.5 million for purchases of property, plant, and equipment.
        The Company's financing activities provided $1,038.0 million of cash in 1996. The Company and certain of its majority-owned subsidiaries issued long-term obligations for net proceeds of $953.4 million. Net proceeds from the issuance of Company and subsidiary common stock totaled $304.0 million. In addition, the Company repaid and repurchased long-term obligations of $63.8 million.
         During 1996, an aggregate principal amount of $390.5 million of the Company's and subsidiaries' convertible obligations was converted into shares of the Company's or subsidiaries' common stock.
        The Company intends, for the foreseeable future, to maintain at least 80% ownership of its Thermo Instrument, Thermo Fibertek, and Thermo Ecotek subsidiaries, which is required in order to continue to file a consolidated federal income tax return with these subsidiaries. In addition, the Company intends to maintain greater than 50% ownership of its other majority-owned subsidiaries so that it may continue to consolidate these subsidiaries for financial reporting purposes. This may require the purchase by the Company of additional shares or convertible debentures of these companies from time to time as the number of outstanding shares issued by these companies increases, either in the open market or directly from the subsidiaries. See Note 5 for a description of outstanding convertible debentures issued by Thermo Instrument and Thermo Ecotek. In addition, at December 28, 1996, Thermo Instrument, Thermo Fibertek, and Thermo Ecotek had outstanding stock options for 3,253,000 shares, 3,570,000 shares, and 1,420,000 shares,

                                       52PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Liquidity and Capital Resources (continued)

    respectively, exercisable at various prices and subject to certain vesting schedules. The Company's other majority-owned subsidiaries also have outstanding stock options and/or convertible debentures.
        During 1996, the Company and its majority-owned subsidiaries expended $140.9 million to purchase common stock of certain of the Company's majority-owned subsidiaries. These purchases were made pursuant to authorizations by the Company's and its majority-owned subsidiaries' Boards of Directors. As of December 28, 1996, $60.6 million and $22.6 million remained under the Company's and the majority-owned subsidiaries' authorizations, respectively. The amount of purchases in a given reporting period may vary significantly.
        In 1997, the Company expects to make capital expenditures of approximately $140 million. In addition, as of March 18, 1997, the Company had completed, or become obligated to complete, acquisitions since year end, including the acquisition of Life Sciences (Note 16), for an aggregate purchase price of $483 million, including the repayment of debt. The Company also had agreements or nonbinding letters of intent to acquire new businesses totaling approximately $120 million. Proposed acquisitions of new businesses are subject to various conditions to closing, and there can be no assurance that all proposed transactions will be consummated.
        As discussed above, a substantial percentage of the Company's consolidated cash and investments is held by subsidiaries that are not wholly owned by the Company. This percentage may vary significantly over time. Pursuant to the Thermo Electron Corporate Charter (the Charter), to which each of the majority-owned subsidiaries of the Company is a party, the combined financial resources of Thermo Electron and its subsidiaries allow the Company to provide banking, credit, and other financial services to its subsidiaries so that each member of the Thermo Electron group of companies may benefit from the financial strength of the entire organization. Toward that end, the Charter states that each member of the group may be required to provide certain credit support to the consolidated entity. This credit may rank junior, pari passu with, or senior in priority to payment of the other indebtedness of these members. Nonetheless, the Company's ability to access assets held by its majority-owned subsidiaries through dividends, loans, or other transactions is subject in each instance to a fiduciary duty owed to the minority shareholders of the relevant subsidiary. In addition, dividends received by Thermo Electron from a subsidiary that does not consolidate with Thermo Electron for tax purposes are subject to tax. Therefore, under certain circumstances, a portion of the Company's consolidated cash and short-term investments may not be readily available to Thermo Electron or certain of its subsidiaries.

                                       53PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                           Forward-looking Statements

        In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1997 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.
        Risks Associated with Acquisition Strategy. One of the Company's growth strategies is to supplement its internal growth with the acquisition of businesses and technologies that complement or augment the Company's existing product lines. Certain businesses acquired by the Company within the past year, including businesses within the former Scientific Instruments Division of Fisons plc, have had low levels of profitability. In addition, businesses that the Company may seek to acquire in the future may also be marginally profitable or unprofitable. In order for any acquired businesses to achieve the level of profitability desired by the Company, the Company must successfully change operations and improve market penetration. No assurance can be given that the Company will be successful in this regard. In addition, promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers, the need for regulatory approvals, including antitrust approvals, and the high valuations of businesses resulting from historically high stock prices in many countries. There can be no assurance that the Company will be able to complete pending or future acquisitions. In order to finance any such acquisitions, it may be necessary for the Company to raise additional funds either through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to the Company and may result in dilution to the Company's shareholders.
        Risks Associated with Spinout of Subsidiaries. The Company has adopted a strategy of spinning out certain of its businesses into separate subsidiaries and having these subsidiaries sell a minority interest to outside investors. As a result of the sale of stock by subsidiaries, the issuance of stock by subsidiaries upon conversion of convertible debentures, and similar transactions, the Company records gains that represent the increase in the Company's net investment in the subsidiaries. These gains have represented a substantial portion of the net income reported by the Company in certain periods. The size and timing of these transactions are dependent on market and other conditions that are beyond the Company's control. Accordingly, there can be no assurance that the Company will be able to generate gains from such transactions in the future.
        In October 1995, the Financial Accounting Standards Board (FASB) issued an exposure draft of a Proposed Statement of Financial Accounting Standards, "Consolidated Financial Statements: Policy and Procedures" (the Proposed Statement). The Proposed Statement would establish new rules for how consolidated financial statements should be prepared. If the Proposed Statement is adopted, there could be significant changes in the way the Company records certain transactions of its controlled subsidiaries. Among those changes, any sale of the stock of a subsidiary

                                       54PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                           Forward-looking Statements

    that does not result in a loss of control would be accounted for as a transaction in the equity of the consolidated entity with no gain or loss being recorded. The FASB expects to issue a final statement or a revised exposure draft in 1997.
        Competition. The Company encounters and expects to continue to encounter significant competition in the sale of its products and services. The Company's competitors include a number of large multinational corporations, some of which may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than the Company. Competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. There can be no assurance that the Company's current products, products under development, or ability to develop new technologies will be sufficient to enable it to compete effectively.
        Risks Associated With International Operations. International sales account for a substantial portion of the Company's revenues, and the Company intends to continue to expand its presence in international markets. International revenues are subject to a number of risks, including the following: fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency; agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business and results of operations.
        Rapid and Significant Technological Change and New Products. The markets for the Company's products are characterized by rapid and significant technological change, evolving industry standards and frequent new product introductions and enhancements. Many of the Company's products and products under development are technologically innovative and require significant planning, design, development, and testing at the technological, product, and manufacturing process levels. These activities require significant capital commitments and investment by the Company. In addition, products that are competitive in the Company's markets are characterized by rapid and significant technological change due to industry standards that may change on short notice and by the introduction of new products and technologies that render existing products and technologies uncompetitive or obsolete. There can be no assurance that any of the products currently being developed by the Company, or those to be developed in the future, will be technologically feasible or accepted by the marketplace, that any such development will be completed in any particular time frame, or that the Company's products or proprietary technologies will not become uncompetitive or obsolete.
                                       55PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                           Forward-looking Statements

        Possible Adverse Effect from Changes in Governmental Regulations. The Company competes in several markets which involve compliance by its customers with federal, state, local, and foreign regulations, such as environmental, health and safety, and food and drug regulations. The Company develops, configures, and markets its products to meet customer needs created by such regulations. These regulations may be amended or eliminated in response to new scientific evidence or political or economic considerations. Any significant change in regulations could adversely affect demand for the Company's products in regulated markets.
        Risks Associated with Dependence on Capital Spending Policies and Government Funding. The Company's customers include pharmaceutical and chemical companies, laboratories, universities, healthcare providers, paper manufacturers, consumer product companies, government agencies, and public and private research institutions. The capital spending of these entities can have a significant effect on the demand for the Company's products. Such spending is based on a wide variety of factors, including the resources available to make purchases, the spending priorities among various types of equipment, public policy, and the effects of different economic cycles. Any decrease in capital spending by any of the customer groups that account for a significant portion of the Company's sales could have a material adverse effect on the Company's business and results of operations.
        Dependence on Patents and Proprietary Rights. The Company places considerable importance on obtaining patent and trade secret protection for significant new technologies, products, and processes because of the length of time and expense associated with bringing new products through the development process and to the marketplace. The Company's success depends in part on its ability to develop patentable products and obtain and enforce patent protection for its products both in the United States and in other countries. The Company owns numerous United States and foreign patents, and intends to file additional applications for patents as appropriate to cover its products. No assurance can be given that patents will issue from any pending or future patent applications owned by or licensed to the Company or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. There can be no assurance that third parties will not assert claims against the Company that the Company infringes the intellectual property rights of such parties. The Company could incur substantial costs and diversion of management resources with respect to the defense of any such claims, which could have a material adverse effect on the Company's business, financial condition, and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute, or market its products and services in the United States or abroad. In the event that a claim relating to intellectual property is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such licenses could be obtained on commercially reasonable terms, if at all. The failure to obtain the necessary licenses

                                       56PAGE

    Thermo Electron Corporation                     1996 Financial Statements

                           Forward-looking Statements

    or other rights could preclude the sale, manufacture, or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition, and results of operations.
        The Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.










                                       57PAGE

    Thermo Electron Corporation                     1996 Financial Statements


    Common Stock Market Information
        The following table shows the market range for the Company's common stock based on reported sales prices on the New York Stock Exchange (symbol TMO) for 1996 and 1995. Prices have been restated to reflect three-for-two stock splits, effected in the form of 50% stock dividends, which were distributed in June 1996 and May 1995.

                                          1996                1995
                                   ------------------  ------------------
    Quarter                             High      Low       High      Low
    ---------------------------------------------------------------------
    First                           $42 1/12  $30 2/5   $22 5/6   $19 1/2
    Second                           44 3/8    38 4/5    27 1/3    21 7/9
    Third                            41 7/8    31 3/4    31 1/12   26 2/3
    Fourth                           41 1/8    29 3/4    34 2/3    28 1/4

        As of January 24, 1997, the Company had 9,185 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the New York Stock Exchange for the Company's common stock on January 24, 1997, was $35 7/8 per share.
        Common stock of the Company's majority-owned public subsidiaries is traded on the American Stock Exchange: Thermedics Inc. (TMD), Thermo Cardiosystems Inc. (TCA), Thermo Voltek Corp. (TVL), Thermo Sentron Inc.
    (TSR), Thermedics Detection Inc. (TDX), Thermo Instrument Systems Inc.
    (THI), ThermoSpectra Corporation (THS), ThermoQuest Corporation (TMQ), Thermo Optek Corporation (TOC), Thermo BioAnalysis Corporation (TBA), Thermo TerraTech Inc. (TTT), Thermo Remediation Inc. (THN), Thermo Power Corporation (THP), ThermoTrex Corporation (TKN), ThermoLase Corporation
    (TLZ), Trex Medical Corporation (TXM), Thermo Fibertek Inc. (TFT), Thermo Fibergen Inc. (TFG), and Thermo Ecotek Corporation (TCK).

    Shareholder Services
        Shareholders of Thermo Electron Corporation who desire information about the Company are invited to contact John N. Hatsopoulos, President and Chief Financial Officer, Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046, (617) 622-1111.
    A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly reports, annual reports, and press releases as quickly as possible. Beginning in 1997, quarterly distribution will be limited to the second quarter only. All quarterly reports and press releases are available through the Internet from Thermo Electron's home page on the World Wide Web (http://www.thermo.com).
    Stock Transfer Agent
        Bank of Boston is the stock transfer agent and maintains shareholder activity records. The agent will respond to questions on issuance of stock certificates, change of ownership, lost stock certificates, and change of address. For these and similar matters, please direct inquiries to:

        Bank of Boston
        c/o Boston EquiServe Limited Partnership
        P.O. Box 8040
        Boston, Massachusetts 02266-8040
        (617) 575-3120
                                       58PAGE

    Thermo Electron Corporation                     1996 Financial Statements



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

    Form 10-K Report
         A copy of the Annual Report on Form 10-K for the fiscal year ended December 28, 1996, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to John N. Hatsopoulos, President and Chief Financial Officer, Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046.

    Annual Meeting
        The annual meeting of shareholders will be held on Tuesday, June 3, 1997, at 4:00 p.m. at the Hyatt Regency Hotel, Hilton Head, South Carolina.
                                    59PAGE

   Thermo Electron Corporation                                               1996 Financial Statements

   Ten Year Financial Summary
   (In millions except per share amounts)

                    1996(a)     1995   1994(b)   1993(c) 1992(d) 1991(e)   1990    1989    1988    1987
                  --------  -------- --------  --------  ------  ------  ------  ------  ------  ------
   Statement of
    Income Data:
   Revenues       $2,932.6  $2,270.3 $1,729.2  $1,354.5  $999.2  $842.5  $744.5  $640.3  $553.7  $430.8
   Gross Profit    1,130.0     863.4    650.9     482.3   326.7   256.5   233.8   176.0   157.4   121.9
   Operating
    Income           246.5     225.2    182.1     119.2    70.5    43.6    40.9    23.6    25.8    15.8
   Income Before
    Cumulative
    Effect of
    Change in
    Accounting
    Principle        190.8     139.6    104.7      76.9    60.9    48.5    35.5    27.3     23.3   21.2
   Net Income        190.8     139.6    104.7      76.9    59.5    48.5    35.5    27.3     23.3   21.2
   Earnings per
    Share Before
    Cumulative
    Effect of
    Change in
    Accounting
    Principle:
     Primary          1.35      1.10      .90       .74     .64     .56     .46      .36     .32    .28
     Fully diluted    1.22       .97      .80       .67     .60     .53     .43      .36     .32    .28
   Earnings per
    Share:
     Primary          1.35      1.10      .90       .74     .62     .56     .46      .36     .32    .28
     Fully diluted    1.22       .97      .80       .67     .59     .53     .43      .36     .32    .28
                                                      60PAGE

   Thermo Electron Corporation                                               1996 Financial Statements

   Ten Year Financial Summary (continued)
   (In millions)

                    1996(a)     1995   1994(b)   1993(c) 1992(d) 1991(e)   1990    1989    1988    1987
                  --------  -------- --------  --------  ------  ------  ------  ------  ------  ------
   Balance Sheet
    Data:
   Working Capital$2,218.6  $1,317.1 $1,150.7  $  833.8 $  508.7 $  468.4 $244.1 $277.6  $220.1  $211.8
   Total Assets    5,141.2   3,786.3  3,061.9   2,507.6  1,838.0  1,212.5  912.0  669.9   528.5   465.0
   Long-term
     Obligations   1,550.3   1,118.1  1,049.9     647.6    494.2    255.1  210.5  177.0   152.9   136.1
   Minority
     Interest        684.1     471.6    327.7     277.7    164.3    122.5   83.9   51.8    22.6    25.8
   Common Stock of
     Subsidiaries
     Subject to
     Redemption       76.5      17.5       -       14.5      5.5      5.5    8.7   13.1       -       -
   Shareholders'
     Investment    1,754.4   1,309.7 1,007.5      873.7    563.8    489.5  314.1  229.2   196.4   175.3

   (a)Reflects the issuance of $585.0 million principal amount of convertible debentures.
   (b)Reflects the issuance of $345.0 million principal amount of convertible debentures.
   (c)Reflects the Company's 1993 public offering of common stock for net proceeds of $246.0 million.
   (d)Reflects the issuance of $260.0 million principal amount of convertible debentures and the adoption in 1992 of Statement of Financial Accounting Standards No. 106, "Accounting for
      Post-retirement Benefits Other Than Pensions."
   (e)Reflects the issuance of $164.0 million principal amount of convertible debentures.

