Form 10-K, Exhibit 13
period 1998-01-03
THERMO ELECTRON CORP
filed 1998-03-12
CIK 97745

Exhibit 13




















                           THERMO ELECTRON CORPORATION

                        Consolidated Financial Statements

                                      1997
PAGE

   Thermo Electron Corporation                      1997 Financial Statements

                        Consolidated Statement of Income

   (In thousands except per share amounts)   1997         1996         1995
   ------------------------------------------------------------------------
   Revenues:
     Product and service revenues      $3,392,575   $2,766,002   $2,075,748
     Research and development
       contract revenues                  165,745      166,556      194,543
                                       ----------   ----------   ----------
                                        3,558,320    2,932,558    2,270,291
                                       ----------   ----------   ----------
   Costs and Operating Expenses:
     Cost of product and service
       revenues                         1,973,265    1,657,746    1,239,762
     Expenses for research and
       development and new lines of
       business (a)                       337,305      301,457      272,809
     Selling, general, and
       administrative expenses            840,692      689,248      510,564
     Restructuring and other
       nonrecurring costs, net
       (Note 11)                            1,272       37,641       21,938
                                       ----------   ----------   ----------
                                        3,152,534    2,686,092    2,045,073
                                       ----------   ----------   ----------

   Operating Income                       405,786      246,466      225,218

   Gain on Issuance of Stock by
     Subsidiaries (Note 9)                 80,055      126,599       80,815
   Other Income (Expense), Net
     (Note 10)                              2,626        1,486       (7,225)
                                       ----------   ----------   ----------
   Income Before Income Taxes and
     Minority Interest                    488,467      374,551      298,808
   Provision for Income Taxes
     (Note 8)                             174,713      110,845       98,711
   Minority Interest Expense               74,426       72,890       60,515
                                       ----------   ----------   ----------
   Net Income                          $  239,328   $  190,816   $  139,582
                                       ==========   ==========   ==========
   Earnings per Share (Note 15):
     Basic                             $     1.57   $     1.35   $     1.10
                                       ==========   ==========   ==========
     Diluted                           $     1.41   $     1.17   $      .95
                                       ==========   ==========   ==========
   Weighted Average Shares (Note 15):
     Basic                                152,489      141,525      126,626
                                       ==========   ==========   ==========
     Diluted                              176,082      175,605      158,562
                                       ==========   ==========   ==========

                                        2PAGE

   Thermo Electron Corporation                      1997 Financial Statements

   (In thousands)                           1997         1996          1995
   ------------------------------------------------------------------------
   (a) Includes costs of:
         Research and development
           contracts                  $  143,743   $  144,823    $  167,120
         Internally funded research
           and development               191,629      154,448       102,209
         Other expenses for new lines
           of business                     1,933        2,186         3,480
                                      ----------   ----------    ----------
                                      $  337,305   $  301,457    $  272,809
                                      ==========   ==========    ==========


   The accompanying notes are an integral part of these consolidated financial statements.













                                        3PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                           Consolidated Balance Sheet

    (In thousands)                                          1997        1996
    ------------------------------------------------------------------------
    Assets
    Current Assets:
      Cash and cash equivalents                       $  593,580  $  414,404
      Short-term available-for-sale investments,
        at quoted market value (amortized cost of
        $925,855 and $1,428,564; Note 2)                 929,118   1,431,881
      Accounts receivable, less allowances of
        $55,698 and $34,321                              797,399     616,545
      Unbilled contract costs and fees                    69,375      77,155
      Inventories                                        543,589     432,960
      Prepaid income taxes (Note 8)                      118,182     129,802
      Prepaid expenses                                    42,955      29,082
                                                      ----------  ----------
                                                       3,094,198   3,131,829
                                                      ----------  ----------
    Property, Plant, and Equipment, at Cost, Net         789,046     704,447
                                                      ----------  ----------
    Long-term Available-for-sale Investments, at
      Quoted Market Value (amortized cost of
      $49,581 and $84,094; Note 2)                        63,306      94,401
                                                      ----------  ----------
    Other Assets                                         157,108     127,632
                                                      ----------  ----------
    Cost in Excess of Net Assets of Acquired
      Companies (Notes 3, 8, and 11)                   1,692,211   1,082,935
                                                      ----------  ----------
                                                      $5,795,869  $5,141,244
                                                      ==========  ==========










                                        4PAGE

    Thermo Electron Corporation                     1997 Financial Statements

    (In thousands except share amounts)                  1997         1996
    -----------------------------------------------------------------------
    Liabilities and Shareholders' Investment
    Current Liabilities:
      Notes payable and current maturities of
        long-term obligations (Note 5)             $  176,912   $  153,787
      Accounts payable                                251,677      203,643
      Accrued payroll and employee benefits           140,698      122,079
      Accrued income taxes                             57,923       61,534
      Accrued installation and warranty costs          72,710       69,006
      Deferred revenue                                 54,999       45,715
      Other accrued expenses (Notes 1 and 3)          337,316      257,448
                                                   ----------   ----------
                                                    1,092,235      913,212
                                                   ----------   ----------
    Deferred Income Taxes (Note 8)                     90,802       81,726
                                                   ----------   ----------
    Other Deferred Items                               59,082       81,020
                                                   ----------   ----------
    Long-term Obligations (Note 5):
      Senior convertible obligations                  187,824      369,997
      Subordinated convertible obligations          1,473,015    1,009,470
      Nonrecourse tax-exempt obligations               37,600       77,900
      Other                                            44,468       92,975
                                                   ----------   ----------
                                                    1,742,907    1,550,342
                                                   ----------   ----------
    Minority Interest                                 719,622      684,050
                                                   ----------   ----------
    Commitments and Contingencies (Note 6)
    Common Stock of Subsidiaries Subject to
      Redemption ($95,262 and $81,179 redemption
      value; Note 1)                                   93,312       76,525
                                                   ----------   ----------
    Shareholders' Investment (Notes 4 and 7):
      Preferred stock, $100 par value, 50,000
        shares authorized; none issued
      Common stock, $1 par value, 350,000,000
        shares authorized; 159,206,337 and
        149,996,979 shares issued                     159,206      149,997
      Capital in excess of par value                  843,709      801,793
      Retained earnings                             1,034,640      795,312
      Treasury stock at cost, 95,684 and 15,520
        shares                                         (3,839)        (570)
      Cumulative translation adjustment               (46,339)        (504)
      Deferred compensation (Note 4)                        -          (58)
      Net unrealized gain on available-for-sale
        investments (Note 2)                           10,532        8,399
                                                   ----------   ----------
                                                    1,997,909    1,754,369
                                                   ----------   ----------
                                                   $5,795,869   $5,141,244
                                                   ==========   ==========

    The accompanying notes are an integral part of these consolidated financial statements.
                                        5PAGE

 Thermo Electron Corporation                       1997 Financial Statements

                      Consolidated Statement of Cash Flows

 (In thousands)                                1997         1996         1995
 ----------------------------------------------------------------------------
 Operating Activities:
   Net income                           $   239,328  $   190,816  $   139,582
   Adjustments to reconcile net income
     to net cash provided by operating
     activities:
       Depreciation and amortization        135,738      115,167       85,869
       Restructuring and other
         nonrecurring costs, net
         (Note 11)                            1,272       37,641       21,938
       Provision for losses on accounts
         receivable                           9,078        6,002        5,534
       Increase in deferred income
         taxes                                1,111       20,869        4,277
       Minority interest expense             74,426       72,890       60,515
       Gain on issuance of stock by
         subsidiaries (Note 9)              (80,055)    (126,599)     (80,815)
       Gain on sale of investments, net      (5,077)      (9,840)      (9,305)
       Other noncash items, net               9,093       15,758       19,239
       Changes in current accounts,
         excluding the effects of
         acquisitions:
           Accounts receivable              (86,511)     (17,078)     (52,649)
           Inventories                        9,159       (1,298)     (32,267)
           Other current assets              31,445      (35,657)      (9,447)
           Accounts payable                  (8,308)     (14,307)      19,198
           Other current liabilities        (61,681)     (29,859)      27,427
                                        -----------  -----------  -----------
 Net cash provided by operating
   activities                               269,018      224,505      199,096
                                        -----------  -----------  -----------
 Investing Activities:
   Acquisitions, net of cash acquired
     (Note 3)                              (849,118)    (366,317)    (330,698)
   Refund of acquisition purchase
     price (Note 3)                          36,132            -            -
   Proceeds from sale of businesses          27,102            -            -
   Purchases of available-for-sale
     investments                           (973,687)  (1,644,094)    (592,364)
   Proceeds from sale and maturities of
     available-for-sale investments       1,543,025      835,935      617,145
   Purchases of property, plant, and
     equipment                             (111,605)    (124,541)     (64,016)
   Proceeds from sale of property,
     plant, and equipment                    15,633       10,500        5,702
   Increase in other assets                 (13,425)     (26,144)     (19,750)
   Other                                      6,115        3,385         (147)
                                        -----------  -----------  -----------
 Net cash used in investing
   activities                           $  (319,828) $(1,311,276) $  (384,128)
                                        -----------  -----------  -----------

                                        6PAGE

  Thermo Electron Corporation                       1997 Financial Statements

  (In thousands)                              1997          1996         1995
  ----------------------------------------------------------------------------
  Financing Activities:
    Net proceeds from issuance of
      long-term obligations (Note 5)   $   490,821   $   953,376  $   203,387
    Repayment of long-term obligations     (78,287)      (60,643)     (14,702)
    Net proceeds from issuance of
      Company and subsidiary common
      stock (Note 9)                       164,855       303,954      173,326
    Purchases of subsidiary common
      stock and debentures                (311,092)     (144,053)    (101,099)
    Increase (decrease) in short-
      term notes payable                   (24,256)      (13,391)       1,438
    Other                                   (4,291)       (1,279)        (226)
                                       -----------   -----------  -----------
  Net cash provided by financing
    activities                             237,750     1,037,964      262,124
                                       -----------   -----------  -----------
  Exchange Rate Effect on Cash              (7,764)          350        2,764
                                       -----------   -----------  -----------
  Increase (Decrease) in Cash and
    Cash Equivalents                       179,176       (48,457)      79,856
  Cash and Cash Equivalents at
    Beginning of Year                      414,404       462,861      383,005
                                       -----------   -----------  -----------
  Cash and Cash Equivalents at End
    of Year                            $   593,580   $   414,404  $   462,861
                                       ===========   ===========  ===========

  See Note 12 for supplemental cash flow information.


  The accompanying notes are an integral part of these consolidated financial statements.








                                        7PAGE

    Thermo Electron Corporation                     1997 Financial Statements

               Consolidated Statement of Shareholders' Investment

    (In thousands)                           1997          1996       1995
    -----------------------------------------------------------------------
    Common Stock, $1 Par Value
      Balance at beginning of year     $  149,997    $   89,006 $   53,558
      Issuance of stock under employees'
        and directors' stock plans            866           892        571
      Conversions of convertible
        obligations                         8,343        13,449      6,047
      Effect of three-for-two stock
        splits                                  -        46,650     27,687
      Acquisition through pooling-of-
        interests (Note 3)                      -             -      1,143
                                       ----------    ---------- ----------
      Balance at end of year              159,206       149,997     89,006
                                       ----------    ---------- ----------
    Capital in Excess of Par Value
      Balance at beginning of year        801,793       614,363    493,058
      Issuance of stock under employees'
        and directors' stock plans         13,185         8,172      5,293
      Tax benefit related to employees'
        and directors' stock plans          5,456        12,821      9,666
      Conversions of convertible
        obligations                       164,537       254,842    150,787
      Effect of majority-owned
        subsidiaries' equity
        transactions                     (141,262)      (41,755)   (34,642)
      Effect of three-for-two stock
        splits                                  -       (46,650)   (27,687)
      Acquisition through pooling-of-
        interests (Note 3)                      -             -     17,888
                                       ----------    ---------- ----------
      Balance at end of year              843,709       801,793    614,363
                                       ----------    ---------- ----------
    Retained Earnings
      Balance at beginning of year        795,312       604,496    472,396
      Net income                          239,328       190,816    139,582
      Acquisition through pooling-of-
        interests (Note 3)                      -             -     (7,482)
                                       ----------    ---------- ----------
      Balance at end of year           $1,034,640    $  795,312 $  604,496
                                       ----------    ---------- ----------


                                        8PAGE

    Thermo Electron Corporation                     1997 Financial Statements

    (In thousands)                           1997          1996       1995
    -----------------------------------------------------------------------
    Treasury Stock
      Balance at beginning of year     $     (570)   $     (536)$   (1,631)
      Activity under employees' and
        directors' stock plans             (3,269)          (34)     1,095
                                       ----------    ---------- ----------
      Balance at end of year               (3,839)         (570)      (536)
                                       ----------    ---------- ----------
    Cumulative Translation Adjustment
      Balance at beginning of year           (504)          608     (3,557)
      Translation adjustment              (45,835)       (1,112)     4,193
      Acquisition through pooling-of-
        interests (Note 3)                      -             -        (28)
                                       ----------    ---------- ----------
      Balance at end of year              (46,339)         (504)       608
                                       ----------    ---------- ----------
    Deferred Compensation
      Balance at beginning of year            (58)       (2,271)    (2,657)
      Amortization of deferred
        compensation                           58           296        386
      ESOP II loan repayment (Note 4)           -         1,917          -
                                       ----------    ---------- ----------
      Balance at end of year                    -           (58)    (2,271)
                                       ----------    ---------- ----------
    Net Unrealized Gain on Available-
      for-sale Investments
      Balance at beginning of year          8,399         4,063     (3,681)
      Change in net unrealized gain
        on available-for-sale
        investments (Note 2)                2,133         4,336      7,744
                                       ----------    ---------- ----------
      Balance at end of year               10,532         8,399      4,063
                                       ----------    ---------- ----------
    Total Shareholders' Investment     $1,997,909    $1,754,369 $1,309,729
                                       ==========    ========== ==========


    The accompanying notes are an integral part of these consolidated financial statements.




                                        9PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Significant Accounting Policies

    Nature of Operations
        Thermo Electron Corporation and its subsidiaries (the Company) develop, manufacture, and market analytical and monitoring instruments; biomedical products including heart-assist devices, respiratory-care equipment, and mammography systems; paper recycling and papermaking equipment; alternative-energy systems; industrial process equipment; and other specialized products. The Company also provides industrial outsourcing, laboratory, and metallurgical services, and conducts advanced-technology research and development.

    Principles of Consolidation
        The accompanying financial statements include the accounts of Thermo Electron and its majority- and wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated. Majority-owned public subsidiaries consist of Thermedics Inc., Thermo Instrument Systems Inc., Thermo TerraTech Inc., Thermo Power Corporation, ThermoTrex Corporation, Thermo Fibertek Inc., and Thermo Ecotek Corporation. Thermo Cardiosystems Inc., Thermo Voltek Corp., Thermo Sentron Inc., and Thermedics Detection Inc. are majority-owned, public subsidiaries of Thermedics. ThermoSpectra Corporation, ThermoQuest Corporation, Thermo Optek Corporation, Thermo BioAnalysis Corporation, Metrika Systems Corporation, and Thermo Vision Corporation are majority-owned, public subsidiaries of Thermo Instrument. Thermo Remediation Inc. and The Randers Group Incorporated are majority-owned, public subsidiaries of Thermo TerraTech. ThermoLase Corporation and Trex Medical Corporation are majority-owned, public subsidiaries of ThermoTrex. Thermo Fibergen Inc. is a majority-owned, public subsidiary of Thermo Fibertek. Thermo Information Solutions Inc. is a majority-owned, privately held subsidiary. ONIX Systems Inc. is a majority-owned, privately held subsidiary of Thermo Instrument. Thermo EuroTech N.V. is a majority-owned, privately held subsidiary of Thermo TerraTech. ThermoLyte Corporation is a majority-owned, privately held subsidiary of Thermo Power. Trex Communications Corporation is a majority-owned, privately held subsidiary of ThermoTrex. Thermo Trilogy Corporation is a majority-owned, privately held subsidiary of Thermo Ecotek. The Company accounts for investments in businesses in which it owns between 20% and 50% using the equity method.

    Fiscal Year
        The Company has adopted a fiscal year ending the Saturday nearest December 31. References to 1997, 1996, and 1995 are for the fiscal years ended January 3, 1998, December 28, 1996, and December 30, 1995, respectively. Fiscal year 1997 included 53 weeks; 1996 and 1995 each included 52 weeks.

    Revenue Recognition
        For the majority of its operations, the Company recognizes revenues upon shipment of its products, or upon completion of services it renders. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. Deferred revenue in the

                                       10PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Significant Accounting Policies (continued)

    accompanying balance sheet consists primarily of unearned revenue on service contracts. Substantially all of the deferred revenue in the accompanying 1997 balance sheet will be recognized within one year. Revenues and profits on substantially all contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $440.4 million in 1997, $421.1 million in 1996, and $472.0 million in 1995. The percentage of completion is determined by relating either the actual costs or actual labor incurred to date to management's estimate of total costs or total labor, respectively, to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.

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

                                       11PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Significant Accounting Policies (continued)

    between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

    Earnings per Share
        During the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings per Share" (Note 15). As a result, all previously reported earnings per share have been restated; however, basic earnings per share equals the Company's previously reported primary earnings per share for 1996 and 1995. Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share have been computed assuming the conversion of convertible obligations and the elimination of the related interest expense, and the exercise of stock options, as well as their related income tax effects.

    Stock Split
        All share and per share information was restated in 1996 to reflect a three-for-two stock split, effected in the form of a 50% stock dividend, that was distributed in June 1996.

    Cash and Cash Equivalents
        Cash equivalents consists principally of corporate notes, commercial paper, U.S. government-agency securities, money market funds, and other marketable securities purchased with an original maturity of three months or less. These investments are carried at cost, which approximates market value.

    Inventories
        Inventories are stated at the lower of cost (on a first-in, first-out or weighted average basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

    (In thousands)                                        1997        1996
    ----------------------------------------------------------------------
    Raw materials and supplies                        $260,458   $236,297
    Work in process                                    108,327     80,614
    Finished goods                                     174,804    116,049
                                                      --------   --------
                                                      $543,589   $432,960
                                                      ========   ========

    Property, Plant, and Equipment
        The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 5 to 40 years; alternative-energy facilities, 5 to 25 years; machinery and equipment, 2 to 20 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset.

                                       12PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Significant Accounting Policies (continued)

        Property, plant, and equipment consists of the following:

    (In thousands)                                       1997         1996
    ----------------------------------------------------------------------
    Land                                           $   59,867   $   55,430
    Buildings                                         235,103      206,406
    Alternative-energy facilities                     247,361      247,361
    Machinery, equipment, and leasehold
      improvements                                    617,582      500,992
                                                   ----------   ----------
                                                    1,159,913    1,010,189
    Less: Accumulated depreciation and
          amortization                                370,867      305,742
                                                   ----------   ----------
                                                   $  789,046   $  704,447
                                                   ==========   ==========

    Other Assets
        Other assets in the accompanying balance sheet includes intangible assets, notes receivable, deferred debt expense, prepaid pension costs, and other assets. Intangible assets include the costs of acquired trademarks, patents, product technology, and other specifically identifiable intangible assets and are being amortized using the straight-line method over their estimated useful lives, which range from 3 to 20 years. Intangible assets were $50.5 million and $39.9 million, net of accumulated amortization of $45.7 million and $38.0 million, at year-end 1997 and 1996, respectively.

    Cost in Excess of Net Assets of Acquired Companies
        The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method principally over 40 years. Accumulated amortization was $134.7 million and $96.4 million at year-end 1997 and 1996, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

    Common Stock of Subsidiaries Subject to Redemption
        In March 1995, ThermoLyte sold 1,845,000 units, each unit consisting of one share of ThermoLyte common stock and one redemption right, at $10.00 per unit, for net proceeds of $17.3 million. Holders of the common stock issued in the offering will have the option to require ThermoLyte to redeem any or all of their shares at $10.00 per share in December 1998 or 1999. ThermoLyte common stock subject to redemption of $18.1 million is included in other accrued expenses in the accompanying 1997 balance sheet since it is redeemable in December 1998. The redemption value is $18.5 million.

                                       13PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Significant Accounting Policies (continued)

        In September 1996, Thermo Fibergen sold 4,715,000 units, each unit consisting of one share of Thermo Fibergen common stock and one redemption right, at $12.75 per unit, for net proceeds of $55.8 million. The common stock and redemption rights began trading separately on December 13, 1996. Holders of a redemption right have the option to require Thermo Fibergen to redeem one share of Thermo Fibergen common stock at $12.75 per share in September 2000 or 2001. The redemption rights carry terms that generally provide for their expiration if the closing price of Thermo Fibergen's common stock exceeds $19 1/8 for 20 of any 30 consecutive trading days prior to September 2001.
        In April 1997, ThermoLase completed an exchange offer whereby its shareholders had the opportunity to exchange one share of existing ThermoLase common stock and $3.00 (in cash or ThermoLase common stock) for a new unit consisting of one share of ThermoLase common stock and one redemption right. The redemption right entitles the holder to sell the related share of common stock to ThermoLase for $20.25 during the period from April 3, 2001, through April 30, 2001. The redemption right will expire if the closing price of ThermoLase common stock is at least $26.00 for 20 of any 30 consecutive trading days. In connection with this offer, ThermoLase issued in April 1997, 2,000,000 units in exchange for 2,261,706 shares of its common stock and $0.5 million in cash, net of expenses. As a result of these transactions, $40.5 million was reclassified from "Shareholders' investment" and "Minority interest" to "Common stock of subsidiaries subject to redemption," based on the issuance of the 2,000,000 redemption rights, each carrying a maximum liability of $20.25.
        The difference between the redemption value and the original carrying amount of ThermoLyte and Thermo Fibergen common stock subject to redemption is accreted over the period through the first redemption period. Accretion is charged to minority interest expense in the accompanying statement of income. All redemption rights are guaranteed on a subordinated basis by the Company.

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

    Forward Contracts and Interest Rate Swap Agreements
        The Company uses short-term forward foreign exchange contracts to manage certain exposures to foreign currencies. The Company enters into forward foreign exchange contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. These contracts principally hedge transactions denominated in

                                       14PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Significant Accounting Policies (continued)

    U.S. dollars, British pounds sterling, French francs, and Japanese yen. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. Gains and losses arising from forward foreign exchange contracts are recognized as offsets to gains and losses resulting from the transactions being hedged.
        Thermo Ecotek has interest rate swap agreements that convert its variable rate obligations to fixed rate obligations (Note 5). Interest rate swap agreements are accounted for under the accrual method. Amounts to be received from or paid to the counterparties of the agreements are accrued during the period to which the amounts relate and are reflected as interest expense. The related amounts payable to the counterparties are included in other accrued expenses in the accompanying balance sheet. The fair value of the swap agreements is not recognized in the accompanying financial statements since the agreements are accounted for as hedges.
        The Company does not enter into speculative foreign currency or interest swap agreements.

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

    Presentation
        Certain amounts in 1996 and 1995 have been reclassified to conform to the presentation in the 1997 financial statements.

    2.  Available-for-sale Investments

        In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company's debt and marketable equity securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded currently as a component of shareholders' investment titled "Net unrealized gain on available-for-sale investments."





                                       15PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    2.  Available-for-sale Investments (continued)

        The aggregate market value, cost basis, and gross unrealized gains and losses of short- and long-term available-for-sale investments by major security type are as follows:

                                                          Gross        Gross
                               Market         Cost   Unrealized   Unrealized
    (In thousands)              Value        Basis        Gains       Losses
    ------------------------------------------------------------------------
    1997
    Government-agency
      securities           $  385,476   $  385,049   $      451  $      (24)
    Corporate bonds           513,956      513,427          717        (188)
    Other                      92,992       76,960       16,628        (596)
                           ----------   ----------   ----------  ----------
                           $  992,424   $  975,436   $   17,796  $     (808)
                           ==========   ==========   ==========  ==========

    1996
    Government-agency
      securities           $  830,446   $  829,736   $      761  $      (51)
    Corporate bonds           581,804      581,424          482        (102)
    Other                     114,032      101,498       12,855        (321)
                           ----------   ----------   ----------  ----------
                           $1,526,282   $1,512,658   $   14,098  $     (474)
                           ==========   ==========   ==========  ==========

        Short- and long-term available-for-sale investments in the accompanying 1997 balance sheet include equity securities of $50.4 million and debt securities of $803.3 million with contractual maturities of one year or less and $138.7 million with contractual maturities of more than one year through five years. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call options that enable either the Company, the issuer, or both to redeem these securities at an earlier date.
        The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains and losses recorded in the accompanying statement of income. The net gain on sale of investments resulted from gross realized gains of $5.2 million, $11.2 million, and $9.8 million and gross realized losses of $0.1 million, $1.4 million, and $0.5 million in 1997, 1996, and 1995, respectively, relating to the sale of available-for-sale investments.

    3.  Acquisitions

        In March 1997, Thermo Instrument acquired 95% of Life Sciences International PLC, a London Stock Exchange-listed company. Subsequently, Thermo Instrument acquired the remaining shares of Life Sciences'

                                       16PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    3.  Acquisitions (continued)

    capital stock. The aggregate purchase price for Life Sciences was $442.8 million, net of $55.8 million of cash acquired. The purchase price includes the repayment of $105.0 million of Life Sciences' bank debt. Life Sciences manufactures laboratory science equipment, appliances, instruments, consumables, and reagents for the research, clinical, and industrial markets.
        In 1997, in addition to the acquisition of Life Sciences, the Company and its majority-owned subsidiaries made several other acquisitions for an aggregate of $406.3 million in cash, net of cash acquired, the issuance of subsidiary common stock and stock options valued at $4.5 million, and $5.1 million to be paid in the first quarter of 1998, subject to certain post-closing adjustments. The Company does not expect that aggregate post-closing adjustments, if any, will be material.
        In June 1996, the Company acquired SensorMedics Corporation in exchange for 1,243,518 shares of the Company's common stock, including 156,590 shares reserved for issuance upon exercise of assumed stock options and warrants. SensorMedics manufactures systems for pulmonary function diagnosis, respiratory-gas analyzers, physiological testing equipment, and automated sleep-analysis systems. The acquisition has been accounted for under the pooling-of-interests method.
        Historical financial information presented for 1995 has been restated to include the acquisition of SensorMedics. Revenues and net income
    (loss) for 1995, as previously reported by the separate entities prior to the acquisition and as restated for the combined Company, are as follows:

    (In thousands)                                                    1995
    -----------------------------------------------------------------------
    Revenues:
      Previously reported                                       $2,207,417
      SensorMedics                                                  62,874
                                                                ----------
                                                                $2,270,291
                                                                ==========

    Net Income (Loss):
      Previously reported                                       $  140,080
      SensorMedics                                                    (498)
                                                                ----------
                                                                $  139,582
                                                                ==========

         In March 1996, Thermo Instrument completed the acquisition of a substantial portion of the businesses constituting the Scientific Instruments Division of Fisons plc (Fisons businesses), a wholly owned subsidiary of Rhone-Poulenc Rorer Inc. (RPR), for approximately $181.2 million in cash, net of $7.7 million of cash acquired, and the assumption of approximately $47.2 million of indebtedness. In December 1997, Thermo Instrument and RPR negotiated a post-closing adjustment under the terms of the purchase agreement for the Fisons acquisition pertaining to determination of the net assets of the Fisons businesses at the date of

                                       17PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    3.  Acquisitions (continued)

    acquisition. This negotiation resulted in a refund to Thermo Instrument of $36.1 million, plus $3.8 million of interest from the date of acquisition. Thermo Instrument has recorded $33.1 million of the refund as a reduction in cost in excess of net assets of acquired companies. The remaining $3.0 million represented payment for uncollected accounts receivable acquired by the Company that were guaranteed by RPR.
        In 1996, in addition to the acquisitions of SensorMedics and the Fisons businesses, the Company and its majority-owned subsidiaries made several other acquisitions for an aggregate of $185.1 million in cash, net of cash acquired, the issuance of common stock of the Company and its majority-owned subsidiaries valued at $2.4 million, and the issuance of $26.6 million in debt.
        In March 1995, the Company acquired Coleman Research Corporation in exchange for 6,003,336 shares of the Company's common stock, including 304,292 shares reserved for issuance upon exercise of assumed stock options. This business was renamed Thermo Coleman Corporation. Thermo Coleman provides systems integration, systems engineering, analytical services, technology support, information technology services and products, and advanced-technology research and development to government and commercial customers. The acquisition has been accounted for under the pooling-of-interests method.
        In 1995, in addition to the acquisition of Thermo Coleman, the Company and its majority-owned subsidiaries made several other acquisitions for an aggregate of $330.7 million in cash, net of cash acquired, the issuance of common stock and stock options of the Company's majority-owned subsidiaries valued at $19.0 million, and the issuance of $22.3 million in debt.
        These acquisitions, except for SensorMedics and Thermo Coleman, have been accounted for using the purchase method of accounting, and the acquired companies' results have been included in the accompanying financial statements from their respective dates of acquisition. The aggregate cost of these acquisitions exceeded the estimated fair value of the acquired net assets by $1,239.8 million, which is being amortized principally over 40 years. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired and, for acquisitions completed in 1997, is subject to adjustment upon finalization of the purchase price allocation. The Company has gathered no information that indicates the final purchase price allocations will differ materially from the preliminary estimates. Pro forma data is not presented since the acquisitions were not material to the Company's results of operations.
        In connection with the acquisition of the Fisons businesses, Thermo Instrument had undertaken a restructuring of the acquired businesses during 1996. In accordance with the requirements of Emerging Issues Task Force Pronouncement (EITF) 95-3, Thermo Instrument finalized its restructuring plans in the first quarter of 1997. The restructuring plans include reductions in staffing levels, abandonment of excess facilities, and other costs associated with exiting certain activities of the acquired businesses. As part of the cost of the acquisition, Thermo Instrument established reserves totaling $46.2 million for estimated

                                       18PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    3.  Acquisitions (continued)

    severance, excess facilities, and other exit costs associated with the acquisition, $14.3 million and $19.0 million of which was expended during 1997 and 1996, respectively, primarily for severance and abandoned-facility payments. At January 3, 1998, the remaining reserve for restructuring these businesses was $11.1 million, including the impact of currency translation, and primarily represents ongoing severance and abandoned-facility payments.

    4.  Employee Benefit Plans

    Stock-based Compensation Plans

    Stock Option Plans
    ------------------
        The Company has stock-based compensation plans for its key employees, directors, and others, which permit the award of stock-based incentives in the stock of the Company and its majority-owned subsidiaries. The Company has a nonqualified stock option plan, adopted in 1974, and an incentive stock option plan, adopted in 1981, which permit the award of stock options to key employees. The incentive stock option plan expired in 1991, and no grants were made after that date. An equity incentive plan, adopted in 1989, permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options outstanding under these plans are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights may lapse over periods ranging from one to ten years, depending on the term of the option, which may range from three to twelve years. In addition, under certain options, shares acquired upon exercise are restricted from resale until retirement or other events. Nonqualified options are generally granted at fair market value, although the Board Committee has discretion to grant options at a price at or above 85% of the fair market value on the date of grant. Incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. Generally, stock options have been granted at fair market value. The Company also has a directors' stock option plan, adopted in 1993, that provides for the annual grant of stock options of the Company and its majority-owned subsidiaries to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and expire three to seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in stock-based compensation plans of the Company's majority-owned subsidiaries.

                                       19PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Employee Benefit Plans (continued)

       A summary of the Company's stock option activity is as follows:

                               1997             1996              1995
                        ----------------  ----------------  ----------------
                                Weighted          Weighted          Weighted
                        Number   Average  Number   Average  Number   Average
    (Shares in              of  Exercise      of  Exercise      of  Exercise
    thousands)          Shares     Price  Shares     Price  Shares     Price
    ------------------------------------------------------------------------
    Options outstanding,
     beginning of year   8,421   $21.24   8,302    $17.46   7,878    $14.92

      Granted            1,401    37.06   1,183     39.03   1,330     27.85

      Exercised           (744)   13.37  (1,125)    10.71  (1,099)     8.69

      Forfeited           (247)   29.45     (89)    26.97    (111)    16.67

      Assumed upon
        acquisitions
        through pooling-
        of-interests
        (Note 3)             -        -     150     14.97     304      5.65
                        ------           ------            ------
    Options outstanding,
     end of year         8,831   $24.19   8,421    $21.24   8,302    $17.46
                        ======   ======  ======    ======  ======    ======
    Options exercisable  8,821   $24.18   8,406    $21.23   8,262    $17.51
                        ======   ======  ======    ======  ======    ======
    Options available
     for grant           5,132            1,291             2,397
                        ======           ======            ======







                                       20PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Employee Benefit Plans (continued)

       A summary of the status of the Company's stock options at January 3, 1998, is as follows:

                                                   Options Outstanding
                                             -------------------------------
                                                         Weighted
                                                          Average   Weighted
                                             Number     Remaining    Average
    Range of                                     of   Contractual   Exercise
    Exercise Prices                          Shares          Life      Price
    ------------------------------------------------------------------------
    (Shares in thousands)

    $ 6.33 - $15.61                           1,479     2.4 years    $12.30
     15.62 -  24.89                           4,331     7.0 years     19.44
     24.90 -  34.18                             798     8.2 years     32.16
     34.19 -  43.46                           2,223     8.7 years     38.49
                                              -----
    $ 6.33 - $43.46                           8,831     6.8 years    $24.19
                                              =====

       The information disclosed above for options outstanding at January 3, 1998, does not differ materially for options exercisable.

    Employee Stock Purchase Plan
    ----------------------------
       Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase plan sponsored by the Company. Under this plan, shares of the Company's common stock can be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, shares of the Company's common stock could be purchased at 85% of the fair market value at the beginning of the period, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. Participants of employee stock purchase programs sponsored by the Company's majority-owned public subsidiaries may also elect to purchase shares of the common stock of the subsidiary by which they are employed under the same general terms described above. During 1997, 1996, and 1995, the Company issued 243,444 shares, 285,448 shares, and 330,444 shares, respectively, of its common stock under this plan.

    Employee Stock Ownership Plan
    -----------------------------
       The Company's Employees Stock Ownership Plan (ESOP) was split into two plans effective December 31, 1994: ESOP I and ESOP II. The ESOP I covers eligible full-time U.S. employees of the Company's corporate office and its wholly owned subsidiaries. The ESOP II, terminated effective December 31, 1994, covered employees of certain of the Company's majority-owned subsidiaries. The Company loaned funds to the ESOP to purchase shares of common stock of the Company and its majority-owned subsidiaries. The shares purchased by the ESOP were

                                       21PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Employee Benefit Plans (continued)

    recorded as deferred compensation in the accompanying balance sheet. The loan to the ESOP II was repaid in full in 1996 and all expense related to the plans had been recognized. The loan repayment was recorded as a reduction in deferred compensation in the accompanying balance sheet. Shares are allocated to the plan participants based on employee compensation. For these plans, the Company charged to expense $0.2 million and $0.3 million in 1996 and 1995, respectively.

    Pro Forma Stock-based Compensation Expense
        In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards in 1997, 1996, and 1995 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income and earnings per share would have been as follows:

    (In thousands except per share amounts)    1997       1996        1995
    -----------------------------------------------------------------------
    Net income:
      As reported                          $239,328   $190,816    $139,582
      Pro forma                             224,337    181,880     137,587
    Basic earnings per share:
      As reported                              1.57       1.35        1.10
      Pro forma                                1.47       1.29        1.09
    Diluted earnings per share:
      As reported                              1.41       1.17         .95
      Pro forma                                1.32       1.12         .93

        Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
        The weighted average fair value per share of options granted was $15.14, $13.03, and $9.39 in 1997, 1996, and 1995, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                               1997        1996        1995
    -----------------------------------------------------------------------
    Volatility                                  26%         24%         24%
    Risk-free interest rate                    6.2%        6.1%        6.0%
    Expected life of options              6.5 years   5.2 years   5.0 years

                                       22PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Employee Benefit Plans (continued)

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

    401(k) Savings Plan
        The Company's 401(k) savings plan covers the majority of the Company's eligible full-time U.S. employees. Contributions to the plan are made by both the employee and the Company. Company contributions are based on the level of employee contributions. For this plan, the Company contributed and charged to expense $13.9 million, $10.1 million, and $7.6 million in 1997, 1996, and 1995, respectively.

    Other Retirement Plans
        Certain of the Company's subsidiaries offer retirement plans, separate from the Company's 401(k) savings plan. These retirement plans cover approximately 20% of the Company's U.S. employees. The majority of these subsidiaries offer 401(k) savings plans; however, one subsidiary offers a money purchase plan and two subsidiaries offer profit-sharing plans. Company contributions to the 401(k) savings plans are based on the level of employee contributions. Company contributions to the money purchase plan and profit-sharing plans are based on formulas determined by the Company. For these plans, the Company contributed and charged to expense $9.3 million, $8.8 million, and $8.2 million in 1997, 1996, and 1995, respectively.






                                       23PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    5.  Long-term Obligations and Other Financing Arrangements

        Long-term obligations of the Company are as follows:

    (In thousands except per share amounts)              1997         1996
    -----------------------------------------------------------------------
    5% Senior convertible debentures,
      due 2001, convertible at $21.00 per share    $        -   $  175,216
    4 1/4% Subordinated convertible debentures,
      due 2003, convertible at $37.80 per share       585,000      585,000
    4 1/2% Senior convertible debentures,
      due 2003, convertible into shares
      of Thermo Instrument at $34.46 per share        172,500      172,500
    3 3/4% Senior convertible debentures,
      due 2000, convertible into shares of
      Thermo Instrument at $13.55 per share            15,324       22,281
    5% Subordinated convertible debentures,
      due 2000, convertible into shares of
      ThermoQuest at $16.50 per share                  80,591       86,250
    5% Subordinated convertible debentures,
      due 2000, convertible into shares of
      Thermo Optek at $13.94 per share                 79,956       86,250
    4 7/8% Subordinated convertible debentures,
      due 2000, convertible into shares of
      Thermo Remediation at $17.92 per share           34,950       34,950
    Noninterest-bearing subordinated convertible
      debentures due 2003, convertible into
      shares of Thermedics at $32.68 per share         62,300       65,000
    4 3/4% Subordinated convertible debentures,
      due 2004, convertible into shares of
      Thermo Cardiosystems at $31.42 per share         70,000            -
    Noninterest-bearing subordinated convertible
      debentures, due 1997, convertible into shares
      of Thermo Cardiosystems at $14.49 per share           -        3,755
    3 3/4% Subordinated convertible debentures,
      due 2000, convertible into shares of Thermo
      Voltek at $7.83 per share                         7,750        9,345
    4 5/8% Subordinated convertible debentures,
      due 2003, convertible into shares of
      Thermo TerraTech at $15.90 per share            111,850      111,850
    6 1/2% Subordinated convertible debentures,
      due 1997, convertible into shares of
      Thermo TerraTech at $10.33 per share                  -        8,620
    4 1/2% Subordinated convertible debentures,
      due 2004, convertible into shares of
      Thermo Fibertek at $12.10 per share             153,000            -
    4 3/8% Subordinated convertible debentures,
      due 2004, convertible into shares of
      ThermoLase at $17.39 per share                  115,000            -
    3 1/4% Subordinated convertible debentures,
      due 2007, convertible into shares of
      ThermoTrex at $27.00 per share                  114,500            -

                                       24PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    5.  Long-term Obligations and Other Financing Arrangements (continued)

    (In thousands except per share amounts)              1997         1996
    -----------------------------------------------------------------------
    Noninterest-bearing subordinated convertible
      debentures, due 2001, convertible into
      shares of Thermo Ecotek at $13.56 per share  $    8,118   $   22,205
    4 7/8% Subordinated convertible debentures,
      due 2004, convertible into shares of
      Thermo Ecotek at $16.50 per share                50,000            -
    8.1% Nonrecourse tax-exempt obligation,
      payable in semiannual installments, with
      final payment in 2000                            35,600       51,200
    6.0% Nonrecourse tax-exempt obligation,
      payable in semiannual installments, with
      final payment in 2000                            23,900       43,500
    Other                                              93,857      113,289
                                                   ----------   ----------
                                                    1,814,196    1,591,211
    Less: Current maturities                           71,289       40,869
                                                   ----------   ----------
                                                   $1,742,907   $1,550,342
                                                   ==========   ==========

        The debentures that are convertible into subsidiary common stock have been issued by the respective subsidiaries and are guaranteed by the Company, on a subordinated basis in most cases.
        In the event of a change in control of the Company (as defined in the related fiscal agency agreement) that has not been approved by the continuing members of the Company's Board of Directors, each holder of the 4 1/4% convertible debentures issued by the Company will have the right to require the Company to buy all or part of the holder's debentures, at par value plus accrued interest, within 50 calendar days after the date of expiration of a specified approval period. In addition, certain of the obligations convertible into subsidiary common stock become exchangeable for common stock of the Company at an exchange price equal to 50% of the average price of the Company's common stock for the 30 trading days preceding the change in control.
        Nonrecourse tax-exempt obligations represent obligations issued by the California Pollution Control Financing Authority, the proceeds of which were used to finance two alternative-energy facilities (Delano I and Delano II) located in Delano, California. The obligations are credit-enhanced by a letter of credit issued by a bank group. The obligations are payable only by a subsidiary of Thermo Ecotek and are not guaranteed by the Company, except under limited circumstances. As required by the financing bank group, Thermo Ecotek entered into interest rate swap agreements that effectively convert these obligations from floating rates to the fixed rates described above. These swaps have terms expiring in 2000, commensurate with the final maturity of the debt. During 1997 and 1996, the average variable rate received under the interest rate swap agreements was 3.7% and 3.5%, respectively. The notional amount of the swap agreements was $61.3 million and $95.7

                                       25PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    5.  Long-term Obligations and Other Financing Arrangements (continued)

    million at year-end 1997 and 1996, respectively. The interest rate swap agreements are with a different counterparty than the holders of the underlying debt. The Company believes, however, that the credit risks associated with these swaps are minimal because the agreements are with a large, reputable bank.
        The annual requirements for long-term obligations are as follows:

                   (In thousands)
                   -----------------------------------------
                   1998                          $   71,289
                   1999                              25,466
                   2000                             224,244
                   2001                              49,021
                   2002                               2,940
                   2003 and thereafter            1,441,236
                                                 ----------
                                                 $1,814,196
                                                 ==========

        See Note 13 for fair value information pertaining to the Company's long-term obligations.
        Notes payable and current maturities of long-term obligations in the accompanying balance sheet includes $105.7 million and $112.9 million in 1997 and 1996, respectively, of short-term bank borrowings and borrowings under lines of credit of certain of the Company's subsidiaries. The weighted average interest rate for these borrowings was 5.7% and 5.4% at year-end 1997 and 1996. Unused lines of credit were $205 million as of year-end 1997.

    6.  Commitments and Contingencies

    Operating Leases
        The Company leases portions of its office and operating facilities under various operating lease arrangements. The accompanying statement of income includes expenses from operating leases of $73.6 million, $62.6 million, and $48.8 million in 1997, 1996, and 1995, respectively. Future minimum payments due under noncancelable operating leases at January 3, 1998, are $71.0 million in 1998; $60.7 million in 1999; $52.2 million in 2000; $45.8 million in 2001; $42.6 million in 2002; and $165.5 million in
    2003 and thereafter. Total future minimum lease payments are $437.8 million.

    Litigation and Related Contingencies
        ThermoTrex is a defendant in a lawsuit brought by Fischer Imaging Corporation, which alleges that the prone breast-biopsy systems of the Lorad division of ThermoTrex's Trex Medical subsidiary infringe a Fischer patent on a precision mammographic needle-biopsy system. Lorad's cumulative revenues from this product totaled approximately $118.6 million through January 3, 1998.

                                       26PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    6.  Commitments and Contingencies (continued)

        Five former employees of Thermo Instrument's Epsilon Industrial, Inc. (Epsilon) subsidiary have commenced an arbitration proceeding naming as joint defendants Epsilon, Thermo Instrument, and certain affiliates of Thermo Instrument, including the Company, alleging that these entities breached the terms of certain agreements entered into with such employees at the time that a predecessor of Epsilon acquired the assets and business of a company formerly owned by such employees. The former employees are claiming actual damages of between $27 million and $46 million, punitive damages of twice the actual damages, attorneys' fees and expenses, and pre-judgment and post-judgment interest, resulting from the alleged failure of Thermo Instrument and such affiliates, to, among other things, use their best efforts to develop and promote certain products acquired at that time. The arbitration proceeding, which is binding and nonappealable, is expected to conclude in the second quarter of 1998.
        Thermo Coleman has been named as a defendant in a lawsuit initiated by certain former employees. This suit was filed under the "qui tam" provisions of the Federal False Claims Act (the Act), which permit an individual to bring suit in the name of the United States and, if the United States obtains a judgment against the defendant, to share in any recovery. The suit alleges, among other things, that Thermo Coleman violated the Act as a result of its performance of certain support-service functions under a subcontract from a third party, which, in turn, contracted directly with the U.S. government. The complaint seeks an order requiring Thermo Coleman to cease and desist from such allegedly improper practices, the award of treble damages in an unspecified amount, plus other penalties. The amount of billings under the contract activities in question were approximately $7.6 million. Under the law, the U.S. government will investigate the allegations set forth in the complaint, and then will determine whether it wishes to intervene and take over the lawsuit. The Company has been advised that the U.S. government has not completed its investigation and that no decision has been made on whether the U.S. government will intervene in the lawsuit.
        ThermoQuest's Finnigan subsidiary has filed complaints against Bruker-Franzen Analytik GmbH and its U.S. affiliate, and Hewlett-Packard Company, for alleged violation of two U.S. patents owned by Finnigan pertaining to methods used in ion-trap mass spectrometers. One of Finnigan's complaints was filed in United States District Court and the other was filed with the United States International Trade Commission
    (ITC). In February 1998, an administrative law judge at the ITC issued an initial determination to the effect that, although one of Finnigan's patents was infringed, the patents were invalid for purposes of this case. The ITC's jurisdiction on this matter is limited to the issue of whether or not the defendants' products that use the patented methods can be imported into the U.S. The judge's initial determination will be considered by the full commission during the second quarter of 1998. Bruker has presented counterclaims alleging that the Finnigan patents are invalid and unenforceable and are not infringed by the mass spectrometers co-marketed by Bruker. They also allege that Finnigan has violated

                                       27PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    6.  Commitments and Contingencies (continued)

    antitrust laws by attempting to maintain a monopoly position and restrain trade through enforcement of allegedly fraudulently obtained patents. Bruker has asked for judgment consistent with its counterclaims, and for three times the antitrust damages (including attorney's fees) it has sustained.
        The Company intends to vigorously defend these matters. In the opinion of management, the ultimate liability for all such matters will not be material to the Company's financial position, but an unfavorable outcome in one or more of the matters described above could materially affect the results of operations or cash flows for a particular quarter or annual period.

    7.  Common Stock

        At January 3, 1998, the Company had reserved 31,354,154 unissued shares of its common stock for possible issuance under stock-based compensation plans, for possible conversion of the Company's convertible debentures, and for possible exchange of certain subsidiaries' convertible obligations into common stock of the Company. Certain of the subsidiaries' obligations are exchangeable into common stock of the Company in the event of a change in control (as defined in the related fiscal agency agreement) that has not been approved by the continuing members of the Company's Board of Directors (Note 5). The exchange price would be equal to 50% of the average price of the Company's common stock for the 30 trading days preceding the change in control.
        In January 1996, the Company redeemed the share purchase rights outstanding under its previously existing shareholder rights plan for $.02 per right, or $.006 per share of the Company's common stock outstanding. Simultaneously with this redemption, the Company distributed rights under a new shareholder rights plan adopted by the Company's Board of Directors to holders of outstanding shares of the Company's common stock. Each right entitles the holder to purchase one ten-thousandth of a share of Series B Junior Participating Preferred Stock, $100 par value, at a purchase price of $250 per share, subject to adjustment. The rights will not be exercisable until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (the Stock Acquisition Date), or (ii) 10 business days following the commencement of a tender offer or exchange offer for 15% or more of the outstanding shares of common stock.
        In the event that a person becomes the beneficial owner of 15% or more of the outstanding shares of common stock, except pursuant to an offer for all outstanding shares of common stock approved by the outside Directors, each holder of a right (except for the Acquiring Person) will thereafter have the right to receive, upon exercise, that number of shares of common stock that equals the exercise price of the right divided by one half of the current market price of the common stock. In the event that, at any time after any person has become an Acquiring Person, (i) the Company is acquired in a merger or other business

                                       28PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    7.  Common Stock (continued)

    combination transaction in which the Company is not the surviving corporation or its common stock is changed or exchanged (other than a merger that follows an offer approved by the outside Directors), or
    (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a right (except for the Acquiring Person) shall thereafter have the right to receive, upon exercise, the number of shares of common stock of the acquiring company that equals the exercise price of the right divided by one half of the current market price of such common stock.
        At any time until 10 days following the Stock Acquisition Date, the Company may redeem the rights in whole, but not in part, at a price of $.01 per right (payable in cash or stock). The rights expire on January 29, 2006, unless earlier redeemed or exchanged.

    8.  Income Taxes

        The components of income before income taxes and minority interest are as follows:

    (In thousands)                              1997        1996        1995
    ------------------------------------------------------------------------
    Domestic                                $414,146    $313,069    $256,738
    Foreign                                   74,321      61,482      42,070
                                            --------    --------    --------
                                            $488,467    $374,551    $298,808
                                            ========    ========    ========

        The components of the provision for income taxes are as follows:

    (In thousands)                              1997        1996        1995
    ------------------------------------------------------------------------
    Currently payable:
      Federal                               $105,889    $ 85,024    $ 72,932
      Foreign                                 30,928      31,851      17,751
      State                                   18,380      18,445      19,892
                                            --------    --------    --------
                                             155,197     135,320     110,575
                                            --------    --------    --------

    Net deferred (prepaid):
      Federal                                 12,018     (19,994)     (9,717)
      Foreign                                  3,966      (2,275)        232
      State                                    3,532      (2,206)     (2,379)
                                            --------    --------    --------
                                              19,516     (24,475)    (11,864)
                                            --------    --------    --------
                                            $174,713    $110,845    $ 98,711
                                            ========    ========    ========

                                       29PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    8.  Income Taxes (continued)

        The Company and its majority-owned subsidiaries receive a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $15.4 million, $24.5 million, and $20.5 million of such benefits of the Company and its majority-owned subsidiaries that have been allocated to capital in excess of par value, directly or through the effect of majority-owned subsidiaries' equity transactions, in 1997, 1996, and 1995, respectively. In addition, the provision for income taxes that is currently payable does not reflect $1.9 million, $6.5 million, and $3.0 million of tax benefits used to reduce cost in excess of net assets of acquired companies in 1997, 1996, and 1995, respectively. The deferred provision for income taxes does not reflect $5.9 million of tax benefits used to reduce cost in excess of net assets of acquired companies in 1995.
        The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% to income before income taxes and minority interest due to the following:

    (In thousands)                              1997        1996      1995
    -----------------------------------------------------------------------
    Provision for income taxes at
      statutory rate                        $170,963    $131,093  $104,583
    Increases (decreases) resulting from:
      Gain on issuance of stock by
        subsidiaries                         (28,019)    (44,310)  (28,285)
      State income taxes, net of federal
        tax                                   14,243      10,555    11,314
      Foreign tax rate and tax law
        differential                           8,937       8,528     3,785
      Amortization and write-off of cost
        in excess of net assets of acquired
        companies                              9,918       8,643     7,484
      Other, net                              (1,329)     (3,664)     (170)
                                            --------    --------  --------
                                            $174,713    $110,845  $ 98,711
                                            ========    ========  ========

                                       30PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    8.  Income Taxes (continued)

        Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:
    (In thousands)                              1997        1996
    ------------------------------------------------------------
    Prepaid income taxes:
      Reserves and accruals                 $ 65,086    $ 84,253
      Net operating loss and credit
        carryforwards                         64,615      76,866
      Inventory basis difference              29,829      22,906
      Accrued compensation                    17,775      14,435
      Intangible assets                        2,683       5,253
      Other, net                               5,504       1,192
                                            --------    --------
                                             185,492     204,905
      Less: Valuation allowance               53,992      75,103
                                            --------    --------
                                            $131,500    $129,802
                                            ========    ========
    Deferred income taxes:
      Depreciation                          $ 92,672    $ 68,587
      Intangible assets                        7,906       8,254
      Other                                    3,542       4,885
                                            --------    --------
                                            $104,120    $ 81,726
                                            ========    ========

        The valuation allowance relates to the uncertainty surrounding the realization of tax loss carryforwards and the realization of tax benefits attributable to accrued acquisition expenses and certain other tax assets of the Company and certain subsidiaries. Of the year-end 1997 valuation allowance, $49 million will be used to reduce cost in excess of net assets of acquired companies when any portion of the related deferred tax asset is recognized. During 1997, the valuation allowance decreased primarily due to the decrease in tax loss carryforwards.
        At year-end 1997, the Company had foreign and federal net operating loss carryforwards of $133 million and $37 million, respectively. Use of the carryforwards is limited based on the future income of certain subsidiaries. The federal net operating loss carryforwards expire in the years 1998 through 2012. Of the foreign net operating loss carryforwards, $10 million expire in the years 1998 through 2004, and the remainder do not expire.
        The Company has not recognized a deferred tax liability for the difference between the book basis and tax basis of its investment in the common stock of its domestic subsidiaries (such difference relates primarily to unremitted earnings and gains on issuance of stock by subsidiaries) because the Company does not expect this basis difference to become subject to tax at the parent level. The Company believes it can implement certain tax strategies to recover its investment in its domestic subsidiaries tax-free.

                                       31PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    8.  Income Taxes (continued)

        A provision has not been made for U.S. or additional foreign taxes on $216 million of undistributed earnings of foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company currently plans to keep these amounts permanently reinvested overseas.

    9.  Transactions in Stock of Subsidiaries

        Gain on issuance of stock by subsidiaries in the accompanying statement of income results primarily from the following transactions:

    1997
        Initial public offering of 2,671,292 shares of Thermedics Detection common stock at $11.50 per share for net proceeds of $28.1 million resulted in a gain of $17.1 million that was recorded by Thermedics.
        Sale of 1,768,500 shares of ThermoQuest common stock at $15.00 per share for net proceeds of $24.8 million and conversion of $15.7 million of ThermoQuest 5% subordinated convertible debentures, convertible at $16.50 per share into 949,027 shares of ThermoQuest common stock, resulted in gains of $12.0 million and $7.8 million, respectively, that were recorded by Thermo Instrument.
        Private placements of 1,212,260 shares and 94,000 shares of Thermo Information Solutions common stock at $9.00 and $10.00 per share, respectively, for aggregate net proceeds of $11.0 million resulted in a gain of $6.6 million.
        Initial public offering of 2,300,000 shares of Metrika Systems common stock at $15.50 per share for net proceeds of $32.5 million resulted in a gain of $13.2 million that was recorded by Thermo Instrument.
        Private placement of 2,832,500 shares of Trex Communications common stock at $4.00 per share for net proceeds of $10.6 million resulted in a gain of $5.9 million that was recorded by ThermoTrex.
        Private placement of 1,639,670 shares of ONIX Systems common stock at $14.25 per share for net proceeds of $22.0 million resulted in a gain of $7.9 million that was recorded by Thermo Instrument.
        Private placement of 1,160,900 shares of Thermo Trilogy common stock at $8.25 per share for net proceeds of $8.9 million resulted in a gain of $4.1 million that was recorded by Thermo Ecotek.
        Initial public offering of 1,139,491 shares of Thermo Vision common stock at $7.50 per share for net proceeds of $7.0 million resulted in a gain of $2.3 million that was recorded by Thermo Instrument.
        Conversion of $13.1 million and $3.2 million of Thermo Optek 5% subordinated convertible debentures convertible at $14.85 per share and $13.94 per share, respectively, into 1,111,316 shares of Thermo Optek common stock resulted in a gain of $3.2 million that was recorded by Thermo Instrument.

    1996
        Initial public offering of 3,450,000 shares of ThermoQuest common stock at $15.00 per share for net proceeds of $47.8 million resulted in a gain of $27.2 million that was recorded by Thermo Instrument.

                                       32PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    9.  Transactions in Stock of Subsidiaries (continued)

        Private placements of 300,000 and 383,500 shares of Thermedics Detection common stock at $10.00 and $10.75 per share, respectively, for aggregate net proceeds of $7.0 million resulted in a gain of $5.7 million that was recorded by Thermedics.
        Initial public offering of 2,875,000 shares of Thermo Sentron common stock at $16.00 per share for net proceeds of $42.3 million resulted in a gain of $18.0 million that was recorded by Thermedics.
        Initial public offering of 3,450,000 shares of Thermo Optek common stock at $13.50 per share for net proceeds of $42.9 million resulted in a gain of $25.1 million that was recorded by Thermo Instrument.
        Initial public offering of 2,875,000 shares of Trex Medical common stock and sale of 871,832 shares of Trex Medical common stock in a concurrent rights offering at $14.00 per share and private placements of 100,000 and 300,000 shares of Trex Medical common stock at $10.75 and $14.50 per share, respectively, for aggregate net proceeds of $54.3 million resulted in an aggregate gain of $28.3 million that was recorded by ThermoTrex.
        Initial public offering of 1,670,000 shares of Thermo BioAnalysis common stock at $14.00 per share for net proceeds of $20.8 million resulted in a gain of $9.8 million that was recorded by Thermo Instrument.
        Private placement of 967,828 shares of Metrika Systems common stock at $15.00 per share for net proceeds of $13.5 million resulted in a gain of $9.6 million that was recorded by Thermo Instrument.

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

                                       33PAGE

    Thermo Electron Corporation                     1997 Financial Statements

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










                                       34PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    9.  Transactions in Stock of Subsidiaries (continued)

        The Company's ownership percentages at year end were as follows:

                                            1997   1996    1995
                                            ----   ----    ----
    Thermedics                               58%    55%     51%
      Thermo Cardiosystems (a)               59%    54%     55%
      Thermo Voltek (a)                      68%    51%     59%
      Thermo Sentron (a)                     78%    73%    100%
      Thermedics Detection (b)               76%    94%    100%
    Thermo Instrument                        82%    82%     86%
      ThermoSpectra (c)                      83%    73%     72%
      ThermoQuest (c)                        88%    93%    100%
      Thermo Optek (c)                       92%    93%    100%
      Thermo BioAnalysis (c)                 78%    67%     80%
      Metrika Systems (d)                    60%    84%    100%
      Thermo Vision (c)                      80%   100%    100%
      ONIX Systems (d)                       87%   100%    100%
    Thermo TerraTech                         82%    81%     81%
      Thermo Remediation (e)                 70%    68%     69%
      Thermo EuroTech (f)                    56%    53%     62%
      The Randers Group (e)                  96%   100%    100%
    Thermo Power                             69%    64%     63%
      ThermoLyte (g)                         78%    78%     78%
    ThermoTrex                               55%    51%     51%
      ThermoLase (h)                         70%    64%     65%
      Trex Medical (i)                       79%    79%     91%
      Trex Communications (i)                78%   100%    100%
    Thermo Fibertek                          90%    84%     81%
      Thermo Fibergen (j)                    71%    68%    100%
    Thermo Ecotek                            88%    82%     83%
      Thermo Trilogy (k)                     87%   100%    100%
    Thermo Information Solutions             79%   100%    100%
    ____________________
    (a) Reflects combined ownership by Thermedics and Thermo Electron.
    (b) Reflects ownership by Thermedics.
    (c) Reflects combined ownership by Thermo Instrument and Thermo Electron.
    (d) Reflects ownership by Thermo Instrument.
    (e) Reflects combined ownership by Thermo TerraTech and Thermo Electron.
    (f) Reflects ownership by Thermo TerraTech.
    (g) Reflects ownership by Thermo Power.
    (h) Reflects combined ownership by ThermoTrex and Thermo Electron.
    (i) Reflects ownership by ThermoTrex.
    (j) Reflects ownership by Thermo Fibertek.
    (k) Reflects ownership by Thermo Ecotek.


                                       35PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    10. Other Income (Expense), Net

        The components of other income (expense), net, in the accompanying statement of income are as follows:
    (In thousands)                              1997        1996        1995
    ------------------------------------------------------------------------
    Interest income                         $ 90,559    $ 94,109    $ 62,146
    Interest expense                         (93,125)    (96,695)    (77,861)
    Equity in losses of unconsolidated
      subsidiaries                            (1,018)        (28)       (203)
    Gain on sale of investments, net           5,077       9,840       9,305
    Other income (expense), net                1,133      (5,740)       (612)
                                            --------    --------    --------
                                            $  2,626    $  1,486    $ (7,225)
                                            ========    ========    ========

    11. Restructuring and Other Nonrecurring Costs, Net
        Restructuring and other nonrecurring costs, net, in 1997 includes $7.8 million to write down certain capital equipment and intangible assets, including cost in excess of net assets of acquired companies, in response to a severe downturn in Thermo Remediation's soil-remediation business that resulted in closure of two soil-remediation sites during 1997 and reduced cash flows at certain other sites, such that analysis indicated that the investment in these assets would not be recovered. During 1997, the Company settled two legal cases in which it was a defendant concerning development of a proposed waste-to-energy facility and development and construction of an alternative-energy facility. These matters were settled for amounts less than the damages that had been sought by the plaintiffs and less than the amounts that had been reserved by the Company. As a result, the Company reversed $9.7 million of reserves previously established for these matters, which is included as a reduction of restructuring and other nonrecurring costs in 1997. In addition, the 1997 amount includes $3.4 million of restructuring and other nonrecurring costs, primarily severance, at two majority-owned subsidiaries and at the Company's wholly owned businesses and $1.4 million at ThermoTrex for the write-off of acquired technology relating to an acquisition. This amount represents the portion of the purchase price allocated to technology in development at the acquired business. The 1997 amount also includes a gain of $2.2 million from the sale of a business by ThermoSpectra and $0.6 million of other nonrecurring costs.
        The 1996 amount includes a write-off of $12.7 million of cost in excess of net assets of acquired company and certain other intangible assets at Thermedics' Corpak subsidiary, as a result of Thermedics no longer intending to further invest in this business and reduced cash flows, such that analysis indicated that the investment in these assets would not be recovered. The 1996 amount also includes $11.4 million of costs recorded by SensorMedics primarily as a result of its merger with the Company, including employee compensation that became payable as a result of the merger with the Company, certain investment banking fees and other related transaction costs, the settlement of a pre-acquisition legal dispute, and severance costs for terminated employees. In addition,

                                       36PAGE

   Thermo Electron Corporation                       1997 Financial Statements

                   Notes to Consolidated Financial Statements

   11. Restructuring and Other Nonrecurring Costs, Net (continued)

   $4.4 million was recorded by the Company's wholly owned Peter Brotherhood Ltd. subsidiary primarily for the write-off of a nontrade receivable and severance costs, and $3.5 million and $4.9 million were recorded by Thermo Instrument and Thermo Cardiosystems, respectively, for the write-off of acquired technology relating to an acquisition at each subsidiary. These amounts represent the portion of the purchase price allocated to technology in development at the acquired businesses.
       The 1995 amount includes $11.5 million to write off the Company's net investment in a waste-recycling facility in San Diego County, California, that was subsequently sold in 1996. The 1995 amount also includes $5.0 million to write off the cost in excess of net assets of acquired companies at Thermo TerraTech's thermal-processing equipment business due to this asset no longer being recoverable based on discontinuing investment in this business and reduced cash flows, such that analysis indicated that the investment in these assets would not be recovered. In addition, $2.5 million was recorded to write off the cost in excess of net assets of acquired companies at the Company's wholly owned Napco Inc. subsidiary and $2.9 million was recorded for other nonrecurring costs at other business units.








                                       37PAGE

   Thermo Electron Corporation                       1997 Financial Statements

                   Notes to Consolidated Financial Statements

   12. Supplemental Cash Flow Information

       Supplemental cash flow information is as follows:

   (In thousands)                          1997          1996           1995
   --------------------------------------------------------------------------
   Cash Paid For:
     Interest                        $  100,165   $    86,449    $    72,714
     Income taxes                    $  151,685   $    91,536    $    51,184

   Noncash Activities:
     Conversions of Company and
       subsidiary convertible
       obligations                   $  246,088   $   390,494    $   212,979
     Exchange of subsidiary common
       stock for common stock of
       subsidiary subject to
       redemption                    $   40,500   $         -    $         -
     Sale of waste-recycling
       facility                      $        -   $   112,553    $         -
     Assumption by buyer of waste-
       recycling facility debt       $        -   $   109,862    $         -
     Acquisition of asset under
       capital lease                 $        -   $         -    $    47,101

     Fair value of assets of
       acquired companies            $1,210,319   $   673,662    $   521,558
     Cash paid for acquired
       companies                       (924,336)     (383,685)      (339,075)
     Issuance of Company and
       subsidiary common stock
       and stock options for
       acquired companies                (4,543)       (2,351)       (18,990)
     Issuance of long-term
       obligations for acquired
       companies                              -       (26,560)       (22,300)
     Amount payable for acquired
       company                           (5,111)            -              -
                                     ----------   -----------    -----------
         Liabilities assumed of
           acquired companies        $  276,329   $   261,066    $   141,193
                                     ==========   ===========    ===========



                                       38PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    13. Fair Value of Financial Instruments

        The Company's financial instruments consist mainly of cash and cash equivalents, available-for-sale investments, accounts receivable, notes payable and current maturities of long-term obligations, accounts payable, long-term obligations, forward foreign exchange contracts, and interest rate swaps. The carrying amount of these financial instruments, with the exception of available-for-sale investments, long-term obligations, forward foreign exchange contracts, and interest rate swaps, approximates fair value due to their short-term nature.
        Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments.
        The carrying amount and fair value of the Company's long-term obligations and off-balance-sheet financial instruments are as follows:

                                    1997                      1996
                           ----------------------   -----------------------
                             Carrying        Fair     Carrying         Fair
    (In thousands)             Amount       Value       Amount        Value
    -----------------------------------------------------------------------
    Long-term obligations:
      Convertible
        obligations       $1,660,839   $1,856,570   $1,379,467  $1,616,239
      Other                   82,068       83,898      170,875     171,722
                          ----------   ----------   ----------  ----------
                          $1,742,907   $1,940,468   $1,550,342  $1,787,961
                          ==========   ==========   ==========  ==========

    Off-balance-sheet
      financial instruments:
        Forward foreign
          exchange contracts
          receivable                   $   (1,731)              $   (1,370)
        Interest rate
          swaps payable                $    1,324               $    1,643

        The fair value of long-term obligations was determined based on quoted market prices and on borrowing rates available to the Company at the respective year ends. The fair value of convertible obligations exceeds the carrying amount primarily due to the market price of the Company's or subsidiaries' common stock exceeding the conversion price of the convertible obligations.
        The Company had forward foreign exchange contracts of $46.6 million and $19.7 million outstanding at year-end 1997 and 1996, respectively. Additionally, the notional amount of the Company's interest rate swap agreements was $61.3 million and $95.7 million at year-end 1997 and 1996, respectively (Note 5). The fair value of such contracts and swap agreements is the estimated amount that the Company would pay or receive upon termination of the contract, taking into account the change in foreign exchange rates on forward foreign exchange contracts, and market interest rates and the creditworthiness of the counterparties on interest rate swap agreements.

                                       39PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    14. Business Segment and Geographical Information

        The Company's business segments include the following:
            Instruments: analytical, monitoring, process control and imaging, inspection, and measurement instruments Alternative-energy Systems: clean power generation, biopesticides, intelligent traffic-control systems, industrial-refrigeration systems, natural gas engines, cooling and cogeneration units, turbines and compressors Paper Recycling: paper recycling and papermaking equipment, electroplating equipment
            Biomedical Products: mammography and minimally invasive breast-biopsy systems, general-purpose X-ray systems, respiratory-care equipment, skin-incision devices, blood coagulation-monitoring equipment, left ventricular-assist systems, neurophysiology monitoring instruments, biomedical materials, laser-based skin-care systems, personal-care products
            Industrial Outsourcing: environmental-liability management, environmental cleanup, laboratory analysis, metallurgical heat treating and fabrication
            Advanced Technologies: process-detection systems, security instruments, precision weighing and inspection equipment, power-conversion instruments, programmable power amplifiers, electronic test equipment, development of avionics products, medical imaging equipment, and advanced materials










                                       40PAGE

  Thermo Electron Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

  14. Business Segment and Geographical Information (continued)

  (In thousands)                              1997         1996          1995
  ---------------------------------------------------------------------------
  Business Segment Information

  Revenues:
    Instruments                         $1,592,314   $1,209,362    $  782,662
    Alternative-energy Systems             384,923      339,813       325,912
    Paper Recycling                        278,911      286,312       317,951
    Biomedical Products                    590,234      455,890       316,622
    Industrial Outsourcing                 305,508      273,894       210,503
    Advanced Technologies                  415,016      375,459       323,567
    Intersegment Sales Elimination (a)      (8,586)      (8,172)       (6,926)
                                        ----------   ----------    ----------
                                        $3,558,320   $2,932,558    $2,270,291
                                        ==========   ==========    ==========
  Income Before Income Taxes and
    Minority Interest:
    Instruments                         $  235,674   $  138,869    $  113,651
    Alternative-energy Systems              68,501       38,112        32,952
    Paper Recycling                         31,101       36,115        29,071
    Biomedical Products                     52,634       16,444        27,167
    Industrial Outsourcing                  13,896       17,709        21,215
    Advanced Technologies                   35,197       28,040        23,842
                                        ----------   ----------    ----------
      Total Segment Income (b)             437,003      275,289       247,898
    Corporate (c)                           51,464       99,262        50,910
                                        ----------   ----------    ----------
                                        $  488,467   $  374,551    $  298,808
                                        ==========   ==========    ==========

  Identifiable Assets:
    Instruments                         $2,351,153   $1,924,400    $1,372,813
    Alternative-energy Systems             873,407      617,154       695,849
    Paper Recycling                        431,860      296,582       238,537
    Biomedical Products                    992,719      691,836       596,467
    Industrial Outsourcing                 389,980      396,901       335,726
    Advanced Technologies                  466,004      389,586       301,059
    Corporate (d)                          290,746      824,785       245,888
                                        ----------   ----------    ----------
                                        $5,795,869   $5,141,244    $3,786,339
                                        ==========   ==========    ==========


                                       41PAGE

  Thermo Electron Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

  14. Business Segment and Geographical Information (continued)

  (In thousands)                             1997          1996         1995
  --------------------------------------------------------------------------
  Depreciation and Amortization:
    Instruments                        $   54,993    $   44,233   $   25,257
    Alternative-energy Systems             25,109        24,253       25,186
    Paper Recycling                         7,438         5,333        5,228
    Biomedical Products                    20,659        15,148        9,626
    Industrial Outsourcing                 14,336        12,918       11,197
    Advanced Technologies                  11,704        11,952        8,104
    Corporate                               1,499         1,330        1,271
                                       ----------    ----------   ----------
                                       $  135,738    $  115,167   $   85,869
                                       ==========    ==========   ==========

  Capital Expenditures:
    Instruments                        $   29,198    $   19,134   $   10,313
    Alternative-energy Systems (e)         26,588        42,537       14,024
    Paper Recycling                         4,097         4,265        3,686
    Biomedical Products                    24,898        29,731        9,768
    Industrial Outsourcing                 17,936        18,710       19,499
    Advanced Technologies                   7,550         9,412        6,266
    Corporate                               1,338           752          460
                                       ----------    ----------   ----------
                                       $  111,605    $  124,541   $   64,016
                                       ==========    ==========   ==========
  Geographical Information

  Revenues:
    United States                      $2,723,254    $2,171,879   $1,790,058
    United Kingdom                        417,072       312,522      156,863
    Other Europe                          558,828       536,496      353,595
    Other                                 154,390       146,998      117,354
    Transfers among geographical
      areas (a)                          (295,224)     (235,337)    (147,579)
                                       ----------    ----------   ----------
                                       $3,558,320    $2,932,558   $2,270,291
                                       ==========    ==========   ==========



                                       42PAGE

  Thermo Electron Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

  14. Business Segment and Geographical Information (continued)

  (In thousands)                              1997         1996         1995
  --------------------------------------------------------------------------
  Income Before Income Taxes and
    Minority Interest:
    United States                       $  339,871   $  212,341   $  201,815
    United Kingdom                          35,265       11,359        5,609
    Other Europe                            47,281       32,813       26,835
    Other                                   14,586       18,776       13,639
                                        ----------   ----------   ----------
      Total Segment Income (b)             437,003      275,289      247,898
    Corporate (c)                           51,464       99,262       50,910
                                        ----------   ----------   ----------
                                        $  488,467   $  374,551   $  298,808
                                        ==========   ==========   ==========
  Identifiable Assets:
    United States                       $4,165,197   $3,372,448   $2,939,286
    United Kingdom                         704,314      340,005      171,438
    Other Europe                           551,500      516,558      340,289
    Other                                  104,087       87,449       89,439
    Corporate (d)                          270,771      824,784      245,887
                                        ----------   ----------   ----------
                                        $5,795,869   $5,141,244   $3,786,339
                                        ==========   ==========   ==========
  Export Sales Included in United
    States Revenues Above (f)           $  593,850   $  436,972   $  340,736
                                        ==========   ==========   ==========

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




                                       43PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    15. Earnings per Share

        Basic and diluted earnings per share were calculated as follows:

    (In thousands except per share amounts)     1997        1996        1995
    ------------------------------------------------------------------------
    Basic
    Net income                              $239,328    $190,816    $139,582
                                            --------    --------    --------
    Weighted average shares                  152,489     141,525     126,626
                                            --------    --------    --------
    Basic earnings per share                $   1.57    $   1.35    $   1.10
                                            ========    ========    ========

    Diluted
    Net income                              $239,328    $190,816    $139,582
    Effect of:
      Convertible debentures                  18,814      23,523      15,561
      Majority-owned subsidiaries'
        dilutive securities                   (9,925)     (8,084)    (5,177)
                                            --------    --------    --------
    Income available to common
      shareholders, as adjusted             $248,217    $206,255    $149,966
                                            --------    --------    --------
    Weighted average shares                  152,489     141,525     126,626
    Effect of:
      Convertible debentures                  21,596      31,735      30,023
      Stock options                            1,997       2,345       1,913
                                            --------    --------    --------
    Weighted average shares, as adjusted     176,082     175,605     158,562
                                            --------    --------    --------
    Diluted earnings per share              $   1.41    $   1.17    $    .95
                                            ========    ========    ========

        The computation of diluted earnings per share for each period excludes the effect of assuming the exercise of certain outstanding stock options because the effect would be antidilutive. As of January 3, 1998, there were 1,058,100 of such options outstanding, with exercise prices ranging from $39.43 to $43.46 per share.



                                       44PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    16. Unaudited Quarterly Information

    (In thousands except per share amounts)

    1997(a)                    First       Second         Third       Fourth
    ------------------------------------------------------------------------
    Revenues              $  763,505   $  875,016    $  909,850   $1,009,949
    Gross profit             296,365      358,538       374,041      412,368
    Net income                52,058       56,158        61,859       69,253
    Earnings per share:
      Basic                      .35          .37           .41          .44
      Diluted                    .31          .34           .36          .40


    1996(b)                    First       Second         Third       Fourth
    ------------------------------------------------------------------------
    Revenues              $  652,385   $  745,759    $  739,981   $  794,433
    Gross profit             244,381      281,697       296,627      307,284
    Net income                41,023       44,919        51,242       53,632
    Earnings per share:
      Basic                      .31          .32           .36          .36
      Diluted                    .26          .28           .31          .32

    (a) Results include nontaxable gains of $33.7 million, $15.2 million, $18.6 million, and $12.6 million in the first, second, third, and fourth quarters, respectively, from the issuance of stock by subsidiaries.
    (b)Results include nontaxable gains of $28.9 million, $43.5 million, $38.5 million, and $15.7 million in the first, second, third, and fourth quarters, respectively, from the issuance of stock by subsidiaries.








                                       45PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                    Report of Independent Public Accountants

    To the Shareholders and Board of Directors of Thermo Electron Corporation:

        We have audited the accompanying consolidated balance sheet of Thermo Electron Corporation (a Delaware corporation) and subsidiaries as of January 3, 1998, and December 28, 1996, and the related consolidated statements of income, shareholders' investment, and cash flows for each of the three years in the period ended January 3, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Electron Corporation and subsidiaries as of January 3, 1998, and December 28, 1996, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 1998, in conformity with generally accepted accounting principles.



                                                Arthur Andersen LLP



    Boston, Massachusetts
    February 18, 1998











                                       46PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

        Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "Forward-looking Statements."

    Overview

        The Company develops and manufactures a broad range of products that are sold worldwide. The Company expands the product lines and services it offers by developing and commercializing its own core technologies and by making strategic acquisitions of complementary businesses. The majority of the Company's businesses fall into six broad markets: instruments, alternative-energy, paper recycling, biomedical, industrial outsourcing, and advanced technologies.
        An important component of the Company's strategy is to establish leading positions in its markets through the application of proprietary technology, whether developed internally or acquired. A key contribution to the growth of the Company's segment income (as defined in the results of operations below), particularly over the last several years, has been the ability to identify attractive acquisition opportunities, complete those acquisitions, and derive a growing income contribution from the newly acquired businesses as they are integrated into the Company's business segments and their profitability improves.
        The Company seeks to minimize its dependence on any specific product or market by expanding and diversifying its portfolio of businesses and technologies. Similarly, the Company's goal is to maintain a balance in its businesses between those affected by various regulatory cycles and those more dependent on the general level of economic activity. Although the Company is diversified in terms of technology, product offerings, and geographic markets served, the future financial performance of the Company as a whole will be largely affected by the strength of worldwide economies and the continued adoption and diligent enforcement of health, safety, and environmental regulations and standards, among other factors.
        The Company believes that maintaining an entrepreneurial atmosphere is essential to its continued growth and development. In order to preserve this atmosphere, the Company has adopted a strategy of spinning out certain of its businesses into separate subsidiaries and having these subsidiaries sell a minority interest to outside investors. The Company believes that this strategy provides additional motivation and incentives for the management of the subsidiaries through the establishment of subsidiary-level stock option programs, as well as capital to support the subsidiaries' growth. As a result of the sale of stock by subsidiaries,

                                       47PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Overview (continued)

    the issuance of stock by subsidiaries upon conversion of convertible debentures, and similar transactions, the Company records gains that represent the increase in the Company's net investment in the subsidiaries and are classified as "Gain on issuance of stock by subsidiaries" in the accompanying statement of income. These gains have represented a substantial portion of the net income reported by the Company in certain periods. The size and timing of these transactions are dependent on market and other conditions that are beyond the Company's control. Accordingly, there can be no assurance that the Company will be able to generate gains from such transactions in the future.
        Further, in October 1995, the Financial Accounting Standards Board
    (FASB) issued an exposure draft of a Proposed Statement of Financial Accounting Standards, "Consolidated Financial Statements: Policy and Procedures" (the Proposed Statement). The Proposed Statement would establish new rules for how consolidated financial statements should be prepared. If the Proposed Statement is adopted, there would be significant changes in the way the Company records certain transactions of its controlled subsidiaries. Among those changes, any sale of the stock of a subsidiary that does not result in a loss of control would be accounted for as a transaction in equity of the consolidated entity with no gain or loss being recorded. The exposure draft addresses the consolidation issues in two parts: consolidation procedures, which includes proposed rule changes affecting the Company's ability to recognize gains on issuances of subsidiary stock, and consolidation policy, which does not address accounting for such gains. During 1997, the FASB decided to focus its efforts on the consolidation policy part of the exposure draft and to consider resuming discussion on consolidation procedures after completion of the efforts on consolidation policy. The timing and content of any final statement are uncertain.

    Results of Operations

    1997 Compared With 1996
        Sales in 1997 were $3,558.3 million, an increase of $625.8 million, or 21%, over 1996. Segment income, excluding restructuring and other nonrecurring costs, net, of $1.3 million in 1997 and $37.6 million in 1996, described below, increased 40% to $438.3 million in 1997 from $312.9 million in 1996. (Segment income is income before corporate general and administrative expenses, other income and expense, minority interest expense, and income taxes.) Operating income, which includes restructuring and other nonrecurring costs, net, increased 65% to $405.8 million in 1997 from $246.5 million in 1996.

    Instruments
    -----------
        Sales from the Instruments segment were $1,592.3 million in 1997, an increase of $383.0 million, or 32%, over 1996. Sales increased primarily due to acquisitions made by Thermo Instrument, which added $407 million of sales in 1997. The unfavorable effects of currency translation due to the strengthening of the U.S. dollar relative to foreign currencies in

                                       48PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1997 Compared With 1996 (continued)
    countries in which Thermo Instrument operates decreased revenues by $46.8 million in 1997. In addition, revenues increased in 1997 due to higher sales at ThermoQuest's existing mass spectrometry business, partly as a result of the continued success of a new product introduced in the first quarter of 1996, and due to increased sales from Metrika Systems, primarily as a result of increased sales in international markets at its on-line raw-materials analyzer business. Revenues also increased at ONIX Systems, primarily due to increased sales of industry-specific instruments to the production segment of the oil and gas industry. Revenues from Thermo Optek's existing businesses decreased slightly due to the inclusion in 1996 of several large nonrecurring sales to the Chinese and Japanese governments, a decrease in demand for elemental products in Japan, and the elimination of certain unprofitable acquired product lines, offset substantially by greater demand at one of its business units.
        Segment income margin (segment income margin is segment income as a percentage of sales), excluding nonrecurring items, net, of $1.3 million of income in 1997 and $3.5 million of costs in 1996, improved to 14.7% in 1997 from 11.8% in 1996. The improvement was primarily due to operating margin improvement at certain of the Fisons businesses acquired in 1996 and increased sales of ThermoQuest's higher-margin mass spectrometry products. This increase was offset in part by the inclusion of lower-margin revenues at certain acquired businesses, including Life Sciences, which recorded an adjustment to expense of $3.6 million relating to the sale of inventories revalued at the date of acquisition and, to a lesser extent, a decrease in segment income margin at ThermoSpectra, primarily as a result of a one-time inventory write-off and a change in sales mix at one of its business units. The 1996 period included a charge of $2.0 million relating to the sale of inventories revalued at the date of the acquisition of the Fisons businesses. Nonrecurring income of $1.3 million in 1997 represents a $2.2 million gain on the sale of a business by ThermoSpectra, offset in part by $0.9 million of severance costs for employees terminated during 1997 at one of ThermoSpectra's business units. During 1996, the Company recorded nonrecurring costs of $3.5 million, which represented the write-off of acquired technology relating to the acquisition of the Fisons businesses (Note 11).

    Alternative-energy Systems
    --------------------------
        Sales from the Alternative-energy Systems segment were $384.9 million in 1997, compared with $339.8 million in 1996. Within this segment, revenues from Thermo Ecotek increased to $189.5 million in 1997 from $154.3 million in 1996. Revenues from Thermo Ecotek's Thermo Trilogy biopesticide subsidiary increased by $18.7 million to $21.4 million, primarily due to the inclusion of revenues from two acquired businesses. Thermo Ecotek's revenues in 1997 include $8.2 million for a contractual settlement with a utility, pursuant to which Thermo Ecotek surrendered its rights to a power sales agreement relating to a cogeneration facility it had planned to develop and construct on Staten Island, New York. The settlement, reached in 1993, called for Thermo Ecotek to refund $8.2

                                       49PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1997 Compared With 1996 (continued)
    million to the utility should Thermo Ecotek construct and commence operations of a plant on Staten Island prior to 2000. Thermo Ecotek had deferred recognition of the refundable portion of the settlement pending a decision concerning development of the plant. During 1997, Thermo Ecotek determined that, due to economic conditions in the domestic energy market, it would not proceed with development of a facility on Staten Island. In addition, higher contractual energy rates at all of Thermo Ecotek's facilities, except the Hemphill plant in New Hampshire, contributed to higher revenues in 1997. Pursuant to Thermo Ecotek's utility contracts for its four plants in California, there will be no further contractual energy rate increases beginning in 1998. Revenues in 1996 from the Company's wholly owned waste-recycling facility in southern California, which was sold in July 1996, were $9.2 million. Sales at Peter Brotherhood declined to $39.6 million in 1997 from $54.4 million in 1996, primarily due to the disposal of certain business units, which resulted in a $14.2 million decrease in revenues. The business units were sold for a nominal loss. Sales from Thermo Power increased to $155.8 million in 1997 from $122.1 million in 1996, primarily due to $38.8 million of sales from Peek plc, acquired in November 1997, as well as higher engine sales due to a $3.6 million nonrecurring order from one customer, offset in part by lower demand for Thermo Power's remaining product lines.
        Segment income, excluding nonrecurring items, net, of $8.3 million of income in 1997 and $4.4 million of costs in 1996, was $60.2 million in 1997, compared with $42.5 million in 1996. Thermo Ecotek's segment income was $50.4 million in 1997, compared with $39.3 million in 1996. The increase primarily resulted from $8.2 million of segment income from the contractual settlement with a utility concerning the cancellation of a power sales agreement and, to a lesser extent, higher contractual energy rates. These increases were offset in part by a decrease in Thermo Ecotek's segment income of $4.6 million in 1997 as a result of the funding of certain reserves required in connection with a nonrecourse lease agreement for its Woodland, California plant. The Woodland plant's results were approximately breakeven in 1997 and are expected to remain so for the foreseeable future. Segment income in 1996 from the Company's waste-recycling facility, which was sold in July 1996, was $4.6 million. Results from this facility, net of related interest expense (not included in segment income), were approximately breakeven in 1996. During 1997, the Company settled two legal cases in which it was a defendant, concerning development of a proposed waste-to-energy facility and development and construction of an alternative-energy facility. These matters were settled for amounts less than the damages that had been sought by the plaintiffs and less than the amounts that had been reserved by the Company. As a result, in 1997, the Company reversed $9.7 million of reserves previously established for these matters, which is included in restructuring and other nonrecurring costs, net (Note 11). Segment income at Thermo Power improved to $7.5 million from $1.1 million in 1996, primarily due to contributions from Peek and, to a lesser extent, improved segment income at its engines and industrial refrigeration businesses, due to increased engine revenues, lower warranty costs in

                                       50PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1997 Compared With 1996 (continued)
    both businesses, as well as lower overhead as a result of consolidating two engine manufacturing facilities. Excluding restructuring and other nonrecurring costs of $1.4 million in 1997 and $4.4 million in 1996, Peter Brotherhood was profitable in 1997, compared with a segment loss of $2.5 million in 1996. The restructuring and other nonrecurring costs in 1997 related primarily to severance for employees terminated in 1997 and in 1996 related primarily to the write-off of a nontrade receivable and severance costs.
        Two of Thermo Ecotek's plants are located in New Hampshire and sell power to Public Service Company of New Hampshire (PSNH). In January 1997, PSNH's parent company, Northeast Utilities, disclosed in a filing with the Securities and Exchange Commission that if a proposed deregulation plan for the New Hampshire electric utility industry were adopted, PSNH could default on certain financial obligations and seek bankruptcy protection. In February 1997, the New Hampshire Public Utilities Commission (NHPUC) voted to adopt a deregulation plan, and in March 1997, PSNH filed suit to block the plan. In March 1997, the federal district court issued a temporary restraining order that prohibits the NHPUC from implementing the deregulation plan as it affects PSNH, pending a determination by the court on whether PSNH's claim could be heard by the court. In April 1997, the court ruled that it could now hear the case and ordered that the restraining order would continue indefinitely pending the outcome of the suit. In addition, in March 1997, Thermo Ecotek, along with a group of other biomass power producers, filed a motion with the NHPUC seeking clarification of the NHPUC's proposed deregulation plan regarding several issues, including purchase requirements and payment of current rate order prices with respect to Thermo Ecotek's energy output. An unfavorable resolution of this matter, including the bankruptcy of PSNH, could have a material adverse effect on Thermo Ecotek's results of operations and financial position.
        Thermo Ecotek has continued to address issues concerning operations at its Gillette, Wyoming, coal-beneficiation facility. Thermo Ecotek has conducted extensive testing and operated the facility, producing commercially salable product. For tax purposes, the facility must be "placed in service" by June 30, 1998, to qualify for certain tax credits on its output. Although the facility has operated and produced commercially salable product, Thermo Ecotek has encountered certain difficulties in achieving optimal and sustained operation. Thermo Ecotek has addressed and resolved certain problems previously encountered, including a fire at the facility and certain construction problems relating to the flow of materials within the facility and the design and operation of certain pressure-release equipment. Currently, Thermo Ecotek is experiencing certain operational problems relating to tar residue build-up within the system during production. Thermo Ecotek is actively exploring solutions to this problem. Because the technology being developed at the facility is new and untested, no assurance can be given that other difficulties will not arise or that Thermo Ecotek will be able to correct these problems and achieve optimal and sustained performance.

                                       51PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1997 Compared With 1996 (continued)
    Paper Recycling
    ---------------
        Sales in the Paper Recycling segment were $278.9 million in 1997, compared with $286.3 million in 1996. A wholly owned subsidiary of the Company recorded $58.0 million of revenues from a contract to design and construct an office wastepaper de-inking facility in 1996. This contract was substantially completed in the second quarter of 1996. Sales from Thermo Fibertek increased 25% to $239.6 million from $192.2 million in 1996, primarily due to revenues of $52.7 million from acquired businesses, principally Thermo Black Clawson, which was acquired in May 1997. Increases in revenues from Thermo Fibertek's accessories, water-management, and other businesses were substantially offset by a $11.3 million decrease in revenues at its recycling business due to a continuing decrease in demand resulting from a severe drop in de-inked pulp prices in 1996. In addition, the unfavorable effects of currency translation reduced Thermo Fibertek's revenues by $6.3 million in 1997. Sales from Thermo TerraTech's thermal-processing equipment business were $25.3 million in 1997, compared with $25.5 million in 1996. In October 1997, this business was sold for a nominal loss. Sales of automated electroplating equipment by Napco increased $3.4 million to $14.0 million, primarily due to higher demand.
        Segment income margin, excluding restructuring and other nonrecurring costs of $1.1 million in 1997, was 11.5% in 1997, compared with 12.6% in 1996. This decline primarily resulted from lower sales at Thermo Fibertek's recycling business and lower-margin revenues from Thermo Black Clawson. In addition, the Company recorded a segment loss in 1997 on the contract to design and construct the office wastepaper de-inking facility due to a reserve established in 1997 for disputed contractual items relating to this facility. Thermo Fibertek recorded restructuring and other nonrecurring costs of $1.1 million in 1997 relating to the consolidation of the operations of two of its subsidiaries into the operations of Thermo Black Clawson (Note 11).

    Biomedical Products
    -------------------
        Sales from the Biomedical Products segment were $590.2 million in 1997, an increase of $134.3 million, or 29%, over 1996. Sales increased due to the inclusion of $62.7 million in sales from acquired businesses, increased demand at Trex Medical and Bird Medical Technologies, Inc., and growth at ThermoLase's hair-removal business due to the opening of new spas and higher revenues from physician and international licensing arrangements. Rather than continuing to open additional domestic spas, ThermoLase intends to concentrate its resources on attempting both to increase the capacity utilization of its existing U.S. spas and to expand its physicians' licensing program and international licensing arrangements. These increases in revenues were offset in part by a $4.7 million decline in sales of Thermo Cardiosystems' left ventricular-assist systems (LVAS), which Thermo Cardiosystems believes resulted from delayed orders as customers await approval from the U.S. Food and Drug Administration of its advanced electric LVAS. Although Thermo Cardiosystems believes that such approval may be received during the

                                       52PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1997 Compared With 1996 (continued)
    first six months of 1998, there can be no assurance that approval will occur within the expected time period, or at all.
        Segment income, excluding restructuring and other nonrecurring costs of $0.5 million in 1997 and $29.7 million in 1996, increased to $53.2 million in 1997 from $46.1 million in 1996. This increase resulted substantially from improvements at existing businesses, primarily at Bird Medical, SensorMedics Corporation, and Trex Medical's existing businesses and, to a lesser extent, the inclusion of segment income from acquired businesses. This increase in segment income was offset in part by an increase in segment loss at ThermoLase to $18.4 million in 1997 from $7.6 million in 1996, due to the early operations of its Spa Thira hair-removal business, which has been operating below maximum capacity as it seeks to develop its client base and refine its process and operating procedures, and by pre-opening costs incurred in connection with new spa openings. ThermoLase believes that improvements in the efficacy and duration of its SoftLight(SM) hair-removal process are critical elements in its ability to improve the profitability of its spas. In 1998, the effect of operating each spa below maximum capacity, as ThermoLase develops its client base and expands its product lines, will continue to have a negative effect on ThermoLase's segment income. Thermo Cardiosystems' profitability declined by $4.7 million primarily due to a decrease in LVAS revenues. Restructuring and other nonrecurring costs of $0.5 million in 1997 represent costs to close certain foreign sales offices at certain of the Company's wholly owned businesses. Restructuring and other nonrecurring costs of $29.7 million in 1996 included a write-off of $12.7 million of cost in excess of net assets of acquired company and certain other intangible assets at Thermedics' Corpak subsidiary, $11.4 million of costs incurred by SensorMedics primarily as a result of its merger with the Company, $4.9 million for Thermo Cardiosystem's write-off of acquired technology relating to a 1996 acquisition, and $0.7 million of other costs (Note 11).

    Industrial Outsourcing
    ----------------------
        Sales in the Industrial Outsourcing segment were $305.5 million in 1997, an increase of $31.6 million, or 12%, over 1996. Revenues from Thermo TerraTech's remediation and recycling services increased to $136.5 million in 1997 from $121.2 million in 1996, primarily due to the inclusion of $22.9 million of sales from acquired businesses, offset in part by a $6.4 million decrease in revenues at one of Thermo Remediation's business units resulting from a decline in the number of contracts in process. In addition, revenues from Thermo Remediation's soil-remediation services decreased 18% to $18.5 million, resulting from lower volumes of soil processed due to overcapacity in the industry and, to a lesser extent, competitive pricing pressures early in the year. Revenues from consulting and design services increased $3.6 million due to the inclusion of $12.8 million from acquired businesses, offset in part by a decrease in revenues due to the completion of two large contracts. Sales of metallurgical services increased to $54.2 million in 1997 from $45.7 million in 1996, due to increased demand for existing services and the inclusion of $3.3 million of sales from an acquired business.
                                       53PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1997 Compared With 1996 (continued)
        Segment income, excluding restructuring and other nonrecurring costs of $7.9 million in 1997 and $0.1 million in 1996, was $21.7 million in 1997, compared with $17.8 million in 1996. Segment income improved in 1997 due to the effect in 1996 of costs incurred at Thermo TerraTech to reduce redundancies at regional laboratories, and by costs incurred at Thermo EuroTech in 1996 relating primarily to the settlement of several contract disputes, as well as the impact of severe winter weather in early 1996, which affected all phases of Thermo EuroTech's business. The effect of these improvements was offset in part by a decline in segment income from soil-remediation services due to lower sales as discussed above and lower segment income from consulting and design services due to the completion of two large contracts. Restructuring and other nonrecurring costs in 1997 included $7.8 million to write down certain capital equipment and intangible assets, including cost in excess of net assets of acquired companies, in response to a severe downturn in Thermo Remediation's soil-remediation business. This resulted in the closure of two soil-remediation sites during 1997 and reduced cash flows at certain other sites, such that analysis indicated that the investment in these assets would not be recovered (Note 11).

    Advanced Technologies
    ---------------------
        Sales from the Advanced Technologies segment were $415.0 million in 1997, compared with $375.5 million in 1996. Sales at Thermo Coleman were $156.2 million in 1997, compared with $144.2 million in 1996. This increase resulted primarily from its Thermo Information Solutions subsidiary's contract to supply kiosk units and, to a lesser extent, higher integrated document management revenues and sales of $3.3 million from acquired businesses. These increases in revenues were offset in part by a decrease in revenues from government contracts. Sales of kiosk units increased to $16.5 million in 1997 from $1.4 million in 1996. Thermo Information Solutions intends to exit this business in 1998 due to inherently low margins, lower than expected orders from its sole customer, and the absence of other orders. Thermo Coleman experienced a decline in backlog totaling $19.4 million in 1997. Thermo Coleman's backlog at any certain date may not be indicative of future demand for its products or services. Sales at Thermo Sentron increased to $78.7 million in 1997 from $70.0 million in 1996, primarily due to higher demand and, to a lesser extent, sales of $4.2 million from acquired businesses, offset in part by the unfavorable effects of currency translation. Sales at Thermedics Detection increased 17% to $51.3 million in 1997, primarily due to sales of its Alexus systems in connection with the completion of a mandated product-line upgrade from The Coca-Cola Company to its existing installed base, and $3.2 million of sales of explosives-detection systems to the U.S. Federal Aviation Administration. Thermedics Detection expects that sales of its Alexus systems will slow in 1998 due to the completion of the mandated upgrade for The Coca-Cola Company in 1997 and a decrease in demand for new installations. Sales at Thermo Voltek declined to $44.6 million in 1997 from $48.5 million in 1996, primarily due to lower demand for electrostatic compatibility (EMC) test products, resulting from the declining influence of IEC 801, the

                                       54PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1997 Compared With 1996 (continued)
    European Union directive on electromagnetic compatibility that took effect January 1, 1996, and, to a lesser extent, a decline in the component-reliability market for electrostatic discharge test equipment that resulted from a slowdown in capital expenditures by the semiconductor industry. These decreases in revenues at Thermo Voltek were offset in part by sales of $5.8 million from acquired businesses. Sales from ThermoTrex's business units, including Trex Communications, increased $12.7 million in 1997 as a result of $6.9 million of sales from an acquired business at Trex Communications and, to a lesser extent, increased revenues from government contracts.
        Segment income margin, excluding restructuring and other nonrecurring costs of $1.4 million in 1997, was 8.8% in 1997, compared with 7.5% in 1996. This improvement resulted from increased sales and the impact in the 1996 period of charges for inventory obsolescence and other adjustments at Thermedics Detection, as well as a loss in the 1996 period at ThermoTrex's advanced-technology research center due to cost overruns and higher expenses for new lines of business. The improvement was offset in part by a decrease in profitability at Thermo Voltek and lower margins at Thermo Coleman as a result of increased sales of low-margin kiosk units and reduced revenues from government contracts. Restructuring and other nonrecurring costs of $1.4 million in 1997 were recorded by ThermoTrex for the write-off of acquired technology relating to an acquisition (Note 11).

    Gain on Issuance of Stock by Subsidiaries
    -----------------------------------------
        As a result of the sale of stock by subsidiaries and issuance of stock by subsidiaries upon conversion of convertible debentures, the Company recorded gains of $80.1 million in 1997 and $126.6 million in 1996. See Notes 1 and 9 for a more complete description of these transactions. Minority interest expense increased to $74.4 million in 1997 from $72.9 million in 1996. Minority interest expense includes $19.0 million in 1997 and $38.2 million in 1996 related to gains recorded by the Company's majority-owned subsidiaries as a result of the sale of stock and the issuance of stock upon conversion of convertible debentures, by their subsidiaries.

    Contingent Liabilities and Other Matters
    ----------------------------------------
        At year-end 1997, the Company was contingently liable with respect to certain lawsuits (Note 6).
        The Company is currently assessing the potential impact of the year 2000 on the processing of date-sensitive information by the Company's computerized information systems and on products sold as well as products purchased by the Company. The Company believes that its internal information systems and current products are either year 2000 compliant or will be so prior to the year 2000 without incurring material costs. There can be no assurance, however, that the Company will not experience unexpected costs and delays in achieving year 2000 compliance for its internal information systems and current products, which could result in a material adverse effect on the Company's future results of operations.

                                       55PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1997 Compared With 1996 (continued)
        The Company is presently assessing the effect that the year 2000 problem may have on its previously sold products. The Company is also assessing whether its key suppliers are adequately addressing this issue and the effect this might have on the Company. The Company has not completed its analysis and is unable to conclude at this time that the year 2000 problem as it relates to its previously sold products and products purchased from key suppliers is not reasonably likely to have a material adverse effect on the Company's future results of operations.

    1996 Compared With 1995
        Sales in 1996 were $2,932.6 million, an increase of $662.3 million, or 29%, over 1995. Segment income, excluding restructuring and other nonrecurring costs of $37.6 million in 1996 and $21.9 million in 1995, described below, increased 16% to $312.9 million in 1996 from $269.8 million in 1995. Operating income, which includes restructuring and other nonrecurring costs, was $246.5 million in 1996, compared with $225.2 million in 1995.

    Instruments
    -----------
        Sales from the Instruments segment were $1,209.4 million in 1996, an increase of $426.7 million, or 55%, over 1995. Sales increased primarily due to acquisitions made by Thermo Instrument, which added $404 million of sales in 1996. The unfavorable effects of currency translation due to the strengthening of the U.S. dollar relative to foreign currencies in countries in which Thermo Instrument operates decreased revenues by $21.8 million in 1996. The remainder of the increase resulted primarily from greater demand at Thermo Instrument's mass spectrometry business as a result of recently introduced products and, to a lesser extent, greater demand at its Fourier transform infrared spectrometry business.
        Segment income margin, excluding restructuring and other nonrecurring costs of $3.5 million in 1996, declined to 11.8% in 1996 from 14.5% in 1995, primarily due to lower margins at acquired businesses. Restructuring and other nonrecurring costs of $3.5 million represents the write-off of acquired technology relating to the acquisition of the Fisons businesses (Note 11).

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

                                       56PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1996 Compared With 1995 (continued)
    This increase resulted primarily from increased demand for custom-designed industrial refrigeration packages, remanufactured commercial cooling equipment, and the inclusion of revenues from lift-truck engines, offset in part by declines in revenues from marine-engine products and rental equipment.
        Segment income, excluding restructuring and other nonrecurring costs of $4.4 million in 1996 and $11.5 million in 1995, was $42.5 million in 1996, compared with $44.5 million in 1995. Thermo Ecotek had segment income of $39.3 million in 1996, compared with $34.6 million in 1995. This improvement results from increased revenues and, to a lesser extent, lower fuel costs. Segment income from the Company's waste-recycling facility, which was sold in July 1996, excluding restructuring and other nonrecurring costs of $11.5 million in 1995, was $4.6 million in 1996 and $5.9 million in 1995. Results from this facility, net of related interest expense (not included in segment income), were approximately at the breakeven level for both periods. Segment income at Thermo Power declined by $3.9 million to $1.1 million in 1996 due to a change in sales mix, a cost increase in one of the major components of its industrial refrigeration packages, higher depreciation expense at NuTemp, and higher warranty expenses for marine-engine products and at NuTemp. Peter Brotherhood incurred a segment loss of $2.5 million in 1996, excluding restructuring and other nonrecurring costs of $4.4 million, compared with a loss of $1.1 million in 1995. The decline resulted from increased costs to complete jobs in process as well as competitive pricing pressures. Peter Brotherhood recorded restructuring and other nonrecurring costs of $4.4 million in 1996 primarily for the write-off of a nontrade receivable and severance costs.
        Restructuring and other nonrecurring costs of $11.5 million in 1995 represents the Company's net investment in a waste-recycling facility in southern California that contracted to process waste for San Diego County (the County) under a long-term service agreement. During the third quarter of 1995, the County paid the Company less than the amount due under the long-term service agreement, and in October 1995, the Company notified the County that the County was in default of the service agreement. The County was a party to the financing arrangements for the facility and was also in default of certain terms of such arrangements. As a result of the County's default under the service agreement and financing arrangements, the Company concluded that it would be unable to recover its investment in the facility. In 1996, in settlement of these matters, the facility was sold to the County for a nominal amount plus the County's assumption of the facility debt.

    Paper Recycling
    ---------------
        Sales in the Paper Recycling segment were $286.3 million in 1996, compared with $318.0 million in 1995. A wholly owned subsidiary of the Company recorded revenues from a contract to design and construct an office wastepaper de-inking facility of $58.0 million in 1996 and $77.0 million in 1995. This contract was substantially completed in the second quarter of 1996. Sales from Thermo Fibertek declined 7%, to $192.2 million in 1996. Thermo Fibertek's revenues under a subcontract from

                                       57PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1996 Compared With 1995 (continued)
    Thermo Electron to supply equipment and services for the office wastepaper de-inking facility described above decreased $12.9 million. Revenues from Thermo Fibertek's recycling business declined an additional $7.5 million due to lower demand resulting from a severe drop in de-inked pulp prices, offset in part by $2.2 million of revenues from a business acquired during 1996. Revenues from Thermo Fibertek's accessories business increased $8.8 million primarily due to increased demand. The unfavorable effects of currency translation reduced Thermo Fibertek's revenues by $1.7 million in 1996. Sales of Thermo TerraTech's thermal-processing equipment increased $8.3 million in 1996 due to increased demand, while sales of automated electroplating equipment by the Company's wholly owned Napco subsidiary declined $6.4 million in 1996.
        Segment income margin, excluding restructuring and other nonrecurring costs of $7.5 million in 1995, was 12.6% in 1996, compared with 11.5% in 1995. This improvement resulted primarily from a nonrecurring payment received under the office wastepaper de-inking facility contract in 1996, which represented certain cost savings on the contract, and increased revenues from Thermo TerraTech's thermal-processing equipment business from depressed levels in 1995. Restructuring and other nonrecurring costs of $7.5 million in 1995 represent the write-off of cost in excess of net assets of acquired companies, of which $5.0 million was recorded by Thermo TerraTech, and $2.5 million was recorded by Napco (Note 11).

    Biomedical Products
    -------------------
        Sales in the Biomedical Products segment were $455.9 million in 1996, an increase of $139.3 million, or 44%, over 1995. Sales increased due to the inclusion of $111.7 million in sales from acquired businesses, as well as increased demand for certain products at Trex Medical, Thermo Cardiosystems' LVAS, and ThermoLase's hair-removal business.
        Segment income, excluding restructuring and other nonrecurring costs of $29.7 million in 1996, increased to $46.1 million in 1996 from $27.2 million in 1995. This improvement resulted primarily from the inclusion of segment income from acquired businesses and increased sales at existing businesses. Restructuring and other nonrecurring costs of $29.7 million in 1996 included a write-off of $12.7 million of cost in excess of net assets of acquired company and certain other intangible assets at Thermedics' Corpak subsidiary, $11.4 million of costs incurred by SensorMedics primarily as a result of its merger with the Company, $4.9 million for Thermo Cardiosystem's write-off of acquired technology relating to a 1996 acquisition, and $0.7 million of other costs (Note
    11).

    Industrial Outsourcing
    ----------------------
        Sales in the Industrial Outsourcing segment were $273.9 million in 1996, an increase of $63.4 million, or 30%, over 1995. Revenues from Thermo TerraTech's remediation and recycling services increased to $121.2 million in 1996 from $67.5 million in 1995, primarily due to the inclusion of $53.9 million in revenues from acquired businesses. This increase was offset in part by a decline in revenues from soil-

                                       58PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1996 Compared With 1995 (continued)
    remediation services of $4.9 million in 1996 due to declines in the volume of soil processed as a result of more relaxed regulatory standards in several states and competitive pricing pressures; and by a decline in revenues at Thermo TerraTech's radiochemistry laboratory businesses reflecting a reduction in spending at the U.S. Department of Energy and reduced federal government budget appropriations. Sales of metallurgical services were $45.7 million in 1996, compared with $42.8 million in 1995. Sales increased due to increased demand for existing services, offset in part by a decline of $2.9 million resulting from the closing of a small metallurgical services division in 1995.
        Segment income, excluding restructuring and other nonrecurring costs of $0.1 million in 1996 and $2.0 million in 1995, was $17.8 million in 1996, compared with $23.2 million in 1995. Additional segment income from acquisitions was more than offset by costs incurred at Thermo TerraTech to reduce redundancies at regional laboratories and by costs incurred at Thermo EuroTech relating primarily to the settlement of several contract disputes, as well as the impact of severe winter weather in early 1996, which affected all phases of Thermo EuroTech's business, and by the effect of lower sales and income from the traditionally higher-margin soil-remediation services. Restructuring and other nonrecurring costs of $2.0 million in 1995 were recorded in connection with closing a metallurgical services division.

    Advanced Technologies
    ---------------------
        Sales from the Advanced Technologies segment were $375.5 million in 1996, compared with $323.6 million in 1995. Sales increased $73.5 million due to the inclusion of sales from acquired businesses. These increases were offset in part by declines in revenues due to lower U.S. government contract funding at Thermo Coleman and ThermoTrex due to increased competition for government research and development funding.
        Segment income, excluding restructuring and other nonrecurring costs of $1.0 million in 1995, was $28.0 million in 1996, compared with $24.8 million in 1995. Segment income provided by acquired companies and additional income from certain businesses were offset in part by lower segment income at Thermo Coleman, as a result of lower revenues, and by a loss incurred at ThermoTrex's advanced-technology research center due to cost overruns and higher expenses for new lines of business. Restructuring and other nonrecurring costs in 1995 primarily represent the write-off of intangible assets at ThermoTrex's East Coast division which was closed.

    Gain on Issuance of Stock by Subsidiaries
    -----------------------------------------
        As a result of the sale of stock by subsidiaries, the issuance of stock by subsidiaries upon conversion of convertible debentures, and similar transactions, the Company recorded gains of $126.6 million in 1996 and $80.8 million in 1995. See Notes 1 and 9 for a more complete description of these transactions. Minority interest expense increased to $72.9 million in 1996 from $60.5 million in 1995. Minority interest expense includes $38.2 million in 1996 and $28.6 million in 1995 related to gains recorded by the Company's majority-owned subsidiaries as a result of the sale of stock and the issuance of stock upon conversion of convertible debentures, by their subsidiaries.

                                       59PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Liquidity and Capital Resources

        Consolidated working capital was $2,002.0 million at January 3, 1998, compared with $2,218.6 million at December 28, 1996. Included in working capital were cash, cash equivalents, and short-term available-for-sale investments of $1,522.7 million at January 3, 1998, compared with $1,846.3 million at December 28, 1996. In addition, the Company had long-term available-for-sale investments of $63.3 million at January 3, 1998, compared with $94.4 million at December 28, 1996. Of the total $1,586.0 million of cash, cash equivalents, and short- and long-term available-for-sale investments at January 3, 1998, $1,333.1 million was held by the Company's majority-owned subsidiaries and the balance was held by the Company and its wholly owned subsidiaries.
        During 1997, $269.0 million of cash was provided by operating activities. Cash of $86.5 million was used to fund an increase in accounts receivable, principally at Trex Medical, Thermo Instrument, and Thermo TerraTech. The increase in receivables at Trex Medical resulted primarily from increased sales and, to a lesser extent, longer customer payment patterns due to higher international sales and a shift to direct sales at a subsidiary. The increase in receivables at Thermo Instrument resulted from increased shipments in the fourth quarter at ThermoQuest and a competitive trend to commercial terms of 30 days from ThermoQuest's past practice of obtaining deposits on certain systems. The increase in receivables at Thermo TerraTech resulted from higher revenues at one business unit and a delay in the pursuit of collections at a second, which Thermo TerraTech expects to address in 1998 by expanding collection efforts. In addition, cash of $61.7 million was used to reduce other current liabilities, primarily for taxes and certain exit costs relating to acquisitions (Note 3).
        The Company's primary investing activities, excluding available-for-sale investments activity, included acquisitions, capital expenditures, and the sale of certain businesses and property, plant, and equipment. During 1997, the Company expended $849.1 million, net of cash acquired, for acquisitions and received a $36.1 million refund relating to a 1996 acquisition (Note 3). In addition, the Company sold certain businesses for net proceeds of $27.1 million. The Company expended $111.6 million for purchases of property, plant, and equipment and received proceeds of $15.6 million from the sale of property, plant, and equipment.
        The Company's financing activities provided $237.8 million of cash in 1997. Net proceeds from the issuance of Company and subsidiary common stock totaled $164.9 million, and net proceeds from the issuance of long-term obligations totaled $490.8 million. In addition, the Company repaid long-term obligations of $78.3 million.
        During 1997, an aggregate principal amount of $246.1 million of Company and subsidiary convertible obligations were converted into shares of Company and subsidiary common stock.
        In January 1998, Thermo Instrument issued and sold $250.0 million principal amount of 4% subordinated convertible debentures due 2005 for net proceeds of $243.8 million.

                                       60PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Liquidity and Capital Resources (continued)

        The Company intends, for the foreseeable future, to maintain at least 80% ownership of its Thermo Instrument and Thermo Ecotek subsidiaries, which is required in order to continue to file a consolidated federal income tax return with these subsidiaries. In addition, the Company intends to maintain greater than 50% ownership of its other majority-owned subsidiaries so that it may continue to consolidate these subsidiaries for financial reporting purposes. This may require the purchase by the Company of additional shares or convertible debentures of these companies from time to time as the number of outstanding shares issued by these companies increases, either in the open market or directly from the subsidiaries. See Note 5 for a description of outstanding convertible debentures issued by Thermo Instrument and Thermo Ecotek. In addition, at January 3, 1998, Thermo Instrument and Thermo Ecotek had outstanding stock options for 4,365,000 shares and 1,267,000 shares, respectively, exercisable at various prices and subject to certain vesting schedules. The Company's other majority-owned subsidiaries also have outstanding stock options, convertible debentures, or both.
        During 1997, the Company and its majority-owned subsidiaries expended $311.1 million to purchase common stock and debentures of certain of the Company's majority-owned subsidiaries. These purchases were made pursuant to authorizations by the Company's and certain majority-owned subsidiaries' Boards of Directors. As of January 3, 1998, $13.1 million and $35.0 million remained under the Company's and its majority-owned subsidiaries' authorizations, respectively. Subsequent to January 3, 1998, the Company and a majority-owned subsidiary received additional authorizations of $50.0 million and $10.0 million, respectively. The amount of purchases in a given reporting period may vary significantly.
        The Company has no material commitments for purchases of property, plant, and equipment and expects that, for 1998, expenditures on such items will approximate the 1997 level. Since January 3, 1998, a majority-owned subsidiary expended $4.5 million on the acquisition of a business and as of March 10, 1998, the Company's majority-owned subsidiaries had agreements or nonbinding letters of intent to acquire businesses for a total cost of approximately $67.5 million. Proposed acquisitions of new businesses are subject to various conditions to closing, and there can be no assurance that all proposed transactions will be consummated.
        As discussed above, a substantial percentage of the Company's consolidated cash and investments is held by subsidiaries that are not wholly owned by the Company. This percentage may vary significantly over time. Pursuant to the Thermo Electron Corporate Charter (the Charter), to which each of the majority-owned subsidiaries of the Company is a party, the combined financial resources of Thermo Electron and its subsidiaries allow the Company to provide banking, credit, and other financial services to its subsidiaries so that each member of the Thermo Electron group of companies may benefit from the financial strength of the entire organization. Toward that end, the Charter states that each member of the group may be required to provide certain credit support to the

                                       61PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Liquidity and Capital Resources (continued)

    consolidated entity. This credit may rank junior, pari passu with, or senior in priority to payment of the other indebtedness of these members. Nonetheless, the Company's ability to access assets held by its majority-owned subsidiaries through dividends, loans, or other transactions is subject in each instance to a fiduciary duty owed to the minority shareholders of the relevant subsidiary. In addition, dividends received by Thermo Electron from a subsidiary that does not consolidate with Thermo Electron for tax purposes are subject to tax. Therefore, under certain circumstances, a portion of the Company's consolidated cash and short-term investments may not be readily available to Thermo Electron or certain of its subsidiaries.

    Market Risk

        The Company is exposed to market risk from changes in foreign currency exchange rates, interest rates, and equity prices, which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities. Additionally, the Company uses short-term forward contracts to manage certain exposures to foreign currencies. The Company enters into forward foreign exchange contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. The Company does not engage in extensive foreign currency hedging activities; however, the purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. The Company's forward foreign exchange contracts principally hedge transactions denominated in U.S. dollars, British pounds sterling, French francs, and Japanese yen. Gains and losses arising from forward contracts are recognized as offsets to gains and losses resulting from the transactions being hedged. The Company does not enter into speculative foreign currency agreements.

    Foreign Currency Exchange Rates
        The fair value of forward foreign exchange contracts is sensitive to changes in foreign currency exchange rates. The fair value of forward foreign exchange contracts is the estimated amount that the Company would pay or receive upon termination of the contract, taking into account the change in foreign exchange rates. A 10% depreciation in year-end 1997 foreign currency exchange rates related to the Company's contracts would result in a decrease in the unrealized gain on forward foreign exchange contracts of $3 million. Since the Company uses forward foreign exchange contracts as hedges of firm purchase and sale commitments, the unrealized gain or loss on forward foreign currency exchange contracts resulting from changes in foreign currency exchange rates would be offset by a corresponding change in the fair value of the hedged item.
        The Company generally views its investment in foreign subsidiaries with a functional currency other than the Company's reporting currency as long-term. The Company's investment in foreign subsidiaries is sensitive to fluctuations in foreign currency exchange rates. The functional

                                       62PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Market Risk (continued)

    currencies of the Company's foreign subsidiaries are principally denominated in British pounds sterling, French francs, and German deutsche marks. The effect of a change in foreign exchange rates on the Company's net investment in foreign subsidiaries is recorded as a separate component of shareholders' investment. A 10% depreciation in year-end 1997 functional currencies, relative to the U.S. dollar, would result in a $27 million reduction of shareholders' investment.

    Interest Rates
        Certain of the Company's short- and long-term available-for-sale investments, long-term obligations, and interest rate swap agreements are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of these financial instruments due to the difference between the market interest rate and the rate at the date of purchase or issuance of the financial instrument. A 10% decrease in year-end 1997 market interest rates would result in a negative impact of $18 million on the net fair value of the Company's interest-sensitive financial instruments.

    Equity Prices
        The Company's available-for-sale investment portfolio includes equity securities that are sensitive to fluctuations in price. In addition, the Company's and its subsidiaries' convertible obligations are sensitive to fluctuations in the price of Company or subsidiary common stock into which the obligations are convertible. Changes in equity prices would result in changes in the fair value of the Company's available-for-sale investments and convertible obligations due to the difference between the current market price and the market price at the date of purchase or issuance of the financial instrument. A 10% increase in the year-end 1997 market equity prices would result in a negative impact of $96 million on the net fair value of the Company's price-sensitive equity financial instruments.







                                       63PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                           Forward-looking Statements

        In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1998 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

        Risks Associated with Acquisition Strategy. One of the Company's principal growth strategies is to supplement its internal growth with the acquisition of businesses and technologies that complement or augment the Company's existing product lines. Certain businesses recently acquired by the Company have had low levels of profitability. In addition, businesses that the Company may seek to acquire in the future may also be marginally profitable or unprofitable. In order for any acquired businesses to achieve the level of profitability desired by the Company, the Company must successfully change operations and improve market penetration. No assurance can be given that the Company will be successful in this regard. In addition, promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers, the need for regulatory approvals, including antitrust approvals, and the high valuations of businesses resulting from historically high stock prices in many countries. Acquisitions completed by the Company may be made at substantial premiums over the fair value of the net assets of the acquired companies. There can be no assurance that the Company will be able to complete pending or future acquisitions or that the Company will be able to successfully integrate any acquired businesses into its existing business or make such businesses profitable. In order to finance any such acquisitions, it may be necessary for the Company to raise additional funds either through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to the Company and may result in dilution to the Company's shareholders.

        Risks Associated with Spinout of Subsidiaries. The Company has adopted a strategy of spinning out certain of its businesses into separate subsidiaries and having these subsidiaries sell a minority interest to outside investors. As a result of the sale of stock by subsidiaries, the issuance of stock by subsidiaries upon conversion of convertible debentures, and similar transactions, the Company records gains that represent the increase in the Company's net investment in the subsidiaries. These gains have represented a substantial portion of the net income reported by the Company in certain periods. The size and timing of these transactions are dependent on market and other conditions that are beyond the Company's control. Accordingly, there can be no assurance that the Company will be able to generate gains from such transactions in the future.
        Further, in October 1995, the Financial Accounting Standards Board
    (FASB) issued an exposure draft of a Proposed Statement of Financial Accounting Standards, "Consolidated Financial Statements: Policy and Procedures" (the Proposed Statement). The Proposed Statement would establish new rules for how consolidated financial statements should be

                                       64PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                           Forward-looking Statements

    prepared. If the Proposed Statement is adopted, there would be significant changes in the way the Company records certain transactions of its controlled subsidiaries. Among those changes, any sale of the stock of a subsidiary that does not result in a loss of control would be accounted for as a transaction in the equity of the consolidated entity with no gain or loss being recorded. The exposure draft addresses the consolidation issues in two parts: consolidation procedures, which includes proposed rule changes affecting the Company's ability to recognize gains on issuances of subsidiary stock, and consolidation policy, which does not address accounting for such gains. During 1997, the FASB decided to focus its efforts on the consolidation policy part of the exposure draft and to consider resuming discussion on consolidation procedures after completion of the efforts on consolidation policy. The timing and content of any final statement are uncertain.

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

        Risks Associated with International Operations. International revenues account for a substantial portion of the Company's revenues, and the Company intends to continue to expand its presence in international markets. International revenues are subject to a number of risks, including the following: fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency; agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business and results of operations.

        Rapid and Significant Technological Change and New Products. The markets for the Company's products are characterized by rapid and significant technological change, evolving industry standards and frequent new product introductions and enhancements. Many of the Company's products and products under development are technologically

                                       65PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                           Forward-looking Statements

    innovative and require significant planning, design, development, and testing at the technological, product, and manufacturing-process levels. These activities require significant capital commitments and investment by the Company. In addition, products that are competitive in the Company's markets are characterized by rapid and significant technological change due to industry standards that may change on short notice and by the introduction of new products and technologies that render existing products and technologies uncompetitive or obsolete. There can be no assurance that any of the products currently being developed by the Company, or those to be developed in the future, will be technologically feasible or accepted by the marketplace, that any such development will be completed in any particular time frame, or that the Company's products or proprietary technologies will not become uncompetitive or obsolete.

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

        Government Regulation; No Assurance of Regulatory Approvals. Certain of the Company's products are subject to pre-marketing clearance or approval by the U.S. Food and Drug Administration (FDA) and similar agencies in foreign countries. The use or sale of certain of the Company's products under development may require approvals by other government agencies. The process of obtaining clearance and approval from the FDA and other government agencies is time-consuming and expensive. Furthermore, there can be no assurance that the necessary clearances or approvals for the Company's products, services, and products and services under development will be obtained on a timely basis, if at all.
        FDA regulations also require continuing compliance with specific standards in conjunction with the maintenance and marketing of products and services that have been approved or cleared. Failure to comply with applicable regulatory requirements can result in, among other things, civil and criminal penalties, suspension of approvals, recalls, or seizures of products, injunctions, and criminal prosecutions.
        Risks Associated with Dependence on Capital Spending Policies and Government Funding. The Company's customers include pharmaceutical and chemical companies, laboratories, universities, healthcare providers, paper manufacturers, consumer product companies, government agencies, and public and private research institutions. The capital spending of these entities can have a significant effect on the demand for the Company's products. Such spending is based on a wide variety of factors, including the resources available to make purchases, the spending priorities among various types of equipment, public policy, and the effects of different economic cycles. Any decrease in capital spending by any of the customer groups that account for a significant portion of the Company's sales could have a material adverse effect on the Company's business and results of operations.
                                       66PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                           Forward-looking Statements

        Dependence on Patents and Proprietary Rights. The Company places considerable importance on obtaining patent and trade secret protection for significant new technologies, products, and processes because of the length of time and expense associated with bringing new products through the development process and to the marketplace. The Company's success depends in part on its ability to develop patentable products and obtain and enforce patent protection for its products both in the United States and in other countries. The Company owns numerous United States and foreign patents, and intends to file additional applications for patents as appropriate to cover its products. No assurance can be given that patents will issue from any pending or future patent applications owned by or licensed to the Company or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. There can be no assurance that third parties will not assert claims against the Company that the Company infringes the intellectual property rights of such parties. The Company could incur substantial costs and diversion of management resources with respect to the defense of any such claims, which could have a material adverse effect on the Company's business, financial condition, and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute, or market its products and services in the United States or abroad. In the event that a claim relating to intellectual property is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such licenses could be obtained on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture, or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition, and results of operations.
        The Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.
        ThermoQuest's Finnigan subsidiary has filed complaints against Bruker-Franzen Analytik GmbH and its U.S. affiliate, and Hewlett-Packard Company, for alleged violation of two U.S. patents owned by Finnigan pertaining to methods used in ion-trap mass spectrometers. One of Finnigan's complaints was filed in United States District Court and the other was filed with the United States International Trade Commission
    (ITC). In February 1998, an administrative law judge at the ITC issued an initial determination to the effect that, although one of Finnigan's patents was infringed, the patents were invalid for purposes of this case. The ITC's jurisdiction on this matter is limited to the issue of

                                       67PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                           Forward-looking Statements

    whether or not the defendants' products that use the patented methods can be imported into the U.S. The judge's initial determination will be considered by the full commission during the second quarter of 1998. Bruker has presented counterclaims alleging that the Finnigan patents are invalid and unenforceable and are not infringed by the mass spectrometers co-marketed by Bruker. They also allege that Finnigan has violated antitrust laws by attempting to maintain a monopoly position and restrain trade through enforcement of allegedly fraudulently obtained patents. Bruker has asked for judgment consistent with its counterclaims, and for three times the antitrust damages (including attorney's fees) it has sustained.
        There can be no assurance as to the outcome of this matter. While the Company believes that any resolution of this matter will not materially affect its financial position, an unfavorable resolution could have a material adverse effect on the Company's future results of operations.

        Potential Impact of Year 2000 on Processing of Date-sensitive Information. The Company is currently assessing the potential impact of the year 2000 on the processing of date-sensitive information by the Company's computerized information systems and on products sold as well as products purchased by the Company. The Company believes that its internal information systems and current products are either year 2000 compliant or will be so prior to the year 2000 without incurring material costs. There can be no assurance, however, that the Company will not experience unexpected costs and delays in achieving year 2000 compliance for its internal information systems and current products, which could result in a material adverse effect on the Company's future results of operations.
        The Company is presently assessing the effect that the year 2000 problem may have on its previously sold products. The Company is also assessing whether its key suppliers are adequately addressing this issue and the effect this might have on the Company. The Company has not completed its analysis and is unable to conclude at this time that the year 2000 problem as it relates to its previously sold products and products purchased from key suppliers is not reasonably likely to have a material adverse effect on the Company's future results of operations.





                                       68PAGE

    Thermo Electron Corporation                     1997 Financial Statements



    Common Stock Market Information
        The Company's common stock is traded on the New York Stock Exchange under the symbol TMO. The following table sets forth the high and low sale prices of the Company's common stock for 1997 and 1996, as reported in the consolidated transaction reporting system. Prices have been restated to reflect a three-for-two stock split, effected in the form of a 50% stock dividend, that was distributed in June 1996.

                                     1997                     1996
                             -------------------      -------------------
    Quarter                      High        Low          High        Low
    ---------------------------------------------------------------------
    First                    $40 1/2     $30 7/8      $42 1/12    $30 2/5
    Second                    38 3/4      28 3/8       44 3/8      38 4/5
    Third                     41 1/2      32 1/8       41 7/8      31 3/4
    Fourth                    44 1/2      33 1/2       41 1/8      29 3/4

        As of January 30, 1998, the Company had 9,288 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the New York Stock Exchange for the Company's common stock on January 30, 1998, was $39 per share.
        Common stock of the Company's majority-owned public subsidiaries is traded on the American Stock Exchange: Thermedics Inc. (TMD), Thermo Cardiosystems Inc. (TCA), Thermo Voltek Corp. (TVL), Thermo Sentron Inc.
    (TSR), Thermedics Detection Inc. (TDX), Thermo Instrument Systems Inc.
    (THI), ThermoSpectra Corporation (THS), ThermoQuest Corporation (TMQ), Thermo Optek Corporation (TOC), Thermo BioAnalysis Corporation (TBA), Metrika Systems Corporation (MKA), Thermo Vision Corporation (VIZ), Thermo TerraTech Inc. (TTT), Thermo Remediation Inc. (THN), The Randers Group Incorporated (RGI.EC), ThermoTrex Corporation (TKN), ThermoLase Corporation (TLZ), Trex Medical Corporation (TXM), Thermo Power Corporation (THP), Thermo Fibertek Inc. (TFT), Thermo Fibergen Inc.
    (TFG), and Thermo Ecotek Corporation (TCK).

    Shareholder Services
        Shareholders of Thermo Electron Corporation who desire information about the Company are invited to contact John N. Hatsopoulos, President and Chief Financial Officer, Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046, (781) 622-1111.
    A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly reports, annual reports, and press releases as quickly as possible. Distribution of printed quarterly reports is limited to the second quarter only. All material will be available from Thermo Electron's Internet site (http://www.thermo.com).

                                       69PAGE

    Thermo Electron Corporation                     1997 Financial Statements



    Stock Transfer Agent
        BankBoston N.A. is the stock transfer agent and maintains shareholder activity records. The agent will respond to questions on issuance of stock certificates, change of ownership, lost stock certificates, and change of address. For these and similar matters, please direct inquiries to:

        BankBoston N.A.
        c/o Boston EquiServe Limited Partnership
        P.O. Box 8040
        Boston, Massachusetts 02266-8040
        (617) 575-3120

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

    Form 10-K Report
        A copy of the Annual Report on Form 10-K for the fiscal year ended January 3, 1998, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to John N. Hatsopoulos, President and Chief Financial Officer, Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046.

    Annual Meeting
        The annual meeting of shareholders will be held on Tuesday, June 2, 1998, at 4:15 p.m. at the Hyatt Regency Hotel, Scottsdale, Arizona.





                                       70PAGE


  Thermo Electron Corporation                                                  1997 Financial Statements
  Ten Year Financial Summary
  (In millions except per share amounts)

                      1997  1996(a)     1995   1994(b)   1993(c) 1992(d)  1991(e)   1990    1989    1988
  --------------------------------------------------------------------------------------------------------
  Statement of
   Income Data:
  Revenues       $3,558.3  $2,932.6 $2,270.3 $1,729.2 $1,354.5  $999.2  $  842.5  $744.5  $640.3  $553.7
  Gross Profit    1,441.3   1,130.0    863.4    650.9    482.3   326.7     256.5   233.8   176.0   157.4
  Operating
   Income           405.8     246.5    225.2    182.1    119.2    70.5      43.6    40.9    23.6    25.8
  Net Income        239.3     190.8    139.6    104.7     76.9    59.5      48.5    35.5    27.3    23.3

  Earnings per
   Share:
    Basic            1.57      1.35     1.10      .90      .74     .62       .56     .46     .37     .33
    Diluted          1.41      1.17      .95      .78      .65     .58       .53     .43     .35     .31

  Balance Sheet
   Data:
  Working
   Capital       $2,002.0  $2,218.6 $1,317.1 $1,150.7 $  833.8 $ 508.7  $  468.4  $244.1  $277.6  $220.1
  Total Assets    5,795.9   5,141.2  3,786.3  3,061.9  2,507.6 1,838.0   1,212.5   912.0   669.9   528.5
  Long-term
   Obligations    1,742.9   1,550.3  1,118.1  1,049.9    647.6   494.2     255.1   210.5   177.0   152.9
  Minority
   Interest         719.6     684.1    471.6    327.7    277.7   164.3     122.5    83.9    51.8    22.6
  Common Stock of
   Subsidiaries
   Subject to
   Redemption        93.3      76.5     17.5       -      14.5     5.5       5.5     8.7    13.1       -
  Shareholders'
   Investment     1,997.9   1,754.4  1,309.7  1,007.5    873.7   563.8     489.5   314.1   229.2   196.4

  (a)Reflects the issuance of $585.0 million principal amount of convertible debentures.
  (b)Reflects the issuance of $345.0 million principal amount of convertible debentures.
  (c)Reflects the Company's 1993 public offering of common stock for net proceeds of$246.0 million.
  (d)Reflects the issuance of $260.0 million principal amount of convertible debentures.
  (e)Reflects the issuance of $164.0 million principal amount of convertible debentures.

