Form 10-K/A, Exhibit 13
period 1998-01-03
THERMO ELECTRON CORP
filed 1998-04-03
CIK 97745

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

    Thermo Electron Corporation                     1997 Financial Statements

                   Notes to Consolidated Financial Statements

    14. Business Segment and Geographical Information

        The Company's business segments include the following:
            Instruments: biomedical, analytical, monitoring, and process control instruments
            Alternative-energy Systems: clean power generation, biopesticides, intelligent traffic-control systems, industrial-refrigeration systems, natural gas engines, cooling and cogeneration units, turbines and compressors Paper Recycling: paper recycling and papermaking equipment, electroplating equipment
            Biomedical Products: mammography and minimally invasive breast-biopsy systems, general-purpose X-ray systems, respiratory-care equipment, left ventricular-assist systems, hematology products, neurophysiology monitoring instruments, biomedical materials, laser-based hair-removal systems, personal-care products
            Industrial Outsourcing: environmental-liability management, environmental cleanup, laboratory analysis, metallurgical heat treating and fabrication
            Advanced Technologies: process-detection systems, security instruments, precision weighing and inspection equipment, power-conversion instruments, programmable power amplifiers, electronic test equipment, development of avionics products, medical imaging equipment, and advanced materials



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

    Overview

        The Company develops and manufactures a broad range of products that are sold worldwide. The Company expands the product lines and services it offers by developing and commercializing its own core technologies and by making strategic acquisitions of complementary businesses. The majority of the Company's businesses fall into six broad markets: instruments, alternative-energy systems, paper recycling, biomedical, industrial outsourcing, and advanced technologies.
        An important component of the Company's strategy is to establish leading positions in its markets through the application of proprietary technology, whether developed internally or acquired. A key contribution to the growth of the Company's segment income (as defined in the results of operations below), particularly over the last several years, has been the ability to identify attractive acquisition opportunities, complete those acquisitions, and derive a growing income contribution from the newly acquired businesses as they are integrated into the Company's business segments and their profitability improves.
        The Company seeks to minimize its dependence on any specific product or market by expanding and diversifying its portfolio of businesses and technologies. Similarly, the Company's goal is to maintain a balance in its businesses between those affected by various regulatory cycles and those more dependent on the general level of economic activity. Although the Company is diversified in terms of technology, product offerings, and geographic markets served, the future financial performance of the Company as a whole will be largely affected by the strength of worldwide economies and the continued adoption and diligent enforcement of health, safety, and environmental regulations and standards, among other factors.
        The Company believes that maintaining an entrepreneurial atmosphere is essential to its continued growth and development. In order to preserve this atmosphere, the Company has adopted a strategy of spinning out certain of its businesses into separate subsidiaries and having these subsidiaries sell a minority interest to outside investors. The Company believes that this strategy provides additional motivation and incentives for the management of the subsidiaries through the establishment of subsidiary-level stock option programs, as well as capital to support the subsidiaries' growth. As a result of the sale of stock by subsidiaries,
                                       47PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Overview (continued)

    the issuance of stock by subsidiaries upon conversion of convertible debentures, and similar transactions, the Company records gains that represent the increase in the Company's net investment in the subsidiaries and are classified as "Gain on issuance of stock by subsidiaries" in the accompanying statement of income. These gains have represented a substantial portion of the net income reported by the Company in certain periods. The size and timing of these transactions are dependent on market and other conditions that are beyond the Company's control. Accordingly, there can be no assurance that the Company will be able to generate gains from such transactions in the future.
        Further, in October 1995, the Financial Accounting Standards Board
    (FASB) issued an exposure draft of a Proposed Statement of Financial Accounting Standards, "Consolidated Financial Statements: Policy and Procedures" (the Proposed Statement). The Proposed Statement would establish new rules for how consolidated financial statements should be prepared. If the Proposed Statement is adopted, there would be significant changes in the way the Company records certain transactions of its controlled subsidiaries. Among those changes, any sale of the stock of a subsidiary that does not result in a loss of control would be accounted for as a transaction in equity of the consolidated entity with no gain or loss being recorded. The exposure draft addresses the consolidation issues in two parts: consolidation procedures, which includes proposed rule changes affecting the Company's ability to recognize gains on issuances of subsidiary stock, and consolidation policy, which does not address accounting for such gains. During 1997, the FASB decided to focus its efforts on the consolidation policy part of the exposure draft and to consider resuming discussion on consolidation procedures after completion of the efforts on consolidation policy. The timing and content of any final statement are uncertain.

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

    Alternative-energy Systems
    --------------------------
        Sales from the Alternative-energy Systems segment were $384.9 million in 1997, compared with $339.8 million in 1996. Within this segment, revenues from Thermo Ecotek increased to $189.5 million in 1997 from $154.3 million in 1996. Revenues from Thermo Ecotek's Thermo Trilogy biopesticide subsidiary increased by $18.7 million to $21.4 million, primarily due to the inclusion of revenues from two acquired businesses. Thermo Ecotek's revenues in 1997 include $8.2 million for a contractual settlement with a utility, pursuant to which Thermo Ecotek surrendered its rights to a power sales agreement relating to a cogeneration facility it had planned to develop and construct on Staten Island, New York. The settlement, reached in 1993, called for Thermo Ecotek to refund $8.2
                                       49PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1997 Compared With 1996 (continued)
    million to the utility should Thermo Ecotek construct and commence operations of a plant on Staten Island prior to 2000. Thermo Ecotek had deferred recognition of the refundable portion of the settlement pending a decision concerning development of the plant. During 1997, Thermo Ecotek determined that, due to economic conditions in the domestic energy market, it would not proceed with development of a facility on Staten Island. In addition, higher contractual energy rates at all of Thermo Ecotek's facilities, except the Hemphill plant in New Hampshire, contributed to higher revenues in 1997. Pursuant to Thermo Ecotek's utility contracts for its four plants in California, there will be no further contractual energy rate increases beginning in 1998. Revenues in 1996 from the Company's wholly owned waste-recycling facility in southern California, which was sold in July 1996, were $9.2 million. Sales at Peter Brotherhood declined to $39.6 million in 1997 from $54.4 million in 1996, primarily due to the disposal of certain business units, which resulted in a $14.2 million decrease in revenues. The business units were sold for a nominal loss. Sales from Thermo Power increased to $155.8 million in 1997 from $122.1 million in 1996, primarily due to $38.8 million of sales from Peek plc, acquired in November 1997, as well as higher engine sales due to a $3.6 million nonrecurring order from one customer, offset in part by lower demand for Thermo Power's remaining product lines.
        Segment income, excluding nonrecurring items, net, of $8.3 million of income in 1997 and $4.4 million of costs in 1996, was $60.2 million in 1997, compared with $42.5 million in 1996. Thermo Ecotek's segment income was $50.4 million in 1997, compared with $39.3 million in 1996. The increase primarily resulted from $8.2 million of segment income from the contractual settlement with a utility concerning the cancellation of a power sales agreement and, to a lesser extent, higher contractual energy rates. These increases were offset in part by a decrease in Thermo Ecotek's segment income of $4.6 million in 1997 as a result of the funding of certain reserves required in connection with a nonrecourse lease agreement for its Woodland, California plant. The Woodland plant's results were approximately breakeven in 1997 and are expected to remain so for the foreseeable future. Segment income in 1996 from the Company's waste-recycling facility, which was sold in July 1996, was $4.6 million. Results from this facility, net of related interest expense (not included in segment income), were approximately breakeven in 1996. During 1997, the Company settled two legal cases in which it was a defendant, concerning development of a proposed waste-to-energy facility and development and construction of an alternative-energy facility. These matters were settled for amounts less than the damages that had been sought by the plaintiffs and less than the amounts that had been reserved by the Company. As a result, in 1997, the Company reversed $9.7 million of reserves previously established for these matters, which is included in restructuring and other nonrecurring costs, net (Note 11). Segment income at Thermo Power improved to $7.5 million from $1.1 million in 1996, primarily due to contributions from Peek and, to a lesser extent, improved segment income at its engines and industrial refrigeration businesses, due to increased engine revenues, lower warranty costs in
                                       50PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1997 Compared With 1996 (continued)
    both businesses, as well as lower overhead as a result of consolidating two engine manufacturing facilities. Excluding restructuring and other nonrecurring costs of $1.4 million in 1997 and $4.4 million in 1996, Peter Brotherhood was profitable in 1997, compared with a segment loss of $2.5 million in 1996. The restructuring and other nonrecurring costs in 1997 related primarily to severance for employees terminated, and in 1996 related primarily to the write-off of a nontrade receivable and severance costs.
        Two of Thermo Ecotek's plants are located in New Hampshire and sell power to Public Service Company of New Hampshire (PSNH). In January 1997, PSNH's parent company, Northeast Utilities, disclosed in a filing with the Securities and Exchange Commission that if a proposed deregulation plan for the New Hampshire electric utility industry were adopted, PSNH could default on certain financial obligations and seek bankruptcy protection. In February 1997, the New Hampshire Public Utilities Commission (NHPUC) voted to adopt a deregulation plan, and in March 1997, PSNH filed suit to block the plan. In March 1997, the federal district court issued a temporary restraining order that prohibits the NHPUC from implementing the deregulation plan as it affects PSNH, pending a determination by the court on whether PSNH's claim could be heard by the court. In April 1997, the court ruled that it could now hear the case and ordered that the restraining order would continue indefinitely pending the outcome of the suit. In addition, in March 1997, Thermo Ecotek, along with a group of other biomass power producers, filed a motion with the NHPUC seeking clarification of the NHPUC's proposed deregulation plan regarding several issues, including purchase requirements and payment of current rate order prices with respect to Thermo Ecotek's energy output. An unfavorable resolution of this matter, including the bankruptcy of PSNH, could have a material adverse effect on Thermo Ecotek's results of operations and financial position.
        Thermo Ecotek has continued to address issues concerning operations at its Gillette, Wyoming, coal-beneficiation facility. Thermo Ecotek has conducted extensive testing and operated the facility, producing commercially salable product. For tax purposes, the facility must be "placed in service" by June 30, 1998, to qualify for certain tax credits on its output. Although the facility has operated and produced commercially salable product, Thermo Ecotek has encountered certain difficulties in achieving optimal and sustained operation. Thermo Ecotek has addressed and resolved certain problems previously encountered, including a fire at the facility and certain construction problems relating to the flow of materials within the facility and the design and operation of certain pressure-release equipment. Currently, Thermo Ecotek is experiencing certain operational problems relating to tar residue build-up within the system during production. Thermo Ecotek is actively exploring solutions to this problem. Because the technology being developed at the facility is new and untested, no assurance can be given that other difficulties will not arise or that Thermo Ecotek will be able to correct these problems and achieve optimal and sustained performance.
                                       51PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1997 Compared With 1996 (continued)
    Paper Recycling
    ---------------
        Sales in the Paper Recycling segment were $278.9 million in 1997, compared with $286.3 million in 1996. A wholly owned subsidiary of the Company recorded $58.0 million of revenues from a contract to design and construct an office wastepaper de-inking facility in 1996. This contract was substantially completed in the second quarter of 1996. Sales from Thermo Fibertek increased 25% to $239.6 million from $192.2 million in 1996, primarily due to revenues of $52.7 million from acquired businesses, principally Thermo Black Clawson, which was acquired in May 1997. Increases in revenues from Thermo Fibertek's accessories, water-management, and other businesses were substantially offset by an $11.3 million decrease in revenues at its recycling business due to a continuing decrease in demand resulting from a severe drop in de-inked pulp prices in 1996. In addition, the unfavorable effects of currency translation reduced Thermo Fibertek's revenues by $6.3 million in 1997. Sales from Thermo TerraTech's thermal-processing equipment business were $25.3 million in 1997, compared with $25.5 million in 1996. In October 1997, this business was sold for a nominal loss. Sales of automated electroplating equipment by Napco increased $3.4 million to $14.0 million, primarily due to higher demand.
        Segment income margin, excluding restructuring and other nonrecurring costs of $1.1 million in 1997, was 11.5% in 1997, compared with 12.6% in 1996. This decline primarily resulted from lower sales at Thermo Fibertek's recycling business and lower-margin revenues from Thermo Black Clawson. In addition, the Company recorded a segment loss in 1997 on the contract to design and construct the office wastepaper de-inking facility due to a reserve established in 1997 for disputed contractual items relating to this facility. Thermo Fibertek recorded restructuring and other nonrecurring costs of $1.1 million in 1997 relating to the consolidation of the operations of two of its subsidiaries into the operations of Thermo Black Clawson (Note 11).

    Biomedical Products
    -------------------
        Sales from the Biomedical Products segment were $590.2 million in 1997, an increase of $134.3 million, or 29%, over 1996. Sales increased due to the inclusion of $62.7 million in sales from acquired businesses, increased demand at Trex Medical and Bird Medical Technologies, Inc., and growth at ThermoLase's hair-removal business due to the opening of new spas and higher revenues from physician- and international-licensing arrangements. Rather than continuing to open additional domestic spas, ThermoLase intends to concentrate its resources on attempting both to increase the capacity utilization of its existing U.S. spas and to expand its physician-licensing program and international licensing arrangements. These increases in revenues were offset in part by a $4.7 million decline in sales of Thermo Cardiosystems' left ventricular-assist systems (LVAS), which Thermo Cardiosystems believes resulted from delayed orders as customers await approval from the U.S. Food and Drug Administration of its advanced electric LVAS. Although Thermo Cardiosystems believes that such approval may be received during the first six months of 1998, there can be no assurance that approval will occur within the expected time period, or at all.
                                       52PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1997 Compared With 1996 (continued)
        Segment income, excluding restructuring and other nonrecurring costs of $0.5 million in 1997 and $29.7 million in 1996, increased to $53.2 million in 1997 from $46.1 million in 1996. This increase resulted substantially from improvements at existing businesses, primarily at Bird Medical, SensorMedics Corporation, and Trex Medical's existing businesses and, to a lesser extent, the inclusion of segment income from acquired businesses. This increase in segment income was offset in part by an increase in segment loss at ThermoLase to $18.4 million in 1997 from $7.6 million in 1996, due to the early operations of its Spa Thira hair-removal business, which has been operating below maximum capacity as it seeks to develop its client base and refine its process and operating procedures, and by pre-opening costs incurred in connection with new spa openings. ThermoLase believes that improvements in the efficacy and duration of its SoftLight(R) hair-removal process are critical elements in its ability to improve the profitability of its spas. In 1998, the effect of operating each spa below maximum capacity, as ThermoLase develops its client base and expands its product lines, will continue to have a negative effect on ThermoLase's segment income. Thermo Cardiosystems' profitability declined by $4.7 million primarily due to a decrease in LVAS revenues. Restructuring and other nonrecurring costs of $0.5 million in 1997 represent costs to close certain foreign sales offices at certain of the Company's wholly owned businesses. Restructuring and other nonrecurring costs of $29.7 million in 1996 included a write-off of $12.7 million of cost in excess of net assets of acquired company and certain other intangible assets at Thermedics' Corpak subsidiary, $11.4 million of costs incurred by SensorMedics primarily as a result of its merger with the Company, $4.9 million for Thermo Cardiosystems' write-off of acquired technology relating to a 1996 acquisition, and $0.7 million of other costs (Note 11).

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

    Thermo Electron Corporation                     1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1996 Compared With 1995 (continued)
    This increase resulted primarily from increased demand for custom-designed industrial refrigeration packages, remanufactured commercial cooling equipment, and the inclusion of revenues from lift-truck engines, offset in part by declines in revenues from marine-engine products and rental equipment.
        Segment income, excluding restructuring and other nonrecurring costs of $4.4 million in 1996 and $11.5 million in 1995, was $42.5 million in 1996, compared with $44.5 million in 1995. Thermo Ecotek had segment income of $39.3 million in 1996, compared with $34.6 million in 1995. This improvement results from increased revenues and, to a lesser extent, lower fuel costs. Segment income from the Company's waste-recycling facility, which was sold in July 1996, excluding restructuring and other nonrecurring costs of $11.5 million in 1995, was $4.6 million in 1996 and $5.9 million in 1995. Results from this facility, net of related interest expense (not included in segment income), were approximately at the breakeven level for both periods. Segment income at Thermo Power declined by $3.9 million to $1.1 million in 1996 due to a change in sales mix, a cost increase in one of the major components of its industrial refrigeration packages, higher depreciation expense at NuTemp, and higher warranty expenses for marine-engine products. Peter Brotherhood incurred a segment loss of $2.5 million in 1996, excluding restructuring and other nonrecurring costs of $4.4 million, compared with a loss of $1.1 million in 1995. The decline resulted from increased costs to complete jobs in process as well as competitive pricing pressures. Peter Brotherhood recorded restructuring and other nonrecurring costs of $4.4 million in 1996 primarily for the write-off of a nontrade receivable and severance costs.
        Restructuring and other nonrecurring costs of $11.5 million in 1995 represents the Company's net investment in a waste-recycling facility in southern California that contracted to process waste for San Diego County (the County) under a long-term service agreement. During the third quarter of 1995, the County paid the Company less than the amount due under the long-term service agreement, and in October 1995, the Company notified the County that the County was in default of the service agreement. The County was a party to the financing arrangements for the facility and was also in default of certain terms of such arrangements. As a result of the County's default under the service agreement and financing arrangements, the Company concluded that it would be unable to recover its investment in the facility. In 1996, in settlement of these matters, the facility was sold to the County for a nominal amount plus the County's assumption of the facility debt.

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

    Biomedical Products
    -------------------
        Sales in the Biomedical Products segment were $455.9 million in 1996, an increase of $139.3 million, or 44%, over 1995. Sales increased due to the inclusion of $111.7 million in sales from acquired businesses, as well as increased demand for certain products at Trex Medical, Thermo Cardiosystems' LVAS, and ThermoLase's hair-removal business.
        Segment income, excluding restructuring and other nonrecurring costs of $29.7 million in 1996, increased to $46.1 million in 1996 from $27.2 million in 1995. This improvement resulted primarily from the inclusion of segment income from acquired businesses and increased sales at existing businesses. Restructuring and other nonrecurring costs of $29.7 million in 1996 included a write-off of $12.7 million of cost in excess of net assets of acquired company and certain other intangible assets at Thermedics' Corpak subsidiary, $11.4 million of costs incurred by SensorMedics primarily as a result of its merger with the Company, $4.9 million for Thermo Cardiosystems' write-off of acquired technology relating to a 1996 acquisition, and $0.7 million of other costs (Note
    11).

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

    Advanced Technologies
    ---------------------
        Sales from the Advanced Technologies segment were $375.5 million in 1996, compared with $323.6 million in 1995. Sales increased $73.5 million due to the inclusion of sales from acquired businesses. These increases were offset in part by declines in revenues due to lower U.S. government contract funding at Thermo Coleman and ThermoTrex due to increased competition for government research and development funding.
        Segment income, excluding restructuring and other nonrecurring costs of $1.0 million in 1995, was $28.0 million in 1996, compared with $24.8 million in 1995. Segment income provided by acquired companies and additional income from certain businesses were offset in part by lower segment income at Thermo Coleman, as a result of lower revenues, and by a loss incurred at ThermoTrex's advanced-technology research center due to cost overruns and higher expenses for new lines of business. Restructuring and other nonrecurring costs in 1995 primarily represent the write-off of intangible assets at ThermoTrex's East Coast division, which was closed.

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

        Potential Impact of Year 2000 on Processing of Date-sensitive Information. The Company is currently assessing the potential impact of the year 2000 on the processing of date-sensitive information by the Company's computerized information systems and on products sold as well as products purchased by the Company. The Company believes that its internal information systems and current products are either year 2000 compliant or will be so prior to the year 2000 without incurring material costs. There can be no assurance, however, that the Company will not experience unexpected costs and delays in achieving year 2000 compliance
                                       67PAGE

    Thermo Electron Corporation                     1997 Financial Statements

                           Forward-looking Statements

    for its internal information systems and current products, which could result in a material adverse effect on the Company's future results of operations.
        The Company is presently assessing the effect that the year 2000 problem may have on its previously sold products. The Company is also assessing whether its key suppliers are adequately addressing this issue and the effect this might have on the Company. The Company has not completed its analysis and is unable to conclude at this time that the year 2000 problem as it relates to its previously sold products and products purchased from key suppliers is not reasonably likely to have a material adverse effect on the Company's future results of operations.












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


