Form 10-K, Exhibit 13
period 1999-01-02
THERMO ELECTRON CORP
filed 1999-03-23
CIK 97745

Exhibit 13

















                           Thermo Electron Corporation

                        Consolidated Financial Statements

                                      1998



Thermo Electron Corporation                                                     1998 Financial Statements

                        Consolidated Statement of Income


(In thousands except per share amounts)                                       1998        1997        1996
----------------------------------------------------------------------- ----------- ----------- ----------

Revenues
  Product and service revenues                                          $3,690,545  $3,392,575  $2,766,002
  Research and development contract revenues                               177,051     165,745     166,556
                                                                        ----------  ----------  ----------

                                                                         3,867,596   3,558,320   2,932,558
                                                                        ----------  ----------  ----------

Costs and Operating Expenses:
  Cost of product and service revenues                                   2,186,893   1,973,265   1,657,746
  Expenses for research and development (a)                                367,343     335,372     299,271
  Selling, general, and administrative expenses                            937,640     842,625     691,434
  Restructuring and other nonrecurring costs, net (Note 11)                 44,450       1,272      37,641
                                                                        ----------  ----------  ----------

                                                                         3,536,326   3,152,534   2,686,092
                                                                        ----------  ----------  ----------

Operating Income                                                           331,270     405,786     246,466

Gain on Issuance of Stock by Subsidiaries (Note 9)                          51,775      80,055     126,599
Other Income, Net (Note 10)                                                  8,465       2,626       1,486
                                                                        ----------  ----------  ----------

Income Before Income Taxes, Minority Interest, and Extraordinary           391,510     488,467     374,551
Items
Provision for Income Taxes (Note 8)                                        170,680     174,713     110,845
Minority Interest Expense                                                   44,023      74,426      72,890
                                                                        ----------  ----------  ----------

Income Before Extraordinary Items                                          176,807     239,328     190,816
Extraordinary Items, Net of Provision for Income Taxes and                   5,094           -           -
  Minority Interest of $8,247 (Note 5)
                                                                        ----------  ----------  ----------

Net Income                                                              $  181,901  $  239,328  $  190,816
                                                                        ==========  ==========  ==========

Earnings per Share (Note 15)
  Basic                                                                 $     1.12  $     1.57  $     1.35
                                                                        ==========  ==========  ==========

  Diluted                                                               $     1.07  $     1.41  $     1.17
                                                                        ==========  ==========  ==========

Weighted Average Shares (Note 15)
  Basic                                                                    161,866     152,489     141,525
                                                                        ==========  ==========  ==========

  Diluted                                                                  178,449     176,082     175,605
                                                                        ==========  ==========  ==========

(a)   Includes Costs of:
      Research and development contracts                                $  154,172  $  143,743  $  144,823
      Internally funded research and development                           213,171     191,629     154,448
                                                                        ----------  ----------  ----------

                                                                        $  367,343  $  335,372  $  299,271
                                                                        ==========  ==========  ==========



The accompanying notes are an integral part of these consolidated financial statements.


Thermo Electron Corporation                                                     1998 Financial Statements

                           Consolidated Balance Sheet

(In thousands)                                                                           1998         1997
---------------------------------------------------------------------------------- ------------ -----------

Assets
Current Assets:
  Cash and cash equivalents                                                        $  396,670   $  593,580
  Short-term available-for-sale investments, at quoted market value                 1,150,585      929,118
    (amortized cost of $1,144,785 and $925,855; Note 2)
  Accounts receivable, less allowances of $52,607 and $55,698                         875,615      797,399
  Unbilled contract costs and fees                                                     87,031       69,375
  Inventories                                                                         599,707      543,589
  Prepaid income taxes (Note 8)                                                       143,352      118,182
  Prepaid expenses                                                                     48,369       42,955
                                                                                   ----------   ----------

                                                                                    3,301,329    3,094,198
                                                                                   ----------   ----------

Property, Plant, and Equipment, at Cost, Net                                          832,962      789,046
                                                                                   ----------   ----------

Long-term Available-for-sale Investments, at Quoted Market Value                       95,537       63,306
                                                                                   ----------   ----------
  (amortized cost of $99,256 and $49,581; Note 2)

Other Assets                                                                          186,168      157,108
                                                                                   ----------   ----------

Cost in Excess of Net Assets of Acquired Companies (Notes 3, 8, and 11)             1,915,649    1,692,211
                                                                                   ----------   ----------

                                                                                   $6,331,645   $5,795,869
                                                                                   ==========   ==========



Thermo Electron Corporation                                                     1998 Financial Statements

                     Consolidated Balance Sheet (continued)

(In thousands except share amounts)                                                      1998         1997
---------------------------------------------------------------------------------- ------------ -----------

Liabilities and Shareholders' Investment
Current Liabilities:
  Notes payable and current maturities of long-term obligations (Note 5)           $  134,071   $  176,912
  Accounts payable                                                                    272,503      251,677
  Accrued payroll and employee benefits                                               142,323      140,698
  Accrued income taxes                                                                 92,623       57,923
  Accrued installation and warranty costs                                              71,118       72,710
  Deferred revenue                                                                     60,582       54,999
  Other accrued expenses (Notes 1 and 3)                                              365,103      337,316
                                                                                   ----------   ----------

                                                                                    1,138,323    1,092,235
                                                                                   ----------   ----------

Deferred Income Taxes (Note 8)                                                        102,404       90,802
                                                                                   ----------   ----------

Other Deferred Items                                                                   73,580       59,082
                                                                                   ----------   ----------

Long-term Obligations (Note 5):
  Senior convertible obligations                                                      187,042      187,824
  Senior notes                                                                        150,000            -
  Subordinated convertible obligations                                              1,639,052    1,473,015
  Nonrecourse tax-exempt obligations                                                   15,500       37,600
  Other                                                                                33,937       44,468
                                                                                   ----------   ----------

                                                                                    2,025,531    1,742,907
                                                                                   ----------   ----------

Minority Interest                                                                     649,382      719,622
                                                                                   ----------   ----------

Commitments and Contingencies (Note 6)

Common Stock of Subsidiaries Subject to Redemption ($95,262 redemption                 94,301       93,312
  value; Note 1)
                                                                                   ----------   ----------

Shareholders' Investment (Notes 4 and 7):
  Preferred stock, $100 par value, 50,000 shares authorized; none issued
  Common stock, $1 par value, 350,000,000 shares authorized; 166,970,806              166,971      159,206
    and 159,206,337 shares issued
  Capital in excess of par value                                                    1,033,799      843,709
  Retained earnings                                                                 1,216,541    1,034,640
  Treasury stock at cost, 8,477,707 and 95,684 shares                                (151,643)      (3,839)
  Accumulated other comprehensive items (Note 16)                                     (17,544)     (35,807)
                                                                                   ----------   ----------

                                                                                    2,248,124    1,997,909
                                                                                   ----------   ----------

                                                                                   $6,331,645   $5,795,869
                                                                                   ==========   ==========



The accompanying notes are an integral part of these consolidated financial statements.


Thermo Electron Corporation                                                     1998 Financial Statements

                      Consolidated Statement of Cash Flows

(In thousands)                                                             1998         1997         1996
------------------------------------------------------------------ ------------- ------------ ------------

Operating Activities
  Net income                                                       $    181,901  $   239,328  $   190,816
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                                     162,277      135,738      115,167
      Noncash restructuring and other nonrecurring costs                 15,524       (3,068)      24,331
        (income), net (Note 11)
      Provision for losses on accounts receivable                        10,038        9,078        6,002
      Change in deferred income taxes                                     2,476        1,111       20,869
      Minority interest expense                                          44,023       74,426       72,890
      Gain on issuance of stock by subsidiaries (Note 9)                (51,775)     (80,055)    (126,599)
      Gain on sale of investments, net                                  (12,872)      (5,077)      (9,840)
      Extraordinary items, net of income taxes and                       (5,094)           -            -
        minority interest (Note 5)
      Other noncash items, net                                           31,067        9,093       15,758
      Changes in current accounts, excluding the effects
        of acquisitions and dispositions:
         Accounts receivable                                            (10,845)     (86,511)     (17,078)
         Inventories                                                    (13,961)       9,377       (1,298)
         Other current assets                                           (28,354)      31,445      (35,657)
         Accounts payable                                               (13,689)      (8,308)     (14,307)
         Other current liabilities                                       17,745      (57,559)     (16,549)
                                                                   ------------  -----------  -----------

           Net cash provided by operating activities                    328,461      269,018      224,505
                                                                   ------------  -----------  -----------

Investing Activities
  Acquisitions, net of cash acquired (Note 3)                          (253,192)    (849,118)    (366,317)
  Refund of acquisition purchase price (Note 3)                               -       36,132            -
  Proceeds from sale of businesses                                       11,905       27,102            -
  Purchases of available-for-sale investments                        (2,194,838)    (973,687)  (1,644,094)
  Proceeds from sale and maturities of available-for-sale             1,936,558    1,543,025      835,935
    investments
  Purchases of property, plant, and equipment                          (148,008)    (111,605)    (124,541)
  Proceeds from sale of property, plant, and equipment                   16,373       15,633       10,500
  Increase in other assets                                              (18,116)     (13,425)     (26,144)
  Other                                                                  17,002        6,115        3,385
                                                                   ------------  -----------  -----------

           Net cash used in investing activities                       (632,316)    (319,828)  (1,311,276)
                                                                   ------------  -----------  -----------

Financing Activities
  Net proceeds from issuance of long-term obligations                   394,068      490,821      953,376
    (Note 5)
  Repayment of long-term obligations                                    (75,775)     (78,287)     (60,643)
  Net proceeds from issuance of Company and subsidiary                  476,139      164,855      303,954
    common stock (Notes 7 and 9)
  Purchases of Company and subsidiary common stock and                 (658,999)    (311,092)    (144,053)
    subordinated convertible debentures (Note 5)
  Decrease in short-term notes payable                                  (27,929)     (24,256)     (13,391)
  Other                                                                  (5,326)      (4,291)      (1,279)
                                                                   ------------  -----------  -----------

             Net cash provided by financing activities             $    102,178  $   237,750  $ 1,037,964
                                                                   ------------  -----------  -----------

Thermo Electron Corporation                                                     1998 Financial Statements

                Consolidated Statement of Cash Flows (continued)

(In thousands)                                                             1998          1997         1996
------------------------------------------------------------------- ------------- ------------ ------------

Exchange Rate Effect on Cash                                        $     4,767   $    (7,764) $       350
                                                                    -----------   -----------  -----------

Increase (Decrease) in Cash and Cash Equivalents                       (196,910)      179,176      (48,457)
Cash and Cash Equivalents at Beginning of Year                          593,580       414,404      462,861
                                                                    -----------   -----------  -----------

Cash and Cash Equivalents at End of Year                            $   396,670   $   593,580  $   414,404
                                                                    ===========   ===========  ===========

See Note 12 for supplemental cash flow information.







































The accompanying notes are an integral part of these consolidated financial statements.


Thermo Electron Corporation                                                     1998 Financial Statements

               Consolidated Statement of Comprehensive Income and Shareholders' Investment

(In thousands)                                                                1998        1997        1996
----------------------------------------------------------------------- ----------- ----------- -----------

Comprehensive Income
Net Income                                                              $  181,901  $  239,328  $  190,816
                                                                        ----------  ----------  ----------

Other Comprehensive Items (Note 16):
  Foreign currency translation adjustment                                   27,424     (45,835)     (1,112)
  Unrealized gains (losses) on available-for-sale investments,              (9,161)      2,133       4,336
    net of reclassification adjustment
                                                                        ----------  ----------  ----------

                                                                            18,263     (43,702)      3,224
  Minority interest                                                         (7,736)     12,874         139
                                                                        ----------  ----------  ----------

                                                                            10,527     (30,828)      3,363
                                                                        ----------  ----------  ----------

                                                                        $  192,428  $  208,500  $  194,179
                                                                        ==========  ==========  ==========

Shareholders' Investment
Common Stock, $1 Par Value:
  Balance at beginning of year                                          $  159,206  $  149,997  $   89,006
  Public offering of Company common stock (Note 7)                           7,475           -           -
  Issuance of stock under employees' and directors' stock plans                290         866         892
  Conversions of convertible obligations                                         -       8,343      13,449
  Effect of three-for-two stock split                                            -           -      46,650
                                                                        ----------  ----------  ----------

  Balance at end of year                                                   166,971     159,206     149,997
                                                                        ----------  ----------  ----------

Capital in Excess of Par Value:
  Balance at beginning of year                                             843,709     801,793     614,363
  Public offering of Company common stock (Note 7)                         282,655           -           -
  Activity under employees' and directors' stock plans                      (3,285)     13,185       8,172
  Tax benefit related to employees' and directors' stock plans              10,938       5,456      12,821
  Conversions of convertible obligations                                         -     164,537     254,842
  Effect of majority-owned subsidiaries' equity transactions              (100,218)   (141,262)    (41,755)
  Effect of three-for-two stock split                                            -           -     (46,650)
                                                                        ----------  ----------  ----------

  Balance at end of year                                                 1,033,799     843,709     801,793
                                                                        ----------  ----------  ----------

Retained Earnings:
  Balance at beginning of year                                           1,034,640     795,312     604,496
  Net income                                                               181,901     239,328     190,816
                                                                        ----------  ----------  ----------

  Balance at end of year                                                 1,216,541   1,034,640     795,312
                                                                        ----------  ----------  ----------

Treasury Stock:
  Balance at beginning of year                                              (3,839)       (570)       (536)
  Purchases of Company common stock                                       (148,132)          -           -
  Activity under employees' and directors' stock plans                         328      (3,269)        (34)
                                                                        ----------  ----------  ----------

  Balance at end of year                                                $ (151,643) $   (3,839) $     (570)
                                                                        ----------  ----------  ----------

Thermo Electron Corporation                                                     1998 Financial Statements

         Consolidated Statement of Comprehensive Income and Shareholders' Investment (continued)

(In thousands)                                                                1998        1997        1996
----------------------------------------------------------------------- ----------- ----------- -----------

Accumulated Other Comprehensive Items (Note 16):
  Balance at beginning of year                                          $  (35,807) $    7,895  $    4,671
  Other comprehensive items                                                 18,263     (43,702)      3,224
                                                                        ----------  ----------  ----------

  Balance at end of year                                                   (17,544)    (35,807)      7,895
                                                                        ----------- ----------  ----------

Deferred Compensation:
  Balance at beginning of year                                                   -         (58)     (2,271)
  Amortization of deferred compensation                                          -          58         296
  ESOP II loan repayment (Note 4)                                                -           -       1,917
                                                                        ----------  ----------  ----------

  Balance at end of year                                                         -           -         (58)
                                                                        ----------  ----------  ----------

                                                                        $2,248,124  $1,997,909  $1,754,369
                                                                        ==========  ==========  ==========


































The accompanying notes are an integral part of these consolidated financial statements.

Thermo Electron Corporation                                                     1998 Financial Statements

                   Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations
      Thermo Electron Corporation and its subsidiaries (the Company or the Registrant) develop and manufacture a range of products that are sold worldwide.
The Company is a world leader in monitoring, analytical, and biomedical instrumentation; biomedical products including heart-assist devices, respiratory-care equipment, and mammography systems; and paper recycling and papermaking equipment. The Company also develops alternative-energy systems and clean fuels, provides a range of services including industrial outsourcing and environmental-liability management, and conducts research and development in advanced imaging, laser, and electronic information-management technologies. The
Company performs its business through wholly owned subsidiaries and divisions, as well as majority-owned subsidiaries that are partially owned by the public or private investors.

Principles of Consolidation
      The accompanying financial statements include the accounts of Thermo
Electron and its majority- and wholly owned subsidiaries. The Company's majority-owned public and privately held subsidiaries are listed in Note 9. All material intercompany accounts and transactions have been eliminated. The
Company accounts for investments in businesses in which it owns between 20% and 50% using the equity method. During 1998, the Company announced a proposed reorganization involving certain of the Company's majority-owned subsidiaries
(Note 17).

Fiscal Year
      The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1998, 1997, and 1996 are for the fiscal years ended January 2, 1999, January 3, 1998, and December 28, 1996, respectively. Fiscal years 1998 and 1996 each included 52 weeks; fiscal year 1997 included 53 weeks.

Revenue Recognition
      For the majority of its operations, the Company recognizes revenues upon shipment of its products, or upon completion of services it renders. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. Deferred revenue in the accompanying balance sheet consists primarily of unearned revenue on service contracts. Substantially all of the deferred revenue in the accompanying 1998 balance sheet will be recognized within one year. Revenues on substantially all contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $489.8 million, $440.4 million, and $421.1 million in 1998, 1997, and 1996, respectively. The percentage of completion is determined by relating either the actual costs or actual labor incurred to date to management's estimate of total costs or total labor, respectively, to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.

Gain on Issuance of Stock by Subsidiaries
      At the time a subsidiary sells its stock to unrelated parties at a price in excess of its book value, the Company's net investment in that subsidiary increases. If at that time the subsidiary is an operating entity and not engaged principally in research and development, the Company records the increase as a gain.
      If gains have been recognized on issuances of a subsidiary's stock and shares of the subsidiary are subsequently repurchased by the subsidiary, by the subsidiary's parent, or by the Company, gain recognition does not occur on issuances subsequent to the date of a repurchase until such time as shares have been issued in an amount equivalent to the number of repurchased shares. Such transactions are reflected as equity transactions, and the net effect of these transactions is reflected in the accompanying statement of comprehensive income and shareholders' investment as "Effect of majority-owned subsidiaries' equity transactions."

1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

Stock-based Compensation Plans
      The Company applies Accounting Principles Board Opinion (APB) No. 25,
"Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 4). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to shareholders' investment.

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

Earnings per Share
      Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share have been computed assuming the conversion of convertible obligations and the elimination of the related interest expense, and the exercise of stock options, as well as their related income tax effects.

Cash and Cash Equivalents
      Cash equivalents consists principally of corporate notes, U.S.
government-agency securities, commercial paper, money market funds, and other marketable securities purchased with an original maturity of three months or less. These investments are carried at cost, which approximates market value.

Inventories
      Inventories are stated at the lower of cost (on a first-in, first-out or weighted average basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are:

(In thousands)                                                                           1998         1997
---------------------------------------------------------------------------------- ------------ -----------

Raw Materials and Supplies                                                           $267,901     $260,458
Work in Progress                                                                      127,144      108,327
Finished Goods                                                                        204,662      174,804
                                                                                     --------     --------

                                                                                     $599,707     $543,589
                                                                                     ========     ========




1.    Nature of Operations and Summary of Significant Accounting Policies (continued)


Property, Plant, and Equipment
      The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 5 to 40 years; electric generating facilities, 25 years; coal-beneficiation facility, based upon units of production over the life of the facility; machinery and equipment, 1 to 15 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of:

(In thousands)                                                                           1998         1997
---------------------------------------------------------------------------------- ------------ -----------

Land                                                                               $   65,335   $   59,867
Buildings                                                                             254,030      235,103
Electric Generating and Coal-beneficiation Facilities                                 331,319      247,361
Machinery, Equipment, and Leasehold Improvements                                      640,801      617,582
                                                                                   ----------   ----------

                                                                                    1,291,485    1,159,913
Less:  Accumulated Depreciation and Amortization                                      458,523      370,867
                                                                                   ----------   ----------

                                                                                   $  832,962   $  789,046
                                                                                   ==========   ==========

Other Assets
      Other assets in the accompanying balance sheet includes intangible assets, notes receivable, deferred debt expense, prepaid pension costs, and other assets. Intangible assets include the costs of acquired trademarks, patents, product technology, and other specifically identifiable intangible assets and are being amortized using the straight-line method over their estimated useful lives, which range from 3 to 20 years. Intangible assets were $62.7 million and $50.5 million, net of accumulated amortization of $54.1 million and $45.7 million, at year-end 1998 and 1997, respectively.

Cost in Excess of Net Assets of Acquired Companies
      The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method principally over 40 years.
Accumulated amortization was $186.8 million and $134.7 million at year-end 1998 and 1997, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset.
If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

Common Stock of Subsidiaries Subject to Redemption
      In March 1995, ThermoLyte sold 1,845,000 units, each unit consisting of one share of ThermoLyte common stock and one redemption right, at $10.00 per unit, for net proceeds of $17.3 million. Holders of the common stock issued in the offering have the option to require ThermoLyte to redeem any or all of their shares at $10.00 per share in December 1998 or December 1999. In December 1998,
1,707,000 shares of ThermoLyte common stock were redeemed for a total redemption value of $17.1 million. A payable for the redeemed common stock of ThermoLyte of $17.1 million and a liability for the remaining ThermoLyte common stock subject to redemption of $1.4 million are included in other accrued expenses in the accompanying 1998 balance sheet. The ThermoLyte common stock subject to redemption of $18.1 million was included in other accrued expenses in the accompanying 1997 balance sheet.

1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

      In September 1996, Thermo Fibergen sold 4,715,000 units, each unit consisting of one share of Thermo Fibergen common stock and one redemption right, at $12.75 per unit, for net proceeds of $55.8 million. The common stock and redemption rights began trading separately on December 13, 1996. Holders of a redemption right have the option to require Thermo Fibergen to redeem one share of Thermo Fibergen common stock at $12.75 per share in September 2000 or September 2001. The redemption rights carry terms that generally provide for their expiration if the closing price of Thermo Fibergen's common stock exceeds
$19 1/8 for 20 of any 30 consecutive trading days prior to September 2001.
      In April 1997, ThermoLase completed an exchange offer whereby its shareholders had the opportunity to exchange one share of existing ThermoLase common stock and $3.00 (in cash or ThermoLase common stock) for a new unit consisting of one share of ThermoLase common stock and one redemption right. The redemption right entitles the holder to sell the related share of common stock to ThermoLase for $20.25 during the period from April 3, 2001, through April 30, 2001. The redemption right will expire if the closing price of ThermoLase common stock is at least $26.00 for 20 of any 30 consecutive trading days. In connection with this offer, ThermoLase issued in April 1997, 2,000,000 units in exchange for 2,261,706 shares of its common stock and $0.5 million in cash, net of expenses. As a result of these transactions, $40.5 million was reclassified in 1997 from "Shareholders' investment" and "Minority interest" to "Common stock of subsidiaries subject to redemption," based on the issuance of the 2,000,000 redemption rights, each carrying a maximum liability of $20.25.
      The difference between the redemption value and the original carrying amount of ThermoLyte and Thermo Fibergen common stock subject to redemption is accreted over the period through the first redemption period. Accretion is charged to minority interest expense in the accompanying statement of income.
ThermoLyte common stock subject to redemption was accreted to its full redemption value in December 1998. All redemption rights are guaranteed on a subordinated basis by the Company.

Foreign Currency
      All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign
Currency Translation." Resulting translation adjustments are reflected in the "Accumulated other comprehensive items" component of shareholders' investment.
Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for the three years presented.

Forward Contracts and Interest Rate Swap Agreements
      The Company uses short-term forward foreign exchange contracts to manage certain exposures to foreign currencies. The Company enters into forward foreign exchange contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. These contracts principally hedge transactions denominated in U.S. dollars, British pounds sterling, French francs, and Japanese yen. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates.
Gains and losses arising from forward foreign exchange contracts are recognized as offsets to gains and losses resulting from the transactions being hedged.
      Thermo Ecotek has interest rate swap agreements that convert its variable rate obligations to fixed rate obligations (Note 5). Interest rate swap agreements are accounted for under the accrual method. Amounts to be received from or paid to the counterparties of the agreements are accrued during the period to which the amounts relate and are reflected as interest expense. The related amounts payable to the counterparties are included in other accrued expenses in the accompanying balance sheet. The fair value of the swap agreements is not recognized in the accompanying financial statements since the agreements are accounted for as hedges.
      The Company does not enter into speculative foreign currency or interest swap agreements.

1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)

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

Presentation
      Certain amounts in 1997 and 1996 have been reclassified to conform to the presentation in the 1998 financial statements.

2.    Available-for-sale Investments

      The Company's debt and marketable equity securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded in the "Accumulated other comprehensive items" component of shareholders' investment.
      The aggregate market value, cost basis, and gross unrealized gains and losses of short- and long-term available-for-sale investments by major security type are:

(In thousands)                                                                        Gross          Gross
                                                         Market          Cost    Unrealized     Unrealized
                                                          Value         Basis         Gains         Losses
-------------------------------------------------- ------------- ------------- ------------- --------------

1998
Corporate Bonds                                      $  698,607    $  696,501    $    2,253    $     (147)
Government-agency Securities                            420,920       420,341           602           (23)
Other                                                   126,595       127,199         6,362        (6,966)
                                                     ----------    ----------    ----------    ----------

                                                     $1,246,122    $1,244,041    $    9,217    $   (7,136)
                                                     ==========    ==========    ==========    ==========

1997
Corporate Bonds                                      $  513,956    $  513,427    $      717    $     (188)
Government-agency Securities                            385,476       385,049           451           (24)
Other                                                    92,992        76,960        16,628          (596)
                                                     ----------    ----------    ----------    ----------

                                                     $  992,424    $  975,436    $   17,796    $     (808)
                                                     ==========    ==========    ==========    ==========

      Short- and long-term available-for-sale investments in the accompanying
1998 balance sheet include equity securities of $38.3 million and debt securities of $809.1 million with contractual maturities of one year or less, $386.8 million with contractual maturities of more than one year through five years, and $11.9 million with contractual maturities of more than five years.
Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call features of the securities that enable either the Company, the issuer, or both to redeem these securities at an earlier date.
      The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains and losses recorded in the accompanying statement of income. The net gain on sale of investments resulted from gross realized gains of $13.6 million, $5.2 million, and $11.2 million and gross realized losses of $0.7 million, $0.1 million, and $1.4 million in 1998, 1997, and 1996, respectively, relating to the sale of available-for-sale investments.

3.    Acquisitions

      In 1998, the Company and its majority-owned subsidiaries made several acquisitions for $253.2 million in cash, net of cash acquired, the issuance of subsidiary common stock valued at $16.5 million, and $7.7 million, which was accrued as of January 2, 1999, subject to certain post-closing adjustments. The
Company does not expect that aggregate post-closing adjustments will be material.
      In March 1997, Thermo Instrument acquired Life Sciences International PLC, a London Stock Exchange-listed company. The aggregate purchase price for Life
Sciences was $442.8 million, net of $55.8 million of cash acquired. The purchase price includes the repayment of $105.0 million of Life Sciences' bank debt. Life
Sciences manufactures laboratory science equipment, appliances, instruments, consumables, and reagents for the research, clinical, and industrial markets.
      In 1997, in addition to the acquisition of Life Sciences, the Company and its majority-owned subsidiaries made several other acquisitions for an aggregate of $406.3 million in cash, net of cash acquired, the issuance of subsidiary common stock and stock options valued at $4.5 million, and $5.1 million which was paid in the first quarter of 1998.
      In June 1996, the Company acquired SensorMedics Corporation in exchange for 1,243,518 shares of the Company's common stock, including 156,590 shares reserved for issuance upon exercise of assumed stock options and warrants.
SensorMedics manufactures systems for pulmonary function diagnosis, respiratory-gas analyzers, physiological testing equipment, and automated sleep-analysis systems. The acquisition has been accounted for under the pooling-of-interests method.
      In March 1996, Thermo Instrument completed the acquisition of a substantial portion of the businesses constituting the Scientific Instruments
Division of Fisons plc (the Fisons businesses), a wholly owned subsidiary of Rhone-Poulenc Rorer Inc. (RPR), for approximately $181.2 million in cash, net of $7.7 million of cash acquired, and the assumption of approximately $47.2 million of indebtedness. In December 1997, Thermo Instrument and RPR negotiated a post-closing adjustment under the terms of the purchase agreement for the acquisition of the Fisons businesses pertaining to determination of the net assets of the Fisons businesses at the date of acquisition. This negotiation resulted in a refund to Thermo Instrument of $36.1 million, plus $3.8 million of interest from the date of acquisition. Thermo Instrument recorded $33.1 million of the refund as a reduction of cost in excess of net assets of acquired companies. The remaining $3.0 million represented payment for uncollected accounts receivable acquired by Thermo Instrument that were guaranteed by RPR.
      In 1996, in addition to the acquisitions of SensorMedics and the Fisons businesses, the Company and its majority-owned subsidiaries made several other acquisitions for an aggregate of $185.1 million in cash, net of cash acquired, the issuance of common stock of the Company and its majority-owned subsidiaries valued at $2.4 million, and the issuance of $26.6 million in debt.
      These acquisitions, except for SensorMedics, have been accounted for using the purchase method of accounting, and the acquired companies' results have been included in the accompanying financial statements from their respective dates of acquisition. The aggregate cost of these acquisitions exceeded the estimated fair value of the acquired net assets by $1,154.4 million, which is being amortized principally over 40 years. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired and, for acquisitions completed in 1998, is subject to adjustment upon finalization of the purchase price allocation. The Company has gathered no information that indicates the final purchase price allocations will differ materially from the preliminary estimates. Pro forma data is not presented since the acquisitions were not material to the Company's results of operations.
      In connection with these acquisitions, the Company has undertaken restructuring activities at the acquired businesses. The Company's restructuring activities, which were accounted for in accordance with Emerging Issues Task
Force Pronouncement (EITF) 95-3, primarily have included reductions in staffing levels and the abandonment of excess facilities. In connection with these restructuring activities, as part of the cost of the acquisitions, the Company established reserves as detailed below, primarily for severance and excess facilities. In accordance with EITF 95-3, the Company finalized, and for 1998 acquisitions intends to finalize, its restructuring plans no later than one year from the respective dates of the acquisitions. Unresolved matters at January 2, 1999, primarily included completion of planned

3.    Acquisitions (continued)

severances and abandonment of excess facilities for certain acquisitions completed during 1998. A summary of the changes in accrued acquisition expenses, which are included in other accrued expenses in the accompanying balance sheet, is:

                                                                 Abandonment
                                                                   of Excess
(In thousands)                                      Severance     Facilities          Other          Total
----------------------------------------------- -------------- -------------- -------------- --------------

Balance at December 30, 1995                         $  7,499       $  7,910       $  2,552       $ 17,961
  Reserves established                                 27,832          9,993          3,858         41,683
   Usage                                              (20,147)        (6,134)        (2,717)       (28,998)
  Decrease due to finalization of                      (2,089)        (3,357)        (1,912)        (7,358)
    restructuring plans, recorded as a
    decrease in cost in excess of net
    assets of acquired companies
  Currency translation adjustment                           -              -            185            185
                                                     --------       --------       --------       --------

Balance at December 28, 1996                           13,095          8,412          1,966         23,473
  Reserves established                                 18,207         12,737          4,512         35,456
   Usage                                              (13,580)        (5,594)        (1,601)       (20,775)
  Decrease due to finalization of                      (3,364)        (1,405)          (393)        (5,162)
    restructuring plans, recorded as a
    decrease in cost in excess of net
    assets of acquired companies
  Currency translation adjustment                           -              -           (487)          (487)
                                                     --------       --------       --------       --------

Balance at January 3, 1998                             14,358         14,150          3,997         32,505
  Reserves established                                  7,265          3,912            935         12,112
   Usage                                              (12,296)        (3,398)        (1,802)       (17,496)
  Decrease due to finalization of                      (1,980)           (87)        (2,555)        (4,622)
    restructuring plans, recorded as a
    decrease in cost in excess of net
    assets of acquired companies
  Currency translation adjustment                           -              -            693            693
                                                     --------       --------       --------       --------

Balance at January 2, 1999                           $  7,347       $ 14,577       $  1,268       $ 23,192
                                                     ========       ========       ========       ========



4.    Employee Benefit Plans

Stock-based Compensation Plans

Stock Option Plans
      The Company has stock-based compensation plans for its key employees, directors, and others, which permit the award of stock-based incentives in the stock of the Company and its majority-owned subsidiaries. Two of the plans permit the grant of nonqualified and incentive stock options to key employees.
The incentive stock option plan expired in 1991, and no grants were made after that date. The Company also has an equity incentive plan, which permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options outstanding under these plans are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events.
The restrictions and repurchase rights may lapse over periods ranging from one to ten years, depending on the term of the option, which may range from one to twelve years. In addition, under certain options, shares acquired upon exercise are restricted from resale until retirement or other events. Nonqualified options are generally granted at fair market value, although the Board Committee has discretion to grant options at a price at or above 85% of the fair market value on the date of grant. Incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant.
Generally, stock options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the annual grant of stock options of the Company and its majority-owned subsidiaries to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and expire three to seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in stock-based compensation plans of the Company's majority-owned subsidiaries.
      In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 1,513,000 shares at a weighted average exercise price of $36.15 per share elected to participate in this exchange and, as a result, received options to purchase 756,000 shares of Company common stock at $18.08 per share, which are included in the 1998 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders may not sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.


      A summary of the Company's stock option activity is:

                                                       1998                1997                 1996
                                               -------------------  ------------------  -------------------
                                                          Weighted            Weighted            Weighted
                                                           Average             Average             Average
                                                          Exercise            Exercise            Exercise
                                                             Price               Price               Price
                                                 Number              Number               Number
                                                     of                  of                   of
(Shares in thousands)                            Shares              Shares               Shares
---------------------------------------------- --------- ---------- -------- ---------- --------- ---------

Options Outstanding, Beginning of Year            8,831     $24.19    8,421     $21.24     8,302    $17.46
  Granted                                         3,554      23.64    1,401      37.06     1,183     39.03
  Exercised                                        (625)     15.96     (744)     13.37    (1,125)    10.71
  Forfeited                                        (334)     33.38     (247)     29.45       (89)    26.97
  Canceled due to exchange                       (1,513)     36.15        -          -         -         -
  Assumed upon acquisition through                    -          -        -          -       150     14.97
    pooling-of-interests (Note 3)
                                                  -----               -----                -----

Options Outstanding, End of Year                  9,913     $22.38    8,831     $24.19     8,421    $21.24
                                                  =====     ======    =====     ======     =====    ======

Options Exercisable                               9,909     $22.38    8,821     $24.18     8,406    $21.23
                                                  =====     ======    =====     ======     =====    ======

Options Available for Grant                       3,417               5,132                1,291
                                                  =====               =====                =====

      A summary of the status of the Company's stock options at January 2, 1999, is:

                                                                      Options Outstanding
                                                      -----------------------------------------------------
Range of Exercise Prices                                    Number            Weighted            Weighted
                                                                of             Average             Average
                                                            Shares           Remaining            Exercise
                                                     (In thousands) Contractual Life                 Price
---------------------------------------------------- -------------- ------------------- -------------------

$  6.33 - $ 15.61                                            1,204           2.9 years              $12.58
  15.62 -   24.89                                            6,320           6.2 years               18.70
  24.90 -   34.17                                              549           8.0 years               32.24
  34.18 -   43.46                                            1,840           8.6 years               38.48
                                                             -----

$  6.33 - $ 43.46                                            9,913           6.3 years              $22.38
                                                             =====

      The information disclosed above for options outstanding at January 2, 1999, does not differ materially for options exercisable.

Employee Stock Purchase Plan
      Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase plan sponsored by the Company. Prior to the 1998 plan year, shares of the Company's common stock could be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased were subject to a six-month resale restriction. Beginning in November 1998, shares of the Company's common stock may be purchased at 85% of the lower of the fair market value at the beginning or end of the period, and the shares purchased are subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. Participants of employee stock purchase programs sponsored by the Company's majority-owned public subsidiaries may also elect to purchase shares of the common stock of the subsidiary at which they are employed under the same general terms described above. The Company issued no shares of its common stock under this plan during 1998. During 1997 and 1996, the Company issued 243,000 shares and 285,000 shares, respectively, of its common stock under this plan.

Employee Stock Ownership Plan
      The Company's Employee Stock Ownership Plan (ESOP) was split into two plans effective December 31, 1994: ESOP I and ESOP II. The ESOP I covers eligible full-time U.S. employees of the Company's corporate office and its wholly owned subsidiaries. The ESOP II, terminated effective December 31, 1994, covered employees of certain of the Company's majority-owned subsidiaries. The Company loaned funds to the ESOP to purchase shares of common stock of the Company and its majority-owned subsidiaries. The shares purchased by the ESOP were recorded as deferred compensation in the accompanying balance sheet. The loan to the ESOP II was repaid in full in 1996 and all expense related to the plans had been recognized. The loan repayment was recorded as a reduction in deferred compensation in the accompanying balance sheet. Shares are allocated to the plan participants based on employee compensation. For these plans, the Company charged to expense $0.2 million in 1996.

Pro Forma Stock-based Compensation Expense
      In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted after 1994 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income and earnings per share would have been:

(In thousands except per share amounts)                                          1998       1997      1996
--------------------------------------------------------------------------- ---------- ---------- ---------

Net Income:
  As reported                                                               $ 181,901  $ 239,328  $190,816
  Pro forma                                                                   158,602    224,337   181,880

Basic Earnings per Share:
  As reported                                                                    1.12       1.57      1.35
  Pro forma                                                                       .98       1.47      1.29

Diluted Earnings per Share:
  As reported                                                                    1.07       1.41      1.17
  Pro forma                                                                       .94       1.32      1.12


4.    Employee Benefit Plans (continued)

      Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years.
Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
      The weighted average fair value per share of options granted was $8.13, $15.14, and $13.03 in 1998, 1997, and 1996, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                1998       1997       1996
-------------------------------------------------------------------------- ---------- ---------- ----------

Volatility                                                                       29%        26%        24%
Risk-free Interest Rate                                                         4.8%       6.2%       6.1%
Expected Life of Options                                                   4.7 years  6.5 years  5.2 years

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

401(k) Savings Plan
      The Company's 401(k) savings plan covers the majority of the Company's eligible full-time U.S. employees. Contributions to the plan are made by both the employee and the Company. Company contributions are based on the level of employee contributions. For this plan, the Company contributed and charged to expense $12.2 million, $13.9 million, and $10.1 million in 1998, 1997, and 1996, respectively.

Other Retirement Plans
      Certain of the Company's subsidiaries offer retirement plans, in lieu of participation in the Company's principal 401(k) savings plan. Company contributions to these plans are based on formulas determined by the Company.
For these plans, the Company contributed and charged to expense $17.7 million, $16.2 million, and $14.6 million in 1998, 1997, and 1996, respectively.


5.    Long-term Obligations and Other Financing Arrangements

(In thousands except per share amounts)                                                  1998         1997
---------------------------------------------------------------------------------- ------------ -----------

4 1/2% Senior Convertible Debentures, Due 2003, Convertible Into Shares            $  172,500   $  172,500
  of Thermo Instrument at $34.46 per Share
3 3/4% Senior Convertible Debentures, Due 2000, Convertible Into Shares                14,542       15,324
  of Thermo Instrument at $13.55 per Share
7 5/8% Senior Notes, Due 2008                                                         150,000            -
4 1/4% Subordinated Convertible Debentures, Due 2003, Convertible at $37.80 per       585,000      585,000
  Share
4% Subordinated Convertible Debentures, Due 2005, Convertible Into                    250,000            -
  Shares of Thermo Instrument at $35.65 per Share
5% Subordinated Convertible Debentures, Due 2000, Convertible Into                     67,631       80,591
  Shares of ThermoQuest at $16.50 per Share
5% Subordinated Convertible Debentures, Due 2000, Convertible Into                     71,155       79,956
  Shares of Thermo Optek at $13.94 per Share
Noninterest-bearing Subordinated Convertible Debentures, Due 2003,                     31,565       62,300
  Convertible Into Shares of Thermedics at $32.68 per Share
2 7/8% Subordinated Convertible Debentures, Due 2003, Convertible Into                 15,859            -
  Shares of Thermedics at $14.93
4 3/4% Subordinated Convertible Debentures, Due 2004, Convertible Into                 70,000       70,000
  Shares of Thermo Cardiosystems at $31.42 per Share
3 3/4% Subordinated Convertible Debentures, Due 2000, Convertible Into                  5,250        7,750
  Shares of Thermo Voltek at $7.83 per Share
4 5/8% Subordinated Convertible Debentures, Due 2003, Convertible Into                111,850      111,850
  Shares of Thermo TerraTech at $15.90 per Share
4 7/8% Subordinated Convertible Debentures, Due 2000, Convertible Into                 34,525       34,950
  Shares of ThermoRetec at $17.92 per Share
2 1/2% Subordinated Convertible Debentures, Due 2001, Convertible Into                  6,999            -
  Shares of Thermo EuroTech at $5.25 per Share
4 1/2% Subordinated Convertible Debentures, Due 2004, Convertible Into                153,000      153,000
  Shares of Thermo Fibertek at $12.10 per Share
3 1/4% Senior Convertible Debentures, Due 2007, Convertible Into Shares                78,948      114,500
  of ThermoTrex at $27.00 per Share
4 3/8% Subordinated Convertible Debentures, Due 2004, Convertible Into                110,500      115,000
  Shares of ThermoLase at $17.39 per Share
Noninterest-bearing Subordinated Convertible Debentures, Due 2001,                      1,820        8,118
  Convertible Into Shares of Thermo Ecotek at $13.56 per Share
4 7/8% Subordinated Convertible Debentures, Due 2004, Convertible Into                 44,950       50,000
  Shares of Thermo Ecotek at $16.50 per Share
8.3% Nonrecourse Tax-exempt Obligation, Payable in Semiannual                          27,200       35,600
  Installments, With Final Payment in 2000
6.0% Nonrecourse Tax-exempt Obligation, Payable in Semiannual                          10,400       23,900
  Installments, With Final Payment in 2000
Other                                                                                  60,198       93,857
                                                                                   ----------   ----------

                                                                                    2,073,892    1,814,196
Less:  Current Maturities                                                              48,361       71,289
                                                                                   ----------   ----------

                                                                                   $2,025,531   $1,742,907
                                                                                   ==========   ==========


5.    Long-term Obligations and Other Financing Arrangements (continued)

      In October 1998, the Company issued and sold $150.0 million principal amount of 7 5/8% senior notes due 2008. Proceeds of $138.0 million were net of $10.4 million incurred on treasury rate lock agreements entered into by the Company to hedge the interest rate on the notes and other associated costs. As a result of the rate lock agreements and associated costs, the effective interest rate on the senior notes is 8.87%.
      The debentures that are convertible into subsidiary common stock have been issued by the respective subsidiaries and are guaranteed by the Company, on a subordinated basis in most cases.
      In the event of a change in control of the Company (as defined in the related fiscal agency agreement) that has not been approved by the continuing members of the Company's Board of Directors, each holder of the 4 1/4% subordinated convertible debentures issued by the Company will have the right to require the Company to buy all or part of the holder's debentures, at par value plus accrued interest, within 50 calendar days after the date of expiration of a specified approval period. In addition, certain of the obligations convertible into subsidiary common stock become exchangeable for common stock of the Company at an exchange price equal to 50% of the average price of the Company's common stock for the 30 trading days preceding the change in control.
      Nonrecourse tax-exempt obligations represent obligations issued by the California Pollution Control Financing Authority, the proceeds of which were used to finance two alternative-energy facilities (Delano I and Delano II) located in Delano, California. The obligations are credit-enhanced by a letter of credit issued by a bank group. The obligations are payable only by a subsidiary of Thermo Ecotek and are not guaranteed by the Company, except under limited circumstances. As required by the financing bank group, Thermo Ecotek entered into interest rate swap agreements that effectively convert these obligations from floating rates to the fixed rates described above. These swaps have terms expiring in 2000, commensurate with the final maturity of the debt.
During 1998 and 1997, the average variable rate received under the interest rate swap agreements was 3.5% and 3.7%, respectively. The notional amount of the swap agreements was $41.5 million and $61.3 million at year-end 1998 and 1997, respectively. The interest rate swap agreements are with a different counterparty than the holders of the underlying debt. Management believes that any credit risk associated with these swaps is remote.
      The annual requirements for long-term obligations are:

(In thousands)
----------------------------------------------------------------------------------------------- -----------

1999                                                                                            $   48,361
2000                                                                                               221,318
2001                                                                                                14,421
2002                                                                                                 5,038
2003                                                                                               922,218
2004 and thereafter                                                                                862,536
                                                                                                ----------

                                                                                                $2,073,892
                                                                                                ==========

     See Note 13 for fair value information pertaining to the Company's long-term obligations. Notes payable and current maturities of long-term obligations in the accompanying balance sheet includes $85.7 million and $105.6 million in 1998 and 1997, respectively, of short-term bank borrowings and borrowings under lines of credit of certain of the Company's subsidiaries. The weighted average interest rate for these borrowings was 4.1% and 5.7% at year-end 1998 and 1997, respectively. Unused lines of credit were $234 million as of year-end 1998.
      During 1998, ThermoTrex repurchased $35.6 million principal amount of its 3 1/4% subordinated convertible debentures for $30.5 million in cash, which resulted in an extraordinary gain recorded by ThermoTrex. In addition, during 1998, certain majority-owned subsidiaries of Thermo Instrument repurchased $14.3 million principal amount of their subordinated convertible debentures for $13.3 million in cash, which resulted in an extraordinary gain recorded by Thermo
Instrument. Thermedics and one of its majority-owned subsidiaries also repurchased $14.2 million principal amount of their subordinated convertible debentures for $11.4 million in cash, which resulted in an extraordinary gain recorded by Thermedics during 1998.


5.    Long-term Obligations and Other Financing Arrangements (continued)

      In June 1998, Thermedics offered holders of its noninterest-bearing subordinated convertible debentures due 2003, convertible at $32.68 per share, the opportunity to exchange such debentures for newly issued 2 7/8% subordinated convertible debentures due 2003, convertible at $14.93 per share. Holders of $21.7 million principal amount of outstanding debentures exchanged such debentures for $15.9 million principal amount of newly issued debentures.
Thermedics recognized an extraordinary gain on this transaction in accordance with the provisions of EITF 96-19.
      The Company recorded aggregate extraordinary gains from these transactions of $5.1 million, net of taxes and minority interest of $8.2 million.

6.    Commitments and Contingencies

Operating Leases
      The Company leases portions of its office and operating facilities under various operating lease arrangements. The accompanying statement of income includes expenses from operating leases of $83.8 million, $73.6 million, and $62.6 million in 1998, 1997, and 1996, respectively. Future minimum payments due under noncancelable operating leases at January 2, 1999, are $71.3 million in 1999, $61.8 million in 2000, $54.1 million in 2001, $48.7 million in 2002, $40.3 million in 2003, and $133.3 million in 2004 and thereafter. Total future minimum lease payments are $409.5 million.

Letters of Credit
      Outstanding letters of credit, principally relating to performance bonds, totaled $100.6 million at January 2, 1999.

Litigation and Related Contingencies
      Trex Medical is a defendant in a lawsuit brought by Fischer Imaging
Corporation, which alleges that the prone breast-biopsy systems of the Lorad division of Trex Medical infringe Fischer's patents on a precision mammographic needle-biopsy system and a motorized mammographic biopsy apparatus. Lorad's cumulative revenues from these products totaled approximately $147.2 million through January 2, 1999.
      Thermo Coleman has been named as a defendant in a lawsuit initiated by certain former employees. This suit was filed under the "qui tam" provisions of the Federal False Claims Act (the Act), which permit an individual to bring suit in the name of the United States and, if the United States obtains a judgment against the defendant, to share in any recovery. The suit alleges, among other things, that Thermo Coleman violated the Act as a result of its performance of certain support-service functions under a subcontract from a third party, which, in turn, contracted directly with the U.S. government. The complaint seeks an order requiring Thermo Coleman to cease and desist from such allegedly improper practices, the award of treble damages in an unspecified amount, plus other penalties. The amount of billings under the contract activities in question were approximately $7.6 million. The U.S. government has decided not to intervene in the lawsuit.
      ThermoQuest's Finnigan subsidiary has filed complaints against Bruker-Franzen Analytik GmbH and its U.S. affiliate, and Hewlett-Packard
Company, for alleged violation of two U.S. patents owned by Finnigan pertaining to methods used in ion-trap mass spectrometers. One of Finnigan's complaints was filed in United States District Court and the other was filed with the United
States International Trade Commission (ITC). In April 1998, the ITC determined that the defendants did not engage in unfair practices in U.S. import trade with respect to the Finnigan patents, and that the Finnigan patents are invalid and/or not infringed. Finnigan has appealed the ITC's determination with respect to one of its patents to the United States Court of Appeals for the Federal
Circuit (CAFC). The CAFC heard arguments in the appeal on March 4, 1999. Bruker has presented counterclaims alleging that the Finnigan patents are invalid and unenforceable and are not infringed by the mass spectrometers co-marketed by Bruker. They also allege that Finnigan has violated antitrust laws by attempting to maintain a monopoly position and restrain trade through enforcement of allegedly fraudulently obtained patents. Bruker has asked for judgment consistent with its counterclaims, and for three times the antitrust damages
(including attorney's fees) it has sustained.

6.    Commitments and Contingencies (continued)

      The Company intends to vigorously defend these matters. In the opinion of management, the ultimate liability for all such matters will not be material to the Company's financial position, but an unfavorable outcome in one or more of the matters described above could materially affect the results of operations or cash flows for a particular quarter or annual period.

7.    Common Stock

      In April 1998, the Company sold 7,475,000 shares of its common stock at $40.625 per share for net proceeds of $290.1 million.
      During 1998, in a series of transactions with an institutional counterparty, the Company sold put options for 5,001,000 shares of its common stock at an average exercise price per share of $14.76 and purchased call options for 2,500,500 shares of its common stock at an average exercise price per share of $15.62. No cash was exchanged as a result of these transactions.
After completion of these transactions, the Company has a maximum potential obligation under the put options to buy back 5,001,000 shares for an aggregate of $73.8 million. These put and call options are exercisable only at maturity and expire between November 1999 and April 2000. The Company has the right to settle the put options by physical settlement of the options or by net share settlement using shares of the Company's common stock. Under the call options, the Company has the right, but not the obligation, to purchase from the counterparty 2,500,500 shares of its common stock at an average price per share of $15.62. The Company may, from time to time, enter into additional put and call option arrangements.
      At January 2, 1999, the Company had reserved 32,746,998 unissued shares of its common stock for possible issuance under stock-based compensation plans, for possible conversion of the Company's convertible debentures, and for possible exchange of certain subsidiaries' convertible obligations into common stock of the Company. Certain of the subsidiaries' obligations are exchangeable into common stock of the Company in the event of a change in control (as defined in the related fiscal agency agreement) that has not been approved by the continuing members of the Company's Board of Directors (Note 5). The exchange price would be equal to 50% of the average price of the Company's common stock for the 30 trading days preceding the change in control.
      In January 1996, the Company redeemed the share purchase rights outstanding under its previously existing shareholder rights plan for $.02 per right, or $.006 per share of the Company's common stock outstanding.
Simultaneous with this redemption, the Company distributed rights under a new shareholder rights plan adopted by the Company's Board of Directors to holders of outstanding shares of the Company's common stock. Each right entitles the holder to purchase one ten-thousandth of a share (a Unit) of Series B Junior
Participating Preferred Stock, $100 par value, at a purchase price of $250 per Unit, subject to adjustment. The rights will not be exercisable until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (the Stock Acquisition Date), or (ii) 10 business days following the commencement of a tender offer or exchange offer for 15% or more of the outstanding shares of common stock.
      In the event that a person becomes the beneficial owner of 15% or more of the outstanding shares of common stock, except pursuant to an offer for all outstanding shares of common stock approved by the outside Directors, each holder of a right (except for the Acquiring Person) will thereafter have the right to receive, upon exercise, that number of shares of common stock that equals the exercise price of the right divided by one half of the current market price of the common stock. In the event that, at any time after any person has become an Acquiring Person, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or its common stock is changed or exchanged (other than a merger that follows an offer approved by the outside Directors), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a right (except for the Acquiring Person) shall thereafter have the right to receive, upon exercise, the number of shares of common stock of the acquiring company that equals the exercise price of the right divided by one half of the current market price of such common stock.

      At any time until 10 days following the Stock Acquisition Date, the Company may redeem the rights in whole, but not in part, at a price of $.01 per right (payable in cash or stock). The rights expire on January 29, 2006, unless earlier redeemed or exchanged.

8.    Income Taxes

      The components of income before income taxes, minority interest, and extraordinary items are:

(In thousands)                                                                  1998       1997       1996
------------------------------------------------------------------------- ----------- ---------- ----------

Domestic                                                                   $ 284,982   $414,146   $313,069
Foreign                                                                      106,528     74,321     61,482
                                                                           ---------   --------   --------

                                                                           $ 391,510   $488,467   $374,551
                                                                           =========   ========   ========

      The components of the provision for income taxes are:

(In thousands)                                                                  1998      1997         1996
------------------------------------------------------------------------- ----------- ---------- ----------

Currently Payable:
  Federal                                                                  $  88,236  $105,889   $   85,024
  Foreign                                                                     44,197    30,928       31,851
  State                                                                       16,696    18,380       18,445
                                                                           ---------   -------   ----------

                                                                             149,129   155,197      135,320
                                                                           ---------   -------   ----------

Net Deferred (Prepaid):
  Federal                                                                     23,741    12,018      (19,994)
  Foreign                                                                     (4,242)    3,966       (2,275)
  State                                                                        2,052     3,532       (2,206)
                                                                           ---------   -------   ----------

                                                                              21,551    19,516      (24,475)
                                                                           ---------   -------   ----------

                                                                           $ 170,680   $174,713   $ 110,845
                                                                           =========   ========   =========

      The Company and its majority-owned subsidiaries receive a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $16.6 million, $15.4 million, and $24.5 million of such benefits of the Company and its majority-owned subsidiaries that have been allocated to capital in excess of par value, directly or through the effect of majority-owned subsidiaries' equity transactions, in 1998, 1997, and 1996, respectively. In addition, the provision for income taxes that is currently payable does not reflect $4.4 million, $1.9 million, and $6.5 million of tax benefits used to reduce cost in excess of net assets of acquired companies in 1998, 1997, and 1996, respectively.

8.    Income Taxes (continued)

      The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% to income before income taxes, minority interest, and extraordinary items due to:

(In thousands)                                                                 1998       1997         1996
------------------------------------------------------------------------- ----------- ---------- ----------

Provision for Income Taxes at Statutory Rate                               $137,029    $170,963   $ 131,093
Increases (Decreases) Resulting From:
  Gain on issuance of stock by subsidiaries                                 (18,121)   (28,019)     (44,310)
  Valuation allowance for ThermoLase losses                                  20,459          -            -
  State income taxes, net of federal tax                                     12,186     14,243       10,555
  Amortization and write-off of cost in excess of net assets of               9,538      9,918        8,643
    acquired companies
  Foreign tax rate and tax law differential                                   2,670      8,937        8,528
  Other, net                                                                  6,919     (1,329)      (3,664)
                                                                           --------    -------    ---------

                                                                           $170,680    $174,713   $ 110,845
                                                                           ========    ========   =========

      Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of:

(In thousands)                                                                             1998       1997
------------------------------------------------------------------------------------- ---------- ----------

Prepaid Income Taxes:
  Net operating loss and credit carryforwards                                          $123,982   $ 64,615
  Reserves and accruals                                                                  83,461     65,086
  Inventory basis difference                                                             36,085     29,829
  Accrued compensation                                                                   18,315     17,775
  Intangible assets                                                                       1,560      2,683
  Other, net                                                                             17,088      5,504
                                                                                       --------   --------

                                                                                        280,491    185,492
  Less:  Valuation allowance                                                            131,042     53,992
                                                                                       --------   --------

                                                                                       $149,449   $131,500
                                                                                       ========   ========

Deferred Income Taxes:
  Depreciation                                                                         $ 85,445   $ 92,672
  Intangible assets                                                                      13,465      7,906
  Other                                                                                   9,591      3,542
                                                                                       --------   --------

                                                                                       $108,501   $104,120
                                                                                       ========   ========


8.    Income Taxes (continued)

      The valuation allowance relates to the uncertainty surrounding the realization of tax loss carryforwards and the realization of tax benefits attributable to certain tax assets of the Company and certain subsidiaries. Of the year-end 1998 valuation allowance, $95 million will be used to reduce cost in excess of net assets of acquired companies when any portion of the related deferred tax asset is recognized. During 1998, the valuation allowance increased primarily due to pre-acquisition loss carryforwards and other deferred tax assets at an acquired business and increased uncertainty surrounding the realization of tax loss carryforwards at ThermoLase.
      At year-end 1998, the Company had federal and foreign net operating loss carryforwards of $97 million and $155 million, respectively. In addition, the Company had $88 million of foreign capital loss carryforwards. Use of the carryforwards is limited based on the future income of certain subsidiaries. The federal net operating loss carryforwards expire in the years 1999 through 2012.
Of the foreign net operating loss carryforwards, $40 million expire in the years
1999 through 2004, and the remainder do not expire. Substantially all of the foreign capital loss carryforwards do not expire.
      The Company has not recognized a deferred tax liability for the difference between the book basis and tax basis of its investment in the common stock of its domestic subsidiaries (such difference relates primarily to unremitted earnings and gains on issuance of stock by subsidiaries) because the Company does not expect this basis difference to become subject to tax at the parent level. The Company believes it can implement certain tax strategies to recover its investment in its domestic subsidiaries tax-free.
      A provision has not been made for U.S. or additional foreign taxes on $282 million of undistributed earnings of foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company plans to keep these amounts permanently reinvested overseas.

9.    Transactions in Stock of Subsidiaries

      Gain on issuance of stock by subsidiaries in the accompanying statement of income results primarily from the following transactions:

1998
      Public offering of 5,175,000 shares of Trex Medical common stock at $13.75 per share for net proceeds of $66.9 million resulted in a gain of $23.8 million that was recorded by ThermoTrex.
      Private placement of 781,921 shares of Thermo Trilogy common stock at
$8.25 per share for net proceeds of $6.0 million resulted in a gain of $2.2 million that was recorded by Thermo Ecotek.
      Initial public offering of 3,300,000 shares of ONIX Systems common stock at $14.50 per share for net proceeds of $43.7 million resulted in a gain of
$10.0 million that was recorded by Thermo Instrument.
      Private placement of 1,543,000 shares of Thermo Coleman common stock at
$10.00 per share for net proceeds of $14.3 million resulted in a gain of $7.2 million.
      Public offering of 2,450,000 shares of Thermo BioAnalysis common stock at
$18.125 per share for net proceeds of $41.5 million resulted in a gain of $5.9 million that was recorded by Thermo Instrument.
      Conversion of $1.8 million of Thermo Optek 5% subordinated convertible debentures, convertible at $13.94 per share, into 127,646 shares of Thermo Optek common stock resulted in a gain of $0.9 million that was recorded by Thermo
Instrument.
      Conversion of $4.0 million of ThermoQuest 5% subordinated convertible debentures, convertible at $16.50 per share, into 239,393 shares of ThermoQuest common stock resulted in a gain of $1.8 million that was recorded by Thermo
Instrument.

9.    Transactions in Stock of Subsidiaries (continued)

1997
      Initial public offering of 2,671,292 shares of Thermedics Detection common stock at $11.50 per share for net proceeds of $28.1 million resulted in a gain of $17.1 million that was recorded by Thermedics.
      Sale of 1,768,500 shares of ThermoQuest common stock at $15.00 per share for net proceeds of $24.8 million and conversion of $15.7 million of ThermoQuest
5% subordinated convertible debentures, convertible at $16.50 per share, into
949,027 shares of ThermoQuest common stock, resulted in gains of $12.0 million and $7.8 million, respectively, that were recorded by Thermo Instrument.
      Private placements of 1,212,260 shares and 94,000 shares of Thermo
Information Solutions common stock at $9.00 and $10.00 per share, respectively, for aggregate net proceeds of $11.0 million resulted in a gain of $6.6 million.
      Initial public offering of 2,300,000 shares of Metrika Systems common stock at $15.50 per share for net proceeds of $32.5 million resulted in a gain of $13.2 million that was recorded by Thermo Instrument.
      Private placement of 2,832,500 shares of Trex Communications common stock at $4.00 per share for net proceeds of $10.6 million resulted in a gain of $5.9 million that was recorded by ThermoTrex.
      Private placements of 1,639,640 shares of ONIX Systems common stock at
$14.25 per share for net proceeds of $22.0 million resulted in a gain of $7.9 million that was recorded by Thermo Instrument.
      Private placement of 1,160,900 shares of Thermo Trilogy common stock at
$8.25 per share for net proceeds of $8.9 million resulted in a gain of $4.1 million that was recorded by Thermo Ecotek.
      Initial public offering of 1,139,491 shares of Thermo Vision common stock at $7.50 per share for net proceeds of $7.0 million resulted in a gain of $2.3 million that was recorded by Thermo Instrument.
      Conversion of $13.1 million and $3.2 million of Thermo Optek 5%
subordinated convertible debentures, convertible at $14.85 per share and $13.94 per share, respectively, into 1,111,316 shares of Thermo Optek common stock resulted in a gain of $3.2 million that was recorded by Thermo Instrument.

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



9.    Transactions in Stock of Subsidiaries (continued)

      The Company's ownership percentage in these subsidiaries changed primarily as a result of the transactions listed above, purchases of shares of certain majority-owned subsidiaries' stock by the Company or its direct subsidiaries, certain subsidiaries' purchases of their own stock, the issuance of subsidiaries' stock by the Company or by the subsidiaries under stock-based compensation plans or in other transactions, the conversion of convertible obligations held by the Company, its subsidiaries, or by third parties, and the issuance of subsidiaries' stock in connection with acquisitions.
      The Company's ownership percentages at year end were:

                                                                                1998       1997       1996
-------------------------------------------------------------------------- ---------- ---------- ----------

Thermedics Inc.                                                                  74%        58%        55%
  Thermedics Detection Inc. (a)                                                  88%        76%        94%
  Thermo Cardiosystems Inc. (a)                                                  60%        59%        54%
  Thermo Sentron Inc. (a)                                                        86%        78%        73%
  Thermo Voltek Corp. (a)                                                        69%        68%        51%
Thermo Ecotek Corporation                                                        94%        88%        82%
  Thermo Trilogy Corporation (b)                                                 80%        87%       100%
Thermo Fibertek Inc.                                                             91%        90%        84%
  Thermo Fibergen Inc. (a)                                                       73%        71%        68%
Thermo Instrument Systems Inc.                                                   85%        82%        82%
  Metrika Systems Corporation (a)                                                76%        60%        84%
  ONIX Systems Inc. (a)                                                          81%        87%       100%
  Thermo BioAnalysis Corporation (a)                                             84%        78%        67%
  Thermo Optek Corporation (a)                                                   95%        92%        93%
  ThermoQuest Corporation (a)                                                    90%        88%        93%
  ThermoSpectra Corporation (a)                                                  92%        83%        73%
  Thermo Vision Corporation(a)                                                   80%        80%       100%
Thermo Power Corporation                                                         79%        69%        64%
  ThermoLyte Corporation (b)                                                     98%        78%        78%
Thermo TerraTech Inc.                                                            86%        82%        81%
  The Randers Killam Group Inc. (a)                                              96%        96%       100%
  ThermoRetec Corporation (a)                                                    71%        70%        68%
  Thermo EuroTech N.V. (a)(b)                                                    89%        56%        53%
ThermoTrex Corporation                                                           64%        55%        51%
  ThermoLase Corporation (a)                                                     80%        70%        64%
  Trex Medical Corporation (a)                                                   77%        79%        79%
  Trex Communications Corporation (b)                                            69%        78%       100%
Thermo Coleman Corporation (b)                                                   87%       100%       100%
  Thermo Information Solutions Inc. (b)                                          79%        79%       100%

(a)  Reflects combined ownership by direct parent company and Thermo Electron.
(b)  Privately held subsidiary.

10.   Other Income, Net

      The components of other income, net, in the accompanying statement of income are:

(In thousands)                                                                 1998       1997        1996
------------------------------------------------------------------------- ---------- ---------- -----------

Interest Income                                                           $  99,284  $  90,559  $   94,109
Interest Expense                                                           (104,035)   (93,125)    (96,695)
Equity in Losses of Unconsolidated Subsidiaries                                (723)    (1,018)        (28)
Gain on Sale of Investments, Net                                             12,872      5,077       9,840
Other Income (Expense), Net                                                   1,067      1,133      (5,740)
                                                                          ---------  ---------  ----------

                                                                          $   8,465  $   2,626  $    1,486
                                                                          =========  =========  ==========

11.   Restructuring and Other Nonrecurring Costs, Net

1998
      During 1998, the Company recorded restructuring and related costs and other nonrecurring costs of $59.9 million as described below, including restructuring and other nonrecurring costs of $44.4 million, inventory write-downs of $8.6 million, and a tax asset write-off of $6.9 million.
Restructuring costs were accounted for in accordance with EITF 94-3. The inventory write-downs are included in cost of revenues and the tax asset write-off is included in the provision for income taxes in the accompanying statement of income.

Thermo Instrument
      Thermo Instrument recorded restructuring and related costs and other nonrecurring costs of $31.8 million in 1998. Restructuring costs of $21.6 million consist of $16.2 million related to severance costs for approximately
780 employees across all functions, $4.2 million related primarily to facility-closing costs, $0.8 million for the write-off of cost in excess of net assets of acquired companies for a business that was closed, and $0.4 million related to the loss on the sale of a division. The charge for facility-closing costs includes $2.0 million for write-downs of related fixed assets. In addition, Thermo Instrument recorded $8.6 million of inventory write-downs, included in cost of revenues in the accompanying statement of income, related to discontinuing certain product lines and increased excess and obsolescence reserves associated with lower product demand.
      In connection with these actions, Thermo Instrument expects to incur additional costs in early 1999 totaling $2.4 million, for costs not permitted as charges in 1998, pursuant to EITF 94-3. These costs primarily include costs for certain employee relocation, moving, and related costs. Thermo Instrument expects to complete the implementation of its restructuring plan in 1999. As of year-end 1998, Thermo Instrument had terminated approximately 500 employees and had expended $7.4 million of the established reserves.
      In addition, five former employees of Thermo Instrument's Epsilon
Industrial, Inc. subsidiary had sought damages in an arbitration proceeding for alleged breaches of agreements entered into with such employees prior to Epsilon's acquisition by Thermo Instrument. The arbitrators rendered a decision with respect to such claims during 1998, and Thermo Instrument recorded $1.6 million of nonrecurring costs related to the resolution of this matter in 1998.

ThermoTrex
      ThermoLase recorded restructuring and related costs of $17.0 million during 1998, including $6.9 million for the write-off of a tax asset.
Restructuring costs of $8.2 million recorded during 1998 consist of $4.6 million related to the closure of three Spa Thira locations and $3.6 million in connection with the closure of another spa that was operated under a joint venture agreement, primarily to liquidate the joint venture and to write-off
ThermoLase's remaining investment. The $4.6 million of costs includes $2.4 million for the write-off of leasehold improvements and related spa assets and $2.2 million primarily for abandoned-facility payments. ThermoLase also recorded restructuring costs

11.   Restructuring and Other Nonrecurring Costs, Net (continued)

of $1.9 million related to certain actions, including the relocation of its headquarters from California to Texas, where it maintains another facility. This amount included $1.1 million for severance for 40 terminated employees and $0.8 million for the write-off of fixed assets no longer of use. In addition, ThermoLase also recorded a charge of $6.9 million to write off certain tax assets, primarily loss carryforwards due to uncertainty concerning their realization as a result of ThermoLase's recent operating results. This amount is included in provision for income taxes in the accompanying 1998 statement of income.
      ThermoLase's investment in leasehold improvements and related equipment at its remaining spas totaled approximately $16.7 million at year-end 1998. The realizability of these assets is dependent on future cash flows from spa operations. ThermoLase's future cash flows from operating its spas are dependent on the degree of success it experiences following the transition of its existing spas to full-service luxury day spas offering an expanded line of services and products, operated under The Greenhouse Spa, Inc. name. It is reasonably possible that actual cash flows from spa operations will vary significantly from ThermoLase's estimates of such cash flows. As a result, the carrying amount of spa assets could change significantly in the near term. Additionally, at year-end 1998, ThermoLase has operating lease commitments of approximately $28 million related to these spas. In the event any additional spas close in the future, the amount of lease obligations related to such spas in excess of income from subleasing the facilities would be recorded as a loss. In connection with purchases of ThermoLase common stock, the Company has recorded cost in excess of net assets of acquired companies, which totaled $27 million at year-end 1998.
The realizability of this asset is also dependent on the future success of ThermoLase.

Thermo TerraTech
      Thermo TerraTech recorded restructuring costs of $10.2 million during 1998. Of these restructuring costs, $9.2 million was recorded by ThermoRetec, in connection with the closure of two soil-recycling facilities. The costs included a write-down of fixed assets to their estimated disposal value and a write-off of intangible assets, including cost in excess of net assets of acquired companies, as well as other closure costs. In addition, Thermo TerraTech recorded $1.0 million of restructuring costs for abandoned-facility payments relating to the consolidation of the facilities of another business.

Other
      During 1998, Thermo Power recorded restructuring and other nonrecurring costs of $1.0 million relating to a loss on discontinuance and subsequent sale of its engines business and the Company's wholly owned SensorMedics subsidiary recorded restructuring costs of $0.8 million, primarily for severance, in connection with a reorganization of a subsidiary in the Netherlands. The 1998 amount also includes a gain of $1.4 million from the sale of a business at Thermo Information Solutions and restructuring and other nonrecurring costs of $0.5 million.

      The remaining liability for severance and facility-closing costs of $18.7 million, as adjusted for the impact of foreign currency translation, is included in other accrued expenses in the accompanying 1998 balance sheet.

1997
      During 1997, the Company recorded restructuring and other nonrecurring costs of $1.3 million as described below.

Thermo TerraTech
      Thermo TerraTech recorded restructuring costs of $7.8 million in 1997 to write down certain capital equipment and intangible assets, including cost in excess of net assets of acquired companies, in response to a severe downturn in ThermoRetec's soil-remediation business that resulted in closure of two soil-remediation sites during 1997 and reduced cash flows at certain other sites, such that analysis indicated that the investment in these assets would not be recovered.

11.   Restructuring and Other Nonrecurring Costs, Net (continued)

Other
      During 1997, the Company settled two legal cases in which it was a defendant concerning development of a proposed waste-to-energy facility and development and construction of an alternative-energy facility. These matters were settled for amounts less than the damages that had been sought by the plaintiffs and less than the amounts that had been reserved by the Company. As a result, the Company reversed $9.7 million of reserves previously established for these matters, which is included as a reduction of restructuring and other nonrecurring costs in 1997. In addition, the 1997 amount includes $4.0 million of restructuring and other nonrecurring costs, primarily severance, at several businesses and $1.4 million at Trex Communications for the write-off of in-process technology relating to an acquisition. This amount represents the portion of the purchase price allocated to technology in development at the acquired business. The 1997 amount also includes a gain of $2.2 million from the sale of a business by ThermoSpectra.

1996
      During 1996, the Company recorded restructuring and other nonrecurring costs of $37.6 million as described below.

Thermedics
      Thermedics recorded restructuring and other nonrecurring costs of $17.6 million during 1996. The 1996 amount includes a write-off of $12.7 million of cost in excess of net assets of acquired company and certain other intangible assets at Thermedics' Corpak subsidiary, as a result of Thermedics no longer intending to further invest in this business and reduced cash flows, such that analysis indicated that the investment in these assets would not be recovered.
In addition, Thermo Cardiosystems recorded $4.9 million for the write-off of in-process technology relating to an acquisition. This amount represents the portion of the purchase price allocated to technology in development at the acquired business.

Wholly Owned Businesses
      SensorMedics recorded nonrecurring costs of $11.4 million during 1996, primarily as a result of its merger with the Company, including employee compensation that became payable as a result of the merger, certain investment banking fees and other related transaction costs, the settlement of a pre-acquisition legal dispute, and severance costs for terminated employees. The
1996 amount also included a write-off of a nontrade receivable and severance costs of $4.4 million that was recorded by Peter Brotherhood Ltd. and $0.7 million of other nonrecurring costs.

Thermo Instrument
      Thermo Instrument recorded restructuring costs of $3.5 million for the write-off of in-process technology relating to an acquisition. This amount represents the portion of the purchase price allocated to technology in development at the acquired business.


12.   Supplemental Cash Flow Information

(In thousands)                                                                1998        1997        1996
----------------------------------------------------------------------- ----------- ----------- -----------

Cash Paid For
  Interest                                                              $   92,084  $  100,165  $   86,449
  Income taxes                                                             117,999     151,685      91,536

Noncash Activities
  Conversions of Company and subsidiary convertible obligations         $   18,910  $  246,088  $  390,494
  Issuance of subsidiary subordinated convertible debentures                15,859           -           -
    in connection with exchange offer
  Exchange of subsidiary common stock for common stock of                        -      40,500           -
    subsidiary subject to redemption
  Sale of waste-recycling facility                                               -           -     112,553
  Assumption by buyer of waste-recycling facility debt                           -           -     109,862

  Fair value of assets of acquired companies                            $  404,431  $1,210,319  $  673,662
  Cash paid for acquired companies                                        (274,825)   (924,336)   (383,685)
  Issuance of Company and subsidiary common stock and stock                (16,450)     (4,543)     (2,351)
    options for acquired companies
  Issuance of long-term obligations for acquired companies                       -           -     (26,560)
  Amount payable for acquired company                                       (7,715)     (5,111)          -
                                                                        ----------  ----------  ----------

      Liabilities assumed of acquired companies                         $  105,441  $  276,329  $  261,066
                                                                        ==========  ==========  ==========

13.   Fair Value of Financial Instruments

      The Company's financial instruments consist mainly of cash and cash equivalents, available-for-sale investments, accounts receivable, notes payable and current maturities of long-term obligations, accounts payable, long-term obligations, common stock of subsidiaries subject to redemption, forward foreign exchange contracts, and interest rate swaps. The carrying amount of cash and cash equivalents, accounts receivable, notes payable and current maturities of long-term obligations, and accounts payable approximates fair value due to their short-term nature.
      Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments.
      The carrying amount and fair value of the Company's long-term obligations and off-balance-sheet financial instruments are:

                                                                         1998                      1997
                                                         ------------------------  ------------------------
                                                            Carrying         Fair    Carrying         Fair
(In thousands)                                                Amount        Value      Amount        Value
-------------------------------------------------------- ------------ ------------ ----------- ------------

Long-term Obligations:
  Convertible obligations                                $ 1,826,094  $ 1,577,598  $1,660,839  $ 1,856,570
  Other                                                      199,437      207,403      82,068       83,898
                                                         -----------  -----------  ----------  -----------

                                                         $ 2,025,531  $ 1,785,001  $1,742,907  $ 1,940,468
                                                         ===========  ===========  ==========  ===========


13.   Fair Value of Financial Instruments (continued)

                                                                       1998                     1997
                                                         ------------------------  ------------------------
                                                            Carrying         Fair    Carrying         Fair
(In thousands)                                                Amount        Value      Amount        Value
-------------------------------------------------------- ------------ ------------ ----------- ------------

Common Stock of Subsidiaries Subject to Redemption       $    94,301  $    85,876  $   93,312  $    89,093

Off-balance-sheet Financial Instruments:
  Forward foreign exchange contracts payable                          $       703              $    (1,731)
(receivable)
  Interest rate swaps payable (receivable)                            $      (989)             $     1,324

      The fair value of long-term obligations was determined based on quoted market prices and on borrowing rates available to the Company at the respective year ends. The fair value of common stock of subsidiaries subject to redemption was determined based upon quoted market prices.
      The notional amounts of forward foreign exchange contracts outstanding totaled $47.1 million and $46.6 million at year-end 1998 and 1997, respectively.
Additionally, the notional amount of the Company's interest rate swap agreements was $41.5 million and $61.3 million at year-end 1998 and 1997, respectively
(Note 5). The fair value of such contracts and swap agreements is the estimated amount that the Company would pay or receive upon termination of the contract, taking into account the change in foreign exchange rates on forward foreign exchange contracts, and market interest rates and the creditworthiness of the counterparties on interest rate swap agreements.

14.   Business Segment and Geographical Information

      The Company's businesses are managed in four segments:
      -  Measurement and Detection:  monitoring, analytical, biomedical, and process-control instruments
      -  Biomedical and Emerging Technologies: medical imaging systems, respiratory-care equipment, left ventricular-assist systems, hematology products, neurophysiology monitoring instruments, biomedical materials, personal-care products and services, and systems engineering, information-management services and products, and research in communications, avionics, digital imaging, signal processing, advanced materials, and lasers
      -  Energy and Environment:  clean-power generation, biopesticides, traffic-control systems, industrial-refrigeration systems, and environmental-liability management, environmental cleanup, laboratory analysis, and metallurgical heat treating services
      -  Recycling and Resource Recovery:  paper recycling and papermaking equipment, water-management systems, and resource-recovery facilities and services

14.   Business Segment and Geographical Information (continued)

(In thousands)                                                                1998        1997        1996
----------------------------------------------------------------------- ----------- ----------- -----------

Business Segment Information
Revenues:
  Measurement and Detection (a)                                         $1,888,259  $1,820,032  $1,422,501
  Biomedical and Emerging Technologies (b)                                 894,126     812,844     647,309
  Energy and Environment (c)                                               793,168     640,790     555,687
  Recycling and Resource Recovery (d)                                      299,403     293,240     315,233
  Intersegment (e)                                                          (7,360)     (8,586)     (8,172)
                                                                        ----------  ----------  ----------

                                                                        $3,867,596  $3,558,320  $2,932,558
                                                                        ==========  ==========  ==========

Income Before Income Taxes, Minority Interest, and Extraordinary
   Items:
  Measurement and Detection                                             $  220,891  $  265,583  $  162,219
  Biomedical and Emerging Technologies                                      43,863      63,121      26,666
  Energy and Environment                                                    64,468      79,193      58,603
  Recycling and Resource Recovery                                           33,492      29,106      27,801
                                                                        ----------  ----------  ----------

    Total Segment Income (f)                                               362,714     437,003     275,289
  Corporate (g)                                                             28,796      51,464      99,262
                                                                        ----------  ----------  ----------

                                                                        $  391,510  $  488,467  $  374,551
                                                                        ==========  ==========  ==========

Identifiable Assets:
  Measurement and Detection                                             $2,923,832  $2,696,336  $2,240,426
  Biomedical and Emerging Technologies                                   1,208,294   1,135,252     783,830
  Energy and Environment                                                 1,202,346   1,202,901     967,992
  Recycling and Resource Recovery                                          478,584     468,856     323,052
  Corporate (h)                                                            518,589     292,524     825,944
                                                                        ----------  ----------  ----------

                                                                        $6,331,645  $5,795,869  $5,141,244
                                                                        ==========  ==========  ==========

Depreciation and Amortization:
  Measurement and Detection                                             $   69,461  $   62,117  $   51,548
  Biomedical and Emerging Technologies                                      32,913      27,209      21,505
  Energy and Environment                                                    47,056      36,032      33,923
  Recycling and Resource Recovery                                            9,882       8,881       6,861
  Corporate                                                                  2,965       1,499       1,330
                                                                        ----------  ----------  ----------

                                                                        $  162,277  $  135,738  $  115,167
                                                                        ==========  ==========  ==========

Capital Expenditures:
  Measurement and Detection                                             $   35,719  $   32,728  $   24,320
  Biomedical and Emerging Technologies                                      25,140      30,432      35,787
  Energy and Environment                                                    75,899      42,268      59,081
  Recycling and Resource Recovery                                            8,639       4,839       4,601
  Corporate                                                                  2,611       1,338         752
                                                                        ----------  ----------  ----------

                                                                        $  148,008  $  111,605  $  124,541
                                                                        ==========  ==========  ==========

14.   Business Segment and Geographical Information (continued)

(In thousands)                                                                1998        1997        1996
----------------------------------------------------------------------- ----------- ----------- -----------

Geographical Information
Revenues (i):
  United States                                                         $2,885,035  $2,732,335  $2,171,879
  England                                                                  417,659     387,606     312,522
  Other                                                                    870,779     724,935     670,678
  Transfers among geographical areas (e)                                  (305,877)   (286,556)   (222,521)
                                                                        ----------  ----------  ----------

                                                                        $3,867,596  $3,558,320  $2,932,558
                                                                        ==========  ==========  ==========
Long-lived Assets (j):
  United States                                                         $  726,287  $  697,127  $  594,955
  Other                                                                    128,758     112,232     142,352
                                                                        ----------  ----------  ----------

                                                                        $  855,045  $  809,359  $  737,307
                                                                        ==========  ==========  ==========

Export Sales Included in United States Revenues Above (k)               $  600,594  $  593,850  $  436,972
                                                                        ==========  ==========  ==========

(a) Includes intersegment sales of $1,893,000, $2,520,000, and $1,895,000 in
    1998, 1997, and 1996, respectively.
(b) Includes intersegment sales of $5,025,000, $5,051,000, and $6,228,000 in
    1998, 1997, and 1996, respectively.
(c) Includes intersegment sales of $435,000, $698,000, and $45,000 in 1998,
    1997, and 1996, respectively.
(d) Includes intersegment sales of $7,000, $317,000, and $4,000 in 1998, 1997, and 1996, respectively.
(e) Intersegment sales and transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.
(f) Segment income is income before corporate general and administrative expenses, other income and expense, minority interest expense, income taxes, and extraordinary items.
(g) Includes corporate general and administrative expenses, other income and expense, and gain on issuance of stock by subsidiaries.
(h) Primarily cash and cash equivalents, short- and long-term investments, and property and equipment at the Company's Waltham, Massachusetts, headquarters.
(i) Revenues are attributed to countries based on selling location.
(j) Includes property, plant, and equipment, net and other long-term tangible assets.
(k) In general, export revenues are denominated in U.S. dollars.

15.   Earnings per Share

      Basic and diluted earnings per share were calculated as follows:

(In thousands except per share amounts)                                          1998      1997       1996
--------------------------------------------------------------------------- ---------- --------- ----------

Basic
Net Income                                                                  $ 181,901  $239,328  $ 190,816
                                                                            ---------  --------  ---------

Weighted Average Shares                                                       161,866   152,489    141,525
                                                                            ---------  --------  ---------

Basic Earnings per Share                                                    $    1.12  $   1.57  $    1.35
                                                                            =========  ========  =========

Diluted
Net Income                                                                  $ 181,901  $239,328  $ 190,816
Effect of:
  Convertible obligations                                                      14,669    18,814     23,523
  Majority-owned subsidiaries' dilutive securities                             (5,106)   (9,925)    (8,084)
                                                                            ---------  --------  ---------

Income Available to Common Shareholders, as Adjusted                        $ 191,464  $248,217  $ 206,255
                                                                            ---------  --------  ---------

Weighted Average Shares                                                       161,866   152,489    141,525
Effect of:
  Convertible obligations                                                      15,476    21,596     31,735
  Stock options                                                                 1,107     1,997      2,345
                                                                            ---------  --------  ---------

Weighted Average Shares, as Adjusted                                          178,449   176,082    175,605
                                                                            ---------  --------  ---------

Diluted Earnings per Share                                                  $    1.07  $   1.41  $    1.17
                                                                            =========  ========  =========

      The computation of diluted earnings per share for each period excludes the effect of assuming the exercise of certain outstanding stock options because the effect would be antidilutive. As of January 2, 1999, there were 7,920,851 of such options outstanding, with exercise prices ranging from $17.06 to $43.46 per share. In addition, the computation of diluted earnings per share for 1998 excludes the effect of assuming the repurchase of 5,001,000 shares of Company common stock at a weighted average exercise price of $14.76 per share in connection with put options (Note 7), because the effect would be antidilutive.
      During 1998, the Company recorded extraordinary gains in connection with the repurchase and exchange of subsidiary subordinated convertible debentures, which increased basic and diluted earnings per share by $.03 (Note 5).

16.   Comprehensive Income

      During the first quarter of 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This pronouncement sets forth requirements for disclosure of the Company's comprehensive income and accumulated other comprehensive items. In general, comprehensive income combines net income and "other comprehensive items," which represents certain amounts that are reported as components of shareholders' investment in the accompanying balance sheet, including foreign currency translation adjustments and unrealized net of tax gains and losses on available-for-sale investments.
      Accumulated other comprehensive items in the accompanying balance sheet consists of:

(In thousands)                                                                             1998      1997
------------------------------------------------------------------------------------- ---------- ----------

Cumulative Translation Adjustment                                                      $(18,915)  $(46,339)
Net Unrealized Gain on Available-for-sale Investments                                     1,371     10,532
                                                                                       --------   --------

                                                                                       $(17,544)  $(35,807)
                                                                                       ========   ========

      Unrealized gains (losses) on available-for-sale investments, a component of other comprehensive items in the accompanying statement of comprehensive income and shareholders' investment, includes:

(In thousands)                                                                  1998       1997       1996
-------------------------------------------------------------------------- ---------- ---------- -----------

Unrealized Holding Gains (Losses) Arising During the Year (net              $ (1,309)  $  5,332   $ 10,240
  of income tax provision (benefit) of $(726), $3,110, and
  $6,828)
Reclassification Adjustment for Gains Included in Net Income                  (7,852)    (3,199)    (5,904)
  (net of income tax provision of $5,020, $1,878, and $3,936)
                                                                            --------   --------   --------

Net Unrealized Gains (Losses) (net of income tax provision                  $ (9,161)  $  2,133   $  4,336
  (benefit) of $(5,746), $1,231, and $2,892)
                                                                            ========   ========   ========


17.   Proposed Reorganization

      During 1998, the Company announced a proposed reorganization involving the Company and certain of its subsidiaries. The goals of the proposed reorganization include consolidating and strategically realigning certain businesses to enhance their competitive market positions and improve management coordination and increasing liquidity in the public markets by providing larger market floats for the Company's publicly traded subsidiaries. If completed as proposed, the reorganization would reduce the number of the Company's majority-owned public subsidiaries from 23 to 16. Each component of the reorganization is subject to numerous conditions, including the following (not all of which are applicable to each component): establishment of prices and/or exchange ratios; confirmation of anticipated tax consequences; approval by the boards of directors (including the independent directors) of each of the affected majority-owned subsidiaries; negotiation and execution of definitive purchase and sale or merger agreements; clearance, where necessary, by the Securities and Exchange Commission of any necessary documents regarding the proposed transactions; and, where appropriate, fairness opinions from one or more investment banking firms on certain financial aspects of the transactions.
One or more of the transactions may not occur if the applicable conditions previously described are not satisfied.
      The Company may transfer its wholly owned Thermo Biomedical group of subsidiaries to Thermedics. The Company would transfer the Thermo Biomedical group of subsidiaries to Thermedics in exchange for newly issued shares of common stock of Thermedics and for Thermedics' equity interests in Thermo
Sentron, Thermedics Detection, and Thermo Voltek. Thermedics Detection and
Thermo Sentron would then be taken private and become wholly owned subsidiaries of the Company. The public shareholders of Thermedics Detection and Thermo
Sentron would receive cash in exchange for their shares of common stock of Thermedics Detection and Thermo Sentron, respectively. Thermo Voltek has signed a definitive merger agreement with Thermedics, which, if the remaining shareholder approvals are secured, will make Thermo Voltek 100%-owned by Thermedics and the Company.
      ThermoSpectra, a majority-owned public subsidiary of Thermo Instrument, may be taken private. The public shareholders of ThermoSpectra would receive cash in exchange for their shares of common stock.
      The Randers Killam Group, ThermoRetec, and Thermo EuroTech, may merge into
Thermo TerraTech. Shareholders of each of the Randers Killam Group, ThermoRetec, and Thermo EuroTech would receive shares of common stock of Thermo TerraTech in exchange for their shares of common stock of the Randers Killam Group, ThermoRetec, and Thermo EuroTech, respectively.
      Thermo Power may be taken private and become a wholly owned subsidiary of the Company. The public shareholders of Thermo Power would receive cash in exchange for their shares of common stock of Thermo Power.

18.   Unaudited Quarterly Information

(In thousands except per share amounts)

1998                                                             First      Second       Third       Fourth
----------------------------------------------------------- ----------- ----------- ----------- ------------

Revenues                                                    $  944,263  $  947,799  $  977,169  $   998,365
Gross Profit                                                   371,842     386,814     383,415      384,460
Income Before Extraordinary Items                               64,770      59,622      15,651       36,764
Net Income (a)                                                  65,493      61,785      17,582       37,041
Earnings per Share (a):
  Basic                                                            .41         .37         .11          .23
  Diluted                                                          .37         .34         .10          .23

1997                                                             First      Second       Third       Fourth
----------------------------------------------------------- ----------- ----------- ----------- ------------

Revenues                                                    $  763,505  $  875,016  $  909,850  $ 1,009,949
Gross Profit                                                   296,365     358,538     374,041      412,368
Net Income                                                      52,058      56,158      61,859       69,253
Earnings per Share:
  Basic                                                            .35         .37         .41          .44
  Diluted                                                          .31         .34         .36          .40

(a) Reflects extraordinary items, net of taxes and minority interest, of $0.7 million, $2.2 million, $1.9 million, and $0.3 million in the first, second, third, and fourth quarters, respectively. The extraordinary items increased basic earnings per share by $.01 in each of the first, second, and third quarters and diluted earnings per share by $.01 in each of the second and third quarters.

19.   Subsequent Event

      On February 22, 1999, Thermo Instrument declared unconditional in all respects its cash tender offer for all outstanding shares of Spectra-Physics AB, a Stockholm Stock Exchange-listed company, for 160 Swedish krona per share
(approximately $20 per share). As of that date, the Company had purchased or received acceptances representing approximately 98% of the Spectra-Physics shares outstanding. There were approximately 17.6 million Spectra-Physics shares outstanding. The aggregate cost for Spectra-Physics will total approximately
$355 million. Payment was made for all shares as to which acceptances had been received by March 1, 1999. The acquisition will be accounted for using the purchase method of accounting and its results will be included in the Company's results from the date of acquisition. Spectra-Physics manufactures a wide range of laser-based instrumentation systems, primarily for the process-control, industrial measurement, construction, research, commercial, and government markets. Spectra-Physics had revenues of approximately $442 million in 1998, with operations throughout North America and Europe, and a presence in the Pacific Rim.

                    Report of Independent Public Accountants

To the Shareholders and Board of Directors of Thermo Electron Corporation:

      We have audited the accompanying consolidated balance sheet of Thermo
Electron Corporation (a Delaware corporation) and subsidiaries as of January 2,
1999, and January 3, 1998, and the related consolidated statements of income, cash flows, and comprehensive income and shareholders' investment for each of the three years in the period ended January 2, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo
Electron Corporation and subsidiaries as of January 2, 1999, and January 3,
1998, and the results of their operations and their cash flows for each of the three years in the period ended January 2, 1999, in conformity with generally accepted accounting principles.



                                                            Arthur Andersen LLP



Boston, Massachusetts
February 16, 1999 (except with respect to the matter discussed in Note 19, as to which the date is March 1, 1999)

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

Overview

      The Company develops and manufactures a broad range of products that are sold worldwide. The Company expands the product lines and services it offers by developing and commercializing its own core technologies and by making strategic acquisitions of complementary businesses. The majority of the Company's businesses fall into four business segments: measurement and detection, biomedical and emerging technologies, energy and environment, and recycling and resource recovery.
      An important component of the Company's strategy is to establish leading positions in its markets through the application of proprietary technology, whether developed internally or acquired. Another component that has contributed to the growth of the Company's segment income (as defined in the results of operations below), particularly over the last several years, has been the ability to identify attractive acquisition opportunities, complete those acquisitions, and derive a growing income contribution from the newly acquired businesses as they are integrated into the Company's business segments and their profitability improves.
      The Company seeks to minimize its dependence on any specific product or market by maintaining a diverse portfolio of businesses and technologies.
Similarly, the Company's goal is to maintain a balance in its businesses between those affected by various regulatory cycles and those more dependent on the general level of economic activity. Although the Company is diversified in terms of technology, product offerings, and geographic markets served, the future financial performance of the Company as a whole will be largely affected by the strength of worldwide economies and the continued adoption and diligent enforcement of health, safety, and environmental regulations and standards, among other factors.
      The Company believes that maintaining an entrepreneurial atmosphere is essential to its continued growth and development. In order to preserve this atmosphere, the Company adopted a strategy of spinning out certain of its businesses into separate subsidiaries and having these subsidiaries sell a minority interest to outside investors. The Company believes that this strategy provides additional motivation and incentives for the management of the subsidiaries through the establishment of subsidiary-level stock option programs, as well as capital to support the subsidiaries' growth. As a result of the sale of stock by subsidiaries and the issuance of stock by subsidiaries upon conversion of convertible debentures, the Company records gains that represent the increase in the Company's net investment in the subsidiaries and are classified as "Gain on issuance of stock by subsidiaries" in the accompanying statement of income. These gains have represented a substantial portion of the net income reported by the Company in certain periods. The size and timing of these transactions are dependent on market and other conditions that are beyond the Company's control. Accordingly, there can be no assurance that the Company will be able to generate gains from such transactions in the future.
      During 1998, the Company proposed a reorganization plan that would simplify its structure by reducing the number of public subsidiaries from 23 to 16 (Note 17).

Overview (continued)

      Further, in October 1995, the Financial Accounting Standards Board (FASB) issued an exposure draft of a Proposed Statement of Financial Accounting
Standards, "Consolidated Financial Statements: Policy and Procedures." In
February 1999, the FASB issued a revision of the earlier document entitled
"Consolidated Financial Statements: Purpose and Policy." The October 1995 exposure draft proposed new rules for how consolidated financial statements should be prepared. Under that proposed statement, there would be significant changes in the way the Company records certain transactions of its controlled subsidiaries. Among those changes, any sale of the stock of a subsidiary that does not result in a loss of control would be accounted for in equity of the consolidated entity with no gain or loss being recorded. The 1995 exposure draft addressed rule changes concerning consolidation procedures which would affect the Company's ability to record gains on issuance of subsidiary stock and consolidation policy which does not affect the accounting for such gains. The
February 1999 revised exposure draft addresses only consolidation policy. The
FASB has indicated that it will consider resuming discussion on consolidation procedures after completion of the efforts on consolidation policy. The timing and contents of any final statement on consolidation procedures are uncertain.

Results of Operations

1998 Compared With 1997
      Sales in 1998 were $3,867.6 million, an increase of $309.3 million, or 9%, over 1997. Segment income, excluding inventory write-downs of $8.6 million and restructuring and other nonrecurring costs, net, of $44.4 million in 1998 and $1.3 million in 1997, described below, decreased to $415.8 million in 1998 from $438.3 million in 1997. (Segment income is income before corporate general and administrative expenses, other income and expense, minority interest expense, income taxes, and extraordinary items.) Operating income, which includes inventory write-downs and restructuring and other nonrecurring costs, net, was $331.3 million in 1998, compared with $405.8 million in 1997.

Measurement and Detection
      Sales from the Measurement and Detection segment increased $68.2 million to $1,888.3 million in 1998. Sales increased due to acquisitions made by Thermo
Instrument and Thermo Sentron, which added $181.2 million of revenues in 1998.
The unfavorable effects of currency translation due to the strengthening of the U.S. dollar relative to foreign currencies in countries in which the Measurement and Detection segment operates decreased revenues by $14.9 million in 1998.
Revenues from Thermo Instrument's analytical products, excluding the effects of acquisitions and currency translation, decreased $61.7 million, primarily due to lower sales to customers in Asia due to unstable economic conditions in that region and, to a lesser extent, lower sales to customers in the semiconductor industry. Revenues from Thermo Instrument's industrial products, excluding the effects of acquisitions and currency translation, decreased $18.3 million, primarily due to lower revenues at ThermoSpectra's existing businesses as a result of a downturn in the semiconductor industry and lower sales to customers overseas. Revenues at Thermedics Detection decreased $12.8 million, due in part to lower shipments of its Alexus(R) systems following the fulfillment in 1997 of a mandated product-line upgrade from The Coca-Cola Company to its existing installed base. In addition, demand for Thermedics Detection's near-infrared analyzers and explosives-detection systems decreased in 1998. Backlog at the Measurement and Detection segment decreased $22.0 million during 1998. Backlog declined $15.4 million at Thermo Instrument primarily due to lower backlog at Thermo Optek and ThermoSpectra, principally as a result of a slowdown in the semiconductor and related industries and a decrease in demand in Asia. To a lesser extent, the decrease in the Measurement and Detection segment backlog was due to Thermedics Detection's completion of a contract with the U.S. Federal
Aviation Administration (FAA) and a decrease in demand at Thermo Voltek. In addition, revenues from Thermo Instrument's process-control products are expected to be adversely impacted in the first half of 1999 by a decrease in capital spending in the oil and gas and cement industries and increased competition for process-control products relating to raw-materials analysis.

1998 Compared With 1997 (continued)
      Segment income margin (segment income margin is segment income as a percentage of sales), excluding restructuring and other nonrecurring costs of $23.2 million in 1998 and nonrecurring income of $1.3 million in 1997, decreased to 12.9% in 1998 from 14.5% in 1997, primarily due to the effect on segment income margin of lower revenues at certain business units and $8.6 million of inventory write-downs for discontinued product lines and excess inventories caused by lower product demand. Segment income margin in the 1997 period included the unfavorable effect of an adjustment to expense of $3.6 million relating to the sale of inventories revalued at the time of the acquisition of Life Sciences International PLC by Thermo Instrument and an inventory write-down at ThermoSpectra. Restructuring and other nonrecurring costs of $20.8 million in 1998 were recorded by wholly and majority-owned subsidiaries of Thermo
Instrument, primarily for severance costs. In connection with the closing of certain facilities, Thermo Instrument expects to incur additional costs in early
1999 totaling $2.4 million. Thermo Instrument expects to complete the implementation of its restructuring plan in 1999. Also in 1998, Thermo
Instrument recorded $1.6 million of nonrecurring costs relating to the resolution of an arbitration proceeding and wrote off $0.8 million of cost in excess of net assets of acquired companies for a business that has been closed
(Note 11). Nonrecurring income of $1.3 million in 1997 represents a gain of $2.2 million from the sale of a business by ThermoSpectra, offset in part by $0.9 million of severance costs for employees terminated at one of ThermoSpectra's business units.

Biomedical and Emerging Technologies
      Sales from the Biomedical and Emerging Technologies segment were $894.1 million in 1998, an increase of $81.3 million, or 10%, over the 1997 period.
Sales increased due to the inclusion of $103.8 million of sales from acquired businesses. In addition, higher demand in 1998 resulted in increased sales from the specialty-metals fabrication services business as well as higher revenues at Thermo Cardiosystems and, to a lesser extent, Bird Medical Technologies, Inc.
These increases were offset in part by lower revenues in the existing business units of Trex Medical and, to a lesser extent, ThermoLase. The decrease in revenues at Trex Medical's existing businesses totaled $22.5 million. More than half of this decrease resulted from the loss of a major customer following its acquisition by another corporation. Sales to this customer totaled $26.5 million in 1998. In addition, revenues decreased at Trex Medical due to lower demand for breast-biopsy and other medical-imaging equipment. Revenue growth at Trex
Medical is expected to significantly decrease in the first half of 1999 as a result of the loss of the significant customer, a slowing of sales of breast-biopsy systems, and the effect in 1998 of a $9.0 million nonrecurring order from a customer located in Russia. The decrease in revenues at ThermoLase was due to lower demand at ThermoLase's spa services business, a decline of $5.9 million in fees from international licensing arrangements and, to a lesser extent, lower revenues from the sale of beauty products. In response to the decrease in revenues, ThermoLase significantly reduced its prices in April 1998 in an attempt to establish an optimum price point that would result in increased demand and higher revenues. In addition, in June 1998, ThermoLase acquired The
Greenhouse Spa, Inc., a full-service, luxury, destination spa. Following this acquisition, ThermoLase announced plans to close four spas, three of which have been closed, and has converted its remaining eleven Spa Thira locations into full-service luxury day spas offering an expanded line of services and products.
Because costs at the spas continue to be high relative to revenues, ThermoLase does not plan to expand its day spa operation and is assessing whether particular spas should be closed or sold. Revenues decreased slightly at Thermo
Coleman, where an increase in government contract revenues was offset by lower kiosk revenues at its Thermo Information Solutions unit. Thermo Information
Solutions exited the kiosk business in 1998 due to inherently low margins, lower than expected orders from its sole customer, and the absence of additional orders.
      Segment income, excluding restructuring and nonrecurring costs of $10.0 million in 1998 and $1.9 million in 1997, decreased to $53.8 million in 1998 from $65.1 million in 1997. This change resulted primarily from $10.1 million of lower segment income at Trex Medical and $9.0 million of increased segment loss
(excluding restructuring costs) at ThermoLase. The lower segment income at Trex
Medical was primarily due to the decrease in revenues at

1998 Compared With 1997 (continued)
existing businesses without a corresponding decrease in costs. The segment loss at ThermoLase, excluding restructuring costs of $10.1 million, totaled $27.4 million in 1998 and increased due to lower revenues as well as fixed costs of operating more spas. In addition, ThermoLase reported operating losses from its beauty products subsidiary in 1998, compared with profitable operations in 1997.
The effect of continuing to operate its spas below maximum capacity will continue to have a negative effect on ThermoLase's segment income. These decreases in segment income were offset in part by improved results at certain businesses, primarily Bird Medical Technologies and the specialty-metals fabrication services business. Restructuring and other nonrecurring costs of $10.1 million in 1998 were recorded by ThermoLase in connection with the announced closure of four spas and relocation of its headquarters to Texas where it maintains another facility. The degree to which ThermoLase is successful in improving its profitability will affect the future of its remaining spas and the realizability of related assets (Note 11). Restructuring and other nonrecurring costs in 1998 also include $0.8 million at SensorMedics Corporation, primarily for severance, in connection with the reorganization of a subsidiary in the Netherlands and $0.5 million at certain of the Company's other wholly owned businesses. In addition, Thermo Information Solutions sold an Internet dial-up service business in 1998, resulting in nonrecurring income of $1.4 million.
Restructuring and other nonrecurring costs in 1997 includes $1.4 million at Trex
Communications for the write-off of in-process technology associated with an acquired business and $0.5 million at certain of the Company's wholly owned businesses to close certain foreign sales offices.

Energy and Environment
      Sales from the Energy and Environment segment increased to $793.2 million in 1998 from $640.8 million in 1997. Revenues from Thermo Ecotek increased to $206.2 million in 1998 from $189.5 million in 1997, primarily due to the inclusion of $8.4 million of revenues from newly acquired power operations in the Czech Republic and higher contractual energy rates at certain facilities. In addition, the 1998 period included $1.9 million of nonrecurring revenue from fees received for the release of Thermo Ecotek's rights to certain power-generating equipment, while the 1997 period included $8.2 million of nonrecurring revenue from a contractual settlement with a utility, relating to a cogeneration facility Thermo Ecotek had planned to develop and construct on Staten Island, New York. From various dates in 1998 onward, no further rate increases will occur at Thermo Ecotek's four energy facilities in California. In addition, as noted below, the periods during which Thermo Ecotek receives fixed rates for power at these facilities ends in 1999 or 2000. The change from fixed rates to avoided cost rates under the terms of the contracts, as discussed below, will have a significant adverse effect on Thermo Ecotek's revenues and profitability. Revenues from Thermo Ecotek's Thermo Trilogy biopesticide subsidiary increased to $31.3 million in 1998 from $21.4 million in 1997, primarily due to the inclusion of revenues from an acquired business. Sales at Thermo Power increased to $281.4 million in 1998 from $155.8 million in 1997, due to the inclusion of $131.8 million of revenues from acquired businesses, primarily Peek plc, acquired in November 1997. This increase was offset in part by a decrease in revenues at Thermo Power's Crusader engines division, which was sold in December 1998. Sales at Crusader totaled $23.0 million in 1998, with approximate breakeven segment income. Revenues at Thermo TerraTech increased to $305.5 million in 1998 from $295.5 million in 1997. Revenues from Thermo
TerraTech's thermal-processing equipment business, sold in October 1997, were $25.3 million in 1997. Revenues from Thermo TerraTech's environmental-liability management services increased to $156.7 million in 1998 from $136.5 million in 1997, primarily due to higher demand at certain business units and, to a lesser extent, the inclusion of $17.5 million of sales from acquired businesses. These increases were offset in part by a $16.6 million decrease in revenues at one of ThermoRetec's business units resulting from a decline in the number of contracts in process. Revenues from Thermo TerraTech's engineering and design services increased $14.3 million in 1998 due to the inclusion of $7.4 million of revenues from an acquired business and an increase in construction and labor management services.


1998 Compared With 1997 (continued)
      Segment income, excluding restructuring and other nonrecurring costs of $11.2 million in 1998 and nonrecurring income of $1.9 million in 1997, was $75.7 million in 1998, compared with $77.3 million in 1997. Thermo Ecotek's segment income was $44.5 million in 1998, compared with $50.4 million in 1997. The decrease resulted primarily from the inclusion in 1997 of $8.2 million of segment income from the contractual settlement with a utility. In addition, Thermo Ecotek's coal-beneficiation facility in Gillette, Wyoming, began operations in April 1998. This facility reported operating losses in 1998 and Thermo Ecotek expects that it will continue to do so in the future. The economics of this facility arise primarily from tax benefits associated with its production. In 1998, the facility's losses included the effect of certain operational issues described below. The decrease in segment income at Thermo
Ecotek was offset in part by higher contractual energy rates at certain facilities, nonrecurring income of $1.9 million described above, the inclusion of results of the newly acquired Czech Republic power operations, and improved profitability at Thermo Trilogy. Segment income at Thermo Power, excluding restructuring and other nonrecurring costs of $1.0 million in 1998, improved to $17.4 million in 1998 from $7.5 million in 1997, primarily due to contributions from Peek. Segment income at Thermo TerraTech, excluding restructuring and other nonrecurring costs of $10.2 million in 1998 and $7.8 million in 1997, was $14.4 million in 1998, compared with $18.2 million in 1997. Segment income declined in 1998 due to a loss incurred at one of ThermoRetec's business units as a result of losses on certain remedial-construction contracts and a decline in the number of contracts in process. In addition, the 1997 period included segment income of $1.8 million from Thermo TerraTech's thermal-processing equipment business, which was sold in October 1997. These decreases in segment income were offset in part by higher segment income from other business units within Thermo TerraTech, principally due to higher revenues. Restructuring and other nonrecurring costs of $10.2 million in 1998 and $7.8 million in 1997 were recorded by Thermo
TerraTech, principally to write down certain capital equipment and intangible assets, including cost in excess of net assets of acquired companies, in response to a severe downturn in ThermoRetec's soil-remediation business. This resulted in the closure of two soil-remediation sites during 1997 and two additional sites in 1998. The 1998 charge also included $1.0 million for abandoned-facility payments at Thermo TerraTech relating to the consolidation of facilities. The 1997 charge also included a write down of ThermoRetec's investment in certain other soil-recycling sites in response to reduced cash flows, which indicated that the investment in these assets would not be recovered. Restructuring and other nonrecurring costs of $1.0 million were recorded by Thermo Power in 1998 relating to a loss on discontinuance and subsequent sale of its engines business. During 1997, the Company settled two legal cases in which it was a defendant, concerning development of a proposed waste-to-energy facility and development and construction of an alternative-energy facility. These matters were settled for amounts less than the damages that had been sought by the plaintiffs and less than the amounts that had been reserved by the Company. As a result, in 1997, the Company reversed $9.7 million of reserves previously established for these matters, which is included in restructuring and other nonrecurring costs, net (Note 11).
      The power-sales agreements for Thermo Ecotek's Woodland, Mendota, and
Delano plants in California are so-called standard offer #4 (SO#4) contracts, which require Pacific Gas & Electric (PG&E), in the case of Woodland and Mendota, and Southern California Edison (SCE), in the case of Delano I and
Delano II, to purchase the power output of the projects at fixed rates until 2000. However, with respect to Woodland and Mendota, PG&E has asserted that the fixed rates under its agreements will terminate mid-1999, although Thermo Ecotek disputes this assertion. Thereafter, the utility will pay a rate based upon the costs that would have otherwise been incurred by the purchasing utilities in generating their own electricity or in purchasing it from other sources (avoided cost). At present, the avoided cost is substantially lower than the payments currently being made by PG&E and SCE to Thermo Ecotek under the fixed-rate portions of its contracts. In addition, although it is difficult to predict future levels of avoided cost, based on current estimates, avoided cost is expected to be substantially lower in 2000 than the rates currently being paid by PG&E and SCE under its fixed-rate contracts. Thermo Ecotek expects, that at current avoided cost rates, absent sufficient reductions in fuel prices and other operating costs, Thermo Ecotek's Mendota and Delano plants will operate

1998 Compared With 1997 (continued)
at substantially reduced operating income levels or at a loss beginning in 2000.
In 1998, the Mendota and Delano plants' aggregate operating income was approximately $41.7 million. Further, if the Woodland plant were to operate at projected avoided cost levels, substantial losses would result, primarily due to nonrecourse lease obligations that extend beyond 2000. Absent sufficient reductions in fuel prices and other operating costs, under such circumstances
Thermo Ecotek would draw down power reserve funds to cover operating cash shortfalls and then, should such funds be depleted, either renegotiate its nonrecourse lease for the Woodland plant or forfeit its interest in the plant.
The results of the Woodland facility were approximately breakeven in 1998 and 1997, as a result of recording as an expense the funding of reserves required under Woodland's nonrecourse lease agreement to cover proposed shortfalls in lease payments. If PG&E ultimately prevails in its assertion that its obligation to pay fixed rates ends in mid-1999, and if Thermo Ecotek is unsuccessful in renegotiating the terms of its lease or its power purchase agreement with PG&E, Thermo Ecotek's investment in its Woodland operating assets could be impaired by approximately $3 to $5 million, based on projected cash flows. This impairment and the operating losses that would arise in 1999 and thereafter if the Woodland facility's operating costs exceeded its revenues would have a material adverse effect on Thermo Ecotek's future results of operations.
      Two of Thermo Ecotek's plants are located in New Hampshire and have rate orders from the New Hampshire Public Utilities Commission (NHPUC) to sell all of their power to Public Service Company of New Hampshire (PSNH). The assets of
PSNH were acquired in 1990 by Northeast Utilities (NU) in connection with PSNH's federal bankruptcy reorganization plan. Thereafter, PSNH sought to renegotiate some of the terms of certain rate orders with small power producers, including the plants that Thermo Ecotek operates in New Hampshire. PSNH reached an agreement in principle with Thermo Ecotek's plants to settle the renegotiation of their rate orders. The settlement agreement is subject to the approval of the NHPUC. In January 1997, NU publicly announced that if a proposed deregulation plan for the New Hampshire electric utility industry were adopted, PSNH could default on certain financial obligations and seek bankruptcy protection. In
February 1997, NHPUC voted to adopt a deregulation plan, and in March 1997, PSNH filed suit to block the plan. The federal district court issued a restraining order which prohibits the NHPUC from implementing the deregulation plan as it affects PSNH pending the outcome of the suit. In May 1998, NHPUC issued a written ruling rejecting the settlement agreements and modifications that would impact PSNH's ability to finance and secure the settlement agreement. No assurances may be made as to the outcome of this matter. An unfavorable resolution of this matter, including the bankruptcy of PSNH, could have a material adverse effect on Thermo Ecotek's results of operations and financial position.
      As discussed above, Thermo Ecotek began reporting the results of operations of its coal-beneficiation facility, located near Gillette, Wyoming, in April 1998. Although the facility has operated and produced commercially salable product, Thermo Ecotek has encountered certain difficulties in optimizing its performance to achieve optimal and sustained operation. Thermo
Ecotek has addressed and resolved certain problems previously encountered, however, it continues to experience other operational problems. Thermo Ecotek is actively exploring solutions to these problems. Because the technology being developed is new and untested, no assurance can be given that other difficulties will not arise or that Thermo Ecotek will be able to correct these problems and achieve optimal and sustained performance.

Recycling and Resource Recovery
      Sales in the Recycling and Resource Recovery segment increased to $299.4 million in 1998 from $293.2 million in 1997. Sales from Thermo Fibertek increased to $247.4 million in 1998 from $239.6 million in 1997, primarily due to an increase in revenues of $14.0 million from Thermo Black Clawson, acquired in May 1997. An increase in revenues from Thermo Black Clawson due to the inclusion of revenues for the full twelve-month period in 1998 was offset in part by a decrease in its revenues due to lower demand in Asia, Europe, and North America, and a decrease in revenues from Thermo Fibertek's accessories and water-management product lines. The unfavorable effects of currency translation reduced Thermo Fibertek's revenues by $2.4 million in 1998. In February 1999,
Thermo Fibertek sold its Thermo Wisconsin, Inc. subsidiary for approximately
$13.0 million in cash. Thermo Wisconsin's revenues and

1998 Compared With 1997 (continued)
segment income in 1998 totaled approximately $18.9 million and $2.7 million, respectively. In addition, a decrease in sales of automated electroplating equipment at Napco was offset in part by higher revenues from sales of turbine generators at Peter Brotherhood Ltd.
      Segment income, excluding restructuring costs of $2.5 million in 1997, improved to $33.5 million in 1998 from $31.6 million in 1997. This increase resulted primarily from improvements at Thermo Fibertek, and lower costs in 1998 associated with a dispute concerning an office wastepaper de-inking facility completed in 1996. These improvements were offset in part by a decrease in segment income at Napco due to lower sales. Thermo Fibertek recorded restructuring and other nonrecurring costs of $1.1 million in 1997 relating to the consolidation of two of its subsidiaries into the operations of Thermo Black
Clawson. Peter Brotherhood recorded a charge of $1.4 million in 1997 related primarily to severance for employees terminated.

Gain on Issuance of Stock by Subsidiaries
      As a result of the sale of stock by subsidiaries and the issuance of stock by subsidiaries upon conversion of convertible debentures, the Company recorded gains of $51.8 million in 1998 and $80.1 million in 1997. See Notes 1 and 9 of Notes to Consolidated Financial Statements for a more complete description of these transactions. Minority interest expense decreased to $44.0 million in 1998 from $74.4 million in 1997. Minority interest expense includes $13.9 million in 1998 and $19.0 million in 1997 related to gains recorded by the Company's majority-owned subsidiaries as a result of the sale of stock and the issuance of stock upon conversion of convertible debentures, by their subsidiaries. Minority interest expense decreased primarily as a result of lower income at the Company's majority-owned subsidiaries.

Income Taxes
      Excluding nontaxable gains from issuance of subsidiary stock and, in 1998, the effect of a write-off of $6.9 million of tax assets, the Company's effective tax rates were 48% and 43% in 1998 and 1997, respectively. The tax assets written off were at ThermoLase and consisted primarily of tax loss carryforwards
(Note 8). The effective tax rate increased in 1998 primarily as a result of a valuation allowance established at ThermoLase for net operating loss carryforwards due to increased uncertainty surrounding their realization. The effective tax rate also increased due to the larger relative effect of nondeductible expenses, including amortization and the write off of cost in excess of net assets of acquired companies, due to lower income. In 1998, the effective tax rate exceeded the statutory federal income tax rate primarily due to the valuation allowance established for ThermoLase tax loss carryforwards, nondeductible expenses, and state income taxes. In 1997, the effective tax rate exceeded the statutory federal tax rate primarily due to nondeductible expenses and state income taxes.

Contingent Liabilities
      At year-end 1998, the Company was contingently liable with respect to certain lawsuits (Note 6). In the opinion of management, the ultimate liability for all such matters will not be material to the Company's financial position, but an unfavorable outcome in one or more of the matters described above could materially affect the results of operations or cash flows for a particular quarter or annual period.

1997 Compared With 1996
      Sales in 1997 were $3,558.3 million, an increase of $625.8 million, or 21%, over 1996. Segment income, excluding restructuring and other nonrecurring costs, net, of $1.3 million in 1997 and $37.6 million in 1996, described below, increased to $438.3 million in 1997 from $312.9 million in 1996. Operating income, which includes restructuring and other nonrecurring costs, net, increased to $405.8 million in 1997 from $246.5 million in 1996.

1997 Compared With 1996 (continued)
Measurement and Detection
      Sales from the Measurement and Detection segment were $1,820.0 million in 1997, an increase of $397.5 million, or 28%, over 1996. Sales increased primarily due to acquisitions, which added $417 million of sales in 1997. In addition, revenues from Thermo Instrument's analytical products increased in 1997 due to higher sales at ThermoQuest's existing mass spectrometry business, due in part to the continued success of a new product introduced in the first quarter of 1996, offset in part by a decrease at Thermo Optek. Revenues from Thermo Optek's existing businesses decreased slightly due to the inclusion in 1996 of several large nonrecurring sales to the Chinese and Japanese governments, a decrease in demand for elemental products in Japan, and the elimination of certain unprofitable acquired product lines, offset substantially by greater demand at one of its business units. Revenues from Thermo
Instrument's process control products increased as a result of improvements at ONIX Systems, primarily due to increased sales of industry-specific instruments to the production segment of the oil and gas industry, and at Metrika Systems, primarily due to increased sales in international markets at its on-line raw-materials analyzer business. Revenues increased $9.8 million at Thermedics
Detection primarily due to the completion in 1997 of a mandated product-line upgrade from The Coca-Cola Company to its existing installed base, which contributed $6.6 million of revenues. In addition, Thermedics Detection's sales increased due to $3.2 million of revenues from EGIS security systems sold to the FAA. Revenues decreased at Thermo Voltek due to lower demand for electrostatic compatibility test products, resulting from the declining influence of IEC 801, the European Union directive on electromagnetic compatibility that took effect on January 1, 1996. The unfavorable effects of currency translation decreased revenues by $49.5 million in 1997.
      Segment income margin, excluding nonrecurring income, net, of $1.3 million in 1997 and nonrecurring costs of $3.5 million in 1996, improved to 14.5% in 1997 from 11.6% in 1996. The improvement was primarily due to operating margin improvement at certain of the Fisons businesses acquired in 1996 and increased sales of ThermoQuest's higher-margin mass spectrometry products. In addition, segment income margin improved at Thermedics Detection due to higher sales in 1997 and the inclusion of higher costs in 1996 for inventory obsolescence and other adjustments. The improvement in segment income margin was offset by the inclusion of lower-margin revenues at certain acquired businesses, including
Life Sciences, which recorded an adjustment to expense of $3.6 million relating to the sale of inventories revalued at the date of acquisition and, to a lesser extent, a decrease in segment income margin at ThermoSpectra, primarily as a result of an inventory write-off and a change in sales mix at one of its business units. The 1996 period included a charge of $2.0 million relating to the sale of inventories revalued at the date of the acquisition of the Fisons businesses. In addition, Thermo Voltek had lower profitability in 1997.
Nonrecurring income of $1.3 million in 1997 represents a $2.2 million gain on the sale of a business by ThermoSpectra, offset in part by $0.9 million of severance costs for employees terminated during 1997 at one of ThermoSpectra's business units. During 1996, the Company recorded nonrecurring costs of $3.5 million, which represented the write-off of acquired technology relating to the acquisition of the Fisons businesses (Note 11).

Biomedical and Emerging Technologies
      Sales from the Biomedical and Emerging Technologies segment were $812.8 million in 1997, an increase of $165.5 million, or 26%, over 1996. Sales increased due to the inclusion of $76.2 million in sales from acquired businesses, increased demand at Trex Medical and Bird Medical, and growth at ThermoLase's hair-removal business due to the opening of new spas and higher revenues from physician- and international-licensing arrangements. Sales at Thermo Coleman were $156.2 million in 1997, compared with $144.2 million in 1996. This increase resulted primarily from its Thermo Information Solutions subsidiary's contract to supply kiosk units and, to a lesser extent, higher integrated document management revenues, offset in part by a decrease in revenues from government contracts. Sales of kiosk units increased to $16.5 million in 1997 from $1.4 million in 1996. These increases in revenues were offset in part by a $4.7 million decline in sales of Thermo Cardiosystems' left ventricular-assist systems (LVAS), which Thermo Cardiosystems believes resulted from delayed orders as customers awaited approval from the U.S. Food and Drug
Administration (FDA) for commercial sale of its advanced electric LVAS as a bridge to transplant.

1997 Compared With 1996 (continued)
      Segment income, excluding restructuring and other nonrecurring costs of $1.9 million in 1997 and $29.7 million in 1996, increased to $65.1 million in 1997 from $56.3 million in 1996. This increase resulted substantially from improvements at existing businesses, primarily at Bird Medical, SensorMedics, and Trex Medical's existing businesses and, to a lesser extent, the inclusion of segment income from acquired businesses. In addition, ThermoTrex's advanced-technology research center incurred a loss in 1996 due to cost overruns and higher expenses for new lines of business. This increase in segment income was offset in part by an increase in segment loss at ThermoLase to $18.4 million in 1997 from $7.6 million in 1996, due to the operations of its spa services business, which operated below maximum capacity, and by pre-opening costs incurred in connection with new spa openings. Thermo Cardiosystems' profitability declined by $4.7 million primarily due to a decrease in LVAS revenues and Thermo Coleman had lower profits primarily due to a loss at Thermo
Information Solutions compared with profitable operations in 1996. Restructuring and other nonrecurring costs in 1997 included $1.4 million at Trex
Communications for a write-off of in-process technology relating to an acquisition and $0.5 million at certain of the Company's wholly owned businesses to close certain foreign sales offices. Restructuring and other nonrecurring costs of $29.7 million in 1996 included a write-off of $12.7 million of cost in excess of net assets of acquired company and certain other intangible assets at Thermedics' Corpak subsidiary, $11.4 million of costs incurred by SensorMedics primarily as a result of its merger with the Company, $4.9 million for Thermo
Cardiosystems' write-off of in-process technology relating to an acquisition, and $0.7 million of other costs (Note 11).

Energy and Environment
      Sales from the Energy and Environment segment were $640.8 million in 1997, compared with $555.7 million in 1996. Within this segment, revenues from Thermo
Ecotek increased to $189.5 million in 1997 from $154.3 million in 1996. Revenues from Thermo Ecotek's Thermo Trilogy biopesticide subsidiary increased $18.7 million to $21.4 million, primarily due to the inclusion of revenue from two acquired businesses. Thermo Ecotek's revenues in 1997 included $8.2 million of nonrecurring revenue from a contractual settlement with a utility, under which Thermo Ecotek surrendered its rights to a power-sales agreement. In addition, higher contractual energy rates at all of Thermo Ecotek's facilities, except the Hemphill plant in New Hampshire, contributed to higher revenues in 1997.
Revenues in 1996 from the Company's wholly owned waste-recycling facility in southern California, which was sold in July 1996, were $9.2 million. Sales from Thermo Power increased to $155.8 million in 1997 from $122.1 million in 1996, primarily due to $38.8 million of sales from Peek, acquired in November 1997, as well as higher engine sales due to a $3.6 million nonrecurring order from one customer, offset in part by lower demand for Thermo Power's remaining product lines. Revenues at Thermo TerraTech increased to $295.5 million in 1997 from $270.3 million in 1996. Revenues from Thermo TerraTech's environmental-liability management services increased to $136.5 million in 1997 from $121.2 million in 1996, primarily due to the inclusion of $22.9 million of sales from acquired businesses, offset in part by a $6.4 million decrease in revenues at one of ThermoRetec's business units resulting from a decline in the number of contracts in process. In addition, revenues from ThermoRetec's soil-remediation services decreased 18% to $18.5 million, resulting from lower volumes of soil processed due to overcapacity in the industry and, to a lesser extent, competitive pricing pressures early in the year. Revenues from engineering and design services increased $5.7 million due to the inclusion of $12.8 million from acquired businesses, offset in part by a decrease in revenues due to the completion of two large contracts. Revenues from Thermo TerraTech's thermal-processing equipment business were $25.3 million in 1997 and $25.5 million in 1996.
This business was sold in October 1997 for a nominal loss.
      Segment income, excluding nonrecurring income, net, of $1.9 million in 1997, was $77.3 million in 1997, compared with $58.7 million in 1996. Thermo
Ecotek's segment income was $50.4 million in 1997, compared with $39.3 million in 1996. The increase primarily resulted from $8.2 million of segment income from the contractual settlement with a utility and, to a lesser extent, higher contractual energy rates. These increases were offset in part by a decrease in Thermo Ecotek's segment income of $4.6 million in 1997 as a result of the funding of certain reserves required in connection with a nonrecourse lease agreement for its Woodland, California plant. The Woodland plant's results were approximately breakeven in 1997. Segment income in 1996 from the Company's waste-recycling facility, which was sold in July 1996, was $4.6 million. Results from this facility, net of related interest expense (not included

1997 Compared With 1996 (continued)
in segment income), were approximately breakeven in 1996. Segment income at Thermo Power improved to $7.5 million from $1.1 million in 1996, primarily due to contributions from Peek and, to a lesser extent, improved segment income at its engines and industrial refrigeration businesses, due to increased engine revenues, lower warranty costs in both businesses, as well as lower overhead as a result of consolidating two engine manufacturing facilities. Segment income at Thermo TerraTech, excluding restructuring costs of $7.8 million in 1997, increased to $18.2 million in 1997 from $13.7 million in 1996. Segment income improved in 1997 due to the effect in 1996 of costs incurred at Thermo TerraTech to reduce redundancies at regional laboratories, and costs incurred at Thermo
EuroTech relating primarily to the settlement of several contract disputes, as well as the impact of severe winter weather in early 1996, which affected all phases of Thermo EuroTech's business. The effect of these improvements was offset in part by a decline in segment income from soil-remediation services due to lower sales as discussed above and lower segment income from engineering and design services due to the completion of two large contracts. Restructuring and other nonrecurring income, net, of $1.9 million, consisted of $9.7 million of previously established litigation reserves that were reversed upon settlement of a related matter and $7.8 million at ThermoRetec principally to write down certain capital equipment and intangible assets, including cost in excess of net assets of acquired companies, in response to a severe downturn in its soil-remediation business. This resulted in the closure of two soil-remediation sites during 1997 and reduced cash flows at certain other sites, such that analysis indicated that the investment in these assets would not be recovered
(Note 11).

 Recycling and Resource Recovery
      Sales in the Recycling and Resource Recovery segment were $293.2 million in 1997, compared with $315.2 million in 1996. A wholly owned subsidiary of the Company recorded $58.0 million of revenues in 1996 from a contract to design and construct an office wastepaper de-inking facility. This contract was substantially completed in the second quarter of 1996. Sales from Thermo
Fibertek increased 25% to $239.6 million in 1997 from $192.2 million in 1996, primarily due to revenues of $52.7 million from acquired businesses, principally
Thermo Black Clawson, which was acquired in May 1997. Increases in revenues from Thermo Fibertek's accessories, water-management, and other businesses were substantially offset by an $11.3 million decrease in revenues at its recycling business due to a continuing decrease in demand resulting from a severe drop in de-inked pulp prices in 1996. In addition, the unfavorable effects of currency translation reduced Thermo Fibertek's revenues by $6.3 million in 1997. Sales of automated electroplating equipment by Napco increased $3.4 million to $14.0 million, primarily due to higher demand. Sales at Peter Brotherhood declined to $39.6 million in 1997 from $54.4 million in 1996, primarily due to the disposal of certain business units, which resulted in a $14.2 million decrease in revenues. The business units were sold for a nominal loss.
      Segment income, excluding restructuring and other nonrecurring costs of $2.5 million in 1997 and $4.4 million in 1996, was $31.6 million in 1997, compared with $32.2 million in 1996. This decline primarily resulted from lower sales at Thermo Fibertek's recycling business. In addition, the Company recorded a segment loss in 1997 on the contract to design and construct the office wastepaper de-inking facility due to a reserve established in 1997 for disputed contractual items relating to this facility. Excluding restructuring and other nonrecurring costs of $1.4 million in 1997 and $4.4 million in 1996, Peter
Brotherhood was profitable in 1997, compared with a segment loss of $2.5 million in 1996. Thermo Fibertek recorded restructuring and other nonrecurring costs of $1.1 million in 1997 relating to the consolidation of the operations of two of its subsidiaries into the operations of Thermo Black Clawson. Peter Brotherhood recorded $1.4 million of restructuring costs in 1997, primarily for severance.
In 1996, Peter Brotherhood incurred $4.4 million of nonrecurring costs related primarily to the write-off of a nontrade receivable and severance costs (Note
11).


1997 Compared With 1996 (continued)
Gain on Issuance of Stock by Subsidiaries
      As a result of the sale of stock by subsidiaries and issuance of stock by subsidiaries upon conversion of convertible debentures, the Company recorded gains of $80.1 million in 1997 and $126.6 million in 1996. See Notes 1 and 9 of Notes to Consolidated Financial Statements for a more complete description of these transactions. Minority interest expense increased to $74.4 million in 1997 from $72.9 million in 1996. Minority interest expense includes $19.0 million in 1997 and $38.2 million in 1996 related to gains recorded by the Company's majority-owned subsidiaries as a result of the sale of stock and the issuance of stock upon conversion of convertible debentures, by their subsidiaries.

Income Taxes
      Excluding nontaxable gains from issuance of subsidiary stock, the Company's effective tax rates were 43% and 45% in 1997 and 1996, respectively.
The effective tax rate decreased in 1997 primarily as a result of the lower relative effect of higher foreign tax rates and tax law differentials and the lower relative effect of amortization of cost in excess of net assets of acquired companies. In both periods, the effective tax rates exceed the statutory federal income tax rate primarily due to nondeductible expenses and state income taxes.

Liquidity and Capital Resources

      Consolidated working capital was $2,163.0 million at January 2, 1999, compared with $2,002.0 million at January 3, 1998. Included in working capital were cash, cash equivalents, and short-term available-for-sale investments of $1,547.3 million at January 2, 1999, compared with $1,522.7 million at January
3, 1998. In addition, the Company had $95.5 million of long-term available-for-sale investments at January 2, 1999, compared with $63.3 million at January 3, 1998. Of the total $1,642.8 million of cash, cash equivalents, and short- and long-term available-for-sale investments at January 2, 1999, $1,243.9 million was held by the Company's majority-owned subsidiaries and the balance was held by the Company and its wholly owned subsidiaries.
      Cash provided by operating activities was $328.5 million during 1998. An increase in accounts receivable used $10.9 million of cash, primarily at Thermo
Power due to slower payment patterns at its Peek subsidiary. Cash of $14.0 million was used to fund an increase in inventories, principally at Trex Medical due to lower than anticipated sales. The increase in inventories at Trex Medical was offset in part by a decrease at Thermo Instrument. An increase in other current assets used $28.4 million of cash, primarily due to an increase in prepaid income taxes and, to a lesser extent, an increase in unbilled contract costs and fees as result of the timing of billings on percentage-of-completion contracts. In addition, the Company used $13.7 million of cash to fund a decrease in accounts payable, resulting principally from the timing of payments.
These reductions in cash provided by operating activities were offset in part by a $17.7 million increase in other current liabilities, which was principally due to reserves established for restructuring costs in 1998.
      During 1998, the Company's primary investing activities, excluding available-for-sale investments activity, included acquisitions and the purchase of property, plant, and equipment. The Company expended $253.2 million, net of cash acquired, for acquisitions and expended $148.0 million for purchases of property, plant, and equipment.
      The Company's financing activities provided $102.2 million of cash during 1998. Net proceeds from the issuance of long-term obligations totaled $394.1 million (Note 5). Net proceeds from the issuance of Company and subsidiary stock, which includes $290.1 million of proceeds from the April 1998 sale of Company common stock (Note 7), totaled $476.1 million. In addition, the Company used $75.8 million of cash for the repayment of long-term obligations and $27.9 million of cash to fund a decrease in short-term notes payable.
      During 1998, an aggregate principal amount of $18.9 million of subsidiary convertible obligations were converted into shares of subsidiary common stock.

Liquidity and Capital Resources (continued)

      During 1998, the Company expended $148.1 million to purchase shares of its common stock and the Company and certain of its majority-owned subsidiaries expended $510.9 million to purchase shares of common stock and debentures of certain of the Company's majority-owned subsidiaries. These purchases were made pursuant to authorizations by the Company's and certain majority-owned subsidiaries' Boards of Directors. As of January 2, 1999, $127.3 million remained under the Company's authorization and $44.5 million and 126,000 shares remained under authorizations of the Company's majority-owned subsidiaries.
Subsequent to January 2, 1999, certain majority-owned subsidiaries received additional authorizations totaling $15.0 million. In addition to these authorizations, Thermedics entered into a merger agreement with its Thermo
Voltek subsidiary to acquire all of the outstanding shares of Thermo Voltek's common stock that Thermedics and the Company do not own, including the assumption of Thermo Voltek's $5.3 million principal amount of 3 3/4% subordinated convertible debentures due 2000, for a total transaction cost estimated to be approximately $25 million. The Company may also expend additional amounts to complete its reorganization plans (Note 17).
      The Company has no material commitments for purchases of property, plant, and equipment and expects that for 1999, such expenditures will approximate the current level of expenditures. Since January 2, 1999, the Company and its majority-owned subsidiaries have expended approximately $377 million on acquisitions of businesses and as of March 18, 1999, the Company's majority-owned subsidiaries had agreements or nonbinding letters of intent to acquire new businesses totaling approximately $15 million. Proposed acquisitions of new businesses are subject to various conditions to closing, and there can be no assurance that all proposed transactions will be consummated.
      As discussed above, a substantial percentage of the Company's consolidated cash and investments is held by subsidiaries that are not wholly owned by the Company. This percentage may vary significantly over time. Pursuant to the Thermo Electron Corporate Charter (the Charter), to which each of the majority-owned subsidiaries of the Company is a party, the combined financial resources of Thermo Electron and its subsidiaries allow the Company to provide banking, credit, and other financial services to its subsidiaries so that each member of the Thermo Electron group of companies may benefit from the financial strength of the entire organization. Toward that end, the Charter states that each member of the group may be required to provide certain credit support to the consolidated entity. This credit may rank junior, pari passu with, or senior in priority to payment of the other indebtedness of these members. Nonetheless, the Company's ability to access assets held by its majority-owned subsidiaries through dividends, loans, or other transactions is subject in each instance to a fiduciary duty owed to the minority shareholders of the relevant subsidiary. In addition, dividends received by Thermo Electron from a subsidiary that does not consolidate with Thermo Electron for tax purposes are subject to tax. Therefore, under certain circumstances, a portion of the Company's consolidated cash and short-term investments may not be readily available to Thermo Electron or certain of its subsidiaries.

Market Risk

      The Company is exposed to market risk from changes in interest rates, foreign currency exchange rates, and equity prices, which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities.
Additionally, the Company uses short-term forward contracts to manage certain exposures to foreign currencies. The Company enters into forward foreign exchange contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. The Company does not engage in extensive foreign currency hedging activities; however, the purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. The Company's forward foreign exchange contracts principally hedge transactions denominated in U.S. dollars, British pounds sterling, French francs, and Japanese yen. Gains and losses arising from forward contracts are recognized as offsets to gains and losses resulting from the transactions being hedged. The Company does not enter into speculative foreign currency agreements.

Market Risk (continued)

Interest Rates
      Certain of the Company's short- and long-term available-for-sale investments, long-term obligations, and interest rate swap agreements are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of these financial instruments due to the difference between the market interest rate and the rate at the date of purchase or issuance of the financial instrument. A 10% decrease in year-end 1998 market interest rates would result in a negative impact to the Company of $158 million on the net fair value of its interest-sensitive financial instruments.

Foreign Currency Exchange Rates
      The Company generally views its investment in foreign subsidiaries with a functional currency other than the Company's reporting currency as long-term.
The Company's investment in foreign subsidiaries is sensitive to fluctuations in foreign currency exchange rates. The functional currencies of the Company's foreign subsidiaries are principally denominated in British pounds sterling, French francs, and German marks. The effect of a change in foreign exchange rates on the Company's net investment in foreign subsidiaries is reflected in the "Accumulated other comprehensive items" component of shareholders' investment. A 10% depreciation in year-end 1998 functional currencies, relative to the U.S. dollar, would result in an $82 million reduction of shareholders' investment.
      The fair value of forward foreign exchange contracts is sensitive to changes in foreign currency exchange rates. The fair value of forward foreign exchange contracts is the estimated amount that the Company would pay or receive upon termination of the contract, taking into account the change in foreign currency exchange rates. A 10% depreciation in year-end 1998 foreign currency exchange rates related to the Company's contracts would result in a increase in the unrealized loss on forward foreign exchange contracts of $3 million. Since the Company uses forward foreign exchange contracts as hedges of firm purchase and sale commitments, the unrealized gain or loss on forward foreign currency exchange contracts resulting from changes in foreign currency exchange rates would be offset by a corresponding change in the fair value of the hedged item.
      Certain of the Company's cash and cash equivalents are denominated in currencies other than the functional currency of the depositor and are sensitive to changes in foreign currency exchange rates. A 10% depreciation in the related foreign currency exchange rates would result in a negative impact of $2 million on the Company's net income.

Equity Prices
      The Company's available-for-sale investment portfolio includes equity securities that are sensitive to fluctuations in price. In addition, the Company's and its subsidiaries' convertible obligations are sensitive to fluctuations in the price of Company or subsidiary common stock into which the obligations are convertible. Changes in equity prices would result in changes in the fair value of the Company's available-for-sale investments and convertible obligations due to the difference between the current market price and the market price at the date of purchase or issuance of the financial instrument. A
10% increase in the year-end 1998 market equity prices would result in a negative impact to the Company of $53 million on the net fair value of its price-sensitive equity financial instruments, principally its convertible obligations.
      The Company's common stock of subsidiaries subject to redemption is sensitive to fluctuations in the price of the underlying redeemable common stock. The holder of a redemption right may require the Company to redeem one share of common stock at a special price per share at various dates through September 2001. If the underlying common stock is trading on the open market at a price that is less than the redemption price on the redemption date, then the holders of redemption rights would more likely than not exercise their redemption rights. In the event all redemption rights are exercised, the Company may use up to $95 million in cash to settle redemption obligations.
      In addition, changes in equity prices would result in changes in the fair value of common stock of subsidiaries subject to redemption due to the difference between the current market price and the price at the date of issuance of the underlying financial instruments, subsidiary common stock and redemption rights. Since the market price of redemption rights generally fluctuates in the opposite direction of fluctuations in the market price of the redeemable common stock, the effect of a 10% increase in the market price of the redeemable common stock on the fair value of common stock of subsidiaries subject to redemption would be negated in part by a decrease in the market price of redemption rights.

Year 2000

      The following constitutes a "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act. The Company continues to assess the potential impact of the year 2000 on the Company's internal business systems, products, and operations. The Company's year 2000 initiatives include
(i) testing and upgrading significant information technology systems and facilities; (ii) testing and developing upgrades, if necessary, for the Company's current products and certain discontinued products; (iii) contacting key suppliers and vendors to determine their year 2000 compliance status; and
(iv) developing contingency plans.

The Company's State of Readiness
      The Company has implemented a compliance program to ensure that its critical information technology systems and facilities will be ready for the year 2000. The first phase of the program, testing and evaluating the Company's critical information technology systems and facilities for year 2000 compliance, has largely been completed. During phase one, the Company tested and evaluated its significant computer systems, software applications, and related equipment for year 2000 compliance. The Company also evaluated the potential year 2000 impact on its critical facilities. The Company is currently in phase two of its program, during which any noncompliant systems or facilities that were identified during phase one are prioritized and remediated. The Company is currently upgrading or replacing such noncompliant information technology systems, and the majority of this process was complete as of January 2, 1999.
The Company expects that all of its material information technology systems and critical facilities will be year 2000 compliant by the end of October 1999.
      The Company has also implemented a compliance program to test and evaluate the year 2000 readiness of the material products that it currently manufactures and sells. The Company believes that all of such material products are year 2000 compliant. However, as many of the Company's products are complex, interact with or incorporate third-party products, and operate on computer systems that are not under the Company's control, there can be no assurance that the Company has identified all of the year 2000 problems with its current products. The Company believes that certain of its older products, which it no longer manufactures or sells, may not be year 2000 compliant. The Company is continuing to test and/or evaluate such products. The Company is focusing its efforts on products that are still under warranty, early in their expected life, subject to FDA considerations related to the year 2000, and/or pose a safety risk. The Company is offering upgrades and/or identifying potential solutions where reasonably practicable.
      The Company is in the process of identifying and assessing the year 2000 readiness of key suppliers and vendors that are believed to be significant to the Company's business operations. As part of this effort, the Company has developed and is distributing questionnaires relating to year 2000 compliance to its significant suppliers and vendors. The Company has begun to follow-up and monitor the year 2000 compliance progress of significant suppliers and vendors that indicate that they are not year 2000 compliant or that do not respond to the Company's questionnaires. The Company has not completed the majority of its assessment of third-party risk, but expects to be substantially completed by October 1999.

Contingency Plans
      The Company is developing contingency plans that will allow its primary business operations to continue despite disruptions due to year 2000 problems.
These plans may include identifying and securing other suppliers, increasing inventories, and modifying production facilities and schedules. As the Company continues to evaluate the year 2000 readiness of its business systems, facilities, products, and significant suppliers and vendors, it will modify and adjust its contingency plans as may be required.

Estimated Costs to Address the Company's Year 2000 Issues
      The Company had incurred expenses to third parties (external costs) related to year 2000 issues of approximately $6 million as of January 2, 1999, and the total external costs of year 2000 remediation are expected to be approximately $13 million. Year 2000 costs are funded from working capital. All internal costs and related external

Year 2000 (continued)

costs other than capital additions related to Year 2000 remediation have been and will continue to be expensed as incurred. The Company does not track the internal costs incurred for its year 2000 compliance project. Such costs are principally the related payroll costs for its information systems group.

Risks of the Company's Year 2000 Issues
      While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. While the Company expects that upgrades to its internal business systems will be completed in a timely fashion, there can be no assurance that the Company will not encounter unexpected costs or delays.
Despite its efforts to ensure that its material current products are year 2000 compliant, the Company may see an increase in warranty and other claims, especially those related to Company products that incorporate, or operate using, third-party software or hardware. In addition, certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant, which may expose the Company to claims. If any of the Company's significant suppliers or vendors experience business disruptions due to year
2000 issues, there may also be a material adverse effect on the Company. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on the Company's business, operations, and financial condition in amounts that cannot be reasonably estimated at this time.


                           Forward-looking Statements

      In connection with the "safe harbor" provisions of the Private Securities
Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1999 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

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

      Risks Associated With Spinout of Subsidiaries. The Company adopted a strategy of spinning out certain of its businesses into separate subsidiaries and having these subsidiaries sell a minority interest to outside investors. As a result of the sale of stock by subsidiaries, the issuance of stock by subsidiaries upon conversion of convertible debentures, and similar transactions, the Company records gains that represent the increase in the Company's net investment in the subsidiaries. These gains have represented a substantial portion of the net income reported by the Company in certain periods. The size and timing of these transactions are dependent on market and other conditions that are beyond the Company's control. Accordingly, there can be no assurance that the Company will be able to generate gains from such transactions in the future.
      Further, in October 1995, the Financial Accounting Standards Board (FASB) issued an exposure draft of a Proposed Statement of Financial Accounting
Standards, "Consolidated Financial Statements: Policy and Procedures." In
February 1999, the FASB issued a revision of the earlier document entitled
"Consolidated Financial Statements: Purpose and Policy." The October 1995 exposure draft proposed new rules for how consolidated financial statements should be prepared. Under that proposed statement, there would be significant changes in the way the Company records certain transactions of its controlled subsidiaries. Among those changes, any sale of the stock of a subsidiary that does not result in a loss of control would be accounted for in equity of the consolidated entity with no gain or loss being recorded. The 1995 exposure draft addressed rule changes concerning consolidation procedures which would affect the Company's ability to record gains on issuance of subsidiary stock and consolidation policy which does not affect the accounting for such gains. The
February 1999 revised exposure draft addresses only consolidation policy. The
FASB has indicated that it will consider resuming discussion on consolidation procedures after completion of the efforts on consolidation policy. The timing and contents of any final statement on consolidation procedures are uncertain.

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

      Risks Associated With International Operations. International revenues account for a substantial portion of the Company's revenues, and the Company intends to continue to expand its presence in international markets.
International revenues are subject to a number of risks, including the following: fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency; agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade;
U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce.
There can be no assurance that any of these factors will not have a material adverse impact on the Company's business and results of operations. A portion of the Company's revenues is derived from exports to Asia. Certain countries in Asia are experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign-currency-exchange and interest rates, and unstable stock markets. The
Company's export sales to Asia may continue to be adversely affected by the unstable economic conditions there, which may continue to adversely affect the Company's results of operations, financial condition, or business.

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

      Risks Associated With Dependence on Capital Spending Policies and
Government Funding. The Company's customers include manufacturers of semiconductors and products incorporating semiconductors, pharmaceutical and chemical companies, laboratories, universities, healthcare providers, paper manufacturers, consumer product companies, government agencies, and public and private research institutions. The capital spending of these entities can have a significant effect on the demand for the Company's products. Such spending is based on a wide variety of factors, including the resources available to make purchases, the spending priorities among various types of equipment, public policy, and the effects of different economic cycles, including fluctuating demand in the semiconductor industry. Any decrease in capital spending by any of the customer groups that account for a significant portion of the Company's sales could have a material adverse effect on the Company's business and results of operations.

      Dependence on Patents and Proprietary Rights. The Company places considerable importance on obtaining patent and trade secret protection for significant new technologies, products, and processes because of the length of time and expense associated with bringing new products through the development process and to the marketplace. The Company's success depends in part on its ability to develop patentable products and obtain and enforce patent protection for its products both in the United States and in other countries. The Company owns numerous United States and foreign patents, and intends to file additional applications for patents as appropriate to cover its products. No assurance can be given that patents will issue from any pending or future patent applications owned by or licensed to the Company or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology.
Proceedings initiated by the Company to protect its proprietary rights could result in substantial cost to the Company. In addition, no assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. There can be no assurance that third parties will not assert claims against the Company that the Company infringes the intellectual property rights of such parties. The Company could incur substantial costs and diversion of management resources with respect to the defense of any such claims, which could have a material adverse effect on the Company's business, financial condition, and results of operations.
Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute, or market its products and services in the United States or abroad. In the event that a claim relating to intellectual property is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such licenses could be obtained on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture, or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition, and results of operations.
      The Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.


      Potential Impact of Year 2000 on Processing of Date-sensitive Information.
While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. While the Company expects that upgrades to its internal business systems will be completed in a timely fashion, there can be no assurance that the Company will not encounter unexpected costs or delays.
Despite its efforts to ensure that its material current products are year 2000 compliant, the Company may see an increase in warranty and other claims, especially those related to Company products that incorporate, or operate using, third-party software or hardware. In addition, certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant, which may expose the Company to claims. If any of the Company's significant suppliers or vendors experience business disruptions due to year
2000 issues, there may also be a material adverse effect on the Company. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on the Company's business, operations, and financial condition in amounts that cannot be reasonably estimated at this time.


Common Stock Market Information
      The Company's common stock is traded on the New York Stock Exchange under the symbol TMO. The following table sets forth the high and low sale prices of the Company's common stock for 1998 and 1997, as reported in the consolidated transaction reporting system.

                                                                        1998                    1997
                                                                --------------------  ----------------------
Quarter                                                            High        Low       High         Low
--------------------------------------------------------------- ---------- ---------- ---------- -----------

First                                                           $44 1/4     $36 5/8     $40 1/2    $30 7/8
Second                                                           41 15/16    30 3/4      38 3/4     28 3/8
Third                                                            35 3/16     14 3/16     41 1/2     32 1/8
Fourth                                                           20 1/16     13 9/16     44 1/2     33 1/2

      As of January 29, 1999, the Company had 8,277 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the New York Stock Exchange for the Company's common stock on January 29, 1999, was $16 5/8 per share.
     Common stock of the Company's majority-owned public subsidiaries is traded on the American Stock Exchange: Thermedics Inc. (TMD), Thermedics Detection Inc.
(TDX), Thermo Cardiosystems Inc. (TCA), Thermo Voltek Corp. (TVL), Thermo
Sentron Inc. (TSR), Thermo Ecotek Corporation (TCK), Thermo Fibertek Inc. (TFT),
Thermo Fibergen Inc. (TFG), Thermo Instrument Systems Inc. (THI), Metrika
Systems Corporation (MKA), ONIX Systems Inc. (ONX), Thermo BioAnalysis
Corporation (TBA), Thermo Optek Corporation (TOC), ThermoQuest Corporation
(TMQ), ThermoSpectra Corporation (THS), Thermo Vision Corporation (VIZ), Thermo
Power Corporation (THP), Thermo TerraTech Inc. (TTT), The Randers Killam Group
Inc. (RGI), ThermoRetec Corporation (THN), ThermoTrex Corporation (TKN),
ThermoLase Corporation (TLZ), and Trex Medical Corporation (TXM).

Shareholder Services
      Shareholders of Thermo Electron Corporation who desire information about the Company are invited to contact the Investor Relations Department, Thermo
Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts
02454-9046, (781) 622-1111. A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly reports, annual reports, and press releases as quickly as possible.
Distribution of printed quarterly reports is limited to the second quarter only.
All material is available from Thermo Electron's Internet site
(http://www.thermo.com).

Stock Transfer Agent
      BankBoston N.A. is the stock transfer agent and maintains shareholder activity records. The agent will respond to questions on issuance of stock certificates, change of ownership, lost stock certificates, and change of address. For these and similar matters, please direct inquiries to:
BankBoston N.A., c/o Boston EquiServe Limited Partnership, P.O. Box 8040,
Boston, Massachusetts 02266-8040, (781) 575-3120.

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

Form 10-K Report
      A copy of the Annual Report on Form 10-K for the fiscal year ended January
2, 1999, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to the Investor Relations Department, Thermo Electron
Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046.

Annual Meeting
      The annual meeting of shareholders will be held on Thursday, May 27, 1999, at 3 p.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts.


                           Ten Year Financial Summary

(In millions except       1998 (a)      1997   1996 (b)      1995   1994 (c)  1993 (d)   1992 (e)  1991 (f)       1990      1989
per share amounts)
------------------------- --------- ---------- --------- ---------- --------- ---------- --------- ---------- --------- ----------

Statement of Income Data
Revenues                  $3,867.6  $3,558.3   $2,932.6  $2,270.3   $1,729.2  $1,354.5   $  999.2  $  842.5   $  744.5  $  640.3
Gross Profit               1,526.5   1,441.3    1,130.0     863.4      650.9     482.3      326.7     256.5      233.8     176.0
Operating Income             331.3     405.8      246.5     225.2      182.1     119.2       70.5      43.6       40.9      23.6
Net Income                   181.9     239.3      190.8     139.6      104.7      76.9       59.5      48.5       35.5      27.3

Earnings per Share:
   Basic                      1.12      1.57       1.35      1.10        .90       .74        .62       .56        .46       .37
   Diluted                    1.07      1.41       1.17       .95        .78       .65        .58       .53        .43       .35

Balance Sheet Data
Working Capital           $2,163.0  $2,002.0   $2,218.6  $1,317.1   $1,150.7  $  833.8   $  508.7  $  468.4   $  244.1  $  277.6
Total Assets               6,331.6   5,795.9    5,141.2   3,786.3    3,061.9   2,507.6    1,838.0   1,212.5      912.0     669.9
Long-term Obligations      2,025.5   1,742.9    1,550.3   1,118.1    1,049.9     647.6      494.2     255.1      210.5     177.0
Minority Interest            649.4     719.6      684.1     471.6      327.7     277.7      164.3     122.5       83.9      51.8
Common Stock of               94.3      93.3       76.5      17.5          -      14.5        5.5       5.5        8.7      13.1
   Subsidiaries Subject
   to Redemption
Shareholders' Investment   2,248.1   1,997.9    1,754.4   1,309.7    1,007.5     873.7      563.8     489.5      314.1     229.2

(a) Reflects the issuance of $150.0 million principal amount of the Company's notes and the Company's public offering of common stock for net proceeds of $290.1 million.
(b) Reflects the issuance of $585.0 million principal amount of the Company's convertible debentures.
(c) Reflects the issuance of $345.0 million principal amount of the Company's convertible debentures.
(d) Reflects the Company's public offering of common stock for net proceeds of $246.0 million.
(e) Reflectsthe issuance of $260.0 million principal amount of the Company's convertible debentures.
(f) Reflects the issuance of $164.0 million principal amount of the Company's convertible debentures.