Form 10-K, Exhibit 13
period 2000-01-01
THERMO ELECTRON CORP
filed 2000-03-22
CIK 97745

Exhibit 13


















                           Thermo Electron Corporation

                        Consolidated Financial Statements

                                     1999

Thermo Electron Corporation                                                      1999 Financial Statements

                      Consolidated Statement of Operations

(In thousands except per share amounts)                                     1999         1998        1997
-------------------------------------------------------------------- ------------ ------------ -----------

Revenues (Note 14)                                                    $2,471,193   $2,055,805   $1,979,602
                                                                      ----------   ----------   ----------

Costs and Operating Expenses:
 Cost of revenues                                                      1,378,494    1,127,253    1,058,331
 Selling, general, and administrative expenses                           673,004      543,226      511,910
 Research and development expenses                                       171,100      128,021      123,890
 Restructuring and other unusual costs (income), net (Note 11)           149,589       23,583      (10,957)
                                                                      ----------   ----------   ----------

                                                                       2,372,187    1,822,083    1,683,174
                                                                      ----------   ----------   ----------

Operating Income                                                          99,006      233,722      296,428
Gain on Issuance of Stock by Subsidiaries (Note 9)                             -       18,583       63,479
Other Income (Expense), Net (Note 10)                                    (61,520)       2,188       (6,786)
                                                                      ----------   ----------   ----------

Income from Continuing Operations Before Income Taxes, Minority           37,486      254,493      353,121
 Interest, and Extraordinary Items
Income Tax Provision (Note 8)                                             33,073      104,571      131,970
Minority Interest Expense                                                 18,993       35,246       46,486
                                                                      ----------   ----------   ----------

Income (Loss) from Continuing Operations Before Extraordinary Items      (14,580)     114,676      174,665
Income (Loss) from Discontinued Operations (net of income tax           (111,462)      66,785       64,663
 provision (benefit) and minority interest of $(71,679), $74,885, and $70,683; Note 17)
Provision for Loss on Disposal of Discontinued Operations                (50,000)           -            -
 (including income tax provision of $174,000; Note 17)                ----------   ----------   ----------

Income (Loss) Before Extraordinary Items                                (176,042)     181,461      239,328
Extraordinary Items (net of provision for income taxes and minority        1,469          440            -
 interest of $900 and $470; Note 5)                                   ----------   ----------   ----------

Net Income (Loss)                                                     $ (174,573)  $  181,901   $  239,328
                                                                      ==========   ==========   ==========

Earnings (Loss) per Share from Continuing Operations Before
 Extraordinary Items (Note 15)
   Basic                                                              $    (.09)   $      .71   $     1.15
                                                                      =========    ==========   ==========

   Diluted                                                            $    (.11)   $      .67   $     1.05
                                                                      =========    ==========   ==========

Earnings (Loss) per Share (Note 15)
   Basic                                                              $   (1.10)   $     1.12   $     1.57
                                                                      =========    ==========   ==========

   Diluted                                                            $   (1.13)   $     1.08   $     1.41
                                                                      =========    ==========   ==========

Weighted Average Shares (Note 15)
   Basic                                                                 157,987      161,866      152,489
                                                                      ==========   ==========   ==========

   Diluted                                                               157,987      162,973      176,082
                                                                      ==========   ==========   ==========

The accompanying notes are an integral part of these consolidated financial statements.


Thermo Electron Corporation                                                      1999 Financial Statements

                           Consolidated Balance Sheet

(In thousands)                                                                           1999        1998
--------------------------------------------------------------------------------- ------------ -----------

Assets
Current Assets:
 Cash and cash equivalents                                                         $  281,760   $  268,340
 Short-term available-for-sale investments, at quoted market value                    555,501    1,059,069
   (amortized cost of $545,639 and $1,053,419; Note 2)
 Accounts receivable, less allowances of $33,699 and $26,938                          574,126      486,966
 Unbilled contract costs and fees                                                      18,575       14,831
 Inventories (Note 11)                                                                373,141      330,507
 Deferred tax asset (Note 8)                                                          160,959       86,835
 Other current assets                                                                  35,795       27,833
 Net assets of discontinued operations (Note 17)                                      517,350      652,002
                                                                                   ----------   ----------

                                                                                    2,517,207    2,926,383
                                                                                   ----------   ----------

Property, Plant, and Equipment, at Cost, Net (Note 11)                                510,647      534,249
                                                                                   ----------   ----------

Long-term Available-for-sale Investments, at Quoted Market Value                       40,165       48,155
 (amortized cost of $38,064 and $51,907; Note 2)                                   ----------   ----------

Other Assets (Note 3)                                                                 207,732      125,262
                                                                                   ----------   ----------

Cost in Excess of Net Assets of Acquired Companies (Notes 3, 8, and 11)             1,227,335    1,123,294
                                                                                   ----------   ----------

Long-term Net Assets of Discontinued Operations (Note 17)                             678,756      663,717
                                                                                   ----------   ----------

                                                                                   $5,181,842   $5,421,060
                                                                                   ==========   ==========


Thermo Electron Corporation                                                      1999 Financial Statements

                     Consolidated Balance Sheet (continued)

(In thousands except share amounts)                                                      1999        1998
--------------------------------------------------------------------------------- ------------ -----------

Liabilities and Shareholders' Investment
Current Liabilities:
 Short-term obligations and current maturities of long-term obligations            $  302,962   $  100,433
   (Note 5)
 Advance payable to affiliates (Note 5)                                               115,009      105,475
 Accounts payable                                                                     156,573      123,956
 Accrued payroll and employee benefits                                                 89,184       76,717
 Accrued income taxes                                                                  85,407       83,406
 Accrued installation and warranty costs                                               44,198       43,231
 Deferred revenue                                                                      47,440       47,441
 Other accrued expenses (Notes 3 and 11)                                              225,576      182,714
                                                                                   ----------   ----------

                                                                                    1,066,349      763,373
                                                                                   ----------   ----------

Deferred Income Taxes (Note 8)                                                         81,759       85,859
                                                                                   ----------   ----------

Other Deferred Items                                                                   81,304       68,432
                                                                                   ----------   ----------

Long-term Obligations (Note 5):
 Senior convertible obligations                                                       172,500      187,042
 Senior notes                                                                         150,000      150,000
 Subordinated convertible obligations                                               1,209,305    1,416,052
 Nonrecourse tax-exempt obligations                                                         -       15,500
 Other (includes $10,000 due to affiliated company in 1998)                            34,169       39,988
                                                                                   ----------   ----------

                                                                                    1,565,974    1,808,582
                                                                                   ----------   ----------

Minority Interest                                                                     364,278      399,512
                                                                                   ----------   ----------

Commitments and Contingencies (Note 6)

Common Stock of Subsidiary Subject to Redemption (at redemption value; Note 1)          7,692       40,500
                                                                                   ----------   ----------

Shareholders' Investment (Notes 4 and 7):
 Preferred stock, $100 par value, 50,000 shares authorized; none issued
 Common stock, $1 par value, 350,000,000 shares authorized; 167,432,776               167,433      166,971
   and 166,970,806 shares issued
 Capital in excess of par value                                                     1,052,837    1,033,799
 Retained earnings                                                                  1,041,968    1,216,541
 Treasury stock at cost, 10,955,798 and 8,477,707 shares                             (189,646)    (151,643)
 Deferred compensation                                                                 (3,190)           -
 Accumulated other comprehensive items (Note 16)                                      (54,916)     (10,866)
                                                                                   ----------   ----------

                                                                                    2,014,486    2,254,802
                                                                                   ----------   ----------

                                                                                   $5,181,842   $5,421,060
                                                                                   ==========   ==========




The accompanying notes are an integral part of these consolidated financial statements.


Thermo Electron Corporation                                                      1999 Financial Statements

                      Consolidated Statement of Cash Flows

(In thousands)                                                             1999         1998        1997
------------------------------------------------------------------ ------------- ------------ -----------

Operating Activities
 Net income (loss)                                                  $  (174,573)  $  181,901   $  239,328
 Adjustments to reconcile net income (loss) to income
   (loss) from continuing operations:
     (Income) loss from discontinued operations (Note 17)               111,462      (66,785)     (64,663)
     Provision for loss on disposal of discontinued operations           50,000            -            -
                                                                    -----------   ----------   ----------

 Income (loss) from continuing operations                               (13,111)     115,116      174,665

 Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
     Depreciation and amortization                                      113,641       96,147       86,093
     Noncash restructuring and other unusual costs (income),            148,565        3,226       (9,700)
       net (Note 11)
     Provision for losses on accounts receivable                          8,626        5,002        4,981
     Minority interest expense                                           18,993       35,246       46,486
     Equity in (earnings) loss of unconsolidated subsidiaries             7,274         (150)         341
     Change in deferred income taxes                                    (61,285)     (13,525)      29,628
     Gain on issuance of stock by subsidiaries (Note 9)                       -      (18,583)     (63,479)
     Gain on sale of businesses and termination of                      (13,462)           -       (2,210)
       operating contract (Note 11)
     Gain on investments, net                                            (1,537)     (12,812)      (5,015)
     Extraordinary items, net of income taxes and                        (1,469)        (440)           -
       minority interest (Note 5)
     Other noncash items, net                                            18,902       20,715         (758)
     Changes in current accounts, excluding the effects
       of acquisitions and dispositions:
        Accounts receivable                                             (27,311)      (1,112)     (19,842)
        Inventories                                                      15,182       10,490       10,829
        Other current assets                                             (7,714)       9,122       42,175
        Accounts payable                                                 14,153       (9,320)      (9,099)
        Other current liabilities                                        (2,526)      38,655      (78,902)
                                                                    -----------   ----------   ----------

          Net cash provided by continuing operations                    216,921      277,777      206,193
          Net cash provided by discontinued operations                  120,200       50,685       62,826
                                                                    -----------   ----------   ----------

          Net cash provided by operating activities                     337,121      328,462      269,019
                                                                    -----------   ----------   ----------

Investing Activities
 Acquisitions, net of cash acquired (Note 3)                           (357,563)    (173,685)    (494,103)
 Acquisition of minority interests of subsidiaries (Note 17)            (43,176)           -            -
 Payment to affiliated company for prior year acquisition                     -      (19,117)           -
 Refund of acquisition purchase price (Note 3)                            8,969            -       36,132
 Proceeds from sale of businesses and termination of                     15,714          750        7,035
   operating contract (Note 11)
 Purchases of available-for-sale investments                           (551,368)  (1,905,224)    (830,337)
 Proceeds from sale of available-for-sale investments                   281,451      134,472       43,145
 Proceeds from maturities of available-for-sale investments             794,288    1,505,494    1,353,983


Thermo Electron Corporation                                                      1999 Financial Statements

                Consolidated Statement of Cash Flows (continued)

(In thousands)                                                             1999         1998        1997
------------------------------------------------------------------ ------------- ------------ -----------

Investing Activities (continued)
 Purchases of property, plant, and equipment                        $   (87,217)  $  (86,528)  $  (55,035)
 Proceeds from sale of property, plant, and equipment                     6,798       12,058        8,656
 Advance (to) from affiliates                                             9,539      (50,912)      19,049
 Increase in other assets                                                (8,357)      (7,031)      (4,009)
 Other                                                                   14,437       14,600        7,288
                                                                    -----------   ----------   ----------

          Net cash provided by (used in) continuing operations           83,515     (575,123)      91,804
          Net cash used in discontinued operations                     (157,083)     (57,193)    (411,632)
                                                                    -----------   ----------   ----------

          Net cash used in investing activities                         (73,568)    (632,316)    (319,828)
                                                                    -----------   ----------   ----------

Financing Activities
 Net proceeds from issuance of long-term obligations (Note 5)            16,813      393,196      272,982
 Repayment of long-term obligations                                     (69,267)     (58,237)     (57,371)
 Net proceeds from issuance of Company and subsidiary                    14,929      384,686      129,729
   common stock (Notes 7 and 9)
 Purchases of Company and subsidiary common stock and                  (190,412)    (470,639)    (121,555)
   subordinated convertible debentures (Note 5)
 Increase (decrease) in short-term notes payable                         25,043       (8,948)     (23,346)
 Other                                                                   (7,429)     (23,200)      12,683
                                                                    -----------   ----------   ----------

          Net cash provided by (used in) continuing operations         (210,323)     216,858      213,122
          Net cash provided by (used in) discontinued operations        (76,560)    (114,680)      24,628
                                                                    -----------   ----------   ----------

          Net cash provided by (used in) financing activities          (286,883)     102,178      237,750
                                                                    -----------   ----------   ----------

Exchange Rate Effect on Cash in Continuing Operations                   (14,419)       6,138       (4,094)
Exchange Rate Effect on Cash in Discontinued Operations                  (1,706)      (1,372)      (3,671)
                                                                    -----------   ----------   ----------

Increase (Decrease) in Cash and Cash Equivalents                        (39,455)    (196,910)     179,176
Cash and Cash Equivalents at Beginning of Year                          396,670      593,580      414,404
                                                                    -----------   ----------   ----------

                                                                        357,215      396,670      593,580
Cash of Discontinued Operations at End of Year                          (75,455)    (128,330)     (87,968)
                                                                    -----------   ----------   ----------

Cash and Cash Equivalents at End of Year                            $   281,760   $  268,340   $  505,612
                                                                    ===========   ==========   ==========

See Note 12 for supplemental cash flow information.








The accompanying notes are an integral part of these consolidated financial statements.


Thermo Electron Corporation                                                      1999 Financial Statements

               Consolidated Statement of Comprehensive Income and Shareholders' Investment

(In thousands)                                                              1999         1998        1997
-------------------------------------------------------------------- ------------ ------------ -----------

Comprehensive Income
Net Income (Loss)                                                     $ (174,573)  $  181,901   $  239,328
                                                                      ----------   ----------   ----------

Other Comprehensive Items (Note 16):
 Foreign currency translation adjustment                                 (50,484)      24,117      (36,887)
 Unrealized gains (losses) on available-for-sale                           6,434       (9,129)       1,932
   investments, net of reclassification adjustment                    ----------   ----------   ----------

                                                                         (44,050)      14,988      (34,955)
 Minority interest                                                         9,295       (5,851)      10,356
                                                                      ----------   ----------   ----------

                                                                         (34,755)       9,137      (24,599)
                                                                      ----------   ----------   ----------

                                                                      $ (209,328)  $  191,038   $  214,729
                                                                      ==========   ==========   ==========

Shareholders' Investment
Common Stock, $1 Par Value:
 Balance at beginning of year                                         $  166,971   $  159,206   $  149,997
 Public offering of Company common stock (Note 7)                              -        7,475            -
 Issuance of stock under employees' and directors' stock plans               462          290          866
 Conversions of convertible obligations                                        -            -        8,343
                                                                      ----------   ----------   ----------

 Balance at end of year                                                  167,433      166,971      159,206
                                                                      ----------   ----------   ----------

Capital in Excess of Par Value:
 Balance at beginning of year                                          1,033,799      843,709      801,793
 Public offering of Company common stock (Note 7)                              -      282,655            -
 Activity under employees' and directors' stock plans                      4,093       (3,285)      13,185
 Tax benefit related to employees' and directors' stock plans              1,645       10,938        5,456
 Conversions of convertible obligations                                        -            -      164,537
 Effect of majority-owned subsidiaries' equity transactions               13,300     (100,218)    (141,262)
                                                                      ----------   ----------   ----------

 Balance at end of year                                                1,052,837    1,033,799      843,709
                                                                      ----------   ----------   ----------

Retained Earnings:
 Balance at beginning of year                                          1,216,541    1,034,640      795,312
 Net income (loss)                                                      (174,573)     181,901      239,328
                                                                      ----------   ----------   ----------

 Balance at end of year                                                1,041,968    1,216,541    1,034,640
                                                                      ----------   ----------   ----------

Treasury Stock:
 Balance at beginning of year                                           (151,643)      (3,839)        (570)
 Purchases of Company common stock                                       (44,758)    (148,132)           -
 Activity under employees' and directors' stock plans                      6,755          328       (3,269)
                                                                      ----------   ----------   ----------

 Balance at end of year                                               $ (189,646)  $ (151,643)  $   (3,839)
                                                                      ----------   ----------   ----------



Thermo Electron Corporation                                                      1999 Financial Statements

         Consolidated Statement of Comprehensive Income and Shareholders' Investment (continued)

(In thousands)                                                              1999         1998        1997
-------------------------------------------------------------------- ------------ ------------ -----------

Deferred Compensation:
 Balance at beginning of year                                         $        -   $        -   $      (58)
 Activity under employees' stock plans (Note 4)                           (4,120)           -            -
 Amortization of deferred compensation                                       930            -           58
                                                                      ----------   ----------   ----------

 Balance at end of year                                                   (3,190)           -            -
                                                                      ----------   ----------   ----------

Accumulated Other Comprehensive Items (Note 16):
 Balance at beginning of year                                            (10,866)     (25,854)       9,101
 Other comprehensive items                                               (44,050)      14,988      (34,955)
                                                                      ----------   ----------   ----------

 Balance at end of year                                                  (54,916)     (10,866)     (25,854)
                                                                      ----------   ----------   ----------

                                                                      $2,014,486   $2,254,802   $2,007,862
                                                                      ==========   ==========   ==========

































The accompanying notes are an integral part of these consolidated financial statements.


Thermo Electron Corporation                                                      1999 Financial Statements

                   Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations
      Thermo Electron Corporation and its subsidiaries (the Company or the Registrant) is a global leader in the development, manufacture, and sale of measurement and detection instruments used in virtually every industry to monitor, collect, and analyze data that provide knowledge for the user. For example, the Company's powerful analysis technologies help researchers sift through data to make the discoveries that will fight disease or prolong life;
allow manufacturers to fabricate ever-smaller components required to increase the speed and quality of communications; or monitor and control industrial processes on-line to ensure that critical quality standards are met efficiently and safely. The Company also operates nonutility power generation facilities using clean combustion technologies.

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

Presentation
      In January 2000, the Company modified its proposed reorganization involving the Company and certain of its subsidiaries. As part of this reorganization, the Company plans to spin-off or sell several of its businesses and to take private all of its remaining majority-owned subsidiaries except for Spectra-Physics Lasers, Inc. The results of operations of the businesses to be spun-off and the majority of the businesses to be sold have been classified as discontinued operations in the accompanying financial statements (Note 17).
      In addition, certain amounts in 1998 and 1997 have been reclassified to conform to the presentation in the 1999 financial statements.

Fiscal Year
      The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1999, 1998, and 1997 are for the fiscal years ended January 1, 2000, January 2, 1999, and January 3, 1998, respectively. Fiscal years 1999 and
1998 each included 52 weeks; fiscal year 1997 included 53 weeks.

Revenue Recognition
      The Company generally recognizes revenues upon shipment of its products and recognizes services contract revenues ratably over the term of the contract.
The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. Deferred revenue in the accompanying balance sheet consists primarily of unearned revenue on service contracts. Substantially all of the deferred revenue in the accompanying 1999 balance sheet will be recognized within one year.

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

Earnings (Loss) per Share
      Basic earnings (loss) per share have been computed by dividing net income
(loss) by the weighted average number of shares outstanding during the year.
Except where the result would be antidilutive, diluted earnings (loss) per share have been computed assuming the conversion of convertible obligations and the elimination of the related interest expense, and the exercise of stock options, as well as their related income tax effects (Note 15).

Cash and Cash Equivalents
      Cash equivalents consists principally of corporate notes, U.S.
government-agency securities, commercial paper, money market funds, and other marketable securities purchased with an original maturity of three months or less. These investments are carried at cost, which approximates market value.

Inventories
      Inventories are stated at the lower of cost (on a first-in, first-out or weighted average basis) or net realizable value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

(In thousands)                                                                           1999        1998
---------------------------------------------------------------------------------- ------------ ----------

Raw Materials and Supplies                                                           $177,153     $149,445
Work in Progress                                                                       66,746       62,307
Finished Goods                                                                        129,242      118,755
                                                                                     --------     --------

                                                                                     $373,141     $330,507
                                                                                     ========     ========
      The Company periodically reviews its quantities of inventories on hand and compares these amounts to expected usage of each particular product or product line. The Company records as a charge to cost of revenues any amounts required to reduce the carrying value of inventories to net realizable value.


1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

Property, Plant, and Equipment
      The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 3 to 40 years; electricity generating facilities, 25 years; machinery and equipment, 1 to 20 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

(In thousands)                                                                           1999        1998
---------------------------------------------------------------------------------- ------------ ----------

Land                                                                                 $ 51,293     $ 43,352
Buildings                                                                             168,487      137,285
Electricity Generating Facilities and, in 1998,                                       236,500      331,319
 Coal-beneficiation Facility (Note 11)
Machinery, Equipment, and Leasehold Improvements                                      300,163      259,137
                                                                                     --------     --------

                                                                                      756,443      771,093
Less:  Accumulated Depreciation and Amortization                                      245,796      236,844
                                                                                     --------     --------

                                                                                     $510,647     $534,249
                                                                                     ========     ========
Other Assets
      Other assets in the accompanying balance sheet include intangible assets, notes receivable, deferred debt expense, prepaid pension costs, and other assets, including in 1999, an investment in FLIR Systems, Inc. common stock
(Note 3). Intangible assets include the costs of acquired trademarks, patents, product technology, and other specifically identifiable intangible assets and are being amortized using the straight-line method over their estimated useful lives, which range from 3 to 20 years. Intangible assets were $52.1 million and
$39.7 million, net of accumulated amortization of $37.4 million and $31.8 million, at year-end 1999 and 1998, respectively.

Cost in Excess of Net Assets of Acquired Companies
      The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method principally over 40 years.
Accumulated amortization was $152.2 million and $118.0 million at year-end 1999 and 1998, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. Such events or circumstances generally include the occurrence of operating losses or a significant decline in earnings associated with the acquired business or asset. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. The Company assesses cash flows before interest charges and when impairment is indicated, writes the asset down to fair value.
If quoted market values are not available, the Company estimates fair value by calculating the present value of future cash flows. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.


1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

Common Stock of Subsidiary Subject to Redemption
      In April 1997, ThermoLase completed an exchange offer whereby its shareholders had the opportunity to exchange one share of existing ThermoLase common stock and $3.00 (in cash or ThermoLase common stock) for a new unit consisting of one share of ThermoLase common stock and one redemption right. The redemption right entitles the holder to sell the related share of common stock to ThermoLase for $20.25 during the period from April 3, 2001, through April 30, 2001. The redemption right will expire if the closing price of ThermoLase common stock is at least $26.00 for 20 of any 30 consecutive trading days. In connection with this offer, ThermoLase issued in April 1997, 2,000,000 units in exchange for 2,261,706 shares of its common stock and $0.5 million in cash, net of expenses. As a result of these transactions, $40.5 million was reclassified in 1997 from "Shareholders' investment" and "Minority interest" to "Common stock of subsidiary subject to redemption," based on the issuance of the 2,000,000 redemption rights, each carrying a maximum liability of $20.25. During 1999, the Company purchased 1,620,127 of ThermoLase's redemption rights. The remaining
379,873 redemption rights outstanding have a redemption value of $7.7 million at January 1, 2000. As a result of the Company entering into a definitive agreement and plan of merger with ThermoLase (Note 17), the ThermoLase units will be modified at the effective date of the merger to consist of a fractional share of Company common stock, which would be redeemable in April 2001 for $20.25. These redemption rights are guaranteed on a subordinated basis by the Company through the date of the merger.

Foreign Currency
      All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign
Currency Translation." Resulting translation adjustments are reflected in the "Accumulated other comprehensive items" component of shareholders' investment.
Foreign currency transaction gains and losses are included in the accompanying statement of operations and are not material for the three years presented.

Forward Contracts and Interest Rate Swap Agreements
      The Company uses short-term forward foreign exchange contracts to manage certain exposures to foreign currencies. The Company enters into forward foreign exchange contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. These contracts principally hedge transactions denominated in U.S. dollars, British pounds sterling, Japanese yen, French francs, Swiss francs, German marks, Swedish krona, and Netherlands guilders. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. Gains and losses arising from forward foreign exchange contracts are recognized as offsets to gains and losses resulting from the transactions being hedged.
      Thermo Ecotek has interest rate swap agreements that convert its variable rate obligations to fixed rate obligations (Note 5). Interest rate swap agreements are accounted for under the accrual method. Amounts to be received from or paid to the counterparties of the agreements are accrued during the period to which the amounts relate and are reflected as interest expense. The related amounts payable to the counterparties are included in other accrued expenses in the accompanying balance sheet. The fair value of the swap agreements is not recognized in the accompanying financial statements since the agreements are accounted for as hedges.
      The Company does not generally enter into speculative foreign currency or interest swap agreements. See Note 11 for the effect of a majority-owned subsidiary's early adoption of SFAS No. 133, "Accounting for Derivative
Instruments and Hedging Activities."

Recent Accounting Pronouncement
      In December 1999, the Securities and Exchange Commission (SEC) issued
Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial
Statements." SAB 101 includes requirements for when shipments may be recorded as revenue when the terms of the sale include customer acceptance provisions or an obligation of the seller to install the product. In such instances, SAB 101 generally requires that revenue recognition occur at completion of

1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

installation and/or upon customer acceptance. SAB 101 requires that companies conform their revenue recognition practices to the requirements therein during the first quarter of calendar 2000 through recording a cumulative net of tax effect of the change in accounting. The Company has not completed the analysis to determine the effect that SAB 101 will have on its financial statements.

Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. In addition, significant estimates were made in determining the loss on disposition of the Company's discontinued operations (Note 17).
Actual results could differ from those estimates.

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

(In thousands)                                                                        Gross         Gross
                                                         Market          Cost    Unrealized    Unrealized
                                                          Value         Basis         Gains        Losses
-------------------------------------------------- ------------- ------------- ------------- -------------

1999
Corporate Bonds                                      $  319,065    $  320,058    $      183    $   (1,176)
Government-agency Securities                            187,722       188,162            21          (461)
Other                                                    88,879        75,483        14,750        (1,354)
                                                     ----------    ----------    ----------    ----------

                                                     $  595,666    $  583,703    $   14,954    $   (2,991)
                                                     ==========    ==========    ==========    ==========

1998
Corporate Bonds                                      $  698,607    $  696,501    $    2,252    $     (146)
Government-agency Securities                            285,001       284,506           499            (4)
Other                                                   123,616       124,319         6,238        (6,941)
                                                     ----------    ----------    ----------    ----------

                                                     $1,107,224    $1,105,326    $    8,989    $   (7,091)
                                                     ==========    ==========    ==========    ==========

      Short- and long-term available-for-sale investments in the accompanying
1999 balance sheet include equity securities of $47.2 million and debt securities of $447.6 million with contractual maturities of one year or less, $94.3 million with contractual maturities of more than one year through five years, and $6.6 million with contractual maturities of more than five years.
Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call features of the securities that enable either the Company, the issuer, or both to redeem these securities at an earlier date.
      The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains and losses recorded in the accompanying statement of operations. The net gain on the sale of available-for-sale investments resulted from gross realized gains of $7.6 million, $13.6 million, and $5.1 million and gross realized losses of $6.1 million, $0.8 million, and $0.1 million in 1999, 1998, and 1997, respectively.


3.    Acquisitions

      In February 1999, Thermo Instrument Systems Inc. acquired 17,494,684 shares (or approximately 99%) of Spectra-Physics AB, a Stockholm Stock
Exchange-listed company, for approximately 160 Swedish krona per share
(approximately $20 per share) in completion of Thermo Instrument's cash tender offer to acquire all of the outstanding shares of Spectra-Physics. In March
2000, Thermo Instrument completed the acquisition of the remaining
Spectra-Physics shares outstanding pursuant to the compulsory acquisition rules applicable to Swedish companies. As part of the acquisition of Spectra-Physics, Thermo Instrument acquired Spectra-Physics' majority-owned public subsidiary, Spectra-Physics Lasers, Inc. (SPLI). The aggregate purchase price was approximately $351.5 million, including related expenses. On the date of acquisition, Spectra-Physics had $39.1 million of cash, which included $30.5 million held by SPLI. The accompanying balance sheet as of January 1, 2000, includes $1.9 million accrued for the purchase of the remaining Spectra-Physics shares outstanding that were purchased in March 2000. Spectra-Physics manufactures a wide range of laser-based instrumentation systems, primarily for the process-control, industrial measurement, construction, research, commercial, and government markets. Spectra-Physics had revenues of approximately $442 million in 1998, with operations throughout North America and Europe, and a presence in the Pacific Rim.
      In connection with the acquisition of Spectra-Physics, Thermo Instrument acquired 4,162,000 shares of FLIR common stock. FLIR designs, manufactures, and markets thermal imaging and broadcast camera systems that detect infrared radiation or heat emitted directly by all objects and materials. Thermo
Instrument accounts for its investment in FLIR using the equity method with a one quarter lag to ensure the availability of FLIR's operating results in time to enable Thermo Instrument to include its pro rata share of FLIR's results with its own. During FLIR's first calendar quarter of 1999, FLIR recorded a loss in connection with a pooling-of-interests transaction and certain restructuring actions. Thermo Instrument has recorded its pro rata share of this loss, $5.1 million, in equity in earnings (loss) of unconsolidated subsidiaries, a component of other income (expense), net in the accompanying 1999 statement of operations. In addition, as a result of the pooling consummated by FLIR and related issuance of FLIR shares in March 1999, Thermo Instrument's pro rata share of FLIR's equity decreased to 29.4% from 34.6% prior to the transaction.
This decrease totaled $6.0 million and has been recorded as a loss in equity in earnings (loss) of unconsolidated subsidiaries in the accompanying 1999 statement of operations, pursuant to Securities and Exchange Commission SAB 51.
The investment in FLIR is included in other assets in the accompanying balance sheet.
      In 1999, in addition to the acquisition of Spectra-Physics, the Company and its majority-owned subsidiaries made several other acquisitions for $45.2 million in cash, net of cash acquired, subject to certain post-closing adjustments. To date, no information has been gathered that would cause the Company to believe that the post-closing adjustments will be material.
      In 1998, the Company's majority-owned subsidiaries made several acquisitions for $173.7 million in cash, net of cash acquired.
      In March 1997, Thermo Instrument acquired Life Sciences International PLC, a London Stock Exchange-listed company. The aggregate purchase price for Life
Sciences was $442.8 million, net of $55.8 million of cash acquired. The purchase price includes the repayment of $105.0 million of Life Sciences' bank debt. Life
Sciences manufactures laboratory science equipment, appliances, instruments, consumables, and reagents for the research, clinical, and industrial markets.
      In 1997, in addition to the acquisition of Life Sciences, the Company's majority-owned subsidiaries made several other acquisitions for an aggregate of $51.3 million in cash, net of cash acquired, the issuance of subsidiary stock options valued at $1.7 million, and $19.1 million, which was paid in the first quarter of 1998.
      These acquisitions have been accounted for using the purchase method of accounting, and the acquired companies' results have been included in the accompanying financial statements from their respective dates of acquisition.
The aggregate cost of these acquisitions exceeded the estimated fair value of the acquired net assets by $688.0 million, which is being amortized principally over 40 years. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired and, for acquisitions completed in 1999,


3.    Acquisitions (continued)

is subject to adjustment upon finalization of the purchase price allocation. The
Company has gathered no information that indicates the final purchase price allocations will differ materially from the preliminary estimates. Pro forma data is not presented since the acquisitions were not material to the Company's results of operations.
      In connection with these acquisitions, the Company has undertaken restructuring activities at the acquired businesses. The Company's restructuring activities, which were accounted for in accordance with Emerging Issues Task
Force Pronouncement (EITF) 95-3, primarily have included reductions in staffing levels and the abandonment of excess facilities. In connection with these restructuring activities, as part of the cost of the acquisitions, the Company established reserves as detailed below, primarily for severance and excess facilities. In accordance with EITF 95-3, the Company finalizes its restructuring plans no later than one year from the respective dates of the acquisitions. Accrued acquisition expenses are included in other accrued expenses in the accompanying balance sheet.
      A summary of the changes in accrued acquisition expenses for acquisitions completed before and during 1997 is as follows:

                                                 1997 Acquisitions
                                       --------------------------------------
                                                   Abandonment
                                                     of Excess                     Pre-1997
(In thousands)                        Severance     Facilities         Other   Acquisitions         Total
--------------------------------- -------------- -------------- ------------- -------------- -------------

Balance at December 28, 1996           $      -       $      -       $     -       $ 20,412       $ 20,412
 Reserves established                     9,258          2,910         2,401              -         14,569
 Increases in reserves                        -              -             -         10,010         10,010
   related to 1996
   acquisitions
 Usage                                   (5,005)          (309)         (337)       (13,716)       (19,367)
 Decrease due to finalization of             (8)             -             -         (4,869)        (4,877)
   restructuring plans, recorded
   as a decrease in cost in
   excess of net assets of
   acquired companies
 Currency translation                        20              3            69           (156)           (64)
                                       --------       --------       -------       --------       --------

Balance at January 3, 1998                4,265          2,604         2,133         11,681         20,683
 Reserves established                     1,078            791            30              -          1,899
 Usage                                   (3,919)        (1,030)         (577)        (2,257)        (7,783)
 Decrease due to finalization              (608)           (63)       (1,346)        (1,004)        (3,021)
   of restructuring plans,
   recorded as a decrease in
   cost in excess of net assets
   of acquired companies
 Currency translation                       (22)            54            49            191            272
                                       --------       --------       -------       --------       --------

Balance at January 2, 1999                  794          2,356           289          8,611         12,050
 Usage                                     (716)          (871)            -           (855)        (2,442)
 Currency translation                       (55)           (65)          (41)          (319)          (480)
                                       --------       --------       -------       --------       --------

Balance at January 1, 2000             $     23       $  1,420       $   248       $  7,437       $  9,128
                                       ========       ========       =======       ========       ========



3.    Acquisitions (continued)

      The principal accrued acquisition expenses for pre-1997 acquisitions were for severance and abandoned facilities, primarily from the 1996 acquisition of the Scientific Instruments Division of Fisons plc (Fisons). In 1996 and 1997,
Thermo Instrument established reserves for severance for 542 employees of Fisons and for lease obligations for Fisons' former headquarters in Uxbridge, England, and a Fisons operating facility in Hayworth, England, with obligations through 2007. The Company finalized its restructuring plans for the 1996 acquisitions in 1997.
      The principal acquisition expenses for 1997 acquisitions were severance for 385 employees across all functions and for abandoned facilities, primarily at the Life Sciences acquisition. The facilities primarily include an operating location in Runcorn, England, with an obligation through 2014. The amounts captioned as "other" in 1997 primarily represent costs to exit certain joint venture arrangements of Life Sciences. The Company finalized its restructuring plans for the 1997 acquisitions in 1998.
      A summary of accrued acquisition expenses for acquisitions completed during 1998 is as follows:

                                                                 Abandonment
                                                                   of Excess
(In thousands)                                      Severance     Facilities          Other         Total
----------------------------------------------- -------------- -------------- -------------- -------------

 Reserves established                                $  3,937       $  2,083       $    468       $  6,488
 Usage                                                 (1,588)          (418)          (247)        (2,253)
 Currency translation                                       9            (33)            23             (1)
                                                     --------       --------       --------       --------

Balance at January 2, 1999                              2,358          1,632            244          4,234
 Reserves established                                     989          1,464            616          3,069
 Usage                                                 (1,939)        (1,479)          (752)        (4,170)
 Decrease due to finalization of                       (1,055)          (466)             -         (1,521)
   restructuring plans, recorded as a
   decrease in cost in excess of net assets
   of acquired companies
 Currency translation                                     (72)            34            (25)           (63)
                                                     --------       --------       --------       --------

Balance at January 1, 2000                           $    281       $  1,185       $     83       $  1,549
                                                     ========       ========       ========       ========

      The principal acquisition expenses for 1998 acquisitions were for severance for 216 employees across all functions and for abandoned facilities, primarily at Thermo Sentron's acquisition of the product monitoring businesses of Graseby Limited. The abandoned facilities at the product monitoring businesses include two operating facilities in North America with leases expiring in 2001. The amounts captioned as "other" in 1998 primarily represent relocation costs. The Company finalized its restructuring plans for the 1998 acquisitions in 1999.


3.    Acquisitions (continued)

      A summary of accrued acquisition expenses for acquisitions completed during 1999 is as follows:

                                                                 Abandonment
                                                                   of Excess
(In thousands)                                      Severance     Facilities          Other         Total
----------------------------------------------- -------------- -------------- -------------- -------------

 Reserves established                                $  9,186       $  2,247       $  3,642       $ 15,075
 Usage                                                 (3,899)           (71)          (957)        (4,927)
 Currency translation                                    (303)          (111)           (74)          (488)
                                                     --------       --------       --------       --------

Balance at January 1, 2000                           $  4,984       $  2,065       $  2,611       $  9,660
                                                     ========       ========       ========       ========

      The principal acquisition expenses for 1999 acquisitions are severance for approximately 175 employees across all functions and for abandoned facilities, primarily at Spectra-Physics. The abandoned facilities at Spectra-Physics include operating facilities in Sweden, Germany, and France with obligations through 2000. The amounts captioned as "other" primarily represent relocation, contract termination, and other exit costs. The Company expects to pay amounts accrued for severance and other primarily in 2000 and amounts accrued for abandoned facilities over the respective lease terms. The Company finalized its restructuring plans for Spectra-Physics in 1999. Unresolved matters at year-end
1999 include completion of planned severances and abandonment of excess facilities for other acquisitions completed in 1999. Such matters will be resolved no later than one year from the respective acquisition dates.

4.    Employee Benefit Plans

Stock-based Compensation Plans

Stock Option Plans
      The Company has stock-based compensation plans for its key employees, directors, and others. These plans permit the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options outstanding under these plans are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights may lapse over periods ranging from zero to ten years, depending on the term of the option, which may range from three to twelve years.
Nonqualified options are generally granted at fair market value, although the Board Committee has discretion to grant options at a price at or above 85% of the fair market value on the date of grant. Incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. Generally, stock options have been granted at fair market value.
The Company also has a directors' stock option plan that provides for the annual grant of stock options of the Company to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are immediately exercisable and expire three to seven years after the date of grant.
In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in stock-based compensation plans of the Company's majority-owned subsidiaries.
      In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the


4.    Employee Benefit Plans (continued)

exchange offer. Holders of options to acquire 1,513,000 shares at a weighted average exercise price of $36.15 per share elected to participate in this exchange and, as a result, received options to purchase 756,000 shares of Company common stock at $18.08 per share, which are included in the 1998 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders could not sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.
      In 1999, the Company awarded 193,000 shares of restricted Company common stock to certain key employees. The shares had an aggregate value of $3.5 million and generally vest over three years, assuming continued employment, with certain exceptions. Also in 1999, certain of the Company's majority-owned subsidiaries awarded shares of restricted common stock of their respective companies. The shares of subsidiary common stock have the same terms as the Company's restricted common stock and had an aggregate value of $0.6 million.
The Company has recorded the fair value of the restricted stock as deferred compensation in the accompanying balance sheet and is amortizing such amount over the vesting period.
      A summary of the Company's stock option activity is as follows:

                                                       1999               1998                 1997
                                               ------------------  ------------------  -------------------
                                                         Weighted            Weighted            Weighted
                                                          Average             Average             Average
                                                         Exercise            Exercise            Exercise
                                                            Price               Price               Price
                                                Number              Number               Number
                                                    of                  of                   of
(Shares in thousands)                           Shares              Shares               Shares
---------------------------------------------- -------- ---------- -------- ---------- --------- ---------

Options Outstanding, Beginning of Year           9,913     $22.38    8,831     $24.19     8,421     $21.24
 Granted                                         3,406      16.83    3,554      23.64     1,401      37.06
 Assumed in mergers with subsidiaries            1,612      11.61        -          -         -          -
   (Note 17)
 Exercised                                        (382)     12.57     (625)     15.96      (744)     13.37
 Forfeited                                        (921)     27.99     (334)     33.38      (247)     29.45
 Canceled due to exchange                            -          -   (1,513)     36.15         -          -
                                                ------              ------               ------

Options Outstanding, End of Year                13,628     $19.61    9,913     $22.38     8,831     $24.19
                                                ======     ======   ======     ======    ======     ======

Options Exercisable                             13,628     $19.61    9,909     $22.38     8,821     $24.18
                                                ======     ======   ======     ======    ======     ======

Options Available for Grant                      4,756               3,417                5,132
                                                ======              ======               ======

      A summary of the status of the Company's stock options at January 1, 2000, is as follows:

                                                              Options Outstanding and Exercisable
                                                      ----------------------------------------------------
Range of Exercise Prices                                   Number            Weighted            Weighted
                                                               of             Average             Average
                                                           Shares           Remaining            Exercise
                                                   (In thousands)    Contractual Life               Price
-------------------------------------------------- --------------- ------------------- -------------------

$  6.65 - $15.85                                           3,419           5.8 years              $11.29
  15.86 -  25.06                                           8,295           5.6 years               19.01
  25.07 -  34.27                                             545           6.0 years               32.80
  34.28 -  43.48                                           1,369           8.8 years               38.78
                                                          ------

$  6.65 - $43.48                                          13,628           6.0 years              $19.61
                                                          ======


4.    Employee Benefit Plans (continued)

Employee Stock Purchase Plan
      Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase plan sponsored by the Company.
Under this program, shares of the Company's common stock may be purchased at 85% of the lower of the fair market value at the beginning or end of the period, and the shares purchased are subject to a one-year resale restriction. Prior to the 1998 plan year, shares of the Company's common stock could be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased were subject to a six-month resale restriction.
Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. Participants of employee stock purchase programs sponsored by the Company's majority-owned public subsidiaries may also elect to purchase shares of the common stock of the subsidiary at which they are employed under the same general terms described above. During 1999 and 1997, the Company issued 415,000 shares and 243,000 shares, respectively, of its common stock under this plan. No shares of Company common stock were issued under this plan during 1998.

Pro Forma Stock-based Compensation Expense
      In October 1995, the Financial Accounting Standards Board issued SFAS No.
123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted after 1994 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on certain financial information of the Company would have been as follows:

(In thousands except per share amounts)                                       1999        1998       1997
------------------------------------------------------------------------ ---------- ----------- ----------

Income (Loss) from Continuing Operations Before Extraordinary Items:
   As reported                                                           $ (14,580)  $ 114,676   $ 174,665
   Pro forma                                                               (27,279)    105,203     168,331
Basic Earnings (Loss) per Share from Continuing Operations Before
 Extraordinary Items:
   As reported                                                                (.09)        .71        1.15
   Pro forma                                                                  (.17)        .65        1.10
Diluted Earnings (Loss) per Share from Continuing Operations Before
 Extraordinary Items:
   As reported                                                                (.11)        .67        1.05
   Pro forma                                                                  (.19)        .62        1.01

Net Income (Loss):
   As reported                                                           $(174,573)  $ 181,901   $ 239,328
   Pro forma                                                              (201,186)    158,602     224,337
Basic Earnings (Loss) per Share:
   As reported                                                               (1.10)       1.12        1.57
   Pro forma                                                                 (1.27)        .98        1.47
Diluted Earnings (Loss) per Share:
   As reported                                                               (1.13)       1.08        1.41
   Pro forma                                                                 (1.29)        .94        1.32




4.    Employee Benefit Plans (continued)

      Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years.
Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
      The weighted average fair value per share of options granted was $5.61, $8.13, and $15.14 in 1999, 1998, and 1997, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                1999       1998      1997
-------------------------------------------------------------------------- ---------- ---------- ---------

Volatility                                                                       32%        29%        26%
Risk-free Interest Rate                                                         5.6%       4.8%       6.2%
Expected Life of Options                                                   3.9 years  4.7 years  6.5 years

      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

401(k) Savings Plan
      The Company's 401(k) savings plan covers the majority of the Company's eligible full-time U.S. employees. Contributions to the plan are made by both the employee and the Company. Company contributions are based on the level of employee contributions. For this plan, the Company contributed and charged to expense $7.1 million, $5.6 million, and $7.7 million in 1999, 1998, and 1997, respectively.

Defined Benefit Pension Plans
      Two of the Company's German subsidiaries and one of its U.K. subsidiaries have defined benefit pension plans covering substantially all full-time employees at the respective subsidiaries. One of the German subsidiaries' plans is unfunded. Net periodic benefit costs for the plans in aggregate included the following components:

(In thousands)                                                                  1999       1998       1997
-------------------------------------------------------------------------- ---------- ---------- ----------

Service Cost                                                                 $ 2,639    $ 2,859    $ 3,104
Interest Cost on Benefit Obligation                                            3,899      4,414      4,188
Expected Return on Plan Assets                                                (5,264)    (6,616)    (6,406)
Recognized Net Actuarial Gain                                                    (34)       (39)       (45)
Amortization of Unrecognized Gain                                                (23)       (50)       (67)
Amortization of Unrecognized Initial Obligation                                   41         43         44
                                                                             -------    -------    -------

                                                                             $ 1,258    $   611    $   818
                                                                             =======    =======    =======




4.    Employee Benefit Plans (continued)

      The activity under the Company's defined benefit plans is as follows:

(In thousands)                                                                            1999       1998
----------------------------------------------------------------------------------- ----------- ----------

Change in Benefit Obligation:
 Benefit obligation, beginning of year                                                $ 77,013    $ 62,584
 Service cost                                                                            2,639       2,859
 Interest cost                                                                           3,899       4,414
 Benefits paid                                                                          (1,876)     (1,794)
 Actuarial (gain) loss                                                                  (5,288)      6,957
 Currency translation                                                                   (4,625)      1,993
                                                                                      --------    --------

 Benefit obligation, end of year                                                        71,762      77,013
                                                                                      --------    --------

Change in Plan Assets:
 Fair value of plan assets, beginning of year                                           79,893      68,676
 Company contributions                                                                     186         186
 Benefits paid                                                                          (1,482)     (1,391)
 Actual return on plan assets                                                           13,981      11,144
 Currency translation                                                                   (3,185)      1,278
                                                                                       -------     -------

 Fair value of plan assets, end of year                                                 89,393      79,893
                                                                                       -------     -------

Funded Status                                                                           17,631       2,880
Unrecognized Net Actuarial Gain                                                        (14,595)       (967)
Unrecognized Initial Obligation                                                            155         226
                                                                                      --------    --------

Prepaid Pension Costs                                                                 $  3,191    $  2,139
                                                                                      ========    ========

      The aggregate projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $17.7 million, $14.6 million, and $5.2 million, respectively, at year-end 1999 and $19.1 million, $16.4 million, and $5.7 million, respectively, at year-end 1998.
      The weighted average rates used to determine the net periodic pension costs were as follows:

                                                                               1999       1998        1997
-------------------------------------------------------------------- -------------- ----------- ----------

Discount Rate                                                                 5.1%        7.0%        8.2%
Rate of Increase in Salary Levels                                             4.4%        6.3%        7.7%
Expected Long-term Rate of Return on Assets                                   6.9%        9.7%        9.7%

Other Retirement Plans
      Certain of the Company's subsidiaries offer retirement plans in lieu of participation in the Company's principal 401(k) savings plan. Company contributions to these plans are based on formulas determined by the Company.
For these plans, the Company contributed and charged to expense $7.6 million, $6.8 million, and $5.5 million in 1999, 1998, and 1997, respectively.


5.    Long-term Obligations and Other Financing Arrangements

(In thousands except per share amounts)                                                  1999        1998
---------------------------------------------------------------------------------- ------------ ----------

4 1/2% Senior Convertible Debentures, Due 2003, Convertible Into Shares            $  172,500   $  172,500
 of Thermo Instrument at $34.46 per Share
3 3/4% Senior Convertible Debentures, Due 2000, Convertible Into Shares                     -       14,542
 of Thermo Instrument at $13.55 per Share
7 5/8% Senior Notes, Due 2008                                                         150,000      150,000
4 1/4% Subordinated Convertible Debentures, Due 2003, Convertible at $37.80 per Share 568,837      585,000
4% Subordinated Convertible Debentures, Due 2005, Convertible Into                    247,000      250,000
 Shares of Thermo Instrument at $35.65 per Share
5% Subordinated Convertible Debentures, Due 2000, Convertible Into                     60,731       67,631
 Shares of ThermoQuest at $16.50 per Share
5% Subordinated Convertible Debentures, Due 2000, Convertible Into                     60,530       71,155
 Shares of Thermo Optek at $13.94 per Share
Noninterest-bearing Subordinated Convertible Debentures, Due 2003,                     31,565       31,565
 Convertible Into Shares of Thermedics at $32.68 per Share
2 7/8% Subordinated Convertible Debentures, Due 2003, Convertible Into                 15,859       15,859
 Shares of Thermedics at $14.93
3 3/4% Subordinated Convertible Debentures, Due 2000, Convertible Into                      -        5,250
 Shares of Thermo Voltek at $7.83 per Share
4 5/8% Subordinated Convertible Debentures, Due 2003, Convertible Into                111,335      111,850
 Shares of Thermo TerraTech at $15.90 per Share
4 7/8% Subordinated Convertible Debentures, Due 2000, Convertible Into                 33,650       34,525
 Shares of ThermoRetec at $17.92 per Share
2 1/2% Subordinated Convertible Debentures, Due 2001, Convertible Into                  5,042        6,999
 Shares of Thermo EuroTech at $5.25 per Share
3 1/4% Senior Convertible Debentures, Due 2007, Convertible Into Shares                78,948       78,948
 of ThermoTrex at $27.00 per Share
4 3/8% Subordinated Convertible Debentures, Due 2004, Convertible Into                106,775      110,500
 Shares of ThermoLase at $17.39 per Share
Noninterest-bearing Subordinated Convertible Debentures, Due 2001,                      1,820        1,820
 Convertible Into Shares of Thermo Ecotek at $13.56 per Share
4 7/8% Subordinated Convertible Debentures, Due 2004, Convertible Into                 42,124       44,950
 Shares of Thermo Ecotek at $16.50 per Share
8.3% Tax-exempt Obligation, Payable in Semiannual Installments, with                   18,700       27,200
 Final Payment in 2000
6.0% Tax-exempt Obligation, Payable in Semiannual Installments, with                    1,000       10,400
 Final Payment in 2000
Other                                                                                  49,319       55,714
                                                                                   ----------   ----------

                                                                                    1,755,735    1,846,408
Less:  Current Maturities                                                             189,761       37,826
                                                                                   ----------   ----------

                                                                                   $1,565,974   $1,808,582
                                                                                   ==========   ==========


5.    Long-term Obligations and Other Financing Arrangements (continued)

      The debentures that are convertible into subsidiary common stock have been issued by the respective subsidiaries and are guaranteed by the Company, on a subordinated basis in most cases. Outstanding debentures issued by the subsidiaries that will be taken private in transactions in which the consideration to be paid to stockholders of the subsidiary is Company common stock will remain outstanding and will continue to be guaranteed by the Company.
These debentures will become convertible into the Company's common stock.
Outstanding debentures issued by the subsidiaries that will be taken private in transactions in which the consideration to be paid to stockholders of the subsidiary is cash will become convertible into the same cash consideration as is payable in the merger transaction. Holders of such debentures will have the right to cause the debentures to be redeemed 90 days following the effective date of the merger (Note 17). All such debentures have been classified as obligations of the Company's continuing operations in the accompanying balance sheet. Debentures that the holders will have the right to redeem following the respective mergers have been classified as current. The interest cost of this debt has been included as interest expense of continuing operations in the accompanying statement of operations. No allocation of interest expense of debt of the Company's continuing operations has been made to discontinued operations.
      In the event of a change in control of the Company (as defined in the related fiscal agency agreement) that has not been approved by the continuing members of the Company's Board of Directors, each holder of the 4 1/4% subordinated convertible debentures issued by the Company will have the right to require the Company to buy all or part of the holder's debentures, at par value plus accrued interest, within 50 calendar days after the date of expiration of a specified approval period.
      In October 1998, the Company issued and sold $150.0 million principal amount of 7 5/8% senior notes due 2008. Proceeds of $138.0 million were net of $10.4 million incurred on treasury rate lock agreements entered into by the Company to hedge the interest rate on the notes and other associated costs. As a result of the rate lock agreements and associated costs, the effective interest rate on the senior notes is 8.87%.
      Tax-exempt obligations represent obligations issued by the California
Pollution Control Financing Authority, the proceeds of which were used to finance two alternative-energy facilities (Delano I and Delano II) located in Delano, California. The obligations are credit-enhanced by a letter of credit issued by a bank group. As required by the financing bank group, Thermo Ecotek entered into interest rate swap agreements that effectively convert these obligations from floating rates to the fixed rates shown in the table above.
These swaps have terms expiring in 2000, commensurate with the final maturity of the debt. During 1999 and 1998, the average variable rate received under the interest rate swap agreements was 3.0% and 3.5%, respectively. The notional amount of the swap agreements was $21.2 million and $41.5 million at year-end
1999 and 1998, respectively. The interest rate swap agreements are with a different counterparty than the holders of the underlying debt. Management believes that any credit risk associated with these swaps is remote.
      The annual requirements for long-term obligations are as follows:

(In thousands)
----------------------------------------------------------------------------------------------- ----------

2000                                                                                            $  189,761
2001                                                                                                14,120
2002                                                                                                 7,806
2003                                                                                               907,433
2004                                                                                               149,644
2005 and thereafter                                                                                486,971
                                                                                                ----------

                                                                                                $1,755,735
                                                                                                ==========
      See Note 13 for fair value information pertaining to the Company's long-term obligations.


5.    Long-term Obligations and Other Financing Arrangements (continued)

      Short-term obligations and current maturities of long-term obligations in the accompanying balance sheet includes $113.2 million and $62.6 million in 1999 and 1998, respectively, of short-term bank borrowings and borrowings under lines of credit of certain of the Company's subsidiaries. The weighted average interest rate for these borrowings was 3.4% and 3.7% at year-end 1999 and 1998, respectively.
Unused lines of credit were $162 million as of year-end 1999.
      During 1999, the Company repurchased $16.2 million principal amount of its 4 1/4% subordinated convertible debentures for $13.6 million in cash, resulting in an extraordinary gain of $1.5 million, net of taxes of $0.9 million. During
1998, certain majority-owned subsidiaries of Thermo Instrument repurchased $14.3 million principal amount of their subordinated convertible debentures for $13.3 million in cash, resulting in an extraordinary gain of $0.4 million, net of taxes and minority interest of $0.5 million.
      The Company has a cash management arrangement in which its subsidiaries participate, including certain operating units of discontinued operations.
Amounts invested in this arrangement that will be retained by the discontinued operations at disposal have been classified as "advance payable to affiliates" in the accompanying balance sheet.
      Long-term net assets of discontinued operations in 1999 and 1998 include
$153.0 million principal amount of 4 1/2% subordinated debentures convertible into shares of Thermo Fibertek at $12.10 per share due in 2004. The net assets of discontinued operations at year-end 1999 and 1998 also reflect $49.2 million and $53.8 million, respectively, of redeemable stock obligations of Thermo
Fibergen, redeemable in September 2000 or 2001. The Company will remain a guarantor of these obligations following the spin off of Thermo Fibertek and its Thermo Fibergen subsidiary (Note 17). In addition, long-term net assets of discontinued operations reflect $58.0 million and $70.0 million principal amount of 4 3/4% subordinated convertible debentures of Thermo Cardiosystems at year-end 1999 and 1998, respectively. These obligations, which are convertible into shares of Thermo Cardiosystems common stock at $31.415 per share and are due in 2004, will either remain outstanding if the debentures become convertible into another publicly traded stock or will be redeemable at the option of the debenture holder following a merger of Thermo Cardiosystems with another entity, if the business is sold for other consideration (Note 17).

6.    Commitments and Contingencies

Operating Leases
      The Company leases portions of its office and operating facilities under various operating lease arrangements. The accompanying statement of operations includes expenses from operating leases of $58.1 million, $53.3 million, and $47.2 million in 1999, 1998, and 1997, respectively. Future minimum payments due under noncancelable operating leases at January 1, 2000, are $41.6 million in 2000, $36.5 million in 2001, $31.8 million in 2002, $28.4 million in 2003, $22.8 million in 2004, and $84.3 million in 2005 and thereafter. Total future minimum lease payments are $245.4 million.

Letters of Credit
      Outstanding letters of credit, principally relating to performance bonds, totaled $89 million at January 1, 2000.

Litigation and Related Contingencies

Continuing Operations

      ThermoQuest's Finnigan Corporation subsidiary has filed complaints against Bruker-Franzen Analytik
GmbH and its U.S. affiliate, and Hewlett-Packard Company, for alleged violation of two U.S. patents owned by Finnigan.  The patents pertain to methods used in ion-trap mass spectrometers.  The complaint was filed in the U.S. District Court for the District of Massachusetts.  Finnigan has asked for damages to compensate for the infringement, and for injunctions against further infringement.


6.    Commitments and Contingencies (continued)

      The District Court action was stayed pending completion of a parallel investigation by the United States International Trade Commission (ITC). In
April 1998, the ITC determined that the defendants did not engage in unfair practices in U.S. import trade with respect to the Finnigan patents, and that the Finnigan patents are invalid and/or not infringed. Finnigan appealed the ITC's determination with respect to one of its patents to the United States
Court of Appeals for the Federal Circuit (CAFC). The CAFC issued its decision in June 1999 affirming the ITC's determination of noninfringement but reversing the ITC's determination of invalidity.
      Bruker presented counterclaims in the ITC investigation. The counterclaims were removed to the District Court in Massachusetts and also stayed. These claims allege that the Finnigan patents are invalid and unenforceable and are not infringed by the mass spectrometers manufactured by Bruker. They also allege that Finnigan has violated U.S. and Massachusetts antitrust laws and engaged in unfair competition by attempting to maintain a monopoly position and restrain trade through enforcement of allegedly fraudulently obtained patents. Bruker has asked for judgment consistent with its counterclaims, and for three times the antitrust damages (including attorneys' fees) it has sustained.
      The stays on both cases in the District Court in Massachusetts have been lifted and the cases are proceeding in the District Court.
      In February 1999, Finnigan filed complaints against Bruker-Franzen
Analytik GmbH and Hewlett-Packard GmbH, in District Court in Dusseldorf,
Germany, for violation of four German patents owned by Finnigan. The patents pertain to methods used in ion-trap mass spectrometers. Bruker and Hewlett-Packard have challenged the validity of these patents in Federal Patent
Court in Munich. Bruker has filed a complaint against Finnigan in District Court in Dusseldorf for alleged violation of two German patents owned by Bruker.

Discontinued Operations

      Trex Medical is a defendant in a lawsuit brought by Fischer Imaging
Corporation, which alleges that the prone breast-biopsy systems of the Lorad division of Trex Medical infringe Fischer's patents on a precision mammographic needle-biopsy system and a motorized mammographic biopsy apparatus. Lorad's cumulative revenues from these products totaled approximately $160 million through January 1, 2000.
      Thermo Coleman has been named as a defendant in a lawsuit initiated by certain former employees. This suit was filed under the "qui tam" provisions of the Federal False Claims Act (the Act), which permit an individual to bring suit in the name of the United States and, if the United States obtains a judgment against the defendant, to share in any recovery. The suit alleges, among other things, that Thermo Coleman violated the Act as a result of its performance of certain support-service functions under a subcontract from a third party, which, in turn, contracted directly with the U.S. government. The complaint seeks an order requiring Thermo Coleman to cease and desist from such allegedly improper practices, the award of treble damages in an unspecified amount, plus other penalties. The amount of billings under the contract activities in question were approximately $7.6 million. The U.S. government has decided not to intervene in the lawsuit.

      The Company intends to vigorously defend these matters. In the opinion of management, the ultimate liability for all such matters will not be material to the Company's financial position, but an unfavorable outcome in one or more of the matters described above could materially affect the results of operations or cash flows for a particular quarter or annual period.


7.    Common Stock

      In April 1998, the Company sold 7,475,000 shares of its common stock at $40.625 per share for net proceeds of $290.1 million.
      During 1998 and 1999, in a series of transactions with an institutional counterparty, the Company sold put options and purchased call options. No cash was exchanged as a result of these transactions. The Company has a remaining maximum potential obligation under the put options to purchase 2,367,000 shares of its common stock at a weighted average exercise price of $14.06 for an aggregate of $33.3 million. These put and call options are exercisable only at maturity and expire between April and May 2000. The Company has the right to settle the put options by physical settlement of the options or by net share settlement using shares of the Company's common stock. Under the remaining call options, the Company has the right, but not the obligation, to purchase from the counterparty 1,183,500 shares of its common stock at an average price per share of $14.76 in 2000. The Company may, from time to time, enter into additional put and call option arrangements. During 1999, the Company purchased 1,536,000 shares of its common stock under the put options for $24.6 million. During 1999 and January 2000, put options for 1,798,000 shares expired.
      At January 1, 2000, the Company had reserved 33,470,602 unissued shares of its common stock for possible issuance under stock-based compensation plans, for possible conversion of the Company's convertible debentures, and for possible exchange of certain subsidiaries' convertible obligations into common stock of the Company.
      The Company has distributed rights under a shareholder rights plan adopted by the Company's Board of Directors to holders of outstanding shares of the Company's common stock. Each right entitles the holder to purchase one ten-thousandth of a share (a Unit) of Series B Junior Participating Preferred
Stock, $100 par value, at a purchase price of $250 per Unit, subject to adjustment. The rights will not be exercisable until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (the Stock Acquisition Date), or (ii) 10 business days following the commencement of a tender offer or exchange offer for 15% or more of the outstanding shares of common stock.
      In the event that a person becomes the beneficial owner of 15% or more of the outstanding shares of common stock, except pursuant to an offer for all outstanding shares of common stock approved by at least a majority of the members of the Board of Directors, each holder of a right (except for the Acquiring Person) will thereafter have the right to receive, upon exercise, that number of shares of common stock that equals the exercise price of the right divided by one half of the current market price of the common stock. In the event that, at any time after any person has become an Acquiring Person, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or its common stock is changed or exchanged (other than a merger that follows an offer approved by the Board of Directors), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a right (except for the Acquiring
Person) shall thereafter have the right to receive, upon exercise, the number of shares of common stock of the acquiring company that equals the exercise price of the right divided by one half of the current market price of such common stock.
      At any time until 10 days following the Stock Acquisition Date, the Company may redeem the rights in whole, but not in part, at a price of $.01 per right (payable in cash or stock). The rights expire on January 29, 2006, unless earlier redeemed or exchanged.

8.    Income Taxes

      The components of income from continuing operations before income taxes, minority interest, and extraordinary items are as follows:

(In thousands)                                                                  1999       1998      1997
------------------------------------------------------------------------- ----------- ---------- ---------

Domestic                                                                   $ (47,512)  $168,764   $283,200
Foreign                                                                       84,998     85,729     69,921
                                                                           ---------   --------   --------

                                                                           $  37,486   $254,493   $353,121
                                                                           =========   ========   ========

      The components of the income tax provision for continuing operations are as follows:

(In thousands)                                                                  1999      1998        1997
------------------------------------------------------------------------- ----------- ---------- ---------

Currently Payable:
 Federal                                                                   $  22,705   $ 49,747   $72,703
 Foreign                                                                      40,417     34,309    26,965
 State                                                                         7,589     11,026    12,878
                                                                           ---------   --------   -------

                                                                              70,711     95,082   112,546
                                                                           ---------   --------   -------

Net Deferred (Prepaid):
 Federal                                                                     (33,636)     9,448    13,092
 Foreign                                                                         520       (770)    4,114
 State                                                                        (4,522)       811     2,218
                                                                           ---------   --------   -------

                                                                             (37,638)     9,489    19,424
                                                                           ---------   --------   -------

                                                                           $  33,073   $104,571   $131,970
                                                                           =========   ========   ========

      The income tax provision included in the accompanying statement of operations was as follows:

(In thousands)                                                                  1999        1998       1997
------------------------------------------------------------------------- ----------- ---------- ----------

Continuing Operations                                                      $  33,073   $104,571   $131,970
Discontinued Operations                                                      (23,452)    66,109     42,743
Loss on Disposal of Discontinued Operations                                  174,000          -          -
                                                                           ---------   --------   --------

                                                                           $ 183,621   $170,680   $174,713
                                                                           =========   ========   ========

      The Company and its majority-owned subsidiaries receive a tax deduction upon the exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $2.7 million, $12.9 million, and $7.5 million of such benefits of the Company and its majority-owned subsidiaries that have been allocated to capital in excess of par value, directly or through the effect of majority-owned subsidiaries' equity transactions, in 1999, 1998, and 1997, respectively. In addition, the provision for income taxes that is currently payable does not reflect $3.5 million, $4.4 million, and $2.4 million of tax benefits used to reduce cost in excess of net assets of acquired companies in 1999, 1998, and 1997, respectively.

8.    Income Taxes (continued)

      The income tax provision in the accompanying statement of operations differs from the provision calculated by applying the statutory federal income tax rate of 35% to income from continuing operations before income taxes, minority interest, and extraordinary items due to the following:

(In thousands)                                                               1999        1998         1997
---------------------------------------------------------------------- ----------- ------------ ----------

Income Tax Provision at Statutory Rate                                   $ 13,120    $  89,073   $123,592
Increases (Decreases) Resulting From:
 Foreign sales corporation                                                 (3,558)      (2,981)    (3,065)
 Federal tax credits                                                       (3,697)           -          -
 Gain on issuance of stock by subsidiaries                                      -       (6,504)   (13,104)
 State income taxes, net of federal tax                                     1,996        7,720      9,844
 Amortization and write-off of cost in excess of net assets                16,648        8,713      5,476
   of acquired companies
 Foreign tax rate and tax law differential                                  6,771        1,017      6,210
 Nondeductible expenses                                                     2,264        4,930      1,264
 Losses not benefited                                                       1,235            -          -
 Other, net                                                                (1,706)       2,603      1,753
                                                                         --------  -----------   --------

                                                                         $ 33,073    $ 104,571   $131,970
                                                                         ========    =========   ========

      Deferred tax asset in the accompanying balance sheet consists of the following:

(In thousands)                                                                            1999       1998
---------------------------------------------------------------------------------- ------------ ----------

Deferred Tax Asset (Liability):
 Net operating loss and credit carryforwards                                         $ 84,100     $ 57,131
 Reserves and accruals                                                                 75,190       44,715
 Depreciation                                                                         (66,795)     (74,501)
 Inventory basis difference                                                            28,613       25,221
 Accrued compensation                                                                  13,922       12,043
 Intangible assets                                                                      2,263      (10,049)
 Other, net                                                                           (14,969)       2,474
                                                                                     --------     --------

                                                                                      122,324       57,034
 Less:  Valuation allowance                                                            43,124       56,058
                                                                                     --------     --------

                                                                                     $ 79,200     $    976
                                                                                     ========     ========

      The valuation allowance primarily relates to the uncertainty surrounding the realization of tax loss and credit carryforwards. During 1999, the valuation allowance decreased primarily due to the expiration of acquired foreign net operating loss carryforwards. Any tax benefit resulting from the use of acquired loss carryforwards is used to reduce cost in excess of net assets of acquired companies.

8.    Income Taxes (continued)

      At year-end 1999, the Company had federal, state, and foreign net operating loss carryforwards of $8 million, $143 million, and $116 million, respectively. Use of the carryforwards is limited based on the future income of certain subsidiaries. The federal and state net operating loss carryforwards expire in the years 2000 through 2014. Of the foreign net operating loss carryforwards, $60 million expire in the years 2000 through 2009, and the remainder do not expire. Substantially all of the foreign capital loss carryforwards do not expire.
      The Company has not recognized a deferred tax liability for the difference between the book basis and tax basis of its investment in the common stock of its domestic subsidiaries (such difference relates primarily to unremitted earnings and gains on issuance of stock by subsidiaries) because the Company does not expect this basis difference to become subject to tax at the parent level. The Company believes it can implement certain tax strategies to recover its investment in its domestic subsidiaries tax-free.
      A provision has not been made for U.S. or additional foreign taxes on $400 million of undistributed earnings of foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company plans to keep these amounts permanently reinvested overseas.

9.    Transactions in Stock of Subsidiaries

      Gain on issuance of stock by subsidiaries in the accompanying statement of operations results primarily from the following transactions:

1998
      Initial public offering of 3,300,000 shares of ONIX Systems common stock at $14.50 per share for net proceeds of $43.7 million resulted in a gain of
$10.0 million that was recorded by Thermo Instrument.
      Public offering of 2,450,000 shares of Thermo BioAnalysis common stock at
$18.125 per share for net proceeds of $41.5 million resulted in a gain of $5.9 million that was recorded by Thermo Instrument.
      Conversion of $1.8 million of Thermo Optek 5% subordinated convertible debentures, convertible at $13.94 per share, into 127,646 shares of Thermo Optek common stock resulted in a gain of $0.9 million that was recorded by Thermo
Instrument.
      Conversion of $4.0 million of ThermoQuest 5% subordinated convertible debentures, convertible at $16.50 per share, into 239,393 shares of ThermoQuest common stock resulted in a gain of $1.8 million that was recorded by Thermo
Instrument.

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


9.    Transactions in Stock of Subsidiaries (continued)

      The Company's ownership percentage in these subsidiaries changed primarily as a result of the transactions listed above, purchases of shares of certain majority-owned subsidiaries' stock by the Company or its direct subsidiaries, certain subsidiaries' purchases of their own stock, the issuance of subsidiaries' stock by the Company or by the subsidiaries under stock-based compensation plans or in other transactions, the conversion of convertible obligations held by the Company, its subsidiaries, or by third parties, and the issuance of subsidiaries' stock in connection with acquisitions.
      The Company's ownership percentages at year end were as follows:

                                                                                1999       1998      1997
   ----------------------------------------------------------------------- ---------- ---------- ---------

   Thermedics Inc.                                                               76%        74%        58%
    Thermedics Detection Inc. (a)                                                89%        88%        76%
    Thermo Cardiosystems Inc. (a)                                                60%        60%        59%
    Thermo Sentron Inc. (a)                                                      87%        86%        78%
    Thermo Voltek Corp. (a)                                                     100%        69%        68%
   Thermo Ecotek Corporation                                                     94%        94%        88%
    Thermo Trilogy Corporation (b)                                               80%        80%        87%
   Thermo Fibertek Inc.                                                          91%        91%        90%
    Thermo Fibergen Inc. (a)                                                     74%        73%        71%
   Thermo Instrument Systems Inc.                                                88%        85%        82%
    Metrika Systems Corporation (a)                                              79%        76%        60%
    ONIX Systems Inc. (a)                                                        82%        81%        87%
    Thermo BioAnalysis Corporation (a)                                           88%        84%        78%
    Thermo Optek Corporation (a)                                                 95%        95%        92%
    ThermoQuest Corporation (a)                                                  91%        90%        88%
    ThermoSpectra Corporation (a)                                               100%        92%        83%
    Thermo Vision Corporation (a)                                                81%        80%        80%
    Spectra-Physics Lasers, Inc. (c)                                             80%          -          -
   Thermo Power Corporation                                                     100%        79%        69%
    ThermoLyte Corporation (b)                                                  100%        98%        78%
   Thermo TerraTech Inc.                                                         87%        86%        82%
    The Randers Killam Group Inc. (a)                                            96%        96%        96%
    ThermoRetec Corporation (a)                                                  72%        71%        70%
    Thermo EuroTech N.V. (a)(b)                                                  89%        89%        56%
   ThermoTrex Corporation                                                        80%        64%        55%
    ThermoLase Corporation (a)                                                   85%        80%        70%
    Trex Medical Corporation (a)                                                 79%        77%        79%
    Trex Communications Corporation (b)                                         100%        69%        78%
   Thermo Coleman Corporation (b)                                               100%        87%       100%
    Thermo Information Solutions Inc. (a)(b)                                    100%        79%        79%

(a) Reflects combined ownership by direct parent company and Thermo Electron.
(b) Majority-owned privately held subsidiary. (c) Acquired indirectly as part of Thermo Instrument's acquisition of Spectra-Physics (Note 3).


10.   Other Income (Expense), Net

      The components of other income (expense), net, in the accompanying statement of operations are as follows:

(In thousands)                                                                 1999       1998       1997
------------------------------------------------------------------------- ---------- ---------- ----------

Interest Income                                                             $ 43,915   $78,313    $ 72,704
Interest Expense                                                             (96,992)  (90,329)    (84,214)
Equity in Earnings (Loss) of Unconsolidated Subsidiaries                      (7,274)      150        (341)
Gain on Investments, Net                                                       1,537    12,812       5,015
Other Income (Expense), Net                                                   (2,706)    1,242          50
                                                                            --------   -------    --------

                                                                            $(61,520)  $ 2,188    $ (6,786)
                                                                            ========   =======    ========

11.   Restructuring and Other Unusual Costs, Net

1999

Continuing Operations

      During 1999, the Company's continuing operations recorded restructuring and related costs of $161.9 million and other nonoperating charges of $20.5 million in connection with broad scale restructuring actions affecting a number of business units. Restructuring and other unusual costs, net include $162.8 million of restructuring costs, $13.2 million of other unusual income, net, $9.4 million of inventory provisions, and a revenue reversal of $2.8 million resulting from a dispute with a utility customer. The inventory provisions are included in cost of revenues. Other nonoperating charges include $19.1 million of other expense, net and $1.4 million of income tax expense.
      The Company's continuing operations recorded charges by segment for 1999 as follows:

(In thousands)        Life Sciences       Optical   Measurement         Power      Corporate        Total
                                     Technologies   and Control    Generation
--------------------- -------------- ------------- ------------- ------------- -------------- ------------

Revenues                  $       -      $      -      $      -      $  2,832      $       -      $  2,832
Cost of Revenues                  -         3,156         6,270             -              -         9,426
Restructuring and              (326)        1,717        30,210       112,243          5,745       149,589
 Other Unusual Costs, Net
Other Expense, Net                -        13,382             -         2,125          3,609        19,116
Income Tax Expense                -             -         1,409             -              -         1,409
                          ---------      --------      --------      --------      ---------      --------

                          $    (326)     $ 18,255      $ 37,889      $117,200      $   9,354      $182,372
                          =========      ========      ========      ========      =========      ========


11.   Restructuring and Other Unusual Costs, Net (continued)

      The components of restructuring and related costs by segment are as follows:

Life Sciences
      During 1999, the Life Sciences segment settled certain severance matters for less than had been previously accrued and, as a result, reversed $0.3 million of previously established reserves.

Optical Technologies
      The Optical Technologies segment recorded $18.3 million of restructuring and related costs in 1999. The Optical Technologies segment recorded an adjustment to cost of revenues of $3.2 million relating to the sale of inventories that were revalued at the date of the acquisition of SPLI.
Restructuring costs of $1.7 million were primarily for abandoned lease costs for manufacturing facilities in the United Kingdom with lease obligations through 2000, and other facility costs.
      Prior to its acquisition by Thermo Instrument, SPLI elected early adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."
The Company has not elected early adoption of SFAS No. 133, although it must adopt the statement no later than the first quarter of 2001. Under SFAS No. 133, SPLI is permitted under certain conditions to enter foreign exchange contracts to hedge anticipated transactions without recording gains and losses on such contracts in income. Such contracts are deemed speculative hedges under SFAS No.
52, "Foreign Currency Translation," and must be marked to market with the resulting gain or loss reported as a component of the Company's results of operations. During 1999, Thermo Instrument recorded a loss on foreign exchange contracts entered into by SPLI of $2.3 million, which is included in other expense in the accompanying statement of operations. The Company's results may continue to be affected by such transactions during 2000.
      The Company recorded other unusual charges of $11.1 million relating to Thermo Instrument's equity investment in FLIR (Note 3). This charge was recorded to equity in loss of unconsolidated subsidiaries, a component of other expense in the accompanying statement of operations.

Measurement and Control
      During 1999, the Measurement and Control segment recorded restructuring and related costs of $37.9 million as a result of the actions detailed below.
      The Company recorded restructuring and related costs of $32.4 million, including restructuring costs of $30.1 million, a tax asset write-off of $1.4 million, and inventory provisions of $0.9 million, related to a decision to sell its power electronics and test equipment business. The planned sale of the power electronics and test equipment businesses followed a period of declining sales and profitability in these units. These businesses are dependent on the cyclical nature of the semiconductor industry and have lower growth prospects than other businesses held by the Company. As a result, the Company decided to sell these units. Restructuring costs include $28.5 million to write off related cost in excess of net assets of acquired companies to reduce the carrying value of the business to the estimated proceeds from its sale. In addition, restructuring costs include a charge of $1.6 million recorded to write off the Company's remaining net investment in a subsidiary of the power electronics and test equipment business, which the Company transferred to a buyer in consideration for a release from certain contractual obligations, primarily ongoing lease obligations. The tax write-off represents a deferred tax asset that will not be realized as a result of exiting this business. The inventory provisions result from exiting and reengineering certain product lines. Unaudited revenues and operating losses, excluding restructuring and related costs, of the power electronics and test equipment business were $28.2 million and $0.5 million, respectively, for 1999, and net assets totaled $17.5 million at year-end 1999.
The Company also recorded other unusual nonoperating costs of $0.3 million in 1999 at the power electronics and test equipment segment.
      The Measurement and Control segment's unusual charges also include a charge to cost of revenues of $3.5 million relating to the sale of inventories at certain Spectra-Physics units that were revalued at the date of its acquisition, and $1.9 million for inventories deemed excessive based on recent low demand at its quality assurance and security products business.

11.   Restructuring and Other Unusual Costs, Net (continued)

      The Measurement and Control segment also recorded $0.1 million of restructuring income in 1999, primarily reversals of previously established severance accruals.

Power Generation
      During 1999, Thermo Ecotek recorded $125.8 million of restructuring costs, $13.5 million of unusual income, a reversal of revenue of $2.8 million, and other charges of $2.1 million, as a result of the actions detailed below.
      Following significant investments of resources in attempts to correct operational problems, in May 1999, Thermo Ecotek made a decision to cease further efforts and hold for sale or disposal its Gillette, Wyoming, coal-beneficiation facility. As a result, Thermo Ecotek recorded a restructuring charge of $68.0 million, including $63.3 million to write down the plant and related equipment to a nominal salvage value, $4.4 million for estimated land reclamation costs and demolition, and $0.3 million of other exit costs, primarily abandoned-facility payments. Thermo Ecotek recorded $1.5 million of minority interest income, representing a minority partner's share of these charges. Revenues of this facility were nominal during the period it operated.
The facility had unaudited operating losses, excluding restructuring costs, of $7.6 million in 1999. Thermo Ecotek expects to dispose of the plant or undertake salvage and reclamation activities in 2000.
      The power-sales agreement for Thermo Ecotek's Delano facilities called for fixed contract rates through September 2000. In anticipation of a decline in rates, in May 1999, Thermo Ecotek entered into an agreement to terminate the power-sales agreement for its Delano facilities, effective December 31, 1999.
The terms of the agreement call for Thermo Ecotek to receive payments in lieu of operating under its current agreement. Thermo Ecotek recorded a restructuring charge of $51.0 million as a result of entering into the new agreement, including $47.5 million to write down the plant and related assets to the present value of its estimated future cash flows, $2.4 million related to a loss on the cancelation of the facility's primary fuel contract, and $1.1 million to write off cost in excess of net assets of acquired companies.
      Pacific Gas & Electric (PG&E), the customer under a long-term power-sales agreement at Thermo Ecotek's Woodland, California, plant, has interpreted the terms of such agreement to permit PG&E to cease payment of fixed contract rates effective July 1, 1999, and to thereafter purchase power at avoided cost rates.
Although Thermo Ecotek contests this interpretation and is considering its alternatives concerning this dispute, Thermo Ecotek recorded a restructuring charge of $3.8 million during 1999, representing impairment of its net investment in the Woodland facility as a result of PG&E's decision to cease making payments of fixed contract rates.
      Thermo Ecotek also recorded other restructuring costs of $3.0 million during 1999. These costs included $1.5 million to write off a power plant that is held for sale, $0.7 million for abandoned assets, $0.4 million for unrecouped development costs associated with a project sold to a joint venture partner, $0.2 million for severance for three employees, and $0.2 million of other costs.
Thermo Ecotek believes that the salvage value of the power plant held for sale, if any, is nominal.
      Unusual income of $13.5 million resulted from the termination of the power-sales agreement for its Gorbell facility in Athens, Maine. The income represents the proceeds from the termination agreement, net of facility closure costs including lease and fuel cancellation payments. The Gorbell facility's revenues and operating income before the effect of the contract termination were $7.7 million and $1.3 million, respectively, in 1999.
      A dispute arose during 1999 between Thermo Ecotek and Southern California
Edison (SCE), the utility that purchases the output of Thermo Ecotek's Delano plants. SCE interpreted the terms of its contract with the Delano facilities to permit it to pay a reduced rate in 1999 for power output during nonpeak periods, as defined. Although Thermo Ecotek contests this interpretation, SCE has adjusted its recent payments to reflect the lower rates for all of 1999. As a result, Thermo Ecotek has established a reserve through a reduction in revenues totaling $2.8 million for amounts in dispute with SCE and is considering its alternatives with respect to this claim.

11.   Restructuring and Other Unusual Costs, Net (continued)

      In 1999, Thermo Ecotek also recorded a nonoperating charge of $2.1 million representing the write-down of available-for-sale investments representing an equity interest of its minority partner in the Gillette, Wyoming, facility due to impairment that Thermo Ecotek deemed permanent based on stock prices at that time. This amount is included in gain on investments, net, a component of other expense in the accompanying statement of operations.

Corporate
      During 1999, the Company recorded $9.4 million of restructuring and related costs. Restructuring costs of $5.8 million consist of $4.9 million for severance costs for seven senior-level employees and $0.9 million of legal and advisory costs related to the Company's reorganization. The Company also recorded $3.6 million of other nonoperating charges to write down available-for-sale investments due to impairment that the Company deemed permanent based upon market prices. These charges are included in gain on investments, net, a component of other expense in the accompanying statement of operations.

General
      During 1998, the Company's continuing operations announced restructuring actions that included plans for the termination of 729 employees. As of January
2, 1999, the continuing operations had terminated 500 employees. The restructuring actions in 1999 included plans for the termination of an additional 41 employees. During 1999, 225 employees were terminated in connection with the restructuring plans announced in 1998 and 1999.

Discontinued Operations

      The 1999 charges for restructuring and related actions undertaken by the Company's discontinued operations totaled $273.7 million and are included in loss from discontinued operations, net of income taxes and minority interest, in the accompanying statement of operations.

ThermoTrex
      During 1999, ThermoTrex announced restructuring actions at its Trex
Medical and ThermoLase subsidiaries. In connection with these actions, ThermoTrex recorded restructuring and related costs of $97.9 million in 1999, including restructuring costs of $71.9 million, inventory and warranty provisions of $18.7 million, provisions for uncollectible accounts receivable of $1.6 million, and other nonoperating charges of $5.7 million.
      During 1999, Trex Medical recorded $27.3 million of restructuring and related costs, including restructuring costs of $10.9 million and inventory and warranty provisions of $16.3 million. The restructuring costs incurred primarily related to the consolidation of certain facilities in an effort to reduce costs and, to a lesser extent, actions in other operations. Trex Medical consolidated its four domestic manufacturing facilities into two facilities. Restructuring costs include $3.7 million for facility-closing costs, net of assumed sublease income; $3.6 million of severance for 348 employees across all functions; $2.0 million to write off leasehold improvements at facilities to be closed and to write down fixed assets to their estimated disposal value; and $1.6 million for employee retention incentives for employees in facilities being closed that are being accrued ratably through the date on which their services will no longer be required.
      In August 1999, Trex Medical received notification from the Food and Drug
Administration (FDA) denying its 510(k) filing for its digital mammography system. In September, Trex Medical received a letter from the FDA indicating that the FDA believes that a pre-market approval (PMA) application, followed up by significant post-approval screening trials, may be the more viable option for obtaining market clearance for digital mammography systems. A PMA is generally more burdensome than a 510(k), because it applies to devices considered to be of higher risk. In light of the FDA's guidance, Trex Medical may incorporate the data that formed the basis of its 510(k) application into a PMA application for submission to the FDA. Trex Medical expects to implement various design and


11.   Restructuring and Other Unusual Costs, Net (continued)

engineering changes that may require additional preapproval clinical trials.
There can be no assurance regarding the timing or results of the submission of a new filing to the FDA or such clinical trials. Trex Medical recorded costs of $13.7 million to establish inventory provisions and to terminate purchase commitments for products that have become obsolete due to planned product changes or excess as a result of a recent decline in demand. The largest component of the inventory charge was recorded as a result of the decision by the FDA to deny Trex Medical's application to market its digital mammography system and resulting design changes expected to be made to the system.
Provisions resulting from other planned product and technology changes and decreased demand for certain other products are also principal components of the inventory charge. Warranty provisions of $2.6 million were recorded for estimated costs to address certain product warranty issues, including costs associated with corrective actions to be taken with respect to certain previously sold mammography products.
      During 1998, ThermoLase initiated certain restructuring activities, including the announced closure of three domestic spas and the termination of a joint venture that operated its spa in France following unsuccessful efforts to reduce operating costs. Two of the domestic spas were closed during the fourth quarter of 1998. In 1999, ThermoLase closed the third spa, as well as two additional spas. Also during 1999, ThermoLase sold its remaining nine day spas, as well as the stock in its destination spa, The Greenhouse Spa, Inc. ThermoLase made the decision to sell The Greenhouse Spa due to a high cost structure and demand that did not meet expectations. In connection with the sale and closures announced in 1999, as well as other actions, ThermoLase recorded restructuring and related costs of $67.9 million, including restructuring costs of $60.6 million, inventory provisions of $2.3 million, provisions for uncollectible accounts receivable of $1.6 million, and an investment write-down of $3.4 million. Restructuring costs include a $19.9 million loss on the sale of its spa businesses; $17.4 million for the write-off of leasehold improvements and equipment pertaining to the hair-removal business; $11.7 million for ongoing lease obligations, net of assumed sublease income; $10.4 million of estimated costs to terminate certain other obligations related to the ThermoLase hair-removal business (primarily payments to licensees and joint venture partners to sever relationships and terminate agreements); $0.4 million for losses on laser purchase commitments; $0.3 million to write down investments in international joint ventures; and $0.5 million for other related costs. The inventory provisions were for certain branded product lines at ThermoLase's
Creative Beauty Innovations, Inc. subsidiary that have been discontinued, and the investment write-down was to reduce the carrying value of ThermoLase's investment in a privately held company to its estimated disposal value.
      ThermoTrex and the Company recorded aggregate restructuring costs of $62.7 million during 1999, representing a write-off of cost in excess of net assets of acquired companies. Of the total write-off, $59.3 million was to write off cost in excess of net assets of acquired companies that arose from repurchases of ThermoLase common stock. This asset has become impaired as a result of continuing losses at ThermoLase and a decision to exit its principal business.
The balance of the write off was recorded by ThermoTrex as a result of a decision to hold for sale its Trex Communications subsidiary, and represents a reduction in the carrying value of Trex Communications to the amount of expected proceeds from its sale. Trex Communications designs and markets interactive information, voice-response, and call automation systems and manufactures ground-based satellite communication systems. Trex Communications' Computer
Communications Specialists, Inc. subsidiary was sold in December 1999, and Trex
Communications was sold in February 2000 primarily because these businesses would have required levels of investment in order to expand that exceeded amounts that ThermoTrex was willing to make available. In addition, ThermoTrex provided a reserve of $2.3 million for impairment of a note receivable from an unaffiliated company and $0.4 million of other restructuring costs.

11.    Restructuring and Other Unusual Costs, Net (continued)

Thermo TerraTech
      In May 1999, Thermo TerraTech announced that its majority-owned subsidiaries plan to sell several businesses. The businesses proposed to be sold include the used-oil processing operation of Thermo EuroTech, N.V.; three soil-recycling facilities of ThermoRetec, in addition to the sites previously announced; and the Randers division, BAC Killam Inc., and E3-Killam Inc.
businesses of The Randers Killam Group Inc., which provide engineering and construction services. Thermo TerraTech decided to sell these businesses because of low growth or profitability. In connection with these actions, Thermo
TerraTech recorded $58.3 million of restructuring and related costs, including restructuring costs of $56.5 million, a tax asset write-off of $1.1 million, and an inventory provision of $0.7 million. Restructuring costs include $22.2 million to write down cost in excess of net assets of acquired companies to reduce the carrying value of the businesses proposed to be sold to the estimated proceeds from their sale; $20.3 million to write down fixed assets to their estimated disposal value; $4.6 million for ongoing lease costs for facilities that will be exited in connection with the sale of certain businesses; $2.5 million for estimated land reclamation costs; $1.9 million to write off the cumulative foreign translation adjustment related to Thermo EuroTech's used-oil processing business; $1.8 million to write off intangible assets related to license acquisition costs at the used-oil processing business; $0.6 million for severance costs for 42 employees across all functions; and $0.4 million to write off other current assets associated with the businesses. The tax asset write-off represents a deferred tax asset that will not be realized as a result of selling
Thermo EuroTech's used-oil processing business. The inventory provision also relates to exiting this business. The write-down of fixed assets principally relates to special purpose equipment in the used-oil processing and soil-recycling businesses. In connection with the actions discussed above, the Company also recorded $1.7 million to write down cost in excess of net assets of acquired companies that arose in connection with the Company's prior repurchases of Thermo EuroTech common stock. The write off is a result of continuing losses and a decision to exit Thermo EuroTech's principal business. During January
2000, Thermo TerraTech sold the Randers division for an aggregate sales price of $0.5 million, resulting in a loss of $2.2 million, which was recorded in 1999.

Thermo Power
      Thermo Power undertook certain restructuring actions during 1999, which included a decision to divest of its ThermoLyte subsidiary, as well as a decision to outsource certain manufacturing and warranty functions and reduce staffing levels at certain other subsidiaries. ThermoLyte distributes specialty lighting products for the automotive, sporting goods, and marine markets. Thermo
Power made the decision to divest ThermoLyte in response to a lower than expected market for gas-fueled lighting products. In addition, Thermo Power wrote down certain assets at its Peek plc sales and service subsidiaries located in Malaysia and Croatia that have become impaired due to business conditions in those regions. In connection with these actions, Thermo Power recorded restructuring and related costs of $13.8 million, including $10.1 million of restructuring costs, inventory provisions of $3.0 million, costs for outsourcing certain warranty repairs of $0.5 million, and a provision for uncollectible accounts receivable of $0.2 million. Restructuring costs include $4.1 million for the write-off of cost in excess of net assets of acquired companies, of which $2.9 million was to reduce the carrying value of ThermoLyte to the estimated proceeds from its sale and $1.2 million was to reduce the carrying value of Thermo Power's investment in its Peek subsidiaries located in Malaysia and Croatia due to projected undiscounted cash flows from their operations being insufficient to recover its investment. In addition, restructuring costs include
$2.3 million of severance costs for 133 employees across all functions; $1.9 million for the write-down of certain fixed assets, principally at operations being exited; $1.6 million for lease costs at facilities being abandoned, and $0.2 million of other costs. Inventory provisions represent a write-down of inventories to estimated salvage value and consist of $1.9 million for raw materials for product lines being outsourced, $1.0 million for a discontinued product line, and $0.1 million for inventories at Peek's subsidiaries located in Malaysia and Croatia.


11.   Restructuring and Other Unusual Costs, Net (continued)

Thermo Fibertek
      During 1999, Thermo Fibertek recorded $2.3 million of restructuring costs and $7.3 million of unusual income, net. Restructuring costs consist of $1.3 million of severance costs for 24 employees across all functions and $1.0 million to terminate distributor agreements. Thermo Fibertek recorded unusual income of $11.0 million from a gain on the sale of its Thermo Wisconsin, Inc.
subsidiary. Thermo Fibertek decided to sell Thermo Wisconsin to divest of a non-strategic, cyclical operating unit that serves the graphics arts industry.
In addition, Thermo Fibertek recorded $2.8 million of unusual costs relating to impairment of a note receivable secured by a tissue mill. In the second quarter of 1999, Thermo Fibertek entered into a nonbinding letter of intent with a third party to dispose of this asset for an amount in excess of the carrying value.
Subsequently, however, the third party elected not to proceed with the transaction and Thermo Fibertek has written the asset down to its estimated recoverable value. Thermo Fibertek also recorded other unusual costs of $0.9 million, consisting of $0.5 million for the expected settlement of a legal dispute, $0.3 million for the impairment of a building held for disposal, and $0.1 million of other unusual costs.

Thermo Coleman
      During 1999, Thermo Coleman recorded $17.3 million of restructuring and related costs and $7.1 million of unusual income. Restructuring and related costs were recorded as a result of a decision to exit certain businesses through sale or closure. The businesses being exited include a unit that develops and markets information technology products and services and a business that develops and manufactures coherent laser radar equipment. These businesses will require significant investment to expand. Restructuring costs include $10.5 million to write off cost in excess of net assets of acquired companies, $2.3 million for the write down of fixed assets, $3.8 million of inventory provisions, a $0.4 million provision for a note receivable, and $0.3 million related to a loss on disposal of a business unit at its Thermo Information
Solutions subsidiary. The charges reduce the carrying values of the businesses to the estimated proceeds from their sale. The unusual income of $7.1 million represents a gain on the sale of its LiveOnTheNet.com subsidiary. This business performs Webcasting and Web page development, hosting and advertising.

Other
      In May 1999, a jury in the superior court of the state of Rhode Island rendered a verdict against the Company in connection with an installation in 1985 of a wastewater treatment system by a subsidiary of the Company. The plaintiff has submitted a brief to the court that sets forth a computation of prejudgment interest on the damages that, if approved by the court, would bring the total amount of the award to approximately $21 million, subject to additional interest accruals from May 1999. The Company believes that both the verdict and the interest computation are in error and has opposed the plaintiff's motion. The Company recorded a charge of $21 million for this matter in the second quarter of 1999.
      During 1999, the Company also decided to hold for sale its Peter
Brotherhood, Ltd. subsidiary, which manufactures steam turbines and compressors.
The Company recorded an $8.4 million write-down of fixed assets to reduce the carrying value of the business unit to the estimated proceeds from its sale.
      Thermo Trilogy recorded $4.0 million of restructuring and related costs, including $3.5 million of inventory provisions for product deemed excess based on recent demand, following a downturn in its sales of biopesticides, $0.4 million for severance for 14 employees, and $0.1 million of other costs.
      Thermedics recorded unusual costs of $0.8 million, primarily investment banking fees.


11.   Restructuring and Other Unusual Costs, Net (continued)

1998

Continuing Operations

      During 1998, the Company's continuing operations recorded restructuring and related costs of $32.5 million as described below, including restructuring and other unusual costs of $23.6 million, inventory write-downs of $8.6 million, and other costs of $0.3 million. The inventory write-downs are included in cost of revenues in the accompanying statement of operations. The charges occurred as a result of an economic crisis in Asia; a related downturn in the semiconductor industry; and depressed prices in the oil, petrochemical, and natural resources industries.

Life Sciences
      During 1998, the Life Sciences segment recorded restructuring and related costs of $9.0 million. Restructuring costs consist of $4.6 million related to severance costs for 190 employees across all functions and $1.3 million of facility-closing costs including $1.2 million of asset write-downs and $0.1 million of lease costs for facilities in the United Kingdom with obligations through 1999. In addition, the Company recorded a write-down of inventories totaling $2.8 million related to discontinuing several low-margin product lines and the disposal of inventories at a manufacturing facility being closed. The
Company also recorded a charge of $0.3 million for its share of restructuring costs at a joint venture as a reduction in the Company's equity in earnings of unconsolidated subsidiaries, which is included in other expense in the accompanying statement of operations.

Optical Technologies
      The Optical Technologies segment recorded restructuring and related costs of $17.7 million in 1998. Restructuring costs of $12.4 million consist of $9.2 million related to severance costs for 419 employees across all functions, $2.2 million for facility-closing costs for facilities in the United Kingdom, a loss of $0.4 million related to the sale of a division, and $0.6 million of other costs. The $2.2 million of facility-closing costs include $1.4 million for lease payments on abandoned facilities with lease obligations through 2000 and $0.8 million to write down related fixed assets. The Company also recorded inventory write-downs of $5.3 million related to discontinuing certain product lines and increased excess and obsolescence reserves associated with lower product demand.

Measurement and Control
      The Measurement and Control segment recorded restructuring and related costs of $5.4 million in 1998. Restructuring costs of $3.3 million consist of $2.3 million related to severance costs for 171 employees across all functions, $0.8 million for the write off of cost in excess of net assets of acquired businesses for an operating unit that was closed, and $0.2 million of facility-closing costs, primarily write-downs of fixed assets at abandoned facilities. The Company also recorded $0.5 million of inventory write-downs, primarily for products deemed excess based on recent demand.
      In addition, five former employees of Thermo Instrument's Epsilon
Industrial, Inc. subsidiary had sought damages in an arbitration proceeding for alleged breaches of agreements entered into with such employees prior to Epsilon's acquisition by Thermo Instrument. The arbitrators rendered a decision with respect to such claims during 1998, and the Company recorded $1.6 million of unusual costs related to the resolution of this matter in 1998.

Corporate
      During 1998 the Company recorded $0.4 million of other restructuring and unusual costs.



11.   Restructuring and Other Unusual Costs, Net (continued)

Discontinued Operations

      The 1998 charges for restructuring and related actions undertaken by the Company's discontinued operations totaled $27.8 million and are included in income from discontinued operations, net of income taxes and minority interest, in the accompanying statement of operations.

ThermoTrex
      ThermoLase recorded restructuring and related costs of $17.0 million during 1998, including $6.9 million for the write-off of a tax asset.
Restructuring costs of $8.2 million recorded during 1998 consist of $4.6 million related to the closure of three Spa Thira locations and $3.6 million in connection with the closure of another spa that was operated under a joint venture agreement, primarily to liquidate the joint venture and to write-off
ThermoLase's remaining investment. The decision to close the spas followed unsuccessful efforts to reduce operating losses in these facilities. The $4.6 million of restructuring costs included $2.4 million for the write-off of leasehold improvements and related spa assets and $2.2 million primarily for abandoned-facility payments. ThermoLase also recorded restructuring costs of $1.9 million related to certain actions, including the relocation of its headquarters from California to Texas, where it maintains another facility. The relocation of ThermoLase's headquarters occurred in an effort to reduce costs.
This amount included $1.1 million for severance for 40 terminated employees and $0.8 million for the write-off of fixed assets no longer of use. In addition, ThermoLase also recorded a charge of $6.9 million to write off certain tax assets, primarily loss carryforwards due to uncertainty concerning their realization as a result of ThermoLase's recent operating results.

Thermo TerraTech
      Thermo TerraTech recorded restructuring costs of $10.2 million during 1998. Of these restructuring costs, $9.2 million was recorded by ThermoRetec, in connection with the closure of two soil-recycling facilities. The decision to close these facilities resulted from a downturn in operating results that Thermo
TerraTech believes was due in part to relaxed enforcement of state rules concerning disposal of contaminated soil and an increase in disposal alternatives. The costs included a $6.3 million write-down of fixed assets to their estimated disposal value of $0.9 million and a $1.9 million write-off of intangible assets, including $0.7 million of cost in excess of net assets of acquired companies, $1.0 million for ongoing lease costs and severance for 13 employees, 6 of whom were terminated in 1998, as well as other closure costs. In addition, Thermo TerraTech recorded $1.0 million of restructuring costs for abandoned-facility payments relating to the consolidation of the facilities of another business. The consolidation of facilities occurred in an effort to reduce costs.

Other
      During 1998, Thermo Power recorded restructuring and other unusual costs of $1.0 million relating to a loss on discontinuance and subsequent sale of its engines business. The Company's wholly owned SensorMedics subsidiary recorded restructuring costs of $0.8 million, primarily for severance, in connection with the reorganization of a subsidiary in the Netherlands. The 1998 amount also included a gain of $1.4 million from the sale of a business at Thermo
Information Solutions and restructuring and other unusual costs of $0.2 million.

11.   Restructuring and Other Unusual Costs, Net (continued)

1997

Continuing Operations

      During 1997, the Company's continuing operations recorded restructuring and other unusual income, net, of $11.0 million and inventory provisions of $4.4 million, as described below.

Life Sciences
      In connection with Thermo Instrument's acquisition of Life Sciences, the Life Sciences segment recorded an adjustment to cost of revenues of $2.9 million relating to the sale of inventories that were revalued at the date of its acquisition.

Optical Technologies
      In December 1997, ThermoSpectra sold its Linac business for $5.0 million in cash and $2.1 million in equity securities, resulting in a gain of $2.3 million. ThermoSpectra also recorded $1.0 million of restructuring costs, representing severance costs for 40 employees, and $0.8 million of inventory provisions related to a decision to discontinue an underperforming product line.
In addition, in connection with Thermo Instrument's acquisition of Life
Sciences, this segment recorded an adjustment to cost of revenues of $0.7 million relating to the sale of inventories that were revalued at the date of its acquisition.

Power Generation
      During 1997, the Company settled two legal cases in which it was a defendant concerning development of a proposed waste-to-energy facility and development and construction of an alternative-energy facility. These matters were settled for amounts less than the damages that had been sought by the plaintiffs and less than the amounts that had been reserved by the Company. As a result, the Company reversed $9.7 million of reserves previously established for these matters, which is included in restructuring and other unusual costs in 1997.

Discontinued Operations

      The 1997 charges for restructuring and related actions undertaken by the Company's discontinued operations totaled $12.3 million and are included in income from discontinued operations, net of income taxes and minority interest, in the accompanying statement of operations.

Thermo TerraTech
      Thermo TerraTech recorded restructuring costs of $7.8 million in 1997 to write down certain capital equipment and intangible assets, including cost in excess of net assets of acquired companies, in response to a severe downturn in ThermoRetec's soil-remediation business that resulted in the disposal of two soil-remediation sites in Virginia and Florida during 1997 and reduced cash flows at sites in Maryland and New York, such that analysis indicated that the investment in these assets would not be recovered. The charge included the write-off of $2.2 million of cost in excess of net assets of acquired companies and $0.2 million of fixed assets at facilities being closed, as well as the write-off of $2.6 million of other intangibles and $2.5 million of fixed assets at facilities remaining open. In addition, Thermo TerraTech incurred $0.3 million of other costs. The fair value of assets held for sale or disposal was determined based on estimated disposal value. The fair value of assets held for use was determined based on a cash flow analysis.

11.   Restructuring and Other Unusual Costs, Net (continued)

Other
      In 1997, the Company's discontinued operations also recorded $3.1 million of restructuring and other unusual costs, primarily severance, at several businesses and $1.4 million at Trex Communications for the write-off of in-process technology relating to an acquisition. This amount represents the portion of the purchase price allocated to technology in development at the acquired business.
      The following tables summarize the cash components of the Company's restructuring plans. The noncash components and other amounts reported as restructuring and unusual costs (income), net in the accompanying statement of operations have been summarized in the notes to the tables.

Continuing Operations

                                                                 Abandonment
                                                                   of Excess
(In thousands)                                      Severance     Facilities          Other         Total
----------------------------------------------- -------------- -------------- -------------- -------------

1997 Restructuring Plans
 Costs incurred in 1997 (a)                         $     953      $       -      $       -      $     953
 1997 usage                                              (709)             -              -           (709)
 Currency translation                                       -              -              -              -
                                                    ---------      ---------      ---------      ---------

 Balance at January 3, 1998 (b)                           244              -              -            244
 1998 usage                                              (244)             -              -           (244)
 Currency translation                                       -              -              -              -
                                                    ---------      ---------      ---------      ---------

 Balance at January 2, 1999, and                    $       -      $       -      $       -      $       -
   January 1, 2000                                  =========      =========      =========      =========

1998 Restructuring Plans
 Costs incurred in 1998 (c)                         $  15,700      $   1,656      $   1,420      $  18,776
 1998 usage                                            (6,630)          (418)          (670)        (7,718)
 Currency translation                                     211             25             26            262
                                                    ---------      ---------      ---------      ---------

 Balance at January 2, 1999 (d)                         9,281          1,263            776         11,320
 Costs incurred in 1999 (e)                             1,486          1,280            652          3,418
 1999 usage                                            (7,205)        (2,046)          (838)       (10,089)
 Reversal of reserves (f)                              (2,101)          (217)             -         (2,318)
 Currency translation                                    (568)           (55)           (26)          (649)
                                                    ---------      ---------      ---------      ---------

 Balance at January 1, 2000                         $     893      $     225      $     564      $   1,682
                                                    =========      =========      =========      =========

1999 Restructuring Plans
 Costs incurred in 1999 (g)                         $   4,127      $     324      $   7,853      $  12,304
 1999 Usage                                              (287)             -         (2,115)        (2,402)
                                                    ---------      ---------      ---------      ---------

 Balance at January 1, 2000 (h)                     $   3,840      $     324      $   5,738      $   9,902
                                                    =========      =========      =========      =========


11.   Restructuring and Other Unusual Costs, Net (continued)

(a) Reflects restructuring costs of $1.0 million in the Optical Technologies segment. Excludes a $9.7 million reversal of litigation reserves at the Power Generation segment and a $2.3 million gain on sale of business in the Optical Technologies segment.
(b) The balance of accrued severance at year-end 1997 represents amounts for planned severances in the Optical Technologies segment, which occurred in 1998.
(c) Reflects restructuring costs of $5.9 million, $12.4 million, $4.9 million, and $0.4 million in the Life Sciences, Optical Technologies, and Measurement and Control segments; and the corporate headquarters, respectively. Excludes noncash charges of $1.1 million, $1.1 million, and $1.0 million in the Life
    Sciences, Optical Technologies, and Measurement and Control segments, respectively, and $1.6 million of cash costs in the Measurement and Control segment related to an arbitration matter, which was paid in 1998.
(d) The balance of accrued severance at year-end 1998 represents amounts for planned severances principally in the Life Sciences and Optical Technologies segments, substantially all of which occurred in 1999. The balance of accrued abandoned-facility costs represents lease costs that will be paid through 2000. The balance of accrued other costs represents exit costs at the Optical Technologies segment for costs that will be paid through 2000.
(e) Reflects restructuring costs of $3.1 million and $0.3 million in the Optical
    Technologies and Measurement and Control segments, respectively. Excludes a noncash charge of $0.1 million in the Measurement and Control segment.
(f) Reflects reversals of previously recorded restructuring costs of $0.3 million, $1.4 million, and $0.6 million in the Life Sciences, Optical
    Technologies, and Measurement and Control segments, respectively.
(g) Reflects restructuring costs, net, of $1.7 million, $29.9 million, $125.7 million, and $5.7 million in the Optical Technologies, Measurement and Control, and Power Generation segments; and the corporate headquarters, respectively, and a $0.3 million reversal of restructuring charges in the Life Sciences segment. Excludes noncash charges, net, of $30.2 million, $118.2 million, and $0.9 million in the Measurement and Control and Power
    Generation segments and the corporate headquarters, respectively. Also excludes an unusual gain of $13.5 million at the Power Generation segment and unusual costs of $0.3 million at the Measurement and Control segment.
(h) The balance of accrued severance at year-end 1999 represents severance obligations, principally at the Company's corporate headquarters. These payments will occur primarily through the first half of 2000. The balance of accrued abandoned-facility costs represents lease costs that will be paid during 2000. The balance of accrued other costs primarily represents land reclamation and fuel contract cancellation costs at the Power Generation segment, which are expected to be paid in 2000.


11.   Restructuring and Other Unusual Costs, Net (continued)

Discontinued Operations

                                                                 Abandonment
                                                                   of Excess
(In thousands)                                      Severance     Facilities          Other         Total
----------------------------------------------- -------------- -------------- -------------- -------------

1997 Restructuring Plans
 Costs incurred in 1997 (a)                         $   2,107      $     485      $     795      $   3,387
 1997 usage                                            (1,737)          (444)          (386)        (2,567)
 Currency translation                                       -              -              6              6
                                                    ---------      ---------      ---------      ---------

 Balance at January 3, 1998 (b)                           370             41            415            826
 1998 usage                                              (370)           (41)          (376)          (787)
 Currency translation                                       -              -             (5)            (5)
                                                    ---------      ---------      ---------      ---------

 Balance at January 2, 1999                                 -              -             34             34
 1999 usage                                                 -              -            (34)           (34)
                                                    ---------      ---------      ---------      ---------

 Balance at January 1, 2000                         $       -      $       -      $       -      $       -
                                                    =========      =========      =========      =========

1998 Restructuring Plans
 Costs incurred in 1998 (c)                         $   2,170      $   4,279      $   2,552      $   9,001
 1998 usage                                            (1,020)          (121)        (2,100)        (3,241)
                                                    ---------      ---------      ---------      ---------

 Balance at January 2, 1999 (d)                         1,150          4,158            452          5,760
 1999 usage                                              (550)        (1,550)          (376)        (2,476)
 Transfers to 1999 plans (e)                                -         (1,141)           (76)        (1,217)
 Reversal of reserves (f)                                (300)             -              -           (300)
 Currency translation                                    (102)             -              -           (102)
                                                    ---------      ---------      ---------      ---------

 Balance at January 1, 2000                         $     198      $   1,467      $       -      $   1,665
                                                    =========      =========      =========      =========

1999 Restructuring Plans
 Costs incurred in 1999 (g)                         $   8,934      $  20,328      $  18,343      $  47,605
 Transfers from 1998 plans (e)                              -          1,141             76          1,217
 1999 Usage                                            (5,472)        (2,374)        (8,438)       (16,284)
 Reversal of reserves (h)                                (438)             -              -           (438)
 Currency translation                                    (342)           (95)          (238)          (675)
                                                    ---------      ---------      ---------      ---------

 Balance at January 1, 2000 (i)                     $   2,682      $  19,000      $   9,743      $  31,425
                                                    =========      =========      =========      =========



11.   Restructuring and Other Unusual Costs, Net (continued)

(a) Excludes noncash charges of $8.9 million.
(b) The balance of accrued severance at year-end 1997 represents amounts for planned severances at SensorMedics, which occurred in 1998. The balance of accrued other costs at year-end 1997 represents exit costs at Thermo
    Fibertek and Peter Brotherhood, which were substantially expended in 1998.
(c) Excludes noncash charges of $13.3 million and $1.4 million of gain on sale of business.
(d) The balance of accrued severance at year-end 1998 represents amounts for planned severances principally at SensorMedics, which were substantially paid in 1999. The balance of accrued abandoned-facility costs represents lease costs that will be paid through 2008. The balance of accrued other costs represents exit costs primarily at ThermoLase, which were paid in 1999.
(e) A favorable resolution in 1999 of lease obligations at facilities exited by
    ThermoLase under its 1998 plan reduced the cost of ThermoLase's 1999 plan to exit certain other facilities.
(f) Reflects a reversal of previously accrued severance costs at SensorMedics.
(g) Excludes noncash charges of $181.2 million, principally at ThermoTrex and
    Thermo TerraTech.
(h) Reflects a reversal of previously accrued severance costs at Thermo Power.
(i) The balance of accrued severance at year-end 1999 represents amounts for planned severances, principally at Thermo Power and Trex Medical. These payments will occur primarily through the first half of 2000. The balance of accrued abandoned-facility costs represents lease costs that will be paid through
    2014.

12.   Supplemental Cash Flow Information

(In thousands)                                                                1999        1998       1997
----------------------------------------------------------------------- ----------- ----------- ----------

Cash Paid For
 Interest                                                               $   65,653  $   54,135  $   84,637
 Income taxes                                                               71,637      88,726     109,517

Noncash Activities
 Conversions of Company and subsidiary convertible obligations          $    9,277  $   11,911  $  242,313
                                                                        ==========  ==========  ==========

 Issuance of subsidiary subordinated convertible debentures in          $        -  $   15,859  $        -
   connection with exchange offer                                       ==========  ==========  ==========

 Exchange of subsidiary common stock for common stock of                $        -  $   40,500  $        -
                                                                        ==========  ==========  ==========
   subsidiary subject to redemption

 Fair value of assets of acquired companies                             $  622,955  $  235,902  $  694,675
 Cash paid for acquired companies                                         (398,372)   (182,406)   (551,075)
 Issuance of short- and long-term obligations for acquired company         (14,852)          -           -
 Issuance of subsidiary stock options for acquired company                       -           -      (1,693)
 Amount payable for acquired company                                             -           -     (19,117)
                                                                        ----------  ----------  ----------

     Liabilities assumed of acquired companies                          $  209,731  $   53,496  $  122,790
                                                                        ==========  ==========  ==========



13.   Fair Value of Financial Instruments

      The Company's financial instruments consist mainly of cash and cash equivalents, available-for-sale investments, accounts receivable, short-term obligations and current maturities of long-term obligations, advance payable to affiliates, accounts payable, long-term obligations, common stock of subsidiary subject to redemption, forward foreign exchange contracts, and interest rate swaps. The carrying amounts of cash and cash equivalents, accounts receivable, short-term obligations and current maturities of long-term obligations
(excluding convertible obligations), advance payable to affiliates, and accounts payable approximate fair value due to their short-term nature.
      Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices (Note 2).
      The carrying amount and fair value of the Company's long-term obligations, common stock of subsidiary subject to redemption, and off-balance-sheet financial instruments are as follows:

                                                                         1999                      1998
                                                         ------------------------  --------------------
                                                            Carrying         Fair    Carrying        Fair
(In thousands)                                                Amount        Value      Amount       Value
-------------------------------------------------------- ------------ ------------ ----------- -----------

Current Maturities of Convertible Obligations            $   155,081  $   152,103  $        -  $         -
                                                         ===========  ===========  ==========  ===========

Long-term Obligations:
 Convertible obligations                                 $ 1,381,805  $ 1,110,626  $1,603,094  $ 1,387,049
 Other                                                       184,169      183,217     205,488      213,452
                                                         -----------  -----------  ----------  -----------

                                                         $ 1,565,974  $ 1,293,843  $1,808,582  $ 1,600,501
                                                         ===========  ===========  ==========  ===========

Common Stock of Subsidiary Subject to Redemption         $     7,692  $     6,553  $   40,500  $    32,250
                                                         ===========  ===========  ==========  ===========

Off-balance-sheet Financial Instruments:
 Forward foreign exchange contracts payable                           $       400              $       883
 Interest rate swaps receivable                                       $       171              $       989

      The fair value of long-term obligations was determined based on quoted market prices and on borrowing rates available to the Company at the respective year ends. The fair value of common stock of subsidiary subject to redemption was determined based upon quoted market prices.
      The notional amounts of forward foreign exchange contracts outstanding, excluding the contracts at SPLI discussed below, totaled $76.2 million and $31.6 million at year-end 1999 and 1998, respectively. Additionally, the notional amount of the Company's interest rate swap agreements was $21.2 million and $41.5 million at year-end 1999 and 1998, respectively (Note 5). The fair value of such contracts and swap agreements is the estimated amount that the Company would pay or receive upon termination of the contract, taking into account the change in foreign exchange rates on forward foreign exchange contracts, and market interest rates and the creditworthiness of the counterparties on interest rate swap agreements. The forward foreign exchange contracts of SPLI that are not hedges of firm commitments are recorded in the accompanying balance sheet at fair value. The fair value of these contracts was $2.0 million at year-end 1999 and is included in other deferred items in the accompanying balance sheet (Note
11).




14.   Business Segment and Geographical Information

      The Company's businesses are managed in four segments:
      -  Life Sciences:  systems for drug discovery and medical diagnosis and for chemical analysis at ultratrace levels;
      -  Optical Technologies:  optical and energy-based analytical systems; high-power laser systems; and industrial imaging, inspection, and measurement instruments;
      -  Measurement and Control:  on-line systems for industrial process and quality control, field-measurement instruments, and real-time sensors; and
      -  Power Generation:  independent electric power generation.

(In thousands)                                                                1999        1998       1997
----------------------------------------------------------------------- ----------- ----------- ----------

Business Segment Information
Revenues:
 Life Sciences                                                          $  762,843  $  703,523  $  665,065
 Optical Technologies                                                      802,008     677,079     715,296
 Measurement and Control                                                   747,336     518,616     457,228
 Power Generation                                                          176,573     174,899     168,112
 Intersegment (a)                                                          (17,567)    (18,312)    (26,099)
                                                                        ----------  ----------  ----------

                                                                        $2,471,193  $2,055,805  $1,979,602
                                                                        ==========  ==========  ==========
Income from Continuing Operations Before Income Taxes, Minority
Interest, and Extraordinary Items:
 Life Sciences (b)                                                      $  117,147  $  101,065  $  107,919
 Optical Technologies (c)                                                   83,546      74,859      98,804
 Measurement and Control (d)                                                18,542      45,992      59,897
 Power Generation (e)                                                      (82,902)     42,401      60,945
                                                                        ----------  ----------  ----------

   Total Segment Income (f)                                                136,333     264,317     327,565
 Corporate and Other (g)                                                   (98,847)     (9,824)     25,556
                                                                        ----------  ----------  ----------

                                                                        $   37,486  $  254,493  $  353,121
                                                                        ==========  ==========  ==========

Total Assets:
 Life Sciences                                                          $1,152,372  $1,224,230  $1,068,014
 Optical Technologies                                                    1,072,465     943,881     953,933
 Measurement and Control                                                   951,833     729,300     654,016
 Power Generation                                                          373,785     445,097     432,880
 Corporate (h)                                                           1,631,387   2,078,552   1,852,203
                                                                        ----------  ----------  ----------

                                                                        $5,181,842  $5,421,060  $4,961,046
                                                                        ==========  ==========  ==========
Depreciation and Amortization:
 Life Sciences                                                          $   30,573  $   28,816  $   25,856
 Optical Technologies                                                       32,798      26,442      26,334
 Measurement and Control                                                    25,960      18,179      13,285
 Power Generation                                                           22,147      20,962      19,201
 Corporate                                                                   2,163       1,748       1,417
                                                                        ----------  ----------  ----------

                                                                        $  113,641  $   96,147  $   86,093
                                                                        ==========  ==========  ==========


14.   Business Segment and Geographical Information (continued)

(In thousands)                                                           1999           1998         1997
---------------------------------------------------------------- ------------- -------------- ------------

Capital Expenditures:
 Life Sciences                                                     $   14,490    $    15,815    $   10,645
 Optical Technologies                                                  28,223         12,722        11,066
 Measurement and Control                                               12,705          7,173        11,018
 Power Generation                                                      25,979         48,197        20,973
 Corporate                                                              5,820          2,621         1,333
                                                                   ----------    -----------    ----------

                                                                   $   87,217    $    86,528    $   55,035
                                                                   ==========    ===========    ==========
Geographical Information
Revenues (i):
 United States                                                     $1,699,183    $ 1,402,254    $1,341,488
 England                                                              339,151        316,326       311,391
 Other                                                                779,396        608,188       593,263
 Transfers among geographical areas (a)                              (346,537)      (270,963)     (266,540)
                                                                   ----------    -----------    ----------

                                                                   $2,471,193    $ 2,055,805    $1,979,602
                                                                   ==========    ===========    ==========

Long-lived Assets (j):
 United States                                                     $  439,998    $   481,884    $  463,025
 Sweden                                                                66,339             93           754
 Other                                                                 88,044         65,941        64,552
                                                                   ----------    -----------    ----------

                                                                   $  594,381    $   547,918    $  528,331
                                                                   ==========    ===========    ==========

Export Sales Included in United States Revenues Above (k)          $  435,558    $   402,104    $  400,524
                                                                   ==========    ===========    ==========

(a) Intersegment sales and transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.
(b) Includes restructuring and other unusual income of $0.3 million in 1999 and restructuring and other unusual costs of $5.9 million in 1998. Includes charges of $2.8 million and $2.9 million in 1998 and 1997, respectively, primarily for the sale of inventories revalued in connection with acquisitions and other inventory provisions.
(c) Includes restructuring and other unusual costs of $1.7 million and $12.4 million in 1999 and 1998, respectively, and restructuring costs and other unusual income, net, of $1.3 million in 1997. Includes charges of $3.2 million, $5.3 million, and $1.5 million in 1999, 1998, and 1997, respectively, primarily for the sale of inventories revalued in connection with acquisitions and other inventory provisions.
(d) Includes restructuring and other unusual costs of $30.2 million and $4.9 million in 1999 and 1998, respectively. Includes charges of $6.3 million and
    $0.5 million in 1999 and 1998, respectively, primarily for the sale of inventories revalued in connection with acquisitions and other inventory provisions.
(e) Includes restructuring and other unusual costs, net, of $112.2 million and a revenue reversal of $2.8 million in 1999 and restructuring and other unusual income of $9.7 million in 1997.
(f) Segment income is income before corporate general and administrative expenses, other income and expense, minority interest expense, income taxes, and extraordinary items.
(g) Includes corporate general and administrative expenses, other income and expense (Note 10), and gain on issuance of stock by subsidiaries. Includes restructuring and unusual costs of $5.7 million at the Company's headquarters and other expense of $3.6 million for impairment of investments in 1999.
(h) Primarily cash and cash equivalents, short- and long-term investments, and property and equipment at the Company's headquarters.
(i) Revenues are attributed to countries based on selling location.
(j) Includes property, plant, and equipment, net and other long-term tangible assets.
(k) In general, export revenues are denominated in U.S. dollars.


15.   Earnings (Loss) per Share

(In thousands except per share amounts)                                     1999         1998        1997
-------------------------------------------------------------------- ------------ ------------ -----------

Basic
Income (Loss) from Continuing Operations Before Extraordinary Items    $ (14,580)   $ 114,676    $ 174,665
Income (Loss) from Discontinued Operations                              (111,462)      66,785       64,663
Provision for Loss on Disposal of Discontinued Operations                (50,000)           -            -
Extraordinary Items                                                        1,469          440            -
                                                                       ---------    ---------    ---------

Net Income (Loss)                                                      $(174,573)   $ 181,901    $ 239,328
                                                                       ---------    ---------    ---------

Weighted Average Shares                                                  157,987      161,866      152,489
                                                                       ---------    ---------    ---------

Basic Earnings (Loss) per Share:
 Continuing operations before extraordinary items                      $   (.09)    $     .71    $    1.15
 Discontinued operations                                                  (1.02)          .41          .42
 Extraordinary items                                                         .01            -            -
                                                                       ---------    ---------    ---------

                                                                       $  (1.10)    $    1.12    $    1.57
                                                                       ========     =========    =========

Diluted
Income (Loss) from Continuing Operations Before Extraordinary Items    $ (14,580)   $ 114,676    $ 174,665
Income (Loss) from Discontinued Operations                              (111,462)      66,785       64,663
Provision for Loss on Disposal of Discontinued Operations                (50,000)           -            -
Extraordinary Items                                                        1,469          440            -
                                                                       ---------    ---------    ---------

Net Income (Loss)                                                       (174,573)     181,901      239,328

Effect of:
 Convertible obligations                                                       -            -       18,814
 Majority-owned subsidiaries' dilutive securities - continuing            (3,071)      (4,871)      (8,853)
   operations
 Majority-owned subsidiaries' dilutive securities - discontinued            (145)        (235)      (1,072)
   operations                                                          ---------    ---------    ---------

Income (Loss) Available to Common Shareholders, as Adjusted            $(177,789)   $ 176,795    $ 248,217
                                                                       ---------    ---------    ---------

Weighted Average Shares                                                  157,987      161,866      152,489
Effect of:
 Convertible obligations                                                       -            -       21,596
 Stock options                                                                 -        1,107        1,997
                                                                       ---------    ---------    ---------

Weighted Average Shares, as Adjusted                                     157,987      162,973      176,082
                                                                       ---------    ---------    ---------

Diluted Earnings (Loss) per Share:
 Continuing operations before extraordinary items                      $    (.11)   $     .67    $    1.05
 Discontinued operations                                                   (1.02)         .41          .36
 Extraordinary items                                                         .01            -            -
                                                                       ---------    ---------    ---------

                                                                       $   (1.13)   $    1.08    $    1.41
                                                                       =========    =========    =========



15.   Earnings (Loss) per Share (continued)

      Options to purchase 12,200,000, 3,845,000, and 1,160,000 shares of common stock were not included in the computation of diluted earnings (loss) per share for 1999, 1998, and 1997, respectively, because the options' exercise prices were greater than the average market price for the common stock and their effect would have been antidilutive.
      The computation of diluted earnings (loss) per share for 1999 and 1998 excludes the effect of assuming the conversion of the Company's $568.8 million principal amount 4 1/4% subordinated convertible debentures, convertible at $37.80 per share, because the effect would be antidilutive. In addition, the computation of diluted earnings (loss) per share for 1999 excludes the effect of assuming the repurchase of 2,367,000 shares of Company common stock at a weighted average exercise price of $14.06 per share in connection with put options (Note 7), because the effect would be antidilutive.

16.   Comprehensive Income

      Comprehensive income combines net income (loss) and "other comprehensive items," which represents certain amounts that are reported as components of shareholders' investment in the accompanying balance sheet, including foreign currency translation adjustments and unrealized net of tax gains and losses on available-for-sale investments.
      Accumulated other comprehensive items in the accompanying balance sheet consists of the following:

(In thousands)                                                                             1999      1998
------------------------------------------------------------------------------------- ---------- ---------

Cumulative Translation Adjustment                                                      $(62,604)  $(12,120)
Net Unrealized Gains on Available-for-sale Investments                                    7,688      1,254
                                                                                       --------   --------

                                                                                       $(54,916)  $(10,866)
                                                                                       ========   ========
      Unrealized gains (losses) on available-for-sale investments, a component of other comprehensive items in the accompanying statement of comprehensive income and shareholders' investment, includes the following:

(In thousands)                                                                  1999       1998      1997
-------------------------------------------------------------------------- ---------- ---------- ---------

Unrealized Holding Gains (Losses) Arising During the Year (net                $7,356   $ (1,442)  $  4,941
 of income tax provision (benefit) of $4,246, $(603), and $3,124)
Reclassification Adjustment for Gains Included in Net Income                    (922)    (7,687)    (3,009)
 (Loss) (net of income tax provision of $615, $5,125, and $2,006)             ------   --------   --------

Net Unrealized Gains (Losses) (net of income tax provision                    $6,434   $ (9,129)  $  1,932
 (benefit) of $3,631, $(5,728), and $1,118)                                   ======   ========   ========

17.   Proposed Reorganization and Discontinued Operations

Proposed Reorganization
      In January 2000, the Company announced a proposed reorganization involving the Company and certain of its subsidiaries. The reorganization would split the Company into three independent public entities. The continuing Thermo Electron will focus on its core business of measurement and detection instruments. This business consists of Thermo Instrument and its subsidiaries, Thermedics
Detection, and Thermo Sentron. The Company's plans also include spinning off as a dividend to Company shareholders Thermo Fibertek and a newly created medical products company that will focus on patient monitoring and respiratory equipment.


17.   Proposed Reorganization and Discontinued Operations (continued)

      In addition to the majority-owned subsidiaries the Company had previously announced its intention to repurchase, the Company intends to repurchase the publicly-traded shares it does not already own in Thermo Optek, ThermoQuest, Thermo BioAnalysis, Metrika Systems, ONIX Systems, Thermo Instrument, and
Thermedics. The Company also announced the terms of its previously announced repurchases of Thermo Sentron, Thermedics Detection, and Thermo Ecotek.
      Because Thermo Instrument owns more than 90% of the outstanding shares of Thermo Optek and ThermoQuest common stock, each of these companies is expected to be repurchased through a short-form merger at $15.00 and $17.00 per share, respectively. Also, Thermo Instrument intends to conduct tender offers of $28.00 per share for Thermo BioAnalysis, $9.00 per share for Metrika Systems, and $9.00 per share for ONIX Systems in order to bring its and the Company's collective ownership of these businesses to at least 90%. If the tender offers are successful, each of these companies would then be spun into Thermo Instrument through a short-form merger at the same prices as the tender offers.
      Thermedics has commenced cash tender offers of $8.00 and $15.50 per share for Thermedics Detection and Thermo Sentron, respectively, in order to bring its and the Company's collective ownership of these companies to at least 90%. If the tender offers are successful, each of these companies would then be spun into Thermedics through a short-form merger at the same prices as the tender offers.
      The Company also plans to conduct exchange offers for Thermo Instrument and Thermedics in which shares of Company common stock would be offered to Thermo Instrument and Thermedics shareholders in exchange for their shares in order to bring the Company's ownership in each of them to at least 90%. The exchange ratio for Thermo Instrument has been set at 0.85 shares of Company common stock for each share of Thermo Instrument, and the exchange ratio for Thermedics has been set at 0.45 shares of Company common stock for each share of Thermedics. If the exchange offers are successful, Thermo Instrument and Thermedics would then be spun into the Company through short-form mergers at the same exchange ratios that are being offered in the exchange offers.
      Because the Company owns more than 90% of the outstanding shares of Thermo
Ecotek, the Company expects to repurchase Thermo Ecotek through a short-form merger. Thermo Ecotek shareholders will receive 0.431 shares of Company common stock for each share of Thermo Ecotek held. Although it is no longer a core business under the reorganization plan, Thermo Ecotek will be taken private and remain within Thermo Electron while the company continues to evaluate how to best exit the business while maximizing shareholder value.
      The spinoffs of Thermo Fibertek and the medical products company will require a favorable ruling by the Internal Revenue Service regarding the tax treatment of the spinoffs, review by the SEC of necessary filings related to the medical products company, final Company Board of Directors approvals, and other customary conditions. In addition, the spinoff of the medical products company will be conditioned on the successful completion of the proposed repurchases of Thermo Instrument and Thermedics.
      The repurchase of Thermo Optek, ThermoQuest, and Thermo Ecotek will require review by the SEC of necessary filings. The tender offers for Thermo
BioAnalysis, Metrika Systems, ONIX Systems, Thermedics Detection, and Thermo
Sentron, as well as the proposed exchange offers for Thermo Instrument and Thermedics, will require: review by the SEC of necessary filings; the receipt of enough acceptances from minority shareholders so that Thermo Instrument's, Thermedics', and/or the Company's (as applicable) equity ownership of each of the companies to be repurchased reaches at least 90%; and other customary conditions.
      The short-form mergers for Thermo Optek, ThermoQuest, and Thermo Ecotek are expected to be completed by the end of the second quarter of 2000. Thermo
Instrument and Thermedics expect to conduct their respective tender offers during the second quarter of 2000. The Company expects to conduct the exchange offers for Thermo Instrument and Thermedics during the second quarter of 2000.
      In March 1999, Thermedics acquired, through a merger, all of the outstanding shares of Thermo Voltek common stock that Thermedics and the Company did not already own. Subsequent to this transaction, Thermedics and the Company owned approximately 97% and 3%, respectively, of the outstanding common stock of Thermo Voltek, which ceased to be publicly traded.


17.   Proposed Reorganization and Discontinued Operations (continued)

      In May 1999, Thermo Power entered into a definitive agreement and plan of merger with the Company pursuant to which the Company would acquire, for $12.00 per share in cash, all of the outstanding shares of common stock of Thermo Power not already owned by the Company. This merger was completed in October 1999 and the common stock of Thermo Power has ceased to be publicly traded.
      In May 1999, ThermoSpectra entered into a definitive agreement and plan of merger with Thermo Instrument pursuant to which Thermo Instrument would acquire, for $16.00 per share in cash, all of the outstanding shares of common stock of ThermoSpectra not already owned by Thermo Instrument or the Company. This merger was completed in December 1999. In July 1999, Thermo Vision entered into a definitive agreement and plan of merger with Thermo Instrument pursuant to which Thermo Instrument would acquire, for $7.00 per share in cash, all of the outstanding shares of common stock of Thermo Vision not already owned by Thermo
Instrument or the Company. This merger was completed in January 2000.
ThermoSpectra's and Thermo Vision's common stock have ceased to be publicly traded.
      In October 1999, Thermo TerraTech entered into a definitive agreement and plan of merger with the Company pursuant to which the Company would acquire all of Thermo TerraTech's outstanding shares of common stock not already owned by the Company in exchange for a number of shares of the Company's common stock to be determined based upon the average closing price of the Company's common stock during the 20 trading days ending five days prior to the effective date of the merger. Under the agreement, Thermo TerraTech shareholders would receive Company common stock valued between $7.25 and $9.25 per share of Thermo TerraTech common stock. However, the Company may elect to terminate the agreement if it is required to issue more than 1.8 million shares of its common stock in this transaction. Also in October 1999, ThermoRetec and Randers Killam entered into definitive agreements and plans of merger with the Company pursuant to which the Company would acquire, for $7.00 and $4.50 per share in cash, respectively, all of the outstanding shares of common stock of ThermoRetec and Randers Killam not already owned by Thermo TerraTech or the Company. Following the mergers, the common stock of Thermo TerraTech, ThermoRetec, and Randers Killam would cease to be publicly traded. These mergers are expected to be completed in the second quarter of 2000.
      In December 1999, ThermoLase entered into a definitive agreement and plan of merger with the Company pursuant to which the Company would acquire all of ThermoLase's outstanding shares of common stock not already owned by ThermoTrex or the Company in exchange for a number of shares of the Company's common stock to be determined based on the average closing price of the Company's common stock for the 20 trading days prior to the effective date of the merger, to be not less than 0.132 shares or more than 0.198 shares of the Company's common stock. Following the merger, the common stock of ThermoLase would cease to be publicly traded. In addition, under the agreement, units of ThermoLase (Note 1) would be modified so that, following the merger, each unit would consist of a fractional share of Company common stock, which would be redeemable in April
2001 for $20.25. The merger of ThermoLase is expected to be completed in the second quarter of 2000.
      In December 1999, ThermoTrex entered into a definitive agreement and plan of merger pursuant to which the Company would acquire all of ThermoTrex's outstanding shares of common stock not already owned by the Company in exchange for Company common stock at a ratio of one share of ThermoTrex common stock for
 .5503 shares of Company common stock. Following the merger, the common stock of ThermoTrex would cease to be publicly traded. The merger of ThermoTrex is expected to be completed in the second quarter of 2000.



17.   Proposed Reorganization and Discontinued Operations (continued)

Discontinued Operations
      The Company has also announced its intention to sell several of its businesses. These businesses, together with the businesses to be spun off, constitute the Company's former Biomedical and Emerging Technologies and Resource Recovery segments as well as the Company's environmental businesses and Thermo Power. In accordance with the provisions of APB No. 30 concerning reporting the effects of disposal of a segment of a business, the Company has classified the results of these businesses, as well as the results of the businesses being spun off as dividends (collectively, "the discontinued businesses"), as discontinued in the accompanying statement of operations. In addition, the net assets of the discontinued businesses were classified as net assets of discontinued operations in the accompanying balance sheet. Current net assets of discontinued operations primarily consisted of cash, inventories, and accounts receivable net of certain liabilities, primarily accrued expenses and accounts payable. Long-term net assets of discontinued operations primarily consisted of machinery and equipment and cost in excess of net assets of acquired companies. In addition, long-term net assets of discontinued operations include subordinated convertible debentures of Thermo Cardiosystems and Thermo
Fibertek (Note 5).
      Summary operating results of the discontinued businesses were as follows:

(In thousands)                                                                1999        1998       1997
----------------------------------------------------------------------- ----------- ----------- ----------

Revenues                                                                $1,832,557  $1,811,791  $1,578,718
Costs and Expenses                                                       2,016,346   1,674,775   1,443,372
                                                                        ----------  ----------  ----------

Income (Loss) from Discontinued Operations Before Income                  (183,789)    137,016     135,346
 Taxes, Minority Interest, and Extraordinary Items
Income Tax (Provision) Benefit                                              23,452     (66,109)    (42,743)
Minority Interest (Expense) Income                                          48,227      (8,776)    (27,940)
                                                                        ----------  ----------  ----------

Income (Loss) from Discontinued Operations Before                         (112,110)     62,131      64,663
 Extraordinary Items
Extraordinary Items, Net of Income Taxes and Minority Interest                 648       4,654           -
                                                                        ----------  ----------  ----------

Income (Loss) from Discontinued Operations                              $ (111,462) $   66,785  $   64,663
                                                                        ==========  ==========  ==========

      The Company expects proceeds in 2000 from the sale of businesses of approximately $1 billion. In 1999, the Company recorded a charge of $50 million, including a provision for income taxes of $174 million, for the estimated loss on disposal of the discontinued businesses. The charge was net of $42 million of income, representing the estimated net of tax operating results of the discontinued businesses through the expected dates of disposition. The charge was determined using management's best estimate of the selling prices of the businesses and their estimated results through the dates of sale. It is reasonably possible that such amounts could differ materially in the near term from the amounts estimated in the accompanying statement of operations. Any difference from the amounts recorded would be reported as an adjustment to the loss on disposal of discontinued operations. While there can be no assurance as to the timing of the sale of any particular business, the Company expects to complete the sale of these businesses by the end of 2000. The Company expects to complete the spinoffs of Thermo Fibertek and the medical products company by that time or shortly thereafter.


18.   Unaudited Quarterly Information

(In thousands except per share amounts)

1999                                                        First (a)  Second (b)   Third (c)  Fourth (d)
---------------------------------------------------------- ----------- ----------- ----------- -----------

Revenues                                                     $555,750    $632,166    $624,292    $ 658,985
Gross Profit                                                  243,638     281,183     276,832      291,046
Income (Loss) from Continuing Operations Before                18,069     (86,351)     31,412       22,290
 Extraordinary Items
Income (Loss) Before Extraordinary Items                       28,299    (235,188)     36,329       (5,482)
Net Income (Loss) (e)                                          28,299    (235,188)     36,329       (4,013)
Earnings (Loss) per Share from Continuing Operations:
 Basic                                                            .11       (.55)         .20          .14
 Diluted                                                          .11       (.55)         .19          .13
Earnings (Loss) per Share (e):
 Basic                                                            .18      (1.49)         .23        (.03)
 Diluted                                                          .17      (1.49)         .22        (.04)

1998                                                            First      Second   Third (f)      Fourth
---------------------------------------------------------- ----------- ----------- ----------- -----------

Revenues                                                     $499,870    $493,060    $518,658    $ 544,217
Gross Profit                                                  229,273     229,637     227,000      242,642
Income from Continuing Operations Before Extraordinary         35,135      40,933      13,774       24,834
 Items
Income Before Extraordinary Items                              65,493      61,785      17,418       36,765
Net Income (g)                                                 65,493      61,785      17,582       37,041
Earnings per Share from Continuing Operations (g):
 Basic                                                            .22         .25         .08         .16
 Diluted                                                          .20         .23         .08         .15
Earnings per Share:
 Basic                                                            .41         .37         .11         .23
 Diluted                                                          .37         .34         .10         .23

(a) Reflects restructuring and related costs, net, of $6.2 million from continuing operations and restructuring and related income, net, of $2.1 million from discontinued operations.
(b) Reflects restructuring and related costs, net, of $176.1 million and
    $267.7 million from continuing operations and discontinued operations, respectively.
(c) Reflects restructuring and related income, net, of $4.6 million from continuing operations and restructuring and related costs, net, of $12.5 million from discontinued operations.
(d) Reflects restructuring and related costs, net, of $4.7 million from continuing operations and restructuring and related income, net, of
    $4.4 million from discontinued operations.
(e) Reflects extraordinary items, net of taxes, of $1.5 million in the fourth quarter.
(f) Reflects restructuring and related costs, net, of $30.8 million and $26.3 million from continuing operations and discontinued operations, respectively.
(g) Reflects extraordinary items, net of taxes and minority interest, of $0.1 million and $0.3 million in the third and fourth quarters, respectively.


To the Shareholders and Board of Directors of Thermo Electron Corporation:

      We have audited the accompanying consolidated balance sheet of Thermo
Electron Corporation (a Delaware corporation) and subsidiaries as of January 1,
2000, and January 2, 1999, and the related consolidated statements of operations, cash flows, and comprehensive income and shareholders' investment for each of the three years in the period ended January 1, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo
Electron Corporation and subsidiaries as of January 1, 2000, and January 2,
1999, and the results of their operations and their cash flows for each of the three years in the period ended January 1, 2000, in conformity with generally accepted accounting principles.



                                                     Arthur Andersen LLP



Boston, Massachusetts
February 17, 2000 (except with respect to the matters discussed in Note 17, as to which the date is March 7, 2000)

Thermo Electron Corporation                                                      1999 Financial Statements

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

Overview

      The Company develops and manufactures a broad range of products that are sold worldwide. The Company expands the product lines and services it offers by developing and commercializing its own core technologies and by making strategic acquisitions of complementary businesses. In January 2000, the Company announced a major reorganization plan under which it will focus on its core measurement and detection instrument businesses. The Company will also retain its Thermo
Ecotek subsidiary for the near term as it explores the best way to exit this business while maximizing shareholder value (Note 17). As part of this reorganization, the Company plans to spin off in the form of a dividend its Thermo Fibertek paper recycling subsidiary and a medical products company that develops, manufactures, and markets cardio-respiratory and neurologic monitoring and diagnostic equipment. In addition, the Company plans to divest the remaining businesses in the former Biomedical and Emerging Technologies and Resource
Recovery segments, as well as the Company's Thermo TerraTech environmental services businesses and its Thermo Power subsidiary, both from the former Energy and Environment segment. The results of these businesses, including the units that will be spun off, have been presented as discontinued operations in the accompanying financial statements. The Company's continuing operations fall into four business segments: Life Sciences, Optical Technologies, Measurement and
Control, and Power Generation.
      An important component of the Company's strategy is to establish leading positions in its markets through the application of proprietary technology, whether developed internally or acquired. Another component that has historically contributed to the growth of the Company's segment income (as defined in the results of operations below), has been the ability to identify attractive acquisition opportunities, complete those acquisitions, and derive a growing income contribution from the newly acquired businesses as they are integrated into the Company's business segments and their profitability improves.
      Although the Company's four segments are diversified in terms of technology, product offerings, and geographic markets served, the future financial performance of the Company as a whole will be largely affected by the strength of worldwide economies and the continued adoption and diligent enforcement of health, safety, and environmental regulations and standards, among other factors.

Results of Operations

1999 Compared With 1998

Continuing Operations
      Sales in 1999 were $2.47 billion, an increase of $415.4 million, or 20%, over 1998. Segment income decreased to $292.4 million in 1999 from $296.1 million in 1998, excluding restructuring and other unusual costs, net, of $143.8 million and $23.2 million in 1999 and 1998, respectively, described below, and inventory and other provisions of $12.3 million and $8.6 million in 1999 and 1998, respectively. Operating income, including these items, was $99.0 million in 1999, compared with $233.7 million in 1998. Restructuring actions at the Company's continuing operations in 1999 occurred principally as a result of exiting certain operations with low current or expected profitability and did



1999 Compared With 1998 (continued)
not include significant cost reduction measures. Restructuring actions undertaken in 1998 were substantially completed in 1999 and resulted in annualized cost savings of approximately $29 million, including $8 million in the Life Sciences segment, $16 million in the Optical Technologies segment, and $5 million in the Measurement and Control segment, beginning primarily in the second half of 1999. The Company's discontinued operations also undertook significant restructuring actions during 1999 (Note 11).

Life Sciences
      Sales from the Life Sciences segment increased 8% to $762.8 million in 1999. Sales increased by $59.6 million due to acquisitions. The unfavorable effects of currency translation, due to the strengthening of the U.S. dollar relative to foreign currencies in countries in which businesses within the Life
Sciences segment operate, decreased revenues by $9.9 million in 1999. Excluding the effect of acquisitions and currency translation, revenues increased $9.6 million. Revenues at Thermo BioAnalysis' existing operations increased $17.3 million due to higher demand in Asia and the expansion of its sales and distribution channels. This increase was offset in part by lower revenues at ThermoQuest, primarily due to a $5.8 million decline in revenues in Asia as a result of lower shipments to Japan, and $3.2 million of lower demand for its Fourier-transform mass spectrometers, offset in part by increased demand for other mass spectrometers.
      Segment income margin (segment income divided by revenues), excluding unusual income of $0.3 million in 1999 and restructuring costs of $5.9 million in 1998, was relatively unchanged at 15.3% in 1999 and 15.2% in 1998. In 1998, segment income was reduced by inventory provisions of $2.8 million. Excluding the inventory provisions in 1998, segment income margin was 15.6%. The decrease in segment income margin in 1999 resulted from higher selling costs including the expansion of selling efforts in China and India. Unusual income of $0.3 million in 1999 was the reversal of previously recorded restructuring costs, and the restructuring costs recorded in 1998 were primarily for severance and abandoned-facility payments (Note 11).

Optical Technologies
      Sales from the Optical Technologies segment increased 18% to $802.0 million in 1999. Sales increased by $147.7 million due to acquisitions, primarily Spectra-Physics Lasers, Inc. (SPLI), in which Thermo Instrument acquired a majority interest in February 1999. The unfavorable effects of currency translation, due to the strengthening of the U.S. dollar relative to foreign currencies in countries in which the segment operates, decreased revenues by $8.2 million in 1999. Excluding the effect of acquisitions and currency translation, revenues decreased $14.6 million. The decrease in revenues was primarily due to a $21.3 million decline in revenues at ThermoSpectra's existing businesses as a result of a continued downturn in the semiconductor industry in the first half of 1999. ThermoSpectra's existing businesses had modest revenue growth in the last half of 1999. Revenues from Thermo Optek's existing operations increased $7.2 million, primarily due to increased demand from the semiconductor industry and higher sales of its V150 molecular-beam epitaxy (MBE) systems.
      Segment income margin, excluding restructuring costs of $1.7 million and $12.4 million in 1999 and 1998, respectively, decreased to 10.6% in 1999 from 12.9% in 1998. Excluding a charge for the sale of inventories revalued at the date of acquisition of $3.2 million in 1999 and inventory provisions of $5.3 million in 1998, segment income margin was 11.0% and 13.7% in 1999 and 1998, respectively. Segment income margin decreased due to the inclusion of SPLI. The segment income margin for SPLI was 4.9% in 1999, excluding a charge for the sale of inventories revalued at the date of acquisition. SPLI experienced a decline in sales from its prior-year preacquisition results and undertook restructuring actions in 1999. In addition, segment income margin decreased due to higher research and development expenses for new products including Thermo Optek's V150
MBE system. The restructuring costs in both years in this segment were employee-related costs including severance, pension, and relocation costs, as well as abandoned-facility payments.



1999 Compared With 1998 (continued)
Measurement and Control
      Sales increased 44% to $747.3 million in the Measurement and Control segment in 1999. Sales increased by $299.8 million due to acquisitions, primarily that of Spectra-Physics AB's wholly owned businesses, acquired in February 1999. The unfavorable effects of currency translation, due to the strengthening of the U.S. dollar relative to foreign currencies in countries in which the segment operates, caused revenues to decrease by $5.8 million in 1999.
Excluding the effect of acquisitions and currency translation, revenues decreased $65.3 million. Revenues from ONIX Systems' existing operations decreased $19.2 million, primarily as a result of reduced discretionary capital spending by companies in the process control industry and by the oil and gas production sector. Energy prices declined precipitously in 1998 and, while prices have rebounded in 1999, capital equipment spending has not returned to prior levels. In addition, lower prices for natural resources in the first half of 1999 reduced spending in that industry during all of 1999. Revenues from Metrika Systems' existing operations decreased $11.9 million, primarily due to a reduction in spending by raw-material producers, particularly in the cement sector due to depressed pricing. Revenues from this segment's quality assurance and safety products business decreased $13.9 million, and revenues at its power electronics and test equipment business decreased $9.7 million due to lower demand and the sale of a business unit which had revenues of $4.7 million in 1998. The decline in sales of quality assurance and security products resulted from lower demand for near-infrared analyzers and ultratrace chemical detectors and, to a lesser extent, explosives detection devices following completion in early 1998 of a contract with the Federal Aviation Administration (FAA). The demand for ultratrace chemical detectors was adversely affected by recycling practices in Europe which now involve melting and reforming plastic returnables instead of sanitizing and reusing containers. The decline in demand for power electronics and test equipment resulted from softness in the semiconductor industry in the first half of 1999. This segment is holding the power electronics and test equipment business for sale as a cyclical, noncore unit, and expects the divestiture to be completed during the first half of 2000. The balance of the decrease in revenues from existing operations resulted from lower sales of precision weighing and inspection equipment in markets outside of North
America and lower demand for nuclear-sensing products.
      Segment income margin, excluding restructuring and unusual costs of $30.2 million and $4.9 million in 1999 and 1998, respectively, decreased to 6.5% in 1999 from 9.8% in 1998. Excluding a $3.5 million charge for the sale of inventories revalued at the date of acquisition in 1999 and provisions for inventory of $2.8 million and $0.5 million in 1999 and 1998, respectively, segment income margin was 7.4% and 9.9% in 1999 and 1998, respectively. Segment income margin decreased due primarily to the decline in revenues at certain businesses described above. In addition, the businesses of Spectra-Physics that are reported in this segment had an operating income margin of 8.5%, excluding a charge for the sale of inventories revalued at the date of acquisition. In 1999, this segment incurred a restructuring charge of $30.4 million in connection with the planned sale of its power electronics and test equipment business. The charge primarily represents a reduction in the carrying value of this business to the expected proceeds from its sale. The restructuring costs in 1998 include severance and abandoned-facility payments, $1.6 million related to the resolution of an arbitration proceeding, and $0.8 million of a write-off of cost in excess of net assets of acquired companies for an operating unit that was closed (Note 11).

Power Generation
      Sales from the Power Generation segment, which represents the Company's
Thermo Ecotek subsidiary, were $176.6 million in 1999, compared with $174.9 million in 1998. Revenues increased $6.5 million from the acquisition of a power facility in Germany in September 1999, $4.8 million from the acquisition of a gas gathering system and two gas processing facilities in May 1999, $4.7 million from peak period operation of new California facilities, and $3.5 million from the expansion of the Czech Republic plant. These increases were offset in part by a reduction in revenues of $15.1 million at Thermo Ecotek's Mendota and Woodland plants due to the conclusion of their fixed price contract periods and by a $2.3 million decline in revenues as a result of an agreement to terminate a power-sales agreement for


1999 Compared With 1998 (continued)
a plant in Maine. The 1999 and 1998 periods included revenues of $1.1 million and $1.9 million, respectively, of developer fees for the transfer to third parties of rights to two power-sales agreements. During 1999, a dispute arose between Thermo Ecotek and Southern California Edison (SCE), the utility that purchases the output of Thermo Ecotek's Delano, California, plants. SCE interpreted that the terms of its contract with the Delano facilities permit it to pay a reduced rate in 1999 for power output during nonpeak periods, as defined. Although Thermo Ecotek contests this interpretation, SCE has adjusted its recent payments to reflect the lower rates for all of 1999. As a result, Thermo Ecotek's revenues in 1999 were lowered by $2.8 million. Thermo Ecotek is considering its alternatives with respect to this claim. As noted below, the periods during which Thermo Ecotek received fixed rates for power at its four principal California facilities ended in 1999. The change from fixed rates to avoided cost rates under the terms of the contracts, as discussed below, will have a significant adverse effect on Thermo Ecotek's revenues and profitability.
      Segment income margin, excluding restructuring and unusual costs, net, of $112.2 million in 1999, was 16.6% in 1999 and 24.2% in 1998. Had the dispute with SCE described above not occurred, Thermo Ecotek's segment income margin in 1999 would have been 18.2%. The decrease in segment income margin resulted in part from $8.8 million of lower profits at Thermo Ecotek's Mendota plant due to the facility reaching the end of its fixed price contract period. In addition, Thermo Ecotek had $0.8 million lower income from fees in 1999, as described above in the discussion of revenues. Restructuring and unusual costs, net at Thermo Ecotek of $112.2 million resulted principally from a decision to close its coal-beneficiation facility and from impairment of its Delano facilities following an agreement to terminate their power-sales agreements. The net expense includes $13.5 million of unusual income associated with terminating the power-sales agreement for Thermo Ecotek's Gorbell facility in Maine (Note 11).
The Gorbell facility's revenues and operating income in 1999, before the effect of the contract termination, were $7.7 million and $1.3 million, respectively.
      The power-sales agreements for Thermo Ecotek's Mendota, Woodland, and
Delano plants in California are so-called standard offer #4 (SO#4) contracts, which require Pacific Gas & Electric (PG&E), in the case of Mendota and Woodland, and SCE, in the case of the Delano facilities, to purchase the power output of the projects at fixed rates through specified periods. Thereafter, the utility will pay a rate based upon the costs that would have otherwise been incurred by the purchasing utilities in generating their own electricity or in purchasing it from other sources (avoided cost). Avoided cost rates are currently substantially lower than the rates Thermo Ecotek has received under the fixed-rate portions of its contracts and are expected to remain so for the foreseeable future. PG&E commenced paying for power purchased from the Mendota and Woodland facilities at avoided cost rates effective in July and August 1999, respectively, although Thermo Ecotek believes that this change to avoided cost rates occurred six months earlier than the power-sales agreements provided.
Thermo Ecotek is considering its alternatives concerning this dispute. Based on current avoided cost rates, Thermo Ecotek expects that the Woodland plant will operate at breakeven or nominal operating losses through 2010, primarily as a result of nonrecourse lease obligations that have been partially funded from the Woodland plant's past cash flows. Absent sufficient reductions in fuel prices and other operating costs, Thermo Ecotek will draw down power reserve funds to cover operating cash shortfalls and then, if such funds are depleted, either renegotiate its nonrecourse lease for the Woodland plant or forfeit its interest in the plant. Revenues from the Woodland plant were $24.1 million in 1999 and $30.1 million in 1998. The results of the Woodland facility were approximately breakeven in both periods, as a result of recording as an expense the funding of reserves required under Woodland's nonrecourse lease agreement to cover expected shortfalls in lease payments.
      The Mendota facility's 1999 revenues and operating income were affected by the transition to avoided cost rates. The plant's revenues and operating income were $21.0 million and $0.5 million, respectively in 1999, and $30.0 million and $9.3 million, respectively in 1998. The power-sales agreement with SCE for the Delano facilities called for fixed contract rates through September 2000. In anticipation of a decline in rates at its Delano facilities, Thermo Ecotek reached an agreement in May 1999 to terminate its power-sales agreement, effective December 31, 1999. As a result of reaching this agreement, Thermo
Ecotek expects that the results of the Delano facilities will be reduced to breakeven or a nominal loss in 2000. The Delano facilities' aggregate revenues and operating income in 1999 were $60.5 million and $29.9 million, respectively.
If Thermo Ecotek had been paid avoided cost rates for all of 1999 at its


1999 Compared With 1998 (continued)
four principal California plants, revenues would have been approximately $64 million lower. In anticipation of these expected declines in revenues and operating income, Thermo Ecotek may continue to explore other options for its biomass facilities, including disposal or repowering.

Gain on Issuance of Stock by Subsidiaries and Minority Interest Expense
      As a result of the sale of stock by subsidiaries and the issuance of stock upon conversion of convertible debentures, the Company recorded gains of $18.6 million in 1998. See Notes 1 and 9 of Notes to Consolidated Financial Statements for a more complete description of these transactions. The Company recorded minority interest expense of $19.0 million and $35.2 million in 1999 and 1998, respectively. Minority interest expense decreased in 1999 primarily as a result of restructuring and other unusual costs at the Company's majority-owned subsidiaries. Minority interest expense in 1998 includes $3.3 million related to gains recorded by a majority-owned subsidiary of the Company as a result of the sale of stock by its subsidiaries and the issuance of stock by its subsidiaries upon conversion of convertible debentures.

Other Income (Expense), Net
      The Company reported other expense, net, of $61.5 million in 1999, and other income, net, of $2.2 million in 1998. Other income (expense), net includes interest income, interest expense, equity in earnings (losses) of unconsolidated subsidiaries, gains on investments, net, and other income (expense), net (Note
10). Interest income decreased to $43.9 million in 1999 from $78.3 million in 1998. The decrease resulted primarily from the use of cash for acquisitions, principally Spectra-Physics, and the purchases of securities of the Company and its majority-owned subsidiaries. Interest expense increased to $97.0 million in 1999 from $90.3 million in 1998, as a result of the October 1998 issuance of $150.0 million principal amount of senior notes (Note 5), offset in part by the repayment of $69.3 million of long-term obligations in 1999.
      The Company incurred a loss of $7.3 million in 1999 from its equity in the results of unconsolidated subsidiaries, including $11.1 million of unusual charges related to Thermo Instrument's investment in FLIR (Note 3). Excluding the unusual charges, equity in earnings of unconsolidated subsidiaries increased to $3.8 million in 1999 from $0.2 million in 1998, principally as a result of earnings from FLIR. During 1999, gain on investments, net decreased to $1.5 million from $12.8 million in 1998, due to the sale in 1998 of certain equity securities that resulted in a gain. In 1999, other expense, net also includes
$2.3 million of losses on foreign exchange contracts (Note 11).

Income Taxes
      The Company's effective tax rate was 88% and 41% in 1999 and 1998, respectively. Excluding nontaxable gains from issuance of subsidiary stock in 1998, the Company's effective tax rate was 44%. The effective tax rates vary from the statutory federal income tax rate primarily due to state income taxes and nondeductible expenses, including in 1999, the write-off of cost in excess of net assets of acquired companies. Excluding the write-off of cost in excess of net assets of acquired companies, the Company's tax rate was 60% in 1999. The effective tax rate increased due to the larger relative effect of nondeductible expenses and foreign losses not benefited due to lower income levels as a result of restructuring actions in 1999.

Contingent Liabilities
      At year-end 1999, the Company was contingently liable with respect to certain lawsuits (Note 6). In the opinion of management, the ultimate liability for all such matters will not be material to the Company's financial position, but an unfavorable outcome in one or more of the matters described above could materially affect the results of operations or cash flows for a particular quarter or annual period.

1999 Compared With 1998 (continued)
Discontinued Operations
      The Company's discontinued operations incurred a loss of $111.5 million in 1999 and had income of $66.8 million in 1998. The amounts in both periods are net of taxes and minority interest. Excluding restructuring and unusual charges
(Note 11), the discontinued operations had income of $54.2 million and $81.8 million in 1999 and 1998, respectively, net of income taxes and minority interest. The decrease resulted primarily from a decrease in gain on issuance of stock by subsidiaries in 1999. In addition, Trex Medical and Thermo Coleman incurred losses in 1999, compared with profitable operations in 1998. Trex
Medical lost a significant customer in the fourth quarter of 1998 and had lower demand for general purpose X-ray and radiographic/fluoroscopic systems. Thermo
Coleman had losses at two business units in its Thermo Information Solutions' subsidiary that were sold prior to year end. These decreases in income were offset in part by higher income at the Company's biomedical units other than Trex Medical.
      The Company recorded a provision in 1999 of $50 million for the estimated loss on the disposal of discontinued operations. This amount includes a tax provision of $174 million. The provision for loss on disposal is reduced by an estimate of the earnings of the discontinued operations of $42 million, net of tax and minority interest, through the expected dates of disposal. The charge was determined using management's best estimate of the selling prices of the businesses and their estimated results through the dates of disposal. While the Company is not currently aware of any known trends, events, or uncertainties involving discontinued operations, it is reasonably possible that such amounts could differ materially from the amounts estimated in the accompanying statement of operations. Any difference from the amounts recorded would be reported as an adjustment to the loss on disposal of discontinued operations.

1998 Compared With 1997

Continuing Operations
      Sales in 1998 were $2.06 billion, an increase of $76.2 million, or 4%, over 1997. Segment income, excluding inventory provisions of $8.6 million and restructuring and other unusual costs, net, of $23.2 million in 1998 and a charge for the sale of inventories revalued at the date of acquisition of $3.6 million, inventory provisions of $0.8 million, and restructuring costs and other unusual income, net, of $11.0 million in 1997, described below, decreased to $296.1 million in 1998 from $321.0 million in 1997. Operating income, including inventory provisions and restructuring and other unusual costs, net, was $233.7 million in 1998, compared with $296.4 million in 1997. The restructuring actions commenced in 1998 included consolidation of facilities and reductions in head count and were substantially completed by mid-1999. These actions resulted in annualized cost savings of approximately $29 million, including $8 million in the Life Sciences segment, $16 million in the Optical Technologies segment, and $5 million in the Measurement and Control segment, beginning primarily in the second half of 1999.

Life Sciences
      Sales from the Life Sciences segment increased 6% to $703.5 million in 1998. Sales increased by $59.0 million due to acquisitions. The unfavorable effects of currency translation, due to the strengthening of the U.S. dollar relative to foreign currencies in countries in which the Life Sciences segment operates, decreased revenues by $4.6 million in 1998. Excluding the effect of acquisitions and currency translation, revenues decreased $15.9 million.
Revenues from ThermoQuest's existing operations decreased $15.5 million, primarily as a result of a decline in sales to customers in Asia of $7.8 million due to unstable economic conditions in that region and heightened competition in two of its product lines.

1998 Compared With 1997 (continued)
      Segment income margin, excluding restructuring costs of $5.9 million in 1998, decreased to 15.2% in 1998 from 16.2% in 1997. Excluding inventory provisions of $2.8 million in 1998 and charges for the sale of inventories revalued at the date of acquisition of $2.9 million in 1997, segment income margin was 15.6% and 16.7% in 1998 and 1997, respectively. Segment income margin decreased due to increased selling costs including the opening of eight sales and service offices in 1998 and the last half of 1997 at Thermo BioAnalysis. The restructuring costs in 1998 were primarily severance and abandoned-facility payments (Note 11).

Optical Technologies
      Sales from the Optical Technologies segment decreased 5% to $677.1 million in 1998. Sales increased by $33.7 million due to acquisitions. The unfavorable effects of currency translation, due to the strengthening of the U.S. dollar relative to foreign currencies in countries in which the segment operates, decreased revenues by $7.1 million in 1998. Excluding the effects of acquisitions and currency translation, revenues decreased $64.8 million.
Revenues decreased at Thermo Optek by $34.3 million primarily due to lower sales to Asia and, to a lesser extent, the semiconductor industry. Revenues from ThermoSpectra's existing operations decreased $21.4 million, primarily due to a downturn in the semiconductor industry. In addition, revenues from Thermo Vision decreased due to the slowdown in the semiconductor industry and the economic crisis in Asia.
      Segment income margin, excluding restructuring costs of $12.4 million in 1998 and restructuring costs and unusual income, net, of $1.3 million in 1997, decreased to 12.9% in 1998 from 13.6% in 1997. Excluding inventory provisions of $5.3 million and $0.8 million in 1998 and 1997, respectively, and charges for the sale of inventories revalued at the date of acquisition of $0.7 million in 1997, segment income margin was 13.7% in 1998 and 13.8% in 1997. The restructuring costs in 1998 were primarily severance and abandoned-facility payments. The restructuring costs and unusual income, net in 1997 included a gain on the sale of a business of $2.2 million and $0.9 million of severance costs (Note 11).

Measurement and Control
      Sales increased 13% in the Measurement and Control segment in 1998 to $518.6 million. Sales increased by $88.5 million due to acquisitions. The unfavorable effects of currency translation, due to the strengthening of the U.S. dollar relative to foreign currencies in countries in which the segment operates, decreased revenues by $3.2 million in 1998. Excluding the effect of acquisitions and currency translation, revenues decreased $23.9 million. Sales of quality assurance and safety products decreased $11.0 million, due in part to $6.6 million of shipments of quality assurance systems in 1997 for the fulfillment of a mandated product-line upgrade from The Coca-Cola Company to its existing installed base. In addition, sales of explosives-detection systems decreased by $2.1 million in 1998, following completion of a contract to provide security systems to the FAA. Sales of power electronics and test equipment decreased $6.7 million due to lower demand from the semiconductor industry. In addition, revenues decreased at other businesses primarily due to lower demand in international markets.
      Segment income margin, excluding restructuring and unusual costs of $4.9 million in 1998, decreased to 9.8% in 1998 from 13.1% in 1997. Excluding inventory provisions of $0.5 million in 1998, segment income was 9.9% in 1998.
The decrease resulted from lower sales in certain existing businesses and lower operating margins at acquired businesses. The restructuring and unusual costs in 1998 were primarily severance and abandoned-facility payments as well as a charge of $1.6 million for the resolution of an arbitration proceeding and $0.8 million for the write-off of cost in excess of net assets of acquired businesses relating to an operating unit that was closed (Note 11).

Power Generation
      Sales from the Power Generation segment increased to $174.9 million in 1998 from $168.1 million in 1997, primarily due to the inclusion of $8.4 million of revenues from newly acquired power operations in the Czech Republic and higher contractual energy rates at certain facilities. In addition, the 1998 period included $1.9 million of


1998 Compared With 1997 (continued)
developer fees received for the transfer of Thermo Ecotek's rights to certain power-generating equipment, while the 1997 period included $8.2 million of revenue from a contractual settlement with a utility, relating to a cogeneration facility Thermo Ecotek had planned to develop and construct on Staten Island, New York.
      Segment income margin, excluding unusual income of $9.7 million in 1997 described below, was 24.2% in 1998 and 30.5% in 1997. The decrease resulted primarily from the inclusion in 1997 of $8.2 million of segment income from the contractual settlement with a utility. In addition, Thermo Ecotek's coal-beneficiation facility in Gillette, Wyoming, began operations in April 1998 and ceased operations in May 1999. In 1998, the facility's losses totaled $7.6 million due to operational issues that led to its closure. The decrease in segment income at Thermo Ecotek was offset in part by higher contractual energy rates at certain facilities and fee income of $1.9 million described above.
      During 1997, the Company settled two legal cases in which it was a defendant, concerning development of a proposed waste-to-energy facility and development and construction of an alternative-energy facility. These matters were settled for amounts less than the damages that had been sought by the plaintiffs and less than the amounts that had been reserved by the Company. As a result, in 1997, the Company reversed $9.7 million of reserves previously established for these matters (Note 11).

Gain on Issuance of Stock by Subsidiaries and Minority Interest Expense
      As a result of the sale of stock by subsidiaries and the issuance of stock by subsidiaries upon conversion of convertible debentures, the Company recorded gains of $18.6 million in 1998 and $63.5 million in 1997. Minority interest expense decreased to $35.2 million in 1998 from $46.5 million in 1997. Minority interest expense includes $3.3 million in 1998 and $15.7 million in 1997 related to gains recorded by the Company's majority-owned subsidiaries as a result of the sale of stock and the issuance of stock upon conversion of convertible debentures, by their subsidiaries. Minority interest expense decreased primarily as a result of lower income at the Company's majority-owned subsidiaries.

Other Income (Expense), Net
      The Company reported other income, net, of $2.2 million in 1998, and other expense, net, of $6.8 million in 1997 (Note 10). Interest income increased to $78.3 million in 1998 from $72.7 million in 1997 due to the investment of the net proceeds of $290.1 million from an equity offering in April 1998, offset in part by cash expended for the purchase of subsidiary securities and, to a lesser extent, acquisitions. Interest expense increased to $90.3 million in 1998 from $84.2 million in 1997, primarily due to the October 1998 issuance of $150.0 million principal amount of senior notes (Note 5) and the January 1998 issuance by Thermo Instrument of $250.0 million principal amount of 4% subordinated convertible debentures. These factors were offset in part by the repayment of $58.2 million of long-term obligations in 1998. Gain on investments increased to $12.8 million in 1998 from $5.0 million in 1997, due to the sale in 1998 of certain equity securities.

Income Taxes
      Excluding nontaxable gains from issuance of subsidiary stock, the Company's effective tax rates were 44% and 46% in 1998 and 1997, respectively.
The effective tax rates exceeded the statutory federal income tax rate primarily due to nondeductible expenses and state income taxes.

Discontinued Operations
      The Company's discontinued operations had income of $66.8 million and $64.7 million in 1998 and 1997, respectively, net of taxes and minority interest. Excluding restructuring and unusual charges, the discontinued operations had income of $81.8 million and $70.1 million in 1998 and 1997, respectively, net of income taxes and minority interest.


Liquidity and Capital Resources

      Consolidated working capital was $1.45 billion at January 1, 2000, compared with $2.16 billion at January 2, 1999. Included in working capital were cash, cash equivalents, and short-term available-for-sale investments of $837.3 million at January 1, 2000, compared with $1.33 billion at January 2, 1999. In addition, the Company had $40.2 million of long-term available-for-sale investments at January 1, 2000, compared with $48.2 million at January 2, 1999.
Of the total $877.4 million of cash, cash equivalents, and short- and long-term available-for-sale investments at January 1, 2000, $852.7 million was held by the Company's majority-owned subsidiaries, and the balance was held by the Company and its wholly owned subsidiaries.
      Cash provided by operating activities was $337.1 million during 1999, including $216.9 million from continuing operations. Accounts payable increased by $14.2 million in 1999, primarily at the Power Generation segment. Cash of $27.3 million was used to fund an increase in accounts receivable, primarily due to increases in the Life Sciences and Power Generation segments. The increase in accounts receivable in the Life Sciences segment resulted from a concentration of fourth quarter 1999 shipments occurring in December due to delays from the implementation of a new management information system in one business unit and higher revenues compared with the fourth quarter of the prior year in another business unit. The increase in accounts payable and accounts receivable at the Power Generation segment resulted from increased business activity in a gas gathering and processing business that commenced operations in 1999. Cash of $15.2 million was provided by a decrease in inventories, primarily due to a reduction in inventories at Spectra-Physics from its date of acquisition. In connection with certain restructuring actions undertaken by the Company's continuing operations during 1999, the Company had accrued $11.6 million for restructuring costs at year-end 1999. The Company expects to pay this amount, which primarily represents land reclamation costs and severance, during 2000. In addition, at year-end 1999, the Company had accrued $20.3 million for acquisition expenses. The Company expects to pay $5.3 million, representing severance obligations, primarily over the next three to six months. The balance, which primarily represents abandoned-facility payments, will be paid over the remaining terms of the leases through 2014.
      During 1999, the Company's primary investing activities, excluding available-for-sale investments activity, included acquisitions and the purchase of property, plant, and equipment. The Company's continuing operations expended
$357.6 million, net of cash acquired, for acquisitions and expended $87.2 million for purchases of property, plant, and equipment. Two of the Company's majority-owned subsidiaries acquired all of the outstanding shares of Thermo
Voltek and ThermoSpectra for aggregate cash expenditures of $43.2 million. In
January 2000, Thermo Instrument acquired all of the outstanding stock of Thermo
Vision that it did not already own for approximately $11 million. The Company expects to expend cash of approximately $325 million in 2000 for the planned repurchases of the public shares that it does not already own of certain majority-owned subsidiaries (Note 17). During 1999, investing activities of the Company's discontinued operations used $157.1 million of cash, primarily including $69.2 million for the acquisition of shares held by minority interests in Thermo Power as well as two privately held subsidiaries, $53.9 million for property, plant, and equipment, and $44.9 million for acquisitions.
      The Company's financing activities used $286.9 million of cash during 1999, including $210.3 million for continuing operations. During 1999, the Company expended $58.4 million to purchase shares of its common stock and debentures. In addition, the Company and certain of its majority-owned subsidiaries included in continuing operations expended $132.0 million to purchase shares of common stock and debentures of certain of the Company's majority-owned subsidiaries. These purchases were made pursuant to authorizations by the Company's and certain majority-owned subsidiaries' Boards of Directors. As of January 1, 2000, $73.5 million remained under the Company's authorization, $37.6 million remained under authorizations of the Company's majority-owned subsidiaries included in continuing operations, and $25.1 million remained under the authorizations of the Company's majority-owned subsidiaries included in discontinued operations. The Company's majority-owned subsidiaries do not expect to purchase additional amounts of their securities as a result of the announced plans to take them private or, in two instances, sell them. The financing activities of discontinued operations primarily included $68.7 million for repurchases of their stock and debentures and redemption of subsidiary shares.


Liquidity and Capital Resources (continued)

      As discussed above, a substantial percentage of the Company's consolidated cash and investments is held by subsidiaries that are not wholly owned by the Company. This percentage may vary significantly over time. Pursuant to the Thermo Electron Corporate Charter (the Charter), to which each of the majority-owned subsidiaries of the Company is a party, the combined financial resources of Thermo Electron and its subsidiaries allow the Company to provide banking, credit, and other financial services to its subsidiaries so that each member of the Thermo Electron group of companies may benefit from the financial strength of the entire organization. Toward that end, the Charter states that each member of the group may be required to provide certain credit support to the consolidated entity. This credit may rank junior, pari passu with, or senior in priority to payment of the other indebtedness of these members. Nonetheless, the Company's ability to access assets held by its majority-owned subsidiaries through dividends, loans, or other transactions is subject in each instance to a fiduciary duty owed to the minority shareholders of the relevant subsidiary. In addition, dividends received by Thermo Electron from a subsidiary that does not consolidate with Thermo Electron for tax purposes are subject to tax. Therefore, under certain circumstances, a portion of the Company's consolidated cash and short-term investments may not be readily available to Thermo Electron or certain of its subsidiaries.
      The Company has, from time to time, sold put options for shares of its common stock to an institutional counterparty. As of March 22, 2000, the Company had a maximum potential obligation under such arrangements to purchase 2,367,000 shares of its common stock for an aggregate of $33.3 million. The put options are exercisable only at maturity, expire between April and May 2000, and have a weighted average exercise price per share of $14.06. The Company has the right to settle the put options by physical settlement of the options or by net share settlement using shares of the Company's common stock.
      The Company expects cash proceeds of approximately $1 billion from the sale of businesses in 2000, including $104 million for businesses sold through March 22, 2000.
      The Company has no material commitments for purchases of property, plant, and equipment and expects that for 2000 such expenditures will approximate the current level of expenditures.

Market Risk

      The Company is exposed to market risk from changes in interest rates, foreign currency exchange rates, and equity prices, which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities.
Additionally, the Company uses short-term forward contracts to manage certain exposures to foreign currencies. The Company enters into forward foreign exchange contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. The Company does not engage in extensive foreign currency hedging activities; however, the purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. The Company's forward foreign exchange contracts principally hedge transactions denominated in U.S. dollars, British pounds sterling, Japanese yen, French francs, Swiss francs, German marks, Swedish krona, and Netherlands guilders. Gains and losses arising from forward contracts are recognized as offsets to gains and losses resulting from the transactions being hedged. The Company generally does not enter into speculative foreign currency agreements. See Note 11 for the effect of a majority-owned subsidiary's early adoption of SFAS No. 133, "Accounting for Derivative Instruments and
Hedging Activities."


Thermo Electron Corporation                                                      1999 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


Market Risk (continued)

Interest Rates
      Certain of the Company's short- and long-term available-for-sale investments, long-term obligations, and interest rate swap agreements are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of these financial instruments due to the difference between the market interest rate and the rate at the date of purchase or issuance of the financial instrument. A 10% decrease in year-end 1999 and 1998 market interest rates would result in a negative impact to the Company of $35 million and $131 million, respectively, on the net fair value of its interest-sensitive financial instruments.

Foreign Currency Exchange Rates
      The Company generally views its investment in foreign subsidiaries with a functional currency other than the Company's reporting currency as long-term.
The Company's investment in foreign subsidiaries is sensitive to fluctuations in foreign currency exchange rates. The functional currencies of the Company's foreign subsidiaries are principally denominated in British pounds sterling, Netherlands guilders, Swedish krona, French francs, and German marks. The effect of a change in foreign exchange rates on the Company's net investment in foreign subsidiaries is reflected in the "Accumulated other comprehensive items" component of shareholders' investment. A 10% depreciation in year-end 1999 and 1998 functional currencies, relative to the U.S. dollar, would result in a reduction of shareholders' investment of $41 million and $66 million, respectively.
      The fair value of forward foreign exchange contracts is sensitive to changes in foreign currency exchange rates. The fair value of forward foreign exchange contracts is the estimated amount that the Company would pay or receive upon termination of the contract, taking into account the change in foreign currency exchange rates. A 10% depreciation in year-end 1999 and 1998 foreign currency exchange rates related to the Company's contracts would result in an increase in the unrealized loss on forward foreign exchange contracts of $10.5 million and $1.6 million, respectively. Since the Company uses forward foreign exchange contracts as hedges of firm purchase and sale commitments, the unrealized gain or loss on forward foreign currency exchange contracts resulting from changes in foreign currency exchange rates would be offset by a corresponding change in the fair value of the hedged item.
      Certain of the Company's cash and cash equivalents are denominated in currencies other than the functional currency of the depositor and are sensitive to changes in foreign currency exchange rates. A 10% depreciation in the related year-end 1999 and 1998 foreign currency exchange rates would result in a negative impact of $1.1 million and $1.6 million, respectively, on the Company's net income.

Equity Prices
      The Company's available-for-sale investment portfolio includes equity securities that are sensitive to fluctuations in price. In addition, the Company's and its subsidiaries' convertible obligations are sensitive to fluctuations in the price of Company or subsidiary common stock into which the obligations are convertible. Changes in equity prices would result in changes in the fair value of the Company's available-for-sale investments and convertible obligations due to the difference between the current market price and the market price at the date of purchase or issuance of the financial instrument. A
10% increase in the year-end 1999 and 1998 market equity prices would result in a negative impact to the Company of $20 million and $40 million, respectively, on the net fair value of its price-sensitive equity financial instruments, principally its convertible obligations.
      The Company's common stock of subsidiary subject to redemption is sensitive to fluctuations in the price of the underlying ThermoLase redeemable common stock. The holder of a redemption right may require the Company to redeem one share of ThermoLase common stock at $20.25 per share during the period from April 3, 2001, through April 30, 2001. If the underlying common stock is trading on the open market at a price that is less than the redemption price on the redemption date, then the holders of redemption rights would more likely than not exercise their redemption rights. In the event all redemption rights are exercised, the Company would use $7.7 million in cash to settle redemption obligations (Note 1).



Market Risk (continued)

      In addition, changes in equity prices would result in changes in the fair value of common stock of subsidiary subject to redemption due to the difference between the current market price and the price at the date of issuance of the underlying financial instruments, subsidiary common stock and redemption rights.
Since the market price of redemption rights generally fluctuates in the opposite direction of fluctuations in the market price of the redeemable common stock, the effect of a 10% increase in the market price of the redeemable common stock on the fair value of common stock of subsidiary subject to redemption would be negated in part by a decrease in the market price of redemption rights.

Year 2000

      The Company has completed its year 2000 initiatives, which included: (i) testing and upgrading significant information technology systems and facilities;
(ii) testing and developing upgrades, where necessary, for the Company's current products and certain discontinued products; (iii) assessing the year 2000 readiness of its key suppliers, vendors, and customers; and (iv) developing contingency plans.
      As a result of completing these initiatives, the Company believes that all of its material information technology systems and critical non-information technology systems are year 2000 compliant. The Company believes that all of the material products that it currently manufactures and sells are year 2000 compliant or are not date sensitive. In addition, the Company is not aware of any significant supplier or vendor that has experienced material disruption due to year 2000 issues. The Company has also developed a contingency plan to allow its primary business operations to continue despite disruptions due to year 2000 problems, if any, that might yet arise in the future. The Company's total external costs relating to year 2000 remediation were approximately $7 million.
      While the Company to date has been successful in minimizing negative consequences arising from year 2000 issues, there can be no assurance that in the future the Company's business operations or financial condition may not be impacted by year 2000 problems, such as increased warranty claims, vendor and supplier disruptions, or litigation relating to year 2000 issues.








Thermo Electron Corporation                                                      1999 Financial Statements

                           Forward-looking Statements

      In connection with the "safe harbor" provisions of the Private Securities
Litigation Reform Act of 1995, Thermo Electron wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, Thermo Electron's actual results and could cause its actual results in 2000 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Thermo Electron.

      Thermo Electron is in the midst of a corporate reorganization that is very complex. On January 31, 2000, Thermo Electron announced that its Board of
Directors had authorized its management to proceed with a major reorganization of the operations of Thermo Electron and its subsidiaries. As part of this reorganization, Thermo Electron plans to:

        - acquire the public minority interest in all but one of its subsidiaries that have minority investors,
        - spin off its separation technologies and fiber-based products business and its medical products business, and
        - sell a variety of non-core businesses.

      The primary goal of the reorganization is for Thermo Electron and each of its spun-off subsidiaries to focus on their respective core businesses. This reorganization process is time-consuming and expensive, and consumes management resources. The successful completion of the reorganization depends on many factors that are not in Thermo Electron's control. For example, completion of some of the transactions requires the approvals of various boards of directors, and in some instances, special committees of such boards of directors and/or the stockholders of the target companies, as well as completion of review by the Securities and Exchange Commission and receipt of fairness opinions, in some instances, from one or more investment banking firms. Completion of the transactions involving tender offers and subsequent short-form mergers requires receipt of acceptances from enough minority shareholders so that the applicable parent companies' ownership in the subsidiary reaches at least 90 percent, SEC clearance of necessary filings, and other customary conditions. Completion of the spinoffs requires receipt of a favorable ruling from the Internal Revenue
Service regarding the tax treatment of the spinoffs, SEC clearance of necessary filings, final Thermo Electron board action, and other customary conditions.
Completion of the proposed sales of businesses is time-consuming and will consume management resources. This could adversely affect performance of the businesses to be sold or could result in the loss of key employees, which in turn could adversely affect expected proceeds from the sales. The failure to complete these transactions in a timely manner would have an adverse effect on Thermo Electron.

      Thermo Electron may not be able to complete pending or future acquisitions, and it may not be able to integrate any acquired businesses into its existing business or make the acquired businesses profitable. One of Thermo
Electron's strategies is to supplement its internal growth by acquiring businesses and technologies that complement or augment Thermo Electron's existing product lines. Some of the businesses acquired by Thermo Electron have had low levels of profitability. In addition, businesses Thermo Electron may seek to acquire may also be marginally profitable or unprofitable. For these acquired businesses to achieve acceptable levels of profitability, Thermo
Electron must change operations and improve market penetration. Thermo Electron may not be successful in this regard. Promising acquisitions are difficult to identify and complete for many reasons, including competition among buyers, the need for regulatory approvals, including antitrust approvals, and the high valuations of businesses resulting from historically high stock prices.
Additionally, Thermo Electron may have to pay, and has paid, substantial premiums over the fair value of the net assets of the companies it acquires.
Thermo Electron has acquired significant intangible assets, including approximately $1.2 billion of cost in excess of net assets of acquired companies, or goodwill, currently recorded on its balance sheet. Additional goodwill will be recorded in 2000 as a result of Thermo Electron's plans to acquire the minority interests in certain of its publicly traded subsidiaries.
The realization of this asset will depend on the future cash flows of the acquired businesses, which in turn depends on, among other factors, how well
Thermo Electron has identified these acquired businesses as desirable acquisition candidates and how well Thermo Electron can integrate these acquired businesses. In order to finance its acquisitions, Thermo Electron may have to raise additional funds, either through public or private financings. Any financing, if available at all, may be on unfavorable terms.

      Uncertainty of Growth. Some of the markets in which Thermo Electron competes have been flat or declining over the past several years. Thermo
Electron has pursued a number of potential growth strategies, including acquiring complementary businesses; developing new applications for its technologies; and strengthening its presence in selected geographic markets.
Thermo Electron may not be able to successfully implement these strategies, and these strategies may not result in growth of Thermo Electron's business.

      Thermo Electron's significant international operations involve many risks.
International revenues account for a substantial portion of Thermo Electron's revenues, and Thermo Electron plans to continue expanding its presence in international markets. In 1999, Thermo Electron's international revenues from continuing operations (including export revenues from the U.S.) accounted for approximately 63% of its total revenues. International revenues are subject to many risks, including the following:

      - changes in exchange rates may adversely affect product demand and the profitability in U.S. dollars of products and services provided by Thermo Electron in foreign markets, where payment for Thermo Electron's products and services is made in the local currency;

      - Thermo Electron may find it hard to enforce agreements and collect receivables using a foreign country's legal system;

      - foreign customers may have longer payment cycles;

      - foreign countries may impose additional withholding taxes or otherwise tax Thermo Electron's foreign income, impose tariffs, or adopt other restrictions on foreign trade;

      - U.S. export licenses may be difficult to obtain;

      - intellectual property rights may be harder to enforce in foreign countries;

      - foreign countries may have unexpected changes in regulatory requirements;

      - Thermo Electron may have difficulty managing and staffing its foreign operations due to, among other factors, language and cultural differences;

      - foreign countries in which Thermo Electron operates may be characterized by unpredictable political instability; and

      - Thermo Electron's revenues could be affected by seasonal reductions in business activity in some foreign countries.

      Of these factors, the exchange rate fluctuations, in particular, have had and may in the future have an adverse impact on Thermo Electron's business and results of operations. The effects of foreign currency translation are disclosed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      A portion of Thermo Electron's revenues comes from exports to Asia. Some
Asian countries experienced a severe economic crisis in the late 1990s, involving sharply reduced economic activity and liquidity, volatile foreign-currency-exchange and interest rates, and unstable stock markets. Thermo
Electron's export sales to Asia were adversely affected by these unstable economic conditions in Asia in 1998 and early 1999 and future export sales to Asia and other parts of the world may be adversely affected by unstable economic conditions in those regions.

      Thermo Electron must develop new products, adapt to rapid technological change, and respond to introductions of new products in order to remain competitive. Thermo Electron's growth strategy includes significant investment in product development, and it intends to increase spending in the area of research and development. In addition, the markets for Thermo Electron's products are characterized by rapid and significant technological change, evolving industry standards, and frequent new product introductions and enhancements. Many of Thermo Electron's products and products under development are technologically innovative and require significant planning, design, development and testing at the technological, product, and manufacturing-process levels. These activities require significant investment by Thermo Electron. In addition, products in Thermo Electron's markets undergo rapid and significant technological change due to quickly changing industry standards and the introduction of new products and technologies that make existing products and technologies uncompetitive or obsolete. Some competitors may adapt more quickly to new technologies and changes in customer requirements than Thermo Electron can. The products currently being developed by Thermo Electron, or those to be developed in the future, may not be technologically feasible or accepted by the marketplace, and Thermo Electron's products or technologies could become uncompetitive or obsolete. Failure of Thermo Electron to successfully develop new products could have an adverse effect on its business and results of operations.

      Changes in governmental regulations may adversely affect demand for Thermo
Electron's products. Thermo Electron competes in many markets in which its customers must comply with federal, state, local, and foreign regulations, such as environmental, health and safety, and food and drug regulations. Thermo
Electron develops, configures, and markets its products to meet customer needs created by those regulations. These regulations may change in response to new scientific evidence or political or economic considerations. Any significant change in regulations could adversely affect demand for Thermo Electron's products. For example, demand for Thermo Electron's Thermo Voltek Corp.
subsidiary's electromagnetic compatibility test products was adversely affected in 1997 and thereafter as a result of the declining influence of IEC 801, the European Union directive on electromagnetic compatibility that took effect on January 1, 1996.

      Demand for some Thermo Electron products depends on the capital spending policies of its customers and on government funding policies. Thermo Electron's customers include manufacturers of semiconductors and of products incorporating semiconductors, pharmaceutical and chemical companies, laboratories, universities, healthcare providers, government agencies, and public and private research institutions. The capital spending policies of these entities are based on many factors, including public policy spending priorities, available resources, and economic cycles, and can have a significant effect on the demand for Thermo Electron's products. For example, a reduction in discretionary capital spending by petrochemical, oil and gas, and mining companies, due to difficult market conditions, has adversely affected Thermo Electron's businesses operating in the process control industry. Similarly, softness in the semiconductor industry has resulted in lower revenues at some Thermo Electron businesses. Also, Thermo Electron's Thermedics Detection Inc. subsidiary has experienced lower demand for its detection instruments as a result a shift in the process of recycling plastic containers in Europe, from sanitizing and reusing recyclables to melting and re-forming plastic containers.

      Obtaining and enforcing patent protection for Thermo Electron's proprietary products, processes and technologies can be difficult and expensive.
Patent and trade secret protection is crucial to Thermo Electron because developing and marketing new technologies and products is time-consuming and expensive. Thermo Electron owns many U.S. and foreign patents, and intends to apply for additional patents as appropriate to cover its products. Patents may not be issued from any pending or future patent applications owned by or licensed to Thermo Electron. The claims allowed under any issued patents may not be broad enough to protect Thermo Electron's technology.

      Any legal proceedings brought by Thermo Electron to protect its proprietary rights could be very expensive. In addition, any issued patents owned by or licensed to Thermo Electron may be challenged, invalidated, or circumvented, and the rights granted under those patents may not provide competitive advantages to Thermo Electron. Defending infringement and/or invalidity claims would be expensive and divert management's attention. In addition, those claims could result in awards of substantial damages, which could have a significant adverse impact on Thermo Electron's results of operations, and/or injunctive or other equitable relief, which could effectively block Thermo Electron's ability to make, use, or sell its products and services in the United States or abroad.


Thermo Electron Corporation                                                      1999 Financial Statements

                         Selected Financial Information

(In millions except per share amounts)              1999 (a)   1998 (b)        1997   1996 (c)       1995
------------------------------------------------- ----------- ---------- ----------- ---------- ----------

Statement of Operations Data
Revenues                                            $2,471.2    $2,055.8   $1,979.6    $1,573.0   $1,059.1
Gross Profit                                         1,092.7      928.6       921.3      710.5       489.3
Operating Income                                        99.0      233.7       296.4      183.2       136.1
Income (Loss) from Continuing Operations Before       (14.6)      114.7       174.7      164.2        76.2
 Extraordinary Items
Income (Loss) Before Extraordinary Items             (176.0)      181.5       239.3      190.8       139.6
Net Income (Loss)                                    (174.6)      181.9       239.3      190.8       139.6
Earnings (Loss) per Share From Continuing
 Operations:
   Basic                                               (.09)        .71        1.15       1.16         .60
   Diluted                                             (.11)        .67        1.05       1.03         .55
Earnings (Loss) per Share:
   Basic                                              (1.10)       1.12        1.57       1.35        1.10
   Diluted                                            (1.13)       1.08        1.41       1.17         .95

Balance Sheet Data
Working Capital                                     $1,450.9    $2,163.0   $2,002.0    $2,218.6   $1,317.1
Total Assets                                         5,181.8    5,421.1     4,961.0    4,546.9     3,248.0
Long-term Obligations                                1,566.0    1,808.6     1,518.7    1,531.7     1,079.8
Minority Interest                                      364.3      399.5       464.2      364.2       200.9
Common Stock of Subsidiaries Subject to                  7.7       40.5        40.5        2.6           -
 Redemption
Shareholders' Investment                             2,014.5    2,254.8     2,007.9    1,755.6     1,311.3

(a) Reflects a $182.4 million pretax charge for restructuring and related costs, consisting of restructuring and unusual costs, net, of $168.7 million, inventory provisions of $9.4 million, and other expenses of $4.3 million.
(b) Reflects the issuance of $150.0 million principal amount of the Company's notes and the Company's public offering of common stock for net proceeds of
    $290.1 million.
(c) Reflects the issuance of $585.0 million principal amount of the Company's convertible debentures.



Thermo Electron Corporation                                                      1999 Financial Statements
Common Stock Market Information
      The Company's common stock is traded on the New York Stock Exchange under the symbol TMO. The following table sets forth the high and low sale prices of the Company's common stock for 1999 and 1998, as reported in the consolidated transaction reporting system.

                                                                         1999                  1998
                                                               --------------------   --------------------
Quarter                                                             High        Low       High        Low
-------------------------------------------------------------- ---------- ---------- ---------- ----------

First                                                          $18 3/16    $13 3/8    $44 1/4    $36 5/8
Second                                                          20 1/16     12 11/16   41 15/16   30 3/4
Third                                                           19 11/16    15 3/4     35 3/16    14 3/16
Fourth                                                          15 7/8      13         20 1/16    13 9/16

      As of January 28, 2000, the Company had 8,258 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the New York Stock Exchange for the Company's common stock on January 28, 2000, was $16 1/4 per share.
      Common stock of the Company's following majority-owned public subsidiaries is traded on the
American Stock Exchange:  Thermedics Inc. (TMD), Thermedics Detection Inc. (TDX), Thermo Cardiosystems
Inc. (TCA), Thermo Sentron Inc. (TSR), Thermo Ecotek Corporation (TCK), Thermo Fibertek Inc. (TFT),
Thermo Fibergen Inc. (TFG), Thermo Instrument Systems Inc. (THI), Metrika Systems Corporation (MKA),
ONIX Systems Inc. (ONX), Thermo BioAnalysis Corporation (TBA), Thermo Optek Corporation (TOC),
ThermoQuest Corporation (TMQ), Thermo TerraTech Inc. (TTT), The Randers Killam Group Inc. (RGI),
ThermoRetec Corporation (THN), ThermoTrex Corporation (TKN), ThermoLase Corporation (TLZ), and Trex
Medical Corporation (TXM).  Common stock of the Company's majority-owned Spectra-Physics Lasers, Inc.
(SPLI) subsidiary is traded on the NASDAQ National Market System.

Shareholder Services
      Shareholders of Thermo Electron Corporation who desire information about the Company are invited to contact the Investor Relations Department, Thermo
Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts
02454-9046, (781) 622-1111. A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive
Company information as quickly as possible. Company information is available from Thermo Electron's Internet site (http://www.thermo.com).

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

Dividend Policy
      The Company has never paid cash dividends and does not expect to pay cash dividends in the foreseeable future because its policy has been to use earnings to finance expansion and growth. Payment of dividends will rest within the discretion of the Company's Board of Directors and will depend upon, among other factors, the Company's earnings, capital requirements, and financial condition.

Form 10-K Report
      A copy of the Annual Report on Form 10-K for the fiscal year ended January
1, 2000, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to the Investor Relations Department, Thermo Electron
Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046.
