Form 10-K, Exhibit 13
period 2000-12-30
THERMO ELECTRON CORP
filed 2001-03-21
CIK 97745

Exhibit 13

                           Thermo Electron Corporation

                        Consolidated Financial Statements

                                       2000

Thermo Electron Corporation                                                         2000 Financial Statements

                                  Consolidated Statement of Operations



(In thousands except per share amounts)                                        2000         1999         1998
-------------------------------------------------------------------------------------------------------------

Revenues (Notes 14 and 15)                                               $2,280,522   $2,294,620   $1,880,906
                                                                         ----------   ----------   ----------

Costs and Operating Expenses:
 Cost of revenues (Note 11)                                               1,258,686    1,245,773    1,008,115
 Selling, general, and administrative expenses                              646,920      658,297      530,406
 Research and development expenses                                          176,756      171,100      127,461
 Restructuring and other unusual costs (income), net (Note 11)              (67,855)      37,346       23,583
                                                                         ----------   ----------   ----------

                                                                          2,014,507    2,112,516    1,689,565
                                                                         ----------   ----------   ----------

Operating Income                                                            266,015      182,104      191,341
Gain on Issuance of Stock by Subsidiaries (Note 9)                                -            -       18,583
Other Income (Expense), Net (Notes 10 and 11)                               (81,184)     (57,345)       6,558
                                                                         ----------   ----------   ----------

Income from Continuing Operations Before Provision for Income
 Taxes, Minority Interest, Extraordinary Item, and Cumulative
 Effect of Change in Accounting Principle                                   184,831      124,759      216,482
Provision for Income Taxes (Note 8)                                         112,217       64,428       90,491
Minority Interest Expense                                                    10,567       23,048       32,231
                                                                         ----------   ----------   ----------

Income from Continuing Operations Before Extraordinary Item and              62,047       37,283       93,760
 Cumulative Effect of Change in Accounting Principle
Income (Loss) from Discontinued Operations (net of income tax provision (benefit) and minority interest of $12,249, $(107,089), and
 $91,981; Note 18)                                                           14,228     (163,325)      87,701
Provision for Loss on Disposal of Discontinued Operations (net of
 income tax provision (benefit) of $(104,000) and $174,000; Note 18)       (100,000)     (50,000)           -
                                                                         ----------   ----------   ----------

Income (Loss) Before Extraordinary Item and Cumulative Effect of
 Change in Accounting Principle                                             (23,725)    (176,042)     181,461
Extraordinary Item (net of income tax provision and minority interest
 of $333, $900, and $470; Note 5)                                               532        1,469          440
                                                                         ----------   ----------   ----------

Income (Loss) Before Cumulative Effect of Change in Accounting Principle    (23,193)    (174,573)     181,901
Cumulative Effect of Change in Accounting Principle (net of income
 tax benefit and minority interest of $8,986; Note 14)                      (12,918)           -            -

Net Income (Loss)                                                        $  (36,111)  $ (174,573)  $  181,901
                                                                         ==========   ==========   ==========

Earnings per Share from Continuing Operations Before Extraordinary
 Item and Cumulative Effect of Change in Accounting Principle (Note 16)
   Basic                                                                 $      .37   $      .24   $      .58
                                                                         ==========   ==========   ==========
   Diluted                                                               $      .36   $      .22   $      .55
                                                                         ==========   ==========   ==========

Earnings (Loss) per Share (Note 16)
   Basic                                                                 $     (.22)  $    (1.10)  $     1.12
                                                                         ==========   ==========   ==========
   Diluted                                                               $     (.22)  $    (1.12)  $     1.08
                                                                         ==========   ==========   ==========

Weighted Average Shares (Note 16)
   Basic                                                                    167,462      157,987      161,866
                                                                         ==========   ==========   ==========
   Diluted                                                                  170,519      158,223      162,973
                                                                         ==========   ==========   ==========

The accompanying notes are an integral part of these consolidated financial statements.

Thermo Electron Corporation                                                      2000 Financial Statements

                           Consolidated Balance Sheet


(In thousands)                                                                           2000         1999
----------------------------------------------------------------------------------------------------------

Assets
Current Assets:
 Cash and cash equivalents                                                         $  505,524   $  237,844
 Short-term available-for-sale investments, at quoted market value
   (amortized cost of $510,312 and $545,640; Notes 2 and 11)                          521,329      555,501
 Accounts receivable, less allowances of $30,593 and $33,650                          431,476      534,241
 Unbilled contract costs and fees                                                      18,520       18,575
 Inventories (Note 11)                                                                394,152      365,876
 Deferred tax asset (Note 8)                                                          148,051      119,671
 Other current assets                                                                  75,007       34,705
 Net assets of discontinued operations (Note 18)                                      371,470      497,728
                                                                                   ----------   ----------

                                                                                    2,465,529    2,364,141
                                                                                   ----------   ----------

Property, Plant, and Equipment, at Cost, Net (Note 11)                                285,878      315,647
                                                                                   ----------   ----------

Long-term Available-for-sale Investments, at Quoted Market Value
 (amortized cost of $9,883 and $4,838; Notes 2 and 11)                                 17,110        6,145
                                                                                   ----------   ----------

Other Assets (Notes 3 and 11)                                                         183,974      199,713
                                                                                   ----------   ----------

Goodwill (Notes 3, 8, and 11)                                                       1,378,663    1,224,827
                                                                                   ----------   ----------

Long-term Net Assets of Discontinued Operations (Note 18)                             531,823      961,284
                                                                                   ----------   ----------

                                                                                   $4,862,977   $5,071,757
                                                                                   ==========   ==========


Thermo Electron Corporation                                                      2000 Financial Statements

                     Consolidated Balance Sheet (continued)

(In thousands except share amounts)                                                      2000         1999
----------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Investment
Current Liabilities:
 Short-term obligations and current maturities of long-term obligations
   (Note 5)                                                                        $  103,356   $  275,308
 Advance payable to affiliates (Note 5)                                                16,088      112,523
 Accounts payable                                                                     139,662      135,442
 Accrued payroll and employee benefits                                                 78,483       87,705
 Accrued income taxes                                                                  95,344      112,993
 Deferred revenue                                                                      50,341       47,440
 Accrued installation and warranty costs                                               37,058       44,198
 Other accrued expenses (Notes 1, 3, and 11)                                          208,219      256,981
                                                                                   ----------   ----------

                                                                                      728,551    1,072,590
                                                                                   ----------   ----------

Deferred Income Taxes (Note 8)                                                         10,691       23,735
                                                                                   ----------   ----------

Other Deferred Items                                                                   36,539       39,892
                                                                                   ----------   ----------

Long-term Obligations (Note 5):
 Senior convertible obligations                                                       172,500      172,500
 Senior notes                                                                         150,000      150,000
 Subordinated convertible obligations                                               1,177,565    1,209,305
 Other                                                                                 28,418       34,169
                                                                                   ----------   ----------

                                                                                    1,528,483    1,565,974
                                                                                   ----------   ----------

Minority Interest (Note 18)                                                            24,737      348,356
                                                                                   ----------   ----------

Commitments and Contingencies (Note 6)

Common Stock Subject to Redemption (at redemption value; Note 1)                            -        7,692
                                                                                   ----------   ----------

Shareholders' Investment (Notes 4 and 7):
 Preferred stock, $100 par value, 50,000 shares authorized; none issued
 Common stock, $1 par value, 350,000,000 shares authorized; 195,877,421
   and 167,432,776 shares issued                                                      195,877      167,433
 Capital in excess of par value                                                     1,681,452    1,052,837
 Retained earnings                                                                  1,005,857    1,041,968
 Treasury stock at cost, 13,708,863 and 10,955,798 shares                            (246,228)    (189,646)
 Deferred compensation                                                                 (6,640)      (3,149)
 Accumulated other comprehensive items (Note 17)                                      (96,342)     (55,925)
                                                                                   ----------   ----------

                                                                                    2,533,976    2,013,518
                                                                                   ----------   ----------

                                                                                   $4,862,977   $5,071,757
                                                                                   ==========   ==========


The accompanying notes are an integral part of these consolidated financial statements.

Thermo Electron Corporation                                                     2000 Financial Statements

                                 Consolidated Statement of Cash Flows


(In thousands)                                                             2000         1999         1998
---------------------------------------------------------------------------------------------------------

Operating Activities
 Net income (loss)                                                    $ (36,111)   $(174,573)   $ 181,901
 Adjustments to reconcile net income (loss) to income
   from continuing operations:
     (Income) loss from discontinued operations (Note 18)               (14,228)     163,325      (87,701)
     Provision for loss on disposal of discontinued
       operations (Note 18)                                             100,000       50,000            -
                                                                      ---------    ---------    ---------

 Income from continuing operations                                       49,661       38,752       94,200

 Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
     Depreciation and amortization                                       97,486       91,429       75,169
     Noncash restructuring and other unusual costs, net (Note 11)        22,865       30,214        3,226
     Provision for losses on accounts receivable                          9,264        8,614        5,002
     Minority interest expense                                           10,567       23,048       32,231
     Equity in (earnings) loss of unconsolidated
       subsidiaries (Note 11)                                            47,315        7,274         (150)
     Cumulative effect of change in accounting principle, net
       of income taxes and minority interest (Note 14)                   12,918            -            -
     Change in deferred income taxes                                    (39,700)     (28,378)        (493)
     Gain on issuance of stock by subsidiaries (Note 9)                       -            -      (18,583)
     Gain on sale of businesses (Notes 3 and 11)                       (126,330)           -            -
     Gain on investments, net                                            (6,849)      (3,662)     (12,812)
     Extraordinary item, net of income taxes and minority
       interest (Note 5)                                                   (532)      (1,469)        (440)
     Other noncash items, net                                            29,213       17,675       19,686
     Other unusual income                                                (4,372)           -            -
     Changes in current accounts, excluding the effects of
       acquisitions and dispositions:
        Accounts receivable                                             (27,395)     (19,737)        (485)
        Inventories                                                     (77,356)      14,260       11,733
        Other current assets                                             (4,710)      (8,800)      10,973
        Accounts payable                                                 17,742        2,012      (14,971)
        Other current liabilities                                        47,982       17,499       31,166
                                                                      ---------    ---------    ---------

          Net cash provided by continuing operations                     57,769      188,731      235,452
          Net cash provided by discontinued operations                  142,152      148,390       93,010
                                                                      ---------    ---------    ---------

          Net cash provided by operating activities                     199,921      337,121      328,462
                                                                      ---------    ---------    ---------

Investing Activities
 Acquisitions, net of cash acquired (Note 3)                            (15,808)    (344,615)    (173,685)
 Acquisition of minority interests of subsidiaries (Note 18)           (307,166)     (43,176)           -
 Payment to affiliated company for prior year acquisition                     -            -      (19,117)
 Refund of acquisition purchase price (Note 3)                                -        8,969            -
 Proceeds from sale of businesses (Note 3)                              253,583           61          750
 Purchases of available-for-sale investments                           (473,576)    (554,870)  (1,896,051)




Thermo Electron Corporation                                                     2000 Financial Statements

                         Consolidated Statement of Cash Flows (continued)


(In thousands)                                                             2000         1999         1998
---------------------------------------------------------------------------------------------------------

Investing Activities (continued)
 Proceeds from sale of available-for-sale investments                 $ 113,220    $ 281,451    $ 134,472
 Proceeds from maturities of available-for-sale
   investments                                                          403,134      794,288    1,505,494
 Purchases of property, plant, and equipment                            (74,039)     (61,238)     (38,331)
 Proceeds from sale of property, plant, and equipment                    21,828        9,604       12,098
 Advance (to) from affiliates                                           (96,434)       8,633      (49,646)
 Increase in other assets                                                (3,954)      (4,797)      (3,287)
 Other                                                                   14,193        5,956         (786)
                                                                      ---------    ---------    ---------

          Net cash provided by (used in) continuing operations         (165,019)     100,266     (528,089)
          Net cash provided by (used in) discontinued operations        394,596     (173,834)    (104,227)
                                                                      ---------    ---------    ---------

          Net cash provided by (used in) investing activities           229,577      (73,568)    (632,316)
                                                                      ---------    ---------    ---------

Financing Activities
 Net proceeds from issuance of long-term obligations                     14,577       16,813      393,196
 Repayment of long-term obligations                                    (161,191)     (40,283)     (25,961)
 Net proceeds from issuance of Company and subsidiary
   common stock (Notes 7 and 9)                                          58,466       14,896      384,686
 Purchases of Company and subsidiary common stock and
   subordinated convertible debentures (Note 5)                         (43,787)    (190,412)    (440,492)
 Increase (decrease) in short-term notes payable                        (19,183)      25,373       (8,948)
 Other                                                                   (4,377)      (6,669)     (35,582)
                                                                      ---------    ---------    ---------

          Net cash provided by (used in) continuing operations         (155,495)    (180,282)     266,899
          Net cash provided by (used in) discontinued operations         17,914     (106,601)    (164,721)
                                                                      ---------    ---------    ---------

          Net cash provided by (used in) financing activities          (137,581)    (286,883)     102,178
                                                                      ---------    ---------    ---------

Exchange Rate Effect on Cash in Continuing Operations                    (2,883)     (12,242)       1,886
Exchange Rate Effect on Cash in Discontinued Operations                  (9,997)      (3,883)       2,880
                                                                      ---------    ---------    ---------

Increase (Decrease) in Cash and Cash Equivalents                        279,037      (39,455)    (196,910)
Cash and Cash Equivalents at Beginning of Year                          357,215      396,670      593,580
                                                                      ---------    ---------    ---------

                                                                        636,252      357,215      396,670
Cash and Cash Equivalents of Discontinued Operations at
 End of Year                                                           (130,728)    (119,371)    (162,887)
                                                                      ---------    ---------    ---------

Cash and Cash Equivalents at End of Year                              $ 505,524    $ 237,844    $ 233,783
                                                                      =========    =========    =========

See Note 12 for supplemental cash flow information.


The accompanying notes are an integral part of these consolidated financial statements.


Thermo Electron Corporation                                                      2000 Financial Statements

  Consolidated Statement of Comprehensive Income and Shareholders' Investment


(In thousands)                                                              2000         1999         1998
----------------------------------------------------------------------------------------------------------

Comprehensive Income
Net Income (Loss)                                                     $  (36,111)  $ (174,573)  $  181,901
                                                                      ----------   ----------   ----------

Other Comprehensive Items (Note 17):
 Foreign currency translation adjustment                                 (44,975)     (50,979)      24,089
 Unrealized gains (losses) on available-for-sale
   investments, net of reclassification adjustment                         4,558        4,651       (3,943)
                                                                      ----------   ----------   ----------

                                                                         (40,417)     (46,328)      20,146
 Minority interest                                                         5,188        9,439       (6,194)
                                                                      ----------   ----------   ----------

                                                                         (35,229)     (36,889)      13,952
                                                                      ----------   ----------   ----------

                                                                      $  (71,340)  $ (211,462)  $  195,853
                                                                      ==========   ==========   ==========

Shareholders' Investment
Common Stock, $1 Par Value:
 Balance at beginning of year                                         $  167,433   $  166,971   $  159,206
 Acquisition of minority interests of subsidiaries (Note 18)              22,553            -            -
 Public offering of Company common stock (Note 7)                              -            -        7,475
 Issuance of stock under employees' and directors' stock                   5,891          462          290
                                                                      ----------   ----------   ----------
plans

 Balance at end of year                                                  195,877      167,433      166,971
                                                                      ----------   ----------   ----------

Capital in Excess of Par Value:
 Balance at beginning of year                                          1,052,837    1,033,799      843,709
 Acquisition of minority interests of subsidiaries (Note 18)             541,434            -            -
 Public offering of Company common stock (Note 7)                              -            -      282,655
 Activity under employees' and directors' stock plans                     84,840        4,093       (3,285)
 Tax benefit related to employees' and directors' stock
   plans                                                                  18,000        1,645       10,938
 Effect of majority-owned subsidiaries' equity transactions              (15,659)      13,300     (100,218)
                                                                      ----------   ----------   ----------

 Balance at end of year                                                1,681,452    1,052,837    1,033,799
                                                                      ----------   ----------   ----------

Retained Earnings:
 Balance at beginning of year                                          1,041,968    1,216,541    1,034,640
 Net income (loss)                                                       (36,111)    (174,573)     181,901
                                                                      ----------   ----------   ----------

 Balance at end of year                                               $1,005,857   $1,041,968   $1,216,541
                                                                      ----------   ----------   ----------


Thermo Electron Corporation                                                      2000 Financial Statements

       Consolidated Statement of Comprehensive Income and Shareholders' Investment (continued)


(In thousands)                                                              2000         1999         1998
----------------------------------------------------------------------------------------------------------

Treasury Stock:
 Balance at beginning of year                                         $ (189,646)  $ (151,643)  $   (3,839)
 Purchases of Company common stock                                       (22,826)     (44,758)    (148,132)
 Activity under employees' and directors' stock plans                    (26,590)       6,755          328
 Receipt of Company common stock as repayment of notes
   receivable                                                             (6,155)           -            -
 Receipt of Company common stock in connection with sale of
   business                                                               (1,011)           -            -
                                                                      ----------   ----------   ----------

 Balance at end of year                                                 (246,228)    (189,646)    (151,643)
                                                                      ----------   ----------   ----------

Deferred Compensation (Note 4):
 Balance at beginning of year                                             (3,149)           -            -
 Awards under employees' stock plans                                      (7,818)      (4,061)           -
 Amortization of deferred compensation                                     3,725          912            -
 Forfeitures under employees' stock plans                                    602            -            -
                                                                      ----------   ----------   ----------

 Balance at end of year                                                   (6,640)      (3,149)           -
                                                                      ----------   ----------   ----------

Accumulated Other Comprehensive Items (Note 17):
 Balance at beginning of year                                            (55,925)      (9,597)     (29,743)
 Other comprehensive items                                               (40,417)     (46,328)      20,146
                                                                      ----------   ----------   ----------

 Balance at end of year                                                  (96,342)     (55,925)      (9,597)
                                                                      ----------   ----------   ----------

                                                                      $2,533,976   $2,013,518   $2,256,071
                                                                      ==========   ==========   ==========

The accompanying notes are an integral part of these consolidated financial statements.


Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies
--------------------------------------------------------------------------------

Nature of Operations
      Thermo Electron Corporation (the Company) is a global leader in the development, manufacture, and sale of technology-based instrument systems, components, and solutions used in virtually every industry to monitor, collect, and analyze data to provide knowledge for the user. For example, the Company's powerful analysis technologies help biotech researchers sift through data to make the discoveries that will fight disease or prolong life; allow telecommunications equipment manufacturers to fabricate components required to increase the speed and quality of communications; and monitor and control industrial processes on-line to ensure that critical quality standards are met efficiently and safely.

Principles of Consolidation
      The accompanying financial statements include the accounts of the Company and its majority- and wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated. The Company accounts for investments in businesses in which it owns between 20% and 50% using the equity method.

Presentation
      In January 2000, the Company modified its proposed reorganization involving the Company and certain of its subsidiaries. As part of this reorganization, the Company announced plans to spin off or sell several of its businesses and has taken private all of its other remaining majority-owned subsidiaries in its continuing operations except for Spectra-Physics Lasers, Inc. (SPLI). In February 2001, the Company entered into a definitive agreement to sell its power generation business. The results of operations of certain major lines of business that have been or will be sold or spun-off have been classified as discontinued operations in the accompanying financial statements
(Note 18).
      In addition, certain amounts in 1999 and 1998 have been reclassified to conform to the presentation in the 2000 financial statements.

Fiscal Year
      The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 2000, 1999, and 1998 are for the fiscal years ended December
30, 2000, January 1, 2000, and January 2, 1999, respectively.

Revenue Recognition
      Prior to 2000, the Company generally recognized revenues upon shipment of its products. During the fourth quarter of 2000, effective as of January 2, 2000, the Company adopted Securities and Exchange Commission (SEC) Staff
Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial
Statements." Under SAB No. 101, when the terms of sale include customer acceptance provisions, and compliance with those provisions can not be demonstrated until customer use, revenues are recognized upon acceptance.
Revenues for products that require installation for which the installation is essential to functionality or is not deemed inconsequential or perfunctory are recognized upon completion of installation. Revenues for products sold where installation is not essential to functionality and is deemed inconsequential or perfunctory are recognized upon shipment with estimated installation costs accrued (Note 14).
      In restating quarterly results for 2000 to comply with SAB No. 101, the Company included adjustments to record amounts billed to customers for shipping and handling costs as revenues with the associated costs reported as cost of revenues. Previously, amounts billed to customers for shipping and handling had generally been reported as an offset to the related cost. Periods prior to 2000 were not restated for shipping and handling costs due to immateriality.
      The Company provides a reserve for its estimate of warranty costs at the time revenue is recognized. Deferred revenue in the accompanying balance sheet consists primarily of unearned revenue on service contracts. Substantially all of the deferred revenue in the accompanying 2000 balance sheet will be recognized within one year.



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements


1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)

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

Earnings (Loss) per Share
      Basic earnings (loss) per share has been computed by dividing net income
(loss) by the weighted average number of shares outstanding during the year.
Except where the result would be antidilutive to income from continuing operations, diluted earnings (loss) per share has been computed assuming the conversion of convertible obligations and the elimination of the related interest expense, and the exercise of stock options, as well as their related income tax effects (Note 16).

Cash and Cash Equivalents
      Cash equivalents consists principally of corporate bonds and notes, U.S.
government-agency securities, money market funds, commercial paper, and other marketable securities purchased with an original maturity of three months or less. These investments are carried at cost, which approximates market value.

Inventories
      Inventories are stated at the lower of cost (on a first-in, first-out or weighted average basis) or net realizable value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

(In thousands)                                                                           2000         1999
----------------------------------------------------------------------------------------------------------

Raw Materials and Supplies                                                           $169,885     $169,887
Work in Progress                                                                       65,625       66,746
Finished Goods (includes $33,605 at customer locations in 2000)                       158,642      129,243
                                                                                     --------     --------

                                                                                     $394,152     $365,876
                                                                                     ========     ========




Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements


1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)

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

(In thousands)                                                                           2000         1999
----------------------------------------------------------------------------------------------------------

Land                                                                                 $ 40,292     $ 46,492
Buildings and Improvements                                                            143,012      168,487
Machinery, Equipment, and Leasehold Improvements                                      301,251      278,097
                                                                                     --------     --------

                                                                                      484,555      493,076
Less:  Accumulated Depreciation and Amortization                                      198,677      177,429
                                                                                     --------     --------

                                                                                     $285,878     $315,647
                                                                                     ========     ========

Other Assets
      Other assets in the accompanying balance sheet includes intangible assets, notes receivable, deferred debt expense, prepaid pension costs, and other assets. Intangible assets include the costs of acquired trademarks, patents, product technology, and other specifically identifiable intangible assets and are being amortized using the straight-line method over their estimated useful lives, which range from 2 to 20 years. Intangible assets were $46.8 million and $48.2 million, net of accumulated amortization of $36.1 million and $29.4 million, at year-end 2000 and 1999, respectively.

Goodwill
      Goodwill is amortized using the straight-line method over periods ranging from 5 to 40 years. Accumulated amortization was $192.8 million and $154.9 million at year-end 2000 and 1999, respectively. The Company assesses the future useful life of this and other noncurrent assets whenever events or changes in circumstances indicate that the current useful life has diminished. Such events or circumstances generally include the occurrence of operating losses or a significant decline in earnings associated with the acquired business or asset.
The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. The Company assesses cash flows before interest charges, and when impairment is indicated, writes the asset down to fair value. If quoted market values are not available, the Company estimates fair value by calculating the present value of future cash flows. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss (Note 11).





Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)

Common Stock Subject to Redemption
      In April 1997, ThermoLase Corporation, a formerly majority-owned subsidiary of the Company, completed an exchange offer whereby its shareholders had the opportunity to exchange one share of existing ThermoLase common stock and $3.00 (in cash or ThermoLase common stock) for a new unit consisting of one share of ThermoLase common stock and one redemption right. The redemption right entitled the holder to sell the related share of common stock to ThermoLase for $20.25 during the period from April 3, 2001, through April 30, 2001. In connection with this offer, in April 1997, ThermoLase issued 2,000,000 units in exchange for 2,261,706 shares of its common stock and $0.5 million in cash, net of expenses. As a result of these transactions, $40.5 million was reclassified in 1997 from "Shareholders' investment" and "Minority interest" to "Common stock subject to redemption," based on the issuance of the 2,000,000 redemption rights, each carrying a maximum liability of $20.25. During 1999, the Company purchased 1,620,127 of ThermoLase's redemption rights. The remaining 379,873 redemption rights outstanding have a redemption value of $7.7 million and are included in other accrued expenses in the accompanying 2000 balance sheet. As a result of the Company's merger with ThermoLase (Note 18), the ThermoLase units were modified to consist of a fractional share of Company common stock, which is redeemable at the option of the holder in April 2001 for $20.25.

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

Forward Contracts
      The Company uses short-term forward foreign exchange contracts to manage certain exposures to foreign currencies. The Company enters into forward foreign exchange contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. These contracts principally hedge transactions denominated in U.S. dollars, British pounds sterling, Japanese yen, French francs, Swiss francs, German marks, Swedish krona, and Netherlands guilders. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. Gains and losses arising from forward foreign exchange contracts are recognized as offsets to gains and losses resulting from the transactions being hedged.
      The Company does not generally enter into speculative foreign currency agreements. See Note 11 for the effect of a majority-owned subsidiary's early adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging
Activities."

Recent Accounting Pronouncement
      During 1998, the Financial Accounting Standards Board (FASB) issued SFAS
No. 133. SFAS No. 133, as amended, requires that all derivatives, including foreign currency exchange contracts, be recognized on the balance sheet at fair value. Changes in the fair value of derivatives that are not hedges must be recorded through earnings. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged item through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company is required to adopt SFAS No. 133 in 2001. The adoption of SFAS No. 133 will not materially affect the Company's financial statements.



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)

Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. In addition, significant estimates were made in determining the loss on disposition of the Company's discontinued operations (Note 18).
Actual results could differ from those estimates.

2.    Available-for-sale Investments
--------------------------------------------------------------------------------

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

                                                                                      Gross         Gross
                                                         Market          Cost    Unrealized    Unrealized
(In thousands)                                            Value         Basis         Gains        Losses
---------------------------------------------------------------------------------------------------------

2000
Corporate Bonds and Notes                            $  434,140    $  431,553    $    2,749    $     (162)
U.S. Government-agency Securities                        42,475        42,318           222           (65)
Other                                                    61,824        46,324        17,633        (2,133)
                                                     ----------    ----------    ----------    ----------

                                                     $  538,439    $  520,195    $   20,604    $   (2,360)
                                                     ==========    ==========    ==========    ==========

1999
Corporate Bonds and Notes                            $  319,065    $  320,058    $      183    $   (1,176)
U.S. Government-agency Securities                       187,722       188,162            21          (461)
Other                                                    54,859        42,258        13,955        (1,354)
                                                     ----------    ----------    ----------    ----------

                                                     $  561,646    $  550,478    $   14,159    $   (2,991)
                                                     ==========    ==========    ==========    ==========

      Short- and long-term available-for-sale investments in the accompanying
2000 balance sheet include equity securities of $45.3 million and debt securities of $254.9 million with contractual maturities of one year or less and $238.2 million with contractual maturities of more than one year through five years. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call features of the securities that enable either the Company, the issuer, or both to redeem these securities at an earlier date.
      The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains and losses recorded in the accompanying statement of operations. The net gain on the sale of available-for-sale investments resulted from gross realized gains of $9.3 million, $7.6 million, and $13.6 million and gross realized losses of $2.5 million, $3.9 million, and $0.8 million in 2000, 1999, and 1998, respectively.



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

3.    Acquisitions and Dispositions
--------------------------------------------------------------------------------

Acquisitions
      In 2000, the Company made several acquisitions for $15.8 million in cash, net of cash acquired. In February 1999, the Company acquired 17,494,684 shares
(or approximately 99%) of Spectra-Physics AB, a Stockholm Stock Exchange-listed company, for approximately 160 Swedish krona per share (approximately $20 per share) in completion of the Company's cash tender offer to acquire all of the outstanding shares of Spectra-Physics. In March 2000, the Company completed the acquisition of the remaining Spectra-Physics shares outstanding pursuant to the compulsory acquisition rules applicable to Swedish companies. As part of the acquisition of Spectra-Physics, the Company acquired Spectra-Physics' majority-owned public subsidiary, SPLI. The aggregate purchase price was approximately
$351.5 million, including related expenses. On the date of acquisition, Spectra-
Physics had $39.1 million of cash, which included $30.5 million held by SPLI.
Spectra-Physics manufactures a wide range of laser-based instrumentation systems, primarily for the process-control, industrial measurement, research, commercial, and government markets.
      In connection with the acquisition of Spectra-Physics, the Company acquired 4,162,000 shares of FLIR Systems, Inc. common stock. FLIR designs, manufactures, and markets thermal imaging and broadcast camera systems that detect infrared radiation or heat emitted directly by all objects and materials.
The Company accounts for its investment in FLIR using the equity method with a one quarter lag to ensure the availability of FLIR's operating results in time to enable the Company to include its pro rata share of FLIR's results with its own. During 1999, FLIR consummated a pooling-of-interests transaction that decreased the Company's pro rata share of FLIR's equity from 34.6% to 29.4%.
During 2000, the Company recorded a charge to reflect an impairment of its investment in FLIR that was deemed to be other than temporary (Note 11). The investment in FLIR is included in other assets in the accompanying balance sheet.
      Summary unaudited financial information for FLIR as of September 30, 2000, and for the 12 months then ended is as follows:

(In thousands)                                                                                        2000
----------------------------------------------------------------------------------------------------------

Current Assets                                                                                   $ 114,494
Noncurrent Assets                                                                                   51,439
                                                                                                 ---------

Total Assets                                                                                     $ 165,933
                                                                                                 =========

Current Liabilities                                                                              $ 132,917
Noncurrent Liabilities                                                                               4,251
Shareholders' Equity                                                                                28,765
                                                                                                 ---------

Total Liabilities and Shareholders' Equity                                                       $ 165,933
                                                                                                 =========


(In thousands)                                                                         Twelve Months Ended
                                                                                             September 30,
                                                                                                      2000
----------------------------------------------------------------------------------------------------------

Revenues                                                                                          $181,562
Cost of Revenues                                                                                   114,211

Gross Profit                                                                                      $ 67,351
                                                                                                  ========

Net Loss                                                                                          $(59,992)
                                                                                                  ========




Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

3.    Acquisitions and Dispositions (continued)
--------------------------------------------------------------------------------

      In 1999, in addition to the acquisition of Spectra-Physics, the Company and its formerly majority-owned subsidiaries made several other acquisitions for $32.2 million in cash, net of cash acquired.
      In 1998, the Company's formerly majority-owned subsidiaries made several acquisitions for $173.7 million in cash, net of cash acquired.
      These acquisitions have been accounted for using the purchase method of accounting, and the acquired companies' results have been included in the accompanying financial statements from their respective dates of acquisition.
The aggregate cost of these acquisitions exceeded the estimated fair value of the acquired net assets by $289.2 million, which is being amortized principally over 40 years. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired and, for acquisitions completed in 2000, is subject to adjustment upon finalization of the purchase price allocation. The Company has gathered no information that indicates the final purchase price allocations will differ materially from the preliminary estimates. Pro forma data is not presented since the acquisitions were not material to the Company's results of operations.
      In connection with its acquisitions, the Company has undertaken restructuring activities at the acquired businesses. The Company's restructuring activities, which were accounted for in accordance with Emerging Issues Task
Force Pronouncement (EITF) 95-3, primarily have included reductions in staffing levels and the abandonment of excess facilities. In connection with these restructuring activities, as part of the cost of the acquisitions, the Company established reserves as detailed below, primarily for severance and excess facilities. In accordance with EITF 95-3, the Company finalizes its restructuring plans no later than one year from the respective dates of the acquisitions. Accrued acquisition expenses are included in other accrued expenses in the accompanying balance sheet.
      A summary of the changes in accrued acquisition expenses for acquisitions completed before and during 1998 is as follows:

                                                 1998 Acquisitions
                                      --------------------------------------
                                                   Abandonment
                                                     of Excess                     Pre-1998
(In thousands)                        Severance     Facilities         Other   Acquisitions          Total
----------------------------------------------------------------------------------------------------------

Balance at January 3, 1998             $      -       $      -      $      -       $ 20,683       $ 20,683
 Reserves established                     3,937          2,083           468              -          6,488
 Increases in reserves
   related to 1997
   acquisitions                               -              -             -          1,899          1,899
 Payments                                (1,588)          (418)         (247)        (7,783)       (10,036)
 Decrease recorded as a
   reduction in goodwill                      -              -             -         (3,021)        (3,021)
 Currency translation                         9            (33)           23            272            271
                                       --------       --------      --------       --------       --------

Balance at January 2, 1999                2,358          1,632           244         12,050         16,284
 Reserves established                       989          1,464           616              -          3,069
 Payments                                (1,939)        (1,479)         (752)        (2,442)        (6,612)
 Decrease recorded as a
   reduction in goodwill                 (1,055)          (466)            -              -         (1,521)
 Currency translation                       (72)            34           (25)          (480)          (543)
                                       --------       --------      --------       --------       --------

Balance at January 1, 2000                  281          1,185            83          9,128         10,677
 Payments                                  (189)          (354)          (44)        (1,796)        (2,383)
 Decrease recorded as a
   reduction in goodwill                    (66)           (94)          (39)           (99)          (298)
 Currency translation                       (26)           (85)            -           (718)          (829)
                                       --------       --------      --------       --------       --------

Balance at December 30, 2000           $      -       $    652      $      -       $  6,515       $  7,167
                                       ========       ========      ========       ========       ========




Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

3.    Acquisitions and Dispositions (continued)
--------------------------------------------------------------------------------

      The principal acquisition expenses for pre-1998 acquisitions were for severance for 385 employees across all functions and for abandoned facilities, primarily from the 1997 acquisition of Life Sciences International PLC. The facilities primarily include an operating location in Runcorn, England, with an obligation through 2014. The Company finalized its restructuring plans for the 1997 acquisitions in 1998.
      The principal acquisition expenses for 1998 acquisitions were for severance for 216 employees across all functions and for abandoned facilities, primarily related to the Company's acquisition of the product-monitoring businesses of Graseby Limited. The abandoned facilities related to the product-monitoring businesses include two operating facilities in North America with leases expiring in 2001. The amounts captioned as "other" in 1998 primarily represent employee relocation costs. The Company finalized its restructuring plans for the 1998 acquisitions in 1999.
      A summary of accrued acquisition expenses for acquisitions completed during 1999 is as follows:

                                                                 Abandonment
                                                                   of Excess
(In thousands)                                      Severance     Facilities          Other         Total
----------------------------------------------------------------------------------------------------------

 Reserves established                                 $ 9,464        $ 1,355        $ 3,364        $14,183
 Payments                                              (3,899)           (71)          (957)        (4,927)
 Currency translation                                    (303)          (111)           (74)          (488)
                                                      -------        -------        -------        -------

Balance at January 1, 2000                              5,262          1,173          2,333          8,768
 Reserves established                                      90            111              -            201
 Payments                                              (2,767)          (420)          (761)        (3,948)
 Decrease recorded as a reduction in
   goodwill                                              (213)             -              -           (213)
 Reserves of businesses sold                             (715)          (154)          (999)        (1,868)
 Currency translation                                     189           (200)           (60)           (71)
                                                      -------        -------        -------        -------

Balance at December 30, 2000                          $ 1,846        $   510        $   513        $ 2,869
                                                      =======        =======        =======        =======

      The principal acquisition expenses for 1999 acquisitions were for severance for approximately 175 employees across all functions and for abandoned facilities, primarily at Spectra-Physics. The abandoned facilities at Spectra-Physics include operating facilities in Sweden, Germany, and France with obligations primarily through 2001. The amounts captioned as "other" primarily represent employee relocation, contract termination, and other exit costs. The
Company expects to pay amounts accrued for severance, abandoned facilities, and other primarily through 2001. The Company finalized its restructuring plans for Spectra-Physics and other 1999 acquisitions in 1999 and 2000.
      A summary of accrued acquisition expenses for acquisitions completed during 2000 is as follows:

                                                                                Abandonment
                                                                                  of Excess
(In thousands)                                                     Severance     Facilities          Total
----------------------------------------------------------------------------------------------------------

 Reserves established                                                  $  99          $  52          $ 151
 Payments                                                                (94)           (20)          (114)
 Currency translation                                                     (3)             -             (3)
                                                                       -----          -----          -----

Balance at December 30, 2000                                           $   2          $  32          $  34
                                                                       =====          =====          =====




Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

3.    Acquisitions and Dispositions (continued)
--------------------------------------------------------------------------------

      Unresolved matters at year-end 2000 include completion of planned severances and abandonment of excess facilities for acquisitions completed in 2000. Such matters will be resolved no later than one year from the respective acquisition dates.

Dispositions
      On July 14, 2000, the Company completed the sale of its wholly owned
Spectra Precision businesses to Trimble Navigation Limited for $208.1 million in net cash proceeds and $80.0 million in seller debt financing, subject to a post-closing adjustment. The note from the buyer calls for repayment in two equal, annual installments beginning in July 2001 and carries interest at 10% per annum. The note has provisions that require earlier repayment under certain conditions. Spectra Precision, formerly part of the Measurement and Control segment, was acquired as part of Spectra-Physics and provides the construction, surveying, and heavy machine industries with precision positioning equipment. In
2000, the Company's continuing operations sold several other noncore businesses for net cash proceeds of $45.5 million. The Company realized aggregate pretax gains of $126.3 million in 2000 from the sale of businesses, which are included in restructuring and other unusual costs (income), net, in the accompanying statement of operations. These businesses were sold as part of an effort to focus on potentially higher-growth opportunities in the Life Sciences and Optical Technologies segments.

4.    Employee Benefit Plans
--------------------------------------------------------------------------------

Stock-based Compensation Plans

Stock Option Plans
------------------
      The Company has stock-based compensation plans for its key employees, directors, and others. These plans permit the grant of a variety of stock and stock-based awards as determined by the human resources committee of the
Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options outstanding under these plans are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights may lapse over periods ranging from zero to ten years, depending on the term of the option, which may range from three to twelve years.
Nonqualified options are generally granted at fair market value, although the
Board Committee has discretion to grant options at a price at or above 85% of the fair market value on the date of grant. Incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. Generally, stock options have been granted at fair market value.
The Company also has a directors' stock option plan that provides for the annual grant of stock options of the Company to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are immediately exercisable and expire three to seven years after the date of grant.
      In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 1,513,000 shares at a weighted average exercise price of $36.15 per share elected to participate in this exchange and, as a result, received options to purchase 756,000 shares of Company common stock at $18.08 per share, which are included in the 1998 grants in the table below. The other terms of the new options were the same as the exchanged options except that the holders could not sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

4.    Employee Benefit Plans (continued)
--------------------------------------------------------------------------------

      In 2000 and 1999, the Company awarded 372,800 and 193,000 shares, respectively, of restricted Company common stock with an aggregate value of $7.8 million and $3.5 million, respectively, to certain key employees. The shares generally vest over three years, assuming continued employment, with certain exceptions. Also in 1999, certain of the Company's formerly majority-owned subsidiaries awarded shares of restricted common stock of their respective companies. The shares of subsidiary common stock had the same terms as the Company's restricted common stock and had an aggregate value of $0.6 million.
During 2000, the restricted common stock of the Company's formerly majority-owned subsidiaries was converted into 100,715 shares of restricted
Company common stock with the same terms. The Company has recorded the fair value of the restricted stock as deferred compensation in the accompanying balance sheet and is amortizing such amount over the vesting periods.
      A summary of the Company's stock option activity is as follows:

                                                       2000               1999                 1998
                                                ----------------------------------------------------------
                                                         Weighted            Weighted             Weighted
                                                Number    Average   Number    Average    Number   Exercise
                                                    of   Exercise       of   Exercise        of    Average
(Shares in thousands)                           Shares      Price   Shares      Price    Shares      Price
---------------------------------------------- -------- ---------- -------- ---------- --------- ---------

Options Outstanding, Beginning of Year           13,628    $19.61    9,913     $22.38     8,831     $24.19
 Granted                                          2,231     21.50    3,406      16.83     3,554      23.64
 Assumed in mergers with subsidiaries
   (Note 18)                                     13,948     17.00    1,612      11.61         -          -
 Exercised                                       (5,086)    15.74     (382)     12.57      (625)     15.96
 Forfeited                                       (3,586)    17.73     (921)     27.99      (334)     33.38
 Canceled due to exchange                             -         -        -          -    (1,513)     36.15
                                                 ------             ------               ------

Options Outstanding, End of Year                 21,135    $19.32   13,628     $19.61     9,913     $22.38
                                                 ======    ======   ======     ======    ======     ======

Options Exercisable                              21,135    $19.32   13,628     $19.61     9,909     $22.38
                                                 ======    ======   ======     ======    ======     ======

Options Available for Grant                       3,290              4,756                3,417
                                                 ======             ======               ======

      A summary of the status of the Company's stock options at December 30, 2000, is as follows:

                                                              Options Outstanding and Exercisable
                                                   ------------------------------------------------------
                                                           Number            Weighted            Weighted
                                                               of             Average             Average
                                                           Shares           Remaining            Exercise
Range of Exercise Prices                           (In thousands)    Contractual Life               Price
---------------------------------------------------------------------------------------------------------

$ 2.15 - $ 14.63                                            7,467           7.1 years             $ 11.85
 14.64 -   27.12                                           10,520           6.0 years               18.90
 27.13 -   39.61                                            2,534           6.6 years               34.11
 39.62 -  226.87                                              614           8.0 years               56.99
                                                           ------

$ 2.15 - $226.87                                           21,135           6.5 years             $ 19.32
                                                           ======




Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

4.    Employee Benefit Plans (continued)
--------------------------------------------------------------------------------

Employee Stock Purchase Plan
----------------------------
      Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase plan sponsored by the Company.
Under this program, shares of the Company's common stock may be purchased at 85%
of the lower of the fair market value at the beginning or end of the purchase period, and the shares purchased are subject to a one-year resale restriction.
Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. Prior to the 2000 plan year, participants of employee stock purchase programs sponsored by the Company's formerly majority-owned public subsidiaries could also elect to purchase shares of the common stock of the subsidiary at which they are employed under the same general terms described above. During 2000 and 1999, the Company issued 693,000 shares and 415,000 shares, respectively, of its common stock under this plan. No shares of Company common stock were issued under this plan during 1998.

Pro Forma Stock-based Compensation Expense
      In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-based
Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted after 1994 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No.
123, the effect on certain financial information of the Company would have been as follows:

(In thousands except per share amounts)                                       2000        1999        1998
----------------------------------------------------------------------------------------------------------

Income from Continuing Operations Before Extraordinary Item and Cumulative
 Effect of Change in Accounting Principle:
   As reported                                                            $ 62,047   $  37,283   $  93,760
   Pro forma                                                                45,965      25,281      84,901
Basic Earnings per Share from Continuing Operations Before
 Extraordinary Item and Cumulative Effect of Change in Accounting
 Principle:
   As reported                                                                 .37         .24         .58
   Pro forma                                                                   .27         .16         .52
Diluted Earnings per Share from Continuing Operations Before
 Extraordinary Item and Cumulative Effect of Change in Accounting
 Principle:
   As reported                                                                 .36         .22         .55
   Pro forma                                                                   .26         .14         .49

Net Income (Loss):
   As reported                                                           $ (36,111)  $(174,573)  $ 181,901
   Pro forma                                                               (52,131)   (201,186)    158,602
Basic Earnings (Loss) per Share:
   As reported                                                                (.22)      (1.10)       1.12
   Pro forma                                                                  (.31)      (1.27)        .98
Diluted Earnings (Loss) per Share:
   As reported                                                                (.22)      (1.12)       1.08
   Pro forma                                                                  (.31)      (1.29)        .94

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



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

4.    Employee Benefit Plans (continued)
--------------------------------------------------------------------------------

      The weighted average fair value per share of options granted was $7.65, $5.61, and $8.13 in 2000, 1999, and 1998, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                2000       1999       1998
----------------------------------------------------------------------------------------------------------

Volatility                                                                       35%        32%        29%
Risk-free Interest Rate                                                         4.9%       5.6%       4.8%
Expected Life of Options                                                   3.9 years  3.9 years  4.7 years

      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including expected stock price volatility.
Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

401(k) Savings Plan and Other Defined Contribution Plans
      The Company's 401(k) savings plan covers the majority of the Company's eligible full-time U.S. employees. Contributions to the plan are made by both the employee and the Company. Company contributions are based on the level of employee contributions.
      Certain of the Company's subsidiaries offer retirement plans in lieu of participation in the Company's principal 401(k) savings plan. Company contributions to these plans are based on formulas determined by the Company.
      For these plans, the Company contributed and charged to expense $18.3 million, $15.8 million, and $13.4 million in 2000, 1999, and 1998, respectively.

Defined Benefit Pension Plans
      Two of the Company's German subsidiaries and one of its U.K. subsidiaries have defined benefit pension plans covering substantially all full-time employees at the respective subsidiaries. One of the German subsidiaries' plans is unfunded, as permitted under the plan and applicable laws. Net periodic benefit costs for the plans in aggregate included the following components:

(In thousands)                                                                  2000       1999       1998
----------------------------------------------------------------------------------------------------------

Service Cost                                                                 $ 2,238    $ 2,639    $ 2,859
Interest Cost on Benefit Obligation                                            3,834      3,899      4,414
Expected Return on Plan Assets                                                (5,793)    (5,264)    (6,616)
Recognized Net Actuarial Gain                                                   (180)       (34)       (39)
Amortization of Unrecognized Gain                                                 (2)       (23)       (50)
Amortization of Unrecognized Initial Obligation                                   36         41         43
                                                                             -------    -------    -------

                                                                             $   133    $ 1,258    $   611
                                                                             =======    =======    =======




Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

4.    Employee Benefit Plans (continued)
--------------------------------------------------------------------------------

      The activity under the Company's defined benefit plans is as follows:

(In thousands)                                                                            2000        1999
----------------------------------------------------------------------------------------------------------

Change in Benefit Obligation:
 Benefit obligation, beginning of year                                                $ 71,762    $ 77,013
 Service cost                                                                            2,238       2,639
 Interest cost                                                                           3,834       3,899
 Benefits paid                                                                          (1,878)     (1,876)
 Actuarial (gain) loss                                                                   3,525      (5,288)
 Currency translation                                                                   (5,709)     (4,625)
                                                                                      --------    --------

 Benefit obligation, end of year                                                        73,772      71,762
                                                                                      --------    --------

Change in Plan Assets:
 Fair value of plan assets, beginning of year                                           89,393      79,893
 Company contributions                                                                     114         186
 Benefits paid                                                                          (1,474)     (1,482)
 Actual return (loss) on plan assets                                                    (4,505)     13,981
 Currency translation                                                                   (6,949)     (3,185)
                                                                                       -------     -------

 Fair value of plan assets, end of year                                                 76,579      89,393
                                                                                       -------     -------

Funded Status                                                                            2,807      17,631
Unrecognized Net Actuarial (Gain) Loss                                                     252     (14,595)
Unrecognized Initial Obligation                                                            107         155
                                                                                      --------    --------

Prepaid Pension Costs                                                                 $  3,166    $  3,191
                                                                                      ========    ========

      The aggregate projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $18.0 million, $14.2 million, and $5.7 million, respectively, at year-end 2000 and $17.7 million, $14.6 million, and $5.2 million, respectively, at year-end 1999.
      The weighted average rates used to determine the net periodic pension costs were as follows:

                                                                              2000        1999        1998
----------------------------------------------------------------------------------------------------------

Discount Rate                                                                 5.3%        5.1%        7.0%
Rate of Increase in Salary Levels                                             4.4%        4.4%        6.3%
Expected Long-term Rate of Return on Assets                                   6.9%        6.9%        9.7%





Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

5.    Long-term Obligations and Other Financing Arrangements
--------------------------------------------------------------------------------

(In thousands except per share amounts)                                                  2000         1999
----------------------------------------------------------------------------------------------------------

4 1/2% Senior Convertible Debentures, Due 2003, Convertible at $40.54 per Share    $  172,500   $  172,500
7 5/8% Senior Notes, Due 2008                                                         150,000      150,000
4 1/4% Subordinated Convertible Debentures, Due 2003, Convertible at $37.80 per
 Share                                                                                561,563      568,837
4% Subordinated Convertible Debentures, Due 2005, Convertible at $41.94 per
 Share                                                                                247,000      247,000
4 5/8% Subordinated Convertible Debentures, Due 2003, Convertible at $40.30 per
 Share                                                                                110,191      111,335
4 3/8% Subordinated Convertible Debentures, Due 2004, Convertible at $131.71
 per Share                                                                             98,310      106,775
3 1/4% Subordinated Convertible Debentures, Due 2007, Convertible at $49.06 per
 Share                                                                                 78,048       78,948
4 7/8% Subordinated Convertible Debentures, Due 2004, Convertible at $38.28 per
 Share                                                                                 35,029       42,124
Noninterest-bearing Subordinated Convertible Debentures, Due 2003, Convertible
 at $72.62 per Share                                                                   31,565       31,565
2 7/8% Subordinated Convertible Debentures, Due 2003, Convertible at $33.17 per
 Share                                                                                 15,859       15,859
2 1/2% Subordinated Convertible Debentures, Due 2001, Convertible into Shares
 of Subsidiary Common Stock                                                             4,787        5,042
Noninterest-bearing Subordinated Convertible Debentures, Due 2001, Convertible
 at $31.46 per Share                                                                    1,680        1,820
5% Subordinated Convertible Debentures, Due 2000, Convertible into Shares of
 Subsidiary Common Stock                                                                    -       60,731
5% Subordinated Convertible Debentures, Due 2000, Convertible into Shares of
 Subsidiary Common Stock                                                                    -       60,530
4 7/8% Subordinated Convertible Debentures, Due 2000, Convertible into Shares
 of Subsidiary Common Stock                                                                 -       33,650
Other                                                                                  44,361       42,593
                                                                                   ----------   ----------

                                                                                    1,550,893    1,729,309
Less:  Current Maturities                                                              22,410      163,335
                                                                                   ----------   ----------

                                                                                   $1,528,483   $1,565,974
                                                                                   ==========   ==========

      Outstanding debentures issued by subsidiaries that were taken private in transactions in which the consideration paid to stockholders of the subsidiary was Company common stock have become convertible into the Company's common stock. Outstanding debentures issued by subsidiaries that have been taken private in transactions in which the consideration paid to stockholders of the subsidiary was cash became convertible into the same cash consideration payable in the merger transaction. Holders of such debentures had the right to cause the debentures to be redeemed 90 days following the effective date of the merger
(Note 18). The interest cost of this debt has been included as interest expense of continuing operations in the accompanying statement of operations. No allocation of interest expense for debt of the Company's continuing operations has been made to discontinued operations.
      In the event of a change in control of the Company (as defined in the related fiscal agency agreement) that has not been approved by the continuing members of the Company's Board of Directors, each holder of the 4 1/4% subordinated convertible debentures issued by the Company will have the right to require the Company to buy all or part of the holder's debentures, at par value plus accrued interest, within 50 calendar days after the date of expiration of a specified approval period.



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

5.    Long-term Obligations and Other Financing Arrangements (continued)
--------------------------------------------------------------------------------

      The annual requirements for long-term obligations are as follows:

(In thousands)
----------------------------------------------------------------------------------------------------------

2001                                                                                            $   22,410
2002                                                                                                14,905
2003                                                                                               898,760
2004                                                                                               134,275
2005                                                                                               247,603
2006 and thereafter                                                                                232,940
                                                                                                ----------

                                                                                                $1,550,893
                                                                                                ==========

      See Note 13 for fair value information pertaining to the Company's long-term obligations. Short-term obligations and current maturities of long-term obligations in the accompanying balance sheet includes $80.9 million and $112.0 million in 2000 and 1999, respectively, of short-term bank borrowings and borrowings under lines of credit of certain of the Company's subsidiaries. The weighted average interest rate for these borrowings was 4.7% and 3.4% at year-end 2000 and 1999, respectively. Unused lines of credit were $240 million as of year-end 2000.
      During 2000, the Company repurchased $7.3 million principal amount of its 4 1/4% subordinated convertible debentures for $6.5 million in cash, resulting in an extraordinary gain of $0.5 million, net of taxes of $0.3 million. During
1999, the Company repurchased $16.2 million principal amount of its 4 1/4% subordinated convertible debentures for $13.6 million in cash, resulting in an extraordinary gain of $1.5 million, net of taxes of $0.9 million. During 1998, certain formerly majority-owned subsidiaries repurchased $14.3 million principal amount of their subordinated convertible debentures for $13.3 million in cash, resulting in an extraordinary gain of $0.4 million, net of taxes and minority interest of $0.5 million.
      The Company has a cash management arrangement in which certain of its subsidiaries participate, including certain operating units of discontinued operations. Amounts invested by the subsidiaries in this arrangement that will be retained by the discontinued operations at disposal have been classified as "advance payable to affiliates" in the accompanying balance sheet.
      Long-term net assets of discontinued operations in 2000 and 1999 includes
$153.0 million principal amount of 4 1/2% subordinated debentures due 2004 and convertible into shares of Thermo Fibertek Inc. common stock at $12.10 per share. The net assets of discontinued operations at year-end 2000 and 1999 also reflects $17.0 million and $49.2 million, respectively, of redeemable stock obligations of Thermo Fibergen Inc., redeemable in September 2000 or 2001. The
Company will remain a guarantor of these obligations following the spin off of Thermo Fibertek and its Thermo Fibergen subsidiary (Note 18).
      Long-term net assets of discontinued operations also includes $54.8 million and $58.0 million principal amount of 4 3/4% subordinated convertible debentures of Thermo Cardiosystems Inc. at year-end 2000 and 1999, respectively.
In February 2001, the Company sold Thermo Cardiosystems to Thoratec Corporation.
Under the terms of the sale, Thermo Cardiosystems' 4 3/4% subordinated convertible debentures have been assumed by Thoratec and will remain outstanding and are convertible into shares of Thoratec common stock. The Company will remain a guarantor of these obligations. In connection with the sale and this continuing guaranty, the Company has received a security interest in certain cash and marketable securities of Thoratec with an initial value of $45 million.



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

6.    Commitments and Contingencies
--------------------------------------------------------------------------------

Operating Leases
      The Company leases portions of its office and operating facilities under various operating lease arrangements. The accompanying statement of operations includes expenses from operating leases of $42.2 million, $43.4 million, and $36.1 million in 2000, 1999, and 1998, respectively. Future minimum payments due under noncancelable operating leases at December 30, 2000, are $32.4 million in 2001, $28.1 million in 2002, $23.0 million in 2003, $18.7 million in 2004, $13.2 million in 2005, and $32.4 million in 2006 and thereafter. Total future minimum lease payments are $147.8 million.

Letters of Credit
      Outstanding letters of credit, principally relating to performance bonds, totaled $43 million at December 30, 2000.

Litigation and Related Contingencies

Continuing Operations
      The Company's Thermo Finnigan Corporation subsidiary (now Thermo Finnigan
LLC) has filed complaints against Bruker-Franzen Analytik GmbH and its U.S.
affiliate, and Hewlett-Packard Company (now Agilent, Inc.), for alleged violation of two U.S. patents owned by Finnigan. The patents pertain to methods used in ion-trap mass spectrometers. The complaint was filed in the U.S.
District Court for the District of Massachusetts. Finnigan has asked for damages to compensate for the infringement, and for injunctions against further infringement.
      The District Court action was stayed pending completion of a parallel investigation by the United States International Trade Commission (ITC). In
April 1998, the ITC determined that the defendants did not engage in unfair practices in U.S. import trade with respect to the Finnigan patents, and that the Finnigan patents are invalid and/or not infringed. Finnigan appealed the ITC's determination with respect to one of its patents to the United States
Court of Appeals for the Federal Circuit (CAFC). The CAFC issued its decision in June 1999 affirming the ITC's determination of noninfringement but reversing the ITC's determination of invalidity.
      Bruker presented counterclaims in the ITC investigation. The counterclaims were removed to the District Court in Massachusetts and also stayed. These claims allege that the Finnigan patents are invalid and unenforceable and are not infringed by the mass spectrometers manufactured by Bruker. They also allege that Finnigan has violated U.S. and Massachusetts antitrust laws and engaged in unfair competition by attempting to maintain a monopoly position and restrain trade through enforcement of allegedly fraudulently obtained patents. Bruker has asked for judgment consistent with its counterclaims, and for three times the antitrust damages (including attorneys' fees) it has sustained.
      The stays on both cases in the District Court in Massachusetts have been lifted, and the cases are proceeding in the District Court.
      In February 1999, Finnigan filed complaints against Bruker-Daltonik GmbH and Hewlett-Packard GmbH in District Court in Dusseldorf, Germany, for violation of four German patents owned by Finnigan and related actions in other European jurisdictions. The patents pertain to methods used in ion-trap mass spectrometers. Bruker and Hewlett-Packard have challenged the validity of these patents in Federal Patent Court in Munich. Bruker has filed a complaint against Finnigan in District Court in Dusseldorf for alleged violation of two German patents owned by Bruker relating to ion-trap mass spectrometry and in response
Finnigan filed suit in Munich seeking patent nullification.
      In the German actions, Finnigan has secured a judgment of patent infringement against Bruker and Agilent from the Dusseldorf District Court, which judgment enjoins these entities from offering for sale or providing infringing ion-trap mass spectrometers for intended use by customers in Germany.
The judgment has been appealed by the defendants, and the defendants have also collaterally attacked the validity of the patent in the German Federal Patent
Court in Munich. However, the injunction remains in force.
      In January 2001, the suit by Finnigan in Munich seeking patent nullification was decided substantially against Finnigan, although the decision will be appealed.



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

6.    Commitments and Contingencies (continued)
--------------------------------------------------------------------------------

      The Company has been named a defendant, along with many other companies, in a patent infringement lawsuit brought by the Lemelson Medical, Education &
Research Foundation, L.P. The suit asserts that products manufactured, used, or sold by the defendants infringe one or more patents related to methods of machine vision or computer image analysis. Also, SPLI and its Opto Power subsidiary have been sued for patent infringement by Rockwell International
Corp. The suit claims that SPLI and Opto Power infringe a patent for the manufacture of a film used in semiconductor applications. Both the Lemelson and Rockwell actions seek damages, including enhanced damages for alleged willful infringement and attorney's fees, and Lemelson seeks injunctive relief.

Discontinued Operations
      The Company's Trex Medical Corporation subsidiary is a defendant in a lawsuit brought by Fischer Imaging Corporation, which alleges that the prone breast-biopsy systems of the Lorad division of Trex Medical infringe Fischer's patents on a precision mammographic needle-biopsy system and a motorized mammographic biopsy apparatus. Lorad's cumulative revenues from these products totaled approximately $167 million through September 30, 2000. Trex Medical sold this business in 2000 but retained this litigation as a term of the sale.
      The Company's Thermo Coleman Corporation subsidiary has been named as a defendant in a lawsuit initiated by certain former employees. This suit was filed under the "qui tam" provisions of the Federal False Claims Act (the Act), which permit an individual to bring suit in the name of the United States and, if the United States obtains a judgment against the defendant, to share in any recovery. The suit alleges, among other things, that Thermo Coleman violated the Act as a result of its performance of certain support-service functions under a subcontract from a third party, which, in turn, contracted directly with the U.S. government. The complaint seeks an order requiring Thermo Coleman to cease and desist from such allegedly improper practices, the award of treble damages in an unspecified amount, plus other penalties. The amount of billings under the contract activities in question were approximately $7.6 million. The U.S.
government has decided not to intervene in the lawsuit. Thermo Coleman sold its core business in 2000 but retained this litigation as a term of the sale.

      The Company intends to vigorously defend the matters in continuing and discontinued operations described above. In the opinion of management, the ultimate liability for all such matters will not be material to the Company's financial position, but an unfavorable outcome in one or more of the matters described above could materially affect the results of operations or cash flows for a particular quarter or annual period.

7.    Common Stock
--------------------------------------------------------------------------------

      In 2000, the Company issued 22.6 million shares of its common stock valued at $448.7 million to complete mergers with several of its formerly majority-owned subsidiaries (Note 18).
      In April 1998, the Company sold 7,475,000 shares of its common stock at $40.625 per share for net proceeds of $290.1 million.
      During 1998 and 1999, in a series of transactions with an institutional counterparty, the Company sold put options and purchased call options. No cash was exchanged as a result of these transactions. The Company had the right to settle the put options by physical settlement of the options or by net share settlement using shares of the Company's common stock. During 2000, the Company purchased 1,183,500 shares of its common stock under the call options for $17.5 million. During 1999, the Company purchased 1,536,000 shares of its common stock under the put options for $24.6 million. During 1999 and 2000, put options for 4,165,000 shares expired. No remaining obligation under the put options exists at December 30, 2000.
      At December 30, 2000, the Company had reserved 58,273,413 unissued shares of its common stock for possible issuance under stock-based compensation plans and for possible conversion of the Company's convertible debentures. The Company has distributed rights under a shareholder rights plan adopted by the Company's
Board of Directors to holders of outstanding shares of the Company's common stock. Each right entitles the holder to purchase one ten-thousandth of a share
(a Unit) of Series B Junior Participating Preferred Stock, $100 par value, at a purchase price of $250 per Unit, subject to adjustment. The rights will not be exercisable until the earlier of (i) 10 days



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

7.    Common Stock (continued)
--------------------------------------------------------------------------------

following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (the Stock Acquisition Date), or (ii) 10 business days following the commencement of a tender offer or exchange offer for 15% or more of the outstanding shares of common stock.
      In the event that a person becomes the beneficial owner of 15% or more of the outstanding shares of common stock, except pursuant to an offer for all outstanding shares of common stock approved by at least a majority of the members of the Board of Directors, each holder of a right (except for the Acquiring Person) will thereafter have the right to receive, upon exercise, that number of shares of common stock that equals the exercise price of the right divided by one-half of the current market price of the common stock. In the event that, at any time after any person has become an Acquiring Person, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or its common stock is changed or exchanged (other than a merger that follows an offer approved by the Board of Directors), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a right (except for the Acquiring
Person) shall thereafter have the right to receive, upon exercise, the number of shares of common stock of the acquiring company that equals the exercise price of the right divided by one half of the current market price of such common stock.
      At any time until 10 days following the Stock Acquisition Date, the Company may redeem the rights in whole, but not in part, at a price of $.01 per right (payable in cash or stock). The rights expire on January 29, 2006, unless earlier redeemed or exchanged.

8.    Income Taxes
--------------------------------------------------------------------------------

      The components of income from continuing operations before provision for income taxes, minority interest, extraordinary item, and cumulative effect of change in accounting principle are as follows:

(In thousands)                                                                  2000       1999       1998
----------------------------------------------------------------------------------------------------------

Domestic                                                                   $  91,342   $ 39,761   $130,753
Foreign                                                                       93,489     84,998     85,729
                                                                           ---------   --------   --------

                                                                           $ 184,831   $124,759   $216,482
                                                                           =========   ========   ========

      The components of the provision for income taxes of continuing operations are as follows:

(In thousands)                                                                  2000       1999       1998
----------------------------------------------------------------------------------------------------------

Currently Payable:
 Federal                                                                   $  55,819   $ 25,102   $ 44,330
 Foreign                                                                      53,586     40,417     34,309
 State                                                                         8,311      6,364      9,282
                                                                           ---------   --------   --------

                                                                             117,716     71,883     87,921
                                                                           ---------   --------   --------

Net Deferred (Prepaid):
 Federal                                                                        (635)    (6,197)     2,903
 Foreign                                                                      (4,535)       520       (770)
 State                                                                          (329)    (1,778)       437
                                                                           ---------   --------   --------

                                                                              (5,499)    (7,455)     2,570
                                                                           ---------   --------   --------

                                                                           $ 112,217   $ 64,428   $ 90,491
                                                                           =========   ========   ========




Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

8.    Income Taxes (continued)
--------------------------------------------------------------------------------

      The total provision for income taxes included in the accompanying statement of operations is as follows:

(In thousands)                                                               2000        1999         1998
----------------------------------------------------------------------------------------------------------

Continuing Operations                                                   $ 112,217   $  64,428    $  90,491
Discontinued Operations                                                    10,427     (54,807)      80,189
Loss on Disposal of Discontinued Operations                              (104,000)    174,000            -
Extraordinary Item                                                            333         900          337
Cumulative Effect of Change in Accounting Principle                        (8,543)          -            -
                                                                        ---------   ---------    ---------

                                                                        $  10,434   $ 184,521    $ 171,017
                                                                        =========   =========    =========

      The Company and its majority-owned subsidiaries receive a tax deduction upon the exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $18.0 million, $2.7 million, and $12.9 million of such benefits of the Company and its formerly majority-owned subsidiaries that have been allocated to capital in excess of par value, directly or through the effect of majority-owned subsidiaries' equity transactions, in 2000, 1999, and 1998, respectively. In addition, the provision for income taxes that is currently payable does not reflect $19.0 million, $3.5 million, and $4.4 million of tax benefits used to reduce goodwill in 2000, 1999, and 1998, respectively.
      The provision for income taxes in the accompanying statement of operations differs from the provision calculated by applying the statutory federal income tax rate of 35% to income from continuing operations before provision for income taxes, minority interest, extraordinary item, and cumulative effect of change in accounting principle due to the following:

(In thousands)                                                               2000        1999         1998
----------------------------------------------------------------------------------------------------------

Provision for Income Taxes at Statutory Rate                             $ 64,691    $ 43,666     $ 75,769
Increases (Decreases) Resulting From:
 Goodwill of businesses sold                                               30,190           -            -
 Amortization and write off of goodwill                                    11,330      16,648        8,694
 Writedown and equity in loss of unconsolidated subsidiary                 12,062           -            -
 Foreign sales corporation                                                 (7,325)     (3,558)      (2,981)
 Federal tax credits                                                       (4,113)     (3,697)           -
 Gain on issuance of stock by subsidiaries                                      -           -       (6,504)
 State income taxes, net of federal tax                                     5,188       2,979        6,349
 Foreign tax rate and tax law differential                                    301       6,771        1,017
 Nondeductible expenses                                                     1,347       2,246        4,895
 Losses not benefited                                                       1,005       1,235            -
 Other, net                                                                (2,459)     (1,862)       3,252
                                                                         --------    --------     --------

                                                                         $112,217    $ 64,428     $ 90,491
                                                                         ========    ========     ========




Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

8.    Income Taxes (continued)
--------------------------------------------------------------------------------

      Net deferred tax asset in the accompanying balance sheet consists of the following:

(In thousands)                                                                           2000         1999
----------------------------------------------------------------------------------------------------------

Deferred Tax Asset (Liability):
 Net operating loss and credit carryforwards                                         $ 94,874     $ 80,196
 Reserves and accruals                                                                 55,460       36,405
 Inventory basis difference                                                            34,322       28,613
 Accrued compensation                                                                  12,097       13,544
 Depreciation and amortization                                                         (5,621)      (6,508)
 Other, net                                                                             1,102      (17,094)
                                                                                     --------     --------

                                                                                      192,234      135,156
 Less:  Valuation allowance                                                            54,874       39,220
                                                                                     --------     --------

                                                                                     $137,360     $ 95,936
                                                                                     ========     ========

      The valuation allowance primarily relates to the uncertainty surrounding the realization of tax loss and credit carryforwards. Any tax benefit resulting from the use of acquired loss carryforwards is used to reduce goodwill.
      At year-end 2000, the Company had federal, state, and foreign net operating loss carryforwards of $1.5 million, $223 million, and $165 million, respectively. Use of the carryforwards is limited based on the future income of certain subsidiaries. The federal and state net operating loss carryforwards expire in the years 2001 through 2014. Of the foreign net operating loss carryforwards, $77 million expire in the years 2001 through 2009, and the remainder do not expire.
      The Company has not recognized a deferred tax liability for the difference between the book basis and tax basis of its investment in the common stock of its domestic subsidiaries (such difference relates primarily to unremitted earnings and gains on issuance of stock by subsidiaries) because the Company does not expect this basis difference to become subject to tax at the parent level. The Company believes it can implement certain tax strategies to recover its investment in its domestic subsidiaries tax-free.
      A provision has not been made for U.S. or additional foreign taxes on $500 million of undistributed earnings of foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company plans to keep these amounts permanently reinvested overseas.

9.    Transactions in Stock of Subsidiaries
--------------------------------------------------------------------------------

      Gain on issuance of stock by subsidiaries in the accompanying 1998 statement of operations resulted from the following transactions:
      Initial public offering of 3,300,000 shares of ONIX Systems Inc. common stock at $14.50 per share for net proceeds of $43.7 million resulted in a gain of $10.0 million.
      Public offering of 2,450,000 shares of Thermo BioAnalysis Corporation common stock at $18.125 per share for net proceeds of $41.5 million resulted in a gain of $5.9 million.
      Conversion of $1.8 million of Thermo Optek Corporation 5% subordinated convertible debentures, convertible at $13.94 per share, into 127,646 shares of Thermo Optek common stock resulted in a gain of $0.9 million.
      Conversion of $4.0 million of ThermoQuest Corporation 5% subordinated convertible debentures, convertible at $16.50 per share, into 239,393 shares of ThermoQuest common stock resulted in a gain of $1.8 million.



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

10.   Other Income (Expense), Net
--------------------------------------------------------------------------------

      The components of other income (expense), net, in the accompanying statement of operations are as follows (Note 11):

(In thousands)                                                                  2000        1999        1998
------------------------------------------------------------------------------------------------------------

Interest Income                                                             $ 43,066    $ 41,977    $ 76,565
Interest Expense                                                             (86,057)    (93,001)    (84,211)
Equity in Earnings (Loss) of Unconsolidated Subsidiaries                     (47,315)     (7,274)        150
Gain on Investments, Net                                                       6,849       3,662      12,812
Other Items, Net                                                               2,273      (2,709)      1,242
                                                                            --------    --------    --------

                                                                            $(81,184)   $(57,345)   $  6,558
                                                                            ========    ========    ========

11.   Restructuring and Other Unusual Costs (Income), Net
--------------------------------------------------------------------------------

2000
      As a result of a review of existing businesses following the appointment of a new president and chief operating officer in July 2000, the Company commenced a restructuring of a number of business units to reduce costs and shed unproductive assets. The restructuring primarily consists of headcount reductions, discontinuing certain mature or unprofitable product lines, and consolidation of facilities to streamline operations and reduce costs. During
2000, the Company recorded $81.4 million of restructuring and unusual charges primarily associated with these actions, including $19.3 million of charges to cost of revenues. These charges are detailed by segment below. The Company expects to incur an additional $0.5 million of costs in 2001 for charges that can not be recorded until incurred. The Company expects that the restructuring actions undertaken in 2000 will be substantially completed by the end of the second quarter of 2001. In addition, the Company recorded other unusual income, net, of $130.0 million and nonoperating charges of $45.1 million during 2000, as detailed by segment below.
      The Company recorded charges (income) by segment for 2000 as follows:

                                                   Optical      Measurement
(In thousands)               Life Sciences    Technologies  and Control (a)      Corporate           Total
----------------------------------------------------------------------------------------------------------

Cost of Revenues                  $  8,369        $  2,916        $  8,000        $      -        $ 19,285
Restructuring and Other
  Unusual Costs (Income),
  Net                                7,939           3,600         (99,890)         20,496         (67,855)
Equity in Loss of
  Unconsolidated
  Subsidiaries                           -          47,421               -               -          47,421
Other Income, Net                        -          (2,281)              -               -          (2,281)
                                  --------        --------        --------        --------        --------

                                  $ 16,308        $ 51,656        $(91,890)       $ 20,496        $ (3,430)
                                  ========        ========        ========        ========        ========

(a) Excludes an operating loss of $1.7 million at the Spectra Precision businesses in the third quarter of
    2000 prior to their sale (Note 3).



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

11.   Restructuring and Other Unusual Costs (Income), Net (continued)
--------------------------------------------------------------------------------

      The components of restructuring and other unusual costs (income) by segment are as follows:

Life Sciences
-------------
      The Life Sciences segment recorded $16.3 million of restructuring and unusual costs in 2000. The segment recorded charges to cost of revenues of $8.4 million, primarily for discontinued product lines, and $7.9 million of other costs. The other restructuring and unusual costs consist of $6.5 million of cash costs, including $4.0 million of severance for 78 employees across all functions; $1.1 million for ongoing lease costs through 2003 for facilities described below; $0.8 million of provisions for two lawsuits; and $0.6 million for other exit costs. A total of 31 employees were terminated as of December 30,
2000. The segment also recorded $1.4 million of asset writedowns in connection with the closure of a small business and the consolidation and abandonment of facilities. The asset writedowns include $0.7 million of goodwill and $0.7 million of fixed assets. The facility consolidations include closure of sales offices in Spain, Belgium, and Japan and the transfer of their activities to other offices, consolidation of two German units into one facility, and relocation of a unit to other facilities within Colorado.

Optical Technologies
--------------------
      The Optical Technologies segment recorded $6.5 million of restructuring and unusual costs in 2000. The segment recorded charges to cost of revenues of
$2.9 million, primarily for discontinued product lines, and $3.6 million of other costs. The other restructuring and unusual costs consist of a charge of
$1.5 million for in-process research and development in connection with an acquisition; $0.9 million of asset writedowns; and $1.2 million of cash costs, including $0.3 million of severance for 22 employees across all functions, $0.4 million for ongoing lease costs, and $0.5 million of other exit costs. All of the severed employees had been terminated as of December 30, 2000. The asset writedowns primarily consist of charges to reduce the carrying value of a small business unit that is held for sale to estimated disposal value and include $0.7 million of goodwill and $0.2 million of fixed assets. The lease costs are for closure of a facility in California with lease payments that ceased in 2000.
      The Optical Technologies segment also recorded a charge of $23.7 million in 2000 to write down the carrying value of its 29% equity method investment in
FLIR (Note 3) based on a decline in the market value of FLIR shares that the
Company deemed other than temporary. The segment also recorded other noncash charges of $23.7 million in 2000, representing the Company's pro rata share of
FLIR's losses. Both of these charges were recorded to equity in earnings (loss)
of unconsolidated subsidiaries, a component of other income (expense), net, in the accompanying statement of operations.
      Prior to its acquisition by the Company, SPLI elected early adoption of
SFAS No. 133. Under SFAS No. 133, SPLI is permitted under certain conditions to enter into foreign exchange contracts to hedge probable anticipated transactions without recording gains and losses on such contracts in income. The Company has not elected early adoption of SFAS No. 133, although it must adopt the statement in 2001. The Company accounts for hedging transactions under SFAS No. 52. Under
SFAS No. 52, such contracts are deemed to be speculative hedges and must be marked to market with the resulting gain or loss reported as a component of the
Company's results of operations. During 2000, the Company recorded income on foreign exchange contracts entered into by SPLI of $2.3 million, which is included in other income (expense), net, in the accompanying statement of operations.

Measurement and Control
-----------------------
      The Measurement and Control segment recorded $91.9 million of restructuring and unusual income, net, in 2000. The segment had a net gain of
$126.3 million on the sale of several businesses, primarily Spectra Precision
(Note 3), Nicolet Imaging Systems (NIS), and Sierra Research and Technology Inc.
(SRT). NIS and SRT manufacture products that include imaging systems used in assembling complex printed circuit boards and in airbag manufacturing. Spectra
Precision, NIS, and SRT had aggregate revenues and operating income of $125.7 million and $11.0 million, respectively, in 2000 through their respective disposal dates. The segment also recorded charges of $20.6 million for



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

11.   Restructuring and Other Unusual Costs (Income), Net (continued)
--------------------------------------------------------------------------------

asset writedowns to reduce the carrying value of businesses held for sale to estimated disposal value and for fixed assets unique to certain discontinued products; $8.0 million of charges to cost of revenues, primarily for discontinued product lines; and $6.8 million of cash costs, including $3.0 million of severance for 128 employees across all functions, $2.4 million of lease costs through 2001, and $1.4 million of other exit costs, primarily employee retention and relocation costs incurred in 2000. A total of 101 employees were terminated as of December 30, 2000. The lease costs include amounts for the closure of sales offices in Norway, New Zealand, and Germany and a manufacturing operation in the U.K. The asset writedowns included $17.6 million of goodwill, $2.8 million of fixed assets, and $0.2 million of other assets. The businesses held for sale primarily include CAC Inc. and the Mid
South Companies, which provide the oil and gas industry with wellhead safety and control products; the Test and Measurement business, which manufactures and sells data acquisition systems, digital oscilloscopes, and recorders; and the Pharos Marine businesses, which manufacture and sell marine navigation equipment and systems. In addition, in February 2001, the Company decided to hold for sale a unit that manufactures scanning probe microscopes. The businesses held for sale had aggregate revenues and operating income before restructuring and unusual items in 2000 of $102.3 million and $0.9 million, respectively. These businesses are generally cyclical, noncore units that are being sold to generate funds to invest in potentially higher-growth opportunities. The segment also had unusual income of $0.6 million in 2000, primarily representing a gain on the termination of a lease.

Corporate
---------
      The Company recorded $20.5 million of restructuring and unusual costs, net, at its corporate office in 2000. This amount includes $3.0 million of severance for 21 employees, 14 of which were terminated as of December 30, 2000;
$16.1 million of investment banking, consulting, and legal fees associated with the Company's reorganization plan; $3.6 million of employee retention costs that are being accrued ratably over the period through which the employees must work to qualify for a payment; and $1.6 million of noncash costs. The Company also recorded unusual income of $3.8 million, representing a gain from the sale of an office building adjacent to the Company's corporate headquarters.
      During 2000, in connection with the Company's reorganization, the Company entered into an incentive bonus agreement with its investment bankers under which the bankers will receive a cash payment in June 2001. The payment will be between 0.75% and 2.5% of the Company's diluted market capitalization in excess of $24 per share using the highest average market value of Company common stock for 20 consecutive days between December 1, 1999, and May 31, 2001. As of
December 30, 2000, the Company had accrued $8.5 million of costs under this agreement, which are included in the restructuring and unusual costs discussed above.

1999
      During 1999, the Company recorded restructuring and unusual costs of $46.8 million and other nonoperating charges of $18.4 million in connection with broad scale restructuring actions affecting a number of business units. Restructuring and other unusual costs, net, include $37.7 million of restructuring costs, $0.3 million of other unusual income, net, and $9.4 million of inventory provisions.
The inventory provisions are included in cost of revenues. The Company also recorded $17.0 million of other nonoperating charges and $1.4 million of income tax expense. These charges are detailed by segment below.



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

11.   Restructuring and Other Unusual Costs (Income), Net (continued)
--------------------------------------------------------------------------------

      The Company recorded charges (income) by segment for 1999 as follows:

(In thousands)                               Life       Optical   Measurement
                                         Sciences  Technologies   and Control      Corporate         Total
----------------------------------------------------------------------------------------------------------

Cost of Revenues                         $      -      $  3,156      $  6,270       $      -      $  9,426
Restructuring and Other Unusual
 Costs (Income), Net                         (326)          971        30,956          5,745        37,346
Equity in Loss of Unconsolidated                -        11,066             -              -        11,066
 Subsidiaries
Other Expense, Net                              -         2,316             -          3,609         5,925
Income Tax Expense                              -             -         1,409              -         1,409
                                         --------      --------      --------       --------      --------

                                         $   (326)     $ 17,509      $ 38,635       $  9,354      $ 65,172
                                         ========      ========      ========       ========      ========

      The components of restructuring and unusual costs (income) by segment are as follows:

Life Sciences
-------------
      During 1999, the Life Sciences segment settled certain severance matters for less than had been previously accrued and, as a result, reversed $0.3 million of previously established reserves.

Optical Technologies
--------------------
      The Optical Technologies segment recorded $4.1 million of restructuring and unusual costs in 1999. The Optical Technologies segment recorded an adjustment to cost of revenues of $3.2 million relating to the sale of inventories that were revalued at the date of the acquisition of SPLI and restructuring costs of $1.0 million, primarily abandoned lease costs for manufacturing facilities in the United Kingdom with lease obligations through
2000, and other facility costs.
      The Optical Technologies segment also recorded $13.4 million of nonoperating charges in 1999. During the first calendar quarter of 1999, FLIR recorded a loss in connection with a pooling-of-interests transaction and certain restructuring actions. The Company has recorded its pro rata share of this loss, $5.1 million, in equity in earnings (loss) of unconsolidated subsidiaries, a component of other income (expense), net, in the accompanying statement of operations. In addition, as a result of the pooling consummated by
FLIR and related issuance of FLIR shares in March 1999, the Company's pro rata share of FLIR's equity decreased to 29.4% from 34.6% prior to the transaction.
This decrease totaled $6.0 million and has been recorded as a loss in equity in earnings (loss) of unconsolidated subsidiaries in the accompanying statement of operations, pursuant to SAB No. 51, "Accounting for Sales of Stock by a
Subsidiary." In addition, during 1999, the Optical Technologies segment recorded a loss of $2.3 million on foreign exchange contracts accounted for under SFAS
No. 133 by SPLI.

Measurement and Control
-----------------------
      During 1999, the Measurement and Control segment recorded restructuring and unusual costs of $37.2 million and other nonoperating charges of $1.4 million as a result of the actions detailed below. The Company recorded restructuring costs of $30.1 million, a tax asset writeoff of $1.4 million, and inventory provisions of $0.9 million, related to a decision to sell its power electronics and test equipment business. The planned sale of the power electronics and test equipment businesses followed a period of declining sales and profitability in these units. These businesses are dependent on the cyclical nature of the semiconductor industry and have lower growth prospects than other businesses held by the Company. As a result, the Company decided to sell these units. Restructuring costs include $28.5 million to write off related goodwill to reduce the carrying value of the business to the estimated proceeds from its sale. In addition, restructuring costs include a charge of $1.6 million recorded to write off the



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

11.   Restructuring and Other Unusual Costs (Income), Net (continued)
--------------------------------------------------------------------------------

Company's remaining net investment in a subsidiary of the power electronics and test equipment business, which the Company transferred to a buyer in consideration for a release from certain contractual obligations, primarily ongoing lease obligations. The tax writeoff represents a deferred tax asset that will not be realized as a result of exiting this business. The inventory provisions result from exiting and reengineering certain product lines. Revenues and operating losses, excluding restructuring and related costs, of the power electronics and test equipment business were $28.2 million and $0.5 million, respectively, for 1999, and net assets totaled $17.5 million at year-end 1999.
The Company also recorded other unusual costs of $0.9 million in 1999 at the power electronics and test equipment business. As of December 30, 2000, all but one of the principal operating units of this business had been sold. The segment has decided to hold this last unit and abandon its plans to dispose of it.
      The Measurement and Control segment's unusual charges also include a charge to cost of revenues of $3.5 million relating to the sale of inventories at certain Spectra-Physics units that were revalued at the date of their acquisition, and $1.9 million for inventories deemed excessive based on low demand at the segment's quality assurance and security products business.

Corporate
---------
      During 1999, the Company recorded $5.7 million of restructuring and unusual costs and $3.6 million of other nonoperating charges. Restructuring costs consist of $4.9 million for severance costs for seven senior-level employees and $0.8 million of legal and advisory costs related to the Company's reorganization. The Company also recorded $3.6 million of other nonoperating charges to write down available-for-sale investments due to impairment that the
Company deemed other than temporary based upon market prices. These charges are included in gain on investments, net, a component of other income (expense), net, in the accompanying statement of operations.

General
-------
      As of January 2, 1999, the Company had terminated 495 employees of the 729 announced in 1998. The restructuring actions in 1999 included plans for the termination of an additional 38 employees. During 2000 and 1999, 233 employees were terminated in connection with the restructuring plans announced in 1998 and
1999 and the remainder were not terminated as a result of factors including attrition and sale of businesses.

1998
      During 1998, the Company recorded restructuring and unusual costs of $32.5 million as described below, including restructuring and other unusual costs of
$23.6 million, inventory write downs of $8.6 million, and other costs of $0.3 million. The inventory write downs are included in cost of revenues in the accompanying statement of operations. The charges occurred as a result of an economic crisis in Asia; a related downturn in the semiconductor industry; and
depressed prices in the oil, petrochemical, and natural resources industries.
      The Company recorded charges by segment for 1998 as follows:

                                           Life        Optical   Measurement
(In thousands)                         Sciences   Technologies   and Control     Corporate           Total
----------------------------------------------------------------------------------------------------------

Cost of Revenues                        $ 2,772        $ 2,946       $ 2,869       $     -         $ 8,587
Restructuring and Other Unusual
 Costs, Net                               5,900          3,609        13,699           375          23,583
Other Expense, Net                          335              -             -             -             335
                                        -------        -------       -------       -------         -------

                                        $ 9,007        $ 6,555       $16,568       $   375         $32,505
                                        =======        =======       =======       =======         =======




Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

11.   Restructuring and Other Unusual Costs (Income), Net (continued)
--------------------------------------------------------------------------------

      The components of restructuring and unusual costs by segment are as follows:

Life Sciences
-------------
      The Life Sciences segment recorded restructuring and unusual costs of $8.7 million and nonoperating charges of $0.3 million in 1998. Restructuring costs consist of $4.6 million related to severance costs for 190 employees across all functions and $1.3 million of facility-closing costs, including $1.2 million of asset writedowns and $0.1 million of lease costs for facilities in the United
Kingdom with obligations through 1999. In addition, the Company recorded inventory writedowns totaling $2.8 million related to discontinuing several low-margin product lines and the disposal of inventories at a manufacturing facility being closed. The Company also recorded a charge of $0.3 million related to its share of restructuring costs at a joint venture as a reduction in the Company's equity in earnings (loss) of unconsolidated subsidiaries, which is included in other income (expense), net, in the accompanying statement of operations.

Optical Technologies
--------------------
      The Optical Technologies segment recorded restructuring and unusual costs of $6.6 million in 1998. Restructuring costs of $3.6 million consist of $2.0 million related to severance costs for 200 employees across all functions, $0.6 million for facility closing costs for facilities in the United Kingdom, a loss of $0.4 million related to the sale of a division, and $0.6 million of other costs. The $0.6 million of facility-closing costs include $0.2 million for lease payments on abandoned facilities with lease obligations through 2000 and $0.4 million to write down related fixed assets. The Company also recorded inventory writedowns of $2.9 million related to discontinuing certain product lines and increased excess and obsolescence reserves associated with lower product demand.

Measurement and Control
-----------------------
      The Measurement and Control segment recorded restructuring and unusual costs of $16.6 million in 1998. Restructuring costs of $13.7 million consist of
$9.4 million related to severance costs for 390 employees across all functions;
$1.9 million of facility-closing costs, primarily writedowns of fixed assets at abandoned facilities; $0.8 million for the write off of goodwill for an operating unit that was closed; and $1.6 million of other charges discussed below. The Company also recorded $2.9 million of inventory writedowns, primarily for products deemed excess based on recent demand.
      Five former employees of the Company's Epsilon Industrial, Inc. subsidiary had sought damages in an arbitration proceeding for alleged breaches of agreements entered into with such employees prior to Epsilon's acquisition by the Company. The arbitrators rendered a decision with respect to such claims during 1998, and the Company recorded $1.6 million of unusual costs related to the resolution of this matter in 1998.

Corporate
---------
      During 1998 the Company recorded $0.4 million of other restructuring and unusual costs.




Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

11.   Restructuring and Other Unusual Costs (Income), Net (continued)
--------------------------------------------------------------------------------

      The following table summarizes the cash components of the Company's restructuring plans. The noncash components and other amounts reported as restructuring and unusual costs (income), net, in the accompanying statement of operations have been summarized in the notes to the tables.

                                                                 Abandonment
                                                     Employee      of Excess
(In thousands)                       Severance   Retention (a)    Facilities         Other          Total
---------------------------------------------------------------------------------------------------------

1998 Restructuring Plans
 Costs incurred in 1998 (b)           $ 15,700       $      -       $  1,656      $  1,420       $ 18,776
 1998 usage                             (6,630)             -           (418)         (670)        (7,718)
 Currency translation                      211              -             25            26            262
                                      --------       --------       --------      --------       --------

 Balance at January 2, 1999              9,281              -          1,263           776         11,320
 Costs incurred in 1999 (c)              1,486              -          1,280           652          3,418
 1999 usage                             (7,205)             -         (2,046)         (838)       (10,089)
 Reserves reversed (d)                  (2,101)             -           (217)            -         (2,318)
 Currency translation                     (568)             -            (55)          (26)          (649)
                                      --------       --------       --------      --------       --------

 Balance at January 1, 2000                893              -            225           564          1,682
 Cost incurred in 2000                       -              -            144             -            144
 2000 usage                               (774)             -           (284)            -         (1,058)
 Reserves reversed                           -              -            (84)            -            (84)
 Currency translation                      (22)             -             (1)          (44)           (67)
                                      --------       --------       --------      --------       --------

 Balance at December 30, 2000         $     97       $      -       $      -      $    520       $    617
                                      ========       ========       ========      ========       ========

1999 Restructuring Plans
 Costs incurred in 1999 (e)           $  3,938       $      -       $      -      $    893       $  4,831
 1999 usage                               (195)             -              -          (893)        (1,088)
                                      --------       --------       --------      --------       --------

 Balance at January 1, 2000              3,743              -              -             -          3,743
 2000 usage                             (2,851)             -              -             -         (2,851)
 Reserves reversed                          (6)             -              -             -             (6)
                                      --------       --------       --------      --------       --------

 Balance at December 30, 2000         $    886       $      -       $      -      $      -       $    886
                                      ========       ========       ========      ========       ========

2000 Restructuring Plans
 Costs incurred in 2000 (f)           $ 10,469       $  4,116       $  3,818      $ 17,533       $ 35,936
 2000 usage                             (6,488)          (830)        (1,031)       (7,958)       (16,307)
 Reserves reversed                        (205)             -              -             -           (205)
 Currency translation                       48             (3)            33            19             97
                                      --------       --------       --------      --------       --------

 Balance at December 30, 2000         $  3,824       $  3,283       $  2,820      $  9,594       $ 19,521
                                      ========       ========       ========      ========       ========

(a) Employee retention costs are accrued ratably over the period through which the employees must work to qualify for a payment. The awards were based on specified percentages of employees' salaries and were generally awarded to help ensure continued employment at least through completion of the Company's reorganization plan.



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

11.   Restructuring and Other Unusual Costs (Income), Net (continued)
--------------------------------------------------------------------------------

(b) Excludes noncash charges of $1.2 million, $0.8 million, and $0.8 million in the Life Sciences, Optical Technologies, and Measurement and Control segments, respectively, and $1.6 million of cash costs in the Measurement and Control segment related to an arbitration matter, which was paid in 1998.
(c) Excludes a noncash charge of $0.1 million in the Measurement and Control segment. (d) Reflects reversals of previously recorded restructuring costs of $0.3 million and $2.0 million in the Life Sciences and Measurement and Control segments, respectively.
(e) Excludes noncash charges, net, of $30.2 million and $0.9 million in the Measurement and Control segment and the Corporate headquarters, respectively. Also excludes unusual costs of $0.3 million in the Measurement and Control segment.
(f) Excludes noncash charges, net, of $1.4 million and $2.5 million in the Life
    Sciences and Optical Technologies segments, respectively, and noncash income, net, of $106.3 million and $2.2 million in the Measurement and Control segment and the Corporate headquarters, respectively. Also, excludes
    $0.8 million of cash costs in the Life Sciences segment related to two lawsuits.

      The Company's continuing operations expect to pay accrued restructuring costs as follows: severance, primarily in 2001; employee retention obligations, primarily in 2001 and January 2002; abandoned-facility payments, over lease terms expiring through 2003; and other costs, which primarily represent investment banking fees associated with the Company's reorganization, in 2001.

12.   Supplemental Cash Flow Information
--------------------------------------------------------------------------------

(In thousands)                                                           2000          1999           1998
----------------------------------------------------------------------------------------------------------

Cash Paid For
 Interest                                                          $   87,295    $   94,210    $    78,253
                                                                   ==========    ==========    ===========

 Income taxes                                                      $   93,136    $   71,637    $    88,688
                                                                   ==========    ==========    ===========

Noncash Activities
 Receipt of note in connection with sale of business               $   80,000    $        -    $         -
                                                                   ==========    ==========    ===========

 Conversions of Company and subsidiary convertible
   obligations                                                     $        -    $    9,277    $    11,911
                                                                   ==========    ==========    ===========

 Issuance of subsidiary subordinated convertible
   debentures in connection with exchange offer                    $        -    $        -    $    15,859
                                                                   ==========    ==========    ===========

 Exchange of subsidiary common stock for common stock of
   subsidiary subject to redemption                                $        -    $        -    $    40,500
                                                                   ==========    ==========    ===========

 Issuance of Company common stock in exchange for
   minority interests of subsidiaries (Note 18)                    $  448,747    $        -    $         -
                                                                   ==========    ==========    ===========

 Fair value of assets of acquired companies                        $   25,114    $  604,114    $   235,902
 Cash paid for acquired companies                                     (17,311)     (385,260)      (182,406)
 Issuance of short- and long-term obligations for
   acquired company                                                         -       (14,852)             -
                                                                   ----------    ----------    -----------

     Liabilities assumed of acquired companies                     $    7,803    $  204,002    $    53,496
                                                                   ==========    ==========    ===========





Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

13.   Fair Value of Financial Instruments
--------------------------------------------------------------------------------

      The Company's financial instruments consist mainly of cash and cash equivalents, available-for-sale investments, accounts receivable, short-term obligations and current maturities of long-term obligations, advance payable to affiliates, accounts payable, long-term obligations, common stock subject to redemption, and forward foreign exchange contracts. The carrying amounts of cash and cash equivalents, accounts receivable, short-term obligations and current maturities of long-term obligations (excluding convertible obligations), advance payable to affiliates, and accounts payable approximate fair value due to their short-term nature.
      Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices (Note 2).
      The carrying amount and fair value of the Company's long-term obligations, common stock subject to redemption, and off-balance-sheet financial instruments are as follows:

                                                                    2000                     1999
                                                         -------------------------------------------------
                                                            Carrying         Fair    Carrying         Fair
(In thousands)                                                Amount        Value      Amount        Value
----------------------------------------------------------------------------------------------------------

Current Maturities of Convertible Obligations            $     6,467  $     6,450  $  155,081  $   152,103
                                                         ===========  ===========  ==========  ===========

Long-term Obligations:
 Convertible obligations                                 $ 1,350,065  $ 1,283,979  $1,381,805  $ 1,110,626
 Other                                                       178,418      180,268     184,169      183,217
                                                         -----------  -----------  ----------  -----------

                                                         $ 1,528,483  $ 1,464,247  $1,565,974  $ 1,293,843
                                                         ===========  ===========  ==========  ===========

Common Stock Subject to Redemption                       $     7,692  $     7,692  $    7,692  $     6,553
                                                         ===========  ===========  ==========  ===========

Off-balance-sheet Financial Instruments:
 Forward foreign exchange contracts (receivable)
   payable                                                            $      (213)             $       400

      The fair value of long-term obligations was determined based on quoted market prices and on borrowing rates available to the Company at the respective year ends. The fair value of common stock subject to redemption was determined based upon quoted market prices.
      The notional amounts of forward foreign exchange contracts outstanding, excluding the contracts at SPLI discussed below, totaled $69.1 million and $76.2 million at year-end 2000 and 1999, respectively. The fair value of such contracts is the estimated amount that the Company would pay or receive upon termination of the contract, taking into account the change in foreign exchange rates. The forward foreign exchange contracts of SPLI that are not hedges of firm commitments are recorded in the accompanying balance sheet at fair value.
The fair value of these contracts was a receivable of $1.9 million and a payable of $2.0 million at year-end 2000 and 1999, respectively, and these amounts are included in other assets and other deferred items, respectively, in the accompanying balance sheet (Note 11).

14.   Adoption of SAB No. 101
--------------------------------------------------------------------------------

      In December 1999, the SEC issued SAB No. 101, which establishes criteria for recording revenue when the terms of the sale include customer acceptance provisions or an obligation of the seller to install the product. In instances where these terms exist and the Company is unable to demonstrate that the customer's acceptance criteria has been met prior to customer use or when the installation is essential to functionality or is not deemed inconsequential or perfunctory, SAB No. 101 requires that revenue recognition occur at completion of installation and/or upon customer acceptance. In accordance with the requirements of SAB No. 101, the Company has adopted the pronouncement as of



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

14.   Adoption of SAB No. 101 (continued)
--------------------------------------------------------------------------------

January 2, 2000, and has recorded the cumulative effect of the change in accounting principle on periods prior to 2000 in the restated results for the first quarter of 2000. The cumulative effect on net income totaled $12.9 million, net of an income tax benefit of $8.5 million and minority interest of $0.5 million. Revenues of $41.3 million in 2000 (as restated for the adoption of SAB No. 101) relate to shipments that occurred in 1999 but for which installation and/or acceptance did not occur until 2000. These revenues were recorded in 1999 prior to the adoption of SAB No. 101 and thus were a component in the determination of the cumulative effect of the change in accounting principle for periods prior to 2000. The Company has not provided pro forma data for 1999 and 1998 as the amounts are not readily determinable based on the nature of the revenue adjustments required by SAB No. 101. The Company's unaudited quarterly results for 2000 have been restated as shown below. Amounts captioned "as previously reported" have been restated where applicable to reflect the Company's continuing operations:

(In thousands except per share amounts)                                 First        Second          Third
----------------------------------------------------------------------------------------------------------

Revenues:
   As previously reported                                            $572,980      $583,115       $546,611
   As adjusted                                                        576,604       579,950        546,949
Gross Profit:
   As previously reported                                             268,108       268,668        228,696
   As adjusted                                                        268,595       266,249        226,348
Income from Continuing Operations Before Extraordinary Item
 and Cumulative Effect of Change in Accounting Principle:
   As previously reported                                              13,830        22,705          8,490
   As adjusted                                                         14,479        21,698          7,281
Income Before Extraordinary Item and Cumulative Effect of
 Change in Accounting Principle:
   As previously reported                                              15,291        25,261         13,488
   As adjusted                                                         15,940        24,255         12,279
Net Income:
   As previously reported                                              15,823        25,261         13,488
   As adjusted                                                          3,554        24,255         12,279
Basic Earnings per Share from Continuing Operations Before
 Extraordinary Item and Cumulative Effect of Change in
 Accounting Principle:
   As previously reported                                                 .09           .15            .05
   As adjusted                                                            .09           .14            .04
Diluted Earnings per Share from Continuing Operations Before
 Extraordinary Item and Cumulative Effect of Change in
 Accounting Principle:
   As previously reported                                                 .08           .14            .05
   As adjusted                                                            .09           .13            .04
Basic Earnings per Share:
   As previously reported                                                 .10           .16            .08
   As adjusted                                                            .02           .16            .07
Diluted Earnings per Share:
   As previously reported                                                 .09           .16            .07
   As adjusted                                                            .02           .15            .07




Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

15.   Business Segment and Geographical Information
--------------------------------------------------------------------------------

      The Company's businesses are managed in three segments:
      -  Life Sciences:  systems for drug discovery and medical diagnosis and for chemical analysis at ultratrace levels;
      -  Optical Technologies:  optical and energy-based analytical systems; high-power laser systems;
         and industrial imaging, inspection, and measurement instruments; and
      -  Measurement and Control:  on-line systems for industrial process and quality control, field-measurement instruments, and real-time sensors.
      During 2000, the Company moved its spectroscopy and certain other businesses from the Optical
Technologies segment to the Measurement and Control segment due to an organizational change.  Prior periods have been restated to conform to this presentation.

(In thousands)                                                              2000         1999         1998
----------------------------------------------------------------------------------------------------------

Business Segment Information
Revenues:
   Life Sciences                                                      $  780,020   $  764,636   $  705,105
   Optical Technologies                                                  480,014      394,588      265,446
   Measurement and Control                                             1,037,331    1,160,283      936,302
   Intersegment (a)                                                      (16,843)     (24,887)     (25,947)
                                                                      ----------   ----------   ----------

                                                                      $2,280,522   $2,294,620   $1,880,906
                                                                      ==========   ==========   ==========

Income from Continuing Operations Before Provision for Income
 Taxes, Minority Interest, Extraordinary Item, and Cumulative
 Effect of Change in Accounting Principle:
   Life Sciences (b)                                                  $   91,863   $  117,199   $  100,541
   Optical Technologies (c)                                               34,727       31,289       29,190
   Measurement and Control (d)                                           193,190       70,744       92,201
                                                                      ----------   ----------   ----------

     Total Segment Income (e)                                            319,780      219,232      221,932
   Corporate and Other (f)                                              (134,949)     (94,473)      (5,450)
                                                                      ----------   ----------   ----------

                                                                      $  184,831   $  124,759   $  216,482
                                                                      ==========   ==========   ==========

Total Assets:
   Life Sciences                                                      $1,217,824   $1,150,946   $1,150,086
   Optical Technologies                                                  614,520      506,406      333,394
   Measurement and Control                                             1,351,892    1,511,307    1,220,276
   Corporate (g)                                                         775,448      444,086      963,621
   Net Assets of Discontinued Operations                                 903,293    1,459,012    1,550,568
                                                                      ----------   ----------   ----------

                                                                      $4,862,977   $5,071,757   $5,217,945
                                                                      ==========   ==========   ==========

Depreciation:
   Life Sciences                                                      $   16,093   $   15,673   $   15,685
   Optical Technologies                                                   14,742       11,899        6,505
   Measurement and Control                                                20,892       22,551       17,111
   Corporate                                                               1,187        1,227        1,130
                                                                      ----------   ----------   ----------

                                                                      $   52,914   $   51,350   $   40,431
                                                                      ==========   ==========   ==========




Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

15.   Business Segment and Geographical Information (continued)
--------------------------------------------------------------------------------

(In thousands)                                                              2000         1999         1998
----------------------------------------------------------------------------------------------------------

Amortization:
 Life Sciences                                                        $   19,418   $   14,966   $   13,181
 Optical Technologies                                                      6,337        4,194        4,141
 Measurement and Control                                                  18,317       20,049       16,813
 Corporate                                                                   500          870          603
                                                                      ----------   ----------   ----------

                                                                      $   44,572   $   40,079   $   34,738
                                                                      ==========   ==========   ==========

Capital Expenditures:
   Life Sciences                                                      $   18,849   $   14,498   $   15,886
   Optical Technologies                                                   31,988       18,509        6,588
   Measurement and Control                                                21,599       22,411       13,236
   Corporate                                                               1,603        5,820        2,621
                                                                      ----------   ----------   ----------

                                                                      $   74,039   $   61,238   $   38,331
                                                                      ==========   ==========   ==========

Geographical Information
Revenues (h):
   United States                                                      $1,574,737   $1,522,610   $1,227,355
   England                                                               311,660      339,151      316,326
   Other                                                                 712,154      779,396      608,188
   Transfers among geographical areas (a)                               (318,029)    (346,537)    (270,963)
                                                                      ----------   ----------   ----------

                                                                      $2,280,522   $2,294,620   $1,880,906
                                                                      ==========   ==========   ==========

Long-lived Assets (i):
   United States                                                      $  222,169   $  206,409   $  155,376
   Sweden                                                                    262       66,339           93
   Other                                                                  88,846      122,723      100,621
                                                                      ----------   ----------   ----------

                                                                      $  311,277   $  395,471   $  256,090
                                                                      ==========   ==========   ==========

Export Sales Included in United States Revenues Above (j)             $  436,378   $  435,558   $  402,104
                                                                      ==========   ==========   ==========

(a) Intersegment sales and transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.
(b) Includes restructuring and other unusual costs, net, of $7.9 million and $5.9 million in 2000 and 1998, respectively, and restructuring and other unusual income of $0.3 million in 1999. Includes charges of $8.4 million and $2.8 million in 2000 and 1998, respectively, primarily inventory provisions.
(c) Includes restructuring and other unusual costs of $3.6 million, $1.0 million, and $3.6 million in 2000, 1999, and 1998, respectively. Includes charges of $2.9 million, $3.2 million, and $2.9 million in 2000, 1999, and 1998, respectively, primarily inventory provisions and charges for the sale of inventories revalued in connection with acquisitions.




Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

15.   Business Segment and Geographical Information (continued)
--------------------------------------------------------------------------------

(d) Includes restructuring and other unusual income, net, of $99.9 million in 2000 and restructuring and other unusual costs of $31.0 million and $13.7 million in 1999 and 1998, respectively. Includes charges of $8.0 million, $6.3 million, and $2.9 million in 2000, 1999, and 1998, respectively, primarily inventory provisions and charges for the sale of inventories revalued in connection with acquisitions.
(e) Segment income is income before corporate general and administrative expenses, other income and expense, minority interest expense, income taxes, and extraordinary item.
(f) Includes corporate general and administrative expenses, other income and expense, and gain on issuance of stock by subsidiaries. Includes restructuring and unusual costs of $20.5 million, $5.7 million, and $0.4 million at the Company's headquarters in 2000, 1999, and 1998, respectively.
    Other income and expense includes $45.1 million and $13.4 million of charges in 2000 and 1999, respectively, primarily related to the Company's investment in FLIR; other expense of $3.6 million for impairment of investments in 1999; and other expense of $0.3 million in 1998.
(g) Primarily cash and cash equivalents, short- and long-term investments, and property and equipment at the Company's headquarters.
(h) Revenues are attributed to countries based on selling location. (i) Includes property, plant, and equipment, net, and other long-term tangible assets. (j) In general, export revenues are denominated in U.S. dollars.

16.   Earnings (Loss) per Share
--------------------------------------------------------------------------------

(In thousands except per share amounts)                                     2000         1999         1998
----------------------------------------------------------------------------------------------------------

Basic
Income from Continuing Operations Before Extraordinary Item and
 Cumulative Effect of Change in Accounting Principle                   $  62,047    $  37,283    $  93,760
Income (Loss) from Discontinued Operations                                14,228     (163,325)      87,701
Provision for Loss on Disposal of Discontinued Operations               (100,000)     (50,000)           -
Extraordinary Item                                                           532        1,469          440
Cumulative Effect of Change in Accounting Principle                      (12,918)           -            -
                                                                       ---------    ---------    ---------

Net Income (Loss)                                                      $ (36,111)   $(174,573)   $ 181,901
                                                                       ---------    ---------    ---------

Weighted Average Shares                                                  167,462      157,987      161,866
                                                                       ---------    ---------    ---------

Basic Earnings (Loss) per Share:
 Continuing operations before extraordinary item and cumulative
   effect of change in accounting principle                            $     .37    $     .24    $     .58
 Discontinued operations                                                    (.51)       (1.35)         .54
 Extraordinary item                                                            -          .01            -
 Cumulative effect of change in accounting principle                        (.08)           -            -
                                                                       ---------    ---------    ---------

                                                                       $    (.22)    $  (1.10)   $    1.12
                                                                       =========    =========    =========




Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

16.   Earnings (Loss) per Share (continued)
--------------------------------------------------------------------------------

(In thousands except per share amounts)                                     2000         1999         1998
----------------------------------------------------------------------------------------------------------

Diluted
Income from Continuing Operations Before Extraordinary Item and
 Cumulative Effect of Change in Accounting Principle                   $  62,047    $  37,283    $  93,760
Income (Loss) from Discontinued Operations                                14,228     (163,325)      87,701
Provision for Loss on Disposal of Discontinued Operations               (100,000)     (50,000)           -
Extraordinary Item                                                           532        1,469          440
Cumulative Effect of Change in Accounting Principle                      (12,918)           -            -
                                                                       ---------    ---------    ---------

Net Income (Loss)                                                        (36,111)    (174,573)     181,901

Effect of:
 Majority-owned subsidiaries' dilutive securities - continuing
operations                                                                (1,331)      (3,071)      (3,578)
 Majority-owned subsidiaries' dilutive securities - discontinued
   operations                                                               (113)        (145)      (1,528)
                                                                       ---------    ---------    ---------

Income (Loss) Available to Common Shareholders, as Adjusted            $ (37,555)   $(177,789)   $ 176,795
                                                                       ---------    ---------    ---------

Weighted Average Shares                                                  167,462      157,987      161,866
Effect of:
 Stock options                                                             2,819          236        1,107
 Convertible obligations                                                     238            -            -
                                                                       ---------    ---------    ---------

Weighted Average Shares, as Adjusted                                     170,519      158,223      162,973
                                                                       ---------    ---------    ---------

Diluted Earnings (Loss) per Share:
 Continuing operations before extraordinary item and cumulative
   effect of change in accounting principle                            $     .36    $     .22    $     .55
 Discontinued operations                                                    (.50)       (1.35)         .53
 Extraordinary item                                                            -          .01            -
 Cumulative effect of change in accounting principle                        (.08)           -            -
                                                                       ---------    ---------    ---------

                                                                       $    (.22)   $   (1.12)   $    1.08
                                                                       =========    =========    =========

      Options to purchase 4,726,000, 12,200,000, and 3,845,000 shares of common stock were not included in the computation of diluted earnings (loss) per share for 2000, 1999, and 1998, respectively, because the options' exercise prices were greater than the average market price for the common stock and their effect would have been antidilutive.



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

16.   Earnings (Loss) per Share (continued)
--------------------------------------------------------------------------------

      During 2000, convertible obligations of certain of the Company's formerly public subsidiaries became convertible into Company common stock (Note 18). The computation of diluted earnings (loss) per share for 2000 excludes the effect of assuming the conversion of the following of the Company's subordinated convertible debentures because the effect would be antidilutive:

                                                                Conversion
                                    Principal       Interest     Price per
                                       Amount           Rate         Share
                                  ----------------------------------------
                                  (In thousands)

                                     $561,563         4 1/4%       $ 37.80
                                      247,000             4%         41.94
                                      172,500         4 1/2%         40.54
                                      110,191         4 5/8%         40.30
                                       98,310         4 3/8%        131.71
                                       78,048         3 1/4%         49.06
                                       35,029         4 7/8%         38.28
                                       15,859         2 7/8%         33.17

      The computation of diluted earnings (loss) per share for 1999 and 1998 excludes the effect of assuming the conversion of the Company's 4 1/4% subordinated convertible debentures, convertible at $37.80 per share, because the effect would be antidilutive. In addition, the computation of diluted earnings (loss) per share for 1999 excludes the effect of assuming the repurchase of 2,367,000 shares of Company common stock at a weighted average exercise price of $14.06 per share in connection with put options (Note 7), because the effect would be antidilutive.

17.   Comprehensive Income
--------------------------------------------------------------------------------

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

(In thousands)                                                                           2000         1999
----------------------------------------------------------------------------------------------------------

Cumulative Translation Adjustment                                                   $(108,103)   $ (63,128)
Net Unrealized Gains on Available-for-sale Investments                                 11,761        7,203
                                                                                    ---------    ---------

                                                                                    $ (96,342)   $ (55,925)
                                                                                    =========    =========




Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

17.   Comprehensive Income (continued)
--------------------------------------------------------------------------------

      Unrealized gains (losses) on available-for-sale investments, a component of other comprehensive items in the accompanying statement of comprehensive income and shareholders' investment, includes the following:

(In thousands)                                                              2000         1999         1998
----------------------------------------------------------------------------------------------------------

Unrealized Holding Gains Arising During the Year (net of
 income tax provision of $5,257, $3,956, and $2,481)                     $ 8,668      $ 6,848      $ 3,744
Reclassification Adjustment for Gains Included in Net Income
 (Loss) (net of income tax provision of $2,739, $1,465, and $5,125)       (4,110)      (2,197)      (7,687)
                                                                         -------      -------      -------

Net Unrealized Gains (Losses) (net of income tax provision
 (benefit) of $2,518, $2,491, and $(2,644))                              $ 4,558      $ 4,651      $(3,943)
                                                                         =======      =======      =======

18.   Reorganization and Discontinued Operations
--------------------------------------------------------------------------------

Reorganization
      In January 2000, the Company modified its proposed reorganization involving the Company and certain of its subsidiaries. The reorganization would split the Company into three independent public entities. In February 2001, the Company entered into a definitive agreement to sell its power generation business. The Company's continuing operations solely include its core measurement and detection instrument businesses. The Company's plans also include spinning off as a dividend to Company shareholders Thermo Fibertek and a medical products company that focuses on patient monitoring and respiratory equipment.
      During 1999 and 2000, the Company acquired the minority interest in certain of its privately held subsidiaries and all of its formerly publicly held subsidiaries other than SPLI, Thermo Cardiosystems, Thermo Fibertek, and Thermo
Fibergen. In connection with these acquisitions, the Company expended $368.6 million and $43.2 million of cash in 2000 and 1999, respectively, and issued
22.6 million shares of its common stock valued at $448.7 million in 2000. In addition, the stock options of the subsidiaries were converted into stock options that are exercisable into 13.9 million shares of Company common stock.
The stock options had a fair value of $115.3 million. As a result of the completion of the cash tender offers and other repurchases, exchange offers, and stock option conversions, the Company has recorded an increase in goodwill of approximately $380 million in 2000. This asset is being amortized principally over 40 years.
      As a result of the completion of the exchange offers for Thermo Instrument
Systems, Inc., Thermedics Inc., Thermo Ecotek Corporation, ThermoLase,
ThermoTrex Corporation, and Thermo TerraTech Inc., $790.2 million principal amount of convertible obligations of these subsidiaries became obligations convertible into Company common stock.

      Details of the transactions summarized above are as follows:

Continuing Operations

   2000
      Thermo Instrument completed a merger with Thermo Vision Corporation pursuant to which Thermo Instrument acquired, for $7.00 per share in cash, all of the outstanding shares of common stock of Thermo Vision not already owned by
Thermo Instrument or the Company. The common stock of Thermo Vision ceased to be publicly traded.
      Thermo Instrument completed cash tender offers of $28.00 per share for
Thermo BioAnalysis, $9.00 per share for Metrika Systems Corporation, and $9.00 per share for ONIX in order to bring its and the Company's collective ownership of these businesses to at least 90%. Subsequently, Thermo Instrument completed the acquisition of the outstanding minority interest in each of these companies through short-form mergers at the same prices as the tender



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

18.   Reorganization and Discontinued Operations (continued)
--------------------------------------------------------------------------------

offers and their common stock ceased to be publicly traded. Because Thermo
Instrument owned more than 90% of the outstanding shares of Thermo Optek and ThermoQuest common stock, each of these companies were repurchased through short-form mergers at $15.00 and $17.00 per share, respectively, and their common stock ceased to be publicly traded.
      Thermedics completed cash tender offers of $8.00 and $15.50 per share for Thermedics Detection Inc. and Thermo Sentron Inc., respectively, in order to bring its and the Company's collective ownership of these businesses to at least
90%. Subsequently, Thermedics completed the acquisition of the outstanding minority interest in each of these companies through short-form mergers at the same prices as the tender offers and their common stock ceased to be publicly traded.
      The Company completed an exchange offer for Thermo Instrument in which shares of Company common stock were offered to Thermo Instrument shareholders in exchange for their shares in order to bring the Company's ownership in Thermo
Instrument to at least 90%. The exchange ratio for Thermo Instrument was 0.85 shares of Company common stock for each share of Thermo Instrument common stock.
Subsequently, Thermo Instrument was spun into the Company through a short-form merger at the same exchange ratio that was offered in the exchange offer and its common stock ceased to be publicly traded. As a result of the completion of the merger with Thermo Instrument, the Company issued 12.6 million shares of its common stock valued at $265.9 million.

   1999
      Thermedics completed a merger with Thermo Voltek Corporation pursuant to which Thermedics acquired, for $7.00 per share in cash, all of the outstanding shares of common stock of Thermo Voltek not already owned by Thermedics or the
Company. The common stock of Thermo Voltek ceased to be publicly traded.
      Thermo Instrument completed a merger with ThermoSpectra Corporation pursuant to which Thermo Instrument acquired, for $16.00 per share in cash, all of the outstanding shares of common stock of ThermoSpectra not already owned by
Thermo Instrument or the Company. The common stock of ThermoSpectra ceased to be publicly traded.

Discontinued Operations

    2000
      The Company completed a merger with Thermedics pursuant to which the
Company acquired all of Thermedics' outstanding shares of common stock not already owned by the Company in exchange for Company common stock at a ratio of
0.45 shares for each share of Thermedics common stock. The common stock of
Thermedics ceased to be publicly traded.
      The Company completed a merger with Thermo TerraTech pursuant to which the
Company acquired all of Thermo TerraTech's outstanding shares of common stock not already owned by the Company in exchange for Company common stock at a ratio of 0.3945 shares for each share of Thermo TerraTech common stock. The common stock of Thermo TerraTech ceased to be publicly traded.
      The Company completed a merger with ThermoLase pursuant to which the
Company acquired all of ThermoLase's outstanding shares of common stock not already owned by ThermoTrex or the Company in exchange for Company common stock at a ratio of 0.132 shares for each share of ThermoLase common stock. The common stock of ThermoLase ceased to be publicly traded. In addition, under the agreement, units of ThermoLase were modified so that each unit consists of a fractional share of Company common stock, which is redeemable at the option of the holder in April 2001 for $20.25 (Note 1).
      The Company completed a merger with ThermoTrex pursuant to which the
Company acquired all of ThermoTrex's outstanding shares of common stock not already owned by the Company in exchange for Company common stock at a ratio of
0.5503 shares for each share of ThermoTrex common stock. The common stock of
ThermoTrex ceased to be publicly traded.



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

18.   Reorganization and Discontinued Operations (continued)
--------------------------------------------------------------------------------

      The Company completed a cash tender offer of $2.15 per share for Trex
Medical to bring its ownership of this business to at least 90%. Subsequently, the Company completed the acquisition of the outstanding minority interest in Trex Medical through a short-form merger at the same price as the tender offer and the common stock of Trex Medical ceased to be publicly traded.
      The Company completed mergers with ThermoRetec Corporation and The Randers
Killam Group Inc. pursuant to which the Company acquired, for $7.00 and $4.50 per share in cash, respectively, all of the outstanding shares of common stock of ThermoRetec and Randers Killam not already owned by Thermo TerraTech or the Company. The common stock of each of ThermoRetec and Randers Killam ceased to be publicly traded.
      Because the Company owned more than 90% of the outstanding shares of Thermo Ecotek, the Company repurchased Thermo Ecotek through a short-form merger. Thermo Ecotek shareholders received 0.431 shares of Company common stock for each share of Thermo Ecotek common stock. The common stock of Thermo Ecotek ceased to be publicly traded.
      As a result of the completion of the mergers with Thermedics, Thermo
TerraTech, ThermoLase, ThermoTrex, and Thermo Ecotek, the Company issued 10.0 million shares of its common stock valued at $182.8 million.
      The spinoffs of Thermo Fibertek and the medical products company will require final Company Board of Directors actions, review by the SEC of necessary filings for the medical products company, and other customary conditions. In
February 2001, the Company received a favorable Internal Revenue Service ruling regarding the spinoff of these businesses. The favorable ruling requires that the spinoffs occur within one year of the ruling, and, subject to certain conditions, that the businesses raise additional equity capital in public offerings within one year of their spinoffs.

    1999
      The Company completed a merger with Thermo Power Corporation pursuant to which the Company acquired, for $12.00 per share in cash, all of the outstanding shares of common stock of Thermo Power not already owned by the Company. The common stock of Thermo Power ceased to be publicly traded.

Discontinued Operations
      In January 2000, the Company also announced its intention to sell several of its businesses. These businesses, together with the businesses to be spun off, constituted the Company's former Biomedical and Emerging Technologies and Resource Recovery segments as well as the Company's environmental businesses, and Thermo Power. In February 2001, the Company entered into a definitive agreement to sell its power generation business. In accordance with the provisions of APB No. 30 concerning reporting the effects of disposal of a segment of a business, the Company has classified the results of these businesses, as well as the results of the businesses being spun off as dividends
(collectively, "the discontinued businesses"), as discontinued operations in the accompanying statement of operations. In addition, the net assets of the discontinued businesses were classified as net assets of discontinued operations in the accompanying balance sheet. Current net assets of discontinued operations primarily consists of cash, inventories, and accounts receivable, net of certain liabilities, primarily accrued expenses and accounts payable. Long-term net assets of discontinued operations primarily consists of machinery and equipment and goodwill. In addition, long-term net assets of discontinued operations include subordinated convertible debentures of Thermo Cardiosystems and Thermo
Fibertek (Note 5).



Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

18.   Reorganization and Discontinued Operations (continued)
--------------------------------------------------------------------------------

      Summary operating results for 1998 and 1999 of the businesses discontinued in January 2000 and for 1998 through 2000 for the power generation business, were as follows:

(In thousands)                                                                2000        1999        1998
----------------------------------------------------------------------------------------------------------

Revenues                                                                $  120,256  $2,009,130  $1,986,690
Costs and Expenses                                                          93,779   2,280,192   1,811,662
                                                                        ----------  ----------  ----------

Income (Loss) from Discontinued Operations Before Income
 Taxes, Minority Interest, and Extraordinary Item                           26,477    (271,062)    175,028
Income Tax (Provision) Benefit                                             (10,427)     54,807     (80,189)
Minority Interest (Expense) Income                                          (1,822)     52,282     (11,792)
                                                                        ----------  ----------  ----------

Income (Loss) from Discontinued Operations Before
 Extraordinary Item                                                         14,228    (163,973)     83,047
Extraordinary Item, Net of Income Taxes and Minority Interest                    -         648       4,654
                                                                        ----------  ----------  ----------

Income (Loss) from Discontinued Operations                              $   14,228  $ (163,325) $   87,701
                                                                        ==========  ==========  ==========

      During 2000, the Company's discontinued operations (excluding the power generation business) had revenues and a net loss of $1.49 billion and $38.8 million, respectively. The Company received proceeds in 2000 from the sale of discontinued businesses of $390.1 million. In 1999, the Company recorded a charge of $50 million, including a provision for income taxes of $174 million, for the estimated loss on disposal of the discontinued businesses. The charge was determined using management's best estimate of the selling prices of the businesses and their estimated results through the dates of sale. In 2000, the Company recorded an additional charge of $100 million, net of an income tax benefit of $104 million, for changes in the actual and estimated proceeds of businesses discontinued in 2000, including Thermo Cardiosystems. In February
2001, the Company sold Thermo Cardiosystems to Thoratec Corporation in exchange for approximately 19.3 million shares of Thoratec common stock. Certain contractual restrictions limit the Company's ability to sell these shares, although the restrictions fully lapse in August 2002. Changes in the market value of Thoratec common stock will materially affect the ultimate proceeds from the disposal of discontinued operations. Excluding potential changes in the value of Thoratec's common stock, the Company is not currently aware of any known trends, events, or other uncertainties involving discontinued operations that it expects will cause the ultimate loss on disposal of discontinued operations to differ materially from the amounts recorded in the accompanying statement of operations. Any difference from the amounts recorded would be reported as an adjustment to the loss on disposal of discontinued operations.
The Company expects to realize a gain on the sale of the power generation business that will be recorded at the time the transaction closes. While there can be no assurance as to the timing of the sale of any particular business, the Company expects to substantially complete the sale of any remaining businesses by the middle of 2001. The Company expects to complete the spinoffs of Thermo
Fibertek and the medical products company during the second half of 2001.




Thermo Electron Corporation                            2000 Financial Statements

                   Notes to Consolidated Financial Statements

19.   Unaudited Quarterly Information
--------------------------------------------------------------------------------

        The following has been restated to reflect, where applicable, the Company's continuing operations and, in 2000, the adoption of SAB No. 101.

2000 (In thousands except per share amounts)                First (a)  Second (b)   Third (c)   Fourth (d)
----------------------------------------------------------------------------------------------------------

Revenues                                                     $576,604    $579,950    $546,949     $577,019
Gross Profit                                                  268,595     266,249     226,348      260,644
Income from Continuing Operations Before Extraordinary         14,479      21,698       7,281       18,589
 Item and Cumulative Effect of Change in Accounting
 Principle
Income (Loss) Before Extraordinary Item and Cumulative         15,940      24,255      12,279      (76,199)
 Effect of Change in Accounting Principle
Net Income (Loss) (e)                                           3,554      24,255      12,279      (76,199)
Earnings per Share from Continuing Operations Before
 Extraordinary Item and Cumulative Effect of Change in
 Accounting Principle:
   Basic                                                          .09         .14         .04          .10
   Diluted                                                        .09         .13         .04          .10
Earnings (Loss) per Share (e):
   Basic                                                          .02         .16         .07         (.42)
   Diluted                                                        .02         .15         .07         (.41)

1999 (In thousands except per share amounts)                First (f)  Second (g)   Third (h)   Fourth (i)
----------------------------------------------------------------------------------------------------------

Revenues                                                     $514,714    $586,763    $572,768     $620,375
Gross Profit                                                  235,679     268,451     262,180      282,537
Income (Loss) from Continuing Operations Before
 Extraordinary Item                                            15,859     (17,138)     19,069       19,493
Income (Loss) Before Extraordinary Item                        28,299    (235,188)     36,329       (5,482)
Net Income (Loss) (j)                                          28,299    (235,188)     36,329       (4,013)
Earnings (Loss) per Share from Continuing Operations
 Before Extraordinary Item:
   Basic                                                          .10        (.11)        .12          .12
   Diluted                                                        .10        (.11)        .12          .11
Earnings (Loss) per Share (j):
   Basic                                                          .18       (1.49)        .23         (.03)
   Diluted                                                        .17       (1.49)        .22         (.04)

      Amounts reflect aggregate restructuring and unusual items, net, and nonoperating items, net, as follows:

(a) Costs of $4.3 million and a $12.9 million charge for the cumulative effect of change in accounting principle for the adoption of SAB No. 101.
(b) Income of $1.5 million.
(c) Income of $31.9 million. In July 2000, the Company sold the Spectra-Precision businesses. (d) Costs of $25.7 million and a net of tax charge of $100 million related to the Company's discontinued operations.
(e) Extraordinary item, net of taxes, of $0.5 million in the first quarter.
(f) Costs of $6.2 million.  In February 1999, the Company acquired Spectra-Physics.
(g) Costs of $49.6 million.
(h) Costs of $4.7 million.
(i) Costs of $4.7 million.
(j) Extraordinary item, net of taxes, of $1.5 million in the fourth quarter.




Thermo Electron Corporation                            2000 Financial Statements

                  Report of Independent Public Accountants


To the Shareholders and Board of Directors of Thermo Electron Corporation:

      We have audited the accompanying consolidated balance sheet of Thermo
Electron Corporation (a Delaware corporation) and subsidiaries as of December
30, 2000, and January 1, 2000, and the related consolidated statements of operations, cash flows, and comprehensive income and shareholders' investment for each of the three years in the period ended December 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo
Electron Corporation and subsidiaries as of December 30, 2000, and January 1,
2000, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2000, in conformity with accounting principles generally accepted in the United States.
      As explained in Notes 1 and 14 to the consolidated financial statements, effective January 2, 2000, the Company changed its method of accounting for revenue recognition on certain product shipments through the adoption of Staff
Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements."



                                                             Arthur Andersen LLP



Boston, Massachusetts
February 15, 2001



Thermo Electron Corporation                            2000 Financial Statements

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

Overview
--------------------------------------------------------------------------------

      The Company develops and manufactures a broad range of products that are sold worldwide. The Company expands the product lines and services it offers by developing and commercializing its own core technologies and by making strategic acquisitions of complementary businesses. In January 2000, the Company announced a major reorganization plan under which it planned to sell many noncore businesses. In February 2001, the Company entered into a definitive agreement to sell its power generation business. As a result of these actions, the Company's continuing operations solely include its core measurement and detection instrument businesses. As part of this reorganization, the Company plans to spin off in the form of a dividend its Thermo Fibertek paper recycling subsidiary and a medical products company that develops, manufactures, and markets cardio-respiratory and neurologic monitoring and diagnostic equipment. The results of the businesses that have been or will be sold or spun off have been presented as discontinued operations in the accompanying financial statements.
The Company's continuing operations fall into three business segments: Life
Sciences, Optical Technologies, and Measurement and Control.
      Although the Company's three segments are diversified in terms of technology, product offerings, and geographic markets served, the future financial performance of the Company as a whole will be largely affected by the strength of worldwide economies and the continued adoption and diligent enforcement of health, safety, and environmental regulations and standards, among other factors.

Results of Operations
--------------------------------------------------------------------------------

2000 Compared With 1999

Continuing Operations
      Sales in 2000 were $2.28 billion, a decrease of $14.1 million from 1999.
Excluding the effect of acquisitions, divestitures, and currency translation effects, revenues increased $146.6 million, or 7%. Operating income was $266.0 million in 2000, compared with $182.1 million in 1999. Segment income increased to $319.8 million in 2000 from $219.2 million in 1999. (Segment income is operating income excluding corporate general and administrative expenses and corporate restructuring and other unusual items, net.) The 2000 period included significant gains on the sale of businesses, inventory provisions, and restructuring and unusual costs and the 1999 period included significant restructuring and unusual costs. These items are discussed below. Excluding unusual income, net, of $67.3 million in 2000 and unusual costs of $41.0 million in 1999, segment income decreased to $252.5 million in 2000 from $260.2 million in 1999. Segment income excluding unusual items decreased in part due to a reduction in segment income of $8.6 million from businesses divested. In addition, $4.9 million of incremental amortization expense resulted primarily from the purchase of the minority interests of formerly public subsidiaries, offset in part by lower amortization expense following certain divestitures.
These decreases in segment income were offset in part by higher profitability at certain units.
      During 2000, the Company moved its spectroscopy and certain other businesses from the Optical Technologies segment to the Measurement and Control segment due to an organizational change. Prior periods have been restated to conform to this presentation.



Thermo Electron Corporation                            2000 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

2000 Compared With 1999 (continued)
      The restructuring actions undertaken in 2000 are expected to be substantially completed by the end of the second quarter of 2001. These actions are expected to result in annualized savings of approximately $5 million, $2 million, $4 million, and $2 million in the Life Sciences, Optical Technologies, and Measurement and Control segments and corporate office, respectively, generally beginning in the fourth quarter of 2000.

Life Sciences
-------------
      Sales in the Life Sciences segment increased $15.4 million to $780.0 million in 2000. The unfavorable effects of currency translation, due to the strengthening of the U.S. dollar relative to other currencies in countries in which the segment operates, resulted in a decrease in revenues of $29.6 million in 2000. Revenues increased $13.7 million due to acquisitions, offset in part by a decrease of $2.0 million due to the adoption of Staff Accounting Bulletin
(SAB) No. 101, "Revenue Recognition in Financial Statements." Excluding the
effect of currency translation, acquisitions, and the adoption of SAB No. 101, revenues increased $33.3 million, or 4%. Increased demand for mass spectrometers contributed $19.1 million of higher revenues, due in part to strong sales in
Japan. Sales of clinical diagnostic products increased $12.4 million due to higher demand for clinical chemistry analyzers and reagents and point of care testing products. Sales increased $9.1 million due to higher demand for controlled-environment laboratory equipment. Growth in these businesses was offset in part by lower revenues from laboratory information management systems due to completion of year-2000 compliance projects in 1999.
      Segment income margin decreased to 11.8% in 2000 from 15.3% in 1999. The segment's margin decreased primarily due to restructuring and related actions in
2000. Excluding inventory provisions and restructuring and unusual costs, segment income margin decreased to 13.9% in 2000 (or 14.3% before the impact of
SAB No. 101) from 15.3% in 1999 due to lower sales of laboratory information management systems, which have a higher profit margin than the segment's other products. In addition, segment income margin was negatively affected by the purchase of the minority interests of formerly public subsidiaries, which resulted in $4.5 million of higher amortization expense, and $1.8 million of research and development spending on proteomics initiatives. The restructuring and unusual costs totaled $16.3 million and included $8.4 million of charges to cost of revenues, primarily for discontinued product lines; $6.5 million of cash costs, primarily for severance and facilities closures; and $1.4 million of asset writedowns at a small business unit that was closed and for abandoned facilities. The segment recorded unusual income of $0.3 million in 1999 for the reversal of previously recorded restructuring costs (Note 11).

Optical Technologies
--------------------
      Sales in the Optical Technologies segment increased $85.4 million to
$480.0 million in 2000. Sales increased $19.4 million due to acquisitions, primarily the inclusion of a full year of revenues from the acquisition of a majority interest in Spectra-Physics Lasers, Inc. (SPLI) on February 22, 1999.
The unfavorable effects of currency translation, due to the strengthening of the
U.S. dollar relative to other currencies in countries in which the segment operates, resulted in a decrease in revenues of $13.3 million in 2000. The adoption of SAB No. 101 reduced revenues by $13.1 million. Excluding the effect of acquisitions, currency translation, and the adoption of SAB No. 101, revenues increased $92.4 million, or 25%. Sales of semiconductor-based lasers increased
$41.9 million due to higher demand from computer and microelectronic manufacturers. Sales of temperature-control systems increased $27.3 million in
2000 as a result of strong demand from the semiconductor industry. Revenues from the sale of photonics products increased $17.3 million as a result of strong demand for gratings and other optical components used in systems for lithography and telecommunication devices. In addition, higher sales of molecular beam epitaxy systems resulted from increased demand from semiconductor manufacturers.
The growth and profitability of this segment is, in part, dependent on the cyclical nature of the semiconductor and telecommunications industries, which experienced strong growth in 2000. These industries experienced slowing trends in late 2000 and early 2001 and as a result the Company believes this segment's growth rate in 2001 will be lower than that achieved in 2000.



Thermo Electron Corporation                            2000 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

2000 Compared With 1999 (continued)
      Segment income margin was 7.2% in 2000 and 7.9% in 1999. Excluding inventory provisions and restructuring and unusual costs, segment income margin was 8.6% in 2000 (or 9.1% before the impact of SAB No. 101), compared with 9.0% in 1999. Segment income margin was unfavorably affected by the growth in revenues at SPLI, which has lower operating margins due to heavy investments in telecommunications products. In addition, the segment had $2.1 million of higher amortization expense, primarily resulting from the purchase of the minority interests in formerly public subsidiaries. These factors were offset by higher profitability resulting from increased sales of photonics products and temperature control systems. The restructuring and unusual costs in 2000 totaled
$6.5 million and included charges to cost of revenues of $2.9 million, primarily for discontinued product lines; a $1.5 million charge for in-process research and development in connection with an acquisition; $1.2 million of cash costs for severance and facility exit costs; and $0.9 million of asset writedowns primarily to reduce the carrying value of a small business unit that is held for sale to estimated disposal value. The restructuring and unusual costs in 1999 included $3.2 million of charges to cost of revenues for the sale of inventories revalued at the date of acquisition and $1.0 million of facility closing costs and severance associated with a restructuring plan undertaken in 1998 and completed in 1999 (Note 11).

Measurement and Control
-----------------------
      Sales in the Measurement and Control segment decreased $123.0 million to
$1.037 billion in 2000. Sales decreased $101.7 million due to divestitures, net of acquisitions. The unfavorable effects of currency translation, due to the strengthening of the U.S. dollar relative to other currencies in countries in which the segment operates, resulted in a decrease in revenues of $37.1 million in 2000. Revenues increased $2.9 million due to the adoption of SAB No. 101.
Excluding the effect of divestitures, acquisitions, currency translation, and the adoption of SAB No. 101, revenues increased $12.9 million, or 1%. Revenues from the sale of process instruments increased $8.1 million, primarily due to strong demand from the natural gas industry, which is benefiting from higher gas prices. In addition, sales of environmental monitoring equipment increased $7.2 million. Revenues from the sale of spectroscopy instruments increased $4.6 million due to higher demand. These increases were offset in part by lower sales of weighing and inspection equipment resulting from reduced demand from the global packaged food industry. This industry is in a period of consolidation and the Company believes that a decrease in customers' capital spending has resulted from uncertainty in the marketplace.
      The segment's divestitures primarily included Spectra Precision, Nicolet
Imaging Systems (NIS), and Sierra Research and Technology, Inc. (SRT) (Note 3).
These units were sold as part of an effort to focus on potentially higher-growth opportunities in the Life Sciences and Optical Technologies segments. In 2000, through the dates of sale, these businesses had aggregate revenues of $125.7 million and segment income of $11.0 million. In addition, this segment is holding several units for sale, including businesses that provide the oil and gas industry with wellhead safety and control products and a manufacturer of data acquisition systems, digital oscilloscopes, and recorders. In the first quarter of 2001, the segment decided to hold for sale a business unit that manufactures scanning probe microscopes. The segment expects to record a pretax charge of $4 - $5 million in the first quarter of 2001 to reduce the unit's carrying value to estimated disposal value. The businesses held for sale are cyclical, noncore units, and the segment expects the divestitures to be primarily completed in the first half of 2001. In 2000, the businesses held for sale had aggregate revenues of $102.3 million and segment income before restructuring and unusual charges of $0.9 million.
     Segment income margin increased to 18.6% in 2000 from 6.1% in 1999, primarily due to gains on the sale of businesses. Segment income margin, excluding inventory provisions and restructuring and unusual items, increased to
9.9% in 2000 (or 10.0% before the impact of SAB No. 101) from 9.3% in 1999.
Higher profitability from increased sales of process instruments and environmental monitoring equipment was offset in part by lower margins from spectroscopy instruments due to price competition at certain of the segment's elemental analysis businesses. Restructuring and unusual income, net, in 2000 totaled $90.1 million and included gains on the sale of businesses, net, of
$126.3 million, and the related operating loss of $1.7 million of one of the divested businesses in the third quarter of



Thermo Electron Corporation                            2000 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

2000 Compared With 1999 (continued)
2000 prior to its sale; $20.6 million of asset writedowns to reduce the carrying value of businesses held for sale to estimated disposal value; charges to cost of revenues of $8.0 million, primarily for discontinued product lines; $6.8 million of cash costs for severance and facility costs; and a gain of $0.6 million from the termination of a lease. The 1999 restructuring and unusual costs totaled $37.2 million, including $31.0 million of restructuring charges, primarily to reduce the carrying value of the power electronics and test equipment business to estimated disposal value; $3.5 million of charges for the sale of inventories revalued at the date of acquisition; and $2.8 million of inventory provisions (Note 11).

Other Expense, Net
------------------
      The Company reported other expense, net, of $81.2 million and $57.3 million in 2000 and 1999, respectively (Note 10). Other expense, net, includes interest income, interest expense, equity in earnings (loss) of unconsolidated subsidiaries, gain on investments, net, and other items, net. Interest income increased to $43.1 million in 2000 from $42.0 million in 1999 due to investment of cash proceeds from the divestiture of noncore businesses, offset in part by lower cash balances from the purchase of the minority interests in certain formerly public subsidiaries. Interest expense decreased to $86.1 million in
2000 from $93.0 million in 1999 as a result of the maturity and repurchase of
Company and subsidiary debentures in 1999 and 2000.
      The Company incurred a loss of $47.3 million in 2000 from its equity in the results of unconsolidated subsidiaries, primarily $47.4 million at FLIR, including a writedown of the carrying value of the investment in FLIR to market value. In 1999, the Company's equity in the results of unconsolidated subsidiary totaled a loss of $7.3 million, including $11.1 million of unusual charges related to FLIR (Notes 3 and 11). The Company reports its pro rata share of
FLIR's results on a one-quarter lag. During 2000, gain on investments, net, was
$6.8 million, compared with $3.7 million in 1999. The 1999 gain on investments, net, includes $3.6 million of charges for impairment that was deemed other than temporary. In 2000, other income, net, also includes $2.3 million of currency gains, primarily resulting from hedging activities at SPLI, which elected early adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging
Activities." In 1999, the Company had $2.3 million of losses from SPLI's hedging activities (Note 11).

Provision for Income Taxes
--------------------------
      The Company's effective tax rate was 61% and 52% in 2000 and 1999, respectively. The effective tax rate in 2000 includes the effect of the sale of
Spectra Precision, which had a lower tax basis than book basis, resulting in a significant tax gain on the sale. Excluding unusual items, the effective tax rate in 2000 and 1999 was 39% and 40%, respectively. The effective tax rate in each period exceeds the statutory federal income tax rate primarily due to state income taxes and nondeductible expenses, including amortization of goodwill.

Minority Interest Expense
-------------------------
      The Company recorded minority interest expense of $10.6 million and $23.0 million in 2000 and 1999, respectively. Minority interest expense decreased due to the purchase of the minority interests in certain formerly public subsidiaries.

Contingent Liabilities
----------------------
      At year-end 2000, the Company was contingently liable with respect to certain lawsuits (Note 6). In the opinion of management, the ultimate liability for all such matters will not be material to the Company's financial position, but an unfavorable outcome in one or more of the matters discussed in Note 6 of
Notes to Consolidated Financial Statements could materially affect the results of operations or cash flows for a particular quarter or annual period.



Thermo Electron Corporation                            2000 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

2000 Compared With 1999 (continued)

Income from Continuing Operations
---------------------------------
      Income from continuing operations before extraordinary item and cumulative effect of change in accounting principle was $62.0 million in 2000, compared with $37.3 million in 1999. Results were affected by restructuring costs and unusual items, net, in both periods as well as the significant tax provision in
2000 on a gain on the sale of a business as discussed above. Excluding these items, income from continuing operations before extraordinary item and cumulative effect of change in accounting principle was $104.4 million in 2000 and $79.8 million in 1999.

Cumulative Effect of Change in Accounting Principle
---------------------------------------------------
      In accordance with the requirements of SAB No. 101, the Company adopted the pronouncement as of January 2, 2000, and recorded a cumulative effect of change in accounting principle of $12.9 million, net of an income tax benefit of
$8.5 million and minority interest of $0.5 million (Note 14).

Discontinued Operations
      The Company recorded a net of tax provision of $100 million in 2000 as a revision to the estimate of $50 million recorded in 1999 for loss on disposal of discontinued operations. The increase in the loss resulted from lower after-tax proceeds from the sale of noncore businesses than had been anticipated at the time the businesses were discontinued. The Company believes that deterioration in the financial markets in the latter part of 2000, including tighter financing terms and lower equity values, adversely affected the selling prices of the discontinued businesses. Following the sale of Thermo Cardiosystems in February
2001, the Company's discontinued operations hold 19.3 million shares of Thoratec
Corporation. Certain contractual restrictions limit the Company's ability to sell these shares, although the restrictions fully lapse in August 2002. Changes in the market value of Thoratec's common stock will materially affect the ultimate proceeds from the disposal of discontinued operations. Excluding potential changes in the value of Thoratec common stock, the Company is not currently aware of any known trends, events, or other uncertainties involving discontinued operations that it expects will cause the ultimate loss on disposal of discontinued operations to differ materially from the amounts recorded in the accompanying statement of operations. Any difference from the amounts recorded would be reported as an adjustment to the loss on disposal of discontinued operations (Note 18).
      In February 2001, the Company entered into a definitive agreement to sell its power generation business and, as a result, has treated this business as a discontinued operation in the accompanying financial statements. The Company expects to realize a gain on the sale of this business, which will be recorded at the time the transaction closes. The power generation business had income of $14.2 million in 2000, net of taxes and minority interest. The Company's discontinued operations had an aggregate loss of $163.3 million in 1999, net of taxes and minority interest, primarily as a result of asset impairment charges.

1999 Compared With 1998

Continuing Operations
      Sales in 1999 were $2.29 billion, an increase of $413.7 million, or 22%, over 1998. Excluding the effects of acquisitions, divestitures, and currency translation, revenues decreased $68.7 million, or 4%. Operating income decreased to $182.1 million in 1999 from $191.3 million in 1998. Segment income decreased to $219.2 million in 1999 from $221.9 million in 1998. Excluding unusual costs totaling $41.0 million in 1999 and $31.8 million in 1998, segment income increased to $260.2 million in 1999 from $253.7 million in 1998. The unusual costs in both periods include restructuring costs and inventory provisions and are discussed below. Segment income excluding unusual items increased due to the benefit in the latter half of 1999 of restructuring actions taken in 1998, offset in part by lower sales and profitability at certain businesses. The
Company's restructuring actions in 1999 occurred principally



Thermo Electron Corporation                            2000 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

1999 Compared With 1998 (continued)
as a result of exiting certain operations with low current or expected profitability and did not include significant cost reduction measures.
Restructuring actions undertaken in 1998 were substantially completed in 1999 and resulted in annualized cost savings of approximately $29 million, including
$8 million in the Life Sciences segment, $7 million in the Optical Technologies segment, and $14 million in the Measurement and Control segment, beginning primarily in the second half of 1999.

Life Sciences
-------------
      Sales in the Life Sciences segment increased 8% to $764.6 million in 1999.
Sales increased by $59.6 million due to acquisitions. The unfavorable effects of currency translation, due to the strengthening of the U.S. dollar relative to other currencies in countries in which the segment operates, decreased revenues by $4.9 million in 1999. Excluding the effect of acquisitions and currency translation, revenues increased $4.8 million, or 1%. Revenues from laboratory information management systems increased by $8.5 million due to year-2000 compliance demand and expansion of sales and distribution channels. Revenues from the sale of immunoassay testing and multiblock deoxyribonucleic acid (DNA)
amplification products increased $5.4 million due to higher demand in Asia. This increase was offset in part by lower revenues from the sale of analytical instruments, primarily due to a $5.8 million decline in revenues in Asia as a result of lower shipments to Japan, and $3.2 million of lower demand for its
Fourier-transform mass spectrometers, offset in part by increased demand for other mass spectrometers.
      Segment income margin increased to 15.3% in 1999 from 14.3% in 1998. The segment's margin increased primarily due to restructuring and related actions in
1998. Excluding inventory provisions and restructuring and unusual items, segment income margin decreased to 15.3% in 1999 from 15.5% in 1998. The decrease in segment income margin in 1999 resulted from higher selling costs, including the expansion of selling efforts in China and India. The segment recorded unusual income of $0.3 million in 1999 for the reversal of previously recorded restructuring costs. In 1998, the segment recorded restructuring costs of $5.9 million and inventory provisions of $2.8 million. The restructuring costs recorded in 1998 were primarily for severance and abandoned-facility payments and the inventory provisions were for discontinuing several low-margin product lines and disposal of inventories at a closed facility.

Optical Technologies
--------------------
      Sales in the Optical Technologies segment increased 49% to $394.6 million in 1999. Sales increased by $136.3 million due to acquisitions, net of divestitures, primarily that of SPLI, in which the segment acquired a majority interest in February 1999. The unfavorable effects of currency translation, due to the strengthening of the U.S. dollar relative to other currencies in countries in which the segment operates, decreased revenues by $2.2 million in
1999. Excluding the effect of acquisitions and currency translation, revenues decreased $4.9 million, or 2%. Revenues decreased due to a continued downturn in the semiconductor industry in the first half of 1999. Sales to this industry grew modestly in the last half of 1999.
      Segment income margin decreased to 7.9% in 1999 from 11.0% in 1998, primarily due to the inclusion of SPLI in 1999. Excluding inventory provisions and restructuring and unusual items, segment income margin decreased to 9.0% in
1999 from 13.5% in 1998. The segment income margin for SPLI was 4.9% in 1999, excluding a charge for the sale of inventories revalued at the date of acquisition. SPLI experienced a decline in sales from its prior-year preacquisition results and undertook restructuring actions in 1999. In addition, segment income margin decreased due to higher research and development expenses for new products, including the V150 Molecular Beam Epitaxy system. The restructuring and unusual costs in 1999 included $3.2 million of charges to cost of revenues for the sale of inventories revalued at the date of acquisition and
$1.0 million of facility closing costs and severance associated with a restructuring plan undertaken in 1998 and completed in 1999. The restructuring and unusual costs in 1998 included $3.6 million of severance, abandoned-facility, and employee relocation costs and $2.9 million of inventory provisions.



Thermo Electron Corporation                            2000 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

1999 Compared With 1998 (continued)

Measurement and Control
-----------------------
      Sales increased 24% to $1.160 billion in the Measurement and Control segment in 1999. Sales increased $303.3 million due to acquisitions, net of divestitures, primarily that of Spectra-Physics AB's wholly owned businesses, acquired in February 1999. The unfavorable effects of currency translation, due to the strengthening of the U.S. dollar relative to other currencies in countries in which the segment operates, decreased revenues by $9.6 million in
1999. Excluding the effect of acquisitions and currency translation, revenues decreased $69.7 million, or 8%. Revenues from quality control systems decreased
$19.4 million due to a reduction in spending by raw-material producers, particularly in the cement sector due to depressed pricing and lower demand for near-infrared analyzers and ultratrace chemical detectors. The demand for ultratrace chemical detectors was adversely affected by recycling practices in
Europe, which now involve melting and reforming plastic returnables instead of sanitizing and reusing containers. Revenues in this division decreased to a lesser extent due to lower demand for explosives detection devices following completion in early 1998 of a contract with the Federal Aviation Administration.
Revenues from the sale of equipment to the oil and gas industry decreased $19.2 million, primarily as a result of reduced discretionary capital spending by companies in the process control industry and by the oil and gas production sector. Energy prices declined precipitously in 1998 and, while prices rebounded in 1999, capital equipment spending did not return to prior levels. In addition, lower prices for natural resources in the first half of 1999 reduced spending in that industry. Revenues at the segment's weighing and inspection division decreased by $16.6 million due to consolidation in the packaged food industry, which has reduced demand. In addition, the segment's power electronics and test and measurement equipment businesses experienced lower demand resulting from softness in the semiconductor industry in the first half of 1999.
      Segment income margin decreased to 6.1% in 1999 from 9.8% in 1998.
Excluding inventory provisions and restructuring and unusual items, segment income margin decreased to 9.3% in 1999 from 11.6% in 1998. Segment income margin decreased primarily due to the decline in revenues at certain businesses described above. In addition, the businesses of Spectra-Physics that are reported in this segment had an operating income margin of 8.5%, excluding a charge for the sale of inventories revalued at the date of acquisition. In 1999, this segment incurred restructuring and unusual costs of $37.2 million, including $31.0 million of restructuring charges, primarily to reduce the carrying value of the power electronics and test equipment business to estimated disposal value. The segment also recorded $3.5 million of charges for the sale of inventories revalued at the date of acquisition and $2.8 million of inventory provisions. In 1998, the segment recorded $16.6 million of restructuring and unusual charges, including $11.3 million for severance and abandoned-facility payments, $2.9 million of inventory provisions, $1.6 million related to the resolution of an arbitration proceeding, and $0.8 million of a write off of goodwill for an operating unit that was closed.

Gain on Issuance of Stock by Subsidiaries and Minority Interest Expense
-----------------------------------------------------------------------
      As a result of the sale of stock by subsidiaries and the issuance of stock upon conversion of convertible debentures, the Company recorded gains of $18.6 million in 1998. See Notes 1 and 9 of Notes to Consolidated Financial Statements
for a more complete description of these transactions. The Company recorded minority interest expense of $23.0 million and $32.2 million in 1999 and 1998, respectively. Minority interest expense decreased in 1999 primarily as a result of restructuring and other unusual costs at the Company's formerly majority-owned subsidiaries. Minority interest expense in 1998 included $3.3 million related to gains recorded by a formerly majority-owned subsidiary of the
Company as a result of the sale of stock by its subsidiaries and the issuance of stock by its subsidiaries upon conversion of convertible debentures.

Other Income (Expense), Net
---------------------------
      The Company reported other expense, net, of $57.3 million in 1999, and other income, net, of $6.6 million in 1998. Interest income decreased to $42.0 million in 1999 from $76.6 million in 1998. The decrease resulted primarily from the use of cash for acquisitions, principally Spectra-Physics, and the purchase of securities of the Company and



Thermo Electron Corporation                            2000 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

1999 Compared With 1998 (continued)
its formerly majority-owned subsidiaries. Interest expense increased to $93.0 million in 1999 from $84.2 million in 1998, as a result of the October 1998 issuance of $150.0 million principal amount of senior notes, offset in part by the repayment of $69.3 million of long-term obligations in 1999.
      The Company incurred a loss of $7.3 million in 1999 from its equity in the results of unconsolidated subsidiaries, including $11.1 million of unusual charges related to FLIR. Excluding the unusual charges, equity in earnings of unconsolidated subsidiaries increased to $3.8 million in 1999 from $0.2 million in 1998, principally as a result of earnings from FLIR. During 1999, gain on investments, net, decreased to $3.7 million from $12.8 million in 1998, due to the sale in 1998 of certain equity securities that resulted in a gain. In 1999, other expense, net, also includes $2.7 million of losses on foreign exchange contracts, including $2.3 million from SPLI's early adoption of SFAS No. 133.

Provision for Income Taxes
--------------------------
      The Company's effective tax rate was 52% and 42% in 1999 and 1998, respectively. Excluding unusual items, the effective tax rate was 40% in 1999 and 41% in 1998. The effective tax rates vary from the statutory federal income tax rate primarily due to state income taxes and nondeductible expenses.

Discontinued Operations
      The Company's discontinued operations incurred a loss of $163.3 million in 1999 and had income of $87.7 million in 1998. The amounts in both periods are net of taxes and minority interest. Excluding restructuring and unusual charges, the discontinued operations had income of $70.6 million and $102.7 million in 1999 and 1998, respectively, net of income taxes and minority interest. The decrease resulted primarily from a decrease in gain on issuance of stock by subsidiaries in 1999. In addition, the Company's Trex Medical Corporation and
Thermo Coleman Corporation subsidiaries incurred losses in 1999, compared with profitable operations in 1998. Trex Medical lost a significant customer in the fourth quarter of 1998 and had lower demand for general purpose X-ray and radiographic/fluoroscopic systems. Thermo Coleman had losses at two business units in its Thermo Information Solutions subsidiary that were sold prior to year end. These decreases in income were offset in part by higher income at the Company's biomedical units other than Trex Medical.
      The Company recorded a provision in 1999 of $50 million for the estimated loss on the disposal of discontinued operations. This amount includes a tax provision of $174 million. The charge was determined using management's best estimate of the selling prices of the businesses and their estimated results through the dates of disposal.

Liquidity and Capital Resources
--------------------------------------------------------------------------------

      Consolidated working capital was $1.74 billion at December 30, 2000, compared with $1.29 billion at January 1, 2000. Included in working capital were cash, cash equivalents, and short-term available-for-sale investments of $1.03 billion at December 30, 2000, compared with $793.3 million at January 1, 2000.
In addition, the Company had $17.1 million of long-term available-for-sale investments at December 30, 2000, compared with $6.1 million at January 1, 2000.
      Cash provided by operating activities was $199.9 million during 2000, including $57.8 million from continuing operations. Cash of $77.4 million was used to fund an increase in inventories in response to growth in the Optical
Technologies segment and, to a lesser extent, at the Life Sciences segment's mass spectrometry unit. Of the total increase in inventories, $14.5 million resulted from the adoption of SAB No. 101. An increase in accounts receivable used cash of $27.4 million due to increased revenues. The increase in receivables was reduced by $21.6 million due to the adoption of SAB No. 101. An increase in other current liabilities provided $48.0 million of cash, including
$15.5 million of restructuring costs and $29.1 million of accrued income taxes.
In connection with certain restructuring actions undertaken by the Company's continuing operations, the Company had accrued $21.0 million for restructuring and unusual costs at December 30, 2000. The Company expects to pay $18.2 million of this amount for severance,



Thermo Electron Corporation                            2000 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

Liquidity and Capital Resources (continued)
--------------------------------------------------------------------------------

employee retention, and other costs through January 2002. The remaining balance of $2.8 million will be paid through the expiration of lease obligations in 2003. In addition, at December 30, 2000, the Company had accrued $10.1 million for acquisition expenses. Accrued acquisition expenses includes $1.8 million of severance obligations, which the Company expects to pay during 2001. The balance, which primarily represents abandoned-facility payments, will be paid over the remaining terms of the leases through 2014.
      During 2000, the primary investing activities of the Company's continuing operations, excluding available-for-sale investment activities, included the acquisition of minority interests of subsidiaries, the sale of businesses, and the purchase of property, plant, and equipment. The Company's continuing operations expended an aggregate of $307.2 million to acquire the minority interest of certain majority-owned subsidiaries (Note 18). In 2000, the Company's continuing operations sold businesses for aggregate proceeds, net of cash divested, of $253.6 million (Note 18). The Company's continuing operations expended $74.0 million for purchases of property, plant, and equipment and $15.8 million, net of cash acquired, for acquisitions during 2000. During 2000, investing activities of the Company's discontinued operations provided $394.6 million of cash, primarily representing proceeds, net of cash divested, of $390.1 million from the sale of businesses, including the FES and Peek divisions of Thermo Power Corporation, Coleman Research Corporation, Trex Communications
Corporation, the Medical Imaging business of Trex Medical, and the Lancaster
Laboratories business of Thermo TerraTech Inc. In addition, Thermo Ecotek
Corporation entered into an agreement with a bank group to factor a portion of the payments to be received from the termination of the power-sales agreement at its Delano facilities on a nonrecourse basis. Proceeds from this arrangement, together with termination payments received prior to the factoring agreement, totaled $83.8 million. The Company's discontinued operations also used $61.4 million to acquire the minority interest of certain majority-owned subsidiaries and $77.7 million for the purchase of property, plant, and equipment.
      The Company's financing activities used $137.6 million of cash during 2000, including $155.5 million for continuing operations. During 2000, the Company expended $161.2 million for the repayment of long-term obligations, $29.2 million to purchase shares of its common stock and debentures, and $14.6 million to purchase debentures of certain of the Company's majority-owned subsidiaries.
      The Company has no material commitments for purchases of property, plant, and equipment and expects that for 2001, such expenditures will approximate $100 million.
      The Company believes that its existing resources are sufficient to meet the working capital requirements of its existing businesses for the foreseeable future, including at least the next 24 months.

Market Risk
--------------------------------------------------------------------------------

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




Thermo Electron Corporation                            2000 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

Market Risk (continued)
--------------------------------------------------------------------------------

Interest Rates
      Certain of the Company's short- and long-term available-for-sale investments, long-term obligations, and interest rate swap agreements are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of these financial instruments due to the difference between the market interest rate and the rate at the date of purchase or issuance of the financial instrument. A 10% decrease in year-end 2000 and 1999 market interest rates would result in a negative impact to the Company of $16 million and $35 million, respectively, on the net fair value of its interest-sensitive financial instruments.

Foreign Currency Exchange Rates
      The Company generally views its investment in foreign subsidiaries with a functional currency other than the Company's reporting currency as long-term.
The Company's investment in foreign subsidiaries is sensitive to fluctuations in foreign currency exchange rates. The functional currencies of the Company's foreign subsidiaries are principally denominated in British pounds sterling, Netherlands guilders, Swedish krona, French francs, and German marks. The effect of a change in foreign exchange rates on the Company's net investment in foreign subsidiaries is reflected in the "Accumulated other comprehensive items" component of shareholders' investment. A 10% depreciation in year-end 2000 and 1999 functional currencies, relative to the U.S. dollar, would result in a reduction of shareholders' investment of $62 million and $41 million, respectively.
      The fair value of forward foreign exchange contracts is sensitive to changes in foreign currency exchange rates. The fair value of forward foreign exchange contracts is the estimated amount that the Company would pay or receive upon termination of the contract, taking into account the change in foreign currency exchange rates. A 10% depreciation in year-end 2000 and 1999 foreign currency exchange rates related to the Company's contracts would result in an increase in the unrealized loss on forward foreign exchange contracts of $7.0 million and $10.5 million, respectively. Since the Company uses forward foreign exchange contracts as hedges of firm purchase and sale commitments, the unrealized gain or loss on forward foreign currency exchange contracts resulting from changes in foreign currency exchange rates would be offset by a corresponding change in the fair value of the hedged item.
      Certain of the Company's cash and cash equivalents are denominated in currencies other than the functional currency of the depositor and are sensitive to changes in foreign currency exchange rates. A 10% depreciation in the related year-end 2000 and 1999 foreign currency exchange rates would result in a negative impact of $0.3 million and $1.1 million, respectively, on the Company's net income.

Equity Prices
      The Company's available-for-sale investment portfolio includes equity securities that are sensitive to fluctuations in price. In addition, the Company's and its subsidiaries' convertible obligations are sensitive to fluctuations in the price of Company or subsidiary common stock into which the obligations are convertible. Changes in equity prices would result in changes in the fair value of the Company's available-for-sale investments and convertible obligations due to the difference between the current market price and the market price at the date of purchase or issuance of the financial instrument. A
10% increase in the year-end 2000 and 1999 market equity prices would result in a negative impact to the Company of $26 million and $20 million, respectively, on the net fair value of its price-sensitive equity financial instruments, principally its convertible obligations.




Thermo Electron Corporation                            2000 Financial Statements

                           Forward-looking Statements

      In connection with the "safe harbor" provisions of the Private Securities
Litigation Reform Act of 1995, Thermo Electron wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, Thermo Electron's actual results and could cause its actual results in 2001 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Thermo Electron.

      Thermo Electron faces a number of challenges in integrating its instrument businesses. Thermo Electron has historically operated its instrument businesses largely as autonomous, unaffiliated operations. As part of its reorganization, Thermo Electron has begun to manage these operations in a more coordinated manner. The following factors may make it difficult to successfully integrate and consolidate Thermo Electron's instrument operations:

      -Thermo Electron's success in integrating these businesses will depend on its ability to coordinate geographically separate organizations and integrate personnel with different business backgrounds and corporate cultures.

      -Thermo Electron's ability to combine these businesses will require coordination of previously autonomous administrative, sales and marketing, distribution, and accounting and finance functions and expansion and integration of information and management systems.

      -The integration process could become disruptive to Thermo Electron's instrument businesses.

      Moreover, Thermo Electron may not be able to realize all of the cost savings and other benefits that it expects to result from the integration process, even if the process is completed.

      It may be difficult for Thermo Electron to expand because some of the markets for its products are not growing. Some of the markets in which Thermo
Electron competes have been flat or declining over the past several years. To address this issue, Thermo Electron is pursuing a number of strategies to improve its internal growth, including:

      - finding new markets for its products, including, most significantly, in the areas of proteomics and photonics;

      - developing new applications for its technologies;

      - combining sales and marketing operations in appropriate markets to compete more effectively;

      - actively funding research and development; and

      - strengthening its presence in selected geographic markets.

      Thermo Electron may not be able to successfully implement these strategies, and these strategies may not result in growth of Thermo Electron's business.

      The proposed spinoffs of Thermo Fibertek and the business that serves the healthcare industry may not result in companies with strong liquidity or financial performance. The completion of the spinoffs of Thermo Fibertek and the business that serves the healthcare industry with a range of medical products for diagnostics and monitoring is subject to final action by the board of directors of Thermo Electron. In addition, Thermo Electron has chosen to delay the spinoffs until the second half of 2001, as a result of the current weakness in the financial markets, in order to maximize shareholder value.



Thermo Electron Corporation                            2000 Financial Statements

                           Forward-looking Statements

      Thermo Electron is unable to predict the liquidity or market performance of the shares of the businesses it plans to spin off. Although Thermo Fibertek has publicly traded shares, the historic prices of these shares may not be representative of the trading price of Thermo Fibertek's common stock after the number of shares held by its stockholders other than Thermo Electron increases as a result of the spinoff. There is currently no public trading market for the shares of the company that conducts the business that serves the healthcare industry. The businesses that Thermo Electron is spinning off may not have the financial resources and management skills necessary to succeed as independent entities.

      As a result of the spin-off of Thermo Fibertek, Thermo Electron will remain as the guarantor of indebtedness issued by Thermo Fibertek even though
Thermo Electron will no longer control Thermo Fibertek's business or operations.
Thermo Electron has guaranteed the payment of principal and interest on $153 million principal amount of debentures issued by Thermo Fibertek Inc. These debentures mature in July 2004. Thermo Electron will remain liable as a guarantor for this obligation following the spinoff, although it will no longer control the business or operations of Thermo Fibertek.

      Thermo Electron has significant international operations, which entail the risk that exchange rate fluctuations may negatively affect demand for its products and its profitability. International revenues account for a substantial portion of Thermo Electron's revenues, and Thermo Electron intends to continue expanding its presence in international markets. In 2000, Thermo Electron's international revenues from continuing operations, including export revenues from the United States, accounted for approximately 50% of its total revenues.
International revenues are subject to the risk that changes in exchange rates may adversely affect product demand and the profitability in U.S. dollars of products and services provided by Thermo Electron in foreign markets, where payment for Thermo Electron's products and services is made in the local currency. For example, in fiscal 2000, the unfavorable effects of currency translation decreased revenues of Thermo Electron's continuing operations by $80.0 million.

      Thermo Electron has acquired several companies and businesses; as a result it has recorded significant goodwill on its balance sheet, which it must continually evaluate for potential impairment. Thermo Electron has acquired significant intangible assets, including approximately $1.4 billion of goodwill that it has recorded on its balance sheet as of December 30, 2000. Thermo
Electron amortizes this goodwill principally over 40 year periods. Thermo
Electron assesses the future useful life of the goodwill it has on its books whenever events or changes in circumstances indicate that the current useful life has diminished. These events or circumstances generally include operating losses or a significant decline in earnings associated with the acquired business or asset. Goodwill amortization from Thermo Electron's continuing operations was $38 million in fiscal 2000. Thermo Electron's ability to realize the value of the goodwill that it has recorded as a result of its acquisition of the minority interests in its formerly publicly-traded subsidiaries will depend on the future cash flows of these businesses. These cash flows in turn depend in part on how well Thermo Electron has integrated these businesses.

      Thermo Electron must develop new products, adapt to rapid and significant technological change, and respond to introductions of new products in order to remain competitive. Thermo Electron's growth strategy includes significant investment in and expenditures for product development, including most significantly in the areas of proteomics and photonics. Thermo Electron intends to increase spending in the area of research and development. Thermo Electron sells its products in several industries that are characterized by rapid and significant technological changes, frequent new product and service introductions and enhancements and evolving industry standards. Without the timely introduction of new products, services and enhancements, Thermo
Electron's products and services will likely become technologically obsolete over time, in which case its revenue and operating results would suffer.
      Thermo Electron's customers use many of its products to develop, test and manufacture their own products. As a result, Thermo Electron must anticipate industry trends and develop products in advance of the commercialization of its customers' products. If it fails to adequately predict its customers' needs and future activities, Thermo Electron may invest heavily in research and development of products and services that do not lead to significant revenue.



Thermo Electron Corporation                            2000 Financial Statements

                           Forward-looking Statements

      Many of its products and products under development are technologically innovative and require significant planning, design, development, and testing at the technological, product, and manufacturing-process levels. These activities require Thermo Electron to make significant investments.
      Products in Thermo Electron's markets undergo rapid and significant technological change because of quickly changing industry standards and the introduction of new products and technologies that make existing products and technologies uncompetitive or obsolete. Thermo Electron's competitors may adapt more quickly to new technologies and changes in customers' requirements than Thermo Electron can. The products Thermo Electron is currently developing, or those it will develop in the future, may not be technologically feasible or accepted by the marketplace, and its products or technologies could become uncompetitive or obsolete.

      Thermo Electron sells its products and services to a number of companies that operate in cyclical industries, which could adversely affect its results of operations when those industries experience a downturn. The growth and profitability of Thermo Electron's Optical Technologies segment depends in part on sales to the semiconductor and telecommunications industries, which are subject to cyclical downturns. These industries have begun to experience slowing trends in late 2000 and early 2001. A prolonged slowdown in these industries would adversely affect sales by the Optical Technologies segment, which in turn could adversely affect Thermo Electron's revenues and results of operations.

      Changes in governmental regulations may reduce demand for Thermo
Electron's products or increase its expenses. Thermo Electron competes in many markets in which it and its customers must comply with federal, state, local, and foreign regulations, such as environmental, health and safety, and food and drug regulations. Thermo Electron develops, configures, and markets its products to meet customer needs created by those regulations. Any significant change in regulations could reduce demand for Thermo Electron's products. For example, many of Thermo Electron's instruments are marketed to the pharmaceutical industry for use in discovering and developing drugs. Changes in the Food and Drug Administration's regulation of the drug discovery and development process could have an adverse effect on the demand for these products.

      Demand for some of Thermo Electron's products depends on capital spending policies of its customers and on government funding policies. Thermo Electron's customers include manufacturers of semiconductors and products incorporating semiconductors, pharmaceutical and chemical companies, laboratories, universities, healthcare providers, government agencies, and public and private research institutions. Many factors, including public policy spending priorities, available resources, and economic cycles, have a significant effect on the capital spending policies of these entities. These policies in turn can have a significant effect on the demand for our products. For example, sales of weighing and inspection equipment have decreased as a result of lower demand from the global packaged food industry, which is undergoing a period of consolidation.





Thermo Electron Corporation                            2000 Financial Statements

                         Selected Financial Information

(In millions except per share amounts)              2000 (a)    1999 (b)   1998 (c)    1997 (d)       1996
----------------------------------------------------------------------------------------------------------

Statement of Operations Data
Revenues                                            $2,280.5    $2,294.6   $1,880.9    $1,811.5   $1,412.2
Gross Profit                                         1,021.8     1,048.8      872.8       859.2      656.9
Operating Income                                       266.0       182.1      191.3       235.5      139.0
Income from Continuing Operations Before
 Extraordinary Item and Cumulative Effect of
 Change in Accounting Principle                         62.0        37.3       93.8       142.4      148.4
Income (Loss) Before Extraordinary Item and
 Cumulative Effect of Change in Accounting
 Principle                                             (23.7)     (176.0)     181.5       239.3      190.8
Net Income (Loss)                                      (36.1)     (174.6)     181.9       239.3      190.8
Earnings per Share from Continuing Operations
 Before Extraordinary Item and Cumulative
 Effect of Change in Accounting Principle:
   Basic                                                 .37         .24        .58         .93       1.05
   Diluted                                               .36         .22        .55         .87        .95
Earnings (Loss) per Share:
   Basic                                                (.22)      (1.10)      1.12        1.57       1.35
   Diluted                                              (.22)      (1.12)      1.08        1.45       1.17

Balance Sheet Data
Working Capital                                     $1,737.0    $1,291.6   $2,130.1    $1,983.8   $2,221.6
Total Assets                                         4,863.0     5,071.8    5,217.9     4,731.6    4,243.7
Long-term Obligations                                1,528.5     1,566.0    1,786.4     1,463.9    1,422.6
Minority Interest                                       24.7       348.4      378.9       442.1      335.5
Common Stock Subject to Redemption                         -         7.7       40.5        40.5        2.6
Shareholders' Investment                             2,534.0     2,013.5    2,256.1     2,004.0    1,749.2

(a) Reflects $3.4 million of pretax restructuring and related income, net, the issuance of Company common stock valued at $448.7 million to acquire the minority interest of certain subsidiaries, and a $12.9 million charge reflecting the cumulative effect of change in accounting principle for the adoption of SAB No. 101.
(b) Reflects a $65.2 million pretax charge for restructuring and related costs and the February 1999 acquisition of Spectra-Physics AB.
(c) Reflects a $32.5 million pretax charge for restructuring and related costs, the issuance of $150.0 million principal amount of the Company's notes, and the Company's public offering of common stock for net proceeds of $290.1 million.
(d) Reflects the March 1997 acquisition of Life Sciences International PLC.






Thermo Electron Corporation                            2000 Financial Statements

Common Stock Market Information
      The Company's common stock is traded on the New York Stock Exchange under the symbol TMO. The following table sets forth the high and low sale prices of the Company's common stock for 2000 and 1999, as reported in the consolidated transaction reporting system.

                                                                      2000                 1999
                                                               ---------------------------------------
Quarter                                                          High        Low       High        Low
------------------------------------------------------------------------------------------------------

First                                                          $26.25     $14.25     $18.19     $13.38
Second                                                          21.77      17.94      20.06      12.69
Third                                                           26.94      20.06      19.69      15.75
Fourth                                                          31.10      24.25      15.88      13.00


      As of January 26, 2001, the Company had 13,470 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the New York Stock Exchange for the Company's common stock on January 26, 2001, was $27.68 per share.
      Common stock of the Company's majority-owned Thermo Fibertek Inc. (TFT) and Thermo Fibergen Inc. (TFG) subsidiaries are traded on the American Stock
Exchange. Common stock of the Company's majority-owned Spectra-Physics Lasers,
Inc. (SPLI) subsidiary is traded on the NASDAQ National Market System.

Shareholder Services
      Shareholders of Thermo Electron Corporation who desire information about the Company are invited to contact the Investor Relations Department, Thermo
Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts
02454-9046, (781) 622-1111. A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive
Company information as quickly as possible. All material is also available from Thermo Electron's Internet site at www.thermo.com, under Investors.

Stock Transfer Agent
      Fleet National Bank is the stock transfer agent and maintains shareholder activity records. The agent will respond to questions on issuance of stock certificates, change of ownership, lost stock certificates, and change of address. For these and similar matters, please direct inquiries to: Fleet
National Bank, c/o EquiServe, P.O. Box 43010, Providence, Rhode Island
02940-3010, (781) 575-3120. You may also send an e-mail to shareholder-equiserve
@equiserve.com, or visit the transfer agent's Internet site at www.equiserve.com.

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

Form 10-K Report
      A copy of the Annual Report on Form 10-K for the fiscal year ended
December 30, 2000, as filed with the Securities and Exchange Commission, may be obtained at no charge by contacting the Investor Relations Department, Thermo
Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts
02454-9046, (781) 622-1111, or is available from the Company's Internet site at www.thermo.com, under Investors.






