Form 10-K, Exhibit 13
period 2001-12-29
THERMO ELECTRON CORP
filed 2002-03-15
CIK 97745

Exhibit 13


















                           Thermo Electron Corporation

                        Consolidated Financial Statements

                                      2001



Thermo Electron Corporation                                                           2001 Financial Statements

                                      Consolidated Statement of Operations


(In thousands except per share amounts)                                          2001         2000         1999
---------------------------------------------------------------------------------------------------------------

Revenues (Notes 3 and 16)                                                  $2,188,210   $2,280,522   $2,294,620
                                                                           ----------   ----------   ----------

Costs and Operating Expenses:
 Cost of revenues (Note 15)                                                 1,229,588    1,258,686    1,245,773
 Selling, general, and administrative expenses                                620,104      646,920      658,297
 Research and development expenses                                            171,614      176,756      171,100
 Restructuring and other unusual costs (income), net (Note 15)                132,702      (67,855)      37,346
                                                                           ----------   ----------   ----------

                                                                            2,154,008    2,014,507    2,112,516
                                                                           ----------   ----------   ----------

Operating Income                                                               34,202      266,015      182,104
Other Income (Expense), Net (Notes 4 and 15)                                   36,479      (81,184)     (57,345)
                                                                           ----------   ----------   ----------

Income from Continuing Operations Before Provision for Income Taxes,
 Minority Interest, Extraordinary Item, and Cumulative Effect of
 Change in Accounting Principle                                                70,681      184,831      124,759
Provision for Income Taxes (Note 6)                                           (26,929)    (112,217)     (64,428)
Minority Interest Income (Expense)                                              5,840      (10,567)     (23,048)
                                                                           ----------   ----------   ----------

Income from Continuing Operations Before Extraordinary Item and
 Cumulative Effect of Change in Accounting Principle                           49,592       62,047       37,283
Income (Loss) from Discontinued Operations (net of income tax provision
 (benefit) and minority interest of $12,249 and $(107,089); Note 17)                -       14,228     (163,325)
Provision for Loss on Disposal of Discontinued Operations, Net (net of
 income tax provision (benefit) of $(22,741), $(104,000), and $174,000;
 Note 17)                                                                     (50,440)    (100,000)     (50,000)
                                                                           ----------   ----------   ----------

Loss Before Extraordinary Item and Cumulative Effect of Change in
 Accounting Principle                                                            (848)     (23,725)    (176,042)
Extraordinary Item (net of income tax provision and minority interest of
 $637, $333, and $900; Note 10)                                                 1,061          532        1,469
                                                                           ----------   ----------   ----------

Income (Loss) Before Cumulative Effect of Change in Accounting Principle          213      (23,193)    (174,573)
Cumulative Effect of Change in Accounting Principle (net of income
 tax benefit and minority interest of $663 and $8,986; Notes 1 and 16)           (994)     (12,918)           -
                                                                           ----------   ----------   ----------

Net Loss                                                                   $     (781)  $  (36,111)  $ (174,573)
                                                                           ==========   ==========   ==========

Earnings per Share from Continuing Operations Before Extraordinary
 Item and Cumulative Effect of Change in Accounting Principle (Note 7)
   Basic                                                                   $      .27   $      .37   $      .24
                                                                           ==========   ==========   ==========
   Diluted                                                                 $      .27   $      .36   $      .22
                                                                           ==========   ==========   ==========

Loss per Share (Note 7)
   Basic                                                                   $        -   $     (.22)  $    (1.10)
                                                                           ==========   ==========   ==========
   Diluted                                                                 $        -   $     (.22)  $    (1.12)
                                                                           ==========   ==========   ==========

Weighted Average Shares (Note 7)
   Basic                                                                      180,560      167,462      157,987
                                                                           ==========   ==========   ==========
   Diluted                                                                    183,916      170,519      158,223
                                                                           ==========   ==========   ==========


The accompanying notes are an integral part of these consolidated financial statements.

<

>

Thermo Electron Corporation                                                      2001 Financial Statements

                                      Consolidated Balance Sheet

(In thousands)                                                                           2001         2000
----------------------------------------------------------------------------------------------------------

Assets
Current Assets:
 Cash and cash equivalents                                                         $  297,557   $  505,524
 Short-term available-for-sale investments, at quoted market value
   (amortized cost of $697,757 and $510,312; Notes 9 and 15)                          744,321      521,329
 Accounts receivable, less allowances of $26,525 and $30,593                          410,960      431,476
 Unbilled contract costs and fees                                                      24,071       18,520
 Inventories (Note 15)                                                                337,041      394,152
 Deferred tax asset (Note 6)                                                           82,766      148,051
 Other current assets                                                                  68,494       75,007
 Net assets of discontinued operations (Note 17)                                            -      371,470
                                                                                   ----------   ----------

                                                                                    1,965,210    2,465,529
                                                                                   ----------   ----------

Property, Plant, and Equipment, at Cost, Net (Note 15)                                270,712      285,878
                                                                                   ----------   ----------

Long-term Available-for-sale Investments, at Quoted Market Value
 (amortized cost of $5,729 and $9,883; Notes 9 and 15)                                  9,360       17,110
                                                                                   ----------   ----------

Other Assets (Notes 2 and 15)                                                         231,395      183,974
                                                                                   ----------   ----------

Goodwill (Notes 2, 6, and 15)                                                       1,348,393    1,378,663
                                                                                   ----------   ----------

Long-term Net Assets of Discontinued Operations (Note 17)                                   -      531,823
                                                                                   ----------   ----------

                                                                                   $3,825,070   $4,862,977
                                                                                   ==========   ==========



<
                                       3

>


Thermo Electron Corporation                                                      2001 Financial Statements

                                  Consolidated Balance Sheet (continued)

(In thousands except share amounts)                                                      2001         2000
----------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Investment
Current Liabilities:
 Short-term obligations and current maturities of long-term
   obligations (Notes 10 and 19)                                                   $  528,988   $  103,356
 Advance payable to affiliates (Note 10)                                                    -       16,088
 Accounts payable                                                                     111,950      139,662
 Accrued payroll and employee benefits                                                 79,403       78,483
 Accrued income taxes                                                                  30,797       95,344
 Deferred revenue                                                                      48,166       50,341
 Accrued installation and warranty costs                                               33,024       37,058
 Accrued restructuring costs (Note 15)                                                 60,685       21,024
 Other accrued expenses (Note 2)                                                      183,610      187,195
 Net liabilities of discontinued operations (Note 17)                                  65,416            -
                                                                                   ----------   ----------

                                                                                    1,142,039      728,551
                                                                                   ----------   ----------

Deferred Income Taxes (Note 6)                                                          7,907       10,691
                                                                                   ----------   ----------

Other Deferred Items                                                                   32,579       36,539
                                                                                   ----------   ----------

Long-term Obligations (Notes 10 and 19):
 Senior convertible obligations                                                       145,414      172,500
 Senior notes                                                                         128,725      150,000
 Subordinated convertible obligations                                                 445,377    1,177,565
 Other                                                                                  7,986       28,418
                                                                                   ----------   ----------

                                                                                      727,502    1,528,483
                                                                                   ----------   ----------

Minority Interest (Note 17)                                                             6,901       24,737
                                                                                   ----------   ----------

Commitments and Contingencies (Note 11)

Shareholders' Investment (Notes 5 and 12):
 Preferred stock, $100 par value, 50,000 shares authorized; none issued Common stock, $1 par value, 350,000,000 shares authorized; 199,816,264 and
   195,877,421 shares issued                                                          199,816      195,877
 Capital in excess of par value                                                     1,758,567    1,681,452
 Retained earnings (Note 17)                                                          509,681    1,005,857
 Treasury stock at cost, 23,458,555 and 13,708,863 shares                            (457,475)    (246,228)
 Deferred compensation                                                                 (3,157)      (6,640)
 Accumulated other comprehensive items (Note 8)                                       (99,290)     (96,342)
                                                                                   ----------   ----------

                                                                                    1,908,142    2,533,976
                                                                                   ----------   ----------

                                                                                   $3,825,070   $4,862,977
                                                                                   ==========   ==========


The accompanying notes are an integral part of these consolidated financial statements.

<

>


Thermo Electron Corporation                                                      2001 Financial Statements

                                  Consolidated Statement of Cash Flows


(In thousands)                                                             2001         2000         1999
---------------------------------------------------------------------------------------------------------

Operating Activities
 Net loss                                                             $    (781)   $ (36,111)   $(174,573)
 Adjustments to reconcile net loss to income from
   continuing operations:
     (Income) loss from discontinued operations (Note 17)                     -      (14,228)     163,325
     Provision for loss on disposal of discontinued
       operations, net (Note 17)                                         50,440      100,000       50,000
                                                                      ---------    ---------    ---------

 Income from continuing operations                                       49,659       49,661       38,752

 Adjustments to reconcile income from continuing operations
   to net cash provided by operating activities:
     Depreciation and amortization                                       98,521       97,486       91,429
     Noncash restructuring and other unusual costs, net (Note 15)        41,144       22,865       30,214
     Provision for losses on accounts receivable                          6,316        9,264        8,614
     Minority interest (income) expense                                  (5,840)      10,567       23,048
     Equity in (earnings) loss of unconsolidated subsidiaries
       (Note 15)                                                         (4,699)      47,315        7,274
     Cumulative effect of change in accounting principle, net
       of income taxes and minority interest (Notes 1 and 16)               994       12,918            -
     Change in deferred income taxes                                    (16,751)     (39,700)     (28,378)
     Loss (gain) on sale of businesses (Notes 2 and 15)                  10,943     (126,330)           -
     Gain on investments, net (Notes 9 and 15)                          (35,579)      (6,849)      (3,662)
     Extraordinary item, net of income taxes and minority
       interest (Note 10)                                                (1,061)        (532)      (1,469)
     Other noncash items, net                                            34,264       29,213       17,675
     Other unusual income                                                  (511)      (4,372)           -
     Changes in current accounts, excluding the effects
       of acquisitions and dispositions:
        Accounts receivable                                             (19,041)     (27,395)     (19,737)
        Inventories                                                       7,724      (77,356)      14,260
        Other current assets                                            (13,097)      (4,710)      (8,800)
        Accounts payable                                                (19,082)      17,742        2,012
        Other current liabilities                                        50,472       47,982       17,499
                                                                      ---------    ---------    ---------

          Net cash provided by continuing operations                    184,376       57,769      188,731
          Net cash provided by discontinued operations                    4,025      142,152      148,390
                                                                      ---------    ---------    ---------

          Net cash provided by operating activities                     188,401      199,921      337,121
                                                                      ---------    ---------    ---------

Investing Activities
 Purchases of available-for-sale investments                           (969,267)    (473,576)    (554,870)
 Proceeds from sale of available-for-sale investments                   536,966      113,220      281,451
 Proceeds from maturities of available-for-sale investments             250,345      403,134      794,288
 Proceeds from sale of other investments                                 43,255        6,367        3,775
 Purchases of property, plant, and equipment                            (84,799)     (74,039)     (61,238)
 Proceeds from sale of property, plant, and equipment                    11,638       21,828        9,604


<
                                       5

>


Thermo Electron Corporation                                                      2001 Financial Statements

                              Consolidated Statement of Cash Flows (continued)

(In thousands)                                                             2001         2000         1999
---------------------------------------------------------------------------------------------------------

Investing Activities (continued)
 Acquisitions, net of cash acquired (Note 2)                          $ (14,130)   $ (15,808)   $(344,615)
 Acquisition of minority interests of subsidiaries (Note 17)           (69,528)    (307,166)     (43,176)
 Proceeds from sale of businesses, net of cash divested (Note 2)         46,767      253,583           61
 Advance (to) from affiliates                                           (16,088)     (96,434)       8,633
 Refund of acquisition purchase price                                         -            -        8,969
 Increase in other assets                                                (5,077)      (3,954)      (4,797)
 Other                                                                   (1,580)       7,826        2,181
                                                                      ---------    ---------    ---------

          Net cash provided by (used in) continuing operations         (271,498)    (165,019)     100,266
          Net cash provided by (used in) discontinued operations        447,654      394,596     (173,834)
                                                                      ---------    ---------    ---------

          Net cash provided by (used in) investing activities           176,156      229,577      (73,568)
                                                                      ---------    ---------    ---------

Financing Activities
 Purchases and redemption of Company and subsidiary common
   stock and subordinated convertible debentures (Note 10)             (511,393)     (43,787)    (190,412)
 Net proceeds from issuance of Company and subsidiary
   common stock (Notes 5 and 12)                                         69,873       58,466       14,896
 Repayment of long-term obligations                                     (43,129)    (161,191)     (40,283)
 Net proceeds from issuance of long-term obligations                        249       14,577       16,813
 Increase (decrease) in short-term notes payable                        (16,870)     (19,183)      25,373
 Other                                                                   (1,760)      (4,377)      (6,669)
                                                                      ---------    ---------    ---------

          Net cash used in continuing operations                       (503,030)    (155,495)    (180,282)
          Net cash provided by (used in) discontinued operations       (193,283)      17,914     (106,601)
                                                                      ---------    ---------    ---------

          Net cash used in financing activities                        (696,313)    (137,581)    (286,883)
                                                                      ---------    ---------    ---------

Exchange Rate Effect on Cash of Continuing Operations                    (3,760)      (2,883)     (12,242)
Exchange Rate Effect on Cash of Discontinued Operations                   4,464       (9,997)      (3,883)
                                                                      ---------    ---------    ---------

Increase (Decrease) in Cash and Cash Equivalents                       (331,052)     279,037      (39,455)
Cash and Cash Equivalents at Beginning of Year                          636,252      357,215      396,670
                                                                      ---------    ---------    ---------

                                                                        305,200      636,252      357,215
Cash and Cash Equivalents of Discontinued Operations at
 End of Year                                                             (7,643)    (130,728)    (119,371)
                                                                      ---------    ---------    ---------

Cash and Cash Equivalents at End of Year                              $ 297,557    $ 505,524    $ 237,844
                                                                      =========    =========    =========

See Note 14 for supplemental cash flow information.


The accompanying notes are an integral part of these consolidated financial statements.


<
                                       6

>


Thermo Electron Corporation                                                      2001 Financial Statements

                Consolidated Statement of Comprehensive Loss and Shareholders' Investment


(In thousands)                                                              2001         2000         1999
----------------------------------------------------------------------------------------------------------

Comprehensive Loss
Net Loss                                                              $     (781)  $  (36,111)  $ (174,573)
                                                                      ----------   ----------   ----------

Other Comprehensive Items (Note 8):
 Currency translation adjustment                                         (24,606)     (44,975)     (50,979)
 Unrealized gains on available-for-sale investments, net of
   reclassification adjustment                                            20,320        4,558        4,651
 Unrealized gains on hedging instruments, net of
   reclassification adjustment                                             1,338            -            -
                                                                      ----------   ----------   ----------

                                                                          (2,948)     (40,417)     (46,328)
 Minority interest                                                           (81)       5,188        9,439
                                                                      ----------   ----------   ----------

                                                                          (3,029)     (35,229)     (36,889)
                                                                      ----------   ----------   ----------

                                                                      $   (3,810)  $  (71,340)  $ (211,462)
                                                                      ==========   ==========   ==========

Shareholders' Investment
Common Stock, $1 Par Value:
 Balance at beginning of year                                         $  195,877   $  167,433   $  166,971
 Acquisition of minority interests of subsidiaries (Note 17)                   -       22,553            -
 Issuance of stock under employees' and directors' stock plans             3,939        5,891          462
                                                                      ----------   ----------   ----------

 Balance at end of year                                                  199,816      195,877      167,433
                                                                      ----------   ----------   ----------

Capital in Excess of Par Value:
 Balance at beginning of year                                          1,681,452    1,052,837    1,033,799
 Acquisition of minority interests of subsidiaries (Note 17)                   -      541,434            -
 Activity under employees' and directors' stock plans                     56,542       84,840        4,093
 Tax benefit related to employees' and directors' stock plans              9,461       18,000        1,645
 Effect of subsidiaries' equity transactions                              11,112      (15,659)      13,300
                                                                      ----------   ----------   ----------

 Balance at end of year                                                1,758,567    1,681,452    1,052,837
                                                                      ----------   ----------   ----------

Retained Earnings:
 Balance at beginning of year                                          1,005,857    1,041,968    1,216,541
 Distribution of Kadant and Viasys Healthcare subsidiaries
   to shareholders (Note 17)                                            (495,395)           -            -
 Net loss                                                                   (781)     (36,111)    (174,573)
                                                                      ----------   ----------   ----------

 Balance at end of year                                               $  509,681   $1,005,857   $1,041,968
                                                                      ----------   ----------   ----------


<
                                       7

>


Thermo Electron Corporation                                                      2001 Financial Statements

          Consolidated Statement of Comprehensive Loss and Shareholders' Investment (continued)

(In thousands)                                                              2001         2000         1999
----------------------------------------------------------------------------------------------------------

Treasury Stock:
 Balance at beginning of year                                         $ (246,228)  $ (189,646)  $ (151,643)
 Purchases of Company common stock                                      (196,544)     (22,826)     (44,758)
 Activity under employees' and directors' stock plans                    (12,305)     (26,590)       6,755
 Receipt of Company common stock as repayment of notes receivable         (2,398)      (6,155)           -
 Receipt of Company common stock in connection with sale of
   business                                                                    -       (1,011)           -
                                                                      ----------   ----------   ----------

 Balance at end of year                                                 (457,475)    (246,228)    (189,646)
                                                                      ----------   ----------   ----------

Deferred Compensation (Note 5):
 Balance at beginning of year                                             (6,640)      (3,149)           -
 Awards under employees' stock plans                                        (429)      (7,818)      (4,061)
 Amortization of deferred compensation                                     3,700        3,725          912
 Forfeitures under employees' stock plans                                    212          602            -
                                                                      ----------   ----------   ----------

 Balance at end of year                                                   (3,157)      (6,640)      (3,149)
                                                                      ----------   ----------   ----------

Accumulated Other Comprehensive Items (Note 8):
 Balance at beginning of year                                            (96,342)     (55,925)      (9,597)
 Other comprehensive items                                                (2,948)     (40,417)     (46,328)
                                                                      ----------   ----------   ----------

 Balance at end of year                                                  (99,290)     (96,342)     (55,925)
                                                                      ----------   ----------   ----------

                                                                      $1,908,142   $2,533,976   $2,013,518
                                                                      ==========   ==========   ==========


The accompanying notes are an integral part of these consolidated financial statements.

<

>


Thermo Electron Corporation                            2001 Financial Statements

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

Presentation
      During 2000 and 2001, the Company completed the principal aspects of a major corporate reorganization. As part of this reorganization, the Company spun off two businesses and sold a number of operating units. In addition, the Company has taken private all of its majority-owned subsidiaries in its continuing operations including Spectra-Physics, Inc. (formerly Spectra-Physics Lasers, Inc.), which was effected in February 2002 (Note 19). The results of operations of certain major lines of business that have been spun off or that have been or will be sold have been classified as discontinued operations in the accompanying financial statements (Note 17).

Fiscal Year
      The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 2001, 2000, and 1999 are for the fiscal years ended December 29, 2001, December 30, 2000, and January 1, 2000, respectively.

Revenue Recognition
      Prior to 2000, the Company generally recognized revenues upon shipment of its products. During the fourth quarter of 2000, effective as of January 2, 2000, the Company adopted Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." Under SAB No. 101, when the terms of sale include customer acceptance provisions, and compliance with those provisions can not be demonstrated until customer use, revenues are recognized upon acceptance. Revenues for products that require installation for which the installation is essential to functionality or is not deemed inconsequential or perfunctory are recognized upon completion of installation. Revenues for products sold where installation is not essential to functionality and is deemed inconsequential or perfunctory are recognized upon shipment with estimated installation costs accrued (Note 16).
      In restating quarterly results for 2000 to comply with SAB No. 101, the Company included adjustments to record amounts billed to customers for shipping and handling costs as revenues with the associated costs reported as cost of revenues. Previously, amounts billed to customers for shipping and handling had generally been reported as an offset to the related cost. Periods prior to 2000 were not restated for shipping and handling costs due to immateriality.
      The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to pay amounts due. The Company provides a reserve for its estimate of warranty costs at the time revenue is recognized. Deferred revenue in the accompanying balance sheet consists primarily of unearned revenue on service contracts. Substantially all of the deferred revenue in the accompanying 2001 balance sheet will be recognized within one year.

<

>
Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)
--------------------------------------------------------------------------------

Stock-based Compensation Plans
      The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 5). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to shareholders' investment.

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

Earnings (Loss) per Share
      Basic earnings (loss) per share has been computed by dividing net income
(loss) by the weighted average number of shares outstanding during the year. Except where the result would be antidilutive to income from continuing operations, diluted earnings (loss) per share has been computed assuming the conversion of convertible obligations and the elimination of the related interest expense, and the exercise of stock options, as well as their related income tax effects (Note 7).

Cash and Cash Equivalents
      Cash equivalents consists principally of money market funds, commercial paper, and other marketable securities purchased with an original maturity of three months or less. These investments are carried at cost, which approximates market value.

Available-for-sale Investments
      The Company's marketable debt and equity securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded in the "Accumulated other comprehensive items" component of shareholders' investment (Note 9).

Inventories
      Inventories are stated at the lower of cost (on a first-in, first-out or weighted average basis) or net realizable value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:


(In thousands)                                                                           2001         2000
----------------------------------------------------------------------------------------------------------

Raw Materials and Supplies                                                           $137,622     $169,885
Work in Progress                                                                       60,220       65,625
Finished Goods (includes $14,918 and $33,605 at customer locations)                   139,199      158,642
                                                                                     --------     --------

                                                                                     $337,041     $394,152
                                                                                     ========     ========

      The Company periodically reviews its quantities of inventories on hand and compares these amounts to expected usage of each particular product or product line. The Company records as a charge to cost of revenues any amounts required to reduce the carrying value of inventories to net realizable value (Note 15).

<
                                       10

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


1.    Nature of Operations and Summary of Significant Accounting Policies
     (continued)
--------------------------------------------------------------------------------

Property, Plant, and Equipment
      The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 2 to 40 years; machinery and equipment, 1 to 15 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

(In thousands)                                                                           2001         2000
----------------------------------------------------------------------------------------------------------

Land                                                                                 $ 33,099     $ 40,292
Buildings and Improvements                                                            142,697      143,012
Machinery, Equipment, and Leasehold Improvements                                      306,590      301,251
                                                                                     --------     --------

                                                                                      482,386      484,555
Less:  Accumulated Depreciation and Amortization                                      211,674      198,677
                                                                                     --------     --------

                                                                                     $270,712     $285,878
                                                                                     ========     ========

Other Assets
      Other assets in the accompanying balance sheet includes intangible assets, notes receivable, deferred debt expense, prepaid pension costs, an equity method investment in FLIR Systems, Inc., and other assets. Intangible assets include the costs of acquired trademarks, patents, product technology, and other specifically identifiable intangible assets and are being amortized using the straight-line method over their estimated useful lives, which range from 2 to 20 years. Intangible assets were $40.1 million and $46.8 million, net of accumulated amortization of $43.0 million and $36.1 million, at year-end 2001 and 2000, respectively.

Goodwill
      Goodwill was amortized through December 29, 2001, using the straight-line method over periods ranging from 5 to 40 years. Accumulated amortization was $233.0 million and $192.8 million at year-end 2001 and 2000, respectively. The
Company assesses the future useful life of this and other noncurrent assets whenever events or changes in circumstances indicate that the current useful life has diminished. Such events or circumstances generally include the occurrence of operating losses or a significant decline in earnings associated with the acquired business or asset. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. The Company assesses cash flows before interest charges, and when impairment is indicated, writes the asset down to fair value.
If quoted market values are not available, the Company estimates fair value by calculating the present value of future cash flows. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss (Note 15).
      In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS
No. 142, "Goodwill and Other Intangible Assets." The Company will adopt the requirements of SFAS No. 142 effective December 30, 2001. SFAS No. 142 requires companies to test all goodwill for impairment by June 29, 2002, and to cease amortization of this asset in 2002. The provisions of SFAS No. 142 apply to all goodwill regardless of when it was acquired. While the Company is in the process of completing its testing of goodwill for impairment, it does not expect a material charge for impairment based on its preliminary review. Amortization of goodwill totaled $40.2 million, $37.9 million, and $34.4 million in 2001, 2000, and 1999, respectively.



<
                                       11

>
Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)
--------------------------------------------------------------------------------

Currency Translation
      All assets and liabilities of the Company's non-U.S. subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign
Currency Translation." Resulting translation adjustments are reflected in the "Accumulated other comprehensive items" component of shareholders' investment.
Currency transaction gains and losses are included in the accompanying statement of operations and are not material for the three years presented.

Forward Contracts
      Effective in the first quarter of 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, requires that all derivatives, including forward currency exchange contracts, be recognized on the balance sheet at fair value. Derivatives that are not hedges must be recorded at fair value through earnings. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged item through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company immediately records in earnings the extent to which a hedge is not effective in achieving offsetting changes in fair value or cash flows. Adoption of SFAS No. 133 in the first quarter of 2001 resulted in the deferral of a gain of $1.0 million, net of tax and minority interest, and a corresponding loss on periods prior to 2001, which was classified as "Cumulative effect of the change in accounting principle" in the accompanying 2001 statement of operations. This deferred gain related to forward currency exchange contracts that were marked to market through earnings prior to the adoption of SFAS No. 133. The entire deferred gain recorded upon adoption was reclassified into earnings during 2001 as the underlying hedged transactions occurred.
      Forward currency exchange contracts are used by the Company primarily to hedge certain operational (cash-flow hedges) and balance sheet (fair-value hedges) exposures resulting from changes in currency exchange rates. Such exposures result from sales that are denominated in currencies other than the functional currencies of the respective operations. These contracts principally hedge transactions denominated in U.S. dollars, Euros, British pounds sterling, Japanese yen, French francs, Swiss francs, German marks, Swedish krona, and Netherland guilders. The Company enters into these currency exchange contracts to hedge anticipated product sales and recorded accounts receivable made in the normal course of business and, accordingly, the hedges are not speculative in nature. As part of the Company's overall strategy to manage the level of exposure to the risk of currency exchange fluctuations, certain operating units enter into cash-flow hedges for a portion of their currency exposures anticipated over the ensuing 12-month period, using exchange contracts that have maturities of 12 months or less. The Company does not hold or engage in transactions involving derivative instruments for purposes other than risk management.
      The Company records its forward currency exchange contracts at fair value in its balance sheet as other current assets or other accrued expenses and, for cash-flow hedges, the related gains or losses on these contracts are deferred as a component of other comprehensive items in the accompanying balance sheet.
These deferred gains and losses are recognized in income in the period in which the underlying hedged transaction occurs. At December 29, 2001, the Company had deferred gains, net of income taxes, relating to currency exchange contracts of approximately $1.3 million, substantially all of which is expected to be recognized as income over the next 12 months when the hedged transactions, principally anticipated sales, transpire. Unrealized gains and losses resulting from the impact of currency exchange rate movements on fair value hedges are recognized in earnings in the period in which the exchange rates change and offset the currency gains and losses on the underlying exposure being hedged.
The ineffective portion of the gain or loss on derivative instruments is recorded in other income (expense), net, in the accompanying 2001 statement of operations and is not material.
      See Note 15 for the effect in 1999 and 2000 of a majority-owned subsidiary's early adoption of SFAS No. 133.
      Prior to adoption of SFAS No. 133, gains and losses arising from forward currency exchange contracts were recognized as offsets to gains and losses resulting from the transactions being hedged.


<
                                       12

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)
--------------------------------------------------------------------------------

Recent Accounting Pronouncements
      In October 2001, the FASB issued SFAS No. 144, "Accounting for the
Impairment or Disposal of Long-lived Assets." Adoption of the standard is required in the first quarter of 2002. The Company does not expect adoption of SFAS No. 144 to materially affect its financial statements.

Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. In addition, significant estimates were made in determining the loss on disposition of the Company's discontinued operations (Note 17), in estimating future cash flows to quantify impairment of assets, and in determining the ultimate loss from abandoning leases at facilities being exited
(Note 15). Actual results could differ from those estimates.

2.    Acquisitions and Dispositions
--------------------------------------------------------------------------------

Acquisitions
      In 2001 and 2000, the Company made several acquisitions for $14.1 million and $15.8 million in cash, net of cash acquired, respectively.
      In February 1999, the Company acquired 17,494,684 shares (or approximately
99%) of Spectra-Physics AB, a Stockholm Stock Exchange-listed company, for approximately 160 Swedish krona per share (approximately $20 per share) in completion of the Company's cash tender offer to acquire all of the outstanding shares of Spectra-Physics AB. In March 2000, the Company completed the acquisition of the remaining Spectra-Physics AB shares outstanding pursuant to the compulsory acquisition rules applicable to Swedish companies. As part of the acquisition of Spectra-Physics AB, the Company acquired Spectra-Physics AB's majority-owned public subsidiary, Spectra-Physics, Inc. The aggregate purchase price was approximately $351.5 million, including related expenses. On the date of acquisition, Spectra-Physics AB had $39.1 million of cash, which included
$30.5 million held by Spectra-Physics. Spectra-Physics AB manufactures a wide range of laser-based instrumentation systems, primarily for the process-control, industrial measurement, research, commercial, and government markets.
      In connection with the acquisition of Spectra-Physics AB, the Company acquired 4,162,000 shares of FLIR common stock. FLIR designs, manufactures, and markets thermal imaging and broadcast camera systems that detect infrared radiation or heat emitted directly by all objects and materials. The Company accounts for its investment in FLIR using the equity method with a one quarter lag to ensure the availability of FLIR's operating results in time to enable the Company to include its pro rata share of FLIR's results with its own. During
1999, FLIR consummated a pooling-of-interests transaction that decreased the Company's pro rata share of FLIR's equity from 34.6% to 29.4%. During 2000, the Company recorded a charge to reflect an impairment of its investment in FLIR that was deemed to be other than temporary (Note 15). During 2001, the Company sold 1,150,000 shares of FLIR bringing its ownership of FLIR to 18.2% as of December 29, 2001 (Note 15). The investment in FLIR is included in other assets in the accompanying balance sheet.

<
                                       13

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


2.    Acquisitions and Dispositions (continued)
--------------------------------------------------------------------------------

      Summary unaudited financial information for FLIR as of and for the 12 months ended September 30, 2001 and 2000, is as follows:

(In thousands)                                                                        2001            2000
----------------------------------------------------------------------------------------------------------

Current Assets                                                                    $118,093        $114,494
Noncurrent Assets                                                                   43,903          51,439
                                                                                  --------        --------

Total Assets                                                                      $161,996        $165,933
                                                                                  ========        ========

Current Liabilities                                                               $103,804        $132,917
Noncurrent Liabilities                                                               8,948           4,251
Shareholders' Equity                                                                49,244          28,765
                                                                                  --------        --------

Total Liabilities and Shareholders' Equity                                        $161,996        $165,933
                                                                                  ========        ========


                                                                                  Twelve Months Ended
                                                                             -----------------------------
                                                                             September 30,   September 30,
(In thousands)                                                                        2001            2000
----------------------------------------------------------------------------------------------------------

Revenues                                                                          $206,573        $181,562
Cost of Revenues                                                                    95,587         114,211
                                                                                  --------        --------

Gross Profit                                                                      $110,986        $ 67,351
                                                                                  ========        ========

Net Earnings (Loss)                                                               $ 18,247        $(59,992)
                                                                                  ========        ========

      In 1999, in addition to the acquisition of Spectra-Physics AB, the Company and its formerly majority-owned subsidiaries made several other acquisitions for $32.2 million in cash, net of cash acquired.
      These acquisitions have been accounted for using the purchase method of accounting, and the acquired companies' results have been included in the accompanying financial statements from their respective dates of acquisition.
The aggregate cost of the acquisitions in 2001, 2000, and 1999 exceeded the estimated fair value of the acquired net assets by $200.1 million, which was amortized principally over 40 years through 2001. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired and, for acquisitions completed in 2001, is subject to adjustment upon finalization of the purchase price allocation. The Company has gathered no information that indicates the final purchase price allocations will differ materially from the preliminary estimates. Pro forma data is not presented since the acquisitions were not material to the Company's results of operations individually or in the aggregate.
      In connection with its acquisitions, the Company has undertaken restructuring activities at the acquired businesses. The Company's restructuring activities, which were accounted for in accordance with Emerging Issues Task
Force Pronouncement (EITF) 95-3, have primarily included reductions in staffing levels and the abandonment of excess facilities. In connection with these restructuring activities, as part of the cost of the acquisitions, the Company established reserves as detailed below, primarily for severance and excess facilities. In accordance with EITF 95-3, the Company finalizes its restructuring plans no later than one year from the respective dates of the acquisitions. Accrued acquisition expenses are included in other accrued expenses in the accompanying balance sheet.

<

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


2.    Acquisitions and Dispositions (continued)
--------------------------------------------------------------------------------

      A summary of the changes in accrued acquisition expenses for acquisitions completed before and during 1999 is as follows:

                                                 1999 Acquisitions
                                      ---------------------------------------
                                                   Abandonment
                                                     of Excess                     Pre-1999
(In thousands)                        Severance     Facilities          Other  Acquisitions          Total
----------------------------------------------------------------------------------------------------------

Balance at January 2, 1999              $     -        $     -        $    -        $16,284        $16,284
 Reserves established                     9,464          1,355         3,364          3,069         17,252
 Payments                                (3,899)           (71)         (957)        (6,612)       (11,539)
 Decrease recorded as a
   reduction in goodwill                      -              -             -         (1,521)        (1,521)
 Currency translation                      (303)          (111)          (74)          (543)        (1,031)
                                        -------        -------        -------       -------        -------

Balance at January 1, 2000                5,262          1,173         2,333         10,677         19,445
 Reserves established                        90            111             -              -            201
 Payments                                (2,767)          (420)         (761)        (2,383)        (6,331)
 Decrease recorded as a
   reduction in goodwill                   (213)             -             -           (298)          (511)
 Reserves of businesses sold               (715)          (154)         (999)             -         (1,868)
 Currency translation                       189           (200)          (60)          (829)          (900)
                                        -------        -------        -------       -------        -------

Balance at December 30, 2000              1,846            510           513          7,167         10,036
 Payments                                  (467)          (291)         (358)          (747)        (1,863)
 Decrease recorded as a reduction
   in other intangible assets              (720)          (194)            -              -           (914)
 Currency translation                       (33)           (15)          (24)          (204)          (276)
                                        -------        -------        ------        -------        -------

Balance at December 29, 2001            $   626        $    10        $  131        $ 6,216        $ 6,983
                                        =======        =======        ======        =======        =======

      The principal acquisition expenses for pre-1999 acquisitions were for severance for 601 employees across all functions and for abandoned facilities, primarily related to the Company's acquisitions of the product-monitoring businesses of Graseby Limited and Life Sciences International PLC. The abandoned facilities include two operating facilities in North America with leases that expired in 2001 and four operating facilities in England with leases expiring through 2014.
      The principal acquisition expenses for 1999 acquisitions were for severance for approximately 175 employees across all functions and for abandoned facilities, primarily at Spectra-Physics AB. The abandoned facilities at Spectra-Physics include operating facilities in Sweden, Germany, and France with obligations that principally expired in 2001. The amounts captioned as "other" primarily represent employee relocation, contract termination, and other exit costs. The Company expects to pay amounts accrued for severance, abandoned facilities, and other primarily through 2002. The Company finalized its restructuring plans for Spectra-Physics AB and other 1999 acquisitions in 1999 and 2000. Upon finalization of restructuring plans or settlement of obligations for less than the expected amount, any excess reserves have been reversed with a corresponding decrease in goodwill or other intangible assets.
      The Company has not established material reserves for restructuring businesses acquired in 2000 or 2001.

<
                                       15

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


2.    Acquisitions and Dispositions (continued)
--------------------------------------------------------------------------------

Dispositions
      In 2001, the Company's continuing operations sold several noncore businesses for net cash proceeds of $46.8 million and recorded $10.9 million of pretax losses on sale, which is included in restructuring and other unusual costs (income), net, in the accompanying statement of operations.
      On July 14, 2000, the Company completed the sale of its wholly owned
Spectra Precision businesses to Trimble Navigation Limited for $208.1 million in net cash proceeds and $80.0 million in seller debt financing at an initial interest rate of 10%. The note from the buyer called for repayment in two equal, annual installments beginning in July 2001, but permitted extension of maturity under certain conditions. The buyer elected to defer payment of the portion of the note that was due in July 2001. Trimble has advised the Company that the terms of its senior bank debt will preclude repayment of the note at its maturity in July 2002. The Company is in negotiation with Trimble to amend the terms of the note. As a result, the Company has classified the note as noncurrent in the accompanying 2001 balance sheet. Spectra Precision, formerly part of the Measurement and Control segment, was acquired as part of Spectra-Physics AB and provides the construction, surveying, and heavy machine industries with precision-positioning equipment.
      In 2000, the Company's continuing operations sold several other noncore businesses for net cash proceeds of $45.5 million. The Company realized aggregate pretax gains of $126.3 million in 2000 from the sale of businesses, which are included in restructuring and other unusual costs (income), net, in the accompanying statement of operations. The businesses that were sold in 2001 and 2000 were part of an effort to focus on potentially higher-growth opportunities in the Life Sciences and Optical Technologies segments.

3.    Business Segment and Geographical Information
--------------------------------------------------------------------------------

      The Company's businesses are managed in three segments:

      - Life Sciences: serves the pharmaceutical and biotechnology industries with tools that enable drug discovery and life science research. The
         Company also serves the healthcare market with rapid point-of-care diagnostic tests and clinical laboratory automation products.
      - Optical Technologies: provides photonic components and devices used in applications ranging from medical diagnostics and analytical instrumentation to scientific research, industrial manufacturing, and telecommunications equipment. In addition, the Company supplies semiconductor manufacturing and testing instruments and precision temperature-control systems.
      - Measurement and Control: helps manufacturing customers increase quality and improve productivity with analytical tools and on-line process instruments. The Company's instruments also help protect workers and the environment.

<

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


3.    Business Segment and Geographical Information (continued)
--------------------------------------------------------------------------------

      During 2001, the Company moved its Thermo KeyTek unit from the Measurement and Control segment to the Optical Technologies segment and moved its Thermo
Projects unit (the principal operating business of which was acquired in early
2001) from the Life Sciences segment to a separate segment (included as "Other" below) due to organizational changes. Prior periods have been restated to conform to this presentation where applicable.

(In thousands)                                                               2001        2000         1999
----------------------------------------------------------------------------------------------------------

Business Segment Information
Revenues:
   Life Sciences                                                       $  834,164  $  779,978   $  764,408
   Optical Technologies                                                   526,353     496,307      406,818
   Measurement and Control                                                831,345   1,021,040    1,148,083
   Other                                                                   12,130          41          228
   Intersegment (a)                                                       (15,782)    (16,844)     (24,917)
                                                                       ----------  ----------   ----------

                                                                      $ 2,188,210  $2,280,522  $ 2,294,620
                                                                      ===========  ==========  ===========

Income from Continuing Operations Before Provision for Income
 Taxes, Minority Interest, Extraordinary Item, and Cumulative
 Effect of Change in Accounting Principle:
   Life Sciences (b)                                                   $   82,245  $   93,207   $  118,712
   Optical Technologies (c)                                               (30,091)     36,307       25,110
   Measurement and Control (d)                                             32,892     191,611       76,922
   Other                                                                      122      (1,345)      (1,512)
                                                                       ----------  ----------   ----------

     Total Segment Income (e)                                              85,168     319,780      219,232
   Corporate/Other (f)                                                    (14,487)   (134,949)     (94,473)
                                                                       ----------  ----------   ----------

                                                                       $   70,681  $  184,831   $  124,759
                                                                       ==========  ==========   ==========

Total Assets:
   Life Sciences                                                       $1,155,286  $1,217,767   $1,150,532
   Optical Technologies                                                   649,511     624,128      514,584
   Measurement and Control                                              1,297,908   1,342,284    1,503,129
   Corporate/Other (g)                                                    722,365     775,505      444,500
   Net Assets of Discontinued Operations                                        -     903,293    1,459,012
                                                                       ----------  ----------   ----------

                                                                       $3,825,070  $4,862,977   $5,071,757
                                                                       ==========  ==========   ==========

Depreciation:
   Life Sciences                                                       $   16,504  $   16,091   $   15,669
   Optical Technologies                                                    17,712      15,055       12,558
   Measurement and Control                                                 15,039      20,579       21,892
   Corporate/Other                                                          2,173       1,189        1,231
                                                                       ----------  ----------   ----------

                                                                       $   51,428  $   52,914   $   51,350
                                                                       ==========  ==========   ==========


<
                                       17

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


3.    Business Segment and Geographical Information (continued)
--------------------------------------------------------------------------------

(In thousands)                                                               2001        2000         1999
----------------------------------------------------------------------------------------------------------

Amortization:
   Life Sciences                                                       $   22,879  $   19,418   $   14,965
   Optical Technologies                                                     7,571       6,337        4,287
   Measurement and Control                                                 16,435      18,317       19,957
   Corporate/Other                                                            208         500          870
                                                                       ----------  ----------   ----------

                                                                       $   47,093  $   44,572   $   40,079
                                                                       ==========  ==========   ==========

Capital Expenditures:
   Life Sciences                                                       $   22,849  $   18,849   $   14,493
   Optical Technologies                                                    41,378      32,209       18,737
   Measurement and Control                                                 14,474      21,378       22,183
   Corporate/Other                                                          6,098       1,603        5,825
                                                                       ----------  ----------   ----------

                                                                       $   84,799  $   74,039   $   61,238
                                                                       ==========  ==========   ==========

Geographical Information
Revenues (h):
   United States                                                       $1,480,033  $1,574,737   $1,522,610
   England                                                                315,033     311,660      339,151
   Other                                                                  677,461     712,154      779,396
   Transfers among geographical areas (a)                                (284,317)   (318,029)    (346,537)
                                                                       ----------  ----------   ----------

                                                                       $2,188,210  $2,280,522   $2,294,620
                                                                       ==========  ==========   ==========

Long-lived Assets (i):
   United States                                                       $  199,111  $  222,169   $  206,409
   Sweden                                                                     354         262       66,339
   Other                                                                   92,457      88,846      122,723
                                                                       ----------  ----------   ----------

                                                                       $  291,922  $  311,277   $  395,471
                                                                       ==========  ==========   ==========

Export Sales Included in United States Revenues Above (j)              $  386,799  $  436,378   $  435,558
                                                                       ==========  ==========   ==========

(a) Intersegment sales and transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.
(b) Includes restructuring and other unusual costs, net, of $30.3 million and $16.3 million in 2001 and
    2000, respectively, and restructuring and other unusual income of $0.3 million in 1999.
(c) Includes restructuring and other unusual costs of $61.5 million, $6.5 million, and $11.2 million in
    2001, 2000, and 1999, respectively.
(d) Includes restructuring and other unusual costs, net, of $55.4 million and $30.1 million in 2001 and
    1999, respectively, and restructuring and other unusual income, net, of $91.9 million in 2000.
(e) Segment income is income before corporate general and administrative expenses, other income and expense, minority interest expense, income taxes, extraordinary item, and cumulative effect of change in accounting principle.

<

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


3.    Business Segment and Geographical Information (continued)
--------------------------------------------------------------------------------

(f) Includes corporate general and administrative expenses and other income and expense. Includes restructuring and other unusual costs of $11.5 million, $20.5 million, and $5.7 million at the
    Company's corporate office in 2001, 2000, and 1999, respectively. Other income and expense includes
    $35.1 million of income in 2001 and $45.1 million and $13.4 million of charges in 2000 and 1999, respectively, primarily related to the Company's investment in FLIR; and other expense of $2.8 million and $3.6 million for impairment of investments in 2001 and 1999, respectively.
(g) Primarily cash and cash equivalents, short- and long-term investments, and property and equipment at the Company's corporate office.
(h) Revenues are attributed to countries based on selling location.
(i) Includes property, plant, and equipment, net, and other long-term tangible assets.
(j) In general, export revenues are denominated in U.S. dollars.

4.    Other Income (Expense), Net
--------------------------------------------------------------------------------

      The components of other income (expense), net, in the accompanying statement of operations are as follows:

(In thousands)                                                                 2001       2000        1999
----------------------------------------------------------------------------------------------------------

Interest Income                                                            $ 68,490   $ 40,151    $ 40,837
Interest Expense                                                            (71,769)   (83,142)    (91,861)
Equity in Earnings (Loss) of Unconsolidated Subsidiaries (Note 15)            4,699    (47,315)     (7,274)
Gain on Investments, Net (Notes 9 and 15)                                    35,579      6,849       3,662
Other Items, Net                                                               (520)     2,273      (2,709)
                                                                           --------   --------    --------

                                                                           $ 36,479   $(81,184)   $(57,345)
                                                                           ========   ========    ========

5.    Employee Benefit Plans
--------------------------------------------------------------------------------

Stock-based Compensation Plans

Stock Option Plans
------------------
      The Company has stock-based compensation plans for its key employees, directors, and others. These plans permit the grant of a variety of stock and stock-based awards as determined by the human resources committee of the
Company's Board of Directors (the Board Committee) or by the Company's chief executive officer in limited circumstances, including restricted stock, stock options, stock bonus shares, or performance-based shares. Generally, options granted prior to July 2000 under these plans are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events, primarily cessation of employment. The restrictions and repurchase rights may lapse over periods ranging from 0-10 years, depending on the term of the option, which may range from 3-12 years. Options granted in or after July 2000 under these plans generally vest ratably over three years, assuming continued employment with certain exceptions. Upon a change in control of the Company, all options, regardless of grant date, become immediately exercisable and cease to be subject to transfer restrictions and the Company's repurchase rights. Nonqualified options are generally granted at fair market value, although options may be granted at a price at or above 85% of the fair market value on the date of grant. Incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant.
Generally, stock options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the annual grant of stock options of the Company to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are immediately exercisable and expire three to seven years after the date of grant.

<

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


5.    Employee Benefit Plans (continued)
--------------------------------------------------------------------------------

      In August and November 2001, the Company distributed all of its shares of two subsidiaries to the Company's shareholders (Note 17). The intrinsic value of the options issued under the Company's employee stock plans prior to the spinoffs was maintained following the spinoffs in accordance with the methodology set forth in FASB Interpretation No. 44, "Accounting for Certain
Transactions Involving Stock Compensation." The data in the accompanying tables has been adjusted to reflect the spinoffs. Options to purchase 908,000 shares of Company common stock held by employees of the spun off businesses were cancelled at the spin off dates. These employees received equivalent options in stock of the respective spunoff business.
      In 2001, 2000, and 1999, the Company awarded 17,120, 372,800, and 193,000 shares, respectively, of restricted Company common stock with an aggregate value of $0.4 million, $7.8 million, and $3.5 million, respectively, to certain key employees. The shares generally vest over three years, assuming continued employment, with some exceptions. Also in 1999, some of the Company's formerly majority-owned subsidiaries awarded shares of restricted common stock of their respective companies. The shares of subsidiary common stock had the same terms as the Company's restricted common stock and had an aggregate value of $0.6 million. During 2000, the restricted common stock of the Company's formerly majority-owned subsidiaries was converted into 100,715 shares of restricted
Company common stock with the same terms. The Company has recorded the fair value of the restricted stock as deferred compensation in the accompanying balance sheet and is amortizing the amount over the vesting periods.
      A summary of the Company's stock option activity is as follows:

                                                       2001                2000                 1999
                                                 ----------------    ----------------    -----------------
                                                         Weighted            Weighted             Weighted
                                                 Number   Average    Number   Average    Number    Average
                                                     of  Exercise        of  Exercise        of   Exercise
(Shares in thousands)                            Shares     Price    Shares     Price    Shares      Price
----------------------------------------------------------------------------------------------------------

Options Outstanding, Beginning of Year           24,579    $16.62    15,849    $16.86    11,528     $19.24
 Granted                                          3,086     22.00     2,595     18.49     3,961      14.47
 Assumed in mergers with subsidiaries (Note 17)       -         -    16,221     14.62     1,875       9.98
 Exercised                                       (4,258)    13.16    (5,915)    13.53      (444)     10.81
 Forfeited                                       (2,836)    19.27    (4,171)    15.25    (1,071)     24.07
 Canceled due to spinoffs                          (908)    17.53         -         -         -          -
                                                 ------              ------              ------

Options Outstanding, End of Year                 19,663    $17.78    24,579    $16.62    15,849     $16.86
                                                 ======    ======    ======    ======    ======     ======

Options Exercisable                              15,612    $16.83    23,120    $16.41    15,849     $16.86
                                                 ======    ======    ======    ======    ======     ======

Options Available for Grant                       8,234               3,826               5,531
                                                 ======              ======              ======


<

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


5.    Employee Benefit Plans (continued)
--------------------------------------------------------------------------------

      A summary of the status of the Company's stock options at December 29, 2001, is as follows:

                                                                      Options Outstanding
                                                   ------------------------------------------------------
Range of Exercise Prices                                   Number            Weighted            Weighted
                                                               of             Average             Average
                                                           Shares           Remaining            Exercise
                                                   (In thousands)    Contractual Life               Price
---------------------------------------------------------------------------------------------------------

$ 3.36 - $ 15.84                                            8,998           6.0 years              $11.79
 15.85 -   28.33                                            8,918           5.4 years               20.39
 28.34 -   40.82                                            1,649           7.1 years               32.54
 40.83 -  195.11                                               98           7.4 years               83.34
                                                           ------

$ 3.36 - $195.11                                           19,663           5.8 years              $17.78
                                                           ======

Employee Stock Purchase Plan
----------------------------
      Qualifying employees are eligible to participate in an employee stock purchase plan sponsored by the Company. Under this program, shares of the
Company's common stock may be purchased at 85% of the lower of the fair market value at the beginning or end of the purchase period, and the shares purchased are subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.
Prior to the 2000 plan year, participants of employee stock purchase programs sponsored by the Company's formerly majority-owned public subsidiaries could also elect to purchase shares of the common stock of the subsidiary at which they are employed under the same general terms described above. During 2001,
2000, and 1999, the Company issued 184,000 shares, 693,000 shares, and 415,000 shares, respectively, of its common stock under this plan.


<

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


5.    Employee Benefit Plans (continued)
----------------------------------------------------------------------------------------------------------

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

(In thousands except per share amounts)                                       2001        2000        1999
----------------------------------------------------------------------------------------------------------

Income from Continuing Operations Before Extraordinary Item and
 Cumulative Effect of Change in Accounting Principle:
   As reported                                                           $  49,592   $  62,047   $  37,283
   Pro forma                                                                30,159      45,965      25,281
Basic Earnings per Share from Continuing Operations Before
 Extraordinary Item and Cumulative Effect of Change in Accounting
 Principle:
   As reported                                                                 .27         .37         .24
   Pro forma                                                                   .17         .27         .16
Diluted Earnings per Share from Continuing Operations Before
 Extraordinary Item and Cumulative Effect of Change in Accounting
 Principle:
   As reported                                                                 .27         .36         .22
   Pro forma                                                                   .16         .26         .14

Net Loss:
   As reported                                                           $    (781)  $ (36,111)  $(174,573)
   Pro forma                                                               (20,214)    (52,131)   (201,186)
Basic Loss per Share:
   As reported                                                                   -        (.22)      (1.10)
   Pro forma                                                                  (.11)       (.31)      (1.27)
Diluted Loss per Share:
   As reported                                                                   -        (.22)      (1.12)
   Pro forma                                                                  (.11)       (.31)      (1.29)

      Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
      The weighted average fair value per share of options granted was $9.85, $6.58, and $4.82 in 2001, 2000, and 1999, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                2001       2000       1999
----------------------------------------------------------------------------------------------------------

Volatility                                                                       45%        35%        32%
Risk-free Interest Rate                                                         4.1%       4.9%       5.6%
Expected Life of Options                                                   5.0 years  3.9 years  3.9 years



<
                                       22

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


5.    Employee Benefit Plans (continued)
--------------------------------------------------------------------------------

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

401(k) Savings Plan and Other Defined Contribution Plans
      The Company's 401(k) savings plan covers the majority of the Company's eligible full-time U.S. employees. Contributions to the plan are made by both the employee and the Company. Company contributions are based on the level of employee contributions.
      Certain of the Company's subsidiaries offer retirement plans in lieu of participation in the Company's principal 401(k) savings plan. Company contributions to these plans are based on formulas determined by the Company.
      For these plans, the Company contributed and charged to expense $19.0 million, $18.0 million, and $15.2 million in 2001, 2000, and 1999, respectively.

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

(In thousands)                                                                  2001       2000       1999
----------------------------------------------------------------------------------------------------------

Service Cost                                                                 $ 2,615    $ 2,238    $ 2,639
Interest Cost on Benefit Obligation                                            3,941      3,834      3,899
Expected Return on Plan Assets                                                (4,951)    (5,793)    (5,264)
Recognized Net Actuarial Gain                                                    (19)      (180)       (34)
Amortization of Unrecognized Gain                                                  -         (2)       (23)
Amortization of Unrecognized Initial Obligation                                   35         36         41
                                                                             -------    -------    -------

                                                                             $ 1,621    $   133    $ 1,258
                                                                             =======    =======    =======

      The activity under the Company's defined benefit plans is as follows:

(In thousands)                                                                            2001        2000
----------------------------------------------------------------------------------------------------------

Change in Benefit Obligation:
 Benefit obligation, beginning of year                                                 $73,772     $71,762
 Service cost                                                                            2,615       2,238
 Interest cost                                                                           3,941       3,834
 Benefits paid                                                                          (2,212)     (1,878)
 Actuarial (gain) loss                                                                  (8,358)      3,525
 Currency translation                                                                   (2,589)     (5,709)
                                                                                       -------     -------

 Benefit obligation, end of year                                                       $67,169     $73,772
                                                                                       -------     -------


<
                                       23

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


5.    Employee Benefit Plans (continued)
--------------------------------------------------------------------------------

(In thousands)                                                                            2001        2000
----------------------------------------------------------------------------------------------------------

Change in Plan Assets:
 Fair value of plan assets, beginning of year                                          $76,579     $89,393
 Company contributions                                                                     580         518
 Benefits paid                                                                          (2,212)     (1,878)
 Actual loss on plan assets                                                            (10,064)     (4,505)
 Currency translation                                                                   (2,328)     (6,949)
                                                                                       -------     -------

 Fair value of plan assets, end of year                                                 62,555      76,579
                                                                                       -------     -------

Funded Status                                                                           (4,614)      2,807
Unrecognized Net Actuarial Loss                                                          7,126         252
Unrecognized Initial Obligation                                                             67         107
                                                                                       -------     -------

Prepaid Pension Costs                                                                  $ 2,579     $ 3,166
                                                                                       =======     =======


      The aggregate projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $18.5 million, $13.9 million, and $5.6 million, respectively, at year-end 2001 and $18.0 million, $14.2 million, and $5.7 million, respectively, at year-end 2000.
      The weighted average rates used to determine the net periodic benefit costs were as follows:

                                                                              2001        2000        1999
----------------------------------------------------------------------------------------------------------

Discount Rate                                                                 6.1%        5.6%        5.1%
Rate of Increase in Salary Levels                                             4.4%        4.4%        4.4%
Expected Long-term Rate of Return on Assets                                   7.0%        6.9%        6.9%

6.    Income Taxes
--------------------------------------------------------------------------------

      The components of income from continuing operations before provision for income taxes, minority interest, extraordinary item, and cumulative effect of change in accounting principle are as follows:

(In thousands)                                                                  2001       2000       1999
----------------------------------------------------------------------------------------------------------

U.S.                                                                        $  5,745   $ 91,342   $ 39,761
Non-U.S.                                                                      64,936     93,489     84,998
                                                                            --------   --------   --------

                                                                            $ 70,681   $184,831   $124,759
                                                                            ========   ========   ========



<
                                       24

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


6.    Income Taxes (continued)
--------------------------------------------------------------------------------

      The components of the provision for income taxes of continuing operations are as follows:

(In thousands)                                                               2001        2000         1999
----------------------------------------------------------------------------------------------------------

Currently Payable:
 Federal                                                                $  11,117   $  55,819    $  25,102
 Non-U.S.                                                                  23,572      53,586       40,417
 State                                                                      3,318       8,311        6,364
                                                                        ---------   ---------    ---------

                                                                           38,007     117,716       71,883
                                                                        ---------   ---------    ---------

Net Deferred (Prepaid):
 Federal                                                                  (12,787)       (635)      (6,197)
 Non-U.S.                                                                   2,667      (4,535)         520
 State                                                                       (958)       (329)      (1,778)
                                                                        ---------   ---------    ---------

                                                                          (11,078)     (5,499)      (7,455)
                                                                        ---------   ---------    ---------

                                                                        $  26,929   $ 112,217    $  64,428
                                                                        =========   =========    =========

      The total provision for income taxes included in the accompanying statement of operations is as follows:

(In thousands)                                                               2001        2000         1999
----------------------------------------------------------------------------------------------------------

Continuing Operations                                                   $  26,929   $ 112,217    $  64,428
Discontinued Operations                                                         -      10,427      (54,807)
Provision for Loss on Disposal of Discontinued Operations                 (22,741)   (104,000)     174,000
Extraordinary Item                                                            637         333          900
Cumulative Effect of Change in Accounting Principle                          (663)     (8,543)           -
                                                                        ---------   ---------    ---------

                                                                        $   4,162   $  10,434    $ 184,521
                                                                        =========   =========    =========

      The Company and its formerly majority-owned subsidiaries receive a tax deduction upon the exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $9.5 million, $18.0 million, and $2.7 million of such benefits of the Company and its formerly majority-owned subsidiaries that have been allocated to capital in excess of par value, directly or through the effect of majority-owned subsidiaries' equity transactions, in 2001, 2000, and 1999, respectively. In addition, the provision for income taxes that is currently payable does not reflect $19.0 million and $3.5 million of tax benefits used to reduce goodwill in 2000 and 1999, respectively.

<
                                       25

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


6.    Income Taxes (continued)
--------------------------------------------------------------------------------

      The provision for income taxes in the accompanying statement of operations differs from the provision calculated by applying the statutory federal income tax rate of 35% to income from continuing operations before provision for income taxes, minority interest, extraordinary item, and cumulative effect of change in accounting principle due to the following:

(In thousands)                                                               2001         2000        1999
----------------------------------------------------------------------------------------------------------

Provision for Income Taxes at Statutory Rate                             $ 24,738     $ 64,691    $ 43,666
Increases (Decreases) Resulting From:
 Goodwill of businesses sold                                                    -       30,190           -
 Amortization and write off of goodwill                                    13,095       11,330      16,648
 Writedown and equity in loss of unconsolidated subsidiary                      -       12,062           -
 Foreign sales corporation                                                 (2,401)      (7,325)     (3,558)
 Federal tax credits                                                       (2,955)      (4,113)     (3,697)
 State income taxes, net of federal tax                                     1,535        5,188       2,979
 Non-U.S. tax rate and tax law differential                                (1,017)         301       6,771
 Nondeductible expenses                                                       926        1,347       2,246
 Losses not benefited in the year they occurred                            (4,687)       1,005       1,235
 Other, net                                                                (2,305)      (2,459)     (1,862)
                                                                         --------     --------    --------

                                                                         $ 26,929     $112,217    $ 64,428
                                                                         ========     ========    ========

      Net deferred tax asset in the accompanying balance sheet consists of the following:

(In thousands)                                                                           2001         2000
----------------------------------------------------------------------------------------------------------

Deferred Tax Asset (Liability):
 Net operating loss and credit carryforwards                                         $ 46,568     $ 94,874
 Reserves and accruals                                                                 52,234       55,460
 Inventory basis difference                                                            39,246       34,322
 Accrued compensation                                                                  10,952       12,097
 Depreciation and amortization                                                         11,299       (5,621)
 Available-for-sale investments                                                       (18,114)      (8,044)
 Other, net                                                                            (2,750)       1,102
                                                                                     --------     --------

                                                                                      139,435      184,190
 Less:  Valuation allowance                                                            45,370       54,874
                                                                                     --------     --------

                                                                                     $ 94,065     $129,316
                                                                                     ========     ========

      The valuation allowance primarily relates to the uncertainty surrounding the realization of acquired tax loss and credit carryforwards. Any tax benefit resulting from the use of acquired loss carryforwards is used to reduce goodwill.
      At year-end 2001, the Company had federal, state, and non-U.S. net operating loss carryforwards of $8 million, $327 million, and $116 million, respectively. Use of the carryforwards is limited based on the future income of certain subsidiaries. The federal and state net operating loss carryforwards expire in the years 2002 through 2021. Of the non-U.S. net operating loss carryforwards, $11 million expire in the years 2002 through 2015, and the remainder do not expire.

<

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

6.    Income Taxes (continued)
--------------------------------------------------------------------------------

      A provision has not been made for U.S. or additional non-U.S. taxes on $514 million of undistributed earnings of international subsidiaries that could be subject to taxation if remitted to the U.S. because the Company plans to keep these amounts permanently reinvested overseas.

7.    Earnings (Loss) per Share
--------------------------------------------------------------------------------

(In thousands except per share amounts)                                     2001         2000         1999
----------------------------------------------------------------------------------------------------------

Basic
Income from Continuing Operations Before Extraordinary Item and
 Cumulative Effect of Change in Accounting Principle                   $  49,592    $  62,047    $  37,283
Income (Loss) from Discontinued Operations                                     -       14,228     (163,325)
Provision for Loss on Disposal of Discontinued Operations, Net           (50,440)    (100,000)     (50,000)
Extraordinary Item                                                         1,061          532        1,469
Cumulative Effect of Change in Accounting Principle                         (994)     (12,918)           -
                                                                       ---------    ---------    ---------

Net Loss                                                               $    (781)   $ (36,111)   $(174,573)
                                                                       ---------    ---------    ---------

Weighted Average Shares                                                  180,560      167,462      157,987
                                                                       ---------    ---------    ---------

Basic Earnings (Loss) per Share:
 Continuing operations before extraordinary item and cumulative
   effect of change in accounting principle                            $     .27    $     .37    $     .24
 Discontinued operations                                                    (.28)        (.51)       (1.35)
 Extraordinary item                                                          .01            -          .01
 Cumulative effect of change in accounting principle                        (.01)        (.08)           -
                                                                       ---------    ---------    ---------

                                                                       $       -    $    (.22)   $   (1.10)
                                                                       =========    =========    =========



<
                                       27

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


7.    Earnings (Loss) per Share (continued)
--------------------------------------------------------------------------------

(In thousands except per share amounts)                                     2001         2000         1999
----------------------------------------------------------------------------------------------------------

Diluted
Income from Continuing Operations Before Extraordinary Item and
 Cumulative Effect of Change in Accounting Principle                   $  49,592    $  62,047    $  37,283
Income (Loss) from Discontinued Operations                                     -       14,228     (163,325)
Provision for Loss on Disposal of Discontinued Operations, Net           (50,440)    (100,000)     (50,000)
Extraordinary Item                                                         1,061          532        1,469
Cumulative Effect of Change in Accounting Principle                         (994)     (12,918)           -
                                                                       ---------    ---------    ---------

Net Loss                                                                    (781)     (36,111)    (174,573)

Effect of:
 Majority-owned subsidiaries' dilutive securities - continuing
   operations                                                                  -       (1,331)      (3,071)
 Majority-owned subsidiaries' dilutive securities - discontinued
   operations                                                                  -         (113)        (145)
                                                                       ---------    ---------    ---------

Loss Available to Common Shareholders, as Adjusted                     $    (781)   $ (37,555)   $(177,789)
                                                                       ---------    ---------    ---------

Weighted Average Shares                                                  180,560      167,462      157,987
Effect of:
 Stock options                                                             2,893        2,819          236
 Convertible obligations                                                     463          238            -
                                                                       ---------    ---------    ---------

Weighted Average Shares, as Adjusted                                     183,916      170,519      158,223
                                                                       ---------    ---------    ---------

Diluted Earnings (Loss) per Share:
 Continuing operations before extraordinary item and cumulative
   effect of change in accounting principle                            $     .27    $     .36    $     .22
 Discontinued operations                                                    (.27)        (.50)       (1.35)
 Extraordinary item                                                          .01            -          .01
 Cumulative effect of change in accounting principle                        (.01)        (.08)           -
                                                                       ---------    ---------    ---------

                                                                       $       -    $    (.22)   $   (1.12)
                                                                       =========    =========    =========

      Options to purchase 4,755,000, 4,726,000, and 12,200,000 shares of common stock were not included in the computation of diluted earnings (loss) per share for 2001, 2000, and 1999, respectively, because the options' exercise prices were greater than the average market price for the common stock and their effect would have been antidilutive.

<

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


7.    Earnings (Loss) per Share (continued)
--------------------------------------------------------------------------------

      During 2000, convertible obligations of some of the Company's formerly public subsidiaries became convertible into Company common stock (Note 17). The computation of diluted earnings (loss) per share for 2001 and 2000 excludes the effect of assuming the conversion of the following of the Company's subordinated convertible debentures because the effect would be antidilutive:

                                                                Conversion
                                    Principal       Interest     Price per
                                       Amount           Rate         Share
                                  ----------------------------------------
                                  (In thousands)

                                     $398,498         4 1/4%       $ 32.09
                                      231,508             4%         35.77
                                      145,414         4 1/2%         34.42
                                       78,048         3 1/4%         41.84
                                       75,168         4 3/8%        111.83
                                       69,614         4 5/8%         34.22
                                       17,650         4 7/8%         32.50
                                       11,583         2 7/8%         28.16

      The computation of diluted earnings (loss) per share for 1999 excludes the effect of assuming the conversion of the Company's 4 1/4% subordinated convertible debentures, convertible at $32.09 per share, because the effect would be antidilutive. In addition, the computation of diluted earnings (loss) per share for 1999 excludes the effect of assuming the repurchase of 2,367,000 shares of Company common stock at a weighted average exercise price of $14.06 per share in connection with put options (Note 12) because the effect would be antidilutive.

8.    Comprehensive Loss
--------------------------------------------------------------------------------

      Comprehensive loss combines net loss and "other comprehensive items," which represents certain amounts that are reported as components of shareholders' investment in the accompanying balance sheet, including currency translation adjustments and unrealized net of tax gains and losses on available-for-sale investments and hedging instruments.
      Accumulated other comprehensive items in the accompanying balance sheet consists of the following:



(In thousands)                                                                           2001         2000
----------------------------------------------------------------------------------------------------------

Cumulative Translation Adjustment                                                   $(132,709)   $(108,103)
Net Unrealized Gains on Available-for-sale Investments                                 32,081       11,761
Net Unrealized Gains on Hedging Instruments                                             1,338            -
                                                                                    ---------    ---------

                                                                                    $ (99,290)   $ (96,342)
                                                                                    =========    =========

<

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


8.    Comprehensive Loss (continued)
--------------------------------------------------------------------------------

      The change in unrealized gains on available-for-sale investments, a component of other comprehensive items in the accompanying statement of comprehensive loss and shareholders' investment, includes the following:

(In thousands)                                                              2001         2000         1999
----------------------------------------------------------------------------------------------------------

Unrealized Holding Gains Arising During the Year (net of
 income tax provision of $12,136, $5,257, and $3,956)                    $21,077      $ 8,668      $ 6,848
Reclassification Adjustment for Gains Included in Net Loss
 (net of income tax provision of $505, $2,739, and $1,465)                  (757)      (4,110)      (2,197)
                                                                         -------      -------      -------

Net Unrealized Gains (net of income tax provision of $11,631,
 $2,518, and $2,491)                                                     $20,320      $ 4,558      $ 4,651
                                                                         =======      =======      =======

      The change in unrealized gains on hedging instruments, a component of other comprehensive items in the accompanying statement of comprehensive loss and shareholders' investment, includes the following:

(In thousands)                                                                                        2001
----------------------------------------------------------------------------------------------------------

Unrealized Holding Gains Arising During the Year (net of
 income tax provision of $2,861)                                                                   $ 4,330
Reclassification Adjustment for Gains Included in Net Loss
 (net of income tax provision of $1,995)                                                            (2,992)
                                                                                                   -------

Net Unrealized Gains (net of income tax provision of $866)                                         $ 1,338
                                                                                                   =======

9.    Available-for-sale Investments
--------------------------------------------------------------------------------

      The aggregate market value, cost basis, and gross unrealized gains and losses of short- and long-term available-for-sale investments by major security type are as follows:

                                                                                      Gross         Gross
                                                         Market          Cost    Unrealized    Unrealized
(In thousands)                                            Value         Basis         Gains        Losses
---------------------------------------------------------------------------------------------------------

2001
Corporate Bonds and Notes                              $682,520      $666,432      $ 16,372      $   (284)
Other                                                    71,161        37,054        34,231          (124)
                                                       --------      --------      --------      --------

                                                       $753,681      $703,486      $ 50,603      $   (408)
                                                       ========      ========      ========      ========

2000
Corporate Bonds and Notes                              $434,140      $431,553      $  2,749      $   (162)
U.S. Government-agency Securities                        42,475        42,318           222           (65)
Other                                                    61,824        46,324        17,633        (2,133)
                                                       --------      --------      --------      --------

                                                       $538,439      $520,195      $ 20,604      $ (2,360)
                                                       ========      ========      ========      ========

<

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


9.    Available-for-sale Investments (continued)
--------------------------------------------------------------------------------

      Short- and long-term available-for-sale investments in the accompanying
2001 balance sheet include equity securities of $54.6 million and debt securities of $246.8 million with contractual maturities of one year or less and $452.3 million with contractual maturities of more than one year through five years. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call features of the securities that enable either the Company, the issuer, or both to redeem these securities at an earlier date.
      The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains and losses recorded in the accompanying statement of operations. The net gain on the sale of available-for-sale investments resulted from gross realized gains of $5.0 million, $9.3 million, and $7.6 million and gross realized losses of $3.7 million, $2.5 million, and $3.9 million in 2001, 2000, and 1999, respectively.

10.   Long-term Obligations and Other Financing Arrangements
--------------------------------------------------------------------------------

(In thousands except per share amounts)                                                  2001         2000
----------------------------------------------------------------------------------------------------------

4 1/2% Senior Convertible Debentures, Due 2003, Convertible at $34.42 per Share    $  145,414   $  172,500
7 5/8% Senior Notes, Due 2008                                                         128,725      150,000
4 1/4% Subordinated Convertible Debentures, Due 2003, Convertible at $32.09
 per Share (called for redemption in March 2002; Note 19)                             398,498      561,563
4% Subordinated Convertible Debentures, Due 2005, Convertible at $35.77 per
 Share                                                                                231,508      247,000
3 1/4% Subordinated Convertible Debentures, Due 2007, Convertible at $41.84 per
 Share                                                                                 78,048       78,048
4 3/8% Subordinated Convertible Debentures, Due 2004, Convertible at $111.83 per
 Share                                                                                 75,168       98,310
4 5/8% Subordinated Convertible Debentures, Due 2003, Convertible at $34.22
 per Share (called for redemption in March 2002; Note 19)                              69,614      110,191
Noninterest-bearing Subordinated Convertible Debentures, Due 2003, Convertible
 at $61.67 per Share                                                                   31,420       31,565
4 7/8% Subordinated Convertible Debentures, Due 2004, Convertible at $32.50 per
 Share                                                                                 17,650       35,029
2 7/8% Subordinated Convertible Debentures, Due 2003, Convertible at $28.16 per
 Share                                                                                 11,583       15,859
2 1/2% Subordinated Convertible Debentures, Due 2001, Convertible into Shares
 of Subsidiary Common Stock                                                                 -        4,787
Noninterest-bearing Subordinated Convertible Debentures, Due 2001, Convertible
 at $26.74 per Share                                                                        -        1,680
Other                                                                                  10,303       44,361
                                                                                   ----------   ----------

                                                                                    1,197,931    1,550,893
Less:  Current Maturities                                                             470,429       22,410
                                                                                   ----------   ----------

                                                                                   $  727,502   $1,528,483
                                                                                   ==========   ==========

      As a result of the spinoffs to shareholders discussed in Note 17, the conversion price of each of the Company's convertible debentures was reduced in 2001 to approximately 85% of the conversion price at December 30, 2000, in accordance with the terms of the convertible debentures.

<
                                       31

>


Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

10.   Long-term Obligations and Other Financing Arrangements (continued)
--------------------------------------------------------------------------------

      Outstanding debentures issued by subsidiaries that were taken private in transactions in which the consideration paid to stockholders of the subsidiary was Thermo Electron common stock have become convertible into the Company's common stock. Outstanding debentures issued by subsidiaries that have been taken private in transactions in which the consideration paid to stockholders of the subsidiary was cash became convertible into an amount based on the same cash consideration payable in the merger transactions. Holders of such debentures had the right to cause the debentures to be redeemed 90 days following the effective date of the merger (Note 17). The interest cost of this debt has been included as interest expense of continuing operations in the accompanying statement of operations. No allocation of interest expense for debt of the Company's continuing operations has been made to discontinued operations.


      The annual requirements for long-term obligations are as follows:

(In thousands)
----------------------------------------------------------------------------------------------------------

2002                                                                                            $  470,429
2003                                                                                               190,871
2004                                                                                                93,723
2005                                                                                               232,084
2006                                                                                                   346
2007 and thereafter                                                                                210,478
                                                                                                ----------

                                                                                                $1,197,931
                                                                                                ==========

      See Note 13 for fair value information pertaining to the Company's long-term obligations. Short-term obligations and current maturities of long-term obligations in the accompanying balance sheet includes $58.5 million and $80.9 million in 2001 and 2000, respectively, of short-term bank borrowings and borrowings under lines of credit of certain of the Company's subsidiaries. The weighted average interest rate for these borrowings was 3.1% and 4.7% at year-end 2001 and 2000, respectively. Unused lines of credit were $189 million as of year-end 2001. The unused lines of credit generally provide for short-term unsecured borrowings outside the United
States at various interest rates.
      Repurchases of subordinated convertible debentures for less than the par value resulted in extraordinary gains of $1.1 million, $0.5 million, and $1.5 million in 2001, 2000, and 1999, respectively. The gains are net of taxes of $0.6 million, $0.3 million, and $0.9 million in 2001, 2000, and 1999, respectively.
      The Company has a cash-management arrangement in which some of its subsidiaries participate, including some operating units of discontinued operations. Amounts invested in this arrangement by the Company's discontinued operations were classified as "Advance payable to affiliates" in the accompanying 2000 balance sheet.
      Long-term net assets of discontinued operations in 2000 includes $153.0 million principal amount of 4 1/2% subordinated debentures due 2004 and convertible into shares of Kadant Inc. common stock at $60.50 per share. The net assets of discontinued operations at year-end 2000 also reflects $17.0 million of redeemable stock obligations of Thermo Fibergen Inc., that were redeemed in 2001. The Company remains a guarantor of the Kadant debentures following the spin off of Kadant and its Thermo Fibergen subsidiary in August 2001 (Note 17).
      Long-term net assets of discontinued operations at year-end 2000 also includes $54.8 million principal amount of 4 3/4% subordinated convertible debentures of Thermo Cardiosystems Inc., due 2004. In February 2001, the Company sold Thermo Cardiosystems to Thoratec Corporation. Under the terms of the sale, Thermo Cardiosystems' 4 3/4% subordinated convertible debentures were assumed by Thoratec and became convertible into shares of Thoratec common stock. The debentures remained outstanding through March 11, 2002, when they were redeemed by Thoratec. Thermo Electron remained a guarantor of these obligations until redemption occurred. Thoratec had posted a bank letter of credit naming the fiscal agent of the debentures as beneficiary to secure the Company's position as guarantor of the obligations.

<
                                       32

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


11.   Commitments and Contingencies
--------------------------------------------------------------------------------

Operating Leases
      The Company leases portions of its office and operating facilities under various operating lease arrangements. Income from continuing operations includes expenses from operating leases of $43.9 million, $42.2 million, and $43.4 million in 2001, 2000, and 1999, respectively. Future minimum payments due under noncancelable operating leases at December 29, 2001, are $36.3 million in 2002, $32.5 million in 2003, $28.3 million in 2004, $21.6 million in 2005, $14.3 million in 2006, and $60.6 million in 2007 and thereafter. Total future minimum lease payments are $193.6 million.

Letters of Credit
      Outstanding letters of credit, principally relating to performance bonds, totaled $44.4 million at December 29, 2001.

Litigation and Related Contingencies

Continuing Operations
      The Company has been named a defendant, along with many other companies, in a patent-infringement lawsuit brought by the Lemelson Medical, Education &
Research Foundation, L.P. The suit asserts that products manufactured, used, or sold by the defendants infringe one or more patents related to methods of machine vision or computer-image analysis. Also, Spectra-Physics and its Opto
Power subsidiary have been sued for patent infringement by Rockwell
International Corp. The suit claims that Spectra-Physics and Opto Power infringed a patent for the manufacture of a film used in semiconductor applications. Both the Lemelson and Rockwell actions seek damages, including enhanced damages for alleged willful infringement and attorney's fees, and Lemelson seeks injunctive relief.

Discontinued Operations
      The Company's Trex Medical Corporation subsidiary is a defendant in a lawsuit brought by Fischer Imaging Corporation, which alleges that the prone breast-biopsy systems of the Lorad division of Trex Medical infringe Fischer's patents on a precision mammographic needle-biopsy system and a motorized mammographic biopsy apparatus. Lorad's cumulative revenues from these products totaled approximately $167 million through September 30, 2000. Trex Medical sold this business in 2000 but retained this litigation as a term of the sale.
Subject to certain limitations, the Company is required to indemnify the buyer with respect to claims by Fischer that post-closing sales of these products infringe Fischer's patents.
      The Company's Thermo Coleman Corporation subsidiary has been named as a defendant in a lawsuit initiated by two former employees. The suit alleges, among other things, that Thermo Coleman violated the Federal False Claims Act in connection with the performance of a government contract. The complaint seeks the award of treble damages in an unspecified amount, plus other penalties. The amount of billings under the contract activities in question were approximately
$7.6 million. Thermo Coleman sold its core business in 2000, but retained this litigation as a term of the sale.
      The Company is a defendant in a lawsuit alleging breach of contract and fraud in connection with the Company's sale in 2000 of its former Peek, Ltd.
subsidiary for $128 million. The suit alleges that the Company misrepresented and concealed facts concerning Peek's earnings, assets, and liabilities, as a result of which the plaintiffs seek damages.

      The Company intends to vigorously defend the matters in continuing and discontinued operations described above. In the opinion of management, an unfavorable outcome in one or more of the matters described above could materially affect the Company's financial position as well as its results of operations and cash flows for a particular quarter or annual period.

<
                                       33

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


11.   Commitments and Contingencies (continued)
--------------------------------------------------------------------------------

      The Company's continuing and discontinued operations are a defendant in a number of other pending legal proceedings incidental to present and former operations. The Company does not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on its financial position, results of operations, or cash flows.

12.   Common and Preferred Stock
--------------------------------------------------------------------------------

      At December 29, 2001, the Company had reserved 58,892,617 unissued shares of its common stock for possible issuance under stock-based compensation plans and for possible conversion of the Company's convertible debentures.
      The Company has 50,000 shares of authorized but unissued $100 par value preferred stock.
      In 2000, the Company issued 22.6 million shares of its common stock valued at $448.7 million to complete mergers with several of its formerly majority-owned subsidiaries (Note 17).
      During 1998 and 1999, in a series of transactions with an institutional counterparty, the Company sold put options and purchased call options. No cash was exchanged as a result of these transactions. The Company had the right to settle the put options by physical settlement of the options or by net share settlement using shares of the Company's common stock. During 2000, the Company purchased 1,183,500 shares of its common stock under the call options for $17.5 million. During 1999, the Company purchased 1,536,000 shares of its common stock under the put options for $24.6 million. During 1999 and 2000, put options for 4,165,000 shares expired. No remaining obligation under the put options existed at year-end 2000 or 2001.
      The Company has distributed rights under a shareholder rights plan adopted by the Company's Board of Directors to holders of outstanding shares of the Company's common stock. Each right entitles the holder to purchase one ten-thousandth of a share (a Unit) of Series B Junior Participating Preferred
Stock, $100 par value, at a purchase price of $250 per Unit, subject to adjustment. The rights will not be exercisable until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (the Stock Acquisition Date), or (ii) 10 business days following the commencement of a tender offer or exchange offer for 15% or more of the outstanding shares of common stock.
      In the event that a person becomes the beneficial owner of 15% or more of the outstanding shares of common stock, except pursuant to an offer for all outstanding shares of common stock approved by at least a majority of the members of the Board of Directors, each holder of a right (except for the Acquiring Person) will thereafter have the right to receive, upon exercise, that number of shares of common stock that equals the exercise price of the right divided by one-half of the current market price of the common stock. In the event that, at any time after any person has become an Acquiring Person, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or its common stock is changed or exchanged (other than a merger that follows an offer approved by the Board of Directors), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a right (except for the Acquiring
Person) shall thereafter have the right to receive, upon exercise, the number of shares of common stock of the acquiring company that equals the exercise price of the right divided by one half of the current market price of such common stock.
      At any time until 10 days following the Stock Acquisition Date, the Company may redeem the rights in whole, but not in part, at a price of $.01 per right (payable in cash or stock). The rights expire on January 29, 2006, unless earlier redeemed or exchanged.

<
                                       34

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


13.   Fair Value of Financial Instruments
--------------------------------------------------------------------------------

      The Company's financial instruments consist mainly of cash and cash equivalents, available-for-sale investments, accounts receivable, short-term obligations and current maturities of long-term obligations, advance payable to affiliates, accounts payable, common stock subject to redemption, long-term obligations, and forward currency exchange contracts. The carrying amounts of cash and cash equivalents, accounts receivable, short-term obligations and current maturities of long-term obligations (excluding convertible obligations), advance payable to affiliates, and accounts payable approximate fair value due to their short-term nature.
      Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices (Note 9).
      The carrying amount and fair value of the Company's long-term obligations, common stock subject to redemption, and forward currency exchange contracts are as follows:


                                                                   2001                     2000
                                                         ------------------------  -----------------------
                                                            Carrying         Fair     Carrying        Fair
(In thousands)                                                Amount        Value      Amount       Value
----------------------------------------------------------------------------------------------------------

Current Maturities of Convertible Obligations             $  468,112   $  466,720  $    6,467   $    6,450
                                                          ==========   ==========  ==========   ==========

Common Stock Subject to Redemption                        $        -   $        -  $    7,692   $    7,692
                                                          ==========   ==========  ==========   ==========

Long-term Obligations:
 Convertible obligations                                  $  590,791   $  562,264  $1,350,065   $1,283,979
 Other                                                       136,711      140,006     178,418      180,268
                                                          ----------   ----------  ----------   ----------

                                                          $  727,502   $  702,270  $1,528,483   $1,464,247
                                                          ==========   ==========  ==========   ==========

Forward Currency Exchange Contracts Receivable            $    3,585   $    3,585  $    1,936   $    2,149

      The fair value of long-term obligations was determined based on quoted market prices and on borrowing rates available to the Company at the respective year ends. The fair value of common stock subject to redemption was determined based upon quoted market prices.
      The notional amounts of forward currency exchange contracts outstanding totaled $90.1 million and $122.1 million at year-end 2001 and 2000, respectively. The fair value of such contracts is the estimated amount that the Company would receive upon termination of the contracts, taking into account the change in currency exchange rates.


<

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


14.   Supplemental Cash Flow Information
--------------------------------------------------------------------------------

(In thousands)                                                           2001          2000           1999
----------------------------------------------------------------------------------------------------------

Cash Paid For
 Interest                                                           $  61,797     $  84,380      $  93,070
                                                                    =========     =========      =========

 Income taxes                                                       $  44,822     $  93,136      $  71,637
                                                                    =========     =========      =========

Noncash Activities
 Receipt of note in connection with sale of business (Note 2)       $       -     $  80,000      $       -
                                                                    =========     =========      =========

 Conversions of Company and subsidiary convertible
   obligations                                                      $       -     $       -      $   9,277
                                                                    =========     =========      =========

 Issuance of Company common stock in exchange for
   minority interests of subsidiaries (Note 17)                     $       -     $ 448,747      $       -
                                                                    =========     =========      =========

 Fair value of assets of acquired companies                         $  18,161     $  25,114      $ 604,114
 Cash paid for acquired companies                                     (14,834)      (17,311)      (385,260)
 Issuance of short- and long-term obligations for
   acquired company                                                         -             -        (14,852)
                                                                    ---------     ---------      ---------

     Liabilities assumed of acquired companies                      $   3,327     $   7,803      $ 204,002
                                                                    =========     =========      =========

15.   Restructuring and Other Unusual Costs (Income), Net
--------------------------------------------------------------------------------

2001
      In response to a downturn in telecommunications, semiconductor, and other markets served by the Company's businesses and in an effort to further integrate business units, the Company initiated restructuring actions in the second quarter of 2001 in a number of business units to reduce costs and shed unproductive assets. Further actions were initiated in the fourth quarter of
2001. The restructuring and related actions primarily consist of headcount reductions, writedowns of telecommunication equipment and excess telecommunication inventories at Spectra-Physics, discontinuing a number of mature or unprofitable product lines, and consolidation of facilities to streamline operations and reduce costs. During 2001, the Company recorded $158.8 million of restructuring and unusual charges primarily associated with these actions, including $26.1 million of charges to cost of revenues. In addition, the Company recorded $2.8 million of other nonoperating charges during 2001.
These charges are detailed by segment below. The Company expects to incur an additional $11 million of restructuring costs in 2002 for charges associated with these actions that cannot be recorded until incurred. The Company expects that the restructuring actions undertaken in 2001 will be substantially completed by the third quarter of 2002.

<

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


15.   Restructuring and Other Unusual Costs (Income), Net (continued)
--------------------------------------------------------------------------------

      The Company recorded charges by segment for 2001 as follows:

                                                   Optical     Measurement
(In thousands)             Life Sciences  Technologies (a)     and Control       Corporate           Total
----------------------------------------------------------------------------------------------------------

Cost of Revenues                $  4,412          $ 11,753        $  9,930        $      -        $ 26,095
Restructuring and Other
  Unusual Costs, Net              25,906            49,779          45,499          11,518         132,702
Loss on Investments                    -               801           1,983               -           2,784
                                --------          --------        --------        --------        --------

                                $ 30,318          $ 62,333        $ 57,412        $ 11,518        $161,581
                                ========          ========        ========        ========        ========

(a) Excludes a gain of $35.1 million on the sale of 1,150,000 shares of FLIR, including $14.2 million representing a recovery of amounts previously written down in 1999 and 2000. The gain was recorded in other income (expense), net, in the accompanying 2001 statement of operations.

      The components of restructuring and other unusual costs by segment are as follows:

Life Sciences
-------------
      The Life Sciences segment recorded $30.3 million of restructuring and unusual costs, net, in 2001. The segment recorded charges to cost of revenues of
$4.4 million, primarily for discontinued product lines, and $25.9 million of other costs. The other restructuring and unusual costs consist of $15.1 million of cash costs, including $11.1 million of severance for 342 employees across all functions; $3.6 million of ongoing lease costs through 2012 for facilities described below; and $0.4 million of other costs. A total of 128 employees were terminated as of December 29, 2001. The charge also includes a $3.4 million writeoff of in-process research and development costs at an acquired business,
$6.7 million of asset writedowns, and $0.7 million of noncash severance costs.
The writeoff of in-process research and development was determined through established valuation techniques and was charged to expense upon acquisition because technological feasibility had not been established and no future alternative uses existed. The asset writedowns principally include $4.7 million of goodwill for business units that were or will be closed and $2.0 million of fixed assets at facilities being consolidated. The facility consolidations include closure of 11 sales and service offices, including 10 in Europe and one in the United States, and the closure of seven factories, including five in
Europe and two in the United States. The activities of these sales and service offices and factories are being transferred to other facilities in those regions.

Optical Technologies
--------------------
      The Optical Technologies segment recorded $61.5 million of restructuring and unusual costs, net, in 2001. The segment recorded charges to cost of revenues of $11.8 million, primarily for excess telecommunication inventories at
Spectra-Physics and discontinued product lines, and $49.8 million of other costs. The excess telecommunication inventories resulted from a severe slowdown in this market and the writedown reduced the carrying value of these and other inventories to estimated net realizable value. The other restructuring and unusual costs consist of $25.2 million of cash costs, including $7.6 million of severance for 614 employees, primarily in manufacturing positions; $7.0 million for leases on abandoned equipment; $5.9 million of loss on litigation; $1.4 million of ongoing lease costs through 2005 for facilities described below; and
$3.3 million of other cash costs. A total of 599 employees were terminated as of
December 29, 2001. The other cash costs primarily represent cancellation fees for fixed asset purchases and termination of distributor agreements. The segment also recorded $24.6 million of asset writedowns. The asset writedowns include
$22.0 million of fixed assets, principally equipment used in telecommunication

<
                                       37

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


15.   Restructuring and Other Unusual Costs (Income), Net (continued)
--------------------------------------------------------------------------------

manufacturing for which estimated future cash flows are not sufficient to recover the carrying value. The asset writedowns also include $2.2 million of goodwill to reduce the carrying value of two small business units that are held for sale to their estimated disposal value and $0.4 million of costs associated with an abandoned financing at Spectra-Physics. The facility consolidations include closure of six sales and service offices, including four in Europe and two in the United States, the closure of three factories in the United States, and the closure of two distribution facilities in Europe. The activities of these sales and service offices, factories, and distribution facilities are being transferred to other facilities in those regions.
      This segment also recorded $0.8 million of other nonoperating charges in 2001 to writedown an investment to its market value due to an impairment that the Company deemed other than temporary.

Measurement and Control
-----------------------
      The Measurement and Control segment recorded $55.4 million of restructuring and unusual costs, net, in 2001. The segment recorded charges to cost of revenues of $9.9 million, primarily for discontinued product lines, and
$45.5 million of other costs, net. The other restructuring and unusual costs consist of $30.0 million of cash costs, including $19.4 million of severance for
629 employees across all functions; $8.9 million of ongoing lease costs through
2011 for facilities described below; and $1.7 million of other cash costs. A total of 256 employees were terminated as of December 29, 2001. The charge also includes $11.0 million, net, of loss on the sale of businesses and writedowns of goodwill for businesses subsequently sold, $5.5 million of asset writedowns, and
$0.1 million of other costs, offset in part by $1.1 million of gain on the sale of a building. The principal businesses that were sold that resulted in losses included Pharos Marine, a marine navigation unit, in August 2001, and
ThermoMicroscopes, a manufacturer of scanning probe microscopes, in July 2001.
These units were noncore businesses. The asset writedowns include $4.5 million of assets at facilities being closed, including $3.9 million of fixed assets and
$0.6 million of goodwill and other assets, and $1.0 million for impairment of a note receivable that was a preacquisition asset of a business acquired in 1999.
The facility consolidations include closure of 15 sales and service offices, all of which are located in Europe, and the closure of 16 factories, including 10 in the United States, five in Europe, and one in Canada. The activities of these sales and service offices and facilities are being transferred to other facilities in those regions.
      This segment also recorded $2.0 million of other nonoperating charges in
2001 to writedown to its market value an available-for-sale investment that was a preacquisition asset of a business acquired in 1999, due to an impairment that the Company deemed other than temporary.

Corporate
---------
      The Company recorded $11.5 million of restructuring and unusual costs at its corporate office in 2001. This amount includes $11.3 million of cash costs, including $5.9 million of investment banking, consulting, and legal fees associated with the Company's reorganization plan; $3.5 million of employee-retention costs that was accrued ratably through 2001, the period through which the employees had to work to qualify for a payment; and $1.9 million for severance for 21 employees. A total of 18 employees were terminated as of December 29, 2001. The charge also includes $0.2 million of noncash severance costs.

2000
      As a result of a review of existing businesses following the appointment of a new president and chief operating officer in July 2000, the Company commenced a restructuring of a number of business units to reduce costs and shed unproductive assets. The restructuring primarily consisted of headcount reductions, discontinuing a number of mature or unprofitable product lines, and consolidation of facilities to streamline operations and reduce costs. During
2000, the Company recorded $81.4 million of restructuring and unusual charges primarily associated with these actions, including $19.3 million of charges to cost of revenues. These charges are detailed by segment below. In addition, the
Company recorded other unusual income, net, of $130.0 million and nonoperating charges of $45.1 million during 2000, as detailed by segment below.


<
                                       38

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


15.   Restructuring and Other Unusual Costs (Income), Net (continued)
--------------------------------------------------------------------------------

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
                                  ========        ========        ========        ========        ========

(a) Excludes an operating loss of $1.7 million at the Spectra Precision businesses in the third quarter of
    2000 prior to their sale (Note 2).

      The components of restructuring and other unusual costs (income) by segment are as follows:

Life Sciences
-------------
      The Life Sciences segment recorded $16.3 million of restructuring and unusual costs in 2000. The segment recorded charges to cost of revenues of $8.4 million, primarily for discontinued product lines, and $7.9 million of other costs. The other restructuring and unusual costs consisted of $6.5 million of cash costs, including $4.0 million of severance for 78 employees across all functions; $1.1 million for ongoing lease costs through 2003 for facilities described below; $0.8 million of provisions for two lawsuits; and $0.6 million for other exit costs. The segment also recorded $1.4 million of asset writedowns in connection with the closure of a small business and the consolidation and abandonment of facilities. The asset writedowns included $0.7 million of goodwill and $0.7 million of fixed assets. The facility consolidations included closure of sales offices in Spain, Belgium, and Japan and the transfer of their activities to other offices, consolidation of two German units into one facility, and relocation of a unit to other facilities within Colorado.

Optical Technologies
--------------------
      The Optical Technologies segment recorded $6.5 million of restructuring and unusual costs in 2000. The segment recorded charges to cost of revenues of
$2.9 million, primarily for discontinued product lines, and $3.6 million of other costs. The other restructuring and unusual costs consisted of a charge of
$1.5 million for in-process research and development in connection with an acquisition; $0.9 million of asset writedowns; and $1.2 million of cash costs, including $0.3 million of severance for 22 employees across all functions, $0.4 million for ongoing lease costs, and $0.5 million of other exit costs. The asset writedowns primarily consisted of charges to reduce the carrying value of a small business unit that was held for sale to estimated disposal value and included $0.7 million of goodwill and $0.2 million of fixed assets. The lease costs related to the closure of a facility in California with lease payments that ceased in 2000.

<
                                       39

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


15.   Restructuring and Other Unusual Costs (Income), Net (continued)
--------------------------------------------------------------------------------

      The Optical Technologies segment also recorded a charge of $23.7 million in 2000 to write down the carrying value of its equity method investment in FLIR
(Note 2) based on a decline in the market value of FLIR shares that the Company deemed other than temporary. The segment also recorded other noncash charges of $23.7 million in 2000, representing the Company's pro rata share of FLIR's losses. Both of these charges were recorded to equity in earnings (loss) of unconsolidated subsidiaries, a component of other income (expense), net, in the accompanying statement of operations.
      Prior to its acquisition by the Company, Spectra-Physics elected early adoption of SFAS No. 133. Under SFAS No. 133, Spectra-Physics is permitted under certain conditions to enter into currency exchange contracts to hedge probable anticipated transactions without recording gains and losses on such contracts in income. The Company did not adopt SFAS No. 133 until 2001 and through 2000 accounted for hedging transactions under SFAS No. 52. Under SFAS No. 52, such contracts are deemed to be speculative hedges and must be marked to market with the resulting gain or loss reported as a component of the Company's results of operations. During 2000, the Company recorded income on currency exchange contracts entered into by Spectra-Physics of $2.3 million, which is included in other income (expense), net, in the accompanying statement of operations.

Measurement and Control
-----------------------
      The Measurement and Control segment recorded $91.9 million of restructuring and unusual income, net, in 2000. The segment recorded charges to cost of revenues of $8.0 million, primarily for discontinued product lines, and recorded $99.9 million of other unusual income, net. The segment had a net gain of $126.3 million on the sale of several businesses, primarily Spectra Precision
(Note 2), Nicolet Imaging Systems (NIS), and Sierra Research and Technology Inc.
(SRT). NIS and SRT manufacture products that include imaging systems used in assembling complex printed circuit boards and in airbag manufacturing. Spectra
Precision, NIS, and SRT had aggregate revenues and operating income of $125.7 million and $11.0 million, respectively, in 2000 through their respective disposal dates. The segment also recorded charges of $20.6 million for asset writedowns to reduce the carrying value of businesses held for sale to estimated disposal value and for fixed assets unique to certain discontinued products and
$6.4 million of cash costs. The cash costs included $3.0 million of severance for 128 employees across all functions, $2.4 million of lease costs through
2001, and $1.0 million of other exit costs, primarily employee retention and relocation costs incurred in 2000. The lease costs included amounts for the closure of sales offices in Norway, New Zealand, and Germany, and a manufacturing operation in the U.K. The asset writedowns included $17.6 million of goodwill, $2.8 million of fixed assets, and $0.2 million of other assets. The businesses held for sale primarily included CAC Inc. and the Mid South
Companies, which provide the oil and gas industry with wellhead safety and control products; the Test and Measurement business, which manufactures and sells data acquisition systems, digital oscilloscopes, and recorders; and Pharos
Marine. The segment also had unusual income of $0.6 million in 2000, primarily representing a gain on the termination of a lease.

Corporate
---------
      The Company recorded $20.5 million of restructuring and unusual costs, net, at its corporate office in 2000. This amount included $16.1 million of investment banking, consulting, and legal fees associated with the Company's reorganization plan; $3.6 million of employee-retention costs that was accrued ratably over the period through which the employees had to work to qualify for a payment; $3.0 million of severance for 21 employees; and $1.6 million of noncash costs. The Company also recorded unusual income of $3.8 million, representing a gain from the sale of an office building adjacent to the Company's corporate office.

<
                                       40

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


15.   Restructuring and Other Unusual Costs (Income), Net (continued)
--------------------------------------------------------------------------------

1999
      During 1999, the Company recorded restructuring and unusual costs of $46.8 million and other nonoperating charges of $18.4 million in connection with broad scale restructuring actions affecting a number of business units. Restructuring and other unusual costs, net, included $37.7 million of restructuring costs,
$0.3 million of other unusual income, net, and $9.4 million of charges to cost of revenues. The Company also recorded $17.0 million of other nonoperating charges and $1.4 million of income tax expense. These charges are detailed by segment below.
      The Company recorded charges (income) by segment for 1999 as follows:

                                             Life       Optical   Measurement
(In thousands)                           Sciences  Technologies   and Control     Corporate         Total
----------------------------------------------------------------------------------------------------------

Cost of Revenues                          $     -       $ 4,072       $ 5,354       $     -       $ 9,426
Restructuring and Other Unusual
 Costs (Income), Net                         (326)        7,166        24,761         5,745        37,346
Equity in Loss of Unconsolidated
 Subsidiaries                                   -        11,066             -             -        11,066
Other Expense, Net                              -         2,316             -         3,609         5,925
Income Tax Expense                              -             -         1,409             -         1,409
                                          -------       -------       -------       -------       -------

                                          $  (326)      $24,620       $31,524       $ 9,354       $65,172
                                          =======       =======       =======       =======       =======

      The components of restructuring and unusual costs (income) by segment are as follows:

Life Sciences
-------------
      During 1999, the Life Sciences segment settled certain severance matters for less than had been previously accrued and, as a result, reversed $0.3 million of previously established reserves.

Optical Technologies
--------------------
      During 1999, the Optical Technologies segment recorded restructuring and unusual costs of $11.2 million. The restructuring and unusual costs included
$6.0 million of goodwill impairment in connection with the planned sale of the
Company's power electronics and test-equipment business; $3.2 million of charges to cost of revenues for the sale of inventories revalued at the date of acquisition; $1.0 million of facility closing costs and severance associated with a restructuring plan undertaken in 1998 and completed in 1999; $0.9 million of inventory provisions that resulted from exiting and reengineering certain product lines; and $0.1 million of other costs. The Company sold the operating units of the power electronics and test-equipment business in 2000 and 2001 except for its Thermo KeyTek unit, which it decided to retain. The other components of the power electronics and test-equipment business were part of the
Measurement and Control segment.
      The Optical Technologies segment also recorded $13.4 million of nonoperating charges in 1999. During the first calendar quarter of 1999, FLIR recorded a loss in connection with a pooling-of-interests transaction and certain restructuring actions. The Company recorded its pro rata share of this loss, $5.1 million, in equity in earnings (loss) of unconsolidated subsidiaries, a component of other income (expense), net, in the accompanying statement of operations. In addition, as a result of the pooling consummated by FLIR and related issuance of FLIR shares in March 1999, the Company's pro rata share of
FLIR's equity decreased to 29.4% from 34.6% prior to the transaction. This decrease totaled $6.0 million and was recorded as a loss in equity in earnings
(loss) of unconsolidated subsidiaries in the accompanying statement of operations, pursuant to SAB No. 51, "Accounting for Sales of Stock by a
Subsidiary." In addition, during 1999, the Optical Technologies segment recorded a loss of $2.3 million on currency exchange contracts accounted for under SFAS
No. 133 by Spectra-Physics.

<
                                       41

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


15.   Restructuring and Other Unusual Costs (Income), Net (continued)
--------------------------------------------------------------------------------

Measurement and Control
-----------------------
      During 1999, the Measurement and Control segment recorded restructuring and unusual costs of $30.1 million and other nonoperating charges of $1.4 million. The Company recorded restructuring costs of $24.8 million and a tax asset writeoff of $1.4 million, related to a decision to sell its power electronics and test-equipment business. The planned sale of the power electronics and test-equipment businesses followed a period of declining sales and profitability in these units. These businesses are dependent on the cyclical nature of the semiconductor industry and have lower growth prospects than other businesses held by the Company. As a result, the Company decided to sell these units. Restructuring costs included $22.6 million to write off related goodwill to reduce the carrying value of the business to the estimated proceeds from its sale. In addition, restructuring costs included a charge of $1.6 million recorded to write off the Company's remaining net investment in a subsidiary of the power electronics and test-equipment business, which the Company transferred to a buyer in consideration for a release from certain contractual obligations, primarily ongoing lease obligations. The tax writeoff represented a deferred tax asset that was not realized as a result of exiting this business. Revenues and operating losses, excluding restructuring and related costs, of the power electronics and test-equipment business were $16.0 million and $1.4 million, respectively, for 1999. The Company also recorded other unusual costs of $0.6 million, net, in 1999 at the power electronics and test-equipment business. As of December 29, 2001, all of the principal operating units of this business had been sold.
      The Measurement and Control segment's unusual charges also included a charge to cost of revenues of $3.5 million relating to the sale of inventories at some Spectra-Physics AB units that were revalued at the date of their acquisition, and $1.9 million for inventories deemed excessive based on low demand at the segment's quality assurance and security products business.

Corporate
---------
      During 1999, the Company recorded $5.7 million of restructuring and unusual costs and $3.6 million of other nonoperating charges. Restructuring costs consisted of $4.9 million for severance costs for seven senior-level employees and $0.8 million of legal and advisory costs related to the Company's reorganization. The Company also recorded $3.6 million of other nonoperating charges to write down available-for-sale investments due to impairment that the
Company deemed other than temporary based upon market prices. These charges are included in gain on investments, net, a component of other income (expense), net, in the accompanying statement of operations.




<

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


15.   Restructuring and Other Unusual Costs (Income), Net (continued)
--------------------------------------------------------------------------------

      The following table summarizes the severance actions of the Company in 1999, 2000, and 2001.

                                                                                                 Number of
                                                                                                 Employees
----------------------------------------------------------------------------------------------------------

1999 Restructuring Plans
Terminations Announced in 1999                                                                          38
Terminations Occurring in 1999                                                                         (38)
                                                                                                    ------

Remaining Terminations at January 1, 2000                                                                -
                                                                                                    ======

2000 Restructuring Plans
Terminations Announced in 2000                                                                         249
Terminations Occurring in 2000                                                                        (168)
Adjustment to Plan                                                                                      (1)
                                                                                                    ------

Remaining Terminations at December 30, 2000                                                             80

Additional Terminations Announced in 2001                                                               16
Terminations Occurring in 2001                                                                         (91)
Adjustment to Plan                                                                                      (1)
                                                                                                    ------

Remaining Terminations at December 29, 2001                                                              4
                                                                                                    ======

2001 Restructuring Plans
Terminations Announced in 2001                                                                       1,606
Terminations Occurring in 2001                                                                      (1,001)
                                                                                                    ------

Remaining Terminations at December 29, 2001                                                            605
                                                                                                    ======

<

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


15.   Restructuring and Other Unusual Costs (Income), Net (continued)
--------------------------------------------------------------------------------

      The following table summarizes the cash components of the Company's restructuring plans. The noncash components and other amounts reported as restructuring and unusual costs (income), net, in the accompanying statement of operations have been summarized in the notes to the tables.

                                                                 Abandonment
                                                                   of Excess
(In thousands)                                      Severance     Facilities          Other          Total
----------------------------------------------------------------------------------------------------------

Pre-1999 Restructuring Plans
 Balance at January 2, 1999                          $  9,281       $  1,263       $    776       $ 11,320
 Costs incurred in 1999 (b)                             1,486          1,280            652          3,418
 1999 usage                                            (7,205)        (2,046)          (838)       (10,089)
 Reserves reversed (c)                                 (2,101)          (217)             -         (2,318)
 Currency translation                                    (568)           (55)           (26)          (649)
                                                     --------       --------       --------       --------

 Balance at January 1, 2000                               893            225            564          1,682
 Costs incurred in 2000                                     -            144              -            144
 2000 usage                                              (774)          (284)             -         (1,058)
 Reserves reversed                                          -            (84)             -            (84)
 Currency translation                                     (22)            (1)           (44)           (67)
                                                     --------       --------       --------       --------

 Balance at December 30, 2000                              97              -            520            617
 2001 usage                                               (90)             -              -            (90)
 Currency translation                                      (7)             -            (14)           (21)
                                                     --------       --------       --------       --------

 Balance at December 29, 2001                        $      -       $      -       $    506       $    506
                                                     ========       ========       ========       ========

1999 Restructuring Plans
 Costs incurred in 1999 (d)                          $  3,938       $      -       $    893       $  4,831
 1999 usage                                              (195)             -           (893)        (1,088)
                                                     --------       --------       --------       --------

 Balance at January 1, 2000                             3,743              -              -          3,743
 2000 usage                                            (2,851)             -              -         (2,851)
 Reserves reversed                                         (6)             -              -             (6)
                                                     --------       --------       --------       --------

 Balance at December 30, 2000                             886              -              -            886
 2001 usage                                              (315)             -              -           (315)
                                                     --------       --------       --------       --------

 Balance at December 29, 2001                        $    571       $      -       $      -       $    571
                                                     ========       ========       ========       ========

<

>


Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

15.   Restructuring and Other Unusual Costs (Income), Net (continued)
--------------------------------------------------------------------------------

                                                                 Abandonment
                                                     Employee      of Excess
(In thousands)                       Severance  Retention (a)     Facilities         Other          Total
----------------------------------------------------------------------------------------------------------

2000 Restructuring Plans
 Costs incurred in 2000 (e)          $  10,469      $   4,116      $   3,818      $ 17,533      $  35,936
 2000 usage                             (6,488)          (830)        (1,031)       (7,958)       (16,307)
 Reserves reversed                        (205)             -              -             -           (205)
 Currency translation                       48             (3)            33            19             97
                                     ---------      ---------      ---------      --------      ---------

 Balance at December 30, 2000            3,824          3,283          2,820         9,594         19,521
 Costs incurred in 2001                    328          3,472             21         5,963          9,784
 2001 usage                             (2,415)          (468)          (909)      (14,277)       (18,069)
 Reserves reversed                        (105)             -            (21)            -           (126)
 Currency translation                      (44)             -            (45)          (80)          (169)
                                     ---------      ---------      ---------      --------      ---------

 Balance at December 29, 2001        $   1,588      $   6,287      $   1,866      $  1,200      $  10,941
                                     =========      =========      =========      ========      =========

2001 Restructuring Plans
 Costs incurred in 2001 (f)          $  40,076      $     297      $  21,058      $  5,099      $  66,530
 2001 usage                            (13,585)          (155)        (1,180)       (2,353)       (17,273)
 Reserves reversed                        (385)             -           (182)          (90)          (657)
 Currency translation                      (14)             1             69            11             67
                                     ---------      ---------      ---------      --------      ---------

 Balance at December 29, 2001        $  26,092      $     143      $  19,765      $  2,667      $  48,667
                                     =========      =========      =========      ========      =========

(a) Employee retention costs were accrued ratably over the period through which the employees had to work to qualify for a payment. The awards were based on specified percentages of employees' salaries and were generally awarded to help ensure continued employment at least through completion of the
    Company's reorganization plan in January 2002.
(b) Excludes a noncash charge of $0.1 million in the Measurement and Control segment.
(c) Reflects reversals of previously recorded restructuring costs of $0.3 million and $2.0 million in the Life Sciences and Measurement and Control segments, respectively, due to attrition and sale of businesses.
(d) Excludes noncash charges, net, of $6.0 million, $24.2 million, and $0.9 million in the Optical
    Technologies and Measurement and Control segments and at the Company's corporate office, respectively. Also excludes unusual costs of $0.3 million in the Measurement and Control segment.
(e) Excludes noncash charges, net, of $1.4 million and $2.4 million in the Life Sciences and Optical
    Technologies segments, respectively, and noncash income, net, of $106.3 million and $2.2 million in the Measurement and Control segment and at the Company's corporate office, respectively. Also, excludes $0.8 million of cash costs in the Life Sciences segment related to two lawsuits.
(f) Excludes noncash charges, net, of $10.8 million, $24.6 million, $15.5 million, and $0.2 million in the Life Sciences, Optical Technologies, and Measurement and Control segments, and at the Company's corporate office, respectively, and loss on litigation of $5.9 million in the Optical Technologies sector.

      The Company's continuing operations expect to pay accrued restructuring costs as follows: severance, primarily in 2002; employee retention obligations, primarily in 2002; abandoned-facility payments, over lease terms expiring through 2012; and other costs, which primarily represent cancellation/termination fees, in 2002.

<
                                       45

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


16.   Adoption of SAB No. 101
--------------------------------------------------------------------------------

      In December 1999, the SEC issued SAB No. 101, "Revenue Recognition in
Financial Statements," which established criteria for recording revenue when the terms of the sale include customer acceptance provisions or an obligation of the seller to install the product. In instances where these terms exist and the Company is unable to demonstrate that the customer's acceptance criteria has been met prior to customer use or when the installation is essential to functionality or is not deemed inconsequential or perfunctory, SAB No. 101 requires that revenue recognition occur at completion of installation and/or upon customer acceptance. In accordance with the requirements of SAB No. 101, the Company adopted the pronouncement as of January 2, 2000, and recorded the cumulative effect of the change in accounting principle on periods prior to 2000 in the restated results for the first quarter of 2000. The cumulative effect on net income totaled $12.9 million, net of an income tax benefit of $8.5 million and minority interest of $0.5 million. Revenues of $41.3 million in 2000 (as restated for the adoption of SAB No. 101) related to shipments that occurred in 1999 but for which installation and/or acceptance did not occur until 2000.
These revenues were recorded in 1999 prior to the adoption of SAB No. 101 and thus were a component in the determination of the cumulative effect of the change in accounting principle for periods prior to 2000. The Company has not provided pro forma data for 1999 as the amounts are not readily determinable based on the nature of the revenue adjustments required by SAB No. 101.

17.   Reorganization and Discontinued Operations
--------------------------------------------------------------------------------

Reorganization
      During 2000 and 2001, the Company completed the principal aspects of a major corporate reorganization. The reorganization split the Company into three independent public entities and resulted in the divestiture of a number of businesses. The Company spun off as a dividend to Company shareholders Kadant
Inc. and Viasys Healthcare Inc. in August and November 2001, respectively. The
Company's continuing operations solely include its instrument businesses.
      During 1999 and 2000, the Company acquired the minority interest in certain of its privately held subsidiaries and all of its formerly publicly held subsidiaries other than Spectra-Physics, Thermo Cardiosystems, Kadant, and Thermo Fibergen. In connection with these acquisitions, the Company expended
$368.6 million and $43.2 million of cash in 2000 and 1999, respectively, and issued 22.6 million shares of its common stock valued at $448.7 million in 2000.
In addition, the stock options of the subsidiaries were converted into stock options that are exercisable into 13.9 million shares of Company common stock.
The stock options had a fair value of $115.3 million. As a result of the completion of the cash tender offers and other repurchases, exchange offers, and stock option conversions, the Company recorded an increase in goodwill of approximately $380 million in 2000. In 2001, the Company increased its ownership in Spectra-Physics to 93.6% through a cash tender offer. In connection with this offer, the Company expended $63.6 million in 2001 and recorded an increase in goodwill of $42.1 million (Note 19).
      As a result of the completion of the exchange offers for its formerly majority-owned subsidiaries, Thermo Instrument Systems Inc., Thermedics Inc.,
Thermo Ecotek Corporation, ThermoLase Corporation, ThermoTrex Corporation, and
Thermo TerraTech Inc., $790.2 million principal amount of convertible obligations of these subsidiaries became obligations convertible into Company common stock.

<
                                       46

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


17.   Reorganization and Discontinued Operations (continued)
--------------------------------------------------------------------------------

      Details of the transactions summarized above are as follows:

Continuing Operations

   2001
      The Company completed a cash tender offer of $17.50 per share for
Spectra-Physics, which brought its ownership to 93.6% (Note 19).

   2000
      Thermo Instrument completed a merger with Thermo Vision Corporation pursuant to which Thermo Instrument acquired, for $7.00 per share in cash, all of the outstanding shares of common stock of Thermo Vision not already owned by
Thermo Instrument or the Company. The common stock of Thermo Vision ceased to be publicly traded.
      Thermo Instrument completed cash tender offers of $28.00 per share for
Thermo BioAnalysis Corporation, $9.00 per share for Metrika Systems Corporation, and $9.00 per share for ONIX Systems Inc. in order to bring its and the
Company's collective ownership of these businesses to at least 90%.
Subsequently, Thermo Instrument completed the acquisition of the outstanding minority interest in each of these companies through short-form mergers at the same prices as the tender offers and their common stock ceased to be publicly traded. Because Thermo Instrument owned more than 90% of the outstanding shares of Thermo Optek Corporation and ThermoQuest Corporation common stock, each of these companies were repurchased through short-form mergers at $15.00 and $17.00 per share, respectively, and their common stock ceased to be publicly traded.
      Thermedics completed cash tender offers of $8.00 and $15.50 per share for
Thermedics Detection Inc. and Thermo Sentron Inc., respectively, in order to bring its and the Company's collective ownership of these businesses to at least
90%. Subsequently, Thermedics completed the acquisition of the outstanding minority interest in each of these companies through short-form mergers at the same prices as the tender offers and their common stock ceased to be publicly traded.
      The Company completed an exchange offer for Thermo Instrument in which shares of Company common stock were offered to Thermo Instrument shareholders in exchange for their shares in order to bring the Company's ownership in Thermo
Instrument to at least 90%. The exchange ratio for Thermo Instrument was 0.85 shares of Company common stock for each share of Thermo Instrument common stock.
Subsequently, Thermo Instrument was spun into the Company through a short-form merger at the same exchange ratio that was offered in the exchange offer and its common stock ceased to be publicly traded. As a result of the completion of the merger with Thermo Instrument, the Company issued 12.6 million shares of its common stock valued at $265.9 million.

   1999
      Thermedics completed a merger with Thermo Voltek Corp. pursuant to which
Thermedics acquired, for $7.00 per share in cash, all of the outstanding shares of common stock of Thermo Voltek not already owned by Thermedics or the Company.
The common stock of Thermo Voltek ceased to be publicly traded.
      Thermo Instrument completed a merger with ThermoSpectra Corporation pursuant to which Thermo Instrument acquired, for $16.00 per share in cash, all of the outstanding shares of common stock of ThermoSpectra not already owned by
Thermo Instrument or the Company. The common stock of ThermoSpectra ceased to be publicly traded.

Discontinued Operations

   2000
      The Company completed a merger with Thermedics pursuant to which the
Company acquired all of Thermedics' outstanding shares of common stock not already owned by the Company in exchange for Company common stock at a ratio of
0.45 shares for each share of Thermedics common stock. The common stock of
Thermedics ceased to be publicly traded.

<
                                       47

>


Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


17.   Reorganization and Discontinued Operations (continued)
--------------------------------------------------------------------------------

      The Company completed a merger with Thermo TerraTech pursuant to which the Company acquired all of Thermo TerraTech's outstanding shares of common stock not already owned by the Company in exchange for Company common stock at a ratio of 0.3945 shares for each share of Thermo TerraTech common stock. The common stock of Thermo TerraTech ceased to be publicly traded.
      The Company completed a merger with ThermoLase pursuant to which the Company acquired all of ThermoLase's outstanding shares of common stock not already owned by ThermoTrex or the Company in exchange for Company common stock at a ratio of 0.132 shares for each share of ThermoLase common stock. The common stock of ThermoLase ceased to be publicly traded. In addition, under the agreement, units of ThermoLase were modified so that each unit consisted of a fractional share of Company common stock. The units were redeemed in April 2001 for cash of $7.5 million.
      The Company completed a merger with ThermoTrex pursuant to which the Company acquired all of ThermoTrex's outstanding shares of common stock not already owned by the Company in exchange for Company common stock at a ratio of
0.5503 shares for each share of ThermoTrex common stock. The common stock of ThermoTrex ceased to be publicly traded.
      The Company completed a cash tender offer of $2.15 per share for Trex
Medical to bring its ownership of this business to at least 90%. Subsequently, the Company completed the acquisition of the outstanding minority interest in Trex Medical through a short-form merger at the same price as the tender offer and the common stock of Trex Medical ceased to be publicly traded.
      The Company completed mergers with ThermoRetec Corporation and The Randers
Killam Group Inc. pursuant to which the Company acquired, for $7.00 and $4.50 per share in cash, respectively, all of the outstanding shares of common stock of ThermoRetec and Randers Killam not already owned by Thermo TerraTech or the Company. The common stock of each of ThermoRetec and Randers Killam ceased to be publicly traded.
      Because the Company owned more than 90% of the outstanding shares of Thermo Ecotek, the Company repurchased Thermo Ecotek through a short-form merger. Thermo Ecotek shareholders received 0.431 shares of Company common stock for each share of Thermo Ecotek common stock. The common stock of Thermo Ecotek ceased to be publicly traded.
      As a result of the completion of the mergers with Thermedics, Thermo
TerraTech, ThermoLase, ThermoTrex, and Thermo Ecotek, the Company issued 10.0 million shares of its common stock valued at $182.8 million.

   1999
      The Company completed a merger with Thermo Power Corporation pursuant to which the Company acquired, for $12.00 per share in cash, all of the outstanding shares of common stock of Thermo Power not already owned by the Company. The common stock of Thermo Power ceased to be publicly traded.

Discontinued Operations
      In January 2000, the Company also announced its intention to sell several of its businesses. These businesses, together with the businesses spun off, constituted the Company's former Biomedical and Emerging Technologies and Resource Recovery segments as well as the Company's environmental businesses, and Thermo Power. In addition, in June and July 2001, the Company sold its power generation business. In accordance with the provisions of APB No. 30 concerning reporting the effects of disposal of a segment of a business, the Company classified the results of these businesses, as well as the results of the businesses spun off as dividends (collectively, "the discontinued businesses"), as discontinued operations in the accompanying statement of operations. In addition, the net assets of the discontinued businesses were classified as net assets of discontinued operations in the accompanying 2000 balance sheet. In
2001, net liabilities of discontinued operations principally represent remaining obligations of the discontinued businesses including severance, lease, litigation, and tax obligations, net of the carrying value of 14.6 million shares of Thoratec common stock, and the net assets of three remaining operating units held for sale. Current net assets of discontinued

<

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


17.   Reorganization and Discontinued Operations (continued)
--------------------------------------------------------------------------------

operations in 2000 primarily consisted of cash, inventories, and accounts receivable, net of certain liabilities, primarily accrued expenses and accounts payable. Long-term net assets of discontinued operations primarily consisted of shares of common stock of Thoratec (see below), machinery and equipment, and goodwill as well as subordinated convertible debentures of Thermo Cardiosystems and Kadant (Note 10).
      Summary operating results for 1999 of the businesses discontinued in January 2000 and for 1999 and 2000 for the power generation business, were as follows:

(In thousands)                                                                            2000        1999
----------------------------------------------------------------------------------------------------------

Revenues                                                                            $  120,256  $2,009,130
Costs and Expenses                                                                      93,779   2,280,192
                                                                                    ----------  ----------

Income (Loss) from Discontinued Operations Before Income
 Taxes, Minority Interest, and Extraordinary Item                                       26,477    (271,062)
Income Tax (Provision) Benefit                                                         (10,427)     54,807
Minority Interest (Expense) Income                                                      (1,822)     52,282
                                                                                    ----------  ----------

Income (Loss) from Discontinued Operations Before
 Extraordinary Item                                                                     14,228    (163,973)
Extraordinary Item, Net of Income Taxes and Minority Interest                                -         648
                                                                                    ----------  ----------

Income (Loss) from Discontinued Operations                                          $   14,228  $ (163,325)
                                                                                    ==========  ==========

      During 2001, the Company's discontinued operations had revenues and operating income of $658.3 million and $50.4 million, respectively. During 2000, the Company's discontinued operations (excluding the power generation business) had revenues and an operating loss of $1.49 billion and $40.2 million, respectively. The Company received proceeds from the sale of discontinued businesses of $347.8 million and $390.1 million in 2001 and 2000, respectively.
In 1999, the Company recorded a charge of $50 million, including a provision for income taxes of $174 million, for the estimated loss on disposal of the discontinued businesses. The charge was determined using management's best estimate of the selling prices of the businesses and their estimated results through the dates of sale. In 2000, the Company recorded an additional charge of $100 million, net of an income tax benefit of $104 million, for changes in the actual and estimated proceeds of businesses discontinued in 2000. Of the businesses announced for sale, all but three with aggregate revenues of approximately $100 million have been sold as of December 29, 2001.

Spinoffs
      On July 9, 2001, the Company's Board of Directors approved the spinoff of the Company's 91%-owned Kadant subsidiary as a dividend to the Company's shareholders. On August 8, 2001, the Company distributed all of its shares of Kadant to Thermo Electron shareholders of record as of July 30, 2001.
Immediately after the distribution, the Company no longer owned shares of Kadant. The Company received a ruling from the Internal Revenue Service (IRS) that the dividend of Kadant shares qualifies in large part as a tax-free distribution for U.S. federal income tax purposes. Approximately 8% of the shares distributed to each shareholder are taxable because the Company purchased them during the past five years. Cash distributed in lieu of fractional shares is also taxable. The stock dividend resulted in a reduction of net assets of discontinued operations and retained earnings of $197 million.

<
                                       49

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


17.   Reorganization and Discontinued Operations (continued)
--------------------------------------------------------------------------------

      In connection with the spinoff, the Company and Kadant entered into a plan and agreement of distribution. The agreement provides for, among other things, the Company to continue to guarantee Kadant's $153.0 million principal amount subordinated convertible debentures due 2004. The agreement requires Kadant to maintain certain financial ratios during the time that the Company guarantees these obligations.
      On October 11, 2001, the Company's Board of Directors approved the spinoff of the Company's wholly owned Viasys Healthcare Inc. subsidiary as a dividend to the Company's shareholders. On November 15, 2001, the Company distributed all of its shares of Viasys Healthcare to Thermo Electron shareholders of record as of November 7, 2001. Immediately after the planned distribution, the Company no longer owned shares of Viasys Healthcare. The Company received a ruling from the IRS that the dividend of Viasys Healthcare shares qualifies as a tax-free distribution for U.S. federal income tax purposes, except that the cash received in lieu of fractional shares is taxable. The stock dividend resulted in a reduction of net assets of discontinued operations and retained earnings of $298 million.
      The ruling from the IRS requires that the spinoffs raise additional equity capital in public offerings within one year of their spinoffs.

Thermo Cardiosystems
      In February 2001, the Company sold Thermo Cardiosystems to Thoratec in exchange for 19.3 million shares of Thoratec common stock. Certain restrictions limit the Company's ability to sell these shares, although the restrictions fully lapse in August 2002. Subsequent to receipt of the Thoratec common stock, the market value of the shares declined significantly at the same time as a downturn in major equity markets. The Company recorded an after-tax charge of $66.0 million in the first quarter of 2001 for the decline in market value of Thoratec common stock as a loss on disposal of discontinued operations. Further changes in the market value of Thoratec common stock may materially affect the ultimate proceeds from the disposal of discontinued operations. Excluding potential changes in the market value of Thoratec common stock, the Company is not currently aware of any known trends, events, or other uncertainties involving discontinued operations that it expects will cause the ultimate loss on disposal of discontinued operations to differ materially from the amounts recorded to date. Any difference from the amounts recorded would be reported as an adjustment to the ultimate loss on disposal of discontinued operations. In
2001, the Company completed the sale of 4.7 million shares of Thoratec for proceeds of $75.5 million. In February 2002, the Company completed the sale of
6.9 million shares of Thoratec for proceeds of approximately $105 million.

Power Generation Business
      In June and July 2001, the Company sold the chief components of the power generation business for proceeds of $249 million, net of cash divested. The
Company realized a gain on disposition of $15.6 million, net of tax.

<

>


Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


18.   Unaudited Quarterly Information
--------------------------------------------------------------------------------

2001 (In thousands except per share amounts)                First (a)  Second (b)   Third (c)   Fourth (d)
----------------------------------------------------------------------------------------------------------

Revenues                                                     $573,089    $542,472    $512,941     $559,708
Gross Profit                                                  255,254     238,062     228,486      236,820
Income from Continuing Operations Before Extraordinary
 Item and Cumulative Effect of Change in Accounting
 Principle                                                     21,819       9,423      25,677       (7,327)
Income (Loss) Before Extraordinary Item and Cumulative
 Effect of Change in Accounting Principle                     (44,181)     24,983      25,677       (7,327)
Net Income (Loss) (e)                                         (45,175)     24,983      26,279       (6,868)
Earnings (Loss) per Share from Continuing Operations
 Before Extraordinary Item and Cumulative Effect of
 Change in Accounting Principle:
   Basic                                                          .12         .05         .14         (.04)
   Diluted                                                        .12         .05         .14         (.04)
Earnings (Loss) per Share (e):
   Basic                                                         (.25)        .14         .15         (.04)
   Diluted                                                       (.24)        .14         .14         (.04)


2000 (In thousands except per share amounts)                First (f)  Second (g)   Third (h)   Fourth (i)
----------------------------------------------------------------------------------------------------------

Revenues                                                     $576,604    $579,950    $546,949     $577,019
Gross Profit                                                  268,595     266,249     226,348      260,644
Income from Continuing Operations Before Extraordinary
 Item and Cumulative Effect of Change in Accounting
 Principle                                                     14,479      21,698       7,281       18,589
Income (Loss) Before Extraordinary Item and Cumulative
 Effect of Change in Accounting Principle                      15,940      24,255      12,279      (76,199)
Net Income (Loss) (j)                                           3,554      24,255      12,279      (76,199)
Earnings per Share from Continuing Operations Before
 Extraordinary Item and Cumulative Effect of Change in
 Accounting Principle:
   Basic                                                          .09         .14         .04          .10
   Diluted                                                        .09         .13         .04          .10
Earnings (Loss) per Share (j):
   Basic                                                          .02         .16         .07         (.42)
   Diluted                                                        .02         .15         .07         (.41)

      Amounts reflect aggregate restructuring and unusual items, net, and nonoperating items, net, as follows:

(a) Costs of $12.9 million, a net of tax charge of $66.0 million related to the Company's discontinued
    operations, and a $1.0 million charge for the cumulative effect of change in accounting principle for the adoption of SFAS No. 133.
(b) Costs of $37.0 million and a net of tax gain of $15.6 million related to the Company's discontinued
    operations.
(c) Costs of $9.6 million and gains of $8.6 million from the sale of shares of FLIR.
(d) Costs of $102.2 million and gains of $26.5 million from the sale of shares of FLIR.
(e) Extraordinary item, net of taxes, of $0.6 million and $0.5 million in the third and fourth quarters, respectively.
(f) Costs of $4.3 million and a $12.9 million charge for the cumulative effect of change in accounting principle for the adoption of SAB No. 101.
(g) Income of $1.5 million.
(h) Income of $31.9 million.  In July 2000, the Company sold its Spectra-Precision businesses.
(i) Costs of $25.7 million and a net of tax charge of $100 million related to the Company's discontinued
    operations.
(j) Extraordinary item, net of taxes, of $0.5 million in the first quarter.

<
                                       51

>

Thermo Electron Corporation                            2001 Financial Statements

                   Notes to Consolidated Financial Statements


19.   Subsequent Events
--------------------------------------------------------------------------------

Purchase of Minority Interest in Spectra-Physics
      Following the completion of a cash tender offer in December 2001 for all of the shares of Spectra-Physics it did not previously own, the Company completed a short-form merger with Spectra-Physics in February 2002. Following the merger, Spectra-Physics was no longer publicly traded and became a wholly owned subsidiary of the Company.

Redemption of Subordinated Convertible Debentures
      In February 2002, the Company announced that on March 21, 2002, it will redeem all of its outstanding 4 1/4% and 4 5/8% subordinated convertible debentures due 2003. As of December 29, 2001, the principal amount outstanding for the 4 1/4% and 4 5/8% debentures was $398.5 million and $69.6 million, respectively. The redemption price is 100% of the principal amount of the debentures, plus accrued interest. Accordingly, the obligations have been presented as current liabilities in the accompanying 2001 balance sheet.

<
                                       52

>


Thermo Electron Corporation                            2001 Financial Statements

                    Report of Independent Public Accountants


To the Shareholders and Board of Directors of Thermo Electron Corporation:

      We have audited the accompanying consolidated balance sheets of Thermo
Electron Corporation (a Delaware corporation) and subsidiaries as of December
29, 2001, and December 30, 2000, and the related consolidated statements of operations, cash flows, and comprehensive loss and shareholders' investment for each of the three years in the period ended December 29, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo
Electron Corporation and subsidiaries as of December 29, 2001, and December 30,
2000, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 2001, in conformity with accounting principles generally accepted in the United States.
      As explained in Note 1 to the consolidated financial statements, effective
December 31, 2000, the Company changed its method of accounting for derivative instruments and hedging activities through the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. As explained in Notes 1 and 16 to the consolidated financial statements, effective January 2, 2000, the Company changed its method of accounting for revenue recognition on certain product shipments through the adoption of Staff Accounting Bulletin No. 101 "Revenue
Recognition in Financial Statements."



                                                             Arthur Andersen LLP



Boston, Massachusetts
February 7, 2002 (except
with respect to the
matters discussed in
Note 19, as to which the
date is February 25, 2002)

<
                                       53

>


Thermo Electron Corporation                            2001 Financial Statements

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

Overview
--------------------------------------------------------------------------------

      The Company develops and manufactures a broad range of products that are sold worldwide. The Company expands the product lines and services it offers by developing and commercializing its own core technologies and by making strategic acquisitions of complementary businesses. In January 2000, the Company announced a major reorganization plan under which it planned to sell or spin off many noncore businesses. As a result of these actions, the Company's continuing operations solely include its instrument businesses. The results of the businesses that have been spun off or have been or will be sold have been presented as discontinued operations in the accompanying financial statements.
The Company's continuing operations fall into three principal business segments:
Life Sciences, Optical Technologies, and Measurement and Control.
      The Company's discussion and analysis of its financial condition and results of operations is based upon its financial statements, which have been prepared in accordance with generally accepted accounting principles. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent liabilities. On an on-going basis, the Company evaluates its estimates, including those related to bad debts, inventories, intangible assets, warranty obligations, income taxes, contingencies and litigation, restructuring, and discontinued operations. The
Company bases its estimates on historical experience, current market and economic conditions, and other assumptions that management believes are reasonable. The results of these estimates form the basis for judgments about the carrying value of assets and liabilities where the values are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
      The Company believes the following represent its critical accounting policies and estimates used in the preparation of its financial statements. a)
The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to pay amounts due. If the financial condition of the Company's customers were to deteriorate, reducing their ability to make payments, additional allowances would be required. b) The
Company writes down its inventories for estimated obsolescence for differences between the cost and estimated net realizable value based on recent usage and expected demand. If ultimate usage varies significantly from expected usage, additional writedowns may be required. c) The Company periodically reviews intangible assets including goodwill for impairment based on estimated future cash flows associated with the assets. Should future cash flows decline significantly from estimated amounts, charges for impairment of intangible assets may be necessary. d) At the time the Company recognizes revenue it provides for the estimated cost of product warranties based primarily on historical experience. Should product failure rates or the actual cost of correcting product failures vary from estimates, revisions to the estimated warranty liability would be necessary. e) The Company estimates the degree to which tax assets and loss carryforwards will result in a benefit based on expected profitability by tax jurisdiction and provides a valuation allowance for tax assets and loss carryforwards that it believes will more likely than not go unused. Should the Company's actual future taxable income by tax jurisdiction vary from estimates, additional allowances may be necessary. f) The Company estimates losses on contingencies and litigation and provides a reserve for these losses. Should the ultimate losses on contingencies and litigation vary from estimates, additional charges may be required. g) The Company recorded restructuring charges for asset impairment in 2001 based on estimated future cash flows

<
                                       54

>

Thermo Electron Corporation                            2001 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


Overview (continued)
--------------------------------------------------------------------------------

associated with the equipment and for the cost of vacating facilities based on expected sub-rental income. Should actual cash flows associated with impaired equipment and sub-rental income from vacated facilities vary from estimated amounts, additional charges may be required. h) The Company estimates the expected proceeds from the sale of its discontinued businesses and recorded losses in 1999-2001 to reduce the carrying value of these businesses to estimated realizable value. Should the actual proceeds vary from estimates, actual results could differ from expected amounts.

Results of Operations
--------------------------------------------------------------------------------

2001 Compared With 2000

Continuing Operations
      Sales in 2001 were $2.188 billion, a decrease of $92.3 million from 2000.
Excluding the effect of acquisitions, divestitures, and currency translation, revenues increased $113.5 million, or 5%. Currency translation had an unfavorable effect on revenues as discussed below by segment, due to the strengthening of the U.S. dollar relative to other currencies of countries in which the Company operates.
      Operating income was $34.2 million in 2001, compared with $266.0 million in 2000. Segment income decreased to $85.2 million in 2001 from $319.8 million in 2000. (Segment income is defined as operating income excluding corporate general and administrative expenses and corporate restructuring and other unusual items, net.) Operating and segment income in 2001 were affected by restructuring and other unusual costs. Operating and segment income in 2000 were affected by gains from the sale of businesses, offset in part by restructuring and other unusual costs as well as a $1.7 million operating loss in the third quarter at a business that was sold. The unusual items in both periods are discussed below and in more detail in Note 15. Excluding these unusual items, which totaled $147.3 million of expense in 2001 and $67.3 million of income in 2000, segment income was $232.4 million in 2001 and $252.5 million in 2000.
Segment income excluding unusual items decreased due to a reduction in segment income of $10.9 million from businesses divested. The Company also recorded $2.3 million of incremental amortization expense in 2001, which resulted primarily from the purchase of the minority interests of formerly public subsidiaries in 2000, offset in part by lower amortization expense following a number of divestitures. In addition, certain businesses discussed below had lower profitability in 2001.
      The Company undertook restructuring actions in 2001 to reduce costs in businesses affected by a severe slowdown in the telecommunications and semiconductor industries as well as other market sectors hurt by a slowing economy, including the U.S. steel and cement industries. The Company expects to substantially complete the restructuring actions by the third quarter of 2002.
In addition to the actions to reduce costs, the Company recorded an impairment charge for equipment used in telecommunication manufacturing at Spectra-Physics.
The Company also recorded provisions for inventories related to the discontinuance of certain mature or unprofitable product lines and inventories made redundant by combining businesses and for excess telecommunication inventories at Spectra-Physics. The Company expects that the restructuring actions will result in annual cost reductions of approximately $63 million with approximately 40% beginning in the fourth quarter of 2001 and the balance by the third quarter of 2002, including $12 million in the Life Sciences segment, $24 million in the Optical Technologies segment, $24 million in the Measurement and Control segment, and $3 million at the Company's corporate office. The Company expects to incur an additional $11 million of restructuring costs in 2002 for charges that cannot be recorded until incurred. The Company will incur other restructuring costs in 2002 as it integrates its formerly public subsidiary, Spectra-Physics, with other businesses in its Optical Technologies sector. These plans are being formed as of March 15, 2002, but are expected to include severance and abandonment of certain redundant manufacturing processes and related fixed assets and leased equipment with associated charges of at least $7 million, principally in the first quarter of 2002. The Company may incur other restructuring costs in 2002 or thereafter as the Company continues its efforts to consolidate the number of its operating locations. The particular actions, costs, and timing of such undertakings have not been determined.

<
                                       55

>

Thermo Electron Corporation                            2001 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


2001 Compared With 2000 (continued)
      During 2001, the Company moved its Thermo KeyTek unit from the Measurement and Control segment to the Optical Technologies segment and moved its Thermo
Projects unit (the principal operating business of which was acquired in early
2001) from the Life Sciences segment to a separate segment (included as "Other" in Note 3) due to organizational changes. Prior periods have been restated to conform to this presentation where applicable.

Life Sciences
-------------
      Sales in the Life Sciences segment increased $54.2 million to $834.2 million in 2001. Sales increased $5.7 million due to acquisitions. The unfavorable effects of currency translation resulted in a decrease in revenues of $20.0 million in 2001. Excluding the effect of acquisitions and currency translation, revenues increased $68.5 million, or 9%. Nearly half of the increase was due to higher sales of mass spectrometry products in 2001 including ion trap and triple quadrupole instruments used in proteomics and drug discovery research. Of the remaining increase, approximately two thirds was from increased sales of biosciences equipment including sample-preparation equipment and microplate and liquid-handling products due to strong demand from the drug discovery market and expanded distribution channels. In addition, the segment had higher revenues from clinical diagnostic products, including rapid diagnostic tests.
      Segment income margin decreased to 9.9% in 2001 from 11.9% in 2000. The segment's margin in both periods was affected by restructuring and unusual charges, discussed below. Excluding restructuring and unusual costs, net, of
$30.3 million in 2001 and $16.0 million in 2000, segment income margin was 13.5%
in 2001 and 14.0% in 2000. The decrease in segment income margin was primarily due to an increase in goodwill amortization as a result of the purchase of the minority interests of formerly public subsidiaries. Excluding the additional amortization expense and the restructuring and unusual charges, segment income margin was 13.9% in 2001. Lower profitability due to research and development expenditures on proteomics initiatives was offset in part by the effect of higher revenues, discussed above. In 2001, the segment recorded charges of $30.3 million, including cash costs of $15.1 million, primarily for severance and abandoned facilities; $6.7 million of asset writedowns; $4.4 million of charges to cost of revenues principally for discontinued product lines; and $0.7 million of noncash severance costs (Note 15). The segment also recorded a charge of $3.4 million for the writeoff of in-process research and development at an acquired business. Restructuring costs in 2000 represent $8.4 million of charges to cost of revenues principally for discontinued product lines; $6.5 million of cash costs, primarily for severance and abandoned facilities; and $1.4 million of asset writedowns.

Optical Technologies
--------------------
      Sales in the Optical Technologies segment increased $30.0 million to
$526.4 million in 2001. Sales increased $2.3 million from acquisitions, net of a small divestiture. The unfavorable effects of currency translation resulted in a decrease in revenues of $8.5 million in 2001. Excluding the effect of acquisitions, a divestiture, and currency translation, revenues increased $36.3 million, or 7%. The increase in revenues was due in part to $32.7 million of increased demand for semiconductor-based lasers used in industrial, research and development, and life sciences applications. The balance of the increase was due to higher sales in the first half of 2001 of molecular beam epitaxy systems and components to the semiconductor industry and, to a lesser extent, increased sales of photonics products including gratings and other optical components used in systems for lithography and telecommunication devices. These increases were offset in part by a 11% decrease in sales of temperature-control products due to a severe market downturn in the semiconductor industry. This downturn, together with poor economic conditions in the telecommunications markets, resulted in a decline in segment revenues in the third and fourth quarters of 2001 of 8% and
11%, respectively, (excluding currency effects), compared with the same quarters of 2000. These market conditions are continuing in 2002 and unfavorable revenue and profitability comparisons with corresponding periods in the prior year will result for at least the near-term. The segment's backlog trended down throughout
2001 and was $171.6 million at December 29, 2001, a decrease of 33% from the end of 2000, excluding a divestiture.

<
                                       56

>

Thermo Electron Corporation                            2001 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


2001 Compared With 2000 (continued)
      Segment income margin decreased to negative 5.7% in 2001 from 7.3% in 2000. Excluding restructuring and unusual costs of $61.5 million in 2001 and $6.5 million in 2000, segment income margin was 6.0% in 2001 and 8.6% in 2000.
The decrease in segment income margin excluding unusual costs was primarily due to $2.8 million of operating losses at Spectra-Physics from its telecom product introductions and associated start-up costs, compared with profitable operations in 2000. The decrease in segment income margin was also due to a smaller contribution toward fixed costs as a result of lower revenues from temperature-control products together with $0.9 million of higher goodwill amortization in 2001 following the purchase of the minority interests of formerly public subsidiaries. In 2001, the segment recorded restructuring and unusual charges of $61.5 million, including $25.2 million of cash costs for severance, lease obligations for abandoned equipment and facilities, litigation loss, and other cash costs; $24.6 million of asset writedowns, principally fixed assets associated with telecommunication initiatives; and $11.8 million of charges to cost of revenues for inventories (Note 15). Restructuring and unusual costs in 2000 represent $2.9 million of charges to cost of revenues principally for discontinued product lines, a $1.5 million writeoff of in-process research and development at an acquired business, $1.2 million of cash costs, a $0.7 million writedown of goodwill on a business held for sale, and $0.2 million of asset writedowns.

Measurement and Control
-----------------------
      Sales in the Measurement and Control segment decreased $189.7 million to
$831.3 million in 2001. Sales decreased $179.4 million due to divestitures, net of an acquisition. The unfavorable effects of currency translation resulted in a decrease in revenues of $17.9 million in 2001. Excluding the effect of divestitures, an acquisition, and currency translation, revenues increased $7.6 million, or 1%. Revenues from the sale of environmental-monitoring equipment increased $11.1 million due in part to increased sales of chemical and radiation monitors as well as demand from the construction industry and upgrades of power plants. In addition, revenues from the sale of spectroscopy instruments increased due to new product introductions. These increases were offset in part by $12.7 million of lower sales of process instruments. The lower sales of process instruments primarily included weighing and inspection equipment due to competitive pressures and equipment sold to the U.S. steel and cement industries due to a downturn in those markets. In April 2001, the segment sold businesses that contributed $4.4 million of the segment's internal revenue growth in 2001.
A downturn in some markets served by the segment resulted in a decline in revenues in the third and fourth quarters of 2001 of 4% and 3%, respectively,
(excluding currency effects), compared with the same quarters of 2000. These market conditions are continuing in 2002 and will unfavorably affect the segment's revenue comparisons with corresponding periods in the prior year for at least the near-term. The segment's backlog trended down in 2001 and was
$133.5 million at December 29, 2001, a decrease of 21% from the end of 2000, excluding divestitures.
      In August 2001, the segment sold its Pharos Marine unit, which manufactures and sells marine-navigation equipment and systems. In July 2001, the segment sold its ThermoMicroscopes unit, a manufacturer of scanning probe microscopes. In April 2001, the segment sold its CAC and Mid South businesses, which provide the oil and gas industries with wellhead safety and control products. The businesses were sold for net proceeds of approximately $46 million and were cyclical and/or noncore units. The businesses had aggregate revenues and segment income before restructuring and unusual costs of $31.3 million and
$3.4 million, respectively, in 2001 through the dates of sale. In 2000, the segment's divestitures primarily included Spectra Precision, Nicolet Imaging
Systems, and Sierra Research and Technology, Inc. (Note 2).
      Segment income margin decreased to 4.0% in 2001 from 18.8% in 2000, primarily due to restructuring and unusual charges, net, in 2001 and unusual income, net, in 2000. Segment income margin, excluding restructuring and unusual costs, net, of $55.4 million in 2001 and unusual income, net, of $90.1 million in 2000, increased to 10.6% in 2001 from 10.0% in 2000. The increase in segment income margin resulted primarily from higher revenues discussed above together with cost reduction measures initiated in 2000 and 2001. These improvements were offset in part by lower profitability at the business units discussed above that had declining revenues. In 2001, the segment recorded

<
                                       57

>

Thermo Electron Corporation                            2001 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


2001 Compared With 2000 (continued)
restructuring and unusual charges, net, of $55.4 million, including cash costs of $30.0 million for severance, abandoned facilities, and other exit costs;
$11.0 million, net, for the loss on the sale of businesses and writedowns of businesses subsequently sold; $9.9 million of charges to cost of revenues principally for discontinued product lines; $5.5 million of asset writedowns;
and $0.1 million of other costs. These charges were offset in part by a gain of $1.1 million on the sale of a building (Note 15). The businesses for which the segment recorded a loss on or prior to sale were ThermoMicroscopes and Pharos
Marine. In 2000, restructuring and unusual income, net, totaled $90.2 million and included gains on the sale of businesses, net, of $126.3 million, and the related operating loss of $1.7 million of one of the divested businesses in the third quarter of 2000 prior to its sale; $20.6 million of asset writedowns to reduce the carrying value of businesses held for sale to estimated disposal value and for fixed assets unique to certain discontinued products; charges to cost of revenues of $8.0 million, primarily for discontinued product lines; $6.4 million of cash costs for severance and facility costs; and a gain of $0.6 million from the termination of a lease (Note 15).

Other Income (Expense), Net
---------------------------
      The Company reported other income, net, of $36.5 million in 2001 and other expense, net, of $81.2 million in 2000 (Note 4). Other income (expense), net, includes interest income, interest expense, equity in earnings (loss) of unconsolidated subsidiaries, gain on investments, net, and other items, net.
Interest income increased to $68.5 million in 2001 from $40.2 million in 2000, primarily due to proceeds from the sale of businesses, including discontinued
operations, offset in part by cash used in 2000 and 2001 for the purchase of the minority interests of formerly public subsidiaries and in 2001 for repurchases of the Company's debt and equity securities. Interest expense decreased to $71.8 million in 2001 from $83.1 million in 2000, as a result of the maturity and repurchase of debentures.
      The Company recorded income from equity in earnings of unconsolidated subsidiaries of $4.7 million in 2001 and incurred a net equity loss of $47.3 million in 2000, primarily related to its investment in FLIR Systems, Inc., which undertook significant restructuring actions in 2000. The Company reports its pro rata share of FLIR's results on a one-quarter lag. In December 2001, the
Company's ownership of FLIR fell below 20%, following a sale of shares discussed below. In the first quarter of 2002, the Company will record its pro rata share of FLIR's fourth quarter 2001 earnings. Thereafter, the Company will account for its investment in FLIR as an available-for-sale security and will no longer record its share of FLIR's earnings. The Company had gains on investments, net, of $35.6 million and $6.8 million in 2000. The gain in 2001 includes $35.1 million from the sale of 1,150,000 shares of FLIR. Of the total gain from the sale of FLIR, $14.2 million represents a recovery of previous writedowns of
FLIR. The gain in 2001 was reduced by a charge of $2.8 million to writedown two available-for-sale investments due to impairment that the Company deemed other than temporary. In 2001, other income, net, includes $0.5 million of other expense, principally currency losses. In 2000, other expense, net, also includes
$2.3 million of net currency gains, primarily resulting from hedging activities at Spectra-Physics, which elected early adoption of Statement of Financial
Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and
Hedging Activities."

Provision for Income Taxes
--------------------------
      The Company's effective tax rate was 38% and 61% in 2001 and 2000, respectively. Excluding the tax effect of restructuring and unusual costs or income, the effective tax rate was 38% and 39% in 2001 and 2000, respectively.
The effective tax rate exceeded the statutory federal income tax rate in both periods due to the impact of state income taxes and nondeductible expenses, including amortization of goodwill.

<
                                       58

>

Thermo Electron Corporation                            2001 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


2001 Compared With 2000 (continued)

Minority Interest Income (Expense)
----------------------------------
      The Company recorded minority interest income of $5.8 million in 2001 and minority interest expense of $10.6 million in 2000, representing minority shareholders' allocable share of subsidiary losses or earnings. Minority interest expense decreased due to the purchase in 2000 of the minority interest in all of the Company's formerly public subsidiaries in continuing operations except Spectra-Physics (Note 17). In 2001, Spectra-Physics incurred a loss and minority interest income represents the minority shareholders' share of the loss. Following the purchase of the minority interest in Spectra-Physics in
February 2002 (Note 19), the Company has no material minority interests in its subsidiaries.

Contingent Liabilities
----------------------
      At year-end 2001, the Company was contingently liable with respect to certain lawsuits. An unfavorable outcome in one or more of the matters described in Note 11 could materially affect the Company's financial position as well as its results of operations and cash flows for a particular quarter or annual period.

Income from Continuing Operations
---------------------------------
      Income from continuing operations before extraordinary item and cumulative effect of change in accounting principle was $49.6 million in 2001, compared with $62.0 million in 2000. Results were affected by restructuring and other unusual items, discussed above. Excluding restructuring and other unusual items in both periods as well as gains from the sale of shares of FLIR, income from continuing operations before extraordinary item and cumulative effect of change in accounting principle increased to $122.4 million in 2001 from $100.0 million in 2000 due to the items discussed above.

Cumulative Effect of Change in Accounting Principle
---------------------------------------------------
      The Company adopted SFAS No. 133, as amended, in the first quarter of 2001 and recorded a charge representing the cumulative effect of the change in accounting principle of $1.0 million, net of an income tax benefit of $0.7 million (Note 1). In addition, in accordance with the requirements of Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 101 "Revenue
Recognition in Financial Statements," the Company adopted the pronouncement as of January 2, 2000, and recorded a charge in the first quarter of 2000 representing the cumulative effect of the change in accounting principle of
$12.9 million, net of an income tax benefit of $8.5 million and minority interest of $0.5 million (Note 16).

Discontinued Operations
      In February 2001, the Company sold Thermo Cardiosystems Inc. to Thoratec
Corporation in exchange for 19.3 million shares of Thoratec common stock.
Certain restrictions limit the Company's ability to sell these shares, although the restrictions fully lapse in August 2002. Subsequent to the receipt of the Thoratec common stock, the market value of the shares declined significantly.
The Company recorded a net of tax provision of $66.0 million in the first quarter of 2001 for the decline in market value of Thoratec common stock as a loss on disposal of discontinued operations. Further changes in the market value of Thoratec common stock may materially affect the ultimate proceeds from the disposal of discontinued operations. Excluding potential changes in the market value of Thoratec common stock, the Company is not currently aware of any known trends, events, or other uncertainties involving discontinued operations that it expects will cause the ultimate loss on disposal of discontinued operations to differ materially from the amounts recorded to date. Any difference from the amounts recorded would be reported as an adjustment to the ultimate loss on disposal of discontinued operations. In 2001, the Company sold 4.7 million shares of Thoratec for proceeds of $75.5 million. In February 2002, the Company sold an additional 6.9 million shares for proceeds of approximately $105 million.

<
                                       59

>


Thermo Electron Corporation                            2001 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


2001 Compared With 2000 (continued)
      The Company sold the chief components of its discontinued power generation business in June and July 2001 for proceeds of $249 million, net of cash divested, and realized a net of tax gain of $15.6 million on the disposition.
The power generation business had income of $14.2 million in 2000, net of taxes and minority interest.
      The Company recorded a net of tax provision of $100 million in 2000 as a revision to the estimate of loss on disposal of discontinued operations recorded in 1999. The increase in the loss resulted from lower after-tax proceeds from the sale of noncore businesses than had been anticipated at the time the businesses were discontinued. The Company believes that deterioration in the financial markets in the latter part of 2000, including tighter financing terms and lower equity values, adversely affected the selling prices of the discontinued businesses.

2000 Compared With 1999

Continuing Operations
      Sales in 2000 were $2.281 billion, a decrease of $14.1 million from 1999.
Excluding the effect of acquisitions, divestitures, and currency translation, revenues increased $146.6 million, or 7%. Operating income was $266.0 million in 2000, compared with $182.1 million in 1999. Segment income increased to $319.8 million in 2000 from $219.2 million in 1999. The 2000 period included significant gains on the sale of businesses, inventory provisions, and restructuring and unusual costs as well as a $1.7 million operating loss in the third quarter at a business that was sold. The 1999 period included significant restructuring and unusual costs. These items are discussed below. Excluding unusual income, net, of $67.3 million in 2000 and unusual costs of $41.0 million in 1999, segment income decreased to $252.5 million in 2000 from $260.2 million in 1999. Segment income excluding unusual items decreased in part due to a reduction in segment income of $8.6 million from businesses divested. In addition, $4.9 million of incremental amortization expense resulted primarily from the purchase of the minority interests of formerly public subsidiaries, offset in part by lower amortization expense following certain divestitures.
These decreases in segment income were offset in part by higher profitability at certain units.
      The restructuring actions undertaken in 2000 were substantially completed by the end of the second quarter of 2001. These actions resulted in annualized savings of approximately $5 million in the Life Sciences segment, $2 million in the Optical Technologies segment, $4 million in the Measurement and Control segment, and $2 million in the corporate office, generally beginning in the fourth quarter of 2000.

Life Sciences
-------------
      Sales in the Life Sciences segment increased $15.6 million to $780.0 million in 2000. The unfavorable effects of currency translation resulted in a decrease in revenues of $29.6 million in 2000. Revenues increased $13.7 million due to acquisitions, offset in part by a decrease of $2.0 million due to the adoption of SAB No. 101. Excluding the effect of currency translation, acquisitions, and the adoption of SAB No. 101, revenues increased $33.5 million, or 4%. Over half of the increase resulted from increased demand for mass spectrometers, due in part to strong sales in Japan and growth in the drug discovery market. Approximately a third of the increase in revenues was from increased sales of clinical diagnostic products due to higher demand for clinical chemistry analyzers and reagents and rapid diagnostic tests. In addition, a 10% increase in sales of controlled-environment laboratory equipment was largely offset by lower revenues from laboratory information management systems due to completion of year-2000 compliance projects in 1999.
      Segment income margin decreased to 11.9% in 2000 from 15.5% in 1999. The segment's margin decreased primarily due to restructuring and related actions in
2000. Excluding restructuring and unusual costs, segment income margin decreased to 14.0% in 2000 from 15.5% in 1999 due to lower sales of laboratory information management systems, which have a higher profit margin than the segment's other products. In addition, segment income margin was negatively affected by the purchase of the minority interests of formerly public subsidiaries, which resulted in an increase of $4.5 million in goodwill amortization expense, as well as $1.8 million of research and development

<
                                       60

>


Thermo Electron Corporation                            2001 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


2000 Compared With 1999 (continued)
spending on proteomics initiatives. The restructuring and unusual costs totaled
$16.3 million and included $8.4 million of charges to cost of revenues, primarily for discontinued product lines; $6.5 million of cash costs, primarily for severance and facilities closures; and $1.4 million of asset writedowns in connection with the closure of a small business and the consolidation and abandonment of facilities. The segment recorded unusual income of $0.3 million in 1999 for the reversal of previously recorded restructuring costs (Note 15).

Optical Technologies
--------------------
      Sales in the Optical Technologies segment increased $89.5 million to
$496.3 million in 2000. Sales increased $19.4 million due to acquisitions, primarily the inclusion of a full year of revenues from the acquisition of a majority interest in Spectra-Physics on February 22, 1999. The unfavorable effects of currency translation resulted in a decrease in revenues of $13.3 million in 2000. The adoption of SAB No. 101 reduced revenues by $13.1 million.
Excluding the effect of acquisitions, currency translation, and the adoption of
SAB No. 101, revenues increased $96.5 million, or 25%. Sales of semiconductor-based lasers increased $41.9 million due to higher demand from computer and microelectronic manufacturers. Sales of temperature-control systems increased $27.3 million in 2000 as a result of strong demand from the semiconductor industry. Approximately 18% of the increase in revenues was from higher sale of photonics products as a result of strong demand for gratings and other optical components used in systems for lithography and telecommunication devices. In addition, higher sales of molecular beam epitaxy systems resulted from increased demand from semiconductor manufacturers.
      Segment income margin was 7.3% in 2000 and 6.2% in 1999. Excluding restructuring and unusual costs, segment income margin was 8.6% in 2000 and 8.9%
in 1999. Segment income margin was unfavorably affected by the growth in revenues at Spectra-Physics, which has lower operating margins due to heavy investments in telecommunications products. In addition, the segment had $2.1 million of higher goodwill amortization expense, primarily resulting from the purchase of the minority interests in formerly public subsidiaries. These factors were offset in part by higher profitability resulting from increased sales of photonics products and temperature-control systems. The restructuring and unusual costs in 2000 totaled $6.5 million and included charges to cost of revenues of $2.9 million, primarily for discontinued product lines; a $1.5 million charge for in-process research and development in connection with an acquisition; $1.2 million of cash costs for severance and facility exit costs;
and $0.9 million of asset writedowns, primarily to reduce the carrying value of a small business unit held for sale to estimated disposal value. The restructuring and unusual costs in 1999 totaled $11.2 million and included $6.0 million of goodwill impairment in connection with the planned sale of the
Company's power electronics and test-equipment business; $3.2 million of charges to cost of revenues for the sale of inventories revalued at the date of acquisition; $1.0 million of facility closing costs and severance associated with a restructuring plan undertaken in 1998 and completed in 1999; $0.9 million of inventory provisions; and $0.1 million of other costs (Note 15). The Company sold the operating units of the power electronics and test-equipment business in
2000 and 2001, except for its Thermo KeyTek unit, which it decided to retain.
The other components of the power electronics and test-equipment business were part of the Measurement and Control segment.

Measurement and Control
-----------------------
      Sales in the Measurement and Control segment decreased $127.0 million to
$1.021 billion in 2000. Sales decreased $101.7 million due to divestitures, net of acquisitions. The unfavorable effects of currency translation resulted in a decrease in revenues of $37.1 million in 2000. Revenues increased $2.9 million due to the adoption of SAB No. 101. Excluding the effect of divestitures, acquisitions, currency translation, and the adoption of SAB No. 101, revenues increased $8.9 million, or 1%. Revenues from the sale of process instruments increased $8.1 million, primarily due to strong demand from the natural gas industry, which benefited from higher gas prices. In addition, sales of environmental-monitoring equipment increased $7.2 million. Revenues from the sale of spectroscopy instruments increased $4.6 million due to higher demand.
These increases were offset in part by lower sales of

<
                                       61

>


Thermo Electron Corporation                            2001 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


2000 Compared With 1999 (continued)
weighing and inspection equipment resulting from reduced demand from the global packaged food industry. This industry was in a period of consolidation and the Company believes that a decrease in customers' capital spending resulted from uncertainty in the marketplace.
      Segment income margin increased to 18.8% in 2000 from 6.7% in 1999, primarily due to gains on the sale of businesses. Segment income margin, excluding restructuring and unusual items, increased to 10.0% in 2000 from 9.3% in 1999. Higher profitability from increased sales of process instruments and environmental-monitoring equipment was offset in part by lower margins from spectroscopy instruments due to price competition at certain of the segment's elemental analysis businesses. Restructuring and unusual income, net, in 2000 totaled $90.2 million and included gains on the sale of businesses, net, of $126.3 million, and the related operating loss of $1.7 million of one of the divested businesses in the third quarter of 2000 prior to its sale; $20.6 million of asset writedowns to reduce the carrying value of businesses held for sale to estimated disposal value and for fixed assets unique to certain discontinued products; charges to cost of revenues of $8.0 million, primarily for discontinued product lines; $6.4 million of cash costs for severance and facility costs; and a gain of $0.6 million from the termination of a lease. The
1999 restructuring and unusual costs totaled $30.1 million, including $24.8 million of restructuring charges, primarily to reduce the carrying value of the power electronics and test-equipment business to estimated disposal value; $3.5 million of charges for the sale of inventories revalued at the date of acquisition; and $1.9 million of inventory provisions (Note 15).

Other Expense, Net
------------------
      The Company reported other expense, net, of $81.2 million and $57.3 million in 2000 and 1999, respectively (Note 4). Interest income increased to
$40.2 million in 2000 from $40.8 million in 1999 due to investment of cash proceeds from the divestiture of noncore businesses, offset in part by lower cash balances from the purchase of the minority interests in certain formerly public subsidiaries. Interest expense decreased to $83.1 million in 2000 from
$91.9 million in 1999 as a result of the maturity and repurchase of Company and subsidiary debentures in 1999 and 2000.
      The Company incurred a loss of $47.3 million in 2000 from its equity in the results of unconsolidated subsidiaries, primarily $47.4 million at FLIR, including a writedown of the carrying value of the investment in FLIR to market value. In 1999, the Company's equity in the results of unconsolidated subsidiary totaled a loss of $7.3 million, including $11.1 million of unusual charges related to FLIR (Notes 2 and 15). During 2000, gain on investments, net, was
$6.8 million, compared with $3.7 million in 1999. The 1999 gain on investments, net, includes $3.6 million of charges for impairment that was deemed other than temporary. In 2000, other expense, net, also includes $2.3 million of net currency gains, primarily resulting from hedging activities at Spectra-Physics, which elected early adoption of SFAS No. 133. In 1999, the Company had $2.3 million of losses from Spectra-Physics' hedging activities (Note 15).

Provision for Income Taxes
--------------------------
      The Company's effective tax rate was 61% and 52% in 2000 and 1999, respectively. The effective tax rate in 2000 includes the effect of the sale of
Spectra Precision, which had a lower tax basis than book basis, resulting in a significant tax gain on the sale. Excluding unusual items, the effective tax rate was 39% and 40% in 2000 and 1999, respectively. The effective tax rate in each period exceeds the statutory federal income tax rate primarily due to state income taxes and nondeductible expenses, including amortization of goodwill.

Minority Interest Expense
-------------------------
      The Company recorded minority interest expense of $10.6 million and $23.0 million in 2000 and 1999, respectively. Minority interest expense decreased due to the purchase of the minority interests in a number of formerly public subsidiaries.

<
                                       62

>

Thermo Electron Corporation                            2001 Financial Statements

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

Cumulative Effect of Change in Accounting Principle
---------------------------------------------------
      In accordance with the requirements of SAB No. 101, the Company adopted the pronouncement as of January 2, 2000, and recorded a charge in the first quarter of 2000 representing the cumulative effect of the change in accounting principle of $12.9 million, net of an income tax benefit of $8.5 million and minority interest of $0.5 million (Note 16).

Discontinued Operations
      The Company recorded a net of tax provision of $100 million in 2000 as a revision to the estimate of $50 million recorded in 1999 for loss on disposal of discontinued operations. The increase in the loss resulted from lower after-tax proceeds from the sale of noncore businesses than had been anticipated at the time the businesses were discontinued. The Company believes that deterioration in the financial markets in the latter part of 2000, including tighter financing terms and lower equity values, adversely affected the selling prices of the discontinued businesses.
      In February 2001, the Company entered into a definitive agreement to sell its power generation business and subsequently sold the chief components of this business in June and July 2001. The power generation business had income of $14.2 million in 2000, net of taxes and minority interest. The Company's discontinued operations had an aggregate loss of $163.3 million in 1999, net of taxes and minority interest, primarily as a result of asset impairment charges.

Liquidity and Capital Resources
--------------------------------------------------------------------------------

      Consolidated working capital was $823.2 million at December 29, 2001, compared with $1.74 billion at December 30, 2000. Included in working capital were cash, cash equivalents, and short-term available-for-sale investments of $1.04 billion at December 29, 2001, compared with $1.03 billion at December 30,
2000. In addition, the Company had $9.4 million of long-term available-for-sale investments at December 29, 2001, compared with $17.1 million at December 30, 2000. Half of the decrease in working capital resulted from the Company's decision to redeem certain convertible debentures prior to their 2003 maturity
(Note 19). The balance of the decrease resulted primarily from repurchases of the Company's debt and equity securities in 2001.
      Cash provided by operating activities was $188.4 million during 2001, including $184.4 million from continuing operations. Accounts receivable used
$19.0 million of cash, of which $12.6 million occurred at the Company's Thermo
Finnigan business due to strong fourth quarter revenue growth in 2001 over the fourth quarter of 2000. Accounts payable decreased by $19.1 million primarily due to lower volume of purchasing activities resulting from slowdowns in several businesses. Other current liabilities increased by $50.5 million, including an increase of $39.7 million of restructuring reserves and an increase of $10.2 million of accrued interest, due to the timing of payments. In connection with certain restructuring actions undertaken by the Company's continuing operations, the Company had accrued $60.7 million for restructuring and unusual costs at December 29, 2001. The Company expects to pay $39.1 million of this amount for severance, employee retention, and other costs primarily through 2002. The remaining balance of $21.6 million will be paid through the expiration of lease obligations in 2012 (Note 15). In addition, at December 29, 2001, the Company had accrued $7.1 million for acquisition expenses. This balance principally represents abandoned-facility payments that will be paid over the remaining terms of the leases through 2014 (Note 2).

<
                                       63

>

Thermo Electron Corporation                            2001 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


Liquidity and Capital Resources (continued)
--------------------------------------------------------------------------------

      During 2001, the primary investing activities of the Company's continuing operations, excluding available-for-sale investment activities, included the purchase of property, plant, and equipment, the purchase of shares of a majority-owned subsidiary, the sale of businesses and other investments, and acquisitions. The Company's continuing operations expended $73.2 million, net of dispositions, for purchases of property, plant, and equipment, $69.5 million for the purchase of shares of its majority-owned Spectra-Physics subsidiary, and $14.1 million, net of cash acquired, for acquisitions. In addition, in 2001, the Company's continuing operations sold businesses for aggregate proceeds, net of cash divested, of $46.8 million and recorded proceeds of $43.3 million from the sale of other investments, principally shares of FLIR. During 2001, investing activities of the Company's discontinued operations provided $447.7 million of cash, primarily representing proceeds, net of cash divested, of $347.8 million from the sale of businesses and proceeds of $75.5 million from the sale of Thoratec common stock.
      The Company's financing activities used $696.3 million of cash during 2001, including $503.0 million for continuing operations. During 2001, the Company's continuing operations expended $43.1 million for the repayment of long-term obligations and received net proceeds of $69.9 million from the exercise of employee stock options. During 2001, the Company expended $511.4 million to repurchase its securities. In November 2001, the Company's Board of Directors authorized the repurchase of an additional $100 million tranche of its own securities through November 6, 2002. Such purchases may be made in the open market, or in negotiated transactions. As of December 29, 2001, the Company had $96 million remaining under Board of Directors authorizations to repurchase its own securities. In March 2002, the Company's Board of Directors authorized the repurchase of an additional $100 million tranche of its own securities through March 6, 2003. During 2001, the financing activities of the Company's discontinued operations used $193.3 million of cash, including cash at the Company's Kadant subsidiary, which was spun off in August 2001 (Note 17), and the repayment of debt.
      The table below summarizes the Company's contractual obligations and other commercial commitments as of December 29, 2001, by period due or expiration of commitment.


                                                Payments Due by Period or Expiration of Commitment
                                      ----------------------------------------------------------------------
                                       Less than
                                          1 year      1-3 Years     4-5 Years   After 5 Years          Total
                                      ----------------------------------------------------------------------

Contractual Obligations and Other
 Commercial Commitments:
   Long-term obligations              $  470,429     $  516,678    $      346      $  210,478     $1,197,931
   Operating leases                       36,265         60,873        35,906          59,044        192,088
                                      ----------     ----------    ----------      ----------     ----------

     Total contractual obligations       506,694        577,551        36,252         269,522      1,390,019
                                      ----------     ----------    ----------      ----------     ----------

Other Commitments:
   Standby letters of credit              40,099          4,174            98               -         44,371
   Guarantees                                  -        207,838             -               -        207,838
                                      ----------     ----------    ----------      ----------     ----------

     Total other commitments              40,099        212,012            98               -        252,209
                                      ----------     ----------    ----------      ----------     ----------

                                      $  546,793     $  789,563    $   36,350      $  269,522     $1,642,228
                                      ==========     ==========    ==========      ==========     ==========

      The Company does not use special purpose entities or other off-balance-sheet financing techniques except for operating leases and other commitments disclosed in the table above.

<
                                       64

>

Thermo Electron Corporation                            2001 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


Liquidity and Capital Resources (continued)
--------------------------------------------------------------------------------

      The Company has no material commitments for purchases of property, plant, and equipment and expects that for 2002, such expenditures will approximate $60
- 70 million.
      The Company believes that its existing resources are sufficient to meet the working capital requirements of its existing businesses for the foreseeable future, including at least the next 24 months.

Market Risk
--------------------------------------------------------------------------------

      The Company is exposed to market risk from changes in interest rates, currency exchange rates, and equity prices, which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities.
Additionally, the Company uses short-term forward contracts to manage certain exposures to currencies. The Company enters into forward currency exchange contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. The Company does not engage in extensive currency hedging activities; however, the purpose of the Company's currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in currency exchange rates.
The Company's forward currency exchange contracts principally hedge transactions denominated in U.S. dollars, Euros, British pounds sterling, Japanese yen, French francs, Swiss francs, German marks, Swedish krona, and Netherlands guilders. Income and losses arising from forward contracts are recognized as offsets to income and losses resulting from the transactions being hedged. The
Company does not enter into speculative currency agreements.

Interest Rates
      Certain of the Company's short- and long-term available-for-sale investments and long-term obligations are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of these financial instruments due to the difference between the market interest rate and the rate at the date of purchase or issuance of the financial instrument. A 10% decrease in year-end 2001 and 2000 market interest rates would result in a negative impact to the Company of $9 million and $16 million, respectively, on the net fair value of its interest-sensitive financial instruments.

Currency Exchange Rates
      The Company generally views its investment in international subsidiaries with a functional currency other than the Company's reporting currency as long-term. The Company's investment in international subsidiaries is sensitive to fluctuations in currency exchange rates. The functional currencies of the Company's international subsidiaries are principally denominated in British pounds sterling, Euros, Netherlands guilders, Swedish krona, French francs, and German marks. The effect of a change in currency exchange rates on the Company's net investment in international subsidiaries is reflected in the "Accumulated other comprehensive items" component of shareholders' investment. A 10% depreciation in year-end 2001 and 2000 functional currencies, relative to the U.S. dollar, would result in a reduction of shareholders' investment of $72 million and $62 million, respectively.
      The fair value of forward currency exchange contracts is sensitive to changes in currency exchange rates. The fair value of forward currency exchange contracts is the estimated amount that the Company would pay or receive upon termination of the contract, taking into account the change in currency exchange rates. A 10% depreciation in year-end 2001 and 2000 currency exchange rates related to the Company's contracts would result in an increase in the unrealized loss on forward currency exchange contracts of $5.1 million and $7.0 million, respectively. Since the Company uses forward currency exchange contracts as hedges of firm purchase and sale commitments, the unrealized gain or loss on forward currency exchange contracts resulting from changes in currency exchange rates would be offset by a corresponding change in the fair value of the hedged item.

<
                                       65

>

Thermo Electron Corporation                            2001 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations



Market Risk (continued)
--------------------------------------------------------------------------------

      Certain of the Company's cash and cash equivalents are denominated in currencies other than the functional currency of the depositor and are sensitive to changes in currency exchange rates. A 10% depreciation in the related year-end 2001 and 2000 currency exchange rates would result in a negative impact of $0.6 million and $0.3 million, respectively, on the Company's net income.

Equity Prices
      The Company's available-for-sale investment portfolio includes equity securities that are sensitive to fluctuations in price. In addition, the Company's convertible obligations are sensitive to fluctuations in the price of Company common stock into which the obligations are convertible. Changes in equity prices would result in changes in the fair value of the Company's available-for-sale investments and convertible obligations due to the difference between the current market price and the market price at the date of purchase or issuance of the financial instrument. A 10% increase in the year-end 2001 and 2000 market equity prices would result in a negative impact to the Company of $7 million and $26 million, respectively, on the net fair value of its price-sensitive equity financial instruments, principally its convertible obligations.




<
                                       66

>

Thermo Electron Corporation                            2001 Financial Statements

                           Forward-looking Statements

      In connection with the "safe harbor" provisions of the Private Securities
Litigation Reform Act of 1995, Thermo Electron wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, Thermo Electron's actual results and could cause its actual results in 2002 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Thermo Electron.

      Thermo Electron faces a number of challenges in integrating its instrument businesses. Thermo Electron has historically operated its instrument businesses largely as autonomous, unaffiliated operations. As part of its reorganization, Thermo Electron has begun to manage these operations in a more coordinated manner. The following factors may make it difficult to successfully integrate and consolidate Thermo Electron's instrument operations:

      - Thermo Electron's success in integrating these businesses will depend on its ability to coordinate geographically separate organizations and integrate personnel with different business backgrounds and corporate cultures.

      - Thermo Electron's ability to combine these businesses will require coordination of previously autonomous administrative, sales and marketing, distribution, and accounting and finance functions, and expansion and integration of information and management systems.

      - The integration process could become disruptive to Thermo Electron's instrument businesses.

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

      As a result of the spin-off of Kadant, Thermo Electron remains as the guarantor of indebtedness issued by Kadant even though Thermo Electron no longer controls Kadant's business or operations. Thermo Electron has guaranteed the payment of principal and interest on $153 million principal amount of debentures issued by Kadant. These debentures mature in July 2004. Thermo Electron remains liable as a guarantor for this obligation following the spinoff, although it no longer controls the business or operations of Kadant.

<
                                       67

>

Thermo Electron Corporation                            2001 Financial Statements

                           Forward-looking Statements


      Thermo Electron has significant international operations, which entail the risk that exchange rate fluctuations may negatively affect demand for its products and its profitability. International revenues account for a substantial portion of Thermo Electron's revenues, and Thermo Electron intends to continue expanding its presence in international markets. In 2001, Thermo Electron's international revenues from continuing operations, including export revenues from the United States, accounted for approximately 50% of its total revenues.
International revenues are subject to the risk that changes in exchange rates may adversely affect product demand and the profitability in U.S. dollars of products and services provided by Thermo Electron in international markets, where payment for Thermo Electron's products and services is made in the local currency. For example, in fiscal 2001, the unfavorable effects of currency translation decreased revenues of Thermo Electron's continuing operations by $46.5 million.

      Thermo Electron has acquired several companies and businesses; as a result it has recorded significant goodwill on its balance sheet, which it must continually evaluate for potential impairment. Thermo Electron has acquired significant intangible assets, including approximately $1.3 billion of goodwill that it has recorded on its balance sheet as of December 29, 2001. Thermo
Electron assesses the future useful life of the goodwill it has on its books whenever events or changes in circumstances indicate that the current useful life has diminished. These events or circumstances generally include operating losses or a significant decline in earnings associated with the acquired business or asset. Thermo Electron's ability to realize the value of the goodwill that it has recorded as a result of its acquisition of the minority interests in its formerly publicly-traded subsidiaries will depend on the future cash flows of these businesses. These cash flows in turn depend in part on how well Thermo Electron has integrated these businesses.

      Thermo Electron must develop new products, adapt to rapid and significant technological change, and respond to introductions of new products in order to remain competitive. Thermo Electron's growth strategy includes significant investment in and expenditures for product development, including most significantly in the areas of proteomics and photonics. Thermo Electron intends to increase spending in the area of research and development. Thermo Electron sells its products in several industries that are characterized by rapid and significant technological changes, frequent new product and service introductions, and enhancements and evolving industry standards. Without the timely introduction of new products, services, and enhancements, Thermo
Electron's products and services will likely become technologically obsolete over time, in which case its revenue and operating results would suffer.
      Thermo Electron's customers use many of its products to develop, test, and manufacture their own products. As a result, Thermo Electron must anticipate industry trends and develop products in advance of the commercialization of its customers' products. If it fails to adequately predict its customers' needs and future activities, Thermo Electron may invest heavily in research and development of products and services that do not lead to significant revenue.
      Many of its products and products under development are technologically innovative and require significant planning, design, development, and testing at the technological, product, and manufacturing-process levels. These activities require Thermo Electron to make significant investments.
      Products in Thermo Electron's markets undergo rapid and significant technological change because of quickly changing industry standards and the introduction of new products and technologies that make existing products and technologies uncompetitive or obsolete. Thermo Electron's competitors may adapt more quickly to new technologies and changes in customers' requirements than Thermo Electron can. The products Thermo Electron is currently developing, or those it will develop in the future, may not be technologically feasible or accepted by the marketplace, and its products or technologies could become uncompetitive or obsolete.

      Thermo Electron sells its products and services to a number of companies that operate in cyclical industries, which could adversely affect its results of operations when those industries experience a downturn. The growth and profitability of Thermo Electron's Optical Technologies segment depends in part on sales to the semiconductor and telecommunications industries, which are subject to cyclical downturns. These industries are experiencing slowing trends.
A prolonged slowdown in these industries would adversely affect sales by the Optical Technologies segment, which in turn could adversely affect Thermo
Electron's revenues and results of operations.

<
                                       68

>

Thermo Electron Corporation                            2001 Financial Statements

                           Forward-looking Statements


      Changes in governmental regulations may reduce demand for Thermo
Electron's products or increase its expenses. Thermo Electron competes in many markets in which it and its customers must comply with federal, state, local, and international regulations, such as environmental, health and safety, and food and drug regulations. Thermo Electron develops, configures, and markets its products to meet customer needs created by those regulations. Any significant change in regulations could reduce demand for Thermo Electron's products. For example, many of Thermo Electron's instruments are marketed to the pharmaceutical industry for use in discovering and developing drugs. Changes in the U.S. Food and Drug Administration's regulation of the drug discovery and development process could have an adverse effect on the demand for these products.

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



<
                                       69

>


Thermo Electron Corporation                                                      2001 Financial Statements

                                      Selected Financial Information

(In millions except per share amounts)              2001 (a)    2000 (b)   1999 (c)    1998 (d)       1997
----------------------------------------------------------------------------------------------------------

Statement of Operations Data
Revenues                                            $2,188.2    $2,280.5   $2,294.6    $1,880.9   $1,811.5
Gross Profit                                           958.6     1,021.8    1,048.8       872.8      859.2
Operating Income                                        34.2       266.0      182.1       191.3      235.5
Income from Continuing Operations Before
 Extraordinary Item and Cumulative Effect of
 Change in Accounting Principle                         49.6        62.0       37.3        93.8      142.4
Income (Loss) Before Extraordinary Item and
 Cumulative Effect of Change in Accounting
 Principle                                              (0.8)      (23.7)    (176.0)      181.5      239.3
Net Income (Loss)                                       (0.8)      (36.1)    (174.6)      181.9      239.3
Earnings per Share from Continuing Operations
 Before Extraordinary Item and Cumulative
 Effect of Change in Accounting Principle:
   Basic                                                 .27         .37        .24         .58        .93
   Diluted                                               .27         .36        .22         .55        .87
Earnings (Loss) per Share:
   Basic                                                   -        (.22)     (1.10)       1.12       1.57
   Diluted                                                 -        (.22)     (1.12)       1.08       1.45

Balance Sheet Data
Working Capital                                     $  823.2    $1,737.0   $1,291.6    $2,130.1   $1,983.8
Total Assets                                         3,825.1     4,863.0    5,071.8     5,217.9    4,731.6
Long-term Obligations                                  727.5     1,528.5    1,566.0     1,786.4    1,463.9
Minority Interest                                        6.9        24.7      348.4       378.9      442.1
Common Stock Subject to Redemption                         -           -        7.7        40.5       40.5
Shareholders' Investment                             1,908.1     2,534.0    2,013.5     2,256.1    2,004.0

(a) Reflects a $161.6 million pretax charge for restructuring and related costs, $35.1 million of gains from the sale of shares of FLIR Systems, Inc., a net of tax charge of $50.4 million related to the
    Company's discontinued operations, a $1.0 million charge reflecting the cumulative effect of change in accounting principle for the adoption of SFAS No. 133, and the reclassification of $468.1 million of subordinated convertible debentures from long-term obligations to current liabilities as a result of the Company's decision to redeem them in March 2002. Also reflects the spinoff of the Company's
    Kadant and Viasys Healthcare subsidiaries and the repurchase of $511.4 million of the Company's debt and equity securities.
(b) Reflects $3.4 million of pretax restructuring and related income, net, a net of tax charge of $100 million related to the Company's discontinued operations, the issuance of Company common stock valued at $448.7 million to acquire the minority interest of certain subsidiaries, and a $12.9 million charge reflecting the cumulative effect of change in accounting principle for the adoption of
    SAB No. 101.
(c) Reflects a $65.2 million pretax charge for restructuring and related costs, a net of tax charge of
    $50 million related to the Company's discontinued operations, and the February 1999 acquisition of
    Spectra-Physics AB.
(d) Reflects a $32.5 million pretax charge for restructuring and related costs, the issuance of $150.0 million principal amount of the Company's notes, and the Company's public offering of common stock for net proceeds of $290.1 million.




<

>


Thermo Electron Corporation                            2001 Financial Statements

Common Stock Market Information
      The Company's common stock is traded on the New York Stock Exchange under the symbol TMO. The following table sets forth the high and low sale prices of the Company's common stock for 2001 and 2000, as reported in the consolidated transaction reporting system.

                                                                      2001                  2000
                                                               -----------------     -----------------
Quarter                                                          High        Low       High        Low
------------------------------------------------------------------------------------------------------

First                                                          $26.32     $17.12     $26.25     $14.25
Second                                                          28.57      20.97      21.77      17.94
Third                                                           22.02      17.38      26.94      20.06
Fourth                                                          23.86      15.98      31.10      24.25

      In August and November 2001, the Company spun off to shareholders its Kadant Inc. and Viasys Healthcare Inc. subsidiaries. Prices in the above table for periods prior to these spinoffs have not been adjusted to reflect the spinoffs. As of January 25, 2002, the Company had 13,248 holders of record of its common stock. This does not include holdings in street or nominee names.

Shareholder Services
      Shareholders of Thermo Electron Corporation who desire information about the Company are invited to contact the Investor Relations Department, Thermo
Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts
02454-9046, (781) 622-1111, or by e-mail at: investorrelations@thermo.com. We maintain a mailing list to enable shareholders whose stock is held in street name, and other interested individuals, to receive Company information as quickly as possible. All material is also available from the Company's Internet site at www.thermo.com, under "Investors."

Stock Transfer Agent
      American Stock Transfer & Trust Company is the stock transfer agent and maintains shareholder activity records. The agent will respond to questions on issuance of stock certificates, change of ownership, lost stock certificates, and change of address. For these and similar matters, please direct inquiries to: American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New
York, New York 10038, (877) 777-0800. You may also send an e-mail to info@amstock.com, or visit the transfer agent's Internet site at www.amstock.com.

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

Form 10-K Report
      A copy of the Annual Report on Form 10-K for the fiscal year ended
December 29, 2001, as filed with the Securities and Exchange Commission, may be obtained at no charge by contacting the Investor Relations Department, Thermo
Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts
02454-9046, (781) 622-1111, or by e-mail at: investorrelations@thermo.com. The
Form 10-K is also available from the Company's Internet site at www.thermo.com, under "Investors."
